Form 10-K, Exhibit 13
period 1993-12-31
ONE VALLEY BANCORP OF WEST VIRGINIA INC
filed 1994-03-29
CIK 351616

One Valley Bancorp 1993 Annual Report

Shareholder Information

Stock Listing
 Current market quotations for the common stock of One Valley
Bancorp are available on the NASDAQ electronic quotation system for over-the-counter stocks, under the symbol OVWV. Registered NASDAQ market makers in One Valley stock include:
 Herzog, Heine, Geduld, Inc.
 Keefe, Bruyette & Woods, Inc.
 Legg, Mason, Wood, Walker, Inc.
 Mayer & Schweitzer, Inc.
 McDonald & Company Sec., Inc.
 Merrill Lynch, Pierce, Fenner & Smith, Inc.
 Robinson-Humphrey Co. Inc.
 Rothschild, Inc.
 Sandler O'Neill & Partners
 Wheat First Securities, Inc.
Financial Statements
 During the year, One Valley distributes four interim quarterly financial reports and an annual report. Additionally, One Valley files an annual report to the Securities and Exchange Commission on Form 10-K and quarterly reports on Form 10-Q. A copy of the reports may be obtained without charge upon written request to:

  Brien M. Chase, Senior Accountant
  One Valley Bancorp
  P.O. Box 1793
  Charleston, West Virginia  25326
Independent Auditor
  Ernst & Young
  900 United Center
  Charleston, West Virginia  25301
Dividend Reinvestment Plan
 One Valley Bancorp maintains a dividend reinvestment plan.
Shareholders may increase their ownership in One Valley by automatically reinvesting their quarterly dividends into additional shares of common stock. There are no commission costs or administration charges to the shareholder. Shareholders can enroll in the Dividend Reinvestment Plan by contacting Joan L. Schatz, Assistant Secretary, at (304) 348-7023.

Stock Transfer Agent
  Harris Trust & Savings Bank
  311 West Monroe Street
  Chicago, Illinois  60606

Contacts
 Analysts, portfolio managers, and others seeking financial information about One Valley Bancorp should contact Laurance G. Jones, Senior Vice President and Treasurer, at (304) 348-7062.

 News media representatives and others seeking general information should contact Lloyd P. Calvert, Vice President - Corporate
Communications, at (304) 348-7207.

 Shareholders seeking assistance should contact Joan L. Schatz, Assistant Secretary, at (304) 348-7023.

Number of Shareholders
 At December 31, 1993, there were approximately 3,242 shareholders of record of One Valley Common Stock.

Contents

Financial Highlights                                 1
Report to Customers, Employees, Owners and Friends   2
Management's Discussion and Analysis                 5
Consolidated Financial Statements                   23

Six-Year Financial Summaries                        40
Quality Council                                     43
One Valley Bancorp Directors                        44
Directors of Affiliate Banks         Inside Back Cover


Financial Highlights

(Dollars in thousands, except per share data) 1993        1992   % Change
For The Year
 Net interest income                        $ 116,912   $ 113,670   2.85 %
 Net income                                    32,469      29,477  10.15
 Average Balances
  Total loans -- net                        1,710,202   1,624,480   5.28
  Total assets                              2,731,752   2,678,965   1.97
  Deposits                                  2,289,985   2,240,788   2.20
  Equity                                      232,307     211,772   9.70

At Year-End
 Year-end Balances
  Total loans -- net                     $ 1,801,763    1,655,155   8.86
  Total assets                             2,774,359    2,706,994   2.49
  Deposits                                 2,328,644    2,277,845   2.23
  Equity                                     242,590      220,656   9.94

Per Share
 Net income                                   $ 2.52       $ 2.29  10.04
 Cash dividends                                 0.84         0.70  20.00
 Book value                                    18.81        17.14   9.74

Report to Customers, Employees, Owners, and Friends

(Photo of J. Holmes Morrison)
J. Holmes Morrison, President and CEO


 On behalf of One Valley's employees, it is a pleasure to report that One Valley had another record setting year in 1993. As previously reported, One Valley attained record highs in net income per share, net income, assets, loans, deposits and shareholders' equity while key asset quality measures continued to improve to record levels.
 Net income per share increased to $2.52 per share in 1993 up 10.0% from the $2.29 per share earned in 1992. Net income for the year totalled $32.5 million versus $29.5 million for the prior year and represented record annual returns of 13.98% on shareholders' equity and 1.19% on assets. Shareholders' equity increased 9.9% to $242.6 million at year-end providing an 8.7% equity-to-asset ratio as well as a strong risk based capital ratio of 13.9%, which compares to the regulatory requirement of 8%. Cash dividends declared in 1993 increased 20% to $0.84 per share versus $0.70 per share declared in 1992.
 The improvement in One Valley's earnings in 1993 was primarily attributable to higher net interest income and non-interest income as well as a lower provision for loan losses. Higher net interest income was reflected in the net interest margin which was 4.76% in 1993 compared to 4.75% in 1992 and was based on a higher level of earning assets. Non-interest income increased 6.8% in 1993 to $36.2 million versus $33.9 million earned in 1992. The provision for loan losses declined to $4.8 million in 1993 versus $10.3 million in 1992 due to the continued improvement in the credit quality of the loan portfolio.
 Due to the improvement in the credit quality of the loan portfolio, One Valley's asset quality ratios continued to improve and remained very strong in 1993. Net charge-offs for the year decreased to $3.6 million versus $5.0 million in 1992. Net charge-offs as a percentage of average total loans improved to 0.21% in 1993 compared to 0.30% in 1992.
Although the provision for loan losses decreased in 1993, the allowance for loan losses of $29.2 million was a strong 1.59% of year-end total loans. Non-performing assets plus loans 90 days past due declined $6.3 million to $9.0 million or 0.49% of total loans compared to the $15.3 million or 0.90% of total loans at year-end 1992. The $9.0 million of non-performing assets and loans was covered 325% by the $29.2 million allowance for loan losses at year- end 1993, a very strong coverage when compared to peer group banks.
 The "Management's Discussion and Analysis" section on pages 5 through 22 provides a detailed analysis of the financial condition and results of operations of One Valley Bancorp for 1993 and prior years and should be carefully read. Some of the highlights include:

(bullet) Net income per share grew at a 13.6% compound annual rate over the past five years. During this same period, return on average assets averaged 1.04% while return on average equity averaged 13.24%.

(bullet) Net interest income over the last five years grew at a 13.0% compound annual rate. Non-interest income (excluding securities transactions) had a five-year compound annual growth rate of 20.7% while non-interest expense grew at a compound rate of 12.9% during this same period.

(bullet) The efficiency ratio (non-interest expense divided by the sum of fully tax-equivalent net interest income plus non-interest income) is a measure One Valley uses to evaluate its operational efficiency. Higher non-interest expense related to the conversion to new data processing systems and the previously announced Mountaineer Bankshares merger caused the efficiency ratio to increase slightly to 63.6% in 1993 versus 62.5% in 1992.

(bullet) Major components of the balance sheet reflect five-year compound annual growth rates as follows: average total assets 11.1%; average net loans 11.8%; average deposits 10.9%; and average equity 12.9%.

(bullet) One Valley's equity-to-average assets over the past five years averaged 7.8%.

(bullet) Cash dividends declared per share grew at a 10.9% compound annual rate during the last five years.

 Other significant events for One Valley Bancorp during 1993 include:

(bullet) The strategic decision in early 1993 to outsource its data processing systems to M&I Data Services integrated banking system. In addition, it was determined that the mortgage loan data processing and credit card data processing would also be outsourced to Computer Power, Inc. and First Data Resources, respectively.

(bullet) The conversion during the third and fourth quarters of all affiliate banks and other One Valley units to the new data processing systems.
These conversions had a significant impact on all of One Valley's employees and customers but were accomplished due to the extraordinary effort of One Valley's dedicated employees.

(bullet) In August of 1993, One Valley received the results of a comprehensive study on the expectations of financial services consumers in West Virginia. This study will enable One Valley to establish a base line of customer expectations in an effort to increase customer satisfaction.

(bullet) The establishment of new common statewide products, services and fee schedules with common documentation to uniformly enhance customer service statewide.

(Net Income and Dividends Per Share bar graph appears here--see appendix)

Report to Customers, Employees, Owners, and Friends

(bullet) The statewide One Financial Place trust and investment network, with assets of $2.6 billion, acquired 801 new account relationships in 1993.

(bullet) Introduction of the OVB Funds, a family of proprietary mutual funds for which One Valley Bank, National Association, serves as Investment Adviser. The OVB Funds are available both as an institutional (trust) class and as an investment opportunity for retail customers.

(bullet) The origination of $369.8 million of mortgage loans for homeowners throughout West Virginia and the servicing of $1.5 billion in mortgages for our customers.

(bullet) Using a composite quality ranking, One Valley continued to be ranked as one of the top banking companies in the country by Keefe, Bruyette and Woods, Inc., in its December 1993 BankScan report, ranking One Valley
19th out of 131 banks nationwide.

(bullet) In recognition of their hard work and dedication during 1993, each of the employees was awarded five shares of One Valley Bancorp stock in their 401(k) plan account. The employees' efforts were truly magnificent in the 1993 data processing conversion year.

 The merger with Mountaineer Bankshares was completed on January
28, 1994. Your management team looks forward to working with our new partners to successfully integrate these two fine companies during 1994.
 It is anticipated that 1994 will be another rewarding year for One Valley's customers, employees and owners, although our ability to adapt to change will continually be challenged. We will refocus and expand our efforts to provide quality service and products that meet or exceed our customers' expectations, create a challenging and rewarding environment for our employees, and return a reasonable profit for our shareholders.

Respectfully yours,


(Signature of J. Holmes Morrison)
J. Holmes Morrison
President and CEO

(Return on Average Assets bar graph appears here--see appendix)
(Return on Average Equity bar graph appears here--see appendix)

4



Management's Discussion and Analysis of Financial
Condition and Results of Operations

Introduction
One Valley Bancorp of West Virginia, Inc. (One Valley) is a multi-bank holding company headquartered in Charleston, West Virginia. It operates eight bank subsidiaries ranging in size from $95 million to $1.5 billion. Through these banks, One Valley serves 36 cities and towns with a full range of banking services in 57 locations strategically located throughout the state. One Valley is also the parent of a real estate management corporation that owns and operates a fifteen-floor office building in Charleston, West
Virginia. This office building is the headquarters for One Valley Bancorp and the main location of its lead bank. At December 31, 1993, One Valley had approximately $2.8 billion in assets, $1.8 billion in total loans, and $2.3 billion in total deposits.

The accompanying consolidated financial statements have been prepared by the management of
One Valley in conformity with generally accepted accounting principles. The audit committee of the Board of Directors engaged Ernst & Young, independent certified public accountants, to audit the consolidated financial statements, and their report is included on page 23. Financial information appearing throughout this annual report is consistent with that reported in the consolidated financial statements. The following discussion is designed to assist readers of the consolidated financial statements in understanding significant changes in One Valley's financial condition and results of operations.

Management's objective of a fair presentation of financial information is achieved through a system of strong internal accounting controls. The financial control system of One
Valley is designed to provide reasonable assurance that assets are safeguarded from loss and that transactions are properly authorized and recorded in the financial records. As an integral part of that financial control system, One Valley maintains an internal audit staff at the parent company with audit responsibility for all of its subsidiaries. The activities of both the internal and external audit functions are reviewed by the audit committee of the Board of Directors.

Six-Year Selected Financial Summary                                                                      Table 1
(Dollars in thousands, except per  share data)


                                                                                                   5-Year
                                                                                                  Compound
                                                                                                   Growth
                               1993       1992      1991       1990        1989       1988         Rate
Summary of Operations
Interest Income            $ 195,054    $208,081  $185,974   $178,979    $170,327    $141,315       6.66%
Interest Expense              78,142      94,411   100,348    103,532      99,829      77,725       0.11
Net Interest Income          116,912     113,670    85,626     75,447      70,498      63,590      12.95
Provision for Loan Losses      4,815      10,273     4,862      5,295       7,598       5,200      (1.53)
Non-Interest Income            36,235     33,926    22,099     17,137      15,122      14,145      20.70
Gross Securities Transactions      (2)         1      (748)       114         243         406
Non-Interest Expense           99,373     94,022    71,772     61,418      57,172      54,134      12.92
Net Income                     32,469     29,477    21,216     19,102      16,173      14,627      17.29

Per Share Data
Net Income                  $    2.52    $  2.29   $  1.93     $  1.75     $  1.48     $  1.33  13.63%
Cash Dividends                   0.84       0.70      0.62        0.59        0.56        0.50  10.93
Book Value                      18.81      17.14     15.58       14.00       12.82       11.81   9.76

Selected Average Balances
Net Loans                  $1,710,202 $1,624,480 $1,266,173  $1,102,529  $1,042,760   $980,270  11.77%
Investment Securities         726,433    737,533    568,050     511,881     440,386    374,750  14.15
Total Assets                2,731,752  2,678,965  2,133,841   1,902,591   1,795,818  1,614,709  11.09
Deposits                    2,289,985  2,240,788  1,792,156   1,594,507   1,505,044   1,365,557  10.89
Long-Term Borrowings            9,816     13,469     14,345      21,342      22,489      22,715 (15.45)
Equity                        232,307    211,772    161,412     145,260     134,518     126,709  12.89

Selected Ratios
Average Equity to Assets         8.50%      7.90%      7.56%       7.63%       7.49%       7.85%
Return on Average Assets         1.19       1.10       0.99        1.00        0.90        0.91
Return on Average Equity        13.98      13.92      13.14       13.15       12.02       11.54
Dividend Payout Ratio           33.33      30.57      32.12       33.71       37.84       37.59

Management's Discussion and Analysis


Summary Financial Results


One Valley earned $32.5 million in 1993, a 10.2% increase over the $29.5 million earned in 1992. The increase is primarily due to increased net interest income and non-interest income as well as a lower provision for loan losses. This increase in earnings follows an increase in 1992 of 38.9% over the $21.2 million earned in 1991. Earnings per share were
$2.52 in 1993, an increase of 10.0% over the $2.29 earned in 1992, which compares to the
18.7% increase in 1992 over the $1.93 earned in 1991. As shown in Table 1, the five-year compound growth rate in earnings per share since 1988 has been 13.6%. This compound growth rate exceeds management's strategic goal of maintaining a range of 8% to 12% annual growth in net income per share. The increased earnings in both 1993 and 1992 resulted from increased net interest income and fee income which more than offset increased operating expenses.

Table 1, Six-Year Selected Financial Summary, presents summary financial data for the past six years, 1988 through 1993, along with a five-year compound growth rate. This table shows the expansion of One Valley due to its growth in banking operations and its acquisition activity. Particular attention should be paid to the sustained growth rates in Equity, Assets, Net Income and Net Loans. The management of One Valley values balanced growth in its financial position rather than growth for growth's sake. A solid capital base is a key strength of One Valley. As shown in Table 1, the average equity-to-asset ratio has remained consistently strong over the past six years. During 1993 and 1992, this ratio significantly improved, a result of a record earnings performance and an additional public stock offering in December 1991. Table 2, Summary Statement of Net
Income, presents three years of comparative income statement information.

Return on average assets (ROA) measures how effectively One
Valley utilizes its assets to
produce net income. One Valley's ROA increased significantly in 1993 to 1.19%, up from 1.10% in 1992 and 0.99% in 1991. As shown in Table 3,
Analysis of Return on Assets and
Equity, the rise in ROA is attributed primarily to the decrease in the provision for loan losses and increase in non-interest income. Net credit income (net interest income less the provision for loan losses) significantly improved in 1993 as a percent of average earning assets to 4.57%, which compares to the previous two years at 4.33%. This highlights One Valley's ability to manage interest rate and credit risk. The increase in non-interest income in 1993 was exceeded by the increase in non-interest expense and thus
One Valley's net overhead ratio (non-interest expense less non-interest income as a percentage of average earning assets) increased slightly to 2.50%. While this is slightly higher than the 2.45% ratio in 1992, it is still considerably better than the 2.58% ratio in 1991.

Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One
Valley's 1993 ROE reached 13.98%, a new high for the corporation. This ratio compares favorably to the 13.92% earned in 1992 and the 13.14% reported in 1991. An increasing ROE indicates that One Valley's net income continues to grow at a faster pace than the equity invested in the company. Table 3 comparatively illustrates the components of ROA and ROE over the previous five years.




Summary Statement of Net Income                                                        Table 2
(Dollars in thousands)
                                                                                   Increase (Decrease) From Prior Year
                                 1993          1992         1991                      1993                    1992
                                                                               Amount     Percent       Amount     Percent
Interest Income *               $195,054      $208,081      $185,974        $ (13,027)      (6.26)     $22,107      11.89
Interest Expense                  78,142        94,411       100,348          (16,269)     (17.23)      (5,937)     (5.92)
Net Interest Income              116,912       113,670        85,626            3,242        2.85       28,044      32.75
Other Operating Income            36,235        33,926        22,099            2,309        6.81       11,827      53.52
Gross Securities Transactions         (2)            1          (748)              (3)                     749
Total Operating Income           153,145       147,597       106,977            5,548        3.76       40,620      37.97
Provision for Loan Losses          4,815        10,273         4,862           (5,458)     (53.13)       5,411     111.29
Other Operating Expenses          99,373        94,022        71,772            5,351        5.69       22,250      31.00
Income Before Taxes               48,957        43,302        30,343            5,655       13.06       12,959      42.71
Income Taxes                      16,488        13,825         9,127            2,663       19.26        4,698      51.47

Net Income                     $  32,469     $  29,477     $  21,216       $    2,992       10.15     $  8,261      38.94

* Fully tax-equivalent interest income using
the rate of 35% for 1993 and 34% for 1992
and 1991                     $   198,135    $  210,964    $  189,769      $   (12,829)      (6.08)   $  21,195      11.17

                                               6

Acquisition Activity

One Valley entered into a significant merger agreement with Mountaineer Bankshares of
W.Va., Inc. (Mountaineer) in 1993. At December 31, 1993, Mountaineer had total assets of approximately $739 million and total deposits of approximately $608 million. The merger, which closed in January 1994 and will be accounted for as a pooling-of-interests, will increase One Valley's market presence in the northern and eastern panhandle regions of the
State of West Virginia. Mountaineer operated seven affiliate banks, each with different names and no common corporate identity or product structure. Over the next several months, One Valley plans to consolidate backroom operations, change the names to a common
"One Valley Bank" corporate identity, and merge some of the acquired affiliates together, which is anticipated to significantly reduce operating costs. The resulting One Valley will operate eleven subsidiary banks, have total assets in excess of $3.5 billion and total deposits in excess of $2.9 billion.

In 1991, One Valley purchased certain assets and liabilities of Atlantic Financial Federal - West Virginia,
F.S.A. (Atlantic) from the Resolution Trust
Corporation (RTC).
Accordingly, the earnings and balances are included in One Valley's financial information only from the date of acquisition. As a result of the purchase, One Valley assumed approximately $525 million in deposits in exchange for $339 million in net loans, $44 million in investment securities, $134 million in cash and cash equivalents, and certain other assets. The transaction increased One Valley's balance sheet by approximately 26%.
As a result of the substantial increase in assets and deposits from the Atlantic acquisition, One Valley substantially improved its earning potential. The improvement is clearly demonstrated by the 38.9% increase in 1992 net income, entirely post-acquisition, over 1991 net income, mostly pre-acquisition. Through combining the operations of
Atlantic into the operations of One Valley, many operating synergies were realized.
Comparisons of average balances and income statement categories are all largely affected by the Atlantic acquisition. Throughout this discussion, many of the increases in balances and operations from 1991 to 1992 will be attributed to the Atlantic acquisition, while other changes will be mentioned only if significant in comparison.




Analysis of Return on Assets and Equity                                                      Table 3


                                               1993     1992     1991       1990      1989
As a percent of average earning assets:
   Fully taxable-equivalent net
      interest income *                        4.76%     4.75%    4.58%     4.61%     4.64%
   Provision for loan losses                  (0.19)    (0.42)   (0.25)    (0.30)    (0.47)
      Net credit income                        4.57      4.33     4.33      4.31      4.17
   Non-interest income                         1.44      1.38     1.09      0.99      0.94
   Non-interest expense                       (3.94)    (3.83)   (3.67)    (3.54)    (3.50)
   Tax equivalent adjustment                  (0.12)    (0.12)   (0.19)    (0.27)    (0.32)
   Applicable income taxes                    (0.66)    (0.56)   (0.47)    (0.39)    (0.30)
Return on average earning assets               1.29      1.20     1.09      1.10      0.99
   Multiplied by average earning assets
      to average total assets                 92.26     91.68    91.47     91.28     91.02
Return on average assets                       1.19%     1.10%    0.99%     1.00%     0.90%
   Multiplied by average assets
      to average equity                       11.75X    12.65X   13.22X    13.10X    13.35X
Return on average equity                      13.98%    13.92%   13.14%    13.15%    12.02%

*Fully tax-equivalent using the rate of 35% for 1993 and 34% for earlier years.


Management's Discussion and Analysis


Balance Sheet Analysis

Summary
A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of these assets with interest bearing liabilities. Information on rate-related sources and uses of funds for each of the three years in the period ended December 31, 1993, is provided in Table 4, Average Balance Sheet / Net
Interest Income Analysis. Effective management of these sources and uses of funds is essential in attaining a financial institution's maximum profitability while maintaining a minimum amount of interest rate and credit risk.

In 1993, average earning assets grew by 2.62%, or $64.2 million, over 1992, following a
25.8% or $504.4 million increase in 1992 over 1991.
Average interest bearing
liabilities, the primary source of funds supporting earning assets, remained relatively flat in 1993. Average interest bearing liabilities rose by $14.4 million or 0.7% in 1993 when compared to 1992. This increase follows a $419.8 million or 24.6% increase over
1991. The relatively low growth in average interest bearing liabilities is attributed to the lower interest rate environment and the resulting high competition for funds, as more fully



Average Balance Sheet / Net Interest Income Analysis                         Table 4
(Dollars in thousands)
                                              1993                          1992                          1991


                               Average                 Yield/    Average               Yield/    Average                Yield/
                               Balance  Interest (1)  Rate (1)   Balance  Interest (1) Rate (1)  Balance  Interest (1)  Rate (1)
Assets
Loans(2)
   Taxable                    $1,713,982   $150,836    8.80%   $1,626,853   $156,357    9.61%   $1,258,280   $133,514   10.61%
   Tax-exempt                     25,277      2,594   10.26        22,901      2,368   10.34        24,761      2,942   11.88
      Total Loans              1,739,259    153,430    8.82     1,649,754    158,725    9.62     1,283,041    136,456   10.64
   Less: Allowance for losses     29,057                           25,274                           16,868
      Total Loans-net          1,710,202               8.97     1,624,480               9.77     1,266,173              10.78
Investment Securities
   Taxable                       666,731     36,003    5.40       682,332     42,877    6.28       495,590     37,835    7.63
   Tax-exempt                     59,702      6,208   10.40        55,201      6,111   11.07        72,460      8,218   11.34
      Total Securities           726,433     42,211    5.81       737,533     48,988    6.64       568,050     46,053    8.11
Federal funds sold & other        83,782      2,494    2.98        94,165      3,251    3.45       117,578      7,259    6.17
      Total Earning Assets     2,520,417    198,135    7.86     2,456,178    210,964    8.59     1,951,801    189,768    9.72
Other assets                     211,335                          222,787                          182,040
      Total Assets            $2,731,752                       $2,678,965                       $2,133,841

Liabilities and Equity
Interest bearing liabilities:
   Interest bearing demand
      deposits                 $1,953,735     71,713   3.67    $1,924,819      85,991   4.47     $1,551,503    91,322    5.89
   Savings deposits               617,318     19,529   3.16       535,190      21,025   3.93        359,774    17,972    5.00
   Time deposits                1,037,899     43,603   4.20     1,131,468      55,657   4.92      1,011,045    64,900    6.42
      Total Interest Bearing
          Deposits              1,953,735     71,713   3.67     1,924,819      85,991   4.47      1,551,503    91,322    5.89
   Short-term borrowings          179,373      5,173   2.88       190,267       7,122   3.74        142,945     7,647    5.35
   Long-term borrowings             9,816      1,256  12.80        13,469       1,298   9.64         14,345     1,379    9.61
      Total Interest Bearing
         Liabilities            2,142,924     78,142   3.65     2,128,555      94,411   4.44      1,708,793   100,348    5.87
Demand deposits                   336,250                         315,969                           240,653
Other liabilities                  20,271                          22,669                            22,983
Shareholders' equity              232,307                         211,772                           161,412
      Total Liabilities & Equity $2,731,752                    $2,678,965                        $2,133,841
Net Interest Earnings                        $119,993                        $116,553                         $89,420
Net Yield on Earning Assets                            4.76%                            4.75%                            4.58%

(1) Fully tax-equivalent using the rate of 35% for 1993, and 34% for 1992 and 1991.
(2) Non-accrual loans are included in average balances.



explained below. The growth in 1992 average balances is largely attributed to the
Atlantic acquisition.

Additional information on each of the components of earning assets and interest bearing liabilities is contained in the following sections of this report.

Loan Portfolio

One Valley's loan portfolio is its largest and most profit-able component of average earning assets, totaling 67.9% of average earning assets. One Valley continued to emphasize increasing its loan portfolio in 1993. Average net loans increased by $85.7 million or 5.3% in 1993. The increase in 1993 average loans was primarily attributable to an increase in residential real estate loans. Average net loans increased by $358.3 million, or 28.3%, in 1992. The increase in 1992 average loans is largely due to the Atlantic acquisition late in 1991. As a result, average net loans have increased as a percentage of average earning assets, from 64.9% in 1991, to 66.1% in 1992, to 67.9% in
1993. Similarly, One Valley's loan-to-deposit ratio con-tinued its upward trend in 1993, ending the year at 77.4%. This ratio compares to 72.7% at December 31, 1992 and 71.2% at
December 31, 1991. Expanding affiliate markets, as well as One Valley's carefully planned acquisition activity, have contributed greatly to the growth in the loan portfolio .

(Average Easrning Assets bar graph appears here -- see appendix)

Total loans at December 31, 1993, increased by $147.8 million or 8.8% over the total at
December 31, 1992, which compares to a $52.6 million, or 3.2% increase in 1992 over the total at December 31, 1991.  The increase in 1993 is largely due to an increase in
residential real estate loans. During 1993 and 1992, the banking industry was consumed with home mortgage refinancing due to the significant decline in home mortgage interest rates. One Valley competed aggressively for these refinancing mortgages and increased the residential real estate portfolio, including revolving home equity loans, by $90.3 million or 12.2% in 1993. One Valley also originated $138.7 million of new loans in 1993 to be sold in the secondary market, a new activity for One Valley since the Atlantic acquisition. This compares to approximately $185.0 million of new loan volume originated for sale in the secondary market in 1992. This activity generates considerable processing and servicing fee income, as discussed further in the "Income Statement Analysis" section of this report.

Consumer installment loans increased by $7.5 million or 2.0% during 1993, following a
$27.7 million, or 7.9%, increase in 1992. Commercial loans increased by $36.5 million, or
14.3%, during 1993, compared to a $21.0 million, or 9.0%, increase in 1992. Commercial real estate loans, including apartment buildings and complexes, increased by $22.0 million, or 8.0%, during 1993. This follows a $39.7 million, or 16.8%, increase in 1992.
As shown in Table 5, commercial real estate loans have historically only averaged about one-sixth of the total loan portfolio, thus limiting One Valley's exposure to swings in commercial real estate values.

Table 5, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations which exceed 10% of total loans. Addi-tionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have any material volume of highly leveraged transaction lending. Over the past four years, total loans have increased $730 million, a result of acquisitions and internal growth. While loan growth has been substantial, One
Valley imposes under-writing and credit standards which are designed to maintain a quality loan portfolio. One Valley com-pleted extensive due diligence on the Atlantic loan portfolio prior to the acquisition and rejected the purchase of some portions of the loan portfolio. One Valley continued its evaluation of the acquired portfolio throughout 1993 and 1992, and continued to conservatively assess the risk of loss within the portfolio.

Loans secured by real estate, which in total constituted nearly 63% of One Valley's loan portfolio at December 31, 1993, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans is secured by property located within West Virginia, where real estate values have remained relatively stable over the past ten years. Significant fluctuations in real estate values have caused collateral value problems in other regions of the country. A portion of the loans acquired from the Atlantic acquisition is secured by real estate located outside of
West Virginia. However, management believes that the allowance for loan losses is adequate to absorb any material losses that could result from these loans due to declines in real estate values.

Management's Discussion and Analysis


Loan Summary                                                           Table 5
(Dollars in thousands)
                                                                            As of December 31

                                               1993            1992         1991             1990          1989
Summary of Loans by Type
   Commercial, financial,
       agricultural, and other loans       $   292,005    $   255,491    $   234,467    $   257,094    $   247,344
   Real estate:
      Construction loans                        23,367         33,486         31,682         22,568         18,679
      Revolving home equity                     81,921         72,748         51,977         42,410         32,373
      Single family residentials               746,393        665,248        697,327        371,256        330,420
      Apartment buildings and complexes         40,062         44,562         36,287         23,805         19,808
      Commercial                               257,656        231,142        199,719        165,165        155,551
   Bankers' acceptances                          2,123            560         26,887              0              0
   Consumer installment loans                  387,420        379,903        352,180        308,168        297,140
      Subtotal                               1,830,947      1,683,140      1,630,526      1,190,466      1,101,315
   Less:  Allowance for loan losses             29,184         27,985         22,729         14,633         13,606
      Net Loans                             $1,801,763     $1,655,155     $1,607,797     $1,175,833     $1,087,709

Percent of Loans by Category
   Commercial, financial,
      agricultural, and other                    15.95%         15.18%         14.37%          21.59%         22.46%
   Real estate:
      Construction loans                          1.28           1.99           1.94            1.90           1.70
      Revolving home equity                       4.47           4.32           3.19            3.56           2.94
      Single family residentials                 40.76          39.52          42.77           31.19          30.00
      Apartment buildings and complexes           2.19           2.65           2.23            2.00           1.80
      Commercial                                 14.07          13.73          12.25           13.87          14.12
   Bankers' acceptances                           0.12           0.03           1.65            0.00           0.00
   Consumer installment loans                    21.16          22.58          21.60           25.89          26.98
      Total                                     100.00%        100.00%        100.00%         100.00%        100.00%

Non-Performing Assets
   Non-accrual loans                      $       5,048  $       8,306 $       9,944   $       6,193   $       7,794
   Other real estate owned                        1,524          3,593         4,914           5,415           4,316
   Restructured loans                                 0            100         1,964
      Total Non-Performing Assets         $       6,572   $     11,999  $     16,822    $     11,608    $     12,110

   Non-performing assets as a % of
         total loans                               0.36%          0.71%         1.03%           0.98%            1.10%

Loans Past Due Over 90 Days               $       2,415   $      3,251 $       2,595    $       3,328   $       3,043
   As a % of total loans                           0.13%          0.19%         0.16%            0.28%           0.28%
Allocation of Loan Loss Reserve
   by Loan Type
   Commercial, financial, and
      unallocated portion                  $     11,561    $     10,862 $       6,990   $       6,984    $       6,415
   Real estate construction loans                   180             224           209              76               61
   Real estate loans - other                      7,207           7,236         6,661           1,640            1,427
   Consumer installment loans                    10,236           9,663         8,869           5,933            5,703
      Total                                $     29,184    $     27,985  $     22,729    $     14,633     $     13,606



In addition to the loans reported in Table 5, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are included in the risk-based capital ratios used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note O to the consolidated financial statements.

Table 5 also reports the level of non-performing assets and loans contractually past due over 90 days for the last five years. Total non-performing assets, which consist of past due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans the terms of which have been restructured to enable a delinquent borrower to repay, were $6.6 million or 0.36% of total loans at year-end 1993. This ratio is now at its lowest level since the formation of the company in 1981, and is exceptional when compared to peer group banks across the country.
During 1993 and 1992, One Valley
diligently worked to reduce its level of non-performing assets, which increased significantly in 1991 due to the Atlantic acquisition.

(Total Loans Bar graph appears here -- see appendix)

The amount of loans contractually past due over 90 days, but which continue to accrue interest, decreased in dollars as well as a percentage of year-end total loans. At
December 31, 1993, these loans constituted only 0.13% of year-end loans, a decrease from the 0.19% at December 31, 1992, and, as shown in Table 5, a significant improvement over years 1989 through 1991. The consistently favorable ratio of problem loans to total loans has occurred while the loan portfolio has increased significantly over the last five years, and thus the favorable ratio is indicative of One Valley's commitment to a quality loan portfolio. Both the increase in the size and the credit quality of the loan portfolio have enabled One Valley to increase its net credit income by $8.7 million or
8.4% in 1993.

It is One Valley's policy to place loans that are past due over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. For real estate loans, upon repos-session (or substantive repossession), the balance of the loan is transferred to "Other Real Estate Owned" (OREO) and carried at the lower of the outstanding loan balance or the fair market value of the property based on current appraisals and other current market trends. If a writedown of the OREO property is necessary at the time of foreclosure, the amount is charged off against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value, additional write-downs of the property




Remaining Maturities of Loans                                              Table 6
(Dollars in thousands)

                                                   Balance           Projected Maturities*
                                                  December 31   One Year   One to Five  Over Five
                                                     1993       or Less      Years       Years

Commercial, financial, and agricultural loans      $264,362    $123,974    $103,578    $36,810
Real estate construction loans                       23,367      18,401       1,782      3,184
Commercial real estate loans                        297,718      59,267     146,411     92,040

Loans with:
   Floating rates                                  $393,477    $142,181    $160,208    $91,088
   Predetermined rates                              191,970      59,461      91,563     40,946

*Based on scheduled or approximate repayments.

Management's Discussion and Analysis

value are charged directly to operations. One Valley had no commitments to provide additional funds on non-accrual loans at December 31, 1993. During 1993, One
Valley recognized less than
$0.1 million of interest on non-accrual loans, while approximately $0.6 million would have been recognized on these loans had they been current throughout 1993 in accordance with their original terms. In comparison, during 1992, approximately $0.2 million was recognized on non-accrual loans, while approximately $0.9 million would have been recognized in accordance with their original terms.

(Non-performing Assests and Loans 90 Days Past Due Bar graph appears here -- see appendix)

In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994. The
Statement requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this Statement is not anticipated to have a material effect on One Valley's financial statements.

(Provision for Loan Losses and Net Charge-offs bar graph appears here -- see appendix)

The allowance for loan losses is maintained to absorb probable losses associated with lending activities. Factors considered in determining the adequacy of the loss reserve and the size of the provision each month include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing loans, and an evaluation of current economic conditions. As a part of the holding company structure,
One Valley maintains a loan analysis and review department to evaluate large commercial credit requests and to complete loan follow-up procedures. One Valley also maintains a loan administration function to continually identify and monitor problem loans. At
December 31, 1993, the allowance for loan losses was $29.2 million or 1.59% of total year-end loans, which is sufficient to absorb over eight times the amount of net charge-offs experienced during 1993. The 1.59% ratio is a decrease from the prior year's 1.66% but is a substantial increase over the 1.39% in 1991 and 1.23% in 1990. In management's opinion, the allowance for loan losses is adequate to absorb the estimated risk of loss in the existing portfolio. The increase in 1992 is primarily the result of growth in the loan portfolio and a conservatively assessed risk of loss in the purchased Atlantic portfolio.
Table 5 includes a summary of the allowance for loan losses allocated by loan type. Table
7, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years.

The provision for loan losses in 1993 was $4.8 million, down significantly from the record $10.3 million provision in 1992 but relatively close to the $4.9 million provision in 1991. As mentioned earlier, the increase in 1992 was in response to growth in the loan portfolio and a continued conservative assessment of the remaining portion of the purchased Atlantic portfolio. Management has evaluated these loans conservatively because the loans were originated under the former Atlantic credit standards, rather than the stricter One Valley credit standards. While One Valley experienced greater loan growth in
1993, the credit risk of the portfolio has improved significantly, as evidenced by the historically low level of non-performing assets and the low level of net charge-offs during the year. Thus management was able to lower the provision for loan losses for the year and still maintain a relatively high ratio of the allowance for loan losses to the loan portfolio.

Net charge-offs in 1993 decreased by $1.4 million or 27.9% from 1992 net charge-offs.
This decrease follows an increase in 1992 of 40.0% or $1.4 million over 1991 net charge-offs. Net charge-offs as a percentage of average total loans declined to 0.21%, which compares to 0.30% in 1992 and 0.28% in 1991. All three of these ratios compare favorably to peer group institutions. Although the dollar amount of net charge-offs could increase in the coming months due to the increase in the total dollar amount of loans, management anticipates, based on the credit quality of the loan portfolio, that the ratio of net charge-offs to average total loans will continue to remain near the historically low level
One Valley has experienced over the years.


Comparitive Loan Loss Information                                               Table 7
(Dollars in thousands)

                                                                      For the Year Ended December 31
                                                     1993              1992             1991          1990             1989
Allowance for Loan Losses, Beginning of Period  $    27,985      $     22,729    $     14,633    $     13,606         $11,863
Charge-offs:
   Commercial, financial, and agricultural loans      1,313             1,775           1,290           1,415           1,004
   Real estate construction loans                         0                 0               0               0               0
   Real estate loans - other                            917             1,316             871           1,488           2,937
   Installment loans                                  2,976             3,445           2,710           2,410           3,005
      Total Charge-offs                               5,206             6,536           4,871           5,313           6,946

Recoveries:
   Commercial, financial, and agricultural loans        446               389             512             272              263
   Real estate construction loans                         0                 0               0               0                0
   Real estate loans - other                            344               362             143             146              135
   Installment loans                                    800               768             627             627              693
      Total Recoveries                                1,590             1,519           1,282           1,045            1,091
Net Charge-offs                                       3,616             5,017           3,589           4,268            5,855
Provision for loan losses                             4,815            10,273           4,862           5,295            7,598
Balance of acquired subsidiaries                          0                 0           6,823               0                0
Allowance for Loan Losses, End of Period        $    29,184        $   27,985      $   22,729      $   14,633       $   13,606

Average total loans                              $1,739,259        $1,649,754      $1,283,041      $1,116,943       $1,055,577
Total loans at year-end                           1,830,947         1,683,140       1,630,526       1,190,466        1,101,315

As a Percent of Average Total Loans:
   Net charge-offs                                     0.21%             0.30%           0.28%           0.38%            0.55%
   Provision for loan losses                           0.28              0.62            0.38            0.47             0.72
   Allowance for loan losses                           1.68              1.70            1.77            1.31             1.29

As a Percent of Total Loans at Year-end:
   Allowance for loan losses                           1.59%             1.66%           1.39%           1.23%            1.24%

As a Multiple of Net Charge-offs:
      Allowance for loan losses                        8.07X             5.58X           6.33X           3.43X            2.32X
      Income before tax and provision for loan losses 14.87             10.68            9.81            7.31             4.90



Investment Portfolio and Other Earning Assets

Investment securities averaged $726.4 million in 1993, a 1.5% decrease from the $737.5 million averaged in 1992. This slight decrease follows a 29.8% increase over the $568.1 million averaged in 1991. The decrease in the average balance during 1993 is primarily in response to the increased loan demand during the year, as One Valley was able to place maturing investments in its more profitable loan portfolio. The increase in 1992 was due largely to the investment securities and other highly liquid assets acquired through the
Atlantic transaction, and the sale of $35.6 million of marketable equity securities in
January 1992. These funds were originally invested in federal funds sold, which are short-term investments with other banks. During the first two quarters of 1992, as market conditions permitted, the funds were reinvested into the higher yielding investment portfolio. During the remaining part of 1992 and throughout most of 1993, the investment portfolio has, on average, declined as funds have been reinvested into the loan portfolio and used to maintain liquidity due to a decline in short-term repurchase agreements with corporate customers.

As sources of funds (deposits, federal funds purchased, and repurchase agreements with corporate customers) fluctuate, excess funds are initially invested in federal funds sold and other short-term investments. Based upon continual analyses of asset/liability repricing, interest rate forecasts, and liquidity requirements, funds are periodically reinvested in high-quality debt securities, which typically mature over a

Management's Discussion and Analysis

longer period of time (Table 8). At the time of purchase, management determines whether investment securities will be held for sale or held for investment. If held for investment, securities are recorded at historical cost and adjusted monthly over their remaining lives for the accretion or amortization of the difference between cost and maturity value of the investments. Thus at the time of maturity, the proceeds from maturity and the book value of the investment are equivalent and no gain or loss is recognized. One Valley, through its size and the stable nature of its deposit base, is able to purchase investment securities with a wide variety of maturities, a majority of which are short-term.
Therefore, since One Valley's investment portfolio is constantly maturing and rolling over into new investments, investment portfolio sales are infrequent, as shown in the
Statements of Cash Flows.

In May 1993 the Financial Accounting Standards Board (FASB) issued Statement No. 115,
"Accounting for Certain Investments in Debt and Equity Securities," effective January 1,
1994 for One Valley. Under this Statement, debt securities that One Valley has the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that One Valley does not have the positive intent and ability to hold to maturity are classified as available-for-sale or trading and carried at fair value.
Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity, while unrealized holding gains and losses on securities classified as trading are reported in earnings. One Valley does not have any securities classified as trading and it has no plans to establish such classification at the present time.

With the impending adoption of this new statement and the additional volume of investments to be managed after the Mountaineer merger, management has reevaluated its investment portfolio philosophies and assigned additional securities to the available-for-sale classification. Accordingly, management designated as available-for-sale at December 31,
1993 approximately $486,469 of securities which had unrealized appreciation of $5,701.
The remaining  is classified



Investment Securities Analysis                                      Table 8
(Dollars in thousands)

                                                 As of December 31, 1993
                                                      Average       Taxable
                                           Book       Maturity     Equivalent
                                           Value   (Years/ Months)    Yield*
U. S. Treasury Securities
   Within one year                        $161,039                    3.98%
   After one but within five years         218,624                    4.52
   After five but within ten years          27,211                    7.12
   Over  ten years                          21,351                    7.06
      Total U.S. Treasury Securities       428,225     1/11           4.61

U. S. Government Agencies Securities
   Within one year                          51,008                    8.87
   After one but within five years          75,796                    5.19
   After five but within ten years          54,958                    6.92
      Total U.S. Government Agencies
         Securities                        181,762      3/2           6.75

States and Political Subdivisions Securities
   Within one year                          12,301                   10.98
   After one but within five years          16,859                   11.01
   After five but within ten years          11,215                    9.66
   After ten years                          50,573                    7.69
      Total States and Political
         Subdivisions Securities            90,948      9/0           8.99

Other Securities                            19,760
Total Investment Securities               $720,695      3/2           5.57%

*Fully tax-equivalent using the rate of 35%.

as held-to-maturity as management has the positive intent and ability to hold these securities to maturity. The effect on One Valley's financial statements of adopting Statement 115 will be to increase the opening balance of shareholders' equity as of January 1, 1994 by $3,478 (net of $2,223 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost.

Over the past three years, the market value of the investment portfolio has not materially varied from its historical amortized cost basis, and unrealized losses within the investment portfolio have been more than offset by unrealized gains. Similarly, realized investment securities gains and losses have not materially impacted the net income of One
Valley over the past five years. Other information regarding investment securities may be found in Table 8, Investment Securities Analysis, and in
Note D to the consolidated
financial statements.

Due to unfavorable laws relating to investments in tax-exempt assets and corporate minimum tax regulations, levels of tax-exempt securities held by One Valley, as well as their average maturity period, have declined over the last several years. However, due to the lower interest rate environment, overall yields on tax-exempt securities have become attractive once again. During 1993, One Valley increased its tax-exempt securities by
$42.5 million, or 87.6%, over the level of tax-exempt securities held at December 31,
1992. Future investments in tax-exempt securities will be made if the related yield is greater than that available with a similar taxable investment.

The average maturity of the investment portfolio lengthened during 1993 in response to the economic environment and the direction of interest rates. The average maturity period of the entire investment portfolio increased from approximately 2 years no months at the end of 1992 to 3 years 2 months at the end of 1993, somewhat the result of the purchase of typically longer term tax-exempt investments. The average maturity of the investment portfolio is managed at a level to maintain a proper matching with liability maturity patterns.

One Valley's average investment in federal funds sold has remained relatively constant over the past three years, averaging $81.3 million in 1993, a slight decrease from the
$89.5 million averaged during 1992, and the $82.8 million averaged during 1991.
Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/liability structure, as discussed in greater detail above.

In 1987, One Valley invested a portion of its funds in a mutual fund of securities guaranteed by the U.S. Government. At December 31, 1991, these assets were held for sale, and accordingly, approximately $753,000 was charged to operations in 1991 to reduce the carrying amount to market value. These securities were subsequently sold during the first part of January 1992.

Funding Sources

Over the past three years, declines in market interest rates have forced banks to reduce their rates paid on interest bearing deposits. Due to alternative sources of investment and an increasing sophistication of customers in funds management techniques to maximize return on their money, competition for funds has become more intense. In 1993, the average rate paid on interest bearing liabilities was 3.65%, down from the 4.44% average rate paid in 1992, and down further still from 5.87% paid in 1991. One Valley has offered new deposit products as well as slightly higher than market rates to attract additional deposits. One Valley's deposits, on average, increased by 2.2% or $49.2 million in 1993.
This increase follows a 25.0% increase in 1992, largely due to the $525.2 million of deposits acquired through the Atlantic transaction, and a 12.4% increase in average deposits during 1991. During 1993, non-interest bearing deposits increased on average by
6.4% over 1992, while interest bearing deposits increased by only 1.5%. This trend is reflective of an increased customer base in the use of checking and other



Maturity Distribution of Certificates of Deposit
In Amounts of $100,000 or More                                       Table 9
(Dollars in thousands)
                            As of December 31, 1993    As of December 31, 1992
                              Amount       Percent      Amount        Percent
Three months or less        $  57,005       38.05 %   $  74,798        52.74%
Three through six months       27,846       18.58        22,006        15.51
Six through twelve months      24,614       16.43        13,014         9.18
Over twelve months             40,358       26.94        32,009        22.57
      Total                  $149,823      100.00 %    $141,827       100.00%
non-interest bearing deposit products, and the stiff competition for interest bearing investments in a low interest rate environment. An illustration of the growth in deposit categories over the past five years is shown in the Average Deposits graph.

(Average Deposits bar graph appears here -- see appendix)


Short-term borrowings decreased, on average, by $10.9 million or 5.7% from 1992, following a 33.1% increase in 1992 over 1991. Passthrough federal funds purchased from corres-pondent banks increased, on average, by 1.0% in 1993 following a 5.6% increase in 1992.
Fluctuations in federal funds purchased are considered normal and are generally influenced by market interest rates and the availability of funds.
Repurchase agreements declined,
on average, by 6.5% in 1993, primarily due to a lower level of public funds. The decrease follows a 37.1% increase in 1992, due primarily to an emphasis on cross-selling of products to commercial customers. On average, repurchase agreements grew by 37.1% in
1992, which follows a 24.1% increase in 1991. It should be noted that no federal funds purchased nor repurchase agreements were assumed in the Atlantic acquisition.

Long-term borrowings, on average, declined by 27.1% in 1993, reflecting the payment of
$4.0 million of parent company senior notes in November 1992 and the payoff of $10.0 million of debt incurred in the purchase of the headquarters of One Valley. As a result, One Valley now has little more than $0.1 million of long-term debt, with repayment schedules from one to four years. Other information regarding short- and long-term borrowings is contained in Notes I and J to the consolidated financial statements.

Interest Sensitivity and Liquidity

Asset/liability management is a means of maximizing net interest income while minimizing interest rate risk by planning and controlling the mix and maturities of interest related assets and liabilities. Several techniques are available to achieve a desired interest sensitivity position. Among these are the types of investments and loans made and the rate of interest paid on deposits for various terms. During most of 1993, One Valley maintained its gap sensitivity position in the zero to six-month category as primarily asset sensitive. As shown in Table 10, Comparative Rate Sensitivity Summary, One Valley's sensitivity gap ratio in the zero to six-month category was
1.04 at December 31, 1993.  A
sensitivity ratio greater than 1.00 indicates that the volume of earning assets which will be subject to interest rate repricing during a given period exceeds the volume of interest bearing liabilities which are subject to repricing during the same period. Thus, an increase in interest rates would tend to have a positive impact on net interest income, while a decline in rates would tend to have the opposite effect. One Valley's strategy is to continually maintain a rate sensitivity ratio of between
0.90 and 1.10 for the six-
month time frame, allowing management flexibility in maximizing net interest earnings while minimizing overall interest rate risk.

Liquidity is the ability to satisfy demands for deposit withdrawals, lending com-mitments, and other corporate needs. One Valley's liquidity is based on the stable nature of consumer core deposits held by the banking subsidiaries.
Likewise, additional liquidity
is available from holdings of investment securities and short-term investments which can be readily converted to cash. Furthermore, One Valley continues to have the ability to attract short-term sources of funds such as federal funds and repurchase agreements, and to arrange credit lines to meet its cash needs.

Capital Resources

One Valley's average equity-to-asset ratio increased to 8.50% during 1993, up from 7.90%
during 1992 and 7.56% in 1991. The increase from 1992 to 1993 primarily resulted from the record earnings performance of One Valley for the year. The increase from 1991 to 1992 primarily resulted from the sale of new shares of common stock on the open market during December 1991 for the purpose of restoring the capital ratios after the Atlantic acquisition. Approximately $29.1 million of capital was raised from the sale of 1,035,000 shares. At year-end 1993, One Valley's primary capital ratio was 9.69% compared to 9.09% at year-end 1992. The Federal Reserve's Risk-Based Guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by prescribed factors relative to credit risk, thus eliminating disincentives for holding low risk assets and requiring more capital for holding higher risk assets. At year-end 1993, One Valley's risk adjusted capital-to-assets ratio was 13.9% compared to 15.2% at December 31, 1992. The decline in the ratio is primarily due to an increase in securities loaned, an off-balance sheet factor, at the lead bank during the year. However, both of these ratios are well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One
Valley's leverage ratio at December 31, 1993 was 8.6% compared to 7.9% at December 31, 1992. Both of these ratios are well above the minimum 3.0% and the recommended 4.0 to
5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's desire to maintain a strong capital position.

The primary source of funds for dividends paid by One Valley to its shareholders is the dividends received from its subsidiary banks. Federal regulatory agencies impose certain restrictions on the payment of dividends and the transfer of assets from the banking subsidiaries to the holding company. Historically, these restrictions have not had an impact on One Valley's dividend policy, and it is not anticipated that they will in the future. Additional information concerning dividend restrictions is discussed in Note N to the consolidated financial statements.

In September 1988, the Board of Directors authorized management to repurchase up to
360,000 shares of One Valley Bancorp common stock in the open market. As of year-end 1993 and 1992, 270,000 shares had been repurchased. While the last purchase occurred in 1990, any additional purchases will depend upon future market conditions.




December 31, 1993                          0-3 Months   3-6 Months   6-12 Months   Over 1 Year         Total
Earning Assets
   Loans                                     $725,693      $95,481     $176,813     $  832,960     $1,830,947
   Investments                                100,995       29,656      186,951        405,255        722,857
   Other earning assets                        21,000            0            0              0         21,000
      Total Earning Assets                    847,688      125,137      363,764      1,238,215      2,574,804
Interest Bearing Liabilities
   Interest bearing deposits                  562,355      202,867      179,332      1,034,517      1,979,071
   Short-term borrowings                      171,899        1,972        4,289            579        178,739
   Long-term borrowings                            35            3            6             89            133
      Total Interest Bearing Liabilities      734,289      204,842      183,627      1,035,185      2,157,943
   Interest Sensitivity Gap for Period        113,399      (79,705)     180,137        203,030        416,861
   Cumulative Interest Sensitivity Gap        113,399       33,694      213,831        416,861
   Cumulative Rate Sensitivity Ratio             1.15         1.04         1.19           1.19

December 31, 1992
Earning Assets
   Loans                                     $677,343     $112,829     $188,086     $  704,882     $1,683,140
   Investments                                 64,116       95,089      220,900        328,499        708,604
   Other earning assets                       102,275            0            0              0        102,275
      Total Earning Assets                    843,734      207,918      408,986      1,033,381      2,494,019
Interest Bearing Liabilities
   Interest bearing deposits                  616,539      193,314      132,032        996,548      1,938,433
   Short-term borrowings                      168,332        2,720        2,044            563        173,659
   Long-term borrowings                            64           65          153          9,710          9,992
      Total Interest Bearing Liabilities      784,935      196,099      134,229      1,006,821      2,122,084
   Interest Sensitivity Gap for Period         58,799       11,819      274,757         26,560        371,935
   Cumulative Interest Sensitivity Gap         58,799       70,618      345,375        371,935
   Cumulative Rate Sensitivity Ratio             1.07         1.07         1.31           1.18

Averages are used when period-end balances would produce distorted results.
This table includes various assumptions and estimates by management of maturity and repayment patterns.


Management's Discussion and Analysis

Income Statement Analysis

Net Interest Income

Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $120.0 million in 1993, up 3.0% over the 1992 level, following a 30.3% increase in 1992 over
1991. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were taxable at the statutory federal tax rate (35% for 1993, 34% for 1992 and 1991). The higher percentage increase in net interest income in 1992 is largely due to the increase in earning assets resulting from the Atlantic acquisition. As shown in Table 11, Rate Volume Analysis, increases in the volume of earning assets in both 1993 and 1992 have provided most of the increase in net interest income. In 1993, the increase in the volume of earning assets increased interest income by $7.5 million. This increase was more than offset by declines in interest yields on earning assets due to declines in the overall interest rate environment, and therefore, a decline in total interest income of $12.8 million occurred in 1993. Similarly, increased volume of interest bearing liabilities boosted interest expense by $0.5 million, but the lower cost of interest bearing liabilities resulted in an overall decline in total interest expense of $16.3 million. Due to the additional interest income provided by the higher volume of earning assets, the decline in total interest income was less than the decline in total interest expense, which resulted in a net increase in net interest income.

In 1993, as net interest income increased, the net interest margin percentage on a fully tax-equivalent basis increased slightly. Rising to 4.76% in 1993, the net interest margin maintained its level when compared to the prior year's 4.75% net interest margin. In
1993, One Valley sought ways to maintain a proportional decline in rates paid on deposits with the declines in loan and other investment yields.
When market rates on deposits
fell more rapidly in 1992 than did rates on total earning assets, One Valley's net interest margin increased from the 4.58% margin realized in 1991 to 4.75% in 1992. It should be noted that during the time of declining interest rates, fixed-rate loans were not subject to interest rate repricing unless refinanced. Thus the yield on the total loan portfolio did not decline as rapidly as market rates paid for deposits. However, as shown in the Net Interest Margin graph, One Valley's net interest margin has not fluctuated substantially, up or down, over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet
Analysis."

(Net Interest Margin line and area graph appear here -- see appendix)

Non-interest Income and Expense

Non-interest income has been and will continue to be an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. As shown in Table 12, Non-interest Income and
Expense, non-interest income increased $2.3 million or 6.8% in 1993 compared to 1992.
This followed a 58.9% increase in 1992 over 1991. A large portion of the increase in 1992 is due to the Atlantic transaction. In 1993, service charges on deposit accounts and credit card fees increased due to an increase in the number of customers, while service charges on deposit accounts also increased due to the adoption of a common fee and product structure at all One Valley Banks. Trust income increased significantly in 1993 to $6.7 million, a $1.2 million or 21.4% increase over 1992. This increase follows a 17.6% increase in 1992 over 1991. Trust revenues are increasing primarily due to new business over the past two years. Real estate loan processing fees declined by 4.6% in 1993 when compared to 1992, largely due to a lower volume of loans originated for sale during the year. This major source of non-interest income, acquired through the Atlantic transaction, increased over three-fold in 1992. One Valley generates fee income for the loan application processing as well as for servicing the debt payments over the life of the mortgage after it is transferred to the investor.

In 1991, One Valley recognized a net securities loss of $748,000, primarily the writedown of marketable equity securities in anticipation of their sale, which occurred in the first part of January 1992. Immaterial securities gains and losses were realized in 1993 and 1992.

Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. However, with the increase in 1993 operating expenses primarily due to conversion costs for its data processing systems and other costs associated with the
Mountaineer merger, One Valley's net overhead ratio increased for the first time in six years. As shown in the Net Overhead graph, One Valley's 1993 net overhead ratio, or non-interest expense less non-interest income excluding securities transactions to average earning assets, was 2.50%, a slight increase from the 2.45% ratio realized in 1992. For the year 1993, net overhead was $63.1 million, an increase of 5.1% over the 1992 net overhead of $60.1 million. By comparison, net overhead totaled $49.6 million in 1991, which did not include a full year of Atlantic operations. A lower net overhead ratio means more of the net interest margin flows through as net income. The net overhead ratio in 1993 was 2.50%, up slightly from 2.45% in 1992 but down from 2.54% in 1991. Over the past five years, net overhead has grown by a compound rate of 9.56% whereas average earning assets have grown by over 11.62%.

(Net Interest Income line and area graph appear here -- see appendix)

Total non-interest expense increased by $5.4 million, or 5.7% over 1992. This compares to a 31.0% increase in 1992 versus 1991. Total staff costs rose by 11.1% in 1993, compared to a 23.3% increase in 1992. Normal salary and benefit increases as well as severance packages for employees of One Valley's data processing subsidiary, and additional expense associated with the adoption of FASB Statement 106 account for the growth in this expense.
Additional information concerning the adoption of FASB Statement 106 is discussed in Note
L to the consolidated financial statements. The increase in 1992 was largely attributable to the increase in the number of employees from the Atlantic transaction.

In 1993, the FASB issued Statement No. 112, "Employers' Accounting for Postemployment
Benefits," which is effective in 1994 for One Valley. This Statement requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees' services already rendered, employees' rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. The adoption of this Statement will not be material to One
Valley's financial statements.

Advertising decreased by 8.9% in 1993 compared to 1992, due to the leveling off of an extensive advertising campaign in 1992. Advertising expense increased by 45.3% in 1992, due to increased local advertising in the early part of 1992 following the Atlantic acquisition and increased statewide advertising in the latter part of 1992 in response to the announced acquisition of the largest bank holding company in the state by an out-of-
state institution. FDIC insurance increased by 7.0% in 1993 due to normal deposit growth and 37.4% in 1992 due to the deposits assumed in the Atlantic acquisition. Net occupancy expense remained virtually unchanged in 1993 when compared to 1992, while occupancy expense increased by 57.2% in 1992 over 1991 as a result of operating fourteen additional branch locations acquired in the Atlantic transaction. Equipment expenses increased by
1.9% in 1993 versus 1992, which compares to a 28.1% increase in 1992. The large increase in 1992 was largely due to the equipment bought in the
Atlantic transaction.   Outside
data processing costs increased by 57.4% in 1993 compared to 1992, largely due to costs related to the conversion of One Valley's in house data processing system to M&I Data
Services in Milwaukee, Wisconsin. Outside data processing costs




Rate Volume Analysis of Changes in Interest Income and Expenses             Table 11
(Dollars in thousands)

                                                           1993 vs 1992                               1992 vs 1991
                                                        Increase (Decrease)                        Increase (Decrease)
                                                       In Net Interest Income                   In Net interest Income
                                                  Volume          Rate          Total       Volume           Rate       Total
   Earning Assets
   Loans:
      Taxable                                   $  8,100        $(13,621)     $ (5,521)     $36,320        $(13,477)    $22,843
      Tax-exempt                                     244             (18)          226         (210)           (364)       (574)
         Total Loans                               8,344         (13,639)       (5,295)      36,110         (13,841)     22,269
   Investment Securities:
      Taxable                                       (961)         (5,913)       (6,874)      12,540          (7,498)      5,042
      Tax-exempt                                     481            (384)           97       (1,915)           (192)     (2,107)
         Total Investment Securities                (480)         (6,297)       (6,777)      10,625          (7,690)      2,935
   Federal funds sold & other                       (337)           (420)         (757)      (1,247)         (2,761)     (4,008)
         Total Earning Assets                      7,527         (20,356)      (12,829)      45,488         (24,292)     21,196
Interest Bearing Liabilities
   Time and savings deposits                       1,274         (15,552)      (14,278)      19,328         (24,659)     (5,331)
   Short-term borrowings                            (389)         (1,560)       (1,949)       2,133          (2,658)       (525)
   Long-term borrowings                             (404)            362           (42)         (84)              3         (81)
         Total Interest Bearing Liabilities          481         (16,750)      (16,269)      21,377         (27,314)     (5,937)
Net Interest Earnings                           $  7,046      $   (3,606)     $  3,440      $24,111       $   3,022     $27,133
* Fully taxable equivalent using the rate of 35% for 1993 and 34% for 1992 and 1991.
Note - Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.



increased by 28.7% in
1992 compared to 1991 largely due to additional services
needed as a result of the
increased branch network and customer base after the Atlantic transaction. Taxes not on income increased by 10.4% in 1993 due to increases in equity based state and county taxes.
Supplies and postage expense increased by 4.0% in 1993 versus 1992 due to data processing conversion. Supplies and postage expense increased by 43.4% in 1992 when compared to 1991 as a result of the increase in the number of customers and accounts from the Atlantic purchase. Other expenses declined by 8.0% in 1993, primarily due to declines in telephone costs, collection and OREO maintenance costs, professional fees, and intangible asset
amortization.   This decrease follows a 43.1% increase in
1992 versus 1991, largely due to
increased operating costs associated with the Atlantic transaction.

(Net Overhead Ratio line graph appears here -- see appendix)

As noted above, the required payments for FDIC insurance assessments have increased significantly over the last several years. One Valley's assessment increased from $1.2 million in 1989 to $3.5 million in 1991 largely due to increases in rates, as a result of continued losses in the FDIC insurance fund from bank failures in other regions of the country. During 1992, in response to repeated appeals for a more equitable method of determining assessments, the FDIC announced a change in its insurance rate structure to a multi-rate system based on bank soundness and capitalization. Due to its strengths in asset quality and capitalization, One Valley was assessed at the lowest level possible during 1993, 1992, and 1991, and management anticipates that FDIC insurance rates will remain at that level during 1994.

An analysis of the allowance for loan losses and related provision for loan losses is included as a portion of the Balance Sheet Summary, Loan
Portfolio section of this
report.

Applicable Income Taxes

Income tax expense in 1993 was $16.5 million compared to $13.8 million in 1992 and $9.1 million in 1991. The increase in 1993 is primarily due to increases in pretax earnings and an increase in corporate income tax rates. In addition to the increased pretax earnings, declining tax-exempt income also contributed to increases in income taxes in prior years. With the purchase of additional tax-exempt investments in 1993, discussed above, tax-exempt interest remained relatively unchanged in 1993 and is anticipated to increase in 1994. In 1993, One Valley's effective tax rate was 33.7%, up from 31.9% in 1992 and 30.1% in 1991. Additional information regarding income taxes is contained in
Note K to the consolidated financial statements.

Effects of Changing Prices

The results of operations and financial condition presented in this report are based on historical cost, unadjusted for the effects of inflation.

Inflation affects One Valley in two ways. One is that inflation can result in increased operating costs which must be absorbed or recovered through increased prices for services.
The second effect is on the purchasing power of the corporation. Virtually all of a bank's assets and liabilities are monetary in nature. Regard-less of changes in prices, most assets and liabilities of the banking subsidiaries will be converted into a fixed number of dollars. Non-earning assets, such as premises and equipment, do not comprise a major portion of One Valley's assets; therefore, most assets are subject to repricing on a more frequent basis than in other industries.

One Valley's ability to offset the effects of inflation and potential reductions in future purchasing power depends primarily on its ability to maintain capital levels by adjusting prices for its services and to improve net interest income by maintaining an effective asset/liability mix. Management's efforts to meet these goals are described in other sections of this report.




                                                                                     Increase (Decrease) Over Prior Year
                                          1993          1992           1991              1993                    1992
                                                                                   Amount    Percent      Amount     Percent
Service Charges and Other
   Operating Income
   Trust income                         $  6,716     $  5,534     $  4,706       $  1,182      21.36     $    828       17.59
   Credit card fees                        2,720        2,027        1,407            693      34.19          620       44.07
   Service charges on deposit accounts    10,258        9,580        7,460            678       7.08        2,120       28.42
   Insurance service fees                    710          860          803           (150)    (17.44)          57        7.10
   Real estate loan processing &
      servicing fees                       7,657        8,022        2,423           (365)     (4.55)       5,599      231.08
   Checkbook sales                         2,468        2,623        1,866           (155)     (5.91)         757       40.57
   Securities transactions                    (2)           1         (748)            (3)       749
   Miscellaneous                           5,706        5,280        3,434            426       8.07        1,846       53.76
         Total Non-Interest Income       $36,233      $33,927      $21,351       $  2,306       6.80      $12,576       58.90

Staff and Other Operating Expenses
   Salaries & wages                      $40,075      $37,297      $29,592       $  2,778       7.45     $  7,705       26.04
   Employee benefits                      10,307        8,046        7,186          2,261      28.10          860       11.97
      Total Staff Expenses                50,382       45,343       36,778          5,039      11.11        8,565       23.29
   Other Operating Expenses
      Advertising                          2,068        2,269        1,562           (201)     (8.86)         707       45.26
      FDIC insurance                       5,153        4,816        3,506            337       7.00        1,310       37.36
      Occupancy, net                       4,849        4,822        3,067             27       0.56        1,755       57.22
      Equipment                            8,634        8,471        6,613            163       1.92        1,858       28.10
      Outside data processing              3,018        1,917        1,489          1,101      57.43          428       28.74
      Taxes not on income                  2,159        1,955        1,697            204      10.43          258       15.20
      Supplies and postage                 5,492        5,281        3,682            211       4.00        1,599       43.43
      All other                           17,618       19,148       13,378         (1,530)     (7.99)       5,770       43.13
      Total Other Operating Expenses      48,991       48,679       34,994            312       0.64       13,685       39.11
         Total Non-Interest Expense      $99,373      $94,022      $71,772       $  5,351       5.69      $22,250       31.00


Summary Results of Operations
Fourth Quarter 1993

Net income for the three months ended December 31, 1993 was $8.2 million, up 9.3% from the $7.5 million earned during the same period in 1992. On a per share basis, fourth quarter earnings were $0.64 compared to $0.59 in 1992, an increase of 8.5%.

The higher fourth quarter net income primarily resulted from continued growth in net interest income and non-interest income as well as a lower provision for loan losses. Net interest income increased by 7.3% when compared to the same three months of 1992. Non-interest income increased by 2.1%, excluding fourth quarter 1993 securities gains, primarily due to an increase in trust department revenue and deposit account fee income.
The provision for loan losses declined by 61.0% when compared to the fourth quarter of 1992. These improvements more than offset a 12.2% increase in non-interest expense, when compared to the fourth quarter of 1992. Fourth quarter 1993 non-interest expenses include costs associated with the completed data processing conversion and the Mountaineer merger.

Additional quarterly financial data is provided in Note Q to the consolidated financial statements.

Report of Ernst and Young, Independent Auditors

The Board of Directors and Shareholders
One Valley Bancorp of West Virginia, Inc.


We have audited the accompanying consolidated balance sheets of One Valley Bancorp of West Virginia, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp of West Virginia, Inc. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



Charleston, West Virginia
January 25, 1994

Consolidated Balance Sheets

One Valley Bancorp of West Virginia, Inc. and Subsidiaries
(Dollars in thousands)

                                                                         December 31
                                                                   1993               1992
Assets
 Cash and due from banks--Note B                                $   116,242      $   128,301
 Interest-bearing deposits in other banks                             2,162            4,193
 Federal funds sold                                                  21,000          102,275
  Cash and cash equivalents                                         139,404          234,769

 Securities (fair value approximated
  $734,815 at December 31, 1993, and $718,761 at
  December 31, 1992)--Note D                                        720,695          704,411
 Loans, net--Notes E and F                                        1,801,763        1,655,155
 Premises and equipment--Note G                                      68,386           67,819
 Accrued interest receivable                                         21,354           23,198
 Other assets                                                        22,757           21,642


 Total Assets                                                    $2,774,359       $2,706,994

Liabilities
 Deposits--Note H:
  Non-interest bearing                                           $   349,573     $   339,412
  Interest bearing                                                 1,979,071       1,938,433
   Total deposits                                                  2,328,644       2,277,845
 Short-term borrowings--Note I:
  Federal funds purchased                                             14,012          17,718
  Securities sold under agreements to repurchase and other           164,727         155,941
   Total short-term borrowings                                       178,739         173,659
 Long-term borrowings--Note J                                            133           9,992

 Other liabilities                                                    24,253          24,842

 Total Liabilities                                                 2,531,769       2,486,338

Shareholders' Equity
 Preferred Stock--$10 par value; authorized 1,000,000 shares;
   none issued
 Common Stock--$10 par value; authorized 40,000,000 shares;
  13,163,766 and 13,140,490 shares outstanding at December 31,
  1993 and 1992, including 270,000 shares in treasury at
  December 31, 1993 and 1992                                         131,638          131,405
 Capital surplus                                                      40,750           40,692
 Retained earnings                                                    73,331           51,688
 Treasury stock                                                       (3,129)          (3,129)

 Total Shareholders' Equity                                          242,590          220,656


 Total Liabilities and Shareholders' Equity                       $2,774,359       $2,706,994

See notes to consolidated financial statements.

Consolidated Statements of Income

One Valley Bancorp of West Virginia, Inc. and Subsidiaries
(Dollars in thousands, except per share data)

                                                            Year Ended December 31
                                                         1993         1992        1991

Interest Income
 Interest and fees on loans:
  Taxable                                               $150,836    $156,357   $133,514
  Tax-exempt                                               1,686       1,563      1,942
   Total                                                 152,522     157,920    135,456
 Interest and dividends on securities:
  Taxable                                                 36,003      42,877     37,835
  Tax-exempt                                               4,035       4,033      5,424
   Total                                                  40,038      46,910     43,259
 Other                                                     2,494       3,251      7,259
   Total interest income                                 195,054     208,081    185,974

Interest Expense
 Deposits                                                 71,713      85,991     91,322
 Short-term borrowings--Note I                             5,173       7,122      7,647
 Long-term borrowings--Note J                              1,256       1,298      1,379
   Total interest expense                                 78,142      94,411    100,348
Net Interest Income                                      116,912     113,670     85,626
Provision For Loan Losses--Note F                          4,815      10,273      4,862
Net Interest Income After Provision For Loan Losses      112,097     103,397     80,764
Other Income
 Trust Department                                          6,716       5,534      4,706
 Service charges on deposit accounts                      10,258       9,580      7,460
 Real estate loan processing and servicing fees            7,657       8,022      2,423
 Other service charges and fees                            3,300       3,659      3,137
 Securities (losses) gains                                    (2)          1       (748)
 Other--Note P                                             8,304       7,131      4,373
   Total other income                                     36,233      33,927     21,351

Other Expenses
 Salaries and employee benefits--Note L                   50,382      45,343     36,778
 Net occupancy--Note G                                     4,849       4,822      3,067
 Equipment                                                 8,634       8,471      6,614
 Federal deposit insurance assessments                     5,153       4,816      3,506
 Outside data processing                                   3,018       1,917      1,489
 Other--Note P                                            27,337      28,653     20,318
   Total other expenses                                   99,373      94,022     71,772

Income Before Income Taxes                                48,957      43,302     30,343
Applicable Income Taxes--Note K                           16,488      13,825      9,127

Net Income                                             $  32,469   $  29,477  $  21,216

Net Income Per Common Share                             $   2.52   $    2.29  $    1.93

Average common shares outstanding                         12,884      12,858     11,008


See notes to consolidated financial statements.

                                               25

Consolidated Statements of Shareholders' Equity


One Valley Bancorp of West Virginia, Inc. and Subsidiaries
(Dollars in thousands, except per share data)



                                                                                                 Net
                                                                                               Unrealized
                                                                                                Loss on
                                                                                               Marketable
                                          Common         Capital     Retained   Treasury        Equity
                                          Stock          Surplus     Earnings     Stock        Securities
Balances at January 1, 1991                $  61,627      $20,905     $75,389     $(3,129)      $(3,302)

Net income                                                             21,216
Issuance of common stock:
 Public offering (1,035,000 shares)           10,350       18,757
 Stock options exercised (56,955 shares)--
  Note L                                         569          570
Cash dividends ($0.62 per share)                                       (7,064)


Change in net unrealized loss on
 marketable equity securities                                                                     3,302

Balances at December 31, 1991                 72,546       40,232      89,541      (3,129)            0

Net income                                                             29,477
Stock options exercised (50,423 shares)--
 Note L                                          505          472
Three-for-two stock split in the form of a
 50% stock dividend                           36,453          (12)    (36,461)
Six-for-five stock split in the form of a
 20% stock dividend                           21,901                  (21,901)
Cash dividends ($0.70 per share)                                       (8,968)

Balances at December 31, 1992                131,405       40,692      51,688      (3,129)            0

Net income  32,469
Stock options exercised (24,280 shares)--
 Note L                                          233           58
Cash dividends ($0.84 per share)                                      (10,826)

Balances at December 31, 1993               $131,638      $40,750     $73,331     $(3,129)   $        0

See notes to consolidated financial statements.

                                               26

Consolidated Statements of Cash Flows

One Valley Bancorp of West Virginia, Inc. and Subsidiaries
(Dollars in thousands)

                                                               Year Ended December 31
                                                            1993       1992         1991
Operating Activities
 Net income                                               $  32,469  $  29,477   $  21,216
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Provision for loan losses                                  4,815     10,273       4,862
   Depreciation                                               5,755      6,520       4,969
   Amortization, net of accretion                             5,214      7,318       5,843
   Deferred income taxes (benefit)                           (1,023)    (1,683)     (1,440)
   Loans originated for sale                               (138,682)  (185,246)    (39,199)
   Proceeds from loans sold                                 144,431    178,307      30,949
   Net (gains) losses from sales of assets                     (926)      (393)      1,235
   Decrease (increase) in accrued interest receivable         1,844      2,659      (2,170)
   Decrease in accrued interest payable                      (2,978)       (70)     (1,051)
   Net change in other assets and other liabilities           2,406     (3,157)     (2,629)

 Net cash provided by operating activities                   53,325     44,005      22,585

Investing Activities
 Proceeds from sale of marketable equity securities                     35,572
 Proceeds from sales of securities                           15,116     21,772      10,002
 Proceeds from maturities of securities                     379,035    493,286     383,545
 Purchases of securities                                   (418,960)  (503,247)   (553,198)
 Cash received in acquisition, net of cash paid                                    135,859
 Sale of branch, net of deposits transferred and gain
    on sale                                                             (8,489)
 Net increase in loans                                     (152,355)   (53,036)    (75,815)
 Purchases of premises and equipment                         (7,011)    (6,281)     (4,536)

 Net cash used in investing activities                     (184,175)   (20,423)   (104,143)

Financing Activities
 Net increase in deposits                                    50,799     29,039      51,913
 Net (decrease) increase in federal funds purchased          (3,706)     4,607        (147)
 Net increase (decrease) in other short-term borrowings       8,786     (9,282)     47,168
 Repayment of long-term borrowings                           (9,859)    (4,256)       (235)
 Proceeds from long-term borrowings                                                     56
 Proceeds from issuance of common stock                         291        957      30,246
 Cash dividends                                             (10,826)    (8,968)     (7,064)

 Net cash provided by financing activities                   35,485     12,097     121,937

(Decrease) increase in cash and cash equivalents            (95,365)    35,679      40,379
Cash and cash equivalents at beginning of year              234,769    199,090     158,711

Cash and cash equivalents at end of year                   $139,404   $234,769    $199,090

See notes to consolidated financial statements.

                                               27

Notes to Consolidated Financial Statements

One Valley Bancorp of West Virginia, Inc. and Subsidiaries
December 31, 1993
(Dollars in thousands, except per share data)

Summary of Significant Accounting and Reporting Policies      Note A

The accounting and reporting policies of One Valley Bancorp of West Virginia, Inc. and its subsidiaries (One Valley) conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant policies.

Principles of Consolidation
 The accompanying consolidated financial statements include the accounts of One Valley Bancorp of West Virginia, Inc. and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Cash and Cash Equivalents
 One Valley considers cash and due from banks, interest-bearing deposits in other banks, and federal funds sold as cash and cash equivalents. The carrying amounts reported in the December 31, 1993 and 1992, balance sheets for cash and cash equivalents approximate those assets' fair values.

Securities
 Management determines the appropriate classification of securities at the time of purchase. If management has the intent and One Valley has the ability at the time of purchase to hold securities until maturity, they are classified as investments and carried at amortized historical cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Securities to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale and carried at the lower of cost or market value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes.

 The adjusted cost of the specific security sold is used to compute gain or loss on the sale of investment securities.

Loans Held for Sale
 Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.

Allowance for Loan Losses
 In determining the adequacy of the allowance for loan losses, as well as the appropriate provision for loan losses, management takes into consideration the results of internal review procedures, historical loan loss experience, an assessment of the effect of current and anticipated future economic conditions on the loan portfolio, the financial condition of the borrower and such other factors which, in management's judgment, deserve recognition. In management's judgment, the allowance for loan losses is maintained at a level adequate to provide for probable losses on existing loans and commitments.

Premises and Equipment
 Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

Income Taxes
 The consolidated provision for applicable income taxes is based upon reported income and expense. Deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate.

 One Valley and its subsidiaries file consolidated federal and state income tax returns. Each subsidiary provides for income taxes on a separate return basis, and remits amounts determined to be currently payable to the parent company.

Revenue Recognition
 Interest income on loans, amortization of unearned income, and accretion of discounts are computed by methods which generally result in level rates of return on principal amounts outstanding.

 The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest, and the loan is in the process of collection.
                                               28

Summary of Significant Accounting and Reporting Policies-continued    Note A

Loan Fees and Costs
 Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

Net Income per Common Share
 Net income per common share is computed by dividing net income by the average common shares outstanding during the year. Options under the One Valley stock option plan are considered common stock equivalents for the purpose of net income per common share data but are excluded from the computation because they are immaterial.

Restrictions on Cash and Due from Bank Accounts                  Note B

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1993, was approximately $21,700.

Merger and Acquisitions

   Note C

In January 1994, One Valley acquired all of the outstanding common stock of Mountaineer Bankshares of W. Va., Inc. (Mountaineer) in exchange for 4,350,000 shares of One Valley common stock. This combination will be accounted for as a pooling of interests. The pooling of interests method combines the financial information of the merging companies as though they had always been combined. As of December 31, 1993, Mountaineer had total assets and deposits of approximately $738,500 and $608,100. Following is an analysis presenting the 1993, 1992, and 1991 income of the separate companies and as though the combination had been consummated at December 31, 1993.

                                1993          1992           1991
 Net interest income:
  One Valley                  $116,912      $113,670      $  85,626
  Mountaineer                   31,001        29,775         26,253
  Consolidated                $147,913      $143,445       $111,879

 Net income:
  One Valley                 $  32,469     $  29,477      $  21,216
  Mountaineer                    5,485         7,161          5,176
  Consolidated               $  37,954     $  36,638      $  26,392

 Net income per common share:
  One Valley                     $2.52         $2.29          $1.93
  Mountaineer                     1.89          2.48           1.79
  Consolidated                   $2.20         $2.13          $1.72

 In 1991, One Valley was declared the successful bidder for the purchase of certain assets and the assumption of the deposits and certain other liabilities of Atlantic Financial Federal - West Virginia, F.S.A. (AFF-
WV) following its closure by the Office of Thrift Supervision. One Valley assumed deposits of approximately $525 million in exchange for net loans of $339 million, securities of $44 million, cash and cash equivalents of
$134 million (including $41.2 million, which represents One Valley's negative bid for the acquired assets) and certain other assets. This acquisition was accounted for under the purchase method of accounting.
                                               29

Notes to Consolidated Financial Statements
(Dollars in thousands)

Merger and Acquisitions--continued                                 Note C

In addition, One Valley has acquired several other banks in prior years in acquisitions accounted for using the purchase method of accounting. The purchase prices of all these acquisitions were allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten-year period. Deposit intangibles included in other assets approximated $1,000 and $1,500 at December 31, 1993 and 1992. Deposit intangible amortization approximated $600 in 1993 and $700 in 1992 and 1991.

 The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $4,200 and $4,500 at December 31, 1993 and 1992. Goodwill amortization approximated $300 in 1993, 1992, and 1991.

Securities                                                      Note D

The amortized cost and estimated fair values of debt securities are summarized as follows:

                                                                  Gross        Gross     Estimated
                                                   Amortized    Unrealized   Unrealized     Fair
                                                      Cost         Gains       Losses       Value
 December 31, 1993
  U.S. Treasury securities and obligations of
   U.S. government agencies and corporations         $609,987      $10,681      $(364)      620,304
  Obligations of states and political subdivisions     90,948        3,750       (608)       94,090
  Other securities                                     19,760          662         (1)       20,421

   Total securities                                  $720,695      $15,093      $(973)     $734,815

 December 31, 1992
  U.S. Treasury securities and obligations of
   U.S. government agencies and corporations         $634,514      $10,761      $(233)     $645,042
  Obligations of states and political subdivisions     48,481        3,351        (11)       51,821
  Other securities                                     21,416          484         (2)       21,898

   Total securities                                  $704,411      $14,596      $(246)     $718,761

 December 31, 1991
  U.S. Treasury securities and obligations of
   U.S. government agencies and corporations         $642,635      $15,894                 $658,529
  Obligations of states and political subdivisions     65,456        3,978      $  (30)      69,404
  Other securities                                     11,281                       (3)      11,278

   Total securities                                  $719,372      $19,872      $  (33)     $739,211


 In May 1993 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. With the impending adoption of this Statement, management has reevaluated its classification of securities and assigned an additional $446,140 of securities as available-for-sale. Securities designated as available-for-sale at December 31, 1993, approximated $486,469 and consisted primarily of U.S. Treasury securities and obligations of U.S. government corporations and agencies with remaining contractual maturities of less than five years. These securities had unrealized appreciation of approximately $5,701. One Valley will adopt the provisions of the new standard as of January 1, 1994. In accordance with the Statement, prior period financial statements will not be restated to reflect the change in accounting principle. The effect of adopting this Statement will be to increase the opening balance of shareholders' equity by $3,478 (net of $2,223 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost.
                                               30

Securities -- continued                                         Note D

 The amortized cost and estimated fair value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Estimated
                                         Amortized    Fair
                                            Cost      Value
 Due in one year or less                  $224,348   $226,388
 Due after one year through five years     311,279    316,508
 Due after five years through ten years     93,384     98,120
 Due after ten years                        91,684     93,799

  Total securities                        $720,695   $734,815


 At December 31, 1993 and 1992, securities carried at $343,000 and $331,000, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

 Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


Loans                                                  Note E

Loans are summarized as follows:

                                         December 31
                                      1993         1992
Commercial, financial
 and agricultural                 $   264,362  $   240,868
Real estate:
 Revolving home equity                 81,921       72,748
 Single family residential            746,393      665,248
 Apartment buildings
  and complexes                        40,062       44,562
 Commercial                           257,656      231,142
 Construction                          23,367       33,486
Installment loans to individuals      387,420      379,903
Bankers' acceptances                    2,123          560
Other                                  27,643       14,623
 Total loans net of
  unearned income                   1,830,947    1,683,140
Less allowance for loan losses         29,184       27,985

  Loans - net                      $1,801,763   $1,655,155


Unearned income approximated $4,100 and $5,400 at December 31, 1993 and 1992, respectively.

 One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.

 The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:

                          1993      1992
Balance, January 1      $60,562    $58,407
Additions                22,362     27,498
Amount collected        (21,688)   (25,343)

Balance, December 31    $61,236    $60,562

 In May 1993, the FASB issued Statement of Financial Accounting
Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994.
The Statement requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this Statement is not anticipated to have a material effect on One Valley's financial statements.
                                               31

Notes to Consolidated FInancial Statements
(Dollars in thousands)

Loans -- continued                                                   Note E

The fair values for fixed-rate commercial, mortgage, and consumer loans are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The carrying value of accrued interest approximates its fair value. The estimated fair value of loans at December 31, 1993 and 1992 approximated $1,837,000 and $1,693,000.

 One Valley originates and sells fixed-rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1993, One Valley held loans for sale of approximately $14,300 and had commitments to originate and sell loans of approximately $13,100.

 The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $780,000, $963,000, and $1,082,000 at December 31, 1993, 1992, and 1991, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $10,500 and $12,000 at December 31, 1993 and 1992.

Allowance for Loan Losses                                        Note F

 Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1993, were as follows:

                                        1993       1992      1991
 Balance, January 1                   $27,985    $22,729   $14,633
 Charge-offs                           (5,206)    (6,536)   (4,871)
 Recoveries                             1,590      1,519     1,282
  Net charge-offs                      (3,616)    (5,017)   (3,589)
 Provision for loan losses              4,815     10,273     4,862
 Balance of acquired subsidiaries                            6,823

 Balance, December 31                 $29,184    $27,985   $22,729


Premises and Equipment                                               Note G

 The major categories of premises and equipment and accumulated depreciation are summarized as follows:

                                   December 31
                                  1993     1992
Land                           $  11,934 $ 12,000
Buildings and improvements        59,749   59,215
Equipment                         37,473   36,618
Total                            109,156  107,833
 Less accumulated depreciation   (40,770) (40,014)

Premises and equipment-net     $  68,386 $ 67,819

 One Valley has entered into noncancelable lease agreements
(operating leases) for certain premises and equipment and outside data processing services. The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is: 1994--$3,100; 1995--$3,100: 1996--$3,000;
1997--$2,600; and 1998--$2,500, with $4,600 of commitments extending beyond 1998.

 Total expense under these lease agreements, including cancelable and noncancelable leases, was $2,900 in 1993, $1,500 in 1992, and $1,300 in 1991.
                                               32

Deposit Liabilities                                                   Note H

 The fair values of demand deposits (i.e., interest and non-interest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. The estimated fair value of total deposits at December 31, 1993 and 1992, approximated $2,337,000 and $2,286,000. FASB
Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the above estimated fair value of total deposits at December 31, 1993 and 1992.

 Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $81,000 in 1993, $95,000 in 1992, and $101,000 in 1991.

Short-term Borrowings                                              Note I

 Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days. The carrying amounts of short-term borrowings approximate their fair values. Additional details regarding short-term borrowings are set forth below:

                                                Federal     Repurchase
                                                  Funds     Agreements
                                                Purchased    and Other
 1993
  Average amount outstanding during year          $19,313     $159,993
  Maximum amount outstanding at any month-end      22,236      187,328
  Weighted average interest rate:
   During year                                       3.17%         2.85%
   End of year                                       2.92          2.54

 1992
  Average amount outstanding during year           $19,183     $171,084
  Maximum amount outstanding at any month-end       42,366      186,992
  Weighted average interest rate:
   During year                                        3.51%        3.76%
   End of year                                        2.92         3.32

 1991
  Average amount outstanding during year           $18,159      $124,786
  Maximum amount outstanding at any month-end       22,123       165,223
  Weighted average interest rate:
   During year                                        5.72%         5.29%
   End of year                                        4.47          4.59


Long-term Borrowings                                           Note J

 Long-term borrowings consist of mortgages payable of $133 and
$9,992 at December 31, 1993 and 1992. The fair values of long-term borrowings are estimated using discounted cash flow analyses based on One Valley's current incremental borrowing rates for similar types of borrowing arrangements. The estimated fair value of long-term borrowings at December 31, 1993 and 1992 approximated $100 and
$11,200.
                                               33

Income Taxes                                                     Note K


 The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:

               1993       1992       1991
 Federal:
  Current    $15,507    $14,090     $9,055
  Deferred    (1,023)    (1,683)    (1,440)
 State         2,004      1,418      1,512

   Total     $16,488    $13,825     $9,127


 A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:


                                                1993                  1992                  1991
 Computed tax at statutory federal rate   $17,135    35.0 %    $14,723    34.0 %    $10,317     34.0 %
 Plus: State income taxes,
  net of federal tax benefits               1,303     2.7          936     2.2          998      3.3

                                           18,438    37.7       15,659    36.2       11,315     37.3
 Increase (decrease) in taxes resulting from:
  Tax-exempt  interest                     (1,908)   (3.9)      (1,874)   (4.3)      (2,256)    (7.4)
  Other--net                                  (42)    (.1)          40                   68       .2

   Actual tax expense                    $ 16,488    33.7 %    $13,825    31.9 %     $9,127     30.1 %


 Significant components of One Valley's deferred tax assets and liabilities are as follows:

                                        December 31
                                      1993       1992
 Deferred tax assets:
  Allowance for loan losses          $10,214   $  9,515
  Accrued employee benefits            1,850      1,700
  Other accrued expenses               1,007        902
   Total deferred tax assets          13,071     12,117

 Deferred tax liabilities:
  Premises and equipment               2,628      2,513
  Loans                                3,439      3,623
   Total deferred tax liabilities      6,067      6,136


 Net deferred tax assets            $  7,004   $  5,981


Income tax benefit related to securities losses approximated $299 in 1991.

One Valley made tax payments of approximately $19,000 in 1993, $17,000 in 1992, and $9,500 in 1991.
                                               34

Employee Benefit Plans                                                Note L

 One Valley has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. One Valley's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

 The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:



                                                                                1993        1992
 Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
   of $14,720 in 1993 and $10,450 in 1992                                   $   15,720  $   10,600

 Projected benefit obligation                                               $ (23,687)   $ (18,481)
 Plan assets at fair value, consisting primarily of cash, listed
stocks, and U.S. bonds                                                         18,167       14,695
 Projected benefit obligation in excess of plan assets                         (5,520)      (3,786)
  Unrecognized net asset at November 1, 1987, net of amortization              (2,044)      (2,229)
  Unrecognized net loss from past experience different from that assumed and
    effects of changes in assumptions                                           5,391        3,468

  Accrued pension cost included in other liabilities                       $   (2,173)  $   (2,547)


 Following is a summary of the components of net periodic pension cost:

                                                   1993      1992      1991
 Service cost--benefits earned during the period $ 1,185  $  1,007  $    883
 Interest cost on projected benefit obligation     1,449     1,287     1,010
 Actual return on plan assets                     (2,253)   (1,019)   (1,305)
 Net amortization and deferral                       896       (24)      110
 Early retirement benefits                                               326

  Net periodic pension cost                      $ 1,277   $ 1,033   $ 1,024


 The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 7% and 8% at December 31, 1993 and 1992. The rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations was 5.5% in 1993 and 6% in 1992. The expected long-term rate of return on plan assets in 1993, 1992, and 1991 was 8.5%. During 1993, the unrecognized net loss increased due to the change in the weighted-average discount rate. This increase was partially offset by actuarial experience gains relating to the return on plan assets.

 In 1993, the FASB issued Statement of Financial Accounting
Standards No. 112, "Employers' Accounting for Postemployment Benefits," which is effective in 1994 for One Valley. This Statement requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees' services already rendered, employees' rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. The adoption of this Statement will not be material to One Valley's financial statements.

 One Valley has a stock option plan for certain key employees.
Pursuant to the Plan, an aggregate maximum of 960,000 shares of common stock was reserved for issuance, although no more than 96,000 shares may be issued in any calendar year. At December 31, 1993, there were outstanding and exercisable options for the purchase of 256,520 shares at prices ranging from $10.28 to $28.38 per share. During 1993, 24,280 shares were exercised at prices ranging from $10.28 to $15.00.
                                               35

Notes to Consolidated Financial Statements
(Dollars in thousands)

Employee Benefit Plans -- continued                                   Note L

 In 1993, One Valley adopted FASB No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." One Valley has a defined benefit postretirement plan covering all employees who qualify for and elect to retire with a normal or early retirement benefit under the defined benefit pension plan. The plan provides medical and dental benefits. This plan is contributory and contains cost sharing features such as deductibles and co-insurance. One Valley's policy is to fund the cost of the plan in amounts determined at the discretion of management.
The effect of adopting Statement 106 increased 1993 net periodic postretirement benefit cost by approximately $400. Postretirement benefit costs for 1992 and 1991, which were recorded on a cash basis, have not been restated.

 The following table presents the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                                1993          1992
 Accumulated postretirement benefit obligation:
  Active plan participants fully eligible for benefits                 $         (54)  $        (72)
  Other active participants                                                   (2,512)        (1,472)
  Current retirees                                                            (2,700)        (2,826)

                                                                              (5,266)        (4,370)
 Plan assets                                                                       0              0
   Accumulated postretirement benefit obligation in excess of plan assets     (5,266)        (4,370)
  Unrecognized transition obligation                                           4,151          4,370
 Unrecognized prior service cost                                                 245              0
 Unrecognized net loss from past experience different from that assumed and
  effects of changes in assumptions                                              467              0

  Accrued postretirement benefit cost included in other liabilities       $     (403) $           0


 Net periodic postretirement benefit cost included the following components:



                                                       1993        1992        1991
 Service cost                                       $    141
 Interest cost                                           350
 Amortization of transition obligation over 20 years     218
  Net periodic postretirement benefit cost          $    709    $    261     $    148


 The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 12% for 1994 (same as the rate previously assumed for 1993) and is assumed to decrease gradually to 5% in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1993, by $358 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 by $68.

 The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7% and 8% at December 31, 1993 and 1992.

Parent Company Condensed Financial Information                            Note M


Condensed Balance Sheets
                                       December 31
Assets                               1993         1992
 Interest-bearing deposits in
  subsidiary bank                 $  24,062 $     14,031
 Investment securities                1,486        1,408
 Premises and equipment                 375          418
 Investment in subsidiaries:
  Banks                             213,505      202,371
  Non-banks                           8,869        7,743
 Other assets                            16            5


  Total Assets                     $248,313   $  225,976

Liabilities
 Other liabilities               $    5,723   $    5,320
  Total Liabilities                   5,723        5,320

Shareholders' Equity
 Common stock                       131,638      131,405
 Capital surplus                     40,750       40,692
 Retained earnings                   73,331       51,688
 Treasury stock                      (3,129)      (3,129)
  Total Shareholders' Equity        242,590      220,656

  Total Liabilities and
   Shareholders' Equity            $248,313     $225,976

Condensed Statements of Income
                                       Year Ended December 31
                                    1993        1992      1991
Income:
 Dividends from
  bank subsidiaries                $26,415     $18,409    $14,028
 Other income                        2,341       1,934      1,787
  Total income                      28,756      20,343     15,815

Expenses:
 Salaries and employee benefits      4,845       4,178      3,430
 Other expenses                      3,183       3,434      1,604
 Interest expense                        2         404        458
  Total expenses                     8,030       8,016      5,492
Income before income taxes and
 equity in undistributed earnings
 of subsidiaries                     20,726     12,327     10,323
Applicable income tax (benefit)      (2,439)    (2,954)    (2,038)
Income before equity in undistrib-
 uted earnings of subsidiaries       23,165     15,281     12,361
Equity in undistributed earnings
 of subsidiaries                      9,304     14,196      8,855

  Net Income                        $32,469    $29,477    $21,216


Condensed Statements of Cash Flows
  Year Ended December 31
                                     1993     1992     1991
Operating Activities:
 Net income                        $32,469   $29,477  $21,216
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation & amortization          185       617      209
  Equity in undistributed
   earnings of subsidiaries         (9,304)  (14,196)  (8,855)
  Net change in other assets
   and other liabilities               436       336      351
   Net cash provided by
   operating activities             23,786    16,234   12,921

Investing Activities:
 Proceeds from maturities and
  sale of investment securities                2,520

 Purchase of investment
  securities                           (78)   (1,042)
 Investment in subsidiaries         (3,000)           (31,060)
 Purchase of equipment                (142)     (203)    (106)
  Net cash (used in) provided by
   investing activities             (3,220)    1,275  (31,166)

Financing Activities:
 Repayment of long-term
  borrowings                                  (4,000)
 Proceeds from issuance of
  common stock                         291       957   30,246
 Cash dividends paid               (10,826)   (8,968)  (7,064)
  Net cash (used in) provided by
   financing activities            (10,535)  (12,011)  23,182

Increase in cash and
 cash equivalents                   10,031     5,498    4,937

Cash and cash equivalents at
 beginning of year                  14,031     8,533    3,596

Cash and cash equivalents at
 end of year                       $24,062   $14,031 $  8,533
                                               37

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

Restrictions on Subsidiary Dividends                                 Note N

 The primary source of funds for the dividends paid by One Valley
Bancorp is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. During 1994, the retained net profits available for distribution to One Valley Bancorp as dividends without regulatory approval are approximately $26,000, plus retained net profits for the interim periods through the date of declaration.


Commitments and Contingent Liabilities                           Note O

 In the normal course of business, One Valley offers certain financial products to its customers to aid them in meeting their requirements for liquidity and credit enhancement. Generally accepted accounting principles require that these products be accounted for as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. One Valley's exposure to loss in the event of nonperformance by the counterparty for commitments to extend credit and standby letters of credit is the contract or notional amounts of these instruments. Management does not anticipate any material losses as a result of these commitments and contingent liabilities. The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1993 and 1992, approximates their carrying value. Following is a discussion of these commitments and contingent liabilities.

Standby Letters of Credit
 These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of $36,000 as of December 31, 1993.

 Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.

Loan Commitments
 As of December 31, 1993, the Bank had commitments outstanding to extend credit at prevailing market rates totaling $333,000. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.

Loans Sold with Recourse
 In the acquisition of AFF-WV, One Valley assumed a contingent liability relating to certain loans previously sold by AFF-WV subject to certain recourse provisions which requires it to repurchase these loans or repay any deficiencies on collateral sold in the event the borrower defaults on the original contract. At December 31, 1993, One Valley had approximately $60,000 in outstanding loans sold with recourse. The majority of these loans originated prior to 1980 and have an average balance of less than $20.  In connection with its evaluation of AFF-WV,
One Valley reviewed these loans utilizing the same lending policies and collateral evaluations that One Valley has historically used in the ordinary course of its business and does not anticipate any material losses as a result of these contingent liabilities. In addition, pursuant to the terms of an Indemnity Agreement with the Resolution Trust
Corporation, the Resolution Trust Corporation agreed to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.
                                               38

Other Income and Expenses                                           Note P

 Included in other income are checkbook sales which approximated $2,468 in 1993, $2,623 in 1992, and $1,866 in 1991. Included in other expenses is supplies expense which approximated $2,938 in 1993, $2,832 in 1992, and $2,040 in 1991 and postage expense which approximated $2,554 in 1993, $2,699 in 1992 and $1,826 in 1991.

Quarterly Financial Data (Unaudited)                               Note Q

 Quarterly financial data for 1993 and 1992 is summarized below:



                                                                   1993                              1992
                                                             Three Months Ended                 Three Months Ended
                                                    March 31 June 30   Sept 30   Dec 31  March 31 June 30  Sept 30  Dec 31

Interest income                                      $47,947  $48,750  $48,704  $49,653  $53,492  $53,047  $51,861  $49,681
Interest expense                                      20,148   19,626   19,104   19,264   25,783   24,175   23,092   21,361
 Net interest income                                  27,799   29,124   29,600   30,389   27,709   28,872   28,769   28,320
Provision for loan losses                              1,328    1,329    1,159      999    2,475    2,497    2,740    2,561
Net interest income after provision for loan losses   26,471   27,795   28,441   29,390   25,234   26,375   26,029   25,759
Other income, excluding securities gains               8,857    9,121    9,070    9,187    7,799    8,063    9,063    9,001
Securities transactions                                                     (5)       3      (72)      15       58
Other expenses                                        23,890   24,263   24,701   26,519   23,147   23,464   23,771   23,640
Income before income taxes                            11,438   12,653   12,805   12,061    9,814   10,989   11,379   11,120
Applicable income taxes                                3,820    4,234    4,581    3,853    3,008    3,488    3,722    3,607
  Net Income                                        $  7,618 $  8,419 $  8,224 $  8,208 $  6,806 $  7,501 $  7,657 $  7,513

Per Share Data:
 Average shares outstanding (in thousands)            12,875   12,884   12,884   12,893   12,844   12,858   12,865   12,866
 Net income per share                               $    .59 $    .65 $    .64 $    .64 $    .53 $    .58 $    .59 $    .59
 Dividends per share                                     .20      .20      .22      .22      .17      .17      .18      .18

 High bid/share                                        32.25    29.75    33.25    31.25    20.56    26.25    23.96     30.21
 Low bid/share                                         28.25    25.25    26.75    27.00    19.58    19.73    21.46     26.25


                                               39

Six-Year Net Interest Income Summary

One Valley Bancorp of West Virginia, Inc. and Subsidiaries
(Dollars in thousands)


                               1993            1992               1991              1990              1989           1988
                                   % of               % of              % of               % of            % of            % of
                                  Total              Total             Total              Total           Total           Total
                                 Interest           Interest          Interest           Interest        Interest        Interest
                         $        Income   $         Income  $         Income   $         Income $        Income  $        Income

Interest Income:
 Loans:
  Taxable                 150,836    76.1   156,357     74.1  133,514     70.3  122,808     66.9  116,247   66.2  101,858    69.4
  Tax-exempt                2,594     1.3     2,368      1.1    2,942      1.6    4,111      2.2    4,908    2.8    4,729     3.2
   Total loans            153,430    77.4   158,725     75.2  136,456     71.9  126,919     69.1  121,155   69.0  106,587    72.6
 Securities
  Taxable                  36,003    18.2    42,877     20.3   37,835     20.0   36,702     20.0   29,846   17.0   20,403    13.9
  Tax-exempt                6,208     3.1     6,111      2.9    8,218      4.3    9,556      5.2   10,630    6.0   11,624     7.9
   Total securities        42,211    21.3    48,988     23.2   46,053     24.3   46,258     25.2   40,476   23.0   32,027    21.8
 Funds sold & other         2,494     1.3     3,251      1.5    7,259      3.8   10,449      5.7   13,979    8.0    8,261     5.6
   Total interest income  198,135    00.0   210,964    100.0  189,768    100.0  183,626    100.0  175,610   00.0  146,875   100.0

Interest Expense
 Deposits                  71,713     36.2   85,991     40.8   91,322     48.1   92,480     50.4   88,197   50.2   69,664    47.4
 Short-term borrowings      5,173      2.6    7,122      3.4    7,647      4.1    8,877      4.8    9,329    5.3    5,737     3.9
 Long-term borrowings       1,256      0.6    1,298      0.6    1,379      0.7    2,175      1.2    2,303    1.3    2,324     1.6
  Total interest expense   78,142     39.4   94,411     44.8  100,348     52.9  103,532     56.4   99,829   56.8   77,725    52.9
Tax equivalent
 net interest income      119,993     60.6  116,553     55.2   89,420     47.1   80,094     43.6   75,781   43.2   69,150    47.1
Tax equivalent adjustment   3,081      1.6    2,883      1.4    3,794      2.0    4,647      2.5    5,283    3.1    5,560     3.8

Net interest income       116,912     59.0  113,670     53.9   85,626     45.1   75,447     41.1   70,498   40.1   63,590    43.3

Summary of Average Rates
 Earned & Paid*
Taxable loans                8.80%             9.61%            10.61%            11.30%           11.38%           10.66%
Tax-exempt loans            10.26             10.34             11.88             13.56            14.31            13.11

 Net loans                   8.97              9.77             10.78             11.51            11.62            10.87

Taxable securities           5.40              6.28              7.63              8.61             8.68             7.62

Tax-exempt securities       10.40             11.07             11.34              1.15            11.00            10.86

 Total securities            5.81              6.64              8.11              9.04             9.19             8.55

Funds sold & deposits        2.98              3.45              6.17              8.54             9.23             8.29

 Total earning assets                  7.86%            8.59%             9.72%             10.57%          10.74%           9.82%

Time & savings deposits      3.67             4.47               5.89              6.73             6.81             6.05

Short-term borrowings        2.88             3.74               5.35              7.27             8.18                     6.82

Long-term borrowings        12.80             9.64               9.61             10.19            10.24                    10.23
 Total interest cost         3.65             4.44               5.87              6.82             6.98                     6.17

 Total cost of all funds              3.10              3.84              5.14              5.96             6.10            5.35
  Net interest margin                 4.76%             4.75%             4.58%             4.61%            4.64%           4.75%


* Yields are computed on a fully taxable equivalent basis using the rates of 35% for 1993 and 34% for years earlier.
                                               40

Six-Year Operating Income Summary
One Valley Bancorp of West Virginia, Inc. and Subsidiaries
(Dollars in thousands)



                                  1993            1992            1991              1990           1989              1988
                                      % of            % of             % of             % of           % of              % of
                                    Adjusted         Adjusted        Adjusted          Adjusted       Adjusted          Adjusted
                                    Operating        Operating       Operating         Operating      Operating         Operating
                              $       Income   $       Income  $       Income   $       Income  $       Income   $       Income

Interest income               195,054   84.3   208,081   86.0  185,974   89.7   178,979   91.2  170,327   91.7   141,315   90.7

Interest expense               78,142   33.8    94,411   39.0  100,348   48.4   103,532   52.8   99,829   53.7    77,725   49.9

Net interest income           116,912   50.5   113,670   47.0   85,626   41.3    75,447   38.4   70,498   38.0    63,590   40.8
Provision for loan losses       4,815    2.1    10,273    4.3    4,862    2.4     5,295    2.7    7,598    4.1     5,200    3.3

Net interest income after
 provision for loan losses    112,097   48.4   103,397   42.7   80,764   38.9    70,152   35.7   62,900   33.9    58,390   37.5

Other Income:
 Trust Department income        6,716    2.9     5,534    2.3    4,706    2.3     4,345    2.2    3,983    2.1     3,798    2.4
 Service charges on
  deposit accounts             10,258    4.5     9,580    4.0    7,460    3.6     5,277    2.7    4,390    2.4     3,937    2.5
 Other service
  charges and fees             10,957    4.7    11,681    4.8    5,560    2.7     4,054    2.1    3,491    1.9     3,282    2.1
 Other operating income         8,304    3.6     7,131    2.9    4,373    2.1     3,461    1.8    3,258    1.8     3,128    2.0
 Securities transactions           (2)   0.0         1    0.0     (748)  (0.4)      114    0.0      243    0.1       406    0.3
  Total other income           36,233   15.7    33,927   14.0   21,351   10.3    17,251    8.8   15,365    8.3    14,551    9.3

Operating Expenses:
 Salaries & benefits           50,382   21.8    45,343   18.7   36,778   17.7    32,310   16.5   29,838   16.1    28,337   18.2
 Occupancy expense              4,849    2.1     4,822    2.0    3,067    1.5     2,266    1.1    2,143    1.2     1,820    1.2
 Equipment expense              8,634    3.7     8,471    3.5    6,614    3.2     4,971    2.5    5,110    2.7     5,055    3.3
 External computer costs        3,018    1.3     1,917    0.8    1,489    0.7     1,549    0.8    1,535    0.8     1,862    1.2
 Other expense                 32,490   14.1    33,469   13.8   23,824   11.5    20,392   10.4   18,546   10.0    17,060   10.9
  Total operating expenses     99,373   43.0    94,022   38.8   71,772   34.6    61,488   31.3   57,172   30.8    54,134   34.7

Income before tax              48,957   21.1    43,302    7.9   30,343   14.6    25,915   13.2   21,093   11.4    18,807   12.1
Applicable income taxes        16,488    7.1    13,825    5.7    9,127    4.4     6,813    3.5    4,920    2.7     4,180    2.7

Net income                     32,469   14.0    29,477   12.2   21,216   10.2    19,102    9.7   16,173    8.7    14,627    9.4

* Adjusted operating income equals interest income plus other income.

Per Share Summary
  (in dollars, except average shares)  1993              1992            1991             1990            1989              1988
Net income                             2.52              2.29            1.93             1.75            1.48              1.33
Cash dividends                         0.84              0.70            0.62             0.59            0.56              0.50
Stock dividends                           0            50%/20%              0                0               0                 0
Average shares                   12,884,000        12,858,000      11,008,000       10,906,000      10,942,000        11,034,000

                                               41

Six-Year Average Balance Sheet Summary
One Valley Bancorp of West Virginia, Inc. and Subsidiaries
(Dollars in thousands)


                                   1993            1992            1991           1990             1989              1988
                                       % of           % of             % of            % of             % of             % of
                             $        Total $        Total  $         Total $         Total  $         Total   $        Total
  Assets
Loans:
 Taxable                     1,713,982   63 1,626,853   61  1,258,280   59  1,086,627    57  1,021,282    57   955,716    59
 Tax-exempt                     25,277    1    22,901    1     24,761    1     30,316     2     34,295     2    36,077     2
  Total loans                1,739,259   64 1,649,754   62  1,283,041   60  1,116,943    59  1,055,577    59   991,793    61
Less: Allowance for losses      29,057    1    25,274    1     16,868    1     14,414     1     12,817     1    11,523     1
  Total loans-net            1,710,202   63 1,624,480   61  1,266,173   59  1,102,529    58  1,042,760    58   980,270    60
Investment Securities:
 Taxable                       666,731   24   682,332   25    495,590   23    426,179    22    343,784    19   267,745    17
 Tax-exempt                     59,702    2    55,201    2     72,460    3     85,702     5     96,602     6   107,005     7
  Total securities             726,433   26   737,533   27    568,050   26    511,881    27    440,386    25   374,750    24
Federal funds sold & other      83,782    3    94,165    4    117,578    6    122,354     6    151,387     8    99,599     6
  Total earning assets       2,520,417   92 2,456,178   92  1,951,801   91  1,736,764    91  1,634,533    91 1,454,619    90
Other assets                   211,335    8   222,787    8    182,040    9    165,827     9    161,285     9   160,090    10
   Total assets              2,731,752  100 2,678,965  100  2,133,841  100  1,902,591   100  1,795,818   100 1,614,709   100

  Liabilities &
  Shareholders' Equity
Interest Bearing Liabilities:
 Time & savings deposits     1,953,735   72 1,924,819  72   1,551,503   73  1,373,971    72  1,294,586    72 1,151,825    71
 Short-term borrowings         179,373    6   190,267   6     142,945    6    122,064     6    114,109     6    84,168     6
 Long-term borrowings            9,816    0    13,469   1      14,345    1     21,342     1     22,489     1    22,715     1
  Total interest bearing
   liabilities               2,142,924   78 2,128,555  79   1,708,793   80  1,517,377    79  1,431,184    79 1,258,708    78
Demand deposits                336,250   12   315,969  12     240,653   11    220,536    12    210,458    12   213,732    13
Other liabilities               20,271    1    22,669   1      22,983    1     19,418     1     19,658     1    15,560     1
  Total liabilities          2,499,445   91 2,467,193  92   1,972,429   92  1,757,331    92  1,661,300    92 1,488,000    92
Shareholders' equity           232,307    9   211,772   8     161,412    8    145,260     8    134,518     8   126,709     8
  Total liabilities &
   Shareholders' equity      2,731,752  100 2,678,965 100   2,133,841  100  1,902,591   100  1,795,818   100 1,614,709   100

                                               42

One Valley Bancorp Quality Council

Front row
Robert E. Kamm, Jr.
President & CEO, One Valley Bank of Summersville


Second row left to right
John L. Robertson
President & CEO, One Valley Bank of Ronceverte

Frederick H. Belden, Jr.
Senior Vice President and Assistant Corporate Secretary


Third row left to right
John M. Frazier
President & CEO, One Valley Bank of Oak Hill

Phyllis H. Arnold
Senior Vice President
President & CEO, One Valley Bank, NA


Fourth row left to right
James W. Thompson
President & CEO, One Valley Bank of Mercer County

James L. Whytsell
Senior Vice President - Data Processing

J. Holmes Morrison
President and Chief Executive Officer


Fifth row left to right
Laurance G. Jones
Senior Vice President and Chief Financial Officer

William D. Stegall
President & CEO, One Valley Bank of Martinsburg

J. G. Call
President & CEO, One Valley Bank of Huntington


Top row
Kenneth R. Summers
President & CEO, One Valley Bank of Morgantown

Directors of One Valley Bancorp

Seated left to right
John M. Wells, Sr.
Honorary Member

James R. McCartney
Honorary Member

Mary Price Ratrie
Honorary Member

Nelle Ratrie Chilton
Director,  Dickinson Fuel Company, Inc. and Terra Co., Inc.


Standing front row left to right
James W. Thompson
President & Chairman of the Board,
One Valley Bank of Mercer County

Robert O. Orders, Sr.
Chief Executive Officer,
Orders Construction Company

David E. Lowe
President, Chesapeake and Potomac
Telephone Company of West Virginia

Angus E. Peyton
Attorney, Brown & Peyton

Phillip H. Goodwin
President, CAMCARE & CAMC

J. Holmes Morrison
President & Chief Executive Officer,
One Valley Bancorp of West Virginia, Inc.
Chairman of the Board,
One Valley Bank, N.A.

Phyllis H. Arnold
President, One Valley Bank, N.A.

Robert F. Baronner
Chairman of the Board,
One Valley Bancorp of West Virginia, Inc.

Robert E. Kamm, Jr.
President & Chief Executive Officer,
One Valley Bank of Summersville

James K. Brown
Attorney, Jackson & Kelly

John L. Van Metre, Jr.
Attorney, Steptoe & Johnson


Standing second row left to right
Charles R. Neighborgall, III
President, Neighborgall Construction Co.

John T. Chambers
Commercial Realtor,
President, Ravenswood Land Co. and
Mt. Alpha Development Company

James Gabriel
President & CEO, Gabriel Brothers, Inc.

John D. Lynch
Vice President, Davis Lynch Glass Co.

John L. D. Payne
President, Payne-Gallatin Mining Co.

Ray M. Evans, Jr.
President, Dickinson Company and
Quincy Coal Company

Standing on stairs left to right
Charles M. Avampato
President, Clay Foundation, Inc.

John Henry Wick, III
Dickinson Fuel Co., Inc.

H. Bernard Wehrle, III
President, McJunkin Corporation

Thomas E. Goodwin
Chairman of the Board,
One Valley Bank of Ronceverte, N.A.


Not pictured
Edward H. Maier
President, General Corporation

Richard B. Walker
Chairman of the Board and CEO,
Cecil I. Walker Machinery Co.

Thomas D. Wilkerson
General Agent,
Northwestern Mutual Life Insurance Co.


Honorary Members
James F. Brown, III
Charles T. Jones
J. William Martin

Affiliate Directors

ONE VALLEY BANK,
National Association
One Valley Square
Charleston, WV  25326

 Phyllis H. Arnold*
 Charles M. Avampato
 Robert F. Baronner
 James K. Brown
 John T. Chambers
 Nelle Ratrie Chilton
 Ray Marshall Evans, Jr.
 Robert F. Goldsmith
 Phillip H. Goodwin
 O. Nelson Jones
 Carl E. Little
 David E. Lowe
 Edward H. Maier
 John F. Mork
 J. Holmes Morrison
 Robert O. Orders, Sr.
 John L. D. Payne
 Angus E. Peyton
 K. Richard C. Sinclair
 James C. Smith
 James R. Thomas, II
 Edwin H. Welch
 John Henry Wick, III
 Thomas D. Wilkerson
 James D. Williams

Honorary Members
 James F. Brown, III
 Charles T. Jones
 J. William Martin
 Mary Price Ratrie
 John M. Wells, Sr.

ONE VALLEY BANK OF
 RONCEVERTE. N.A.
100 Maplewood Avenue
Ronceverte, WV  24970

 Richard Aide
 Gary M. Ambler
 Thomas E. Goodwin
 Norman O. Nutter
 Michael O'Brien
 Henry E. Riffe
 John L. Robertson*
 David Sebert
 Marion Shiflet

Honorary Member
 George A. Aide

ONE VALLEY BANK OF
 HUNTINGTON
Sixth Ave. & First St.
Huntington, WV  25701

 J. G. Call*
 W. Dan Egnor
 Stephen G. Fox
 Henry M. Kayes
 Sara H. Lowe
 Charles R. Neighborgall, III
 Stephen G. Roberts
 Kevin D. Thompson
 David P. Reed
 J. Roger Smith

ONE VALLEY BANK OF
 SUMMERSVILLE
811 Main Street
Summersville, WV  26651

 Roy V. Groves
 W. H. Henderson
 Charles H. Hinkle
 Robert E. Kamm, Jr.*
 David Lackey
 Glenn H. McMillion
 Robert C. Rader

ONE VALLEY BANK OF
 MARTINSBURG, N.A.
110 West King Street
Martinsburg, WV  25401

 Walter Lee Butler
 Howard Newton Carper, Jr.
 F. Dennis Clarke
 Frank H. Fischer
 Charles A. Hensell
 Carol Fritts Kable
 Lucien G. Lewin
 Robert A. McMillan
 John M. Miller III
 Peter L. Mulford
 Bonn A. Poland, III
 William D. Stegall*
 Paul E. Tederick
 John L. Van Metre, Jr.

Honorary Members
 Guy R. Avey
 T. Fred Hammond
 Floyd C. Odom
 Robert A. Sanders
 Clyde E. Smith, Jr.
ONE VALLEY BANK OF
 OAK HILL
100 Main Street
Oak Hill, WV  25901

 John M. Frazier*
 George W. Jones III
 Elizabeth M. Lewis
 James E. Lively
 William E. Meador
 Marilyn T. Montgomery
 Donald C. Newell, Jr.
 Walter A. Noyes
 N. M. Steen

ONE VALLEY BANK OF
 MERCER COUNTY
Courthouse Square
Princeton, WV  24740

 Homer K. Ball
 Jerry L. Beasley
 Fred A. Bolton
 J. Richard Copeland
 Harry Finkelman
 H. Allen Griffith
 A. Glendon Hill
 M. D. Kirk, Jr.
 Joseph F. Marsh
 James L. Miller
 Charles W. Pace
 Dewey W. Russell
 Guy B. Scyphers
 James W. Thompson*
 Ted L. White
 H. Elwood Winfrey

Honorary Members
 James W. Anderson
 John C. Anderson
 W. R. Cooke
 Richard V. Lilly
 Fred McKenzie
 Lawrence J. Pace
 Joseph C. Shaffer, Jr.

ONE VALLEY BANK OF
 MORGANTOWN
496 High Street
Morgantown, WV  26505

 Iona L. Bucklew
 Samuel Chico, Jr.
 Laurence S. DeLynn
 George R. Farmer, Jr.
 Arthur Gabriel
 Kenneth Juskowich
 James L. Laurita, Sr.
 John D. Lynch
 Paul F. Malone
 Jordan C. Pappas
 James M. Stevenson
 Paul T. Swanson
 Kenneth R. Summers*
 Bernard G. Westfall

Honorary Members
 James R. McCartney
 Glenn W. Thorne

* President and CEO

                    (One Valley Bancorp logo)
      P.O. Box 1793/Charleston, WV/25326/(304) 348-7000