Form 10-K, Exhibit 13
ONE VALLEY BANCORP OF WEST VIRGINIA INC
filed 1995-03-29
CIK 351616

                               One Valley

                               Bancorp







                                 1994

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


         Allen E. Davis, Staff Accountant
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

CONTACTS

    Analysts, portfolio managers, and others seeking financial information about One Valley Bancorp should contact Laurance G. Jones, Executive Vice President and Treasurer, at (304) 348-7062.


    News media representatives and others seeking general information should contact Lloyd P. Calvert, Vice President -Corporate Communications, at (304) 348-7207.


    Shareholders seeking assistance should contact Joan Schatz, Assistant Secretary, at (304) 348-7023.


NUMBER OF SHAREHOLDERS

    At December 31, 1994, there were approximately 5,904 shareholders of record of One Valley Common Stock.

CONTENTS


Financial Highlights ................................................ 1
Report to Customers, Employees, Owners and Friends .................. 2
Management's Discussion and Analysis................................. 6
Consolidated Financial Statements ...................................23


Six-Year Financial Summaries ....................................... 41
Quality Council .................................................... 44
One Valley Bancorp Directors........................................ 44
Directors of Affiliate Banks......................... Inside Back Cover



FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)        1994         1993    % CHANGE
FOR THE YEAR
   Net interest income....................... $   156,486    $ 147,913        5.80%
   Net income................................      46,211       37,954       21.76
   Average Balances
     Total loans - net.......................   2,199,686    2,026,748        8.53
     Total assets............................   3,540,451    3,467,261        2.11
     Deposits................................   2,930,555    2,895,131        1.22
     Equity..................................     315,724      294,733        7.12

AT YEAR-END
   Year-end Balances
     Total loans - net....................... $ 2,335,519    2,132,888        9.50
     Total assets............................   3,673,241    3,512,876        4.57
     Deposits................................   2,926,479    2,936,735       (0.35)
     Equity..................................     321,867      305,184        5.47

PER SHARE
   Net income................................ $      2.70    $    2.20       22.73
   Cash dividends............................        0.94         0.84       11.90
   Book value................................       18.93        17.70        6.95

REPORT TO CUSTOMERS, EMPLOYEES, OWNERS, AND FRIENDS

    In the face of the Federal Reserve increasing interest rates six times and 250 basis points during the year, One Valley realized record profitability in 1994. As previously announced, One Valley's performance reached record levels in net income per share, net income, loans and shareholders' equity while deposits were relatively flat for the year. Key asset quality measures also continued to improve in 1994.

    Net income per share rose to $2.70 in 1994, up 22.7% from the $2.20 earned in 1993. Net income for the year totaled $46.2 million versus $38.0 million for the prior year which resulted in record annual returns of 1.31% on average assets and 14.64% on shareholders' equity. Shareholders' equity increased 5.5% to $321.9 million at year-end giving One Valley an 8.9% average equity-to-asset ratio for the year. One Valley's risk based capital ratio, a regulatory measure of capitalization, ended the year at 15.5%, well above the regulatory requirement of 8.0%. Cash dividends declared in 1994 increased 11.9% to $0.94 per share versus $0.84 per share declared in 1993.

    The improvement in One Valley's earnings in 1994 was mainly attributable to higher net interest income, lower non-interest expense, and a lower provision for loan losses. Higher net interest income was reflected in the net interest margin, which rose to 4.98% in 1994 compared to 4.77% in 1993. Non-interest expense declined 3.7% from 1993 primarily due to the non-recurring expenses in the latter half of 1993 related to One Valley's data processing systems conversion and the Mountaineer Bankshares merger. The provision for loan losses declined to $4.8 million in 1994 versus $5.8 million in 1993 due to the continued improvement in the credit quality of the loan portfolio. The increase in net interest income and decrease in non-interest expense together with the lower provision for loan losses more than offset a decrease in non-interest income for 1994.

    One Valley's asset quality ratios continued to improve and remain among the best in the industry. Net loan charge-offs for the year decreased to $3.8 million versus $5.0 million in 1993. Net charge-offs as a percentage of average total loans decreased to 0.17% in 1994 compared to 0.24% in 1993. Although the provision for loan losses decreased in 1994 paralleling the improvement in the quality of the loan portfolio, the $37.4 million allowance for loan losses was 1.58% of year-end total loans. Non-performing assets plus loans 90 days past due at December 31, 1994 declined to $13.5 million or 0.57% of total loans compared to the $15.7 million or 0.73% of total loans at year-end 1993. The $13.5 million of non-performing assets and loans was covered 278% by the $37.4 million allowance for loan losses at year-end 1994, a very strong coverage relative to peer group banking companies.

    The "Management's Discussion and Analysis" section on pages 6 through 22 provides a detailed analysis of the financial condition and results of operations of One Valley for 1994 and prior years and should be carefully read. Some of the highlights include:

(Photo of J. Holmes Morrison appears here)
J. HOLMES MORRISON, PRESIDENT AND CEO

  (Bullet) Net income grew at a 19.3% compound annual rate over the past five years, while net income per share had a 16.7% compound growth rate during this same period. Additionally, the return on average assets averaged 1.08% over the past five years while the return on average equity averaged 13.09%


  (Bullet) Net interest income over the last five years grew at a 10.5% compound annual rate. Non-interest income (excluding security transactions) had a five-year compound annual growth rate of 17.6% while non-interest expense grew at a compound rate of 9.9% during the same period.


  (Bullet) One Valley's efficiency ratio goal (non-interest expense divided by the sum of fully taxable equivalent net interest income plus non-interest income) for 1994 was to be below 60% by year-end. This measure, which One Valley uses to evaluate its operational efficiency, was 60.1% in 1994 versus 65.4% in 1993 and reflects the synergies derived from the Mountaineer Bankshares merger.

  (Bullet) Major components of the balance sheet reflect five-year compound annual growth rates as follows: average total assets 8.3%; average net loans 10.3%; average deposits 7.7%; and average equity 11.3%.


  (Bullet) One Valley's equity-to-average assets over the past five years averaged 8.2%, which reflects a strong capital position in the industry.


  (Bullet) Cash dividends per share grew at a 10.9% compound annual rate during the last five years.


  (Bullet) Other significant events for One Valley Bancorp during 1994 include:


  (Bullet) The successful integration of Mountaineer Bankshares into One Valley Bancorp whereby most financial goals were achieved. Synergies from the merger included the sale of buildings, consolidation and renovation of offices, and the mergers of several affiliate banks resulting in eleven separate affiliate banks.


                         NET INCOME AND DIVIDENDS PER SHARE

(Bar graph appears here. Plot points are listed below.)

              1989     1990    1991    1992    1993    1994
Net Income    $1.25    $1.55   $1.72   $2.13   $2.20   $2.70
Dividends     $0.56    $0.59    $0.62  $0.70   $0.84   $0.94

REPORT TO CUSTOMERS, EMPLOYEES, OWNERS, AND FRIENDS

    (Bullet) The announcement of the agreement to acquire Point Bancorp, Inc., a $57 million savings and loan holding company located in Mason County, West Virginia, with an anticipated closing in March 1995.


    (Bullet) The successful statewide introduction of four new full service checking account products (Valley Checking, Valley Checking Gold, Valley 50, and Valley 50 Gold) that are designed to fit our customers' lifestyles.


    (Bullet) With almost $300 million in total fund assets at year-end 1994, The OVB Funds, a family of proprietary mutual funds for which One Valley Bank, National Association serves as investment adviser, ranked 90th in size among bank and thrift advised mutual funds across the country.


    (Bullet) In connection with One Valley's pursuit to make The OVB Funds available to its customers, 37 employees passed their NASD Securities examination.


    (Bullet) One Valley expanded its international banking services statewide to meet the needs of its customers. In terms of manufacturing shipments, West Virginia is the sixth largest exporting state in the country. International banking will provide new sources of income to One Valley in future years.


    (Bullet) "One Financial Place," which provides consolidated trust services, expanded its statewide presence to eight locations with the addition of the Clarksburg/Fairmont and Wheeling/Moundsville offices. One Financial Place's
85 employees administer over $2.6 billion in trust assets.


    (Bullet) One Valley Bank of Morgantown was awarded Preferred Lender status by the Small Business Administration (SBA). As a Preferred Lender, the bank is able to underwrite, approve and close SBA loans and then simply report them to the SBA. This process provides customers with a quicker turnaround on their loan applications.

    (Bullet) One Valley continues to be ranked as one of the top banking companies in the country. Using a composite quality ranking, Keefe, Bruyette
& Woods, Inc. ranked One Valley 19th out of the 133 commercial banks it follows nationwide in its December 1994 BANKSCAN report. In this report, One Valley was the highest ranked bank doing business in West Virginia, including our larger competitors who are headquartered out of state. We are proud of this recognition of our efforts to bring quality products and services to you our customers and shareholders.


    (Bullet) One Valley's 2,000 employees, through their hard work and dedication, brought about the successful integration of Mountaineer Bankshares and produced record financial results in 1994. In recognition of their efforts, the company awarded them a year-end bonus.


    While it is anticipated that the Federal Reserve will continue to nudge up interest rates in early 1995, One Valley's customers, employees and owners should experience another rewarding year in 1995. As our economy and society continue to undergo rapid change, One Valley must likewise continue to learn to not only survive, but thrive on this change to meet the challenges ahead. With our ongoing process of continuous improvement, we will expand our efforts to provide quality service and products that meet or exceed our customers' expectations, create a challenging and rewarding environment for our employees, and return a reasonable profit for our shareholders while giving back to the communities we serve.


Respectfully yours,


(Signature -- J. Holmes Morrison)
J. Holmes Morrison
President and CEO

                                 FIVE-YEAR TOTAL RETURN*

(Graph appears here. Plot points are listed below.)

                     1989     1990    1991   1992    1993    1994
One Valley Bancorp   100       88     177    276     263     275
S & P 500            100       97     126    136     150     152
All Banks            100       77     109    130     153     145

* Base period 12/31/89 =100.
  Dividends reinvested.

                         BOOK VALUE PER SHARE

(Graph appears here. Plot points are listed below.)


                    1989     1990    1991    1992    1993    1994
                    12.48    13.44   14.83   16.29   17.70   18.93

                            RETURN ON AVERAGE ASSETS

(Graph appears here. Plot points are listed below.)

                    1989     1990    1991    1992    1993    1994
                    .80%     .95%    .95%    1.09%   1.09%   1.31%


                         RETURN ON AVERAGE EQUITY

(Graph appears here. Plot points are listed below.)

                    1989     1990    1991    1992    1993    1994
                    10.35%   12.07%  12.26%  13.62%  12.88%  14.64%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

                                  INTRODUCTION
    One Valley Bancorp of West Virginia, Inc. (One Valley) is a multi-bank holding company headquartered in Charleston, West Virginia. It operates eleven bank subsidiaries ranging in size from $103 million to $1.6 billion. Through these banks, One Valley serves 50 cities and towns with a full range of banking services in 79 locations strategically located throughout the State. One Valley is also the parent of a real estate management corporation that owns and operates a fifteen-floor office building in Charleston, West Virginia. This office building is the headquarters for One Valley Bancorp and the main location of its lead bank. At December 31, 1994, One Valley had approximately $3.7 billion in assets, $2.4 billion in total loans, and $2.9 billion in total deposits.

    One Valley entered into a significant merger agreement with Mountaineer Bankshares of W.Va., Inc. (Mountaineer) in 1993. At December 31, 1993, Mountaineer had total assets of approximately $739 million and total deposits of approximately $608 million. The merger, which closed on January 28, 1994, increased One Valley's market presence in the northern and eastern panhandle regions of the State of West Virginia. This transaction has been accounted for as a pooling-of-interests and, accordingly, all prior period financial information has been restated, giving retroactive effect to the merger as though it had been consummated in the earliest period presented.

    The accompanying consolidated financial statements have been prepared by the management of One Valley in conformity with generally accepted accounting principles. The audit committee of the Board of Directors engaged Ernst & Young LLP, independent certified public accountants, to audit the consolidated financial statements, and their report is included herein. Financial information appearing throughout this annual report is consistent with that reported in the consolidated financial statements. The following discussion is designed to assist readers of the consolidated financial statements in understanding significant changes in One Valley's financial condition and results of operations.



SIX-YEAR SELECTED FINANCIAL SUMMARY                                     TABLE 1
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                                        5-Year
                                                                                                                        Compound
                                                                                                                         Growth
                                                 1994         1993         1992         1991         1990         1989    Rate
SUMMARY OF OPERATIONS
Interest income............................   $ 251,383  $   247,699  $   263,484  $   242,792  $   234,025  $   226,249   2.13%
Interest expense ..........................      94,897       99,786      120,039      130,913      134,462      131,335  (6.29)
Net interest income........................     156,486      147,913      143,445      111,879       99,563       94,914  10.52
Provision for loan losses .................       4,788        5,788       11,389        6,671        7,884       12,404 (17.34)
Non-interest income........................      38,691       40,149       37,403       25,086       19,670       17,199  17.60
Gross securities transactions .............        (867)         113          (35)        (730)         (37)         265
Non-interest expense ......................     121,402      126,107      116,140       92,429       79,201       75,676   9.91
Net income.................................      46,211       37,954       36,638       26,392       23,709       19,101  19.33

PER SHARE DATA
Net income.................................   $    2.70  $      2.20  $      2.13  $      1.72  $      1.55  $      1.25  16.65%
Cash dividends.............................        0.94         0.84         0.70         0.62         0.59         0.56  10.91
Book value.................................       18.93        17.70        16.29        14.83        13.44        12.48   8.69

SELECTED AVERAGE BALANCES
Net loans .................................  $2,199,686   $2,026,748   $1,926,773   $1,557,230   $1,384,035   $1,346,884  10.31%
Investment securities......................   1,050,980    1,074,467    1,049,459      834,820      745,063      657,578   9.83
Total assets ..............................   3,540,451    3,467,261    3,373,245    2,771,901    2,483,158    2,377,899   8.29
Deposits...................................   2,930,555    2,895,131    2,829,263    2,343,404    2,101,377    2,018,646   7.74
Long-term borrowings.......................      22,931       36,088       25,703       15,653       21,342       22,489   0.39
Equity.....................................     315,724      294,733      269,007      215,273      196,500      184,558  11.34

SELECTED RATIOS
Average equity to assets...................        8.92%        8.50%        7.97%        7.77%        7.91%        7.76%
Return on average assets ..................        1.31         1.09         1.09         0.95         0.95         0.80
Return on average equity ..................       14.64        12.88        13.62        12.26        12.07        10.35
Dividend payout ratio......................       34.81        38.18        32.86        36.05        38.06        44.80

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

                          NET INTEREST INCOME
                             AND NET INCOME
                           Dollars in millions

(Line graph appears here. Plot points are listed below.)

                       1989    1990    1991    1992    1993    1994

Net Interest Income    94.914  99.563 111.879  143.445 147.913 156.486
Net Income             19.101  23.709  26.392   36.638  37.954  46.211


SUMMARY STATEMENT OF NET INCOME                                         TABLE 2
(DOLLARS IN THOUSANDS )

                                                                                           INCREASE (DECREASE) FROM PRIOR YEAR
                                                 1994          1993         1992              1994                      1993
                                                                                      AMOUNT      PERCENT       AMOUNT      PERCENT
Interest Income *........................... $ 251,383     $ 247,699    $ 263,484     $ 3,684        1.49     $  (15,785)    (5.99)
Interest Expense............................    94,897        99,786      120,039      (4,889)      (4.90)       (20,253)   (16.87)
Net Interest Income.........................   156,486       147,913      143,445       8,573        5.80          4,468      3.11
Other Operating Income......................    38,691        40,149       37,403      (1.458)      (3.63)         2,746      7.34
Gross Securities Transactions...............      (867)          113          (35)       (980)                       148
Total Operating Income......................   194,310       188,175      180,813       6,135        3.26          7,362      4.07
Provision for Loan Losses...................     4,788         5,788       11,389      (1,000)     (17.28)        (5,601)   (49.18)
Other Operating Expenses....................   121,402       126,107      116,140      (4,705)      (3.73)         9,967      8.58
Income Before Taxes.........................    68,120        56,280       53,284      11,840       21.04          2,996      5.62
Income Taxes................................    21,909        18,326       16,646       3,583       19.55          1,680     10.09

Net Income.................................. $  46,211     $  37,954    $  36,638     $ 8,257       21.76     $    1,316      3.59

* FULLY TAX-EQUIVALENT INTEREST INCOME USING
THE RATE OF 35% FOR 1994 AND 1993
AND 34% FOR 1992............................ $ 258,073     $ 252,344    $ 267,629     $ 5,729        2.27     $  (15,285)    (5.71)

MANAGEMENT'S DISCUSSION AND ANALYSIS

                           SUMMARY FINANCIAL RESULTS

    One Valley earned $46.2 million in 1994, a 21.8% increase over the $38.0 million earned in 1993. The increase is primarily due to increased net interest income and lower net overhead as well as a lower provision for loan losses.
This increase in earnings follows an increase in 1993 of 3.6% over the $36.6 million earned in 1992. Earnings in 1993 were significantly impacted by expenses related to the Mountaineer merger and expenses associated with the conversion to an outsourced data processing system. Earnings per share were $2.70 in 1994, an increase of 22.7% over the $2.20 earned in 1993, which compares to the 3.3% increase in 1993 over the $2.13 earned in 1992. As shown in Table 1, the five-year compound growth rate in earnings per share since 1989 has been 16.7%.

    Table 1, Six-Year Selected Financial Summary, presents summary financial data for the past six years, 1989 through 1994, along with a five-year compound growth rate. This table shows the expansion of One Valley due to its growth in banking operations and its acquisition activity. Particular attention should be paid to the sustained growth rates in Equity, Assets, Net Income and Net Loans. The management of One Valley values balanced growth in its financial position rather than growth for growth's sake. A solid capital base is a key strength of One Valley. As shown in Table 1, the average equity-to-average assets ratio has remained consistently strong over the past six years. Since 1991, this ratio has significantly improved, a result of record earnings performances and a public stock offering in December 1991. Table 2, Summary Statement of Net Income, presents three years of comparative income statement information.

    Table 3 comparatively illustrates the components of ROA and ROE over the previous five years. Return on average assets (ROA) measures how effectively One Valley utilizes its assets to produce net income. One Valley's 1994 ROA of 1.31% was a significant increase over the 1.09% ROA reported in 1993 and 1992. As shown in Table 3, the rise in ROA is attributed primarily to the increase in net credit income. Net credit income (net interest income less the provision for loan losses) significantly improved in 1994, as a percent of average earning assets, to 4.83%. This increase follows a similar increase in 1993 to 4.59%, up from 4.40% in 1992. This trend highlights One Valley's ability to manage interest rate and credit risk. The decrease in non-interest income in 1994 was less than the decrease in non-interest expense and thus One Valley's net overhead ratio (non-interest expense less non-interest income as a percentage of average earning assets) decreased to 2.55%. While this is lower than the 2.69% ratio in 1993, it is comparable to the 2.54% ratio in 1992.

    Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One Valley's 1994 ROE was 14.64% compared to the 12.88% earned in 1993 and 13.62% reported in 1992.



ANALYSIS OF RETURN ON ASSETS AND EQUITY                                 TABLE 3


                                          1994       1993      1992        1991      1990
AS A PERCENT OF AVERAGE EARNING ASSETS:
  Fully taxable-equivalent net
   interest income *...................   4.98%      4.77%      4.77%      4.60%      4.62%
  Provision for loan losses............  (0.15)     (0.18)     (0.37)     (0.26)     (0.35)
   Net credit income...................   4.83       4.59       4.40       4.34       4.27
  Non-interest income..................   1.15       1.25       1.21       0.96       0.86
  Non-interest expense.................  (3.70)     (3.94)     (3.75)     (3.64)     (3.47)
  Tax equivalent adjustment............  (0.20)     (0.15)     (0.13)     (0.20)     (0.26)
  Applicable income taxes..............  (0.67)     (0.57)     (0.54)     (0.42)     (0.36)
RETURN ON AVERAGE EARNING ASSETS.......   1.41       1.18       1.19       1.04       1.04
  Multiplied by average earning assets
   to average total assets.............  92.59      92.33      91.78      91.59      91.74
RETURN ON AVERAGE ASSETS...............   1.31%      1.09%      1.09%      0.95%      0.95%
  Multiplied by average assets
   to average equity................... 11.21X     11.76X     12.54X     12.88X     12.64X
RETURN ON AVERAGE EQUITY...............  14.64%     12.88%     13.62%     12.26%     12.07%



*FULLY TAX-EQUIVALENT USING THE RATE OF 35% FOR 1994 AND 1993 AND 34% FOR EARLIER YEARS.

                             BALANCE SHEET ANALYSIS

SUMMARY

    A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of these assets with interest bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's maximum profitability while maintaining a minimum amount of interest rate and credit risk. Information on rate-related sources and uses of funds for each of the three years in the period ended December 31, 1994, is provided in Table 4, Average Balance Sheet / Net Interest Income Analysis.

    In 1994, average earning assets grew by 2.4% or $76.5 million over 1993, following a 3.4% or $105.6 million increase in 1993 over 1992. Average interest bearing liabilities, the primary source of funds supporting earning assets, has remained relatively flat over the past three years. Average interest bearing liabilities rose by $34.8 million or 1.3% in 1994 when compared to 1993, which follows a $45.9 million or 1.7% increase in 1993 over 1992. The relatively low growth in average interest bearing liabilities is attributed to the lower interest rate environment over these periods and the resulting high competition for funds, as more fully explained below.

AVERAGE BALANCE SHEET / NET INTEREST INCOME ANALYSIS                    TABLE 4
(DOLLARS IN THOUSANDS)

                                               1994                            1993                             1992
                                     AVERAGE               YIELD/    AVERAGE               YIELD/    AVERAGE                YIELD/
                                    BALANCE  INTEREST (1)  RATE (1)  BALANCE  INTEREST (1) RATE (1)  BALANCE  INTEREST (1)  RATE (1)

ASSETS
Loans(2)
  Taxable......................... $2,202,716  $189,040     8.58%  $2,032,527  $179,971      8.85%  $1,929,592  $186,681      9.67%
  Tax-exempt......................     34,430     3,618    10.51       31,153     3,255     10.45       30,351     3,133     10.32
   Total loans....................  2,237,146   192,658     8.61    2,063,680   183,226      8.88    1,959,943   189,814      9.68
  Less: Allowance for losses......     37,460                          36,932                           33,170
   Total loans-net................  2,199,686               8.76    2,026,748                9.04    1,926,773                9.85
Investment securities
  Taxable.........................    874,901    48,881     5.59      973,890    55,868      5.74      966,198    64,466      6.67
  Tax-exempt......................    176,079    15,497     8.80      100,577    10,146     10.09       83,261     9,059     10.88
   Total securities...............  1,050,980    64,378     6.13    1,074,467    66,014      6.14    1,049,459    73,525      7.01
Federal funds sold & other........     27,363     1,037     3.79      100,270     3,104      3.10      119,696     4,290      3.58
   Total earning assets...........  3,278,029   258,073     7.87    3,201,485   252,344      7.88    3,095,928   267,629      8.64
Other assets......................    262,422                         265,776                          277,317
   Total assets................... $3,540,451                      $3,467,261                       $3,373,245

LIABILITIES AND EQUITY
Interest bearing liabilities:
  Interest bearing demand
   deposits....................... $  451,718    10,832     2.40   $  451,321    13,642      3.02   $  401,804    14,304      3.56
  Savings deposits................    816,739    22,021     2.70      799,784    25,505      3.19      691,897    27,548      3.98
  Time deposits...................  1,250,082    52,368     4.19    1,247,315    51,660      4.14    1,362,074    67,861      4.98
   Total interest bearing
      deposits....................  2,518,539    85,221     3.38    2,498,420    90,807      3.63    2,455,775   109,713      4.47
  Short-term borrowings...........    242,304     8,491     3.50      214,460     6,270      2.92      221,601     8,203      3.70
  Long-term borrowings............     22,931     1,185     5.17       36,088     2,709      7.51       25,703     2,123      8.26
   Total interest bearing
     liabilities..................  2,783,774    94,897     3.41    2,748,968    99,786      3.63    2,703,079   120,039      4.44
Demand deposits...................    412,016                         396,711                          373,488
Other liabilities.................     28,937                          26,849                           27,671
Shareholders' equity..............    315,724                         294,733                          269,007
   Total liabilities and equity... $3,540,451                      $3,467,261                       $3,373,245
Net interest earnings.............             $163,176                        $152,558                         $147,590
Net yield on earning assets.......                          4.98%                            4.77%                            4.77%


(1) FULLY TAX-EQUIVALENT USING THE RATE OF 35% FOR 1994 AND 1993, AND 34% FOR 1992.
(2) NON-ACCRUAL LOANS ARE INCLUDED IN AVERAGE BALANCES.

MANAGEMENT'S DISCUSSION AND ANALYSIS

    Additional information on each of the components of earning assets and interest bearing liabilities is contained in the following sections of this report.

LOAN PORTFOLIO

    One Valley's loan portfolio is its largest and most profitable component of average earning assets, totaling 67.1% of average earning assets. One Valley continued to emphasize increasing its loan portfolio in 1994. Average net loans increased by $172.9 million or 8.5% in 1994, following a 5.2% or $100.0 million increase in 1993. The increase in 1994 average loans was due to a balanced increase in the three major types of loans; commercial, real estate and consumer installment. The increase in 1993 average loans was primarily attributable to an increase in residential real estate loans. As a result of these increases, average net loans have increased as a percentage of average earning assets, from 62.2% in 1992 to 67.1% in 1994. Similarly, One Valley's loan-to-deposit ratio continued its upward trend in 1994, Loans ending the year at 79.8%. This ratio compares to 72.6% at December 31, 1993 and 68.1% at December 31, 1992. Expanding affiliate market share, as well as One Valley's carefully planned acquisition activity, have contributed greatly to the growth in the loan portfolio.

    Total loans at December 31, 1994, increased by $203.6 million or 9.4% over the total at December 31, 1993. This increase compares to a $171.5 million or 8.6% increase in 1993 over the total loans at December 31, 1992. As mentioned above, the increase in 1994 was in all areas of lending. Commercial loans increased by $64.0 million or 19.2% during 1994, compared to a $32.9 or 10.9% increase in 1993. Residential real estate loans including revolving home equity loans increased by $77.7 million or 8.0% during 1994, compared to a $101.6 million or 11.7% increase in 1993. Consumer installment loans increased by $67.0 million or 14.4% in 1994, following a $11.2 million or 2.5% increase during 1993. Commercial real estate loans, including apartment buildings and complexes, was the only category of loans to decrease in 1994. Declining by $13.0 million or 3.6%, commercial real estate loans have historically only averaged less than one-sixth of the total loan portfolio.
This low concentration of such loans has limited One Valley's exposure to swings in commercial real estate values and the potential for related credit losses.

    Table 5, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations which exceed 10% of total loans. Additionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have any material volume of highly leveraged transaction lending. Over the past four years, total loans have increased $908 million, a result of acquisitions and internal growth. While loan growth has been substantial, One Valley imposes underwriting and credit standards which are designed to maintain a quality loan portfolio.

    Loans secured by real estate, which in total constituted approximately 61% of One Valley's loan portfolio at December 31, 1994, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans is secured by property located within West Virginia, where real estate values have remained relatively stable over the past ten years.

    One Valley also originates residential real estate loans to be sold in the secondary market. In 1994, $50.8 million of loans were originated to be sold in the secondary market. This compares to approximately $163.8 million of new loan volume originated for sale in the secondary market in 1993 and $218.5 million in 1992. This activity generates considerable processing and servicing fee income for One Valley, as discussed further in the "Income Statement Analysis" section of this report. The decline in the volume of loans originated for sale in 1994 was due to the rising interest rate environment and the resulting lower volume of mortgage refinancings when compared to 1993 and 1992.

    In addition to the loans reported in Table 5, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are included in the risk-based capital ratios used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note N to the consolidated financial statements.

    Table 5 also reports the level of non-performing assets and loans contractually past due over 90 days for the last five years.

                          AVERAGE EARNING ASSETS
                            Dollars in millions

(Stacked bar graph appears here. The plot points are listed below).


                                 1989    1990    1991   1992    1993    1994
Loans                            1347    1384    1557   1927    2027    2200
Investment Securities & Other     832     894     981   1169    1175    1078



                                 TOTAL LOANS
                            Dollars in millions

(Stacked bar graph appears here. The plot points are listed below).

                                 1989    1990    1991    1992   1993   1994

Consumer                         404     396     433     454    465    532
Commercial Real Estate           216     233     290     329    362    349
Residential Real Estate          466     512     872     871    972    1,050
Commercial, Financial & Other    317     325     339     345    370    442

LOAN SUMMARY                                                            TABLE 5
(DOLLARS IN THOUSANDS)



                                                                           AS OF DECEMBER 31
                                                     1994         1993            1992           1991          1990
SUMMARY OF LOANS BY TYPE
 Commercial, financial,
    agricultural, and other loans.............. $  398,105     $  334,068     $  301,155     $  274,436     $  298,857
 Real estate:
   Construction loans..........................     42,746         33,682         43,108         37,307         25,713
   Revolving home equity.......................    113,142        102,648         93,092         70,927         57,539
   Single family residentials..................    936,698        869,502        777,428        801,525        454,345
   Apartment buildings and complexes...........     37,475         41,465         45,798         37,490         25,306
   Commercial..................................    311,691        320,668        282,728        252,557        207,511
 Bankers' acceptances..........................        849          2,123            560         26,887              0
 Consumer installment loans....................    532,251        465,216        454,032        432,941        395,739
   Subtotal....................................  2,372,957      2,169,372      1,997,901      1,934,070      1,465,010
 Less:  Allowance for loan losses..............     37,438         36,484         35,679         30,567         20,290
   Net loans................................... $2,335,519     $2,132,888     $1,962,222     $1,903,503     $1,444,720

PERCENT OF LOANS BY CATEGORY
 Commercial, financial,
   agricultural, and other.....................      16.78%         15.40%         15.07%         14.19%         20.40%
 Real estate:
   Construction loans..........................       1.80           1.55           2.16           1.93           1.76
   Revolving home equity.......................       4.77           4.73           4.66           3.67           3.93
   Single family residentials..................      39.46          40.09          38.91          41.44          31.01
   Apartment buildings and complexes...........       1.58           1.91           2.29           1.94           1.73
   Commercial..................................      13.14          14.78          14.15          13.06          14.16
 Bankers' acceptances..........................       0.04           0.10           0.03           1.39           0.00
 Consumer installment loans....................      22.43          21.44          22.73          22.38          27.01
   Total.......................................     100.00%        100.00%        100.00%        100.00%        100.00%

NON-PERFORMING ASSETS
 Non-accrual loans............................. $    7,664     $    8,819     $   14,125     $   18,202     $   14,263
 Other real estate owned.......................      1,436          3,124          8,853         10,630         10,877
 Restructured loans............................        552            597            131          1,964              0
   Total non-performing assets................. $    9,652     $   12,540     $   23,109     $   30,796     $   25,140

 Non-performing assets as a % of total loans...       0.41%          0.58%          1.16%          1.59%          1.72%

LOANS PAST DUE OVER 90 DAYS.................... $    3,827     $    3,180     $    4,139     $    3,628     $    3,962
 As a % of total loans.........................       0.16%          0.15%          0.21%          0.19%          0.27%

ALLOCATION OF LOAN LOSS RESERVE
  BY LOAN TYPE
 Commercial, financial, and
   unallocated portion......................... $   14,765     $   16,698     $   13,899     $   12,873     $   10,733
 Real estate construction loans................        220            180            224            209             76
 Real estate loans - other.....................      8,036          8,277          9,179          7,411          2,263
 Consumer installment loans....................     14,417         11,329         12,377         10,074          7,218
   Total....................................... $   37,438     $   36,484     $   35,679     $   30,567     $   20,290

MANAGEMENT'S DISCUSSION AND ANALYSIS

    Total non-performing assets, which consist of past due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans the terms of which have been restructured to enable a delinquent borrower to repay, were $9.7 million or 0.41% of total loans at year-end 1994. Over the past three years One Valley has diligently worked to reduce its level of non-performing assets, which increased significantly in 1991 due to an acquisition.

    The amount of loans contractually past due over 90 days, but which continue to accrue interest, increased in dollars, but remained relatively flat as a percentage of year-end total loans. At December 31, 1994, these loans constituted only 0.16% of year-end loans, virtually unchanged from the 0.15% at December 31, 1993. The consistently favorable ratio of problem loans to total loans has occurred while the loan portfolio has increased significantly over the last five years, and thus the favorable ratio is indicative of One Valley's commitment to a quality loan portfolio. Both the increase in the size and the credit quality of the loan portfolio have enabled One Valley to increase its net credit income by $9.6 million or 6.7% in 1994 and $10.1 million or 7.6% in 1993.


    It is One Valley's policy to place loans that are past due over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. For real estate loans, upon repossession (or substantive repossession), the balance of the loan is transferred to "Other Real Estate Owned" (OREO) and carried at the lower of the outstanding loan balance or the fair market value of the property based on current appraisals and other current market trends. If a writedown of the OREO property is necessary at the time of foreclosure, the amount is


COMPARATIVE LOAN LOSS INFORMATION                                       TABLE 6
(DOLLARS IN THOUSANDS)


                                                                            FOR THE YEAR ENDED DECEMBER 31
                                                         1994          1993            1992              1991         1990
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF PERIOD...... $   36,484     $   35,679     $   30,567     $      20,290     $18,993
Charge-offs:
  Commercial, financial, and agricultural loans.....      1,207          2,644          2,756             2,801       2,570
  Real estate construction loans....................          0              0              0                 0           0
  Real estate loans - other.........................      1,118          1,320          1,525               961       1,589
  Installment loans.................................      3,660          3,417          4,280             3,826       4,276
   Total charge-offs................................      5,985          7,381          8,561             7,588       8,435

Recoveries:
  Commercial, financial, and agricultural loans.....        793            930            821               954         402
  Real estate construction loans....................          0              0              0                 0          16
  Real estate loans - other.........................        274            373            394               168         146
  Installment loans.................................      1,084          1,095          1,069               988       1,284
   Total recoveries.................................      2,151          2,398          2,284             2,110       1,848
Net charge-offs.....................................      3,834          4,983          6,277             5,478       6,587
Provision for loan losses...........................      4,788          5,788         11,389             6,671       7,884
Balance of acquired subsidiaries....................          0              0              0             9,084           0
ALLOWANCE FOR LOAN LOSSES, END OF PERIOD............ $   37,438     $   36,484     $   35,679     $      30,567     $20,290

Average total loans................................. $2,237,146     $2,063,680     $1,959,943     $   1,581,829  $1,404,196
Total loans at year-end.............................  2,372,957      2,169,372      1,997,901         1,934,070   1,465,736

AS A PERCENT OF AVERAGE TOTAL LOANS:
  Net charge-offs...................................       0.17%          0.24%          0.32%             0.35%       0.47%
  Provision for loan losses.........................       0.21           0.28           0.58              0.42        0.56
  Allowance for loan losses.........................       1.67           1.77           1.82              1.93        1.44

AS A PERCENT OF TOTAL LOANS AT YEAR-END:
  Allowance for loan losses.........................       1.58%          1.68%          1.79%             1.58%       1.38%

AS A MULTIPLE OF NET CHARGE-OFFS:
  Allowance for loan losses.........................      9.76X          7.32X          5.68X              5.58X       3.08X
  Income before tax and provision for loan losses...      19.02          12.46          10.30              8.00        6.06

charged off against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value, additional write-downs of the property value are charged directly to operations. One Valley had no commitments to provide additional funds on non-accrual loans at December 31, 1994. During 1994, One Valley recognized less than $0.1 million of interest on non-accrual loans, while approximately $0.7 million would have been recognized on these loans had they been current throughout 1994 in accordance with their original terms. In comparison, during 1993, approximately $0.3 million was recognized on non-accrual loans, while approximately $1.9 million would have been recognized in accordance with their original terms.

In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by FASB Statement No. 118 and is effective for fiscal years beginning after December 15, 1994. The Statement requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. One Valley will adopt this Statement on January 1, 1995, and it will not have a material effect on One Valley's financial statements.

    The allowance for loan losses is maintained to absorb probable losses associated with lending activities. Factors considered in determining the adequacy of the allowance include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing loans, and an evaluation of current economic conditions. As a part of the holding company structure, One Valley maintains a credit analysis and review department to evaluate large commercial credit requests and to complete loan follow-up procedures. One Valley also maintains a loan administration function to continually identify and monitor problem loans. At December 31, 1994, the allowance for loan losses was $37.4 million or 1.58% of total year-end loans, which is sufficient to absorb nearly ten times the amount of net charge-offs experienced during 1994. The 1.58% ratio is a decrease from the prior year's 1.68% and a further decline from the 1.79% at the end of 1992. In management's opinion, the allowance for loan losses is adequate to absorb the current estimated risk of loss in the existing portfolio. Table 5 includes a summary of the allowance for loan losses allocated by loan type. Table 6, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years.

    The provision for loan losses in 1994 was $4.8 million, down from the $5.8 million provision in 1993 and down significantly from the $11.4 million provision in 1992. The increased provision in 1992 was in response to growth in the loan portfolio and a continued conservative assessment of $339 million in loans purchased from a thrift operated by Resolution Trust Corporation. Management evaluated the loans conservatively because the loans were originated under the former thrift's credit standards, rather than the stricter One Valley credit standards. While One Valley experienced considerable loan growth during 1994 and 1993, the credit quality of the portfolio has improved significantly, as evidenced by the low level of non-performing assets and the low level of net charge-offs during those years. Thus management was able to lower the provision for loan losses for those years and still maintain a relatively high ratio of the allowance for loan losses to non-performing assets.

    Net charge-offs in 1994 decreased by $1.1 million or 23.1% from 1993 net charge-offs. This decrease follows a $1.3 million or 20.6% decrease in 1993 from 1992 net charge-offs. Net charge-offs as a percentage of average total loans declined to 0.17%, which compares to 0.24% in 1993 and 0.32% in 1992. All three of these ratios compare favorably to peer group banks across the country. Although the dollar amount of net charge-offs could increase in the coming months due to the increase in the total dollar amount of loans, management anticipates for the near future, based on the credit quality of the loan portfolio, that the ratio of net charge-offs to average total loans will continue to remain near the historically low level One Valley has experienced over the years.

               NON-PERFORMING ASSET AND LOANS 90 DAYS PAST DUE
                          AS A % OF TOTAL LOANS

(Bar graph appears here. The plot points are listed below.)

                         1989        1990      1991       1992     1993    1994
Non-performing Assets    1.43%       1.72%     1.59%      1.16%    0.58%   0.41%
Loans 90 Days Past Due   0.29%       0.27%     0.19%      0.21%    0.15%   0.16%

               PROVISION FOR LOAN LOSSES AND NET CHARGE-OFFS
                       AS A % OF AVERAGE TOTAL LOANS

(Bar graph appears here. The plot points are listed below.)

                         1989        1990      1991       1992     1993    1994
Net Charge-offs          0.73%       0.47%     0.35%      0.32%    0.24%   0.17%
Provision                0.91%       0.56%     0.42%      0.58%    0.28%   0.21%

MANAGEMENT'S DISCUSSION AND ANALYSIS


INVESTMENT PORTFOLIO AND OTHER EARNING ASSETS

    Investment securities averaged $1,051.0 million in 1994, a 2.2% decrease from the $1,074.5 million averaged in 1993. This slight decrease follows a 2.4% increase over the $1,049.5 million averaged in 1992. The decrease in the average balance during 1994 is primarily in response to the increased loan demand during the year, as One Valley was able to place maturing investments in its more profitable loan portfolio. The increase in 1993 was due largely to increases in sources of funds and a decline in the average balance of federal funds sold, which are short-term investments with other banks.

    As sources of funds (deposits, federal funds purchased, and repurchase agreements with corporate customers) fluctuate, excess funds are initially invested in federal funds sold and other short-term investments. Based upon continual analyses of asset/ liability repricing, interest rate forecasts, and liquidity requirements, funds are periodically reinvested in high-quality debt securities, which typically mature over a longer period of time (Table 8). At the time of purchase, management determines whether securities will be classified as available-for-sale or held-to-maturity (held-for-investment in 1993). If classified as held-to-maturity, securities are recorded at historical cost and adjusted monthly over their remaining lives for the accretion or amortization of the difference between cost and maturity value of the investments. Thus at the time of maturity, the proceeds from maturity and the book value of the investment are equivalent and no gain or loss is recognized. One Valley, through its size and the stable nature of its deposit base, is able to purchase securities with a wide variety of maturities, the majority of which are short-term.

    One Valley adopted the provisions of Financial Accounting Standards Board
(FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of adopting this Statement as of January 1, 1994, was to increase the opening balance of shareholders' equity by $4.8 million (net of $3.2 million in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost. Securities designated as available-for-sale at January 1, 1994, approximated $632 million. During 1994, One Valley sold a portion of the securities classified as available-for-sale as part of its management of interest rate risk, as shown in the Statements of Cash Flows. One Valley does not have any securities classified as trading and it has no plans to establish such classification at the present time. At year-end 1994, approximately 55% of the total investment portfolio was classified as available-for-sale, while 45% was classified as held-to-maturity. Other information regarding investment securities may be found in Table 8, Securities Maturity and Yield Analysis, and in Note D to the consolidated financial statements.

    Due to unfavorable laws relating to investments in tax-exempt assets and corporate minimum tax regulations, levels of tax-exempt securities held by One Valley, as well as their average maturity period, declined in the years from 1986 to 1993. However, due to the lower interest rate environment, overall yields on tax-exempt securities have become attractive once again. During 1994, One Valley increased its tax-exempt securities by $41.7 million, or 30.3%, over the level of tax-exempt securities held at December 31, 1993. This increase followed an increase in 1993 of $54.0 million, or 64.6%, over the level held at December 31, 1992. Future investments in tax-exempt securities will generally be made if the related yield is greater than that available with a similar taxable investment.

    As shown in Table 8, the average maturity period of securities available-for-sale was 2 years while the average maturity period of securities held-to-maturity was 10 years 9 months at the end of 1994. The average maturity of mortgage-backed securities



REMAINING MATURITIES OF LOANS                                           TABLE 7
(DOLLARS IN THOUSANDS)


                                                 BALANCE          PROJECTED MATURITIES*
                                               DECEMBER 31   ONE YEAR  ONE TO FIVE   OVER FIVE
                                                   1994       OR LESS      YEARS       YEARS
Commercial, financial, and agricultural loans... $373,583    $157,603    $125,598    $ 90,382
Real estate construction loans..................   42,746      27,317       5,923       9,506
Commercial real estate loans....................  349,166      53,669     195,808      99,689

Loans with:
  Floating rates................................ $489,266    $155,820    $185,286    $148,160
  Predetermined rates...........................  276,229      82,769     142,043      51,417


*BASED ON SCHEDULED OR APPROXIMATE REPAYMENTS.

SECURITIES MATURITY AND YIELD ANALYSIS                                  TABLE 8
(DOLLARS IN THOUSANDS)



                                                                 AS OF DECEMBER 31, 1994
                                                                      AVERAGE       TAXABLE
HELD-TO-MATURITY                                           BOOK       MATURITY     EQUIVALENT
                                                          VALUE   (Years/ Months)     YIELD*
U. S. TREASURY SECURITIES
 After one but within five years........................ $ 25,576                      7.12%
 After five but within ten years........................    1,055                      8.36
 Over ten years.........................................   21,275                      7.06
   Total U.S. Treasury Securities.......................   47,906      7/3             7.12

U. S. GOVERNMENT AGENCIES SECURITIES
 After one but within five years........................   21,011                      4.87
 After five but within ten years........................   56,525                      6.83
 Over ten years.........................................    1,000                      7.49
   Total U.S. Government Agencies Securities............   78,536      5/2             6.31

STATES AND POLITICAL SUBDIVISIONS SECURITIES
 Within one year........................................    7,667                     11.43
 After one but within five years........................   20,591                     10.81
 After five but within ten years........................   20,181                      8.08
 Over ten years.........................................  130,907                      8.06
   Total States and Political Subdivisions
     Securities.........................................  179,346     15/2             8.52

MORTGAGE-BACKED SECURITIES**
 Within one year........................................      458                      7.01
 After one but within five years........................    6,414                      6.75
 After five but within ten years........................   19,892                      7.41
 Over ten years.........................................  112,167                      7.38
   Total Mortgage-Backed Securities.....................  138,931    10/10             7.35

OTHER SECURITIES........................................      439
TOTAL SECURITIES HELD-TO-MATURITY....................... $445,158     10/9             7.61%


                                                           AS OF DECEMBER 31, 1994
                                                                  AVERAGE            TAXABLE
AVAILABLE-FOR-SALE                               FAIR             MATURITY         EQUIVALENT
                                                VALUE          (Years/ Months)        YIELD*
U. S. TREASURY SECURITIES
 Within one year............................... $205,846                               4.26%
 After one but within five years...............  210,276                               5.72
 After five but within ten years...............      975                               6.29
   Total U.S. Treasury Securities..............  417,097              1/2              5.00

U. S. GOVERNMENT AGENCIES SECURITIES
 Within one year...............................   63,021                               5.55
 After one but within five years...............   12,012                               6.85
   Total U.S. Government Agencies Securities...   75,033              0/7              5.76

MORTGAGE-BACKED SECURITIES**
 After one but within five years...............    1,667                               6.98
 After five but within ten years...............    9,600                               6.19
 Over ten years................................   23,575                               6.26
   Total Mortgage-Backed Securities............   34,842             14/5              6.28

OTHER SECURITIES...............................   14,229
TOTAL SECURITIES AVAILABLE-FOR-SALE............ $541,201              2/0              5.06%



* FULLY TAX-EQUIVALENT USING THE RATE OF 35%.
** MATURITIES FOR MORTGAGE-BACKED SECURITIES ARE BASED ON CONTRACTUAL
   REPAYMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS

included in the table was based on the contractual maturity. The average maturity of the investment portfolio is managed at a level to maintain a proper matching with liability maturity patterns.

    One Valley's average investment in federal funds sold and other short-term investments has declined over the past three years, averaging $27.4 million in 1994, a decrease from the $100.3 million averaged during 1993, and a further decrease from the $119.7 million averaged during 1992. Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/ liability structure, as discussed in greater detail above.

FUNDING SOURCES

    Over the past three years, declines in market interest rates have forced banks to reduce their rates paid on interest bearing deposits. In 1994, the average rate paid on interest bearing liabilities was 3.41%, down from the 3.63% average rate paid in 1993, and down further still from 4.44% paid in 1992. Due to alternative sources of investment and an increasing sophistication of customers in funds management techniques to maximize return on their money, competition for funds has become more intense. One Valley has offered new deposit products as well as periodic special rate products to attract additional deposits. One Valley's deposits, on average, increased by 1.2% or $35.4 million in 1994. This increase follows a 2.3% increase in 1993. During 1994, non-interest bearing deposits increased on average by 3.9% over 1993, while interest bearing deposits increased by only 0.8%. This trend is reflective of an increased customer base in the use of checking and other non-interest bearing deposit products, and the stiff competition for interest bearing investments in a low interest rate environment.

    Short-term borrowings increased, on average, by $27.8 million or 13.0% from 1993, following a 3.2% decrease in 1993 from 1992. Pass-through federal funds purchased from correspondent banks increased, on average, by $5.8 million or 30.0% in 1994. This increase follows a 0.7% increase in 1993. Fluctuations in federal funds purchased are considered normal and are generally influenced by market interest rates and the availability of funds. Repurchase agreements and other short-term borrowings increased, on average, by $22.1 million or 11.3% in 1994, primarily to fund loan growth. This increase follows a 3.6% decrease in 1993.

    Long-term borrowings, on average, decreased by $13.2 million, or 36.5%, in 1994, following a $10.4 million increase in 1993. As a result, One Valley now has $19.5 million of long-term debt, primarily Federal Home Loan Bank (FHLB) borrowings, with repayment schedules from one to nine years. Other information regarding short- and long-term borrowings is contained in Notes H and I to the consolidated financial statements.


INTEREST SENSITIVITY AND LIQUIDITY

    Asset/liability management is a means of maximizing net interest income while minimizing interest rate risk by planning and controlling the mix and maturities of interest related assets and liabilities. One Valley has established an Asset/Liability Management Committee for the purpose of monitoring and managing interest rate risk. Interest rate risk is the earnings variation that could occur due to changes in market interest rates.


                      AVERAGE DEPOSITS
                    Dollars in millions

(Stacked bar graph appears here. Plot points are listed below.)

                       1989     1990     1991    1992     1993    1994

Demand Deposits         262     273       296     373      397     412
Time Deposits          1084    1148      1265   1,401    1,247   1,453
Savings - Regular       463     450       511     692      800     614
Savings - Checking      210     230       271     363      451     452


MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT
IN AMOUNTS OF $100,000 OR MORE                                          TABLE 9
(DOLLARS IN THOUSANDS)



                             AS OF DECEMBER 31, 1994      AS OF DECEMBER 31, 1993
                               AMOUNT     PERCENT           AMOUNT     PERCENT
Three months or less........ $ 83,923      44.90%         $ 65,875      38.36%
Three through six months....   28,531      15.26            32,655      19.00
Six through twelve months...   32,919      17.61            28,556      16.63
Over twelve months..........   41,530      22.22            44,662      26.00
 Total...................... $186,903     100.00%         $171,748     100.00%

    One commonly used measure of interest rate risk is the gap report. A gap report identifies the ratio of earning assets to interest bearing liabilities that will mature or reprice within a given time period. A sensitivity ratio greater than 1.00 (positive gap) indicates that more earning assets will be subject to interest rate repricing during a given period than interest bearing liabilities during the same period. Thus, an increase in interest rates would tend to have a positive impact on net interest income, while a decline in rates would tend to have the opposite effect.

    Table 10, Comparative Rate Sensitivity Summary shows One Valley's gap position as of December 31, 1994. The information presented includes various assumptions and estimates by management regarding maturity and repayment patterns. As shown in Table 10, One Valley's cumulative interest sensitivity ratio in the first six-month time frame is 1.03, a positive gap. As such, approximately $37.8 million more earning assets than interest bearing liabilities will be subject to interest rate repricing in the next six months.

    The information presented in the gap report (Table 10) represents a static view of One Valley. One Valley uses computer generated scenarios to simulate the future as a primary tool for analyzing interest rate risk and modeling business strategies in a dynamic framework. The simulations begin with the gap report information and use various assumptions, such as expected changes in the interest rate environment; the shape of the yield curve; pricing strategies for loans and deposits; the growth, volume and mix of interest sensitive assets and liabilities; and potential hedging strategies. These simulations assist management in minimizing risk and maintaining a conservative sensitivity position.

    One Valley's investments have been limited to traditional investment securities and the company does not currently have any investments in derivative instruments. However, One Valley continually evaluates all investment alternatives in its management of interest rate risk and asset/liability structure.


COMPARATIVE RATE SENSITIVITY SUMMARY                                   TABLE 10
(DOLLARS IN THOUSANDS)



DECEMBER 31, 1994                       0-3 MONTHS   3-6 MONTHS   6-12 MONTHS   OVER 1 YEAR      TOTAL
Earning Assets
 Loans.................................. $ 924,944     $168,432     $300,979    $  978,602    $2,372,957
 Investments............................   100,979      102,101      110,810       676,766       990,656
 Other earning assets...................    24,875            0            0             0        24,875
   Total earning assets................. 1,050,798      270,533      411,789     1,655,368     3,388,488
Interest Bearing Liabilities
 Interest bearing deposits..............   710,419      189,293      218,409     1,429,846     2,547,967
 Short-term borrowings..................   368,458        6,881            0             0       375,339
 Long-term borrowings...................     5,505        3,005        3,029         7,911        19,450
   Total interest bearing liabilities... 1,084,382      199,179      221,438     1,437,757     2,942,756
 Interest sensitivity gap for period....   (33,584)      71,354      190,351       217,611       445,732
 Cumulative interest sensitivity gap....   (33,584)      37,770      228,121       445,732
 Cumulative rate sensitivity ratio......      0.97         1.03         1.15          1.15

DECEMBER 31, 1993
Earning Assets
 Loans.................................. $ 793,684     $126,920     $239,693    $1,009,075    $2,169,372
 Investments............................   135,394       58,189      244,018       630,463     1,068,064
 Other earning assets...................    31,145            0            0             0        31,145
   Total earning assets.................   960,223      185,109      483,711     1,639,538     3,268,581
Interest Bearing Liabilities
 Interest bearing deposits..............   599,075      239,420      252,436     1,433,487     2,524,418
 Short-term borrowings..................   194,497        6,374       13,091         4,458       218,420
 Long-term borrowings...................     2,160        2,128        4,256        14,244        22,788
   Total interest bearing liabilities...   795,732      247,922      269,783     1,452,189     2,765,626
 Interest sensitivity gap for period....   164,491      (62,813)     213,928       187,349       502,955
 Cumulative interest sensitivity gap....   164,491      101,678      315,606       502,955
 Cumulative rate sensitivity ratio......      1.21         1.10         1.24          1.18


AVERAGES ARE USED WHEN PERIOD-END BALANCES WOULD PRODUCE DISTORTED RESULTS. THIS TABLE INCLUDES VARIOUS ASSUMPTIONS AND ESTIMATES BY MANAGEMENT OF MATURITY AND REPAYMENT PATTERNS.
                                                                             17

MANAGEMENT'S DISCUSSION AND ANALYSIS

    Liquidity is the ability to satisfy demands for deposit withdrawals, lending commitments, and other corporate needs. One Valley's liquidity is based on the stable nature of consumer core deposits held by the banking subsidiaries. Likewise, additional liquidity is available from holdings of investment securities and short-term investments which can be readily converted to cash. Furthermore, One Valley continues to have the ability to attract short-term sources of funds such as federal funds and repurchase agreements, and to arrange credit lines to meet its cash needs.

    One Valley generated $76.3 million of cash from operations in 1994, which compares to $64.4 million in 1993 and $49.1 million in 1992. Additional cash of $120.3 million was generated through net financing activities in 1994, which compares to $48.5 million in 1993 and $67.6 million in 1992. These proceeds along with proceeds from the sale and maturity of securities were used to fund loans and purchase securities during the year. Net cash used in investing activities totaled $168.9 million in 1994, which compares to $224.0 million in 1993 and $71.5 million in 1992. Details on the sources and uses of cash can be found in the Statements of Cash Flows in the consolidated financial statements.


CAPITAL RESOURCES

    One Valley's average equity-to-asset ratio increased to 8.92% during 1994, up from 8.50% during 1993 and 7.97% in 1992. The increases primarily resulted from the record earnings performances of One Valley. At year-end 1994, One Valley's primary capital ratio was 9.68% compared to 9.62% at year-end 1993.
The Federal Reserve's risk-based capital guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by prescribed factors relative to credit risk, thus eliminating disincentives for holding low risk assets and requiring more capital for holding higher risk assets. At year-end 1994, One Valley's risk adjusted capital-to-assets ratio was 15.5% compared to 14.7% at December 31, 1993. The increase in the ratio is due to an increase in earnings performance and a decrease in securities loaned, an off-balance sheet factor, at the lead bank when compared to the prior year. Both of these ratios are well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One Valley's leverage ratio at December 31, 1994 was 8.8% compared to 8.5% at December 31, 1993. Both of these ratios are well above the minimum 3.0% and the recommended 4.0 to 5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's desire to maintain a strong capital position.

    The primary source of funds for dividends paid by One Valley to its shareholders is the dividends received from its subsidiary banks. Federal regulatory agencies impose certain restrictions on the payment of dividends and the transfer of assets from the banking subsidiaries to the holding company. Historically, these restrictions have not had an impact on One Valley's dividend policy, and it is not anticipated that they will in the future. Additional information concerning dividend restrictions is discussed in Note M to the consolidated financial statements.

    In April 1994, the Board of Directors authorized management to repurchase up to 400,000 shares of One Valley Bancorp common stock in the open market. During 1994, 263,500 shares were repurchased under this program. At December 31, 1994, One Valley held 533,500 shares in its treasury. Any additional purchases will depend upon future market conditions.


                             NET INTEREST MARGIN
                          Percent of earning assets
                           Fully taxable equivalent

(Line graph appears here. Plot points are listed below.)

                            1989     1990    1991    1992    1993    1994

Yield on Earning Assets    10.70    10.52    9.76    8.64    7.88    7.87
Cost of All Funds           6.04     5.90    5.16    3.87    3.11    2.89
Net Interest Margin         4.66     4.62    4.60    4.77    4.77    4.98

                           INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

    Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $163.2 million in 1994, up 7.0% over the 1993 level, following a 3.4% increase in 1993 over 1992. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were taxable at the statutory federal tax rate (35% for 1994 and 1993, 34% for 1992). The increase in net interest income in 1994 is largely due to the increase in the volume of earning assets, primarily loans. As shown in Table 11, Rate Volume Analysis, increases in the volume of earning assets in both 1994 and 1993 have provided a significant increase in net interest income. In 1994, the increase in the volume of earning assets increased interest income by $13.7 million. This increase was partially offset by declines in interest yields on earning assets due to declines in the overall interest rate environment on average for the entire year. As a result, total interest income increased by $5.7 million in 1994 over 1993. Similarly, increased volume of interest bearing liabilities boosted interest expense by $0.7 million, but the lower cost of interest bearing liabilities resulted in an overall decline in total interest expense of $4.9 million. The increase in total interest income coupled with the decline in overall interest expense resulted in a $10.6 million increase in fully tax-equivalent net interest income in 1994 over 1993. Similar trends were experienced in 1993 over 1992. The decline in interest expense in 1993 was greater than the decline in total interest income and, therefore, net interest income increased in 1993 over 1992.
 During both years, the increase in loan volume has been the most significant factor contributing to increased net interest income.

    In 1994, as net interest income increased due to increased investment in higher yielding loans, the net interest margin percentage on a fully tax-equivalent basis also increased. The relatively low market interest rates in the earlier months of 1994 kept the overall annual cost of funds down for the year. The combination of these two factors resulted in a 4.98% net interest margin in 1994, an increase over the 4.77% earned in 1993 and 1992. In 1993, during the time of declining interest rates, the yield on the total loan portfolio did not decline as rapidly as market rates paid for deposits and other funding sources. Fixed rate loans helped maintain the relatively high yield in the loan


RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE         TABLE 11
(DOLLARS IN THOUSANDS)


                                                          1994 VS 1993                         1993 VS 1992
                                                      INCREASE (DECREASE)                   INCREASE (DECREASE)
                                                    IN NET INTEREST INCOME                 IN NET INTEREST INCOME
                                             VOLUME          RATE         TOTAL      VOLUME         RATE          TOTAL

EARNING ASSETS
  Loans:
   Taxable................................ $ 14,730     $    (5,661)    $  9,069     $ 9,633     $  (16,343)    $ (6,710)
   Tax-exempt.............................      344              19          363          83             39          122
     Total loans..........................   15,074          (5,642)       9,432       9,716        (16,304)      (6,588)
  Investment Securities:
   Taxable................................   (5,561)         (1,426)      (6,987)        509         (9,107)      (8,598)
   Tax-exempt.............................    6,786          (1,435)       5,351       1,782           (695)       1,087
     Total investment securities..........    1,225          (2,861)      (1,636)      2,291         (9,802)      (7,511)
  Federal funds sold & other..............   (2,644)            577       (2,067)       (645)          (541)      (1,186)
     Total earning assets.................   13,655          (7,926)       5,729      11,362        (26,647)     (15,285)

INTEREST BEARING LIABILITIES
  Time and savings deposits...............      659          (6,245)      (5,586)        346        (19,252)     (18,906)
  Short-term borrowings...................      878           1,343        2,221        (257)        (1,676)      (1,933)
  Long-term borrowings....................     (795)           (792)      (1,524)        794           (208)         586
     Total interest bearing liabilities...      742          (5,631)      (4,889)        883        (21,136)     (20,253)
NET INTEREST EARNINGS..................... $ 12,913     $    (2,295)    $ 10,618     $10,479     $   (5,511)    $  4,968



* FULLY TAXABLE EQUIVALENT USING THE RATE OF 35% FOR 1994 AND 1993 AND 34% FOR 1992.
NOTE - CHANGES TO RATE/VOLUME ARE ALLOCATED TO BOTH RATE AND VOLUME ON A PROPORTIONATE DOLLAR BASIS.

MANAGEMENT'S DISCUSSION AND ANALYSIS

portfolio. However, as shown in the Net Interest Margin graph, One Valley's net interest margin has not fluctuated substantially, up or down, over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet Analysis."


NON-INTEREST INCOME AND EXPENSE

    Non-interest income has been and will continue to be an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. However, as shown in Table 12, non-interest income decreased by $2.4 million or 6.1% in 1994 compared to 1993. The decrease is primarily due to a decline in real estate loan processing and servicing fees. As mortgage loan refinancings and sales in the secondary market have significantly declined from the level experienced in 1993 and 1992, One Valley's processing and servicing fees have also declined. The decrease in non-interest income in 1994 follows a 7.7% increase in 1993 over 1992.

    In 1994, service charges on deposit accounts declined slightly while credit card fees increased significantly due to an increase in the number of customers. Trust income increased in 1994 to $7.9 million, a $0.6 million or 8.5% increase over 1993. This increase follows a 20.4% increase in 1993 over 1992. Trust revenues are increasing primarily due to new business over the past several years. In 1994, One Valley realized $867,000 in losses on securities sales. These securities were sold as part of a plan to reinvest the proceeds in higher yielding investments.

    Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. In 1994, efficiencies were achieved in combining the operations of One Valley and Mountaineer Bankshares. One Valley's 1994 net overhead ratio, or non-interest expense less non-interest income excluding securities transactions to average earning assets, was 2.52%, a decrease from the 2.68% realized in 1993, and down from the 2.54% ratio realized in 1992. For the year 1994, net overhead was $82.7 million, a decrease of 3.8% from the 1993 net overhead of $86.0 million. By comparison, net overhead totaled $78.8 million in 1992. A lower net overhead ratio means more of the net interest margin flows through as net income. Over the past five years, net overhead has grown by a compound rate of 7.18% whereas average earning assets have grown by 8.51%.

    Total non-interest expense decreased by $4.7 million, or 3.7% from 1993. This compares to an 8.6% increase in 1993 versus 1992. Total staff costs rose by 2.5% in 1994, compared to a 10.9% increase in 1993. Higher expenses in 1993 due to severance packages for employees of One Valley's data processing subsidiary resulted in a lower percentage increase in 1994. These severance packages and additional expense associated with the adoption of FASB Statement 106 account for the growth in staff expenses in 1993. Additional information concerning the adoption of FASB Statement 106 is discussed in Note K to the consolidated financial statements.

    In 1993, the FASB issued Statement No. 112, "Employers' Accounting for Postemployment Benefits," which was adopted in 1994 by One Valley. This Statement requires employers to recognize the obligation to provide postemployment benefits to employees if the obligation is attributable to services already rendered, the rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. The adoption of this Statement did not have a material impact on One Valley's financial statements.

    Advertising expense decreased by 15.0% in 1994 compared to 1993, primarily due to operating efficiencies after the merger of Mountaineer Bankshares. Advertising expense decreased by 6.5% in 1993, due to increased advertising in 1992 associated with the integration of a acquisition. FDIC insurance increased by 1.9% in 1994 and 6.4% in 1993 due to deposit growth. Net occupancy expense declined slightly in 1994, down 3.1% from 1993, which remained virtually unchanged when compared to 1992. Equipment expenses declined by 20.1% or $2.1 million in 1994, primarily due to realized savings from ceasing internal data processing operations. Equipment expenses increased by 1.0% in 1993 versus 1992. Outside data processing costs increased by 2.8% in 1994 which compares to a 94.6%

                         NET OVERHEAD RATIO
         Net overhead as a % of average earning assets

(Line graph appears here. Plot points are listed below.)

      1989         1990        1991         1992         1993        1994
      2.68%        2.61%       2.65%        2.54%        2.68%       2.52%

                              EFFICIENCY RATIO
         Non-interest expense as a % of total adjusted revenues*

(Line graph appears here. Plot points are listed below.)

        1989        1990        1991        1992        1993        1994
        63.60%      63.43%      65.13%      62.78%      65.44%      60.14%

*Tax-equivalent net interest income plus other income increase in 1993 compared to 1992. The increase in 1993 is largely due to costs related to the conversion of One Valley's in-house data processing system to outside service bureaus. Taxes not on income increased by 8.0% in 1994, due to increases in gross receipts and equity, which are taxed at the local level. The 0.9% increase in 1993 was primarily due to increases in equity based state and county taxes. Supplies and postage expense declined by 3.0% in 1994, primarily due to operational synergies realized after the Mountaineer Bankshares merger. This decrease follows a 5.2% increase in 1993 over 1992 due to the data processing conversion. Other expenses decreased by 15.1% in 1994, partially due to expenses in 1993 related to the merger of One Valley and Mountaineer and operating synergies realized after the merger. Other expenses increased 4.3% in 1993, primarily due to expenses associated with the merger of One Valley and Mountaineer.

    An analysis of the allowance for loan losses and related provision for loan losses is included in the Loan Portfolio section of the Balance Sheet Summary of this report.


APPLICABLE INCOME TAXES

    Income tax expense in 1994 was $21.9 million compared to $18.3 million in 1993 and $16.6 million in 1992. The increase in 1994 is primarily due to increases in pretax earnings, which was partially offset by an increase in tax-exempt income. With the purchase of additional tax-exempt investments in 1994 and 1993, discussed above, tax-exempt income increased in 1994. One Valley's effective tax rate was 32.2% in 1994, down from 32.6% in 1993 and up from 31.2% in 1992. Additional information regarding income taxes is contained in Note J to the consolidated financial statements.


NON-INTEREST INCOME AND EXPENSE                                        TABLE 12
(DOLLARS IN THOUSANDS)



                                           INCREASE (DECREASE) OVER PRIOR YEAR
                                                      1994        1993       1992              1994                   1993
                                                                                        AMOUNT      PERCENT     AMOUNT     PERCENT
SERVICE CHARGES AND OTHER
  OPERATING INCOME
  Trust income................................... $    7,892     $7,272   $  6,041    $     620        8.53    $ 1,231       20.38
  Credit card fees...............................      3,254      2,749      2,055          505       18.37        694       33.77
  Service charges on deposit accounts............     11,441     11,963     11,281         (522)      (4.36)       682        6.05
  Insurance service fees.........................        840        819        990           21        2.56       (171)     (17.27)
  Real estate loan processing & servicing fees...      5,176      8,080      8,453       (2,904)     (35.94)      (373)      (4.41)
  Checkbook sales................................      2,798      2,957      3,115         (159)      (5.38)      (158)      (5.07)
  Securities transactions........................       (867)       113        (35)        (980)    (867.26)       148     (422.86)
  Miscellaneous..................................      7,290      6,309      5,468          981       15.55        841       15.38
     TOTAL NON-INTEREST INCOME................... $   37,824    $40,262   $ 37,368    $  (2,438)      (6.06)   $ 2,894        7.74

STAFF AND OTHER OPERATING EXPENSES
  Salaries & wages............................... $   49,149    $48,906   $ 45,436    $     243        0.50    $ 3,470        7.64
  Employee benefits..............................     13,893     12,605     10,021        1,288       10.22      2,584       25.79
   Total staff expenses..........................     63,042     61,511     55,457        1,531        2.49      6,054       10.92
  Other Operating Expenses
   Advertising...................................      2,293      2,697      2,884         (404)     (14.98)      (187)      (6.48)
   FDIC insurance................................      6,642      6,519      6,127          123        1.89        392        6.40
   Occupancy, net................................      6,014      6,206      6,199         (192)      (3.09)         7        0.11
   Equipment.....................................      8,468     10,604     10,503       (2,136)     (20.14)       101        0.96
   Outside data processing.......................      4,705      4,575      2,351          130        2.84      2,224       94.60
   Taxes not on income...........................      2,542      2,354      2,334          188        7.99         20        0.86
   Supplies and postage..........................      6,588      6,793      6,456         (205)      (3.02)       337        5.22
   All other.....................................     21,108     24,848     23,829       (3,740)     (15.05)     1,019        4.28
   Total other operating expenses................     58,360     64,596     60,683       (6,236)      (9.65)     3,913        6.45
     TOTAL NON-INTEREST EXPENSE.................. $  121,402   $126,107   $116,140    $  (4,705)      (3.73)   $ 9,967        8.58

MANAGEMENT'S DISCUSSION AND ANALYSIS

EFFECTS OF CHANGING PRICES

    The results of operations and financial condition presented in this report are based on historical cost, unadjusted for the effects of inflation. Inflation affects One Valley in two ways. One is that inflation can result in increased operating costs which must be absorbed or recovered through increased prices for services. The second effect is on the purchasing power of the corporation. Virtually all of a bank's assets and liabilities are monetary in nature. Regardless of changes in prices, most assets and liabilities of the banking subsidiaries will be converted into a fixed number of dollars. Non-earning assets, such as premises and equipment, do not comprise a major portion of One Valley's assets; therefore, most assets are subject to repricing on a more frequent basis than in other industries.

    One Valley's ability to offset the effects of inflation and potential reductions in future purchasing power depends primarily on its ability to maintain capital levels by adjusting prices for its services and to improve net interest income by maintaining an effective asset/liability mix. Management's efforts to meet these goals are described in other sections of this report.

                    SUMMARY RESULTS OF OPERATIONS

                        FOURTH QUARTER 1994

    Net income for the three months ended December 31, 1994 was $11.5 million, an increase of 50.0% over the $7.7 million earned during the fourth quarter of 1993. The lower earnings in the fourth quarter of 1993 was the result of increased expenses related to the pending merger with Mountaineer Bankshares and expenses related to the conversion of the data processing system discussed above. On a per share basis, 1994 fourth quarter earnings were $0.68 compared to $0.45 in 1993, an increase of 51.1%.

    Net interest income increased by 4.4% when compared to the same three months of 1993. Non-interest income, excluding securities gains (losses), decreased by 5.2%, primarily due to declines in real estate loan processing and servicing fees. The decline in non-interest income was more that offset by a 12.6% decrease in non-interest expense. Fourth quarter 1993 non-interest expenses include costs associated with the completed data processing conversion and the Mountaineer merger. The provision for loan losses declined by 4.4% when compared to the fourth quarter of 1993.

    Additional quarterly financial data is provided in Note Q to the consolidated financial statements.

REPORT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors and Shareholders
One Valley Bancorp of West Virginia, Inc.

    We have audited the accompanying consolidated balance sheets of One Valley Bancorp of West Virginia, Inc. and subsidiaries (One Valley) as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Mountaineer Bankshares of W.VA., Inc. and subsidiaries (Mountaineer) which statements reflect total assets of $738,517 as of December 31, 1993 and total interest income of $52,645 and $55,403 for the years ended December 31, 1993 and 1992. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Mountaineer, is based solely on the report of the other auditors.


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


    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp of West Virginia, Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


    One Valley adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994 (See Note D).
                                      (Signature of Ernst & Young LLP)

Charleston, West Virginia
January 19, 1995

CONSOLIDATED BALANCE SHEETS

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)



                                                                     DECEMBER 31
                                                                 1994            1993

ASSETS
  Cash and due from banks-Note B............................ $  178,900     $  141,195
  Interest-bearing deposits in other banks..................      4,297          8,028
  Federal funds sold........................................     24,875         31,145
   Cash and cash equivalents................................    208,072        180,368

  Securities-Note D
   Available-for-Sale, at fair value........................    541,201
   Held-to-Maturity (fair value approximated $422,381
     at
     December 31, 1994).....................................    445,158
   Held-for-Investment (fair value approximated $
     1,081,742 at
     December 31, 1993).....................................                 1,060,036
  Loans, net-Notes E and F..................................  2,335,519      2,132,888
  Premises and equipment-Note G.............................     82,853         80,233
  Accrued interest receivable...............................     28,404         26,900
  Other assets..............................................     32,034         32,451

      TOTAL ASSETS.......................................... $3,673,241     $3,512,876

LIABILITIES
  Deposits:
   Non-interest bearing..................................... $  378,512     $  412,317
   Interest bearing.........................................  2,547,967      2,524,418
     Total deposits.........................................  2,926,479      2,936,735
  Short-term borrowings-Note H:
   Federal funds purchased..................................     53,145         14,012
   Securities sold under agreements to repurchase and
     other..................................................    322,194        204,408
     Total short-term borrowings............................    375,339        218,420
  Long-term borrowings-Note I...............................     19,450         22,788
  Other liabilities.........................................     30,106         29,749
      TOTAL LIABILITIES.....................................  3,351,374      3,207,692

SHAREHOLDERS' EQUITY
  Preferred Stock-$10 par value; authorized 1,000,000
    shares;
    none issued
  Common Stock-$10 par value; authorized 40,000,000
    shares;
   17,538,368 and 17,516,795 shares outstanding at
     December 31,
   1994 and 1993, respectively, including 533,500 and
     270,000
   shares in treasury at December 31, 1994 and 1993.........    175,384        175,168
  Capital surplus...........................................     25,954         25,830
  Retained earnings.........................................    137,437        107,315
  Unrealized losses on available-for-sale securities,
   net of deferred income taxes.............................     (6,535)
  Treasury stock............................................    (10,373)        (3,129)
      TOTAL SHAREHOLDERS' EQUITY............................    321,867        305,184

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............ $3,673,241     $3,512,876


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)



                                                            YEAR ENDED DECEMBER 31
                                                         1994        1993         1992
INTEREST INCOME
  Interest and fees on loans:
   Taxable............................................ $189,040     $179,971    $186,681
   Tax-exempt.........................................    2,352        2,122       2,068
     Total............................................  191,392      182,093     188,749
  Interest and dividends on securities:
   Taxable............................................   48,881       55,868      64,466
   Tax-exempt.........................................   10,073        6,634       5,979
     Total............................................   58,954       62,502      70,445
  Other...............................................    1,037        3,104       4,290
     Total interest income............................  251,383      247,699     263,484

INTEREST EXPENSE
  Deposits............................................   85,221       90,807     109,713
  Short-term borrowings-Note H........................    8,491        6,270       8,203
  Long-term borrowings-Note I.........................    1,185        2,709       2,123
     Total interest expense...........................   94,897       99,786     120,039
NET INTEREST INCOME...................................  156,486      147,913     143,445
PROVISION FOR LOAN LOSSES-Note F......................    4,788        5,788      11,389
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...  151,698      142,125     132,056

OTHER INCOME
  Trust Department....................................    7,892        7,272       6,041
  Service charges on deposit accounts.................   11,441       11,963      11,281
  Real estate loan processing and servicing fees......    5,176        8,080       8,453
  Other service charges and fees......................    4,745        4,083       4,236
  Securities (losses) gains...........................     (867)         113         (35)
  Other-Note O........................................    9,437        8,751       7,392
     Total other income...............................   37,824       40,262      37,368

OTHER EXPENSES
  Salaries and employee benefits-Note K...............   63,042       61,511      55,457
  Net occupancy-Note G................................    6,014        6,206       6,199
  Equipment...........................................    8,468       10,604      10,503
  Federal deposit insurance assessments...............    6,642        6,519       6,127
  Outside data processing.............................    4,705        4,575       2,351
  Other-Note O........................................   32,531       36,692      35,503
     Total other expenses.............................  121,402      126,107     116,140

INCOME BEFORE INCOME TAXES............................   68,120       56,280      53,284
APPLICABLE INCOME TAXES-Note J........................   21,909       18,326      16,646

NET INCOME............................................ $ 46,211     $ 37,954    $ 36,638

NET INCOME PER COMMON SHARE........................... $   2.70     $   2.20    $   2.13

Average common shares outstanding.....................   17,132       17,237      17,211


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                                             25

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)



                                                                                                       UNREALIZED       NET
                                                                                                          GAIN       UNREALIZED
                                                                                                        (LOSS) ON     LOSS ON
                                                                                                        AVAILABLE    MARKETABLE
                                                         COMMON     CAPITAL   RETAINED    TREASURY       FOR SALE      EQUITY
                                                          STOCK     SURPLUS   EARNINGS     STOCK        SECURITIES    SECURITIES
BALANCES AT JANUARY 1, 1992............................ $116,076  $ 24,933   $116,555   $   (3,129)     $        0   $      (239)

Net income.............................................                        36,638
Acquisition of treasury stock by Mountaineer...........                (41)
Stock options exercised (50,423 shares)-Note K.........      505       472
Cash dividends on One Valley shares ($.70 per share)...                        (8,968)
Cash dividends on Mountaineer shares...................                        (2,483)
Three-for-two stock split in the form of a
  50% stock dividend...................................   36,453       (12)   (36,461)
Six-for-five stock split in the form of a
  20% stock dividend...................................   21,901              (21,901)
Change in net unrealized loss on marketable
  equity securities....................................                                                                     (239)

BALANCES AT DECEMBER 31, 1992..........................  174,935    25,352     83,380       (3,129)              0             0

Net income.............................................                        37,954
Sale of treasury stock by Mountaineer..................                420
Stock options exercised (24,280 shares) and
  adjustment for fractional shares-Note K..............      233        58
Cash dividends on One Valley shares ($.84 per share)...                       (10,826)
Cash dividends on Mountaineer shares...................                        (3,193)

BALANCES AT DECEMBER 31, 1993..........................  175,168    25,830    107,315       (3,129)              0             0

Adjustment at beginning of the year for change in
  accounting method, net of deferred income
  taxes of ($3,177)-Note D.............................                                                      4,765
Change in unrealized gains and losses, net of
  deferred income taxes of $7,533......................                                                    (11,300)
Net income.............................................                        46,211
Purchase of treasury stock (263,500 shares)............                                     (7,244)
Stock options exercised (21,843 shares) and
  adjustment for fractional shares-Note K..............      216       124
Cash dividends on One Valley shares ($.94 per share)...                       (16,089)

BALANCES AT DECEMBER 31, 1994.......................... $175,384  $ 25,954   $137,437   $  (10,373)     $   (6,535)  $         0


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)



                                                                   YEAR ENDED DECEMBER 31
                                                               1994           1993         1992
OPERATING ACTIVITIES
 Net income................................................. $  46,211     $  37,954     $  36,638
 Adjustments to reconcile net income to
   net cash provided by operating activities:
    Provision for loan losses...............................     4,788         5,788        11,389
    Depreciation............................................     7,633         7,492         8,104
    Amortization, net of accretion..........................     2,776         7,390         7,828
    Deferred income taxes (benefit).........................      (107)       (2,142)       (2,018)
    Net losses (gains) from sales of assets.................       585          (544)         (593)
    Loans originated for sale...............................   (50,806)     (163,800)     (218,466)
    Proceeds from loans sold................................    66,067       170,220       207,871
    Net change in accrued interest receivable...............    (1,504)        1,844         2,659
    Net change in accrued interest payable..................     1,497        (2,978)          (70)
    Net change in other assets and other
      liabilities...........................................      (852)        3,141        (4,239)
      Net cash provided by operating activities.............    76,288        64,365        49,103

INVESTING ACTIVITIES
 Proceeds from sales of available-for-sale securities.......   138,922
 Proceeds from maturities of available-for-sale
   securities...............................................   206,013
 Purchases of available-for-sale securities.................  (256,556)
 Proceeds from maturities of held-to-maturity
   securities...............................................    61,742
 Purchases of held-to-maturity securities...................   (93,169)
 Proceeds from sale of marketable equity securities.........                                35,572
 Proceeds from sales of securities held-for-investment......                  35,604        27,326
 Proceeds from maturities of securities held-for-
   investment...............................................                 504,582       611,284
 Purchase of securities held-for-investment.................                (581,210)     (665,703)
 Sale of branch, net of deposits transferred and gain on
   sale.....................................................                                (8,489)
 Net increase in loans......................................  (215,615)     (175,424)      (62,691)
 Purchases of premises and equipment........................   (10,253)       (7,524)       (8,797)
      Net cash used in investing activities.................  (168,916)     (223,972)      (71,498)

FINANCING ACTIVITIES
 Net change in deposits.....................................   (10,256)       55,123        64,258
 Net change in federal funds purchased......................    39,133        (3,706)        4,607
 Net change in other short-term borrowings..................   117,786        17,850        (4,783)
 Repayment of long-term borrowings..........................   (18,037)      (19,586)       (4,821)
 Proceeds from long-term borrowings.........................    14,699        12,156        18,900
 Proceeds from issuance of common stock.....................       340           291           957
 Purchase of treasury stock.................................    (7,244)
 Sales (purchases) of treasury stock by Mountaineer.........                     420           (41)
 Cash dividends.............................................   (16,089)      (14,019)      (11,451)
      Net cash provided by financing activities.............   120,332        48,529        67,626

INCREASE (DECREASE)  IN CASH AND CASH EQUIVALENTS...........    27,704      (111,078)       45,231
Cash and cash equivalents at beginning of year..............   180,368       291,446       246,215

CASH AND CASH EQUIVALENTS AT END OF YEAR.................... $ 208,072     $ 180,368     $ 291,446


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                                             27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES   DECEMBER  31, 1994
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


PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of One Valley Bancorp of West Virginia, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.


CASH AND CASH EQUIVALENTS

    One Valley considers cash and due from banks, interest-bearing deposits in other banks, and federal funds sold as cash and cash equivalents.


SECURITIES

    Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when One Valley has the positive intent and ability to hold the securities to maturity. Held-to-maturity (held-for-investment in 1993) securities are stated at amortized cost.


    Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value with the unrealized gains and losses, net of deferred income taxes, reported in a separate component of shareholders' equity. Unrealized gains and losses represent the difference between the estimated fair value and amortized cost of available-for-sale securities.


    The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.


    The cost of securities sold is based on the specific identification method.

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

NET INCOME PER COMMON SHARE

    Net income per common share is computed by dividing net income by the average common shares outstanding during the year. Options under One Valley's stock option plans are considered common stock equivalents for the purpose of net income per common share data but are excluded from the computation because they are immaterial.


RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS                          NOTE B

    Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1994, was approximately $26,900.

MERGER AND ACQUISITIONS                                                  NOTE C

    In January 1994, One Valley acquired all of the outstanding common stock of Mountaineer in exchange for 4,350,000 shares of One Valley common stock. This combination has been accounted for as a pooling of interests. The pooling of interests method requires the combining of the financial information of the merging companies as though they had always been combined. Following is an analysis presenting the results of operations for 1993 and 1992 of the separate companies.


                                 1993        1992
Net interest income:
  One Valley................ $116,912    $113,670
  Mountaineer...............   31,001      29,775
  Consolidated.............. $147,913    $143,445

Net income:
  One Valley................ $ 32,469    $ 29,477
  Mountaineer...............    5,485       7,161
  Consolidated.............. $ 37,954    $ 36,638

Net income per common share:
  One Valley................ $   2.52    $   2.29
  Mountaineer...............     1.89        2.48
  Consolidated.............. $   2.20    $   2.13

    One Valley has acquired several financial institutions in prior years in acquisitions accounted for using the purchase method of accounting. The purchase prices of all these acquisitions were allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten-year period. Deposit intangibles included in other assets approximated $1,300 and $1,800 at December 31, 1994 and 1993. Deposit intangible amortization approximated $500 in 1994, $800 in 1993, and $900 in 1992.


    The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $4,000 and $4,300 at December 31, 1994 and 1993. Goodwill amortization approximated $300 in 1994, 1993, and 1992.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


SECURITIES                                                               NOTE D

    The following is a summary of available-for-sale and held-to-maturity securities as of December 31, 1994:


                                                            Available-for-Sale
                                                             Gross      Gross       Estimated
                                               Amortized  Unrealized  Unrealized       Fair
                                                  Cost      Gains       Losses        Value
U.S. Treasury securities and obligations of
  U.S. government agencies and corporations... $ 501,001    $ 409    $   (9,280)    $ 492,130
Mortgage-backed securities....................    36,881      195        (2,234)       34,842
Other securities..............................    14,210       19                      14,229

  Total securities............................ $ 552,092    $ 623    $  (11,514)    $ 541,201


                                                                   Held-to-Maturity
                                                                   Gross      Gross        Estimated
                                                     Amortized  Unrealized  Unrealized       Fair
                                                       Cost       Gains       Losses         Value
U.S. Treasury securities and obligations of
  U.S. government agencies and corporations........ $ 126,442    $   206    $   (2,883)    $ 123,765
Obligations of states and political subdivisions...   179,346      1,348       (14,781)      165,913
Mortgage-backed securities.........................   138,931        656        (7,315)      132,272
Other securities...................................       439         10           (18)          431

  Total securities................................. $ 445,158    $ 2,220    $  (24,997)    $ 422,381


    During the year ended December 31, 1994, gross realized gains and losses on available-for-sale securities approximated $285 and $1,167.


    The following is a summary of securities held-for-investment as of December 31, 1993 and 1992:

                                                                         Gross          Gross      Estimated
                                                       Amortized    Unrealized     Unrealized           Fair
                                                            Cost         Gains         Losses          Value
December 31, 1993
  U.S. Treasury securities and obligations of
    U.S. government agencies and corporations........ $  709,229    $   12,330    $      (526)    $  721,033
  Obligations of states and political subdivisions...    137,654         5,864           (650)       142,868
  Mortgage-backed securities.........................    197,444         5,104           (731)       201,817
  Other securities...................................     15,709           319             (4)        16,024

    Total securities................................. $1,060,036    $   23,617    $    (1,911)    $1,081,742

December 31, 1992
  U.S. Treasury securities and obligations of
    U.S. government agencies and corporations........ $  755,737    $   13,590    $      (354)    $  768,973
  Obligations of states and political subdivisions...     83,653         4,402           (115)        87,940
  Mortgage backed-securities.........................    171,346         5,182           (410)       176,118
  Other securities...................................     18,539           200             (8)        18,731

    Total securities................................. $1,029,275    $   23,374    $      (887)    $1,051,762

SECURITIES-CONTINUED                                                     NOTE D
    In May 1993 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." One Valley adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of adopting this Statement as of January 1, 1994, was to increase the opening balance of shareholders' equity by $4,765 (net of $3,177 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost. Securities designated as available-for-sale at January 1, 1994, approximated $630,000.


    The amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Estimated
                                          Amortized         Fair
                                               Cost        Value
Available-For-Sale
Due in one year or less.................. $ 270,719    $ 268,867
Due after one year through five years....   229,271      222,288
Due after five years through ten years...     1,011          975
                                            501,001      492,130
Mortgage-backed securities...............    36,881       34,842
Other....................................    14,210       14,229

  Total securities....................... $ 552,092    $ 541,201


                                                       Estimated
                                          Amortized         Fair
                                               Cost        Value
Held-to-Maturity
Due in one year or less.................. $   7,667    $   7,743
Due after one year through five years....    67,178       67,352
Due after five years through ten years...    77,761       76,221
Due after ten years......................   153,182      138,362
                                            305,788      289,678
Mortgage-backed securities...............   138,931      132,272
Other....................................       439          431

  Total securities....................... $ 445,158    $ 422,381

    At December 31, 1994 and 1993, securities carried at $420,700 and $429,200 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


LOANS                                                                    NOTE E

Loans are summarized as follows:


                                            December 31
                                         1994         1993
Commercial, financial
  and agricultural................. $  373,583    $  306,425
Real estate:
  Revolving home equity............    113,142       102,648
  Single family residential........    936,698       869,502
  Apartment buildings
    and complexes..................     37,475        41,465
  Commercial.......................    311,691       320,668
  Construction.....................     42,746        33,682
Installment loans to individuals...    532,251       465,216
Bankers' acceptances...............        849         2,123
Other..............................     24,522        27,643
  Total loans net of
    unearned income................  2,372,957     2,169,372
Less allowance for loan losses.....     37,438        36,484

    Loans - net.................... $2,335,519    $2,132,888

    Unearned income approximated $1,800 and $4,100 at December 31, 1994 and
1993.


    One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.


    The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:

                            1994         1993
Balance, January 1..... $ 72,846     $ 70,695
Additions..............   35,009       26,989
Amount collected.......  (34,362)     (24,838)

Balance, December 31... $ 73,493     $ 72,846

    In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by FASB Statement No. 118 and is effective for fiscal years beginning after December 15, 1994. The Statement requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. One Valley will adopt this Statement on January 1, 1995, and it will not have a material effect on One Valley's financial statements.


    One Valley originates and sells fixed rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1994, One Valley held loans for sale of approximately $3,500 and had commitments to originate and sell loans of approximately $2,000.


    The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $896,500, $842,000, and $1,007,000 at December 31, 1994,
1993, and 1992. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $10,800 and $11,000 at December 31, 1994 and 1993.

ALLOWANCE FOR LOAN LOSSES                                                NOTE F

    Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1994, were as follows:


                                1994        1993        1992
Balance, January 1.......... $36,484     $35,679     $30,567
Charge-offs.................  (5,985)     (7,381)     (8,561)
Recoveries..................   2,151       2,398       2,284
  Net charge-offs...........  (3,834)     (4,983)     (6,277)
Provision for loan losses...   4,788       5,788      11,389

Balance, December 31........ $37,438     $36,484     $35,679

PREMISES AND EQUIPMENT                                                   NOTE G

    The major categories of premises and equipment and accumulated depreciation are summarized as follows:


                                          December 31
                                      1994         1993
Land.............................. $ 14,643     $ 14,510
Buildings and improvements........   77,072       73,065
Equipment.........................   53,592       49,202
Total.............................  145,307      136,777
  Less accumulated depreciation...  (62,454)     (56,544)

Premises and equipment-net........ $ 82,853     $ 80,233


    One Valley has entered into noncancelable lease agreements (operating leases) for certain premises and equipment and outside data processing services.
 The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is: 1995-$4,300; 1996-$4,000; 1997-$3,600; 1998-$3,500; and 1999-$2,000, with $2,400 of commitments extending beyond 2000.

    Total expense under these lease agreements, including cancelable and noncancelable leases, was $3,500 in 1994, $3,100 in 1993, and $1,700 in 1992.

SHORT-TERM BORROWINGS                                                    NOTE H

    Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days. Additional details regarding short-term borrowings are set forth below:

                                                   Federal     Repurchase
                                                     Funds     Agreements
                                                 Purchased      and Other
1994
  Average amount outstanding during year........ $  25,114     $  217,190
  Maximum amount outstanding at any month-end...    84,638        322,193
  Weighted average interest rate:
    During year.................................      4.26%          3.34%
    End of year.................................      5.02           3.97

1993
  Average amount outstanding during year........ $  19,313     $  195,080
  Maximum amount outstanding at any month-end...    22,236        221,779
  Weighted average interest rate:
    During year.................................      3.17%          2.90%
    End of year.................................      2.92           2.58

1992
  Average amount outstanding during year........ $  19,183     $  202,418
  Maximum amount outstanding at any month-end...    42,366        218,381
  Weighted average interest rate:
    During year.................................      3.51%          3.71%
    End of year.................................      2.92           3.26

    Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $93,000 in 1994, $103,000 in 1993, and $121,000 in 1992.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


LONG-TERM BORROWINGS                                                     NOTE I

    Long-term borrowings of $19,450 and $22,788 at December 31, 1994 and 1993 primarily consist of Federal Home Loan advances. The advances mature as follows:
1995 - $11,500, 1996 - $5,000, and 2003 - $2,600.  The advances bear a weighted average interest rate of 5.65% at December 31, 1994.


INCOME TAXES                                                             NOTE J

    The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:

                                 1994        1993        1992
Current:
  Federal.................... $18,772     $18,100     $16,854
  State......................   3,244       2,480       1,963
Deferred Federal and State...    (107)     (2,254)     (2,171)

    Total.................... $21,909     $18,326     $16,646

    A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:


                                                    1994                   1993                 1992
Computed tax at statutory federal rate...... $23,842      35.0%    $19,698      35.0%    $18,116      34.0%
Plus: State income taxes,
  net of federal tax benefits...............   1,986       2.9       1,511       2.7       1,198       2.2
                                              25,828      37.9      21,209      37.7      19,314      36.2
Increase (decrease) in taxes resulting from:
  Tax-exempt  interest......................  (4,348)     (6.4)     (2,931)     (5.2)     (2,708)     (5.1)
  Other-net.................................     429        .6          48        .1          40        .1

    Actual tax expense...................... $21,909      32.1%    $18,326      32.6%    $16,646      31.2%

    Significant components of One Valley's deferred tax assets and liabilities are as follows:


                                           December 31
                                        1994       1993
Deferred tax assets:
  Available-for-sale securities...... $ 4,356    $     0
  Allowance for loan losses..........  14,877     14,187
  Accrued employee benefits..........   3,157      2,578
  Other..............................   2,473      2,426
    Total deferred tax assets........  24,863     19,191

Deferred tax liabilities:
  Premises and equipment.............   2,780      2,871
  Loans..............................   5,328      4,804
  Other..............................   1,188        413
    Total deferred tax liabilities...   9,296      8,088

      Net deferred tax assets........ $15,567    $11,103


    Income taxes (benefit) related to securities gains (losses) approximated $(347), $45, and $(14) in 1994, 1993, and 1992.

     One Valley made tax payments of approximately $21,000 in 1994, $22,000 in 1993, and $20,000 in 1992.

EMPLOYEE BENEFIT PLANS                                                   NOTE K

    One Valley has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The funding policy of One Valley is to contribute annually the maximum amount that can be deducted for income tax purposes. During 1994, the Mountaineer defined benefit pension plan was merged into One Valley's defined benefit pension plan.


    The following table presents the funded status of the combined plans and amounts recognized in the consolidated balance sheets at December 31:

                                                                    1994            1993
Actuarial present value of accumulated benefit obligation,
  including vested benefits of
  $17,210 in 1994 and $18,020 in 1993....................... $    18,370     $    19,137

Actuarial present value of projected benefit obligation
  for services rendered to date............................. $   (26,294)    $   (28,602)
Plan assets at fair value, consisting primarily of cash,
  listed stocks, and U.S. bonds.............................      21,923          22,705
Projected benefit obligation in excess of plan assets.......      (4,371)         (5,897)
Unrecognized net asset at November 1, 1987, net of
  amortization..............................................      (2,363)         (2,598)
Unrecognized net loss from past experience different from
  that assumed and
  effects of changes in assumptions.........................       3,144           6,064
Unrecognized prior service cost.............................         764             219
Accrued pension cost included in other liabilities.......... $    (2,826)    $    (2,212)

    Following is a summary of the components of net periodic pension cost:

                                                     1994        1993        1992
Service cost-benefits earned during the period... $ 1,883     $ 1,445     $ 1,231
Interest cost on projected benefit obligation....   1,991       1,740       1,568
Actual loss (return) on plan assets..............   1,524      (2,640)       (996)
Net amortization and deferral....................  (3,249)        893        (629)

  Net periodic pension cost...................... $ 2,149     $ 1,438     $ 1,174

    The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 8.25% and 7% at December 31, 1994 and 1993. The rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations was 5.5% in 1994 and 1993. The expected long-term rate of return on plan assets in 1994, 1993, and 1992 was 8.5%. The unrecognized net loss decreased in 1994 due to the change in the weighted-average discount rate. This decrease was partially offset by actuarial experience losses relating to the return on plan assets.


    One Valley has nonqualified and incentive stock option plans for certain key employees. Pursuant to these plans, an aggregate maximum of 1,158,000 shares of common stock were reserved for issuance, although no more than 162,000 shares may be issued in any calendar year. At December 31, 1994, there were outstanding and exercisable options for the purchase of 385,940 shares at prices ranging from $10.28 to $28.38 per share. During 1994, 21,843 shares were exercised at prices ranging from $11.67 to $21.74.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


EMPLOYEE BENEFIT PLANS-CONTINUED                                         NOTE K

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


    The following table presents the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                    1994             1993
Accumulated postretirement benefit obligation:
  Active plan participants fully eligible for
    benefits................................................ $       (71)    $        (54)
  Other active participants.................................      (2,150)          (2,512)
  Current retirees..........................................      (2,639)          (2,700)
                                                                  (4,860)          (5,266)
Plan assets.................................................           0                0
Accumulated postretirement benefit obligation in excess of
  plan assets...............................................      (4,860)          (5,266)
Unrecognized transition obligation..........................       3,932            4,151
Unrecognized prior service cost.............................         233              245
Unrecognized net loss from past experience different from
  that assumed and
  effects of changes in assumptions.........................        (361)             467

  Accrued postretirement benefit cost included in other
    liabilities............................................. $    (1,056)    $       (403)


    Net periodic postretirement benefit cost included the following components:

                                                        1994     1993     1992
Service cost.......................................... $ 260    $ 141
Interest cost.........................................   377      350
Amortization of transition obligation over 20 years...   230      218

  Net periodic postretirement benefit cost............ $ 867    $ 709    $ 261

    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 11% for 1995 and is assumed to decrease gradually to 6% in 2000 and remain at that level thereafter.
 The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1994, by $280 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $68.


    The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.25% and 7% at December 31, 1994 and 1993.

PARENT COMPANY CONDENSED FINANCIAL INFORMATION                           NOTE L

CONDENSED BALANCE SHEETS


                                        December 31
Assets                               1994         1993
Repurchase agreement with a
    subsidiary bank.............. $ 21,328     $      0
  Interest-bearing deposits in
    subsidiary bank..............                25,841
  Securities:
    Available-for-sale...........    6,426
    Held-to-maturity.............      909
    Held-for-investment..........                 1,486
  Premises and equipment.........      777          393
  Investment in subsidiaries:
    Banks........................  288,801      274,337
    Non-banks....................    5,683        8,869
  Other assets...................    3,363        1,320
    Total assets................. $327,287     $312,246

Liabilities
  Other liabilities.............. $  5,420     $  7,062
    Total liabilities............    5,420        7,062

Shareholders' Equity
  Common stock...................  175,384      175,168
  Capital surplus................   25,954       25,830
  Retained earnings..............  137,437      107,315
  Unrealized losses..............   (6,535)
  Treasury stock.................  (10,373)      (3,129)
    Total shareholders' equity...  321,867      305,184
    Total liabilities and
      shareholders' equity....... $327,287     $312,246


CONDENSED STATEMENTS OF INCOME


                                           Year Ended December 31
                                        1994        1993        1992
Income:
  Dividends from bank subsidiaries... $35,426     $31,869     $22,937
  Other income.......................   3,078       2,825       2,237
    Total income.....................  38,504      34,694      25,174

Expenses:
  Salaries and employee benefits.....   7,200       5,279       4,504
  Other expenses.....................   3,268       5,940       4,374
  Interest expense...................      14          54         512
    Total expenses...................  10,482      11,273       9,390
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries....................  28,022      23,421      15,784
Applicable income tax (benefit)......  (2,927)     (3,074)     (3,568)
Income before equity in undistributed
   earnings of subsidiaries..........  30,949      26,495      19,352
Equity in undistributed earnings
  of subsidiaries....................  15,262      11,459      17,286
    Net income....................... $46,211     $37,954     $36,638



CONDENSED STATEMENTS OF CASH FLOWS


                                             Year Ended December 31
                                         1994          1993         1992
Operating Activities:
  Net income.......................... $ 46,211     $ 37,954     $ 36,638
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Depreciation & amortization.......      220          430          853
    Equity in undistributed
      earnings of subsidiaries........  (15,262)     (11,459)     (17,286)
    Net change in other assets
      and other liabilities...........   (3,531)        (188)         130
      Net cash provided by
        operating activities..........   27,638       26,737       20,335

Investing Activities:
  Purchase of securities:
    Available-for-sale................   (5,108)
    Held-to-maturity..................     (912)
  Proceeds from maturities and
    sale of investment securities.....                              2,520
  Purchase of investment securities...                   (78)      (1,042)
  Investment in subsidiaries..........   (2,500)      (3,000)
  Purchase of equipment...............     (638)        (142)        (222)
  Proceeds from sale of
    other real estate.................                   600
    Net cash (used in) provided by
      investing activities............   (9,158)      (2,620)       1,256

Financing Activities:
  Repayment of long-term
    borrowings........................                (1,326)      (4,566)
  Proceeds from issuance of
    common stock......................      340          291          957
  Purchase of treasury stock..........   (7,244)
  Sales (purchases) of treasury
    stock by Mountaineeer.............                   420          (41)
  Cash dividends paid.................  (16,089)     (14,019)     (11,451)
    Net cash used in
      financing activities............  (22,993)     (14,634)     (15,101)

(Decrease) increase in
  cash and cash equivalents...........   (4,513)       9,483        6,490

Cash and cash equivalents at
  beginning of year...................   25,841       16,358        9,868

Cash and cash equivalents at
  end of year......................... $ 21,328     $ 25,841     $ 16,358

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


RESTRICTIONS ON SUBSIDIARY DIVIDENDS                                     NOTE M

    The primary source of funds for the dividends paid by One Valley Bancorp is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. During 1995, the retained net profits available for distribution to One Valley Bancorp as dividends without regulatory approval are approximately $29,000, plus retained net profits for the interim periods through the date of declaration.

COMMITMENTS AND CONTINGENT LIABILITIES                                   NOTE N

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


STANDBY LETTERS OF CREDIT

    These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of approximately $35,000 as of December 31, 1994.


    Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.


LOAN COMMITMENTS

    As of December 31, 1994, the Bank had commitments outstanding to extend credit at prevailing market rates approximating $381,000. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.


LOANS SOLD WITH RECOURSE

    One Valley is contingently liable on certain loans previously sold by an acquired company. At December 31, 1994, there were approximately $44,000 in outstanding loans sold with recourse. Pursuant to the terms of an Indemnity Agreement with the Resolution Trust Corporation, the Resolution Trust Corporation agreed to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.


OTHER INCOME AND EXPENSES                                                NOTE O

    Included in other income are checkbook sales which approximated $2,798 in 1994, $2,957 in 1993, and $3,115 in 1992 and credit card fees which approximated $3,254 in 1994, $2,749 in 1993, and $2,055 in 1992. Included in other expenses is supplies expense which approximated $3,447 in 1994, $3,771 in 1993, and $3,652 in 1992, postage expense which approximated $3,141 in 1994, $3,022 in 1993, and $2,804 in 1992, and professional fees which approximated $2,858 in 1994, $3,799 in 1993, and $3,703 in 1992.

FAIR VALUE OF FINANCIAL INSTRUMENTS                                      NOTE P

    The following methods and assumptions were used by One Valley in estimating its fair value disclosures for financial instruments:


CASH AND CASH EQUIVALENTS

    The carrying values of cash and cash equivalents approximate their fair values.


SECURITIES

    Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


LOANS

    The fair values for fixed rate commercial, mortgage, and consumer loans are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.


ACCRUED INTEREST

    The carrying value of accrued interest approximates its fair value.


DEPOSITS

    The fair values of demand deposits (i.e. interest and noninterest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying values. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. FASB Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the estimated fair value of total deposits at December 31, 1994 and 1993.


SHORT-TERM BORROWINGS

    The carrying values of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.


LONG-TERM BORROWINGS

    The fair values of the long-term borrowings are estimated using discounted cash flow analyses based on One Valley's current incremental borrowing rates for similar types of borrowing arrangements.


COMMITMENTS

    The fair values of commitments (standby letters of credit and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1994 and 1993, approximate their carrying value.

    The fair values of One Valley's financial instruments are summarized below:


                                  December 31, 1994        December 31, 1993
                                Carrying       Fair       Carrying      Fair
                                 Amount       Value        Amount       Value
Cash and cash equivalents..... $ 208,072    $ 208,072    $ 180,368    $ 180,368
Securities....................   986,359      963,582    1,060,036    1,081,742
Loans......................... 2,335,519    2,319,848    2,132,888    2,173,000
Accrued interest receivable...    28,404       28,404       26,900       26,900
Deposits...................... 2,926,479    2,914,411    2,936,735    2,946,000
Short-term borrowings.........   375,339      375,339      218,420      218,420
Long-term borrowings..........    19,450       18,788       22,788       22,900
Accrued interest payable......    10,353       10,353        8,856        8,856

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)


QUARTERLY FINANCIAL DATA (UNAUDITED)                                     NOTE Q

        Quarterly financial data for 1994 and 1993 is summarized below:

                                                              1994                                           1993
                                                        Three Months Ended                            Three Months Ended
                                           March 31    June 30     Sept 30      Dec 31    March 31    June 30    Sept 30     Dec 31
Interest income......................... $   60,126 $   61,294  $   64,339  $   65,624  $   61,225 $   62,200 $   61,870 $   62,404
Interest expense........................     22,351     22,414      24,156      25,976      25,755     25,146     24,467     24,418
  Net interest income...................     37,775     38,880      40,183      39,648      35,470     37,054     37,403     37,986
Provision for loan losses...............      1,179      1,213       1,185       1,211       1,551      1,564      1,406      1,267
Net interest income after provision
  for loan losses.......................     36,596     37,667      38,998      38,437      33,919     35,490     35,997     36,719
Other income, excluding securities
  gains.................................      8,899     10,811       9,249       9,732       9,728     10,146     10,014     10,261
Securities transactions.................        197       (504)       (410)       (150)          -         58        119        (64)
Other expenses..........................     29,604     30,072      30,314      31,412      29,330     29,792     31,064     35,921
Income before income taxes..............     16,088     17,902      17,523      16,607      14,317     15,902     15,066     10,995
Applicable income taxes.................      5,257      5,853       5,724       5,075       4,479      5,243      5,299      3,305
    Net Income.......................... $   10,831 $   12,049  $   11,799  $   11,532  $    9,838 $   10,659 $    9,767 $    7,690

Per Share Data:
  Average shares outstanding (in
    thousands)..........................     17,250     17,165      17,105      17,009      17,228     17,237     17,237     17,246
  Net income per share.................. $      .63 $      .70  $      .69  $      .68  $      .57 $      .62 $      .57 $      .45
  Dividends per share...................        .22        .22         .25         .25         .20        .20        .22        .22
  High bid/share........................      28.50      29.00       29.75       30.25       32.25      29.75      33.25      31.25
  Low bid/share.........................      24.75      24.25       27.75       28.00       28.25      25.25      26.75      27.00

SIX-YEAR AVERAGE BALANCE SHEET SUMMARY

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)


                                   1994            1993            1992            1991            1990            1989
                                        % OF             % OF           % OF            % OF            % OF            % OF
                              $        TOTAL  $         TOTAL $        TOTAL  $        TOTAL  $        TOTAL  $        TOTAL
ASSETS
Loans:
  Taxable.................... 2,202,716   62  2,032,527   58  1,929,592   57  1,549,386   56  1.373,880   56  1,330,372   56
  Tax-exempt.................    34,430    1     31,153    1     30,351    1     32,443    1     30,316    1     34,295    2
   Total loans............... 2,237,146   63  2,063,680   59  1,959,943   58  1,581,829   57  1,404,196   57  1,364,667   58
Less: Allowance for losses...    37,460    1     36,932    1     33,170    1     24,599    1     20,161    1     17,783    1
   Total loans-net........... 2,199,686   62  2,026,748   58  1,926,773   57  1,557,230   56  1,384,035   56  1,346,884   57
Investment Securities:
  Taxable....................   874,901   25    973,890   28    966,198   29    740,927   27    634,354   26    533,379   23
  Tax-exempt.................   176,079    5    100,577    3     83,261    2     93,893    3    110,709    4    124,199    5
   Total securities.......... 1,050,980   30  1,074,467   31  1,049,459   31    834,820   30    745,063   30    657,578   28
Federal funds sold & other...    27,363    1    100,270    3    119,696    4    146,612    5    148,837    6    174,667    7
   Total earning assets...... 3,278,029   93  3,201,485   92  3,095,928   92  2,538,662   91  2,277,935   92  2,179,129   92
Other assets.................   262,422    7    265,776    8    277,317    8    233,239    9    205,223    8    198,770    8
     Total assets............ 3,540,451  100  3,467,261  100  3,373,245  100  2,771,901  100  2,483,158  100  2,377,899  100

       LIABILITIES &
    SHAREHOLDERS' EQUITY
Interest Bearing Liabilities:
  Time & savings deposits.... 2,518,539   71  2,498,420   72  2,455,775   73  2,047,057   74  1,828,345   74  1,757,040   74
  Short-term borrowings......   242,304    6    214,460    6    221,601    6    168,061    6    139,215    5    127,832    5
  Long-term borrowings.......    22,931    1     36,088    1     25,703    1     15,653    0     21,342    1     22,489    1
   Total interest bearing
     liabilities............. 2,783,774   78  2,748,968   79  2,703,079   80  2,230,771   80  1,988,902   80  1,907,361   80
Demand deposits..............   412,016   12    396,711   11    373,488   11    296,347   11    273,032   11    261,606   11
Other liabilities............    28,937    1     26,849    1     27,671    1     29,510    1     24,724    1     24,374    1
   Total liabilities......... 3,224,727   91  3,172,528   91  3,104,238   92  2,556,628   92  2,286,658   92  2,193,341   92
Shareholders' equity.........   315,724    9    294,733    9    269,007    8    215,273    8    196,500    8    184,558    8
   Total liabilities &
     shareholders' equity.... 3,540,451  100  3,467,261  100  3,373,245  100  2,771,901  100  2,483,158  100  2,377,899  100

SIX-YEAR NET INTEREST INCOME SUMMARY

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)


                                    1994           1993           1992            1991            1990           1989
                                        % OF           % OF             % OF            % OF            % OF            % OF
                                       TOTAL          TOTAL            TOTAL           TOTAL           TOTAL           TOTAL
                                    INTEREST       INTEREST         INTEREST        INTEREST        INTEREST        INTEREST
                              $       INCOME $       INCOME   $       INCOME  $       INCOME  $       INCOME  $       INCOME
Interest Income:
  Loans:
   Taxable................... 189,040   73.2  179,971   71.3  186,681   69.7  165,539   66.8  155,243   64.8  150,470   64.6
   Tax-exempt................   3,618    1.4    3,255    1.3    3,133    1.2    3,866    1.6    4,111    1.7    6,358    2.7
     Total loans............. 192,658   74.6  183,226   72.6  189,814   70.9  169,405   68.4  159,354   66.5  156,828   67.3
  Securities
   Taxable...................  48,881   19.0   55,868   22.2   64,466   24.1   58,483   23.6   55,201   23.0   46,340   19.9
   Tax-exempt................  15,497    6.0   10,146    4.0    9,059    3.4   10,721    4.3   12,467    5.2   13,847    5.9
     Total securities........  64,378   25.0   66,014   26.2   73,525   27.5   69,204   27.9   67,668   28.2   60,187   25.8
  Funds sold & other.........   1,037    0.4    3,104    1.2    4,290    1.6    9,142    3.7   12,640    5.3   16,104    6.9
     Total interest income... 258,073  100.0  252,344  100.0  267,629  100.0  247,751  100.0  239,662  100.0  233,119  100.0

Interest Expense:
  Deposits...................  85,221   33.0   90,807   36.0  109,713   41.0  120,437   48.6  122,284   51.0  118,685   50.9
  Short-term borrowings......   8,491    3.3    6,270    2.5    8,203    3.1    8,947    3.6   10,003    4.2   10,346    4.4
  Long-term borrowings.......   1,185    0.5    2,709    1.1    2,123    0.8    1,529    0.6    2,175    0.9    2,304    1.0
   Total interest expense....  94,897   36.8   99,786   39.6  120,039   44.9  130,913   52.8  134,462   56.1  131,335   56.3
Tax equivalent
  net interest income........ 163,176   63.2  152,558   60.4  147,590   55.1  116,838   47.2  105,200   43.9  101,784   43.7
Tax equivalent adjustment....   6,690    2.6    4,645    1.8    4,145    1.5    4,959    2.0    5,637    2.4    6,870    3.0

Net interest income.......... 156,486   60.6  147,913   58.6  143,445   53.6  111,879   45.2   99,563   41.5   94,914   40.7
SUMMARY OF AVERAGE RATES
  EARNED & PAID*
Taxable loans................    8.58%           8.85%           9.67%          10.68%          11.30%          11.31%
Tax-exempt loans.............   10.51           10.45           10.32           11.92           13.56           18.54
  Net loans..................    8.76            9.04            9.85           10.88           11.51           11.64
Taxable securities...........    5.59            5.74            6.67            7.89            8.70            8.69
Tax-exempt securities........    8.80           10.09           10.88           11.42           11.26           11.15
  Total securities...........    6.13            6.14            7.01            8.29            9.08            9.15
Funds sold & deposits........    3.79            3.10            3.58            6.24            8.49            9.22
 Total earning assets .......           7.87%           7.88%           8.64%           9.76%          10.52%          10.70%

Time & savings deposits.....     3.38            3.63            4.47            5.88            6.69            6.75
Short-term borrowings.......     3.50            2.92            3.70            5.32            7.19            8.09
Long-term borrowings........     5.17            7.51            8.26            9.77           10.19           10.24
  Total interest cost.......     3.41            3.63            4.44            5.87            6.76            6.89
  Total cost of all funds...            2.89            3.11            3.87            5.16             5.90             6.04
    Net interest margin.....            4.98%           4.77%           4.77%           4.60%            4.62%            4.66%


    * YIELDS ARE COMPUTED ON A FULLY TAXABLE EQUIVALENT BASIS USING THE RATES OF 35% FOR 1994 AND 1993 AND 34% FOR 1992 THROUGH 1989.

SIX-YEAR OPERATING INCOME SUMMARY

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)


                                     1994            1993             1992             1991             1990          1989
                                          % OF            % OF             % OF              % OF             % OF          % OF
                                      ADJUSTED        ADJUSTED         ADJUSTED          ADJUSTED         ADJUSTED       ADJUSTED
                                     OPERATING       OPERATING        OPERATING         OPERATING        OPERATING      OPERATING
                              $         INCOME   $      INCOME  $        INCOME   $        INCOME   $       INCOME  $      INCOME
Interest income............... 251,383    86.9   247,699  86.0  263,484    87.6   242,792    90.9   234,025   92.3  226,249  92.8

Interest expense..............  94,897    32.8    99,786  34.7  120,039    39.9   130,913    49.0   134,462   53.0  131,335  53.9

Net interest income........... 156,486    54.1   147,913  51.3  143,445    47.7   111,879    41.9    99,563   39.3   94,914  38.9
Provision for loan losses.....   4,788     1.7     5,788   2.0   11,389     3.8     6,671     2.5     7,884    3.1   12,404   5.1

Net interest income after
  provision for loan losses... 151,698    52.4   142,125  49.3  132,056    43.9   105,208    39.4    91,679   36.2   82,510  33.8

Other Income:
  Trust Department income.....   7,892     2.7     7,272   2.5    6,041     2.0     5,327     2.0     4,838    1.9    4,433   1.8
  Service charges on
    deposit accounts..........  11,441     4.0    11,963   4.2   11,281     3.7     8,981     3.4     6,568    2.6    5,554   2.3
  Other service
    charges and fees..........   9,921     3.4    12,163   4.2   12,689     4.2     5,954     2.2     4,054    1.6    3,491   1.4
  Other operating income......   9,437     3.3     8,751   3.1    7,392     2.5     4,824     1.8     4,210    1.7    3,721   1.5
  Securities transactions.....    (867)   (0.3)      113   0.0      (35)   (0.0)     (730)   (0.3)      (37)   0.0      265   0.1
    Total other income........  37,824    13.1    40,262  13.9   37,368    12.4    24,356     9.1    19,633    7.8   17,464   7.1

Operating Expenses:
  Salaries & benefits.........  63,042    21.8    61,511  21.4   55,457    18.4    46,236    17.3    41,105   16.2   38,638  15.9
  Occupancy expense...........   6,014     2.1     6,206   2.2    6,199     2.1     4,315     1.6     3,360    1.3    3,164   1.3
  Equipment expense...........   8,468     2.9    10,604   3.7   10,503     3.5     8,759     3.3     4,971    2.0    6,859   2.8
  External computer costs.....   4,705     1.6     4,575   1.6    2,351     0.8     1,864     0.7     1,549    0.6    1,535   0.6
  Other expense...............  39,173    13.5    43,211  15.0   41,630    13.8    31,255    11.7    28,216   11.1   25,480  10.5
    Total operating expenses.. 121,402    41.9   126,107  43.9  116,140    38.6    92,429    34.6    79,201   31.2   75,676  31.1

Income before tax.............  68,120    23.6    56,280  19.6   53,284    17.7    37,135    13.9    32,111   12.8   24,298   9.8
Applicable income taxes.......  21,909     7.6    18,326   6.4   16,646     5.5    10,743     4.0     8,402    3.3    5,197   2.1

Net income....................  46,211    16.0    37,954  12.9   36,638    12.2    26,392     9.9    23,709    9.5   19,101   7.7


    * ADJUSTED OPERATING INCOME EQUALS INTEREST INCOME PLUS OTHER INCOME.


Per Share Summary
(in dollars, except average shares)     1994         1993           1992          1991          1990         1989
Net income........                       2.70          2.20           2.13          1.72          1.55          1.25
Cash dividends....                       0.94          0.84           0.70          0.62          0.59          0.56
Stock dividends...                          0        50%/20%             0             0             0             0
Average shares....                 17,132,000    17,237,000     17,211,000    15,361,000    15,296,000    15,280,000

ONE VALLEY BANCORP QUALITY COUNCIL

Phyllis H. Arnold
EXECUTIVE VICE PRESIDENT AND PRESIDENT & CEO, ONE VALLEY BANK, NA

Frederick H. Belden, Jr.
EXECUTIVE VICE PRESIDENT AND ASSISTANT CORPORATE SECRETARY

C. Michael Blair
PRESIDENT & CEO, ONE VALLEY BANK - NORTH

J. G. Call
PRESIDENT & CEO, ONE VALLEY BANK OF HUNTINGTON

John M. Frazier
PRESIDENT & CEO, ONE VALLEY BANK OF OAK HILL

Michael H. Hudnall
PRESIDENT & CEO, ONE VALLEY BANK OF MARION COUNTY, N.A.

Laurance G. Jones
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Robert E. Kamm, Jr.
PRESIDENT & CEO, ONE VALLEY BANK OF SUMMERSVILLE


Larry F. Mazza
PRESIDENT & CEO, ONE VALLEY BANK OF CLARKSBURG, N.A.

James L. Miller
PRESIDENT & CEO, ONE VALLEY BANK OF MERCER COUNTY

J. Holmes Morrison
PRESIDENT AND CHIEF EXECUTIVE OFFICER

John L. Robertson
PRESIDENT & CEO, ONE VALLEY BANK OF RONCEVERTE, N.A.

Brent D. Robinson
EXECUTIVE VICE PRESIDENT

William D. Stegall
PRESIDENT & CEO, ONE VALLEY BANK - EAST, N.A.

Kenneth R. Summers
PRESIDENT & CEO, ONE VALLEY BANK OF MORGANTOWN

James L. Whytsell
SENIOR VICE PRESIDENT - DATA PROCESSING

DIRECTORS OF ONE VALLEY BANCORP

Phyllis H. Arnold
EXECUTIVE VICE PRESIDENT,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK, N.A.

Charles M. Avampato
PRESIDENT, CLAY FOUNDATION, INC.

Robert F. Baronner
CHAIRMAN OF THE BOARD,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.

C. Michael Blair
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK - NORTH

James K. Brown
ATTORNEY, JACKSON & KELLY

John T. Chambers
COMMERCIAL REALTOR,
PRESIDENT, RAVENSWOOD LAND CO. AND
MOUNT ALPHA DEVELOPMENT COMPANY

Nelle Ratrie Chilton
DIRECTOR,  DICKINSON FUEL COMPANY, INC.
AND TERRA CO., INC.

Ray Marshall Evans, Jr.
PRESIDENT, DICKINSON COMPANY,
CHESAPEAKE MINING COMPANY AND HUBBARD
PROPERTIES, INC., VICE PRESIDENT, GEARY
SECURITIES

James Gabriel
PRESIDENT & CEO, GABRIEL BROTHERS, INC.

Phillip H. Goodwin
PRESIDENT, CAMCARE & CAMC

Thomas E. Goodwin
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK OF RONCEVERTE, N.A.

Cecil B. Highland, Jr.
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK OF CLARKSBURG, N.A.,
PRESIDENT, CLARKSBURG PUBLISHING CO.

Robert E. Kamm, Jr.
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK OF SUMMERSVILLE, INC.

David E. Lowe
PRESIDENT, BELL ATLANTIC WV, INC.

John D. Lynch
VICE PRESIDENT, DAVIS LYNCH GLASS CO.

Edward H. Maier
PRESIDENT, GENERAL CORPORATION

J. Holmes Morrison
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK, N.A.

Charles R. Neighborgall, III
PRESIDENT, NEIGHBORGALL CONSTRUCTION CO.

Robert O. Orders, Sr.
CHIEF EXECUTIVE OFFICER,
ORDERS CONSTRUCTION COMPANY

John L. D. Payne
PRESIDENT, PAYNE-GALLATIN MINING CO.

Angus E. Peyton
ATTORNEY, BROWN & PEYTON

Lacy I. Rice, Jr.
VICE CHAIRMAN OF THE BOARD,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.,
ATTORNEY, BOWLES, RICE, MCDAVID
GRAFF & LOVE

Brent D. Robinson
EXECUTIVE VICE PRESIDENT,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.

James W. Thompson
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK OF MERCER COUNTY

John L. Van Metre, Jr.
ATTORNEY, STEPTOE & JOHNSON

Richard B. Walker
CHAIRMAN OF THE BOARD AND CEO,
CECIL I. WALKER MACHINERY CO.

H. Bernard Wehrle, III
PRESIDENT, MCJUNKIN CORPORATION

John Henry Wick, III
VICE PRESIDENT,
DICKINSON FUEL COMPANY, INC.

Thomas D. Wilkerson
SENIOR AGENT,
NORTHWESTERN MUTUAL LIFE INSURANCE CO.

HONORARY MEMBERS
James F. Brown, III
Charles T. Jones
James R. McCartney
Mary Price Ratrie

AFFILIATE DIRECTORS

ONE VALLEY BANK,
NATIONAL ASSOCIATION
ONE VALLEY SQUARE
CHARLESTON, WV  25326

         Phyllis H. Arnold*
         Charles M. Avampato
         Robert F. Baronner
         James K. Brown
         John T. Chambers
         Nelle Ratrie Chilton
         Ray Marshall Evans, Jr.
         Robert F. Goldsmith
         Phillip H. Goodwin
         O. Nelson Jones
         Carl E. Little
         David E. Lowe
         Edward H. Maier
         J. Holmes Morrison
         Robert O. Orders, Sr.
         John L. D. Payne
         Angus E. Peyton
         William A. Rice, Jr.
         K. Richard C. Sinclair
         James C. Smith
         James R. Thomas, II
         Edwin H. Welch
         John Henry Wick, III
         Thomas D. Wilkerson
         James D. Williams

HONORARY MEMBERS
         James F. Brown, III
         Charles T. Jones
         Mary Price Ratrie
         John M. Wells, Sr.

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

        Homer K. Ball
        Jerry L. Beasley
        Fred A. Bolton
        J. Richard Copeland
        Harry Finkelman
        H. Allen Griffith
        A. Glendon Hill
        M. D. Kirk, Jr.
        Joseph F. Marsh
        James L. Miller*
        Charles W. Pace
        Dewey W. Russell
        Guy B. Scyphers
        James W. Thompson
        Ted L. White
        H. Elwood Winfrey

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

ONE VALLEY BANK OF
CLARKSBURG, N.A.
4TH AND MAIN STREETS
CLARKSBURG, WV  26302

        Marcia Allen Broughton
        Earl N. Flowers
        John C. Hart
        J. Cecil Jarvis
        Cecil B. Highland, Jr.
        C. William Johnson
        William M. Kidd
        Larry F. Mazza*
        Paul G. Robinson
        William W. Simpson
        Leonard J. Timms, Jr.

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

HONORARY MEMBERS
        James R. McCartney
        Glenn W. Thorne

ONE VALLEY BANK
    NORTH
414 JEFFERSON AVENUE,
MOUNDSVILLE, WV  26041

        C. Michael Blair*
        Earl G. Downs
        Robert L. Fisher
        Loren Gene Gray
        Sidney E. Grisell
        Carlos C. Jimenez
        Helen E. Levenson
        William Medovic
        Shelley R. Moore
        James P. Ovies
        Charles E. Rexroad
        Paul G. Robinson
        Clinton Rogerson
        Nick A. Sparachane
        Bernard P. Twigg
        Glenn Reed Whipkey
        Bruce W. Wilson


ONE VALLEY BANK
    EAST, N.A.
148 SOUTH QUEEN STREET
MARTINSBURG, WV  25401

        A. Elwood Butler
        Walter L. Butler
        James W. Dailey, II
        Deborah J. Dhayer
        Conrad C. Hammann
        Charles A. Hensell
        John B. Hoke, Jr.
        James B. Hutzler
        Robert A. McMillan
        John M. Miller III
        Bonn A. Poland, III
        Lacy I. Rice, Jr.
        Douglas M. Roach
        William D. Stegall*
        John L. Van Metre, Jr.

HONORARY MEMBERS
        George E. Alter, Jr.
        Guy R. Avey
        Howard N. Carper, Jr.
        F. Dennis Clarke
        Robert G. Criswell
        Frank H. Fischer
        N. Blaine Groves
        T. Fred Hammond
        Otho S. Lewis
        Floyd C. Odom
        Walter B. Ridenour
        Robert A. Sanders
        Philip T. Siebert
        Clyde E. Smith, Jr.
        Paul E. Tederick
        C. Vincent Townsend

ONE VALLEY BANK OF
    MARION COUNTY, N.A.
4TH AND MAIN STREETS
CLARKSBURG, WV  26302

        Michael E. Basile
        John R. Carpenter
        Sarah L. Crayton
        Trevelyn F. Hall, II
        Wendell G. Hardway
        Benjamin H. Hayes
        Michael H. Hudnall*
        Thomas M. Prendergast
        Paul G. Robinson
        Howard A. Shriver
        Carl J. Snyder
        Kenneth R. Summers
        Robert H. Thompson
       Hays Webb
       Brian K. Wilson

* PRESIDENT AND CEO