Form 10-K, Exhibit 13
period 1995-12-31
ONE VALLEY BANCORP OF WEST VIRGINIA INC
filed 1996-03-20
CIK 351616

One Valley
                                Bancorp



                                 1995
                            ANNUAL REPORT

SHAREHOLDER INFORMATION



STOCK LISTING

    Current market quotations for the common stock of One
Valley Bancorp are available on the Nasdaq Stock Market electronic quotation system under the symbol OVWV.

    Registered Nasdaq market makers in One Valley stock include: Ferris Baker Watts, Inc. Herzog, Heine, Geduld, Inc. Keefe, Bruyette & Woods, Inc. Legg, Mason, Wood, Walker, Inc. Mayer & Schweitzer, Inc. McDonald & Company Sec., Inc. Merrill Lynch, Pierce, Fenner & Smith, Inc. Punk Ziegel & Knoell Robinson-Humphrey Co. Inc. Sandler O'Neill & Partners Wheat First Securities, Inc.


FINANCIAL STATEMENTS

    During the year, One Valley distributes four interim

    quarterly financial reports and an annual report.  Additionally,

    One Valley files an annual report to the Securities and

    Exchange Commission on Form 10-K and quarterly reports

    on Form 10-Q.  A copy of the reports may be obtained without charge upon written request to:


    Allen E. Davis, Financial Accountant One Valley Bancorp P.O. Box 1793 Charleston, West Virginia 25326


INDEPENDENT AUDITOR

    Ernst & Young, LLP 900 United Center Charleston, West Virginia 25301

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


    News media representatives and others seeking general information should contact Lloyd P. Calvert, Vice President Corporate Communications, at (304) 348-7207.


    Shareholders seeking assistance should contact Joan Schatz, Assistant Secretary, at (304) 348-7023.


NUMBER OF SHAREHOLDERS

    At December 31, 1995, there were approximately 5,095 shareholders of record of One Valley Common Stock.

CONTENTS

Financial Highlights ...................................... 1
Report to Customers, Employees, Owners and Friends ........ 2
Management's Discussion and Analysis ...................... 5
Consolidated Financial Statements .........................22

Six-Year Financial Summaries.............................. 40
One Valley Bancorp Directors.............................. 43
Quality Council and Affiliate Markets..................... 44
Directors of Affiliate Banks....................... Inside Back Cover



FINANCIAL HIGHLIGHTS


(Dollars in thousands, except per share data)             1995          1994        % CHANGE
FOR THE YEAR
   Net interest income....                            $   161,292    $   156,486     3.07%
   Net income.............                                 49,106         46,211     6.26
   Average Balances
      Total loans - net...                              2,392,572      2,199,686     8.77
      Total assets........                              3,689,211      3,540,451     4.20
      Deposits............                              3,006,906      2,930,555     2.61
      Equity..............                                348,273        315,724    10.31

AT YEAR-END
   Year-end Balances
      Total loans - net...                            $ 2,472,428    $ 2,335,519     5.86%
      Total assets........                              3,858,296      3,673,241     5.04
      Deposits............                              3,048,336      2,926,479     4.16
      Equity..............                                366,302        321,867    13.81

PER SHARE
   Net income.............                            $      2.86    $      2.70     5.93%
   Cash dividends.........                                   1.04           0.94    10.64
   Book value.............                                  21.47          18.93    13.42

REPORT TO CUSTOMERS, EMPLOYEES, OWNERS, AND FRIENDS



                        (Photo of J. Holmes Morrison appears here)
                          J. HOLMES MORRISON, PRESIDENT AND CEO


    In a year in which the banking industry experienced rapid change and consolidation, One Valley Bancorp continued its consistent growth and profitability. As previously announced, One Valley reached record levels in net income per share, net income, loans, deposits and shareholders' equity. Key asset quality measures remain among the best in the industry.

    Net income per share increased to $2.86 in 1995, up 5.9% from the $2.70 earned in 1994. Net income for the year amounted to $49.1 million, compared to the $46.2 million earned in 1994, which provided a record annual return on average assets of 1.33%. Return on shareholders' equity was 14.10% which was down from the 14.64% earned in 1994 due to a 10.3% increase in average shareholders' equity to $348.3 million. Year-end shareholders' equity rose to $366.3 million, giving One Valley a strong 9.5% equity-to-asset ratio at year-end. One Valley's risk based capital ratio, a regulatory measure of capitalization, ended the year at 16.1% which was two times the regulatory requirement of 8.0%. Cash dividends declared in 1995 were $1.04 per share, a 10.6% increase over the $0.94 declared in 1994.

    The record earnings achieved by One Valley in 1995 were primarily attributable to higher net interest income, increased non-interest income, and slightly lower non-interest expense. Although the net interest margin declined slightly in 1995 to 4.91% from 4.98% in 1994, net interest income rose $4.8 million or 3.1% due to a higher level of earning assets. Non-interest income rose 2.7% due to an increase in trust income, service charges on deposit accounts, and other fees as a result of new business and changes in customers' account mix. Non-interest expense declined in 1995 due to lower staff costs and FDIC expenses. The increase in net interest income and non-interest income together with the control of non-interest expense more than offset the increase in the loan loss provision in 1995.

    A core tenet of One Valley's culture is sound asset quality, and this was exemplified in the 1995 asset quality ratios. Net charge-offs remained relatively low for the year at $3.8 million, or 0.16% of average total loans, which equaled the $3.8 million in net charge-offs for 1994. Non-performing assets plus loans 90 days past due at December 31, 1995, amounted to $14.3 million or 0.57% of total loans, which also equaled the 0.57% of total loans ratio in 1994. The $14.3 million of non-performing assets and loans past due was covered 276% by the $39.5 million allowance for loan losses at year-end 1995, which was once again a very strong coverage.

    The "Management's Discussion and Analysis" section on pages 5 through 21 provides a thorough analysis of the financial condition and results of operations of One Valley for 1995 and prior years and should be read in its entirety. Some of the highlights include:


(Bullet) Net income grew at a 15.7% compound annual rate over the past five years, while net income per share grew at a 13.0% compound growth rate during this same period. Moreover, the return on average assets averaged 1.15% for the five years ending December 31, 1995, while the return on average equity averaged 13.50%.


(Bullet) During this same time period, net interest income grew at a 10.1% compound annual rate. In addition, non-interest income (excluding security transactions) had a five-year compound annual growth rate of 14.3% while non-interest expense grew at a compound rate of 8.7% during the same period.

(Bullet) One Valley's efficiency ratio, which is used to evaluate its operational efficiency, was 58.1% in 1995 versus 59.9% in 1994 and compares favorably to peer group banks which had a 1995 ratio of 61.9%.

(Bullet) Other major components of the balance sheet also reflect the continued solid growth of One Valley over the past five years with compound annual growth rates as follows: average total assets 8.2%; average net loans 11.6%; average deposits 7.4%; and average equity 12.1%.

(Bullet) One Valley continued to reflect a very strong capital position relative to the industry as equity-to-average assets averaged 8.5% over the past five years.

(Bullet) Importantly for shareholders, cash dividends per share grew at a 12.0% compound annual rate for the five-year period ending December, 1995.

Year-end 1995 was an important milestone for One Valley as it was the end of its three-year long range strategic plan and the beginning of a new three-year plan that will position One Valley to compete in the future as an integrated financial services company. The value of long range strategic planning is exhibited in the results achieved for One Valley's customers, employees and owners from 1993 to 1995.

    Through the quality process that One Valley began in 1992, a company culture has been created that is customer focused resulting in:


(Bullet) A common menu of products;

(Bullet) Upgraded computer and management information systems to provide better internal and external customer service; and

(Bullet) Expansion of the ATM network with the addition of automated banking services to provide more convenience to the customer.

         An independent, anonymous survey of our employees in 1995, in which 92% of One Valley's employees participated, reflected accomplishments for the employee constituency over the past three years as:


(Bullet) 85% of One Valley's employees agreed that the company's commitment to quality is apparent in what they do on a day-to-day basis;

(Bullet) 79% of One Valley's employees felt that they have a clear understanding of the goals and objectives of the company; and



                NET INCOME  AND DIVIDENDS PER SHARE


       (Chart - Net Income and Dividends Chart appears here)
               1990   1991    1992    1993    1994    1995
Net Income    $1.55   $1.72   $2.13   $2.20   $2.70   $2.86
Dividends     $ .59   $ .62   $ .70   $ .84   $ .94   $1.04

REPORT  TO  CUSTOMERS, EMPLOYEES, OWNERS, AND FRIENDS


(Bullet) 80% of One Valley's employees responded they would recommend One Valley as a good place to work, which is a good measure of employee satisfaction.

   Focusing on the type of performance that would deliver a reasonable return on the investment made by its owners, One Valley set financial targets in the categories of profitability, asset quality, capital, liquidity, and operational efficiency from 1993 to 1995. The financial results reviewed earlier in this report for 1995 met or exceeded One Valley's targets in all five financial categories which placed One Valley as a high performing company among its peer group banking companies.

  One Valley will continue to focus on its three main constituencies of customers, employees and owners in the future. However, after an assessment of the business environment and competitive opportunities through the use of surveys and focus groups, a new three year strategic long range plan has been developed that repositions One Valley as a high-performing integrated financial services company.

  An integrated financial services company is one which presents itself as a single, full service provider of financial services and products through which all customer transactions flow quickly and conveniently. The litmus test of One Valley as a successful integrated financial services company is when the customer thinks of the complete range of their financial services needs, they think of One Valley. To accomplish this goal, One Valley must be committed to establishing long-term, comprehensive and mutually beneficial relationships with its customers. The approach to sales at One Valley must be one of consultation with the customer, and all One Valley employees must continue to take a collaborative approach of working together for the good of the customer.


  Successfully becoming an integrated financial services company will depend in a very large part on the performance and development of One Valley's employees. Each employee will need to create a personal development plan that will outline the steps required for future growth and success at One Valley, as the company, managers and employees share responsibilities to develop each employee's plan. These shared responsibilities will enable One Valley's employees to streamline the way they work together while enhancing customer service. The ultimate objective for the employee constituency is to maintain and improve upon the 80% favorable response in the employee opinion survey relative to recommending One Valley as a good place to work.

  For its owners, One Valley will continue to emphasize the financial targets of profitability, asset quality, operational efficiency, capital adequacy, liquidity and sound management of interest rate risk during the next three year planning horizon. The financial targets are designed to place One Valley in the top 25% of composite quality ratings for peer group holding companies over the next three years.

  One Valley's revised mission statement for the planning period from 1996 through 1998 summarizes the company's focus and direction as follows:

"At One Valley Bancorp, it is our mission :

(Bullet) to establish MUTUALLY BENEFICIAL RELATIONSHIPS with our customers by offering a complete range of services and products that meet or exceed their expectations;

(Bullet) to SHARE RESPONSIBILITY as employees for the success of our company and ourselves by committing to continuous improvement and self-development, and;

(Bullet) to deliver LONG-TERM VALUE on the investment made by our owners.


    As we act on our mission, we recognize our responsibilities for stewardship in the communities we serve. We intend to act on that responsibility in the belief that it is not just good business, it is the right thing to do."




Respectfully yours,

J. Holmes Morrison
President and CEO

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS

                               INTRODUCTION


    One Valley Bancorp of West Virginia, Inc. (One Valley) is a multi-bank holding company headquartered in Charleston, West Virginia. It operates eleven bank subsidiaries ranging in size from $52 million to $1.8 billion. Through these banks, One Valley serves 51 cities and towns with a full range of banking services in 80 locations strategically located throughout the State. One Valley is also the parent of a real estate management corporation that owns and operates a fifteen-floor office building in Charleston, West Virginia. This office building is the headquarters for One Valley Bancorp and the main office location of its lead bank. At December 31, 1995, One Valley had approximately $3.9 billion in total assets, $2.5 billion in total loans, and $3.0 billion in total deposits.

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



SIX-YEAR SELECTED FINANCIAL SUMMARY                                                                                    TABLE 1
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                        5-Year
                                                                                                                       Compound
                                                                                                                         Growth
                                       1995          1994          1993              1992          1991          1990    Rate
Summary of Operations
Interest income................. $  282,372     $  251,383     $  247,699     $  263,484     $  242,792     $    234,025   3.83%
Interest expense................    121,080         94,897         99,786        120,039        130,913          134,462  (2.07)
Net interest income.............    161,292        156,486        147,913        143,445        111,879           99,563  10.13
Provision for loan losses.......      5,632          4,788          5,788         11,389          6,671            7,884  (6.51)
Non-interest income.............     37,639         37,445         39,192         36,801         24,703           19,327  14.26
Gross securities transactions...        (65)          (867)           113            (35)          (730)             (37)
Non-interest expense............    119,591        120,156        125,150        115,538         92,046           78,858   8.69
Net income......................     49,106         46,211         37,954         36,638         26,392           23,709  15.68

Per Share Data
Net income...................... $     2.86     $     2.70     $     2.20     $     2.13     $     1.72     $       1.55   13.03%
Cash dividends..................       1.04           0.94           0.84           0.70           0.62             0.59   12.00
Book value......................      21.47          18.93          17.70          16.29          14.83            13.44    9.82

Selected Average Balances
Net loans....................... $2,392,572     $2,199,686     $2,026,748     $1,926,773     $1,557,230     $  1,384,035   11.57%
Investment securities...........    997,269      1,050,980      1,074,467      1,049,459        834,820          745,063    6.00
Total assets....................  3,689,211      3,540,451      3,467,261      3,373,245      2,771,901        2,483,158    8.24
Deposits........................  3,006,906      2,930,555      2,895,131      2,829,263      2,343,404        2,101,377    7.43
Long-term borrowings............     11,416         22,931         36,088         25,703         15,653           21,342  (11.76)
Equity..........................    348,273        315,724        294,733        269,007        215,273          196,500   12.13

Selected Ratios
Average equity to assets........       9.44%          8.92%          8.50%          7.97%          7.77%            7.91%
Return on average assets........       1.33           1.31           1.09           1.09           0.95             0.95
Return on average equity........      14.10          14.64          12.88          13.62          12.26            12.07
Dividend payout ratio...........      36.36          34.81          38.18          32.86          36.05            38.06

           MANAGEMENT'S DISCUSSION  AND ANALYSIS  OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS

                                 SUMMARY FINANCIAL RESULTS

    One Valley earned $49.1 million in 1995, a 6.3% increase over the $46.2 million earned in 1994. The increase is primarily due to increased net interest income and lower net overhead. This increase in earnings follows an increase in 1994 of 21.8% over the $38.0 million earned in 1993. Earnings in 1993 were significantly impacted by expenses related to the merger with Mountaineer Bankshares of W.Va., Inc. (Mountaineer) and expenses associated with the conversion to an outsourced data processing system. Earnings per share were $2.86 in 1995, an increase of 5.9% over the $2.70 earned in 1994, which compares to the 22.7% increase in 1994 over the $2.20 earned in 1993. As shown in Table 1, the five-year compound growth rate in earnings per share since 1990 has been 13.0%.

    Table 1, Six-Year Selected Financial Summary, presents summary financial data for the past six years, 1990 through 1995, along with a five-year compound growth rate. This table shows the expansion of One Valley due to its growth in banking operations and its acquisition activity. Particular attention should be paid to the sustained growth rates in Equity, Assets, Net Income and Net Loans. The management of One Valley values balanced growth in its financial position rather than growth for growth's sake. A solid capital base is a key strength of One Valley. As shown in Table 1, the average equity-to-average assets ratio has remained consistently strong over the past six years. This is a result of record earnings performances and a judicious acquisition strategy. Table 2, Summary Statement of Net Income, presents three years of comparative income statement information.

    Table 8 comparatively illustrates the components of ROA and ROE over the previous five years. Return on average assets (ROA) measures how effectively One Valley utilizes its assets to produce net income. One Valley's 1995 ROA of 1.33% was a slight increase over the 1.31% ROA reported in 1994 and a significant increase over the 1.09% ROA in 1993. As shown in Table 8, the rise in ROA is attributed primarily to the increase in net credit income and the consistent decline in net operating costs. Net credit income (net interest income less the provision for loan losses) as a percent of average earning assets while declining slightly in 1995, has significantly improved over the past five years from 4.34% in 1991 to 4.75% in 1995. This trend highlights One Valley's ability to manage interest rate risk and credit risk. As a percent of average earning assets, both non-interest income and non-interest expense have declined in 1995 and 1994 from their previous years' result. One Valley's net overhead ratio (non-interest expense less non-interest income as a percent of average earning assets) has steadily declined to 2.39% in 1995, down from 2.52% in 1994 and 2.68% in 1993.

    Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One Valley's 1995 ROE was 14.10%, compared to the 14.64% earned in 1994 and 12.88% reported in 1993. ROE declined in 1995, primarily due a 10.3% increase in average shareholder's equity.



SUMMARY STATEMENT  OF NET INCOME                                                                                     TABLE 2
(DOLLARS IN THOUSANDS )

                                                                                            Increase (Decrease) From Prior Year
                                                1995         1994         1993                1995                    1994
                                                                                         AMOUNT   PERCENT      AMOUNT    PERCENT


Interest income *........................... $ 282,372     $ 251,383     $ 247,699    $ 30,989       12.33     $    3,684     1.49
Interest expense............................   121,080        94,897        99,786      26,183       27.59        ( 4,889)   (4.90)
Net interest income.........................   161,292       156,486       147,913       4,806        3.07          8,573     5.80
Other operating income......................    37,639        37,445        39,192         194        0.52         (1,747)   (4.46)
Gross securities transactions...............       (65)         (867)          113         802      (92.50)          (980) (867.26)
Total operating income......................   198,866       193,064       187,218       5,802        3.00          5,846     3.12
Provision for loan losses...................     5,632         4,788         5,788         844       17.63         (1,000)  (17.28)
Other operating expenses....................   119,591       120,156       125,150        (565)      (0.47)        (4,994)   (3.99)
Income before taxes.........................    73,643        68,120        56,280       5,523        8.11         11,840    21.04
Income taxes................................    24,537        21,909        18,326       2,628       12.00          3,583    19.55

Net income.................................. $  49,106     $  46,211     $  37,954    $  2,895        6.26     $    8,257    21.76

* FULLY TAX-EQUIVALENT INTEREST INCOME USING
THE RATE OF 35%............................. $ 289,272     $ 258,073     $ 252,344    $ 31,199       12.09     $    5,729     2.27


                                       BALANCE SHEET ANALYSIS
SUMMARY

    A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of these assets with interest bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's optimal profitability while maintaining a minimum amount of interest rate and credit risk. Information on rate-related sources and uses of funds for each of the three years in the period ended December 31, 1995, is provided in Table 3, Average Balance Sheet / Net Interest Income Analysis.

    In 1995, average earning assets grew by 4.4% or $144.4 million over 1994, following a 2.4% or $76.5 million increase in 1994 over 1993. Average interest bearing liabilities, the primary source of funds supporting earning assets, increased 5.1% or $142.7 million over 1994, which follows a $34.8 million or 1.3% increase in 1994 over 1993. The increases in 1995 were partially due to the purchase of Point Bancorp, Inc. (Point), a $57.1 million thrift holding company located in Point Pleasant, West Virginia, on March 15, 1995. Accounted for as a purchase, the acquisition of Point by One Valley added $55.9 million of interest earning assets and $43.0 million of interest bearing


AVERAGE BALANCE SHEET / NET INTEREST INCOME ANALYSIS                                                                 TABLE 3
(DOLLARS IN THOUSANDS)

                                                    1995                             1994                        1993
                                     Average              Yield/     Average             Yield/   Average              Yield/
                                     Balance  Interest(1) Rate(1)   Balance  Interest(1) Rate(1) Balance  Interest(1) Rate (1)
Assets
Loans(2)
  Taxable......................... $2,397,405  $217,034   9.05%  $2,202,716  $189,040   8.58%  $2,032,527  $179,971   8.85%
  Tax-exempt......................     33,977     3,774  11.11       34,430     3,618  10.51       31,153     3,255  10.45
   Total loans....................  2,431,382   220,808   9.08    2,237,146   192,658   8.61    2,063,680   183,226   8.88
  Less: Allowance for losses......     38,810                        37,460                        36,932
   Total loans-net................  2,392,572             9.23    2,199,686             8.76    2,026,748             9.04
Investment securities
  Taxable.........................    810,089    50,693   6.26      874,901    48,881   5.59      973,890    55,868   5.74
  Tax-exempt......................    187,180    15,941   8.52      176,079    15,497   8.80      100,577    10,146  10.09
   Total securities...............    997,269    66,634   6.68    1,050,980    64,378   6.13    1,074,467    66,014   6.14
Federal funds sold & other........     32,595     1,830   5.61       27,363     1,037   3.79      100,270     3,104   3.10
   Total earning assets...........  3,422,436   289,272   8.45    3,278,029   258,073   7.87    3,201,485   252,344   7.88
Other assets......................    266,775                       262,422                       265,776
   Total assets................... $3,689,211                    $3,540,451                    $3,467,261

Liabilities and Equity
Interest bearing liabilities:
  Interest bearing demand
   deposits....................... $  480,528    11,018   2.29   $  451,718    10,832   2.40   $  451,321    13,642   3.02
  Savings deposits................    695,603    19,349   2.78      816,739    22,021   2.70      799,784    25,505   3.19
  Time deposits...................  1,449,779    76,126   5.25    1,250,082    52,368   4.19    1,247,315    51,660   4.14
   Total interest bearing
      deposits....................  2,625,910   106,493   4.06    2,518,539    85,221   3.38    2,498,420    90,807   3.63
  Short-term borrowings...........    289,103    13,899   4.81      242,304     8,491   3.50      214,460     6,270   2.92
  Long-term borrowings............     11,416       688   6.03       22,931     1,185   5.17       36,088     2,709   7.51
   Total interest bearing
     liabilities..................  2,926,429   121,080   4.14    2,783,774    94,897   3.41    2,748,968    99,786   3.63
Demand deposits...................    380,996                       412,016                       396,711
Other liabilities.................     33,513                        28,937                        26,849
Shareholders' equity..............    348,273                       315,724                       294,733
   Total liabilities and equity... $3,689,211                    $3,540,451                    $3,467,261
Net interest earnings.............             $168,192                      $163,176                      $152,558
Net yield on earning assets.......                        4.91%                         4.98%                         4.77%

(1) FULLY TAX-EQUIVALENT USING THE RATE OF 35%.
(2) NON-ACCRUAL LOANS ARE INCLUDED IN AVERAGE BALANCES.

MANAGEMENT'S DISCUSSION AND ANALYSIS



LOAN SUMMARY                                                                                                      TABLE 4
(DOLLARS IN THOUSANDS)

                                                                                 As of December 31
                                                      1995           1994           1993           1992           1991

Summary of Loans by Type
  Commercial, financial,
    agricultural, and other loans............... $  348,761     $  398,105     $  334,068     $  301,155     $  274,436
  Real estate:
   Construction loans...........................     46,967         42,746         33,682         43,108         37,307
   Revolving home equity........................    128,754        113,142        102,648         93,092         70,927
   Single family residentials...................  1,016,983        936,698        869,502        777,428        801,525
   Apartment buildings and complexes............     44,830         37,475         41,465         45,798         37,490
   Commercial...................................    364,913        311,691        320,668        282,728        252,557
  Bankers' acceptances..........................          0            849          2,123            560         26,887
  Consumer installment loans....................    560,754        532,251        465,216        454,032        432,941
   Subtotal.....................................  2,511,962      2,372,957      2,169,372      1,997,901      1,934,070
  Less:  Allowance for loan losses..............     39,534         37,438         36,484         35,679         30,567
   Net loans.................................... $2,472,428     $2,335,519     $2,132,888     $1,962,222     $1,903,503

Percent of Loans by Category
  Commercial, financial,
   agricultural, and other......................      13.88%         16.78%         15.40%         15.07%         14.19%
  Real estate:
   Construction loans...........................       1.87           1.80           1.55           2.16           1.93
   Revolving home equity........................       5.13           4.77           4.73           4.66           3.67
   Single family residentials...................      40.49          39.46          40.09          38.91          41.44
   Apartment buildings and complexes............       1.78           1.58           1.91           2.29           1.94
   Commercial...................................      14.53          13.14          14.78          14.15          13.06
  Bankers' acceptances..........................       0.00           0.04           0.10           0.03           1.39
  Consumer installment loans....................      22.32          22.43          21.44          22.73          22.38
   Total........................................     100.00%        100.00%        100.00%        100.00%        100.00%

Non-Performing Assets
  Non-accrual loans............................. $    7,174     $    7,664     $    8,819     $   14,125     $   18,202
  Other real estate owned.......................      1,565          1,436          3,124          8,853         10,630
  Restructured loans............................          0            552            597            131          1,964
   Total non-performing assets.................. $    8,739     $    9,652     $   12,540     $   23,109     $   30,796

  Non-performing assets as a % of total loans...       0.35%          0.41%          0.58%          1.16%          1.59%

Loans Past Due Over 90 Days..................... $    5,582     $    3,827     $    3,180     $    4,139     $    3,628
  As a % of total loans.........................       0.22%          0.16%          0.15%          0.21%          0.19%

Allocation of Loan Loss Reserve
  by Loan Type
  Commercial, financial, and
   unallocated portion.......................... $   15,638     $   14,765     $   16,698     $   13,899     $   12,873
  Real estate construction loans................        250            220            180            224            209
  Real estate loans - other.....................      8,298          8,036          8,277          9,179          7,411
  Consumer installment loans....................     15,348         14,417         11,329         12,377         10,074
   Total........................................ $   39,534     $   37,438     $   36,484     $   35,679     $   30,567

liabilities. As a purchase, the assets, liabilities, and results of operations are included in One Valley's financial statements only since the date of acquisition. The remaining increase in interest bearing assets and liabilities was the result of an increase in banking operations more fully explained below.

    Additional information on each of the components of earning assets and interest bearing liabilities is contained in the following sections of this report.

                 AVERAGE EARNING ASSETS

                Dollars in millions
   (Chart - Average Earning Assets chart appears here)

                1990      1991     1992    1993    1994    1995
Loans           1,384     1,557    1,927   2,027   2,200   2,393
Investments       894       981    1,169   1,175   1,078   1,030
Combined        2,278     2,539    3,096   3,201   3,278   3,422

LOAN PORTFOLIO

    One Valley's loan portfolio is its largest and most profitable component of average earning assets, totaling 69.9% of average earning assets during 1995. One Valley continued to emphasize increasing its loan portfolio in 1995. Average net loans increased by $192.9 million or 8.8% in 1995, following an 8.5% or $172.9 million increase in 1994. The increase in 1995 average loans was fueled primarily by increases in residential and commercial real estate loans, and consumer installment loans. The increase in 1994 average loans was due to a balanced increase in all three major types of loans: commercial, real estate and consumer installment. As a result of these increases in loan activity, average net loans have increased as a percentage of average earning assets, from 63.3% in 1993 to 69.9% in 1995. Similarly, One Valley's loan-to-deposit ratio continued its upward trend in 1995, ending the year at 81.1%. This ratio compares to 79.8% at December 31, 1994 and 72.6% at December 31, 1993. Expanding affiliate market share, as well as One Valley's carefully planned acquisition activity, have greatly contributed to the growth in the loan portfolio.

                      TOTAL LOANS
                  Dollars in millions

            (Chart - Total Loans Chart appears here)

                                1990    1991   1992    1993   1994    1995
Commercial, Financial & Other    325     339    345     370     442     396
Commercial Real Estate           233     290    329     362     349     410
Residential Real Estate          512     872    871     972   1,050   1,146
Consumer                         396     433    454     465     532     561
                               1,465   1,934  1,998   2,169   2,373   2,512

    Total loans at December 31, 1995, increased by $139.0 million or 5.9% over the total at December 31, 1994. This increase compares to a $203.6 million or 9.4% increase in 1994 over total loans at December 31, 1993. As mentioned above, the increase in lending was primarily in real estate loans. Residential real estate loans including revolving home equity loans increased by $95.9 million or 9.1% during 1995, compared to a $77.7 million or 8.0% increase in 1994. Commercial real estate loans, including apartment buildings and complexes, increased by $60.6 million or 17.3% in 1995, following a $13.0 million or 3.6% decline in 1994 from year-end 1993. Commercial real estate loans have historically averaged less than one-sixth of the total loan portfolio. This low concentration of such loans has limited One Valley's exposure to swings in commercial real estate values and the potential for related credit losses.
Loans for commercial ventures decreased in 1995 by $49.3 million or 12.4%. This decline compares to an increase during 1994 of $64.0 million or 19.2%. These fluctuations partially reflect levels of credit line usage by large commercial customers. Consumer installment loans increased by $28.5 million or 5.4% in 1995, following a $67.0 million or 14.4% increase during 1994.

    Table 4, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations which exceed 10% of total loans. Additionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have a material volume of highly leveraged transaction lending. Over the past four years, total loans have increased $578 million, a result of acquisitions and internal growth. While loan growth has been substantial, One Valley imposes underwriting and credit standards which are designed to maintain a quality loan portfolio.

    Loans secured by real estate, which in total constituted approximately
64% of One Valley's loan portfolio at December 31, 1995, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans is secured by property located within West Virginia, where real estate values have remained relatively stable over the past ten years. One Valley also originates residential real estate loans to be sold in the secondary market. In 1995, $52.4 million of loans were originated to be sold in the secondary market. This compares to $50.8 million of new loan volume originated for sale in the secondary market in 1994 and $163.8 million in 1993. This activity generates considerable processing and servicing fee income for One Valley, as discussed further in the "Income Statement Analysis" section of this report. Volumes of
loans originated for sale fluctuate inversely with     mortgage interest rates.
Due to a higher interest rate environment in 1994 and 1995, a lower volume of mortgage refinancings was realized when compared to 1993. As mortgage rates began to decline in the latter part of 1995, a slight increase occurred in the volume of loans originated for resale.

MANAGEMENT'S DISCUSSION  AND ANALYSIS

    In addition to the loans reported in Table 4, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are included in the risk-based capital ratios used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note Q to the consolidated financial statements.

    Also reported in Table 4 is a five-year comparison of the level of non-performing assets and loans contractually past due over 90 days. Total non-performing assets, which consist of past due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans the terms of which have been restructured to enable a delinquent borrower to repay, were $8.7 million or 0.35% of total loans at year-end 1995. While levels of non-performing assets are susceptible to increases resulting from fluctuations in the economy, One Valley diligently works to keeps its level of non-performing assets at a relatively low level as demonstrated in Table 4. The amount of loans contractually past due over 90 days, but which continue to accrue interest, increased in dollars and as a percentage of year-end total loans at December 31, 1995. At year-end, these loans constituted 0.22% of total year-end loans, a slight increase over the 0.16% at December 31, 1994 and the 0.15% at December 31, 1993.


COMPARATIVE LOAN LOSS INFORMATION                                       TABLE 5
(DOLLARS IN THOUSANDS)

                                        For the Year Ended December 31
                                                            1995         1994           1993            1992         1991

Allowance for Loan Losses, Beginning of Period .....   $ 37,438      $  36,484     $   35,679     $   30,567     $  20,290
Charge-offs:
  Commercial, financial, and agricultural loans.....        726          1,207          2,644          2,756          2,801
  Real estate construction loans....................          0              0              0              0              0
  Real estate loans - other.........................        574          1,118          1,320          1,525            961
  Consumer installment loans........................      4,311          3,660          3,417          4,280          3,826
   Total charge-offs................................      5,611          5,985          7,381          8,561          7,588

Recoveries:
  Commercial, financial, and agricultural loans.....        519            793            930            821            954
  Real estate construction loans....................          0              0              0              0              0
  Real estate loans - other.........................        224            274            373            394            168
  Consumer installment loans........................      1,097          1,084          1,095          1,069            988
   Total recoveries.................................      1,840          2,151          2,398          2,284          2,110
Net charge-offs.....................................      3,771          3,834          4,983          6,277          5,478
Provision for loan losses...........................      5,632          4,788          5,788         11,389          6,671
Balance of acquired subsidiaries....................        235              0              0              0          9,084
Allowance for Loan Losses, End of Period............ $   39,534     $   37,438     $   36,484     $   35,679     $   30,567

Average total loans................................. $2,431,382     $2,237,146     $2,063,680     $1,959,943     $1,581,829
Total loans at year-end.............................  2,511,962      2,372,957      2,169,372      1,997,901      1,934,070

As a Percent of Average Total Loans:
  Net charge-offs...................................       0.16%          0.17%          0.24%          0.32%          0.35%
  Provision for loan losses.........................       0.23           0.21           0.28           0.58           0.42
  Allowance for loan losses.........................       1.63           1.67           1.77           1.82           1.93

As a Percent of Total Loans at Year-end:
  Allowance for loan losses.........................       1.57%          1.58%          1.68%          1.79%          1.58%

As a Multiple of Net Charge-offs:
  Allowance for loan losses.........................     10.48X          9.76X          7.32X          5.68X          5.58X
  Income before tax and provision for loan losses...      21.02          19.02          12.46          10.30           8.00

                         NON-PERFORMING ASSETS
                      AND LOANS 90 DAYS PAST DUE
                          As a % of total loans


(Graph appears here with the following plot points:)

                         1990     1991   1992   1993   1994   1995
Non-Performing Assets    1.72%    1.59%  1.16%  0.58%  0.41%  0.35%
Loans 90 Days Past Due   0.27%    0.19%  0.21%  0.15%  0.16%  0.22%


                     PROVISION FOR LOAN LOSSES
                       AND NET CHARGE-OFFS
                    As a % of average total loans

(Graph appears here with the following plot points:)

                       1990    1991    1992    1993    1994    1995
Net Charge-Offs        0.47%   0.35%   0.32%   0.24%   0.17%   0.16%
Provision              0.56%   0.42%   0.58%   0.28%   0.21%   0.23%

    The consistently favorable ratio of problem loans to total loans has occurred while the loan portfolio has increased significantly over the last five years, and thus the favorable ratio is indicative of One Valley's commitment to a quality loan portfolio. Both the increase in the size and the credit quality of the loan portfolio have enabled One Valley to increase its net credit income by $4.0 million or 2.6% in 1995 and $9.6 million or 6.7% in 1994.

    It is One Valley's policy to place loans that are past due over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. For real estate loans, upon repossession, the balance of the loan is transferred to "Other Real Estate Owned" (OREO) and carried at the lower of the outstanding loan balance or the fair market value of the property based on current appraisals and other current market trends. If a writedown of the OREO property is necessary at the time of foreclosure, the amount is charged off against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value, additional write-downs of the property value are charged directly to operations. One Valley had no commitments to provide additional funds on non-accrual loans at December 31, 1995. During 1995, One Valley recognized less than $0.1 million of interest on non-accrual loans, while approximately $0.7 million would have been recognized on these loans had they been current throughout 1995 in accordance with their original terms. Similarly, during 1994, less than $0.1 million was recognized on non-accrual loans, while approximately $0.7 million would have been recognized in accordance with their original terms.

    Effective January 1, 1995, One Valley adopted Financial Accounting Standards Board (FASB) Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement No. 118. The Statement requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. In determining whether a loan is impaired, management considers such factors as past payment history, recent economic events, current and projected financial condition and other relevant information that is available. Impairment is determined on a loan-by-loan basis and generally consists of large commercial loans. A loan is categorized and reported as impaired when it is probable that the creditor will be unable to pay all of the principal and interest amounts according to the contractual terms of the loan agreement. The adoption of this standard did not have a material effect on One Valley's financial position, results of operations, accounting policies, or the determination of the adequacy of the allowance of the allowance for loan losses. Additional information on impaired loans is contained in Note H to the consolidated financial statements.

    The allowance for loan losses is maintained to absorb probable losses associated with lending activities. Factors considered in determining the adequacy of the allowance include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing and impaired loans, and an evaluation of current economic conditions. As a part of the holding company structure, One Valley maintains a credit analysis and review department to evaluate large commercial credit requests and to complete loan follow-up procedures. One Valley also maintains a loan administration function to continually identify and monitor problem loans. At December 31, 1995, the allowance for loan losses was $39.5 million or 1.57% of total year-end loans. This ratio is a slight decrease from the prior year's 1.58% and a further decline from the 1.68% at the end of 1993. In management's opinion, the allowance for loan losses is adequate to absorb the current estimated risk of loss in the existing loan portfolio. A summary of the allowance for loan losses allocated by loan type is also included in Table 4. Table 5, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years.

    The provision for loan losses in 1995 was $5.6 million, up from the $4.8 million provision in 1994 but relatively the same as the $5.8 million provision in 1993. The increased provision in 1995 was in response to growth in the loan portfolio, increased consumer delinquencies in the latter part of 1995, and One Valley's continual evaluation of the adequacy of the allowance

MANAGEMENT'S DISCUSSION AND ANALYSIS

for loan losses. While One Valley experienced considerable loan growth during 1995, 1994 and 1993, the credit quality of the portfolio has improved significantly over eariler years, as evidenced by the low level of non-performing assets and the low level of net charge-offs during those years. Thus management was able to lower the provision for loan losses for those years, compared to earlier years, and still maintain a relatively high ratio of the allowance for loan losses to non-performing assets.

    Net charge-offs in 1995 decreased by 1.6% from 1994 net charge-offs. This decrease follows a $1.1 million or 23.1% decrease in 1994 from 1993 net charge-offs. Net charge-offs as a percentage of average total loans declined slightly to 0.16%, which compares to 0.17% in 1994 and 0.24% in 1993. All three of these ratios compare favorably to peer group banks across the country. Although the dollar amount of net charge-offs has remained historically low, charge-offs could increase in the coming months due to the increase in the total dollar amount of loans and adverse changes in economic conditions. These factors are considered in determining the adequacy of the allowance for loan losses, which at December 31, 1995, was sufficient to absorb nearly ten and one-half times the amount of net charge-offs experienced during 1995.


INVESTMENT PORTFOLIO AND OTHER EARNING ASSETS

    Investment securities averaged $997.3 million in 1995, a 5.1% decrease from the $1,051.0 million averaged in 1994. This decrease follows a 2.2% decrease from the $1,074.5 million averaged in 1993. The decrease in the average balance during 1995 and 1994 is primarily in response to the increased loan demand during those years, as One Valley was able to place maturing investments in its more profitable loan portfolio. The higher level in 1993 was due largely to increases in sources of funds and a decline in the average balance of federal funds sold, which are short-term investments with other banks.

    As sources of funds (deposits, federal funds purchased, and repurchase agreements with corporate customers) fluctuate, excess funds are initially invested in federal funds sold and other short-term investments. Based upon continual analyses of asset/ liability repricing, interest rate forecasts, and liquidity requirements, funds are periodically reinvested in high-quality debt securities, which typically mature over a longer period of time (Table 7). At the time of purchase, management determines whether securities will be classified as available-for-sale or held-to-maturity. If classified as held-to-maturity, securities are recorded at historical cost and adjusted monthly over their remaining lives for the accretion or amortization of the difference between the cost and maturity value of the investments. Thus at the time of maturity, the proceeds from maturity and the book value of the investment are equivalent and no gain or loss is recognized. One Valley, through its size and the stable nature of its deposit base, is able to purchase securities with a wide variety of maturities.

    One Valley adopted the provisions of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of adopting this Statement as of January 1, 1994, was to increase the opening balance of shareholders' equity by $4.8 million (net of $3.2 million in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost. Securities designated as available-for-sale at January 1, 1994, approximated $630 million.

    At year-end 1994, approximately 55% of the total investment portfolio was classified as available-for-sale, while 45% was classified as held-to-maturity. On November 15, 1995, the FASB staff issued a Special Report, "A Guide to Implementation of


REMAINING MATURITIES OF LOANS                                           TABLE 6
(DOLLARS IN THOUSANDS)



                                                  Balance          Projected Maturities*
                                                December 31   One Year  One to Five  Over Five
                                                   1995       or Less      Years      Years
Commercial, financial, and agricultural loans... $319,432    $165,738    $114,348    $ 39,346
Real estate construction loans..................   46,967      25,697      14,496       6,774
Commercial real estate loans....................  409,743      76,154     210,578     123,011

Loans with:
  Floating rates................................ $419,604    $165,398    $159,879    $ 94,327
  Predetermined rates...........................  356,538     102,191     179,543      74,804


*BASED ON SCHEDULED OR APPROXIMATE REPAYMENTS.

Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that Special Report, One Valley chose to reclassify certain securities from held-to-maturity to available-for-sale and thus increase the potential liquidity of the investment portfolio. At the date of transfer, the amortized cost of those securities was $264.8 million and the net unrealized holding gain on those securities was approximately $3.3 million. As a result, at year-end 1995, approximately 81% of the total investment portfolio was classified as available-for-sale, while 19% was classified as held-to-maturity.

    This reclassification also resulted in a longer average maturity period of securities available-for-sale. As shown in Table 7, Securities Maturity and Yield Analysis, the average maturity period of securities available-for-sale was 6 years 7 months while the average maturity period of securities held-to-maturity was 10 years 9 months at the end of 1995. The average maturity of the investment portfolio is managed at a level to maintain a proper matching with interest rate risk guidelines. In addition, Table 7 uses a final maturity method to report the average maturity of mortgage backaged securities which excludes the effect of monthly payments and prepayments. During 1995, One

SECURITIES MATURITY AND YIELD ANALYSIS                                  TABLE 7
(DOLLARS IN THOUSANDS)

                                                        As of December 31, 1995
                                                               Average          Taxable
AVAILABLE-FOR-SALE                                Market      Maturity        Equivalent
                                                  Value     (Years/ Months)      Yield*
U. S. Treasury Securities
 Within one year............................... $151,371                         5.58%
 After one but within five years...............  177,065                         6.46
 After five but within ten years...............   16,481                         7.01
 Over ten years................................    6,200                         7.21
   Total U.S. Treasury Securities..............  351,117          1/10           6.12

U. S. Government Agencies Securities
 Within one year...............................   48,168                         5.86
 After one but within five years...............  194,876                         6.07
 After five but within ten years...............   39,976                         7.16
 Over ten years................................    1,018                         7.49
   Total U.S. Government Agencies Securities...  284,038           3/8           6.19

Mortgage-Backed Securities**
 Within one year...............................    1,332                         6.26
 After one but within five years...............    8,500                         6.59
 After five but within ten years...............   22,706                         6.97
 Over ten years................................  178,883                         7.20
   Total Mortgage-Backed Securities............  211,421          14/3           7.10

Other Securities...............................   25,123
Total Securities Available-for-Sale............ $871,699           6/7            6.21%



                                                            As of December 31, 1995
                                                                  Average         Taxable
HELD-TO-MATURITY                                     Book       Maturity        Equivalent
                                                    Value     (Years/ Months)     Yield*
States and Political Subdivisions Securities
 Within one year................................ $  7,442                          9.88%
 After one but within five years................   15,041                         10.88
 After five but within ten years................   44,316                          7.65
 Over ten years.................................  137,895                          8.11
   Total States and Political Subdivisions
     Securities.................................  204,694         10/9             8.28

Other Securities................................      459
Total Securities Held-to-Maturity............... $205,153         10/9             8.28%


*FULLY TAX-EQUIVALENT USING THE RATE OF 35%.
** MATURITIES FOR MORTGAGE-BACKED SECURITIES ARE BASED ON FINAL MATURITY.

MANAGEMENT'S DISCUSSION AND ANALYSIS

    Valley sold a portion of the securities classified as available-for-sale as part of its management of interest rate risk, as shown in the Statements of Cash Flows. One Valley does not have any securities classified as trading and it has no plans to establish such classification at the present time. Other information regarding investment securities may be found in Table 7, and in Note F to the consolidated financial statements.

    Due to unfavorable laws relating to investments in tax-exempt assets and corporate minimum tax regulations, levels of tax-exempt securities held by One Valley, as well as their average maturity period, declined in the years from 1986 to 1993. However, due to the lower interest rate environment, overall yields on tax-exempt securities have become attractive once again. During 1995, One Valley increased its tax-exempt securities by $25.3 million, or 14.1%, over the level of tax-exempt securities held at December 31, 1994. This increase followed an increase in 1994 of $41.7 million, or 30.3%, over the level held at December 31, 1993. Future investments in tax-exempt securities will generally be made if the related yield is greater than that available with a similar taxable investment.

    One Valley's average investment in federal funds sold and other short-term investments increased 19.1% in 1995 after declining over the previous two years.
 Averaging $32.6 million in 1995, federal funds sold and other short-term investments increased $5.2 million over the $27.4 million averaged in 1994, but was significantly less than the $100.3 million averaged during 1993. Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/ liability structure, as discussed in greater detail above and in other sections of this report.


FUNDING SOURCES

    After a three-year period of declining market interest rates which forced banks to reduce their rates paid on interest bearing deposits, in 1995 One Valley increased the rates paid on interest bearing liabilities. The average rate paid on interest bearing liabilities increased to 4.14% in 1995, up from the 3.41% average rate paid in 1994 and the 3.63% average rate paid in 1993. Due to alternative sources of investment and an increasing sophistication of customers in funds management techniques to maximize return on their money, competition for funds has become


                       AVERAGE DEPOSITS
                    Dollars in millions

(Graph appears here with the following plot points:)

                   1990      1991      1992     1993    1994     1995
Demand Deposits      273       296       373      397     412      381
Time Deposits      1,148     1,265     1,401    1,247   1,453    1,613
Savings Regular      450       511       692      800     614      532
Savings Checking     230       271       363      451     452      481
Total Deposits     2,101     2,343     2,829    2,895   2,931    3,007


ANALYSIS OF RETURN ON ASSETS AND EQUITY                                 TABLE 8


                                         1995       1994       1993       1992       1991
As a percent of average earning assets:
Fully taxable-equivalent net
   interest income *..................   4.91%      4.98%      4.77%      4.77%      4.60%
  Provision for loan losses...........  (0.16)     (0.15)     (0.18)     (0.37)     (0.26)
   Net credit income..................   4.75       4.83       4.59       4.40       4.34
  Non-interest income.................   1.10       1.12       1.22       1.19       0.94
  Non-interest expense................  (3.49)     (3.67)     (3.91)     (3.73)     (3.62)
  Tax equivalent adjustment...........  (0.20)     (0.20)     (0.15)     (0.13)     (0.20)
  Applicable income taxes.............  (0.72)     (0.67)     (0.57)     (0.54)     (0.42)
Return on average earning assets......   1.44       1.41       1.18       1.19       1.04
  Multiplied by average earning assets
   to average total assets............  92.77      92.59      92.33      91.78      91.59
Return on average assets..............   1.33%      1.31%      1.10%      1.09%      0.95%
  Multiplied by average assets
   to average equity.................. 10.59X     11.21X     11.76X     12.54X     12.88X
Return on average equity..............  14.10%     14.64%     12.88%     13.62%     12.26%


*FULLY TAX-EQUIVALENT USING THE RATE OF 35% FOR 1995 THROUGH 1993 AND 34% FOR EARLIER YEARS.

    increasingly more intense. One Valley has offered new core deposit products as well as periodic special rate products to attract additional deposits. One Valley's deposits, on average, increased by 2.6% or $76.4 million in 1995. Approximately

    $33.6 million of this increase was acquired through the Point purchase. The remaining increase compares to a 1.2% or $35.4 million increase in 1994 and a 2.3% or $65.9 million increase in 1993. During 1995, non-interest bearing deposits decreased on average by 7.5% or $31.0 million from 1994, while interest bearing deposits increased by 4.3% or $107.4 million over 1994. This trend is reflective of customer trends to keep more funds in interest bearing accounts, thus reducing their balances in checking and other non-interest bearing deposit products, and the stiff competition for interest bearing investments in a lower interest rate environment.

    Short-term borrowings increased, on average, by $46.8 million or 19.3% from 1994, following a 13.0% or $27.8 million increase in 1994 over 1993. Pass-through federal funds purchased from correspondent banks decreased, on average, by $0.5 million or 1.9% in 1995. This increase follows a 30.0% increase in 1994.
 Fluctuations in federal funds purchased are considered normal and are generally influenced by market interest rates and the availability of funds. Repurchase agreements and other short-

    term borrowings increased, on average, by $47.3 million or 21.8% in 1995, primarily to fund loan growth. This increase follows a $22.1 million or 11.3% increase in 1994. Increasingly, One Valley has turned to short-term borrowings as a resource to fund loan growth, as deposit growth has not kept pace with the growth in loans.

    Long-term borrowings, on average, decreased by $11.5 million, or 50.2%, in 1995, following a $13.2 million or 36.5%

    decrease in 1994. As a result, One Valley now has $13.4 million of long-term debt, primarily Federal Home Loan Bank (FHLB) borrowings, with repayment schedules from one to eight years. Other information regarding short- and long-term borrowings is contained in Notes J and K to the consolidated financial statements.


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

                                RETURN ON AVERAGE ASSETS

(Graph appears here with the following plot points:)

                        1990      1991    1992    1993   1994    1995
Return on Assets        0.95%     0.95%   1.09%   1.09%  1.31%   1.33%


                                RETURN ON AVERAGE EQUITY

(Graph appears here with the following plot points:)

                            1990      1991    1992    1993    1994    1995
Return on Average Equity    12.07%    12.26%  13.62%  12.88%  14.64%  14.10%




MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT
IN AMOUNTS  OF $100,000 OR MORE                                         TABLE 9
(DOLLARS IN THOUSANDS)

                            As of December 31, 1995  As of December 31, 1994
                               Amount     Percent      Amount     Percent
Three months or less........ $ 91,277      42.71%    $ 83,923      44.90%
Three through six months....   29,405      13.76       28,531      15.27
Six through twelve months...   45,922      21.49       32,919      17.61
Over twelve months..........   47,102      22.04       41,530      22.22
 Total...................... $213,706     100.00%    $186,903     100.00%

MANAGEMENT'S DISCUSSION AND ANALYSIS

Comparative Rate Sensitivity Summary, shows One Valley's gap position as of December 31, 1995. The information presented in the gap report represents a static view of One Valley and includes various assumptions and estimates by management regarding maturity and repayment patterns.

    In addition to the gap report, One Valley uses computer simulations of the next twelve months as a primary tool for analyzing interest rate risk and modeling business strategies in a dynamic framework. The simulations begin with the gap report information and use various assumptions, such as expected changes in the interest rate environment; the shape of the yield curve; pricing strategies for loans and deposits; the growth, volume and mix of interest sensitive assets and liabilities; and potential hedging strategies. These simulations assist management in minimizing risk and maintaining a conservative sensitivity position. Based on current simulations, One Valley anticipates that over the next twelve months a rising rate scenario would have a slight positive influence on net interest income whereas declining rates would have a slight negative influence on net interest income.

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



COMPARATIVE RATE SENSITIVITY SUMMARY                                   TABLE 10
(DOLLARS IN THOUSANDS)
December 31, 1995                        0-3 Months     3-6 Months     6-12 Months    Over 1 Year         Total
Earning Assets
  Loans................................. $  930,384     $  168,482     $   309,722    $ 1,103,374    $2,511,962
  Investments...........................     62,785         25,870         153,004        835,193     1,076,852
  Other earning assets..................     25,059              0               0              0        25,059
   Total earning assets.................  1,018,228        194,352         462,726      1,938,567     3,613,873
Interest Bearing Liabilities
  Interest bearing deposits.............    682,321        218,587         342,733      1,415,181     2,658,822
  Short-term borrowings.................    381,593          3,098           2,920          2,169       389,780
  Long-term borrowings..................        508          3,006           2,014          7,883        13,411
   Total interest bearing liabilities...  1,064,422        224,691         347,667      1,425,233     3,062,013
  Interest sensitivity gap for period...    (46,194)       (30,339)        115,059        513,334       551,860
  Cumulative interest sensitivity gap...    (46,194)       (76,533)         38,526        551,860
  Cumulative rate sensitivity ratio.....       0.96           0.94            1.02           1.18

December 31, 1994
Earning Assets
  Loans................................. $  924,944     $  168,432     $   300,979    $   978,602    $2,372,957
  Investments...........................    100,979        102,101         110,810        676,766       990,656
  Other earning assets..................     24,875              0               0              0        24,875
   Total earning assets.................  1,050,798        270,533         411,789      1,655,368     3,388,488
Interest Bearing Liabilities
  Interest bearing deposits.............    710,419        189,293         218,409      1,429,846     2,547,967
  Short-term borrowings.................    368,458          6,881               0              0       375,339
  Long-term borrowings..................      5,505          3,005           3,029          7,911        19,450
   Total interest bearing liabilities...  1,084,382        199,179         221,438      1,437,757     2,942,756
  Interest sensitivity gap for period...    (33,584)        71,354         190,351        217,611       445,732
  Cumulative interest sensitivity gap...    (33,584)        37,770         228,121        445,732
  Cumulative rate sensitivity ratio.....       0.97           1.03            1.15           1.15

AVERAGES ARE USED WHEN PERIOD-END BALANCES WOULD PRODUCE DISTORTED RESULTS.

THIS TABLE INCLUDES VARIOUS ASSUMPTIONS AND ESTIMATES BY MANAGEMENT OF MATURITY AND REPAYMENT PATTERNS.

    One Valley generated $65.7 million of cash from operations in 1995, which compares to $76.3 million in 1994 and $64.4 million in 1993. Additional cash of $57.9 million was generated through net financing activities in 1995, which compares to $120.3 million in 1994 and $48.5 million in 1993. These proceeds along with proceeds from the sale and maturity of securities were used to fund loans and purchase securities during the year. Net cash used in investing activities totaled $166.0 million in 1995, which compares to $168.9 million in 1994 and $224.0 million in 1993. Details on the sources and uses of cash can be found in the Consolidated Statements of Cash Flows in the consolidated financial statements.


CAPITAL RESOURCES

    One Valley's average equity-to-asset ratio increased to 9.44% during 1995, up from 8.92% during 1994 and 8.50% in 1993. The increases primarily resulted from the record earnings performances of One Valley. At year-end 1995, One Valley's primary capital ratio was 10.41% compared to 9.68% at year-end 1994. The Federal Reserve's risk-based capital guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by prescribed factors relative to credit risk, thus eliminating disincentives for holding low risk assets and requiring more capital for holding higher risk assets. At year-end 1995, One Valley's risk adjusted capital-to-assets ratio was 16.1% compared to 15.5% at December 31, 1994. Both of these ratios are well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One Valley's leverage ratio at December 31, 1995 was 9.1% compared to 8.8% at December 31, 1994. Both of these ratios are well above the minimum 3.0% and the recommended 4.0 to 5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's desire to maintain a strong capital position.

    The primary source of funds for dividends paid by One Valley to its shareholders is the dividends received from its subsidiary banks. Federal regulatory agencies impose certain restrictions on the payment of dividends and the transfer of assets from the banking subsidiaries to the holding company. Historically, these restrictions have not had an impact on One Valley's dividend policy, and it is not anticipated that they will in the future. Additional information concerning dividend restrictions is discussed in Note C to the consolidated financial statements.

    Simultaneous with the Point purchase in March 1995, the Board of Directors authorized management to purchase 411,600 shares of One Valley Bancorp common stock in the open market. During 1995, 420,700 shares were repurchased under this program and earlier authorizations. At December 31, 1995, One Valley held 954,200 shares in its treasury. In January 1996, simultaneous with the announced merger agreement between One Valley Bancorp and CSB Financial, the Board of Directors authorized management to purchase an additional 1.8 million shares of One Valley common stock. Any purchases under this or previous authorizations will depend upon future market conditions.


                              NET INTEREST MARGIN
                           Percent of earning assets
                            Fully taxable equivalent

(Graph appears here with the following plot points:)

                          1990     1991     1992    1993    1994    1995
Yield on Assets           10.52     9.76     8.64    7.88    7.87    8.45
Net Margin                 4.62     4.60     4.77    4.77    4.98    4.91
Cost of Funds              5.90     5.16     3.87    3.11    2.89    3.54

MANAGEMENT'S DISCUSSION  AND ANALYSIS

                           INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

    Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $168.2 million in 1995, up 3.1% over the 1994 level, following a 7.0% increase in 1994 over 1993. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were taxable at the statutory federal tax rate of 35%. The increase in net interest income in 1995 is largely due to the increase in the volume of earning assets, primarily loans. As shown in Table 11, Rate Volume Analysis, increases in the volume of earning assets in both 1995 and 1994 have provided a significant increase in net interest income. In 1995, the increase in the volume of earning assets increased interest income by $14.6 million. This increase was complemented by increases in interest yields on earning assets due to increases in the overall interest rate environment on average for the entire year. As a result, total interest income increased by $31.2 million in 1995 over 1994. Similarly, an increased volume of interest bearing liabilities boosted interest expense by $7.6 million, and the higher cost of interest bearing liabilities resulted in an overall increase in total interest expense of $26.2 million. However, the increase in total interest income exceeded the increase in overall interest expense by $5.0 million on a fully tax-equivalent basis in 1995 over 1994. In 1994, the decline in the interest rate environment reduced total interest expense to less than the previous year, while increases in loan volume resulted in higher interest income. Therefore, net interest income increased in 1994 over 1993. During both years, the increase in loan volume has been the most significant factor contributing to increased net interest income.

    In 1995, even though net interest income increased due to increased investment in higher yielding loans, the increase in overall interest rates had a slight dampening effect on the net interest margin percentage on a fully tax-equivalent basis. The increase in rates paid on interest bearing liabilities exceeded the increase in the yield on average earning assets for the year. As a result, the net interest margin in 1995 declined to 4.91%, down from the 4.98% earned in 1994, but higher than the 4.77% earned in 1993. As shown in the Net Interest Margin graph, One Valley's net interest margin has not fluctuated substantially, up or down, over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet Analysis."

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE          TABLE 11
(DOLLARS IN THOUSANDS)

                                                          1995 vs 1994                            1994 vs 1993
                                                       Increase (Decrease)                     Increase (Decrease)
                                                     In Net Interest Income                  In Net Interest Income
                                            Volume           Rate         Total       Volume          Rate          Total
Earning Assets
    Loans:
   Taxable................................ $ 17,274     $    10,720     $ 27,994     $ 14,730     $    (5,661)    $  9,069
   Tax-exempt.............................      (48)            204          156          344              19          363
     Total loans..........................   17,226          10,924       28,150       15,074          (5,642)       9,432
  Investment Securities:
   Taxable................................   (3,787)          5,599        1,812       (5,561)         (1,426)      (6,987)
   Tax-exempt.............................      956            (512)         444        6,786          (1,435)       5,351
     Total investment securities..........   (2,831)          5,087        2,256        1,225          (2,861)      (1,636)
  Federal funds sold & other..............      225             568          793       (2,644)            577       (2,067)
     Total earning assets.................   14,620          16,579       31,199       13,655          (7,926)       5,729

Interest Bearing Liabilities
  Time and savings deposits...............    6,387          14,885       21,272          662          (6,248)      (5,586)
  Short-term borrowings...................    1,848           3,560        5,408          878           1,343        2,221
  Long-term borrowings....................     (599)            102         (497)        (822)           (702)      (1,524)
     Total interest bearing liabilities...    7,636          18,547       26,183          718          (5,607)      (4,889)
Net Interest Earnings..................... $  6,984     $    (1,968)    $  5,016     $ 12,937     $    (2,319)    $ 10,618

* FULLY TAXABLE EQUIVALENT USING THE RATE OF 35%.
NOTE - CHANGES TO RATE/VOLUME ARE ALLOCATED TO BOTH RATE AND VOLUME ON A PROPORTIONATE DOLLAR BASIS.

NON-INTEREST INCOME AND EXPENSE

    Non-interest income has been and will continue to be an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. As shown in Table 12, non-interest income increased by $1.0 million or 2.7% in 1995 compared to 1994. The increase is primarily due to an increase in service charges on deposit accounts. Late in 1994, One Valley introduced a new fee structure for its deposit accounts. As a result, service charges increased $2.4 million or 21.3% in 1995 over 1994. Also as a result, revenue from checkbook sales decreased by 20.4% or $0.6 million in 1995 from 1994. The increase in non-interest income in 1995 follows a 6.9% decrease in 1994 over 1993.

    In 1995, trust income increased to $8.2 million, a $0.3 million or 3.9% increase over 1994. This increase follows an 8.5% increase in 1994 over 1993. Trust revenues are increasing primarily due to new business over the past several years. Real estate servicing fees declined by $0.4 million or 6.8% in 1995, which compares to a $2.9 million or 35.9% decrease in 1994 from the level earned in 1993. As mortgage loan refinancings and sales in the secondary market have significantly declined from the level experienced in 1993, One Valley's processing and servicing fees have also declined. In 1995, One Valley realized $65,000 in losses on securities sales. This compares to $867,000 in losses realized in 1994. These securities were sold as part of a plan to reinvest the proceeds in higher yielding investments. Other operating income decreased by $1.8 million or $24.6% in 1995 primarily due to a lower level of income recognized on the disposition of other real estate owned and other loan payoffs.

    Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. In 1995, additional efficiencies were achieved in combining the operations of One Valley and Mountaineer Bankshares. One Valley's 1995 net overhead ratio, or non-interest expense less non-interest income excluding securities transactions to average earning assets, was 2.39%, a decrease from the 2.52% realized in 1994, and down further still from the 2.68% ratio realized in 1993. For the year 1995, net overhead was $82.0 million, a decrease of 0.9% from the 1994 overhead of $82.7 million. This follows a decrease of 3.8% in 1994 from the 1993 net overhead of $86.0 million. A lower net overhead ratio means more of the net interest margin flows through as net income. Over the past five years, net overhead has grown by a compound rate of 6.6% whereas net interest income has grown by 10.1%.

    Total non-interest expense decreased by $0.6 million, or 0.5% from 1994. This compares to a $5.0 million or 4.0% decrease in 1994 versus 1993. Total staff costs declined by 1.5% in 1995, compared to a 2.5% increase in 1994. Staff costs decreased in 1995 primarily due to fewer employees and decreases in the cost of employee benefits primarily resulting from lower pension expense. Additional information on employee benefits is discussed in Note M to the consolidated financial statements.

    Advertising expense decreased by 5.8% in 1995 and 15.0% in 1994 compared to prior years, primarily due to operating efficiencies after the merger of Mountaineer Bankshares. FDIC insurance decreased by 41.0% in 1995, following a 1.9% increase in 1994, as the rate assessed on banking deposits was decreased during the middle of 1995 from 23.5 cents per $100 of deposit to four cents. The lower rate on banking deposits is expected to continue through 1996 but the savings is anticipated to be substantially offset by a special one-time assessment on thrift based deposits to replentish the Savings Association Insurance Fund (SAIF). At December 31, 1995, One Valley had over $400 million in thrift based deposits resulting from prior acquisitions of Savings and Loan institutions, which, under proposals currently being considered by Congress, would result in an additional $2.8 million of expense to One Valley in 1996. Additional information on FDIC expense is detailed in the Summary Results of Operations of the Fourth Quarter of 1995 below.

    Net occupancy expense increased in 1995, up 4.8% from 1994, which follows a 3.1% decline in 1994 from 1993. Equipment expenses increased by 3.5% in 1995 primarily due to increases in equipment rental and property taxes. In 1994 equipment expense declined by 20.1% or $2.1 million, primarily due to realized savings from ceasing internal data processing operations. Outside data processing costs decreased by 2.6% in 1995 which compares to


                          NET OVERHEAD RATIO
           Net overhead as a % of average earning assets

(Graph appears here with the following plot points:)

                1990     1991     1992    1993    1994    1995
Net Overhead    2.63%    2.67%    2.56%   2.68%   2.52%   2.39%

                             EFFICIENCY RATIO
            Non-interest expense as a % of total adjusted revenues* (Graph appears here with the following plot points:)

                   1990      1991     1992     1993    1994    1995
Efficiency Ratio   63.33%    65.03%   62.66%   65.27%  59.89%  58.10%

      *Tax-equivalent net interest income plus other income

MANAGEMENT'S DISCUSSION AND ANALYSIS

a 2.8% increase in 1994 compared to 1993. The decrease in 1995 is largely due to the conversion of three banks to one data processing system. Taxes not on income increased by $0.3 million or 12.6% in 1995 compared to an 8.0% increase in 1994, primarily due to increases in gross receipts and equity, which are taxed at the local level. Supplies and postage expense increased by 2.9% in 1995 following a decline of 3.0% in 1994. Other expenses increased by $2.2 million or 11.3% in 1995, primarily due to operating expenses associated with the new deposit products discussed above and increased amortization of purchased mortgage servicing rights. This follows a decrease of 16.9% in 1994, partially due to expenses in 1993 related to the merger of One Valley and Mountaineer and operating synergies realized after the merger.

    An analysis of the allowance for loan losses and related provision for loan losses is included in the Loan Portfolio section of the Balance Sheet Analysis of this report.


APPLICABLE INCOME TAXES

    Income tax expense in 1995 was $24.5 million compared to $21.9 million in 1994 and $18.3 million in 1993. The increase in 1995 is primarily due to increases in pretax earnings, which was compounded by an increase in non-deductible goodwill amortization. One Valley's effective tax rate was 33.3% in 1995, up from the 32.1% in 1994, and the 32.6% in 1993. Additional information regarding income taxes is contained in Note L to the consolidated financial statements.


NON-INTEREST INCOME AND EXPENSE                                        TABLE 12
(DOLLARS IN THOUSANDS)

                                                                                       Increase (Decrease) Over Prior Year
                                                     1995      1994       1993              1995                 1994
                                                                                     Amount    Percent     Amount     Percent

Service Charges and Other
  Operating Income
  Trust income................................... $  8,203   $  7,892   $  7,272  $     311      3.94   $     620       8.53
  Credit card fees...............................    2,011      2,008      1,792          3      0.15         216      12.05
  Service charges on deposit accounts............   13,877     11,441     11,963      2,436     21.29        (522)     (4.36)
  Insurance service fees.........................      998        840        819        158     18.81          21       2.56
  Real estate loan processing & servicing fees...    4,826      5,176      8,080       (350)    (6.76)     (2,904)    (35.94)
  Checkbook sales................................    2,228      2,798      2,957       (570)   (20.37)       (159)     (5.38)
  Securities transactions........................      (65)      (867)       113        802     92.50        (980)   (867.26)
  Miscellaneous..................................    5,496      7,290      6,309     (1,794)   (24.61)        981      15.55
     Total Non-Interest Income................... $ 37,574   $ 36,578   $ 39,305  $     996      2.72   $  (2,727)     (6.94)

Staff and Other Operating Expenses
  Salaries & wages............................... $ 49,184   $ 49,149   $ 48,906  $      35      0.07   $     243       0.50
  Employee benefits..............................   12,942     13,893     12,605       (951)    (6.85)      1,288      10.22
   Total staff expenses..........................   62,126     63,042     61,511       (916)    (1.45)      1,531       2.49
  Other Operating Expenses
   Advertising...................................    2,159      2,293      2,697       (134)    (5.84)       (404)    (14.98)
   FDIC insurance................................    3,916      6,642      6,519     (2,726)   (41.04)        123       1.89
   Occupancy, net................................    6,305      6,014      6,206        291      4.84        (192)     (3.09)
   Equipment.....................................    8,761      8,468     10,604        293      3.46      (2,136)    (20.14)
   Outside data processing.......................    4,583      4,705      4,575       (122)    (2.59)        130       2.84
   Taxes not on income...........................    2,861      2,542      2,354        319     12.55         188       7.99
   Supplies and postage..........................    6,778      6,588      6,793        190      2.88        (205)     (3.02)
   All other.....................................   22,102     19,862     23,891      2,240     11.28      (4,029)    (16.86)
   Total other operating expenses................   57,465     57,114     63,639        351      0.61      (6,525)    (10.25)
     Total Non-Interest Expense.................. $119,591   $120,156   $125,150  $    (565)    (0.47)  $  (4,994)     (3.99)

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


                            SUMMARY RESULTS OF OPERATIONS
                                  FOURTH QUARTER 1995

    Net income for the three months ended December 31, 1995 was $13.2 million, an increase of 14.4% over the $11.5 million earned during the fourth quarter of 1994. On a per share basis, 1995 fourth quarter earnings were $0.77 compared to $0.68 in 1994, an increase of 13.2%.

    Net interest income increased by 3.2% when compared to the same three months of 1994. The provision for loan losses increased by $0.4 million when compared to the fourth quarter of 1994. Non-interest income, excluding securities gains (losses), was relatively unchanged as increases in trust income and service charges on deposit accounts offset decreases in other operating income.
However, non-interest expense decreased by 7.7% when compared to the same quarter last year. The decrease was primarily due to lower FDIC expense which includes the reversal of a $1.4 million accrual for potential assessments on SAIF insured deposits. The expense was accrued during the third quarter of 1995 in anticipation of legislation requiring a one-time special assessment on SAIF insured deposits. While it is still anticipated that this special SAIF assessment will be included as part of the final budget bill, current accounting rules and regulatory requirements will not permit the accrual of this expense until the legislation is enacted.

    Additional quarterly financial data is provided in Note R to the consolidated financial statements.


                            PENDING ACQUISITION

    In January 1996, One Valley entered into a definitive agreement with CSB Financial Corporation, headquartered in Lynchburg, Virginia, to acquire the federally chartered savings banking company. Under terms of the agreement, One Valley will exchange 0.6774 shares of its common stock for each share of CSB Financial Corporation's common stock outstanding. The transaction, valued at approximately $57.5 million, is expected to be accounted for under the purchase method of accounting and is subject to, among other things, approval by regulatory authorities and the stockholders of CSB Financial Corporation. CSB had $329 million of total assets, $253 million in deposits, and $157 million in loans at December 31, 1995.

CONSOLIDATED BALANCE SHEETS

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)


                                                                     December 31
                                                                 1995           1994
ASSETS
  Cash and due from banks-Note B............................ $  140,617     $  178,900
  Interest-bearing deposits in other banks..................      8,259          4,297
  Federal funds sold........................................     16,800         24,875
   Cash and cash equivalents................................    165,676        208,072

  Securities-Note F:
   Available-for-sale, at fair value........................    871,699        541,201
   Held-to-maturity (fair value approximated $212,040
     and
     $422,381 at December 31, 1995 and 1994)................    205,153        445,158
  Loans, net-Notes G and H..................................  2,472,428      2,335,519
  Premises and equipment-Note I.............................     80,688         82,853
  Accrued interest receivable...............................     32,307         28,404
  Other assets..............................................     30,345         32,034

      Total Assets.......................................... $3,858,296     $3,673,241

LIABILITIES
  Deposits:
   Non-interest bearing..................................... $  389,514     $  378,512
   Interest bearing.........................................  2,658,822      2,547,967
     Total deposits.........................................  3,048,336      2,926,479
  Short-term borrowings-Note J:
   Federal funds purchased..................................     54,005         53,145
   Securities sold under agreements to repurchase and
     other..................................................    335,775        322,194
     Total short-term borrowings............................    389,780        375,339
  Long-term borrowings-Note K...............................     13,411         19,450
  Other liabilities.........................................     40,467         30,106
      Total Liabilities.....................................  3,491,994      3,351,374

SHAREHOLDERS' EQUITY
  Preferred Stock-$10 par value; authorized 1,000,000
    shares;
    none issued
  Common Stock-$10 par value; authorized 40,000,000
    shares;
   18,016,584 and 17,538,368 shares outstanding at
     December 31,
   1995 and 1994, respectively, including 954,200 and
     533,500
   shares in treasury at December 31, 1995 and 1994.........    180,166        175,384
  Capital surplus...........................................     34,603         25,954
  Retained earnings.........................................    168,625        137,437
  Unrealized gain (loss) on available-for-sale
    securities,
   net of deferred income taxes.............................      6,252         (6,535)
  Treasury stock............................................    (23,344)       (10,373)
      Total Shareholders' Equity............................    366,302        321,867

      Total Liabilities and Shareholders' Equity............ $3,858,296     $3,673,241


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)



                                                             Year Ended December 31
                                                         1995        1994          1993
INTEREST INCOME
  Interest and fees on loans:
   Taxable............................................ $217,034     $189,040     $179,971
   Tax-exempt.........................................    2,453        2,352        2,122
     Total............................................  219,487      191,392      182,093
  Interest and dividends on securities:
   Taxable............................................   50,693       48,881       55,868
   Tax-exempt.........................................   10,362       10,073        6,634
     Total............................................   61,055       58,954       62,502
  Other...............................................    1,830        1,037        3,104
     Total interest income............................  282,372      251,383      247,699

INTEREST EXPENSE
  Deposits............................................  106,493       85,221       90,807
  Short-term borrowings-Note J........................   13,899        8,491        6,270
  Long-term borrowings-Note K.........................      688        1,185        2,709
     Total interest expense...........................  121,080       94,897       99,786
Net Interest Income...................................  161,292      156,486      147,913
Provision For Loan Losses-Note H......................    5,632        4,788        5,788
Net Interest Income After Provision For Loan Losses...  155,660      151,698      142,125

OTHER INCOME
  Trust Department....................................    8,203        7,892        7,272
  Service charges on deposit accounts.................   13,877       11,441       11,963
  Real estate loan processing and servicing fees......    4,826        5,176        8,080
  Other service charges and fees......................    5,013        4,745        4,083
  Securities (losses) gains...........................      (65)        (867)         113
  Other-Note N........................................    5,720        8,191        7,794
     Total other income...............................   37,574       36,578       39,305

OTHER EXPENSES
  Salaries and employee benefits-Note M...............   62,126       63,042       61,511
  Net occupancy-Note I................................    6,305        6,014        6,206
  Equipment...........................................    8,761        8,468       10,604
  Federal deposit insurance assessments...............    3,916        6,642        6,519
  Outside data processing.............................    4,583        4,705        4,575
  Other-Note N........................................   33,900       31,285       35,735
     Total other expenses.............................  119,591      120,156      125,150

Income Before Income Taxes............................   73,643       68,120       56,280
Applicable Income Taxes-Note L........................   24,537       21,909       18,326

NET INCOME............................................ $ 49,106     $ 46,211     $ 37,954

NET INCOME PER COMMON SHARE........................... $   2.86     $   2.70     $   2.20

Average common shares outstanding.....................   17,174       17,132       17,237

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                                             23

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)


                                                                                                             Unrealized
                                                                                                                   Gain
                                                                                                              (Loss) on
                                                                                                              Available
                                                           Common     Capital    Retained       Treasury       for Sale
                                                            Stock     Surplus    Earnings          Stock     Securities

Balances at January 1, 1993............................. $174,935    $ 25,352    $ 83,380     $   (3,129)    $        0

Net income..............................................                           37,954
Sale of treasury stock by Mountaineer...................                  420
Stock options exercised (24,280 shares) and
  adjustment for fractional shares-Note M...............      233          58
Cash dividends on One Valley shares ($.84 per share)....                          (10,826)
Cash dividends on Mountaineer shares....................                           (3,193)

Balances at December 31, 1993...........................  175,168      25,830     107,315         (3,129)             0

Adjustment at beginning of the year for change in
  accounting method, net of deferred income
  taxes of $(3,177)-Note F..............................                                                          4,765
Change in unrealized gains and losses, net of
  deferred income taxes of $7,533.......................                                                        (11,300)
Net income..............................................                           46,211
Purchase of treasury stock (263,500 shares).............                                          (7,244)
Stock options exercised (21,843 shares) and
  adjustment for fractional shares-Note M...............      216         124
Cash dividends on One Valley shares ($.94 per share)....                          (16,089)

Balances at December 31, 1994...........................  175,384      25,954     137,437        (10,373)        (6,535)

Change in unrealized gains and losses, net of
  deferred income taxes of $(8,524).....................                                                         12,787
Net income..............................................                           49,106
Issuance of common stock (411,602 shares)-Note D........    4,116       8,130
Purchase of treasury stock (420,700 shares).............                                         (12,971)
Stock options exercised (66,614 shares) and
  adjustment for fractional shares-Note M...............      666         519
Cash dividends on One Valley shares ($1.04 per share)...                          (17,918)

Balances at December 31, 1995........................... $180,166    $ 34,603    $168,625     $  (23,344)    $    6,252


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)



                                                                    Year Ended December 31
                                                                 1995         1994         1993
OPERATING ACTIVITIES
  Net income................................................ $  49,106     $  46,211     $  37,954
  Adjustments to reconcile net income to
   net cash provided by operating activities:
     Provision for loan losses..............................     5,632         4,788         5,788
     Depreciation...........................................     8,049         7,633         7,492
     Amortization, net of accretion.........................     3,544         2,776         7,390
     Deferred income tax benefit............................        (9)         (107)       (2,142)
     Net (gains) losses from sales of assets................      (270)          585          (544)
     Loans originated for sale..............................   (52,440)      (50,806)     (163,800)
     Proceeds from loans sold...............................    49,523        66,067       170,220
     Net change in accrued interest receivable..............    (3,727)       (1,504)        1,844
     Net change in accrued interest payable.................     4,738         1,497        (2,978)
     Net change in other assets and other
       liabilities..........................................     1,531          (852)        3,141
       Net cash provided by operating activities............    65,677        76,288        64,365

INVESTING ACTIVITIES
  Proceeds from sales of available-for-sale
    securities..............................................   103,279       138,922
  Proceeds from maturities of available-for-sale
    securities..............................................   222,599       206,013
  Purchases of available-for-sale securities................  (338,306)     (256,556)
  Proceeds from maturities of held-to-maturity
    securities..............................................    30,141        61,742
  Purchases of held-to-maturity securities..................   (55,796)      (93,169)
  Proceeds from sales of securities held-for-
    investment..............................................                                35,604
  Proceeds from maturities of securities held-for-
    investment..............................................                               504,582
  Purchase of securities held-for-investment................                              (581,210)
  Purchase of subsidiary, net of cash received..............     4,454
  Net increase in loans.....................................  (127,053)     (215,615)     (175,424)
  Purchases of premises and equipment.......................    (5,301)      (10,253)       (7,524)
       Net cash used in investing activities................  (165,983)     (168,916)     (223,972)

FINANCING ACTIVITIES
  Net change in deposits....................................    79,712       (10,256)       55,123
  Net change in federal funds purchased.....................       860        39,133        (3,706)
  Net change in other short-term borrowings.................    13,581       117,786        17,850
  Repayment of long-term borrowings.........................   (11,539)      (18,037)      (19,586)
  Proceeds from long-term borrowings........................     5,000        14,699        12,156
  Proceeds from issuance of common stock....................     1,185           340           291
  Purchase of treasury stock................................   (12,971)       (7,244)
  Sale of treasury stock by Mountaineer.....................                                   420
  Cash dividends............................................   (17,918)      (16,089)      (14,019)
       Net cash provided by financing activities............    57,910       120,332        48,529

(Decrease) increase in cash and cash equivalents............   (42,396)       27,704      (111,078)
Cash and cash equivalents at beginning of year..............   208,072       180,368       291,446

Cash and cash equivalents at end of year.................... $ 165,676     $ 208,072     $ 180,368

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES    DECEMBER  31, 1995
(Dollars in thousands, except per share data)

SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES                 NOTE A

    The accounting and reporting policies of One Valley Bancorp of West Virginia, Inc. and its subsidiaries (One Valley) conform to generally accepted accounting principles and to general practices within the banking industry. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a summary of the more significant accounting and reporting policies.


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


SECURITIES

    Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when One Valley has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.


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


    On January 1, 1995, One Valley adopted Financial Accounting Standards Board
(FASB) Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB No. 118. Under this standard, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral on collateral dependent loans. The adoption of this standard did not have, and is not expected to have, a material effect on One Valley's financial position, results of operations, accounting policies or the determination of the adequacy of the allowance for loan losses.


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

SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES-CONTINUED        NOTE A

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


    The accrual of interest income generally is discontinued when the contractual payment of principal or interest has become 90 days past due. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged against the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest, and the loan is in the process of collection. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, a loan is restored to accrual status when it is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the collectibility of the total contractual principal and interest is no longer in doubt.

STOCK-BASED COMPENSATION

    The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," which is applicable to One Valley in 1996. The Statement provides companies with the option of accounting for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees," or applying the provisions of Statement 123. As a result, One Valley has decided to continue to apply the provisions of APB No. 25 to account for stock-based compensation.


NET INCOME PER COMMON SHARE

    Net income per common share is computed by dividing net income by the average common shares outstanding during the year. Options under One Valley's stock option plans are considered common stock equivalents for the purpose of net income per common share data but are excluded from the computation because they are immaterial.


RECLASSIFICATIONS

    Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 presentation. Such reclassifications had no impact on net income or shareholders' equity.


RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS                          NOTE B

    Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1995, was approximately $26,400.


RESTRICTIONS ON SUBSIDIARY DIVIDENDS                                     NOTE C

    The primary source of funds for the dividends paid by One Valley Bancorp is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. During 1996, the retained net profits available for distribution to One Valley Bancorp as dividends without regulatory approval are approximately $21,800, plus retained net profits for the interim periods through the date of declaration.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


MERGERS AND ACQUISITIONS                                                 NOTE D

    In January 1994, One Valley acquired all of the outstanding common stock of Mountaineer Bankshares of W.Va., Inc. and subsidiaries (Mountaineer) in exchange for 4,350,000 shares of One Valley common stock. This combination has been accounted for as a pooling of interests. The pooling of interests method requires the combining of the financial information of the merging companies as though they had always been combined. Following is an analysis presenting the results of operations for 1993 of the separate companies.


                   Net                        Net Income
                 Interest         Net            Per
                Income          Income        Common Share
One Valley..... $116,912        $32,469         $2.52
Mountaineer....   31,001          5,485          1.89
Consolidated... $147,913        $37,954          2.20

    On March 15, 1995, One Valley acquired all of the outstanding stock of Point Bancorp, Inc., the parent company of a $57 million Federal Savings Bank. Pursuant to the merger agreement, One Valley exchanged 0.6 shares of its common stock and $7.10 cash for each share of Point Bancorp common stock. A total of 411,602 shares was issued in this transaction. This combination was accounted for under the purchase method of accounting. Accordingly, consolidated results include the operations of Point Bancorp only from the date of acquisition.


    In years prior to 1993, One Valley acquired several financial institutions accounted for using the purchase method of accounting. The purchase prices of all these acquisitions were allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten year period. Deposit intangibles, included in other assets, approximated $2,100 and $1,300 at December 31, 1995 and 1994. Deposit intangible amortization approximated $555 in 1995, $500 in 1994, and $800 in 1993. The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $6,500 and $4,000 at December 31, 1995 and 1994. Goodwill amortization approximated $467 in 1995 and $300 in 1994 and 1993.


    In January 1996, One Valley entered into a definitive agreement with CSB Financial Corporation, headquartered in Lynchburg, Virginia, to acquire the federally chartered savings banking company. Under terms of the agreement, One Valley will exchange 0.6774 shares of its common stock for each share of CSB Financial Corporation's common stock outstanding. This will result in the issuance of approximately 1,790,000 shares. The transaction is valued at approximately $57.5 million and is expected to be accounted for under the purchase method of accounting. CSB had $329 million of total assets, $253 million in deposits, and $157 million in loans at December 31, 1995.


SHAREHOLDER RIGHTS PLAN                                                  NOTE E

    On October 18, 1995, the Board of Directors approved a Shareholder Protection Rights Plan (the Plan). The Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of One Valley's common stock, or after a person commences a tender offer for such stock. If a person or group acquires 10% or more of One Valley's common stock, holders of rights, other than the 10% holder, could acquire shares of One Valley's common stock at half price or the board could exchange each such right for one share of common stock. In addition, under certain circumstances, holders of rights could acquire shares of common stock of the 10% holder at half price.

SECURITIES                                                               NOTE F

    The following is a summary of available-for-sale and held-to-maturity securities as of December 31, 1995 and 1994:


                                                Available-for-Sale                              Held-to-Maturity
                                                                      Estimated                                         Estimated
                                Amortized       Gross Unrealized          Fair    Amortized       Gross Unrealized         Fair
                                  Cost       Gains          Losses       Value        Cost      Gains          Losses      Value

December 31, 1995
  U.S. Treasury securities
    and obligations of
    U.S.  government agencies
    and corporations........... $627,471    $ 8,254    $      (570)    $635,155    $      0    $    0    $         0     $      0
  Obligations of states and
    political subdivisions.....                                                     204,694     7,334           (447)     211,581
  Mortgage-backed securities...  208,883      3,479           (940)     211,422
  Other securities.............   24,919        203                      25,122         459         1             (1)         459

    Total securities........... $861,273    $11,936    $    (1,510)    $871,699    $205,153    $7,335    $      (448)    $212,040

December 31, 1994
  U.S. Treasury securities
    and obligations of
    U.S. government agencies
    and corporations........... $501,001    $   409    $    (9,280)    $492,130    $126,442    $  206    $    (2,883)    $123,765
  Obligations of states and
    political subdivisions.....                                                     179,346     1,348        (14,781)     165,913
  Mortgage-backed securities...   36,881        195         (2,234)      34,842     138,931       656         (7,315)     132,272
  Other securities.............   14,210         19                      14,229         439        10            (18)         431

    Total securities........... $552,092    $   623    $   (11,514)    $541,201    $445,158    $2,220    $   (24,997)    $422,381

    Gross realized gains and losses on available-for-sale securities approximated $87 and $152 in 1995 and $284 and $1,167 in 1994.

    The following is a summary of securities held-for-investment as of December 31, 1993:

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

    One Valley adopted the provisions of FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. The cumulative effect of adopting this Statement as of January 1, 1994, was to increase the opening balance of shareholders' equity by $4,765 (net of $3,177 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost. Securities designated as available-for-sale at January 1, 1994, approximated $630,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


SECURITIES-CONTINUED                                                     NOTE F

    On November 15, 1995, the FASB staff issued a Special Report, A GUIDE TO IMPLEMENTION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. In accordance with provisions in that Special Report, the Company chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $264,842 and the unrealized gain on those securities was $1,996 (net of $1,330 in deferred income taxes), which is included in shareholders' equity.


    The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Estimated
                                          Amortized         Fair
                                               Cost        Value
Available-For-Sale
Due in one year or less.................. $ 198,830    $ 199,539
Due after one year through five years....   365,407      371,941
Due after five years through ten years...    56,466       56,457
Due after ten years......................     6,768        7,218
                                            627,471      635,155
Mortgage-backed securities...............   208,883      211,422
Other....................................    24,919       25,122

  Total securities....................... $ 861,273    $ 871,699


                                                       Estimated
                                          Amortized         Fair
                                               Cost        Value
Held-to-Maturity
Due in one year or less.................. $   7,442    $   7,519
Due after one year through five years....    15,041       16,180
Due after five years through ten years...    44,316       47,144
Due after ten years......................   137,895      140,738
                                            204,694      211,581
Other....................................       459          459

  Total securities....................... $ 205,153    $ 212,040

    At December 31, 1995 and 1994, securities carried at $450,200 and $420,700 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

LOANS                                                                    NOTE G
Loans are summarized as follows:


                                            December 31
                                        1995          1994
Commercial, financial
  and agricultural................. $  319,432    $  373,583
Real estate:
  Revolving home equity............    128,754       113,142
  Single family residential........  1,016,983       936,698
  Apartment buildings
    and complexes..................     44,830        37,475
  Commercial.......................    364,913       311,691
  Construction.....................     46,967        42,746
Installment loans to individuals...    560,754       532,251
Other..............................     29,329        25,371
  Total loans net of
    unearned income................  2,511,962     2,372,957
Less allowance for loan losses.....     39,534        37,438
    Loans - net.................... $2,472,428    $2,335,519

    Unearned income approximated $600 and $1,800 at December 31, 1995 and 1994.


    One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.


    The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:

                            1995         1994
Balance, January 1..... $ 73,493     $ 72,846
Additions..............   24,562       35,009
Amount collected.......  (26,128)     (34,362)
Balance, December 31... $ 71,927     $ 73,493

    One Valley originates and sells fixed rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1995, One Valley held loans for sale of approximately $6,700 and had commitments to originate and sell loans of approximately $5,750.

    The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $967,700, $896,500, and $842,000 at December 31, 1995, 1994, and
1993. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $9,600 and $10,800 at December 31, 1995 and 1994.

    The FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," which is applicable to One Valley in 1996. The Statement requires that mortgage servicing rights be capitalized, regardless of how those rights were acquired. One Valley will adopt this Statement on January 1, 1996, and it is not expected to have a material effect on One Valley's financial statements.

ALLOWANCE FOR LOAN LOSSES                                                NOTE H

    Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1995, were as follows:

                                     1995        1994        1993
Balance, January 1............... $37,438     $36,484     $35,679
Charge-offs......................  (5,611)     (5,985)     (7,381)
Recoveries.......................   1,840       2,151       2,398
  Net charge-offs................  (3,771)     (3,834)     (4,983)
Provision for loan losses........   5,632       4,788       5,788
Balance of acquired subsidiary...     235
Balance, December 31............. $39,534     $37,438     $36,484

    At December 31, 1995, the recorded investment in loans that are considered to be impaired under FASB No. 114 was $10,100 (of which $2,600 was on a nonaccrual basis). Included in this amount is $8,100 of impaired loans for which the related allocated allowance for loan losses was $200, and $2,000 of impaired loans that as a result of write-downs or being well secured do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $9,500. For the year ended December 31, 1995, One Valley recognized interest income on those impaired loans of $780, which included less than $100 of interest income recognized using the cash basis method of income recognition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


PREMISES AND EQUIPMENT                                                   NOTE I

    The major categories of premises and equipment and accumulated depreciation are summarized as follows:


                                         December 31
                                      1995         1994
Land.............................. $ 15,655     $ 15,229
Buildings and improvements........   76,993       76,486
Equipment.........................   56,193       53,592
Total.............................  148,841      145,307
  Less accumulated depreciation...  (68,153)     (62,454)

Premises and equipment-net........ $ 80,688     $ 82,853

    One Valley has entered into noncancelable lease agreements (operating leases) for certain premises and equipment and outside data processing services. The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is: 1996-$4,500; 1997-$4,100; 1998-$3,500; 1999-$1,600, and 2000-$400, with $2,500 of commitments extending beyond 2000.


    Total expense under these lease agreements, including cancelable and noncancelable leases, was $3,500 in 1995 and 1994, and $3,100 in 1993.


SHORT-TERM BORROWINGS                                                    NOTE J

    Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days. Additional details regarding short-term borrowings are set forth below:

                                                   Federal     Repurchase
                                                     Funds     Agreements
                                                 Purchased      and Other
1995
  Average amount outstanding during year........ $  24,642     $  264,461
  Maximum amount outstanding at any month-end...    54,005        357,501
  Weighted average interest rate:
    During year.................................      5.89%          4.71%
    End of year.................................      5.76           4.71

1994
  Average amount outstanding during year........ $  25,114     $  217,190
  Maximum amount outstanding at any month-end...    84,638        322,193
  Weighted average interest rate:
    During year.................................      4.26%          3.34%
    End of year.................................      5.02           3.97

1993
  Average amount outstanding during year........ $  19,313     $  195,080
  Maximum amount outstanding at any month-end...    22,236        221,779
  Weighted average interest rate:
    During year.................................      3.17%          2.90%
    End of year.................................      2.92           2.58

    Several of One Valley's banking subsidiaries are members of the Federal Home Loan Bank (FHLB). A benefit of membership in the FHLB is the availability of short-term and long-term borrowings, in the form of collateralized advances. The available lines of credit for short-term borrowings, at prevailing market interest rates, as of December 31, 1995, approximates $206 million.


    Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $116,000 in 1995, $93,000 in 1994, and $103,000 in 1993.

LONG-TERM BORROWINGS                                                     NOTE K

    Long-term borrowings of $13,411 and $19,450 at December 31, 1995 and 1994, primarily consist of Federal Home Loan Bank advances. The advances mature as follows: 1996 - $5,500; 1997 - $5,000; and 2003 - $2,900. The weighted average interest rate of these advances at December 31, 1995, was 5.70%.


INCOME TAXES                                                             NOTE L

    The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:

                                 1995        1994        1993
Current:
  Federal.................... $20,822     $18,772     $18,100
  State......................   3,724       3,244       2,480
Deferred Federal and State...      (9)       (107)     (2,254)

    Total.................... $24,537     $21,909     $18,326

    A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:


                                                     1995                 1994                 1993
Computed tax at statutory federal rate...... $25,775      35.0%    $23,842      35.0%    $19,698      35.0%
Plus: State income taxes,
  net of federal tax benefits...............   2,450       3.3       1,986       2.9       1,511       2.7
                                              28,225      38.3      25,828      37.9      21,209      37.7
Increase (decrease) in taxes resulting from:
  Tax-exempt  interest......................  (4,484)     (6.1)     (4,348)     (6.4)     (2,931)     (5.2)
  Other-net.................................     796       1.1         429        .6          48        .1

    Actual tax expense...................... $24,537      33.3%    $21,909      32.1%    $18,326      32.6%

    Significant components of One Valley's deferred tax assets and liabilities are as follows:

                                        December 31
                                       1995       1994
Deferred tax assets:
  Available-for-sale securities...... $     0    $ 4,356
  Allowance for loan losses..........  15,559     14,877
  Accrued employee benefits..........   3,355      3,157
  Other..............................   1,541      2,473
    Total deferred tax assets........  20,455     24,863

Deferred tax liabilities:
  Loans..............................   5,909      5,328
  Available-for-sale securities......   4,168          0
  Premises and equipment.............   3,239      2,780
  Other..............................      87      1,188
    Total deferred tax liabilities...  13,403      9,296

      Net deferred tax assets........ $ 7,052    $15,567

    Income taxes (benefit) related to securities gains (losses) approximated
$(26), $(347), and $45 in 1995, 1994, and 1993.

    One Valley made tax payments of approximately $26,000 in 1995, $21,000 in 1994, and $22,000 in 1993.


                                                                             33


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


EMPLOYEE BENEFIT PLANS                                                   NOTE M

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


    The following table presents the funded status of the combined plans and amounts recognized in the consolidated balance sheets at December 31:


                                                                   1995           1994
Actuarial present value of accumulated benefit obligation,
  including vested benefits of
  $23,921 in 1995 and $17,210 in 1994....................... $   25,632     $   18,370

Actuarial present value of projected benefit obligation
  for services rendered to date............................. $  (34,944)    $  (26,294)
Plan assets at fair value, consisting primarily of cash,
  listed stocks, and U.S. bonds.............................     27,851         21,923
Projected benefit obligation in excess of plan assets.......     (7,093)        (4,371)
Unrecognized net asset at November 1, 1987, net of
  amortization..............................................     (2,117)        (2,363)
Unrecognized net loss from past experience different from
  that assumed and
  effects of changes in assumptions.........................      6,662          3,144
Unrecognized prior service cost.............................        694            764
Accrued pension cost included in other liabilities.......... $   (1,854)    $   (2,826)

    Following is a summary of the components of net periodic pension cost:

                                                     1995        1994        1993
Service cost-benefits earned during the period... $ 1,529     $ 1,883     $ 1,445
Interest cost on projected benefit obligation....   2,088       1,991       1,740
Actual (return) loss on plan assets..............  (4,332)      1,524      (2,640)
Net amortization and deferral....................   2,209      (3,249)        893

  Net periodic pension cost...................... $ 1,494     $ 2,149     $ 1,438

    The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 7% and 8.25% at December 31, 1995 and 1994. The rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations was 5.5% in 1995 and 1994. The expected long-term rate of return on plan assets in 1995, 1994, and 1993 was 8.5%. The unrecognized net loss increased in 1995 due to the change in the weighted-average discount rate.


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

EMPLOYEE BENEFIT PLANS-CONTINUED                                         NOTE M

    The following table presents the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                    1995            1994
Accumulated postretirement benefit obligation:
  Active plan participants fully eligible for
    benefits................................................ $         0     $       (71)
  Other active participants.................................      (3,064)         (2,150)
  Current retirees..........................................      (2,889)         (2,639)
                                                                  (5,953)         (4,860)
Plan assets.................................................           0               0
Accumulated postretirement benefit obligation in excess of
  plan assets...............................................      (5,953)         (4,860)
Unrecognized transition obligation..........................       3,714           3,932
Unrecognized prior service cost.............................         221             233
Unrecognized net loss from past experience different from
  that assumed and
  effects of changes in assumptions.........................         401            (361)

  Accrued postretirement benefit cost included in other
    liabilities............................................. $    (1,617)    $    (1,056)

    Net periodic postretirement benefit cost included the following components:

                                                        1995     1994     1993
Service cost.......................................... $ 188    $ 260    $ 141
Interest cost.........................................   403      377      350
Amortization of transition obligation over 20 years...   230      230      218

  Net periodic postretirement benefit cost............ $ 821    $ 867    $ 709

    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 10% for 1996 and is assumed to decrease gradually to 5% in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1995, by $362 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $50.


    The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7% and 8.25% at December 31, 1995 and 1994.


    One Valley has nonqualified and incentive stock option plans for certain key employees. Pursuant to these plans, an aggregate maximum of 1,158,000 shares of common stock were reserved for issuance, although no more than 162,000 shares plus prior year carryovers may be issued in any calendar year. At December 31, 1995, there were outstanding and exercisable options for the purchase of 420,950 shares at prices ranging from $10.28 to $31.88 per share. During 1995, 66,614 shares were exercised at prices ranging from $10.28 to $30.25.


OTHER INCOME AND EXPENSES                                                NOTE N

    Included in other income are checkbook sales which approximated $2,228 in 1995, $2,798 in 1994, and $2,957 in 1993. Included in other expenses are supplies expense which approximated $3,619 in 1995, $3,447 in 1994, and $3,771 in 1993; postage expense which approximated $3,162 in 1995, $3,141 in 1994, and $3,022 in 1993; and professional fees which approximated $2,804 in 1995, $2,858 in 1994, and $3,799 in 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


PARENT COMPANY CONDENSED FINANCIAL INFORMATION                           NOTE O


CONDENSED BALANCE SHEETS
                                       December 31
Assets                              1995          1994
Repurchase agreement with a
    subsidiary bank.............. $ 26,130     $ 21,328
  Securities:
    Available-for-sale...........   12,820        6,426
    Held-to-maturity.............      883          909
  Premises and equipment.........      750          777
  Investment in subsidiaries:
    Commercial and
     federal savings banks.......  325,224      288,801
    Non-banks....................    6,027        5,683
  Other assets...................    4,865        3,363
    Total assets................. $376,699     $327,287

Liabilities
  Other liabilities.............. $ 10,397     $  5,420
    Total liabilities............   10,397        5,420

Shareholders' Equity
  Common stock...................  180,166      175,384
  Capital surplus................   34,603       25,954
  Retained earnings..............  168,625      137,437
  Unrealized gain (loss).........    6,252       (6,535)
  Treasury stock.................  (23,344)     (10,373)
    Total shareholders' equity...  366,302      321,867
    Total liabilities and
     shareholders' equity........ $376,699     $327,287


CONDENSED STATEMENTS OF INCOME

                                          Year Ended December 31
                                        1995        1994        1993
Income:
  Dividends from bank subsidiaries... $47,290     $35,426     $31,869
  Other income.......................   3,788       3,078       2,825
    Total income.....................  51,078      38,504      34,694

Expenses:
  Salaries and employee benefits.....   6,749       7,200       5,279
  Other expenses.....................   5,028       3,268       5,940
  Interest expense...................      18          14          54
    Total expenses...................  11,795      10,482      11,273
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries....................  39,283      28,022      23,421
Applicable income tax (benefit)......  (3,034)     (2,927)     (3,074)
Income before equity in undistributed
   earnings of subsidiaries..........  42,317      30,949      26,495
Equity in undistributed earnings
  of subsidiaries....................   6,789      15,262      11,459
    Net income....................... $49,106     $46,211     $37,954

CONDENSED STATEMENTS OF CASH FLOWS

                                                Year Ended December 31
                                          1995          1994            1993
  Operating Activities:
Net income............................ $ 49,106       $  46,211       $37,954
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Depreciation & amortization.......      238            220            430
    Equity in undistributed
     earnings of subsidiaries.........   (6,789)       (15,262)       (11,459)
    Net change in other assets
     and other liabilities............    3,396         (3,531)          (188)
     Net cash provided by
       operating activities...........   45,951         27,638         26,737

Investing Activities:
  Purchase of securities:
    Available-for-sale................   (6,210)        (5,108)
    Held-to-maturity..................                    (912)
  Proceeds from maturities and
    sale of investment securities.....      196
  Purchase of investment securities...                                    (78)
  Investment in subsidiaries..........   (5,139)        (2,500)        (3,000)
  Purchase of equipment...............     (292)          (638)          (142)
  Proceeds from sale of
    other real estate.................                                    600
    Net cash used in
     investing activities.............  (11,445)        (9,158)        (2,620)

Financing Activities:
  Repayment of long-term
    borrowings........................                                 (1,326)
  Proceeds from issuance of
    common stock......................    1,185            340            291
  Purchase of treasury stock..........  (12,971)        (7,244)
  Sale of treasury stock by
    Mountaineer.......................                                    420
  Cash dividends paid.................  (17,918)       (16,089)       (14,019)
    Net cash used in
     financing activities.............  (29,704)       (22,993)       (14,634)

Increase (decrease) in
  cash and cash equivalents...........    4,802         (4,513)         9,483

Cash and cash equivalents at
  beginning of year...................   21,328         25,841         16,358

Cash and cash equivalents at
  end of year......................... $ 26,130      $  21,328        $25,841

FAIR VALUE OF FINANCIAL INSTRUMENTS                                      NOTE P

    The following methods and assumptions were used by One Valley in estimating its fair value disclosures for financial instruments:


CASH AND CASH EQUIVALENTS

    The carrying values of cash and cash equivalents approximate their fair values.


SECURITIES

    Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


LOANS

    The fair values of fixed rate commercial, mortgage, and consumer loans are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.


ACCRUED INTEREST

    The carrying value of accrued interest approximates its fair value.


DEPOSITS

    The fair values of demand deposits (i.e. interest and non-interest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying values. Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. FASB Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the estimated fair value of total deposits at December 31, 1995 and 1994.


SHORT-TERM BORROWINGS

    The carrying values of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.


LONG-TERM BORROWINGS

    The fair values of long-term borrowings are estimated using discounted cash flow analyses based on One Valley's current incremental borrowing rates for similar types of borrowing arrangements.


COMMITMENTS

    The fair values of commitments (standby letters of credit and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1995 and 1994, approximate their carrying value.

    The fair values of One Valley's financial instruments are summarized below:


                                 December 31, 1995         December 31, 1994
                              Carrying         Fair       Carrying       Fair
                                Amount        Value        Amount       Value

Cash and cash equivalents..... $ 140,606    $ 140,606    $ 208,072    $ 208,072
Securities.................... 1,076,852    1,083,739      986,359      963,582
Loans......................... 2,472,428    2,502,771    2,335,519    2,319,848
Accrued interest receivable...    32,307       32,307       28,404       28,404
Deposits...................... 3,048,336    3,053,777    2,926,479    2,914,411
Short-term borrowings.........   389,780      389,780      375,339      375,339
Long-term borrowings..........    13,411       13,449       19,450       18,788
Accrued interest payable......    15,332       15,332       10,353       10,353

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)


COMMITMENTS AND CONTINGENT LIABILITIES                                   NOTE Q
    In the normal course of business, One Valley offers certain financial products to its customers to aid them in meeting their requirements for liquidity and credit enhancement. Generally accepted accounting principles require that these products be accounted for as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. One Valley's exposure to loss in the event of nonperformance by the counterparty for commitments to extend credit and standby letters of credit is the contract or notional amounts of these instruments. Management does not anticipate any material losses as a result of these commitments and contingent liabilities. Following is a discussion of these commitments and contingent liabilities.


STANDBY LETTERS OF CREDIT

    These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of approximately $32,000 as of December 31, 1995. Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.


LOAN COMMITMENTS

    As of December 31, 1995, the Bank had commitments outstanding to extend credit at prevailing market rates approximating $432,000. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.


LOANS SOLD WITH RECOURSE

    One Valley is contingently liable on certain loans previously sold by an acquired company. At December 31, 1995, there was approximately $37,000 in outstanding loans sold with recourse. Pursuant to the terms of an Indemnity Agreement with the Federal Deposit Insurance Corporation (FDIC), successor to the obligations of the Resolution Trust Corporation, the FDIC is obligated to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.


QUARTERLY FINANCIAL DATA (UNAUDITED)                                     NOTE R

 Quarterly financial data for 1995 and 1994 is summarized below:


                                                                   1995                                       1994
                                                            Three Months Ended                         Three Months Ended
                                               March 31    June 30     Sept 30    Dec 31    March 31   June 30    Sept 30    Dec 31

Interest income............................. $   67,301 $   70,742 $   71,817 $   72,512 $   60,126 $   61,294 $   64,339 $   65,624
Interest expense............................     27,995     30,422     31,057     31,606     22,351     22,414     24,156     25,976
  Net interest income.......................     39,306     40,320     40,760     40,906     37,775     38,880     40,183     39,648
Provision for loan losses...................      1,113      1,113      1,762      1,644      1,179      1,213      1,185      1,211
Net interest income after provision for
  loan losses...............................     38,193     39,207     38,998     39,262     36,596     37,667     38,998     38,437
Other income, excluding securities
  gains.....................................      8,796      9,676      9,666      9,501      8,651     10,510      8,853      9,431
Securities transactions ....................          7         13        (86)         1        197       (504)      (410)     (150)
Other expenses..............................     30,364     30,462     30,061     28,704     29,356     29,771     29,918     31,111
Income before income taxes..................     16,632     18,434     18,517     20,060     16,088     17,902     17,523     16,607
Applicable income taxes.....................      5,344      6,137      6,187      6,869      5,257      5,853      5,724      5,075
    Net Income.............................. $   11,288 $   12,297 $   12,330 $   13,191 $   10,831 $   12,049 $   11,799 $   11,532

Per Share Data:
  Average shares outstanding (in
    thousands)..............................     17,079     17,354     17,159     17,061     17,250     17,165     17,105     17,009
  Net income per share...................... $      .66 $      .71 $      .72 $      .77 $      .63 $      .70 $      .69 $      .68
  Dividends per share.......................        .25        .25        .27        .27        .22        .22        .25        .25
  High bid/share............................      31.00      31.13      33.50      34.63      28.50      29.00      29.75      30.25
  Low bid/share.............................      28.00      28.75      30.50      31.13      24.75      24.25      27.75      28.00

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Shareholders
One Valley Bancorp of West Virginia, Inc.

    We have audited the accompanying consolidated balance sheets of One Valley Bancorp of West Virginia, Inc. and subsidiaries (One Valley) as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1993 consolidated financial statements of Mountaineer Bankshares of W.Va., Inc. and subsidiaries (Mountaineer) which reflected total interest income of $52,645 in its income statement for the year ended December 31, 1993. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Mountaineer, is based solely on the report of the other auditors.


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


    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp of West Virginia, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


Charleston, West Virginia
January 18, 1996

SIX-YEAR NET INTEREST INCOME SUMMARY

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)


                                   1995             1994             1993              1992            1991            1990
                                       % of              % of              % of           % of             % of             % of
                                      Total              Total            Total           Total            Total           Total
                                     Interest          Interest         Interest         Interest         Interest        Interest
                               $      Income       $    Income     $     Income    $     Income     $     Income     $     Income

Interest Income:
  Loans:
    Taxable.................. 217,034   75.0   189,040   73.2   179,971   71.3   186,681   69.7   165,539   66.8   155,243   64.8
    Tax-exempt...............   3,774    1.3     3,618    1.4     3,255    1.3     3,133    1.2     3,866    1.6     4,111    1.7
     Total loans............. 220,808   76.3   192,658   74.6   183,226   72.6   189,814   70.9   169,405   68.4   159,354   66.5
  Securities
    Taxable..................  50,693   17.6    48,881   19.0    55,868   22.2    64,466   24.1    58,483   23.6    55,201   23.0
    Tax-exempt...............  15,941    5.5    15,497    6.0    10,146    4.0     9,059    3.4    10,721    4.3    12,467    5.2
     Total securities........  66,634   23.1    64,378   25.0    66,014   26.2    73,525   27.5    69,204   27.9    67,668   28.2
  Funds sold & other.........   1,830    0.6     1,037    0.4     3,104    1.2     4,290    1.6     9,142    3.7    12,640    5.3

     Total interest
     income ................. 289,272  100.0   258,073  100.0   252,344  100.0   267,629  100.0   247,751  100.0   239,662  100.0
Interest Expense:
  Deposits................... 106,493   36.8    85,221   33.0    90,807   36.0   109,713   41.0   120,437   48.6   122,284   51.0
  Short-term borrowings......  13,899    4.8     8,491    3.3     6,270    2.5     8,203    3.1     8,947    3.6    10,003    4.2
  Long-term borrowings.......     688    0.3     1,185    0.5     2,709    1.1     2,123    0.8     1,529    0.6     2,175    0.9
    Total interest expense... 121,080   41.9    94,897   36.8    99,786   39.6   120,039   44.9   130,913   52.8   134,462   56.1
Tax equivalent
  net interest income........ 168,192   58.1   163,176   63.2   152,558   60.4   147,590   55.1   116,838   47.2   105,200   43.9
Tax equivalent adjustment....   6,900    2.4     6,690    2.6     4,645    1.8     4,145    1.5     4,959    2.0     5,637    2.4

Net interest income ......... 161,292   55.7   156,486   60.6   147,913   58.6   143,445   53.6   111,879   45.2     99,563  41.5

Summary of Average Rates
  Earned & Paid*
Taxable loans................    9.05%           8.58%           8.85%           9.67%          10.68%          11.30%
Tax-exempt loans.............   11.11           10.51           10.45           10.32           11.92           13.56
  Net loans..................    9.23            8.76            9.04            9.85           10.88           11.51
Taxable securities...........    6.26            5.59            5.74            6.67            7.89            8.70
Tax-exempt securities........    8.52            8.80           10.09           10.88           11.42           11.26
  Total securities...........    6.68            6.13            6.14            7.01            8.29            9.08
Funds sold & deposits........    5.61            3.79            3.10            3.58            6.24            8.49
  Total earning assets.......           8.45%           7.87%           7.88%           8.64%           9.76%           10.52%
Time & savings deposits......    4.06            3.38            3.63            4.47            5.88            6.69
Short-term borrowings........    4.81            3.50            2.92            3.70            5.32            7.19
Long-term borrowings.........    6.03            5.17            7.51            8.26            9.77           10.19
  Total interest cost........    4.14            3.41            3.63            4.44            5.87            6.76
  Total cost of all funds....           3.54            2.89            3.11            3.87            5.16             5.90
    Net interest margin......           4.91%           4.98%           4.77%           4.77%           4.60%            4.62%


* YIELDS ARE COMPUTED ON A FULLY TAXABLE EQUIVALENT BASIS USING THE RATES OF 35% FOR 1995 THROUGH 1993 AND 34% FOR 1992 THROUGH 1990.

SIX-YEAR OPERATING INCOME SUMMARY

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)

                                     1995            1994            1993            1992           1991            1990
                                       % of              % of             % of               % of           % of            % of
                                      Adjusted         Adjusted         Adjusted           Adjusted       Adjusted         Adjusted
                                      Operating       Operating         Operating         Operating      Operating        Operating
                                 $     Income    $     Income      $      Income    $      Income     $    Income    $      Income
Interest income............... 282,372   88.3  251,383   87.3  247,699    86.3    263,4  84   87.7  242,792   91.0  234,025    92.4

Interest expense.............. 121,080   37.8   94,897   33.0   99,786    34.8    120,0  39   39.9  130,913   49.1  134,462    53.1

Net interest income........... 161,292   50.5  156,486   54.3  147,913    51.5    143,4  45   47.8  111,879   41.9   99,563    39.3
Provision for loan losses.....   5,632    1.8    4,788    1.7    5,788     2.0     11,3  89    3.8    6,671    2.5    7,884     3.1

Net interest income after
  provision for loan losses... 155,660   48.7  151,698   52.6  142,125    49.5    132,0  56   44.0  105,208   39.4   91,679    36.2

Other Income:
  Trust Department income.....   8,203    2.5    7,892    2.7    7,272     2.5      6,0  41    2.0    5,327    2.0    4,838     1.9
  Service charges on
    deposit accounts..........  13,877    4.3   11,441    4.0   11,963     4.2     11,2  81    3.7    8,981    3.4    6,568     2.6
  Other service
    charges and fees..........   9,839    3.1    9,921    3.4   12,163     4.2     12,6  89    4.2    5,954    2.2    4,054     1.6
  Other operating income......   5,720    1.8    8,161    2.8    7,794     2.8      6,7  90    2.3    4,441    1.7    3,867     1.5
  Securities transactions.....     (65)  (0.0)    (867)  (0.3)     113     0.0        (  35)  (0.0)    (730)  (0.3)     (37)    0.0
    Total other income........  37,574   11.7   36,578   12.6   39,305    13.7     36,7  66   12.2   23,973    9.0   19,290     7.6

Operating Expenses:
  Salaries & benefits.........  62,126   19.4   63,042   21.8   61,511    21.4     55,4  57   18.4   46,236   17.3   41,105    16.2
  Occupancy expense...........   6,305    2.0    6,014    2.1    6,206     2.2      6,1  99    2.1    4,315    1.6    3,360     1.3
  Equipment expense...........   8,761    2.7    8,468    2.9   10,604     3.7     10,5  03    3.5    8,759    3.3    4,971     2.0
  External computer costs.....   4,583    1.4    4,705    1.6    4,575     1.6      2,3  51    0.8    1,864    0.7    1,549     0.6
  Other expense...............  37,816   11.8   37,927   13.2   42,254    14.7     41,0  28   13.7   30,872   11.6   27,873    11.0
    Total operating expenses.. 119,591   37.3  120,156   41.7  125,150    43.6    115,5  38   38.5   92,046   34.5   78,858    31.1

Income before tax.............  73,643   23.1   68,120   23.5   56,280    19.6     53,2  84   17.7   37,135   13.9   32,111    12.7
Applicable income taxes.......  24,537    7.7   21,909    7.6   18,326     6.4     16,6  46    5.5   10,743    4.0    8,402     3.3

Net income....................  49,106   15.4   46,211   15.9   37,954    13.2     36,6  38   12.2   26,392    9.9   23,709     9.4

    * ADJUSTED OPERATING INCOME EQUALS INTEREST INCOME PLUS OTHER INCOME.

Per Share Summary
 (in dollars, except average shares)       1995          1994          1993           1992          1991          1990
Net income..........................       2.86          2.70          2.20           2.13          1.72          1.55
Cash dividends......................       1.04          0.94          0.84           0.70          0.62          0.59
Stock dividends.....................          0             0        50%/20%             0             0             0
Average shares...................... 17,174,000    17,132,000    17,237,000     17,211,000    15,361,000    15,296,000

SIX-YEAR AVERAGE BALANCE SHEET SUMMARY

ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND SUBSIDIARIES
(Dollars in thousands)

                                      1995       1994             1993          1992            1991             1990
                                          % of            % of             % of           % of            % of            % of
Assets                          $         Total $         Total $          Total $        Total $         Total $         Total
Loans:
  Taxable...................... 2,397,405   65  2,202,716   62  2,032,527   58  1,929,592   57  1,549,386   56  1.373,880   56
  Tax-exempt...................    33,977    1     34,430    1     31,153    1     30,351    1     32,443    1     30,316    1
    Total loans................ 2,431,382   66  2,237,146   63  2,063,680   59  1,959,943   58  1,581,829   57  1,404,196   57
  Less: Allowance for losses...    38,810    1     37,460    1     36,932    1     33,170    1     24,599    1     20,161    1
    Total loans-net............ 2,392,572   65  2,199,686   62  2,026,748   58  1,926,773   57  1,557,230   56  1,384,035   56
Investment Securities:
  Taxable......................   810,089   22    874,901   25    973,890   28    966,198   29    740,927   27    634,354   26
  Tax-exempt...................   187,180    5    176,079    5    100,577    3     83,261    2     93,893    3    110,709    4
    Total securities...........   997,269   27  1,050,980   30  1,074,467   31  1,049,459   31    834,820   30    745,063   30
Federal funds sold & other.....    32,595    1     27,363    1    100,270    3    119,696    4    146,612    5    148,837    6
    Total earning assets....... 3,422,436   93  3,278,029   93  3,201,485   92  3,095,928   92  2,538,662   91  2,277,935   92
Other assets...................   266,775    7    262,422    7    265,776    8    277,317    8    233,239    9    205,223    8
      Total assets............. 3,689,211  100  3,540,451  100  3,467,261  100  3,373,245  100  2,771,901  100  2,483,158  100

       Liabilities &
    Shareholders' Equity
Interest Bearing Liabilities:
  Time & savings deposits...... 2,625,910   71  2,518,539   71  2,498,420   72  2,455,775   73  2,047,057   74  1,828,345   74
  Short-term borrowings........   289,103    8    242,304    6    214,460    6    221,601    6    168,061    6    139,215    5
  Long-term borrowings.........    11,416    0     22,931    1     36,088    1     25,703    1     15,653    0     21,342    1
    Total interest bearing
      liabilities.............. 2,926,429   79  2,783,774   78  2,748,968   79  2,703,079   80  2,230,771   80  1,988,902   80
Demand deposits................   380,996   10    412,016   12    396,711   11    373,488   11    296,347   11    273,032   11
Other liabilities..............    33,513    1     28,937    1     26,849    1     27,671    1     29,510    1     24,724    1
    Total liabilities.......... 3,340,938   90  3,224,727   91  3,172,528   91  3,104,238   92  2,556,628   92  2,286,658   92
Shareholders' equity...........   348,273   10    315,724    9    294,733    9    269,007    8    215,273    8    196,500    8
    Total liabilities &
      shareholders' equity..... 3,689,211  100  3,540,451  100  3,467,261  100  3,373,245  100  2,771,901  100  2,483,158  100

DIRECTORS OF ONE VALLEY BANCORP

(Photo of the Board of Directors appears here)


SEATED LEFT TO RIGHT
Robert O. Orders, Sr.
CHIEF EXECUTIVE OFFICER,
ORDERS CONSTRUCTION COMPANY

Edward H. Maier
PRESIDENT, GENERAL CORPORATION

Thomas D. Wilkerson
SENIOR AGENT,
NORTHWESTERN MUTUAL LIFE INSURANCE CO.

Nelle Ratrie Chilton
VICE PRESIDENT AND DIRECTOR, DICKINSON
FUEL COMPANY, INC. AND TERRA CO., INC.

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

Robert F. Baronner
CHAIRMAN OF THE BOARD,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.

Lacy I. Rice, Jr.
VICE CHAIRMAN OF THE BOARD,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.,
ATTORNEY, BOWLES, RICE, MCDAVID
GRAFF & LOVE

Phyllis H. Arnold
EXECUTIVE VICE PRESIDENT,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK, N.A.

Cecil B. Highland, Jr.
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK OF CLARKSBURG, N.A.,
PRESIDENT, CLARKSBURG PUBLISHING CO.

Angus E. Peyton
ATTORNEY, BROWN & PEYTON
STANDING LEFT TO RIGHT
James F. Brown, III
HONORARY MEMBER

James K. Brown
ATTORNEY, JACKSON & KELLY

Brent D. Robinson
EXECUTIVE VICE PRESIDENT,
ONE VALLEY BANCORP OF WEST VIRGINIA, INC.

Charles M. Avampato
PRESIDENT, CLAY FOUNDATION, INC.

James W. Thompson
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK OF MERCER COUNTY

John L. D. Payne
PRESIDENT, PAYNE-GALLATIN MINING CO.

Ray Marshall Evans, Jr.
PRESIDENT, DICKINSON COMPANY, QUINCY
COAL COMPANY,CHESAPEAKE MINING
COMPANY AND HUBBARD PROPERTIES, INC.,
VICE PRESIDENT, GEARY SECURITIES

John T. Chambers
COMMERCIAL REALTOR,
PRESIDENT, RAVENSWOOD LAND CO. AND
MOUNT ALPHA DEVELOPMENT COMPANY

John L. Van Metre, Jr.
ATTORNEY, STEPTOE & JOHNSON

John D. Lynch
VICE PRESIDENT, DAVIS LYNCH GLASS CO.

James R. McCartney
HONORARY MEMBER

C. Michael Blair
CHAIRMAN OF THE BOARD,PRESIDENT , AND
CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK - NORTH

James Gabriel
PRESIDENT & CEO, GABRIEL BROTHERS, INC.

Richard B. Walker
CHAIRMAN OF THE BOARD AND CEO,
CECIL I. WALKER MACHINERY CO.

Robert E. Kamm, Jr.
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK OF SUMMERSVILLE, INC.

John Henry Wick, III
VICE PRESIDENT,
DICKINSON FUEL COMPANY, INC.

Thomas E. Goodwin
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK OF RONCEVERTE, N.A.

NOT PICTURED
Phillip H. Goodwin
PRESIDENT, CAMCARE AND
CHARLESTON AREA MEDICAL CENTER

David E. Lowe
PRESIDENT & CHIEF EXECUTIVE OFFICER,
GLADE SPRINGS RESORT & CONFERENCE CENTER

Charles R. Neighborgall, III
PRESIDENT, THE NEIGHBORGALL CONSTRUCTION CO.

Mary Price Ratrie
HONORARY MEMBER

H. Bernard Wehrle, III
PRESIDENT, MCJUNKIN CORPORATION

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

C. Michael Blair
PRESIDENT & CEO, ONE VALLEY BANK - NORTH

J. G. Call
PRESIDENT & CEO, ONE VALLEY BANK OF HUNTINGTON

John M. Frazier
PRESIDENT & CEO, ONE VALLEY BANK OF OAK HILL

Laurance G. Jones
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Robert E. Kamm, Jr.
SENIOR VICE PRESIDENT, ONE VALLEY BANCORP,
PRESIDENT & CEO, ONE VALLEY BANK OF SUMMERSVILLE

Larry F. Mazza
PRESIDENT & CEO, ONE VALLEY BANK OF CLARKSBURG, N.A.

James L. Miller
PRESIDENT & CEO, ONE VALLEY BANK OF MERCER COUNTY

J. Holmes Morrison
PRESIDENT AND CHIEF EXECUTIVE OFFICER

John L. Robertson
PRESIDENT & CEO, ONE VALLEY BANK OF RONCEVERTE, N.A.

Brent D. Robinson
EXECUTIVE VICE PRESIDENT

William D. Stegall
PRESIDENT & CEO, ONE VALLEY BANK - EAST, N.A.

Kenneth R. Summers
PRESIDENT & CEO, ONE VALLEY BANK, INC.



AFFILIATE MARKETS


(Photo appears here)

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

James F. Brown, III
Mary Price Ratrie


ONE VALLEY BANK OF
SUMMERSVILLE
811 MAIN STREET
SUMMERSVILLE, WV 26651


Roy V. Groves
W. H. Henderson, Jr
Charles H. Hinkle
Robert E. Kamm, Jr.*
David Lackey
Glenn H. McMillion
Robert C. Rader


ONE VALLEY BANK OF
HUNTINGTON
SIXTH AVE. & FIRST ST.
HUNTINGTON, WV 25701


J. G. Call*
W. Dan Egnor
Charlene Farrell
Stephen G. Fox
Henry M. Kayes
Sara H. Lowe
Charles R. Neighborgall, III
Stephen G. Roberts
Brent D. Robinson
David P. Reed
J. Roger Smith
Kevin D. Thompson


ONE VALLEY BANK, INC.
496 HIGH STREET
MORGANTOWN, WV 26505


Iona L. Bucklew
Jeffrey B. Carpenter
Samuel Chico, Jr.
Otis G. Cox, Jr.
Laurence S. DeLynn
George R. Farmer, Jr.
Arthur Gabriel
Trevelyn F. Hall, II
Wendell G. Hardway
Benjamin H. Hayes
Kenneth Juskowich
James L. Laurita, Sr.
John D. Lynch
Paul F. Malone
David Moffa
D.J. Moore
Thomas M. Prendergast
Howard A. Shriver
James M. Stevenson
Paul T. Swanson
Kenneth R. Summers*
Robert H. Thompson
Bernard G. Westfall
Brian K. Wilson





HONORARY MEMBERS

Michael E. Basile
John R. Carpenter
Sarah L. Crayton
James R. McCartney
Jordan C. Pappas
Carl J. Snyder
Hays Webb



ONE VALLEY BANK OF
CLARKSBURG, N.A.
4TH AND MAIN STREETS
CLARKSBURG, WV 26302

Marcia Allen Broughton
Earl N. Flowers
John C. Hart
J. Cecil Jarvis
Cecil B. Highland, Jr.
C. William Johnson
Laurance G. Jones
William M. Kidd
Larry F. Mazza*
Ronald E. Ohl
Leonard J. Timms, Jr.


ONE VALLEY BANK, FSB
610 VIAND STREET
POINT PLEASANT, WV 25550

Phyllis H. Arnold
Gary L. Brown*
Brian J. Fox
Laurance G. Jones
William M. Kidd



ONE VALLEY BANK OF
OAK HILL
100 MAIN STREET
OAK HILL, WV 25901


John M. Frazier*
George W. Jones III
Elizabeth M. Lewis
James E. Lively
William E. Meador
Marilyn T. Montgomery
Donald C. Newell, Jr.
Walter A. Noyes
N. M. Steen


ONE VALLEY BANK OF
RONCEVERTE. N.A.
100 MAPLEWOOD AVENUE
RONCEVERTE, WV 24970


Gary M. Ambler
Thomas E. Goodwin
Norman O. Nutter
Michael O'Brien
Donald E. Parker, Jr.
Henry E. Riffe
John L. Robertson*
Paul G. Robinson
David Sebert
Marion Shiflet


ONE VALLEY BANK OF
MERCER COUNTY
COURTHOUSE SQUARE
PRINCETON, WV 24740


Homer K. Ball
Jerry L. Beasley
Fred A. Bolton
J. Richard Copeland
H. Allen Griffith
A. Glendon Hill
M. D. Kirk, Jr.
Joseph F. Marsh
James L. Miller*
Charles W. Pace
Dewey W. Russell
James W. Thompson
Ted L. White
H. Elwood Winfrey

HONORARY MEMBERS

James W. Anderson
John C. Anderson
W. R. Cooke
Harry Finkelman
Richard V. Lilly
Fred McKenzie
Lawrence J. Pace
Guy B. Scyphers
Joseph C. Shaffer, Jr.


ONE VALLEY BANK NORTH
414 JEFFERSON AVENUE,
MOUNDSVILLE, WV 26041

C. Michael Blair*
Earl G. Downs
Robert L. Fisher
Loren Gene Gray
Sidney E. Grisell
Carlos C. Jimenez
Helen E. Levenson
William Medovic
Shelley R. Moore
James P. Ovies
Charles E. Rexroad
Clinton Rogerson
Nick A. Sparachane
Bernard P. Twigg
Glenn Reed Whipkey
Bruce W. Wilson


ONE VALLEY BANK EAST, N.A.
148 SOUTH QUEEN STREET
MARTINSBURG, WV 25401


A. Elwood Butler
Walter L. Butler
James W. Dailey, II
Deborah J. Dhayer
Conrad C. Hammann
Charles A. Hensell
John B. Hoke, Jr.
James B. Hutzler
Robert A. McMillan
John M. Miller III
Ellen M. Parsons
Bonn A. Poland, III
Lacy I. Rice, Jr.
Douglas M. Roach
William D. Stegall*
John L. Van Metre, Jr.


HONORARY MEMBERS


George E. Alter, Jr.
Guy R. Avey
Howard N. Carper, Jr.
F. Dennis Clarke
Robert G. Criswell
Frank H. Fischer
N. Blaine Groves
T. Fred Hammond
Otho S. Lewis
Walter B. Ridenour
Robert A. Sanders
Philip T. Siebert
Clyde E. Smith, Jr.
Paul E. Tederick
C. Vincent Townsend


* PRESIDENT AND CEO