Form 10-K405, Exhibit 13
period 1996-12-31
ONE VALLEY BANCORP INC
filed 1997-03-28
CIK 351616

                               One Valley
                                 Bancorp



                                  1996
                              ANNUAL REPORT

SHAREHOLDER INFORMATION


STOCK LISTING
Current market quotations for the common stock of One Valley
Bancorp are available on the Nasdaq Stock Market electronic quotation system under the symbol OVWV. Registered
Nasdaq market makers in One Valley stock include:
      Friedman Billings Ramsey & Co.
      Herzog, Heine, Geduld, Inc.
      Keefe, Bruyette & Woods, Inc.
      Legg, Mason, Wood, Walker, Inc.
      McDonald & Company Sec., Inc.
      Merrill Lynch, Pierce, Fenner & Smith, Inc.
      Prudential Securities, Inc.
      Robinson-Humphrey Co. Inc.
      Sandler O'Neill & Partners
      Wheat First Securities, Inc.

FINANCIAL STATEMENTS
During the year, One Valley distributes four interim quarterly financial reports and an annual report. Additionally, One Valley files an annual report with the Securities and Exchange Commission on Form 10-K and quarterly reports on Form
10-Q. A copy of the reports may be obtained without charge upon written request to:

      Allen E. Davis, Financial Accountant
      One Valley Bancorp
      P.O. Box 1793
      Charleston, West Virginia  25326

INDEPENDENT AUDITORS
      Ernst & Young LLP
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

NUMBER  OF SHAREHOLDERS
       At December 31, 1996, there were approximately 7,850 shareholders of record of One Valley Common Stock.


ONE VALLEY MARKETS
      Affiliate banks
      Affiliate branches

(A map of West Virginia and Virginia appears here depicting the locations of One Valley Bank.)

CONTENTS


Financial Highlights .............................................. 1
Report to Customers, Employees, Owners .............................2
Management's Discussion and Analysis................................5
Consolidated Financial Statements .................................24
Six-Year Financial Summaries ......................................45
One Valley Bancorp Directors.......................................48
One Valley Bancorp Senior Management ..............................48
Directors of Affiliate Banks....................... Inside Back Cover





FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)     1996          1995          % CHANGE
FOR THE YEAR
   Net interest income....................... $   172,868    $   161,292        7.18%
   Net income................................      53,155         49,106        8.25
   Average Balances
     Total loans - net.......................   2,652,817      2,392,572       10.88
     Total assets............................   4,104,520      3,689,211       11.26
     Deposits................................   3,270,975      3,006,906        8.78
     Equity..................................     389,705        348,273       11.90

AT YEAR-END
   Year-end Balances
     Total loans - net....................... $ 2,768,467    $ 2,472,428       11.97%
     Total assets............................   4,267,303      3,858,296       10.60
     Deposits................................   3,406,016      3,048,336       11.73
     Equity..................................     408,577        366,302       11.54

PER SHARE
   Net income................................ $      2.43    $      2.29        6.11%
   Cash dividends............................        0.92           0.83       10.84
   Book value................................       18.46          17.17        7.51

REPORT TO CUSTOMERS, EMPLOYEES, OWNERS

    One Valley Bancorp continued its consistent growth in net income and earnings per share in 1996 as reported net income increased for the fifteenth consecutive year, and, more importantly, reported earnings per share increased for the tenth consecutive year. As previously announced, One Valley also reached record levels in assets, loans, deposits and shareholders' equity, while maintaining its excellent asset quality.

    Net income per share increased to $2.43 in 1996, a 6.1% increase over the $2.29 in 1995, which reflects the September 18, 1996 five-for-four stock split effected in the form of a 25% stock dividend. After taking into account a one-time assessment in the third quarter of $2.3 million after tax (or $0.10 per share) to recapitalize the Savings Association Insurance Fund (SAIF), net income grew to $53.2 million from the $49.1 million earned in 1995. Return on average assets amounted to 1.30% in 1996, while return on shareholders' equity was 13.64% as average shareholders' equity grew 11.9% to $389.7 million. Year-end shareholders' equity rose to $408.6 million and the equity-to-assets ratio was maintained at 9.5%, which was at the upper end of the long-range plan goal of 7.5% to 9.5%. One Valley's risk based capital ratio, a regulatory measure of capitalization, was 15.8% versus the regulatory requirement of 8%. Cash dividends per share declared in 1996 were $0.92, a 10.8% increase over the $0.83 declared in 1995, and represented the fifteenth consecutive annual increase in cash dividends per share.

    Due to an 11.7% growth in average earning assets, net interest income for 1996 rose 7.2% to $172.9 million compared to $161.3 million earned during 1995, which was the primary contributor to the record earnings achieved by One Valley in 1996. The increase in net interest income occurred in the face of a declining net interest margin from 4.91% in 1995 to 4.72% in 1996 due to higher rates paid on deposits and somewhat lower rates received on loans. Total non-interest income for 1996 increased 8.6% over the prior year, primarily due to increased trust revenues and real estate servicing fees. Non-interest expenses increased by 7.4% due, in part, to the second quarter affiliation of CSB Financial, a $336 million savings bank headquartered in Lynchburg, Virginia, and the third quarter assessment to recapitalize the SAIF. Through focusing on the realignment of internal processes to provide better service to customers, One Valley continued to lower its efficiency ratio, which is a measure used to evaluate operational efficiency, to 56.27% (excluding the SAIF charge) for the year 1996 from 58.10% in 1995.


(Photo appears here with the following caption.)
J. HOLMES MORRISON, PRESIDENT AND CEO


    One Valley's overall asset quality remained sound and among the best in the industry in spite of some deterioration in the consumer loan portfolio. Net charge-offs for the year increased slightly to $5.2 million, or 0.19% of average total loans, compared to 0.16% in 1995. Non-performing assets plus loans 90 days past due at December 31, 1996 remained low and stable at $14.6 million or 0.52% of total loans compared to the 1995 ratio of 0.57%. The $14.6 million of non-performing assets and loans past due was covered 286% by the $41.7 million allowance for loan losses at year-end 1996, which continued to be a very strong coverage ratio.

    The "Management's Discussion and Analysis" section on pages 5 through 23 provides a thorough analysis of the financial condition and results of operation of One Valley for 1996 and prior years, and should be read in its entirety. Some of the highlights include:

o Net income grew at a 15.0% compound annual growth rate over the last five years, while earnings per share grew at a 12.1% annual rate during this same period. In addition, return on average assets averaged 1.22% over the past five years and 1.31% over the past three years. Return on equity averaged 13.78% during the past five years and 14.13% for the last three years.

o Non-interest income (excluding securities transactions) had a five-year compound annual growth rate of 10.8% while non-interest expense grew at a compound rate of 6.9% during the same period.

o Other important components of the balance sheet also demonstrated the sound fundamental growth of One Valley over the past five years with compound annual growth rates as follows: average total assets 8.2%; average net loans 11.2%; average deposits 6.9%; and average equity 12.6%.

o Over the past five years, One Valley has continued to have a strong capital position as equity-to-average assets averaged 8.9%.

o Owners have benefited from One Valley's consistent growth as cash dividends per share grew at a 13% compound annual rate for the five-year period ended December 31, 1996.

Additional highlights during 1996 were as follows:

o One Valley's first interstate acquisition of the $336 million asset savings bank, CSB Financial, in Lynchburg, Virginia.

o In April, U.S. Banker magazine ranked One Valley as the sixth best performing bank of the 100 largest banks in the country based upon a composite quality criteria of profitability, asset quality, operating efficiency and capital adequacy.

o The third quarter five-for-four stock split effected in the form of a 25% stock dividend.

o Owners realized a 53% total return on their investment in One Valley and a 22.25% compound annual rate of return over the past five years versus the S&P 500 return of 15.22%.

o One Valley's market capitalization reached $827 million during the year and One Valley ranked as the 82nd largest bank in the country in terms of market capitalization at year-end.

o Non-traditional investment products and trust assets, including proprietary mutual funds, increased $255.5 million or 21% in 1996 reflecting One Valley's strategy of selling comprehensive integrated financial products and services.

o The introduction of a One Valley VISA Check Card in September in which 59% of the cards have been activated.

o Consistent with One Valley's goal of providing a complete range of financial services that meet customer needs, One Valley introduced a new marketing slogan and campaign - "Solutions You Can Trust."

o One Valley developed a three-year technology plan which identifies major strategies and key intermediate term initiatives for telecommunications, optical imaging for computer output, an ATM market plan, as well as initial contracts for personal computer banking, telephone


(Bar graph appears here with the following plot points.)

                       NET INCOME AND DIVIDENDS PER SHARE

               1991      1992      1993      1994      1995      1996
Net Income     $1.37     $1.70     $1.76     $2.16     $2.29     $2.43
Dividends      $0.50     $0.56     $0.67     $0.75     $0.83     $0.92

REPORT TO CUSTOMERS, EMPLOYEES, OWNERS

banking, telephone bill payment and personal computer video conferencing to be implemented in 1997.
     As we move toward the next century, One Valley will continue to concentrate on the basic financial fundamentals of profitability, asset quality, operational efficiency, capital adequacy, liquidity and sound management of interest rate risk that are intended to produce increased earnings and dividends per share for our owners. It is a core tenet of One Valley's culture that consistently increasing earnings per share and dividends per share will enhance long-term shareholder value. While size is not a focus for One Valley, strategic acquisitions that quickly become accretive to earnings will continue to be a part of long-range planning. The continuing emphasis on sound fundamentals has led to a number of major initiatives for 1997.
     The 1997 initiatives are designed to fulfill our vision of "working together to exceed our customers' expectations" in a network of supercommunity banks. We will strive to provide comprehensive products and services that meet our customers' needs while improving our operational efficiency through the consolidation of those functions that are transparent to the customer. Based upon an exhaustive study of our retail delivery system by an outside firm in 1996, we will begin implementation of a new retail strategy in 1997 using technology and delivery systems tailored to each location. This branch transformation will be supported by a more efficient operational network that will enable transactions to flow quickly and conveniently for the customer.
     In accordance with One Valley's retirement policy, John T. Chambers retired from the Board in April 1996 at which time he was elected as an Honorary Director for three years. Jack, who successfully has had two careers - one as a medical doctor and one as a real estate entrepreneur - will be missed for his keen insight and wise counsel to the Board, various Board committees and management over the past twenty-three years.
     Likewise, Cecil Highland, who is the Chairman of the Board of One Valley - Clarksburg, will retire as a Director of One Valley in April 1997. Cecil has had a multi-faceted career in the fields of banking, law and publishing to mention just a few. This diversified background enabled him to bring a wealth of experience and knowledge that clearly benefited One Valley.
     In addition, David Lowe, who joined One Valley's Board when he was President of Bell Atlantic of West Virginia, completes his term as member of the Board. David, who brought his corporate management expertise to the Board and its Compensation Committee, will continue as a Board Member of One Valley Bank, N.A. in Charleston.
     As in the past, One Valley will continue in 1997 to focus on serving its three main constituencies of customers, employees and owners as well as the communities it serves.

Respectfully yours,



J. Holmes Morrison
President and CEO


(Graph appears here with the following plot points.)

                     TEN-YEAR TOTAL RETURN TO SHAREHOLDERS*

December 31, 1986        $1,000
December 31, 1996        $5,032

*Assumes initial investment of $1,000 and reinvestment of all dividends.
 Graph presents past performance and is not indicative of future results.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS



                                  INTRODUCTION

     One Valley Bancorp, Inc. (One Valley) is a multi-bank holding company headquartered in Charleston, West Virginia. It operates twelve bank subsidiaries ranging in size from $63 million to $1.7 billion and includes four national banks and two federal savings banks. Through these banks, One Valley serves 56 cities and towns with a full range of banking services in 89 locations strategically located throughout West Virginia and central Virginia. One Valley is also the parent of a real estate management corporation that owns and operates a fifteen-floor office building in Charleston, West Virginia. This office building is the headquarters for One Valley Bancorp and the main office location of its lead bank. At December 31, 1996, One Valley had approximately $4.3 billion in total assets, $2.8 billion in total loans, and $3.4 billion in total deposits.
     The accompanying consolidated financial statements have been prepared by the management of One Valley in conformity with generally accepted accounting principles. The audit committee of the Board of Directors engaged Ernst & Young LLP, independent certified public accountants, to audit the consolidated financial statements, and their report is included herein. Financial information appearing throughout this annual report is consistent with that reported in the consolidated financial statements. The following discussion is designed to assist readers of the consolidated financial statements in understanding significant changes in One Valley's financial condition and results of operations.
     Management's objective of a fair presentation of financial information is achieved through a system of strong internal accounting controls. The financial control system of One Valley is designed to provide reasonable assurance that assets are safeguarded from loss and that transactions are properly authorized and recorded in the financial records. As an integral part of that financial control system, One Valley maintains an internal audit staff at the parent company with audit responsibility for all of its subsidiaries. The activities of both the internal and external audit functions are reviewed by the audit committee of the Board of Directors.
     One Valley's Board of Directors declared a 25% stock dividend in September 1996. Since stock dividends increase the number of shares outstanding while leaving the total dollar amount of equity invested in the company unchanged, generally accepted accounting principles require that all previously published per share information be restated to reflect the increase in the number of shares of common stock outstanding. This restatement enables the reader to compare all historical per share information with current operations and market price quotations. Accordingly, all per share information in this discussion and throughout this annual report reflects the increase in the number of shares outstanding as a result of the 25% stock dividend.


(Line graph appears here with the following plot points.)

                                   NET INCOME
                              Dollars in millions

                                            Net
                               Year        Income
                               1991        $26,392
                               1992        $36,638
                               1993        $37,954
                               1994        $46,211
                               1995        $49,106
                               1996        $53,155



SUMMARY STATEMENT OF NET INCOME                                         TABLE 1
(Dollars in thousands)



                                                                                             Increase (Decrease) From Prior Year
                                                1996         1995          1994                  1996                   1995
                                                                                          AMOUNT     PERCENT      AMOUNT     PERCENT
Interest income *........................     $312,153      $282,372      $251,383        $29,781     10.55      $30,989      12.33
Interest expense.........................      139,285       121,080        94,897         18,205     15.04       26,183      27.59
Net interest income......................      172,868       161,292       156,486         11,576      7.18        4,806       3.07
Other operating income...................       41,205        37,639        37,445          3,566      9.47          194       0.52
Gross securities transactions............         (413)          (65)         (867)          (348)   535.38          802     (92.50)
Total operating income ..................      213,660       198,866       193,064         14,794      7.44        5,802       3.00
Provision for loan losses................        5,204         5,632         4,788           (428)    (7.60)         844      17.63
Other operating expenses.................      128,415       119,591       120,156          8,824      7.38         (565)     (0.47)
Income before taxes......................       80,041        73,643        68,120          6,398      8.69        5,523       8.11
Income taxes ............................       26,886        24,537        21,909          2,349      9.57        2,628      12.00

Net income...............................     $ 53,155      $ 49,106      $ 46,211        $ 4,049      8.25      $ 2,895       6.26

* Fully tax-equivalent interest income using
the rate of 35%..........................     $319,632      $289,272      $258,073        $30,360     10.50      $31,199      12.09

MANAGEMENT'S DISCUSSION AND ANALYSIS

                          SUMMARY FINANCIAL RESULTS

    One Valley earned $53.2 million in 1996, an 8.3% increase over the $49.1 million earned in 1995. The increase is primarily due to increased net interest income which more than offset increased operating costs. This increase in earnings follows an increase in 1995 of 6.3% over the $46.2 million earned in 1994. Earnings in 1996 were impacted by the April 1996 acquisition of CSB Financial Corporation (CSB) discussed below. Earnings per share were $2.43 in 1996, an increase of 6.1% over the $2.29 earned in 1995, which compares to the 6.0% increase in 1995 over the $2.16 earned in 1994. As shown in Table 2, the five-year compound growth rate in earnings per share since 1991 has been 12.1%.

    Table 2, Six-Year Selected Financial Summary, presents summary financial data for the past six years, 1991 through 1996, along with a five-year compound growth rate. This table shows the expansion of One Valley due to its growth in banking operations and its acquisition activity. Particular attention should be paid to the growth rates in Equity, Assets, Net Income and Net Loans. The management of One Valley believes balanced sustainable growth in its financial position enhances shareholder value. A solid capital base is a key strength of One Valley. As shown in Table 2, the average equity-to-assets ratio has remained consistently strong over the past six years. This is a result of record earnings performances and a judicious acquisition strategy. Table 1, Summary Statement of Net Income, presents three years of comparative income statement information.

    Table 3 comparatively illustrates the components of ROA and ROE over the previous five years. Return on average assets (ROA) measures how effectively One Valley utilizes its assets to produce net income. One Valley's 1996 ROA of 1.30% was a slight decrease from the 1.33% ROA reported in 1995 and the 1.31% ROA in 1994. As shown in Table 3, the decline in ROA is attributed primarily to a decrease in net credit income. The decline in net credit income (net interest income less the provision

SIX-YEAR SELECTED FINANCIAL SUMMARY                                     TABLE 2
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                            5-Year
                                                                                                                           Compound
                                                                                                                            Growth
                                                  1996         1995         1994         1993         1992         1991       Rate
SUMMARY OF OPERATIONS
Interest income............................   $  312,153   $  282,372   $  251,383   $  247,699   $  263,484   $  242,792    5.15%
Interest expense ..........................      139,285      121,080       94,897       99,786      120,039      130,913    1.25
Net interest income........................      172,868      161,292      156,486      147,913      143,445      111,879    9.09
Provision for loan losses .................        5,204        5,632        4,788        5,788       11,389        6,671   (4.85)
Non-interest income........................       41,205       37,639       37,445       39,192       36,801       24,703   10.77
Gross securities transactions .............         (413)         (65)        (867)         113          (35)        (730)
Non-interest expense ......................      128,415      119,591      120,156      125,150      115,538       92,046    6.89
Net income.................................       53,155       49,106       46,211       37,954       36,638       26,392   15.03

PER SHARE DATA
Net income..................................  $     2.43   $     2.29   $     2.16   $     1.76   $     1.70   $     1.37   12.14%
Cash dividends .............................        0.92         0.83         0.75         0.67         0.56         0.50   12.97
Book value..................................       18.46        17.17        15.14        14.16        13.03        11.86    9.25

SELECTED AVERAGE BALANCES
Net loans ..................................  $2,652,817   $2,392,572   $2,199,686   $2,026,748   $1,926,773   $1,557,230   11.24%
Investment securities ......................   1,152,981      997,269    1,050,980    1,074,467    1,049,459      834,820    6.67
Total assets ...............................   4,104,520    3,689,211    3,540,451    3,467,261    3,373,245    2,771,901    8.17
Deposits ...................................   3,270,975    3,006,906    2,930,555    2,895,131    2,829,263    2,343,404    6.90
Long-term borrowings........................      18,602       11,416       22,931       36,088       25,703       15,653    3.51
Equity......................................     389,705      348,273      315,724      294,733      269,007      215,273   12.60

SELECTED RATIOS
Average equity to assets....................        9.49%        9.44%        8.92%        8.50%        7.97%        7.77%
Return on average assets ...................        1.30         1.33         1.31         1.09         1.09         0.95
Return on average equity ...................       13.64        14.10        14.64        12.88        13.62        12.26
Dividend payout ratio.......................       37.86        36.24        34.72        38.07        32.94        36.50

for loan losses) as a percent of average earning assets is due to two factors. The current low interest rate environment tends to decrease the yield on earning assets, while the increase in the competition for funds tends to increase the cost of funding earning assets. The decline in the net credit income ratio was partially offset by the consistent decline in net operating costs. As a percent of average earning assets, both non-interest income and non-interest expense have declined in years 1994 through 1996 from their previous years' result. However, One Valley's net overhead ratio (non-interest expense less non-interest income as a percent of average earning assets) has steadily declined to 2.28% in 1996, down from 2.39% in 1995 and 2.52% in 1994.

    Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One Valley's 1996 ROE was 13.64%, compared to the 14.10% earned in 1995 and 14.64% reported in 1994. ROE declined in 1996, primarily due to an 11.9% increase in average shareholders' equity resulting from One Valley's strong earnings performance and the equity generated from the CSB acquisition.


                            ACQUISITION ACTIVITY

    At the close of business on April 30, 1996, One Valley acquired CSB Financial Corporation, a $336 million Federal Savings Bank holding company headquartered in Lynchburg, Virginia. Pursuant to the merger agreement, One Valley exchanged 0.6774 shares of One Valley common stock for each share of CSB common stock. At the date of acquisition, CSB had total loans of $164 million, investment securities of $136 million, and total deposits of $257 million. The combination was accounted for under the purchase method of accounting. Accordingly, consolidated results for 1996 include the operations of CSB only from the date of acquisition. Comparisons of average balances and income statement categories are all affected by the CSB acquisition.

    The acquisition of CSB expands One Valley's presence into central Virginia, a growing market for financial services which provides additional geographical diversification for One Valley. Coinciding with the acquisition, One Valley changed its company name from One Valley Bancorp of West Virginia, Inc. to One Valley Bancorp, Inc., signifying its commitment to a multi-state presence.

ANALYSIS OF RETURN ON ASSETS AND EQUITY                                 TABLE 3

                                                    1996      1995      1994      1993      1992
AS A PERCENT OF AVERAGE EARNING ASSETS:
    Fully taxable-equivalent net
      interest income *........................     4.72%     4.91%     4.98%     4.77%     4.77%
    Provision for loan losses..................    (0.14)    (0.16)    (0.15)    (0.18)    (0.37)
      Net credit income........................     4.58      4.75      4.83      4.59      4.40
    Non-interest income........................     1.07      1.10      1.12      1.22      1.19
    Non-interest expense.......................    (3.35)    (3.49)    (3.67)    (3.91)    (3.73)
    Tax equivalent adjustment..................    (0.20)    (0.20)    (0.20)    (0.15)    (0.13)
    Applicable income taxes....................    (0.71)    (0.72)    (0.67)    (0.57)    (0.54)
RETURN ON AVERAGE EARNING ASSETS ..............     1.39      1.44      1.41      1.18      1.19
    Multiplied by average earning assets
      to average total assets..................    93.13     92.77     92.59     92.33     91.78
RETURN ON AVERAGE ASSETS.......................     1.30%     1.33%     1.31%     1.09%     1.09%
    Multiplied by average assets
      to average equity........................    10.53X    10.59X    11.21X    11.76X    12.54X
RETURN ON AVERAGE EQUITY.......................    13.64%    14.10%    14.64%    12.88%    13.62%

*Fully tax-equivalent using the rate of 35% for 1996 through 1993 and 34% for 1992.


MANAGEMENT'S DISCUSSION AND ANALYSIS

                             BALANCE SHEET ANALYSIS

    A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of these assets with interest bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's optimal profitability while maintaining a minimum amount of interest rate and credit risk. Information on rate-related sources and uses of funds for each of the three years in the period ended December 31, 1996, is provided in Table 4, Average Balance Sheet / Net Interest Income Analysis.

    In 1996, average earning assets grew by 11.7% or $400.2 million over 1995, following a 4.4% or $144.4 million increase in 1995 over 1994. Average interest bearing liabilities, the primary source of funds supporting earning assets, increased 12.3% or $361.2 million over 1995, which follows a $142.7 million or 5.1% increase in 1995 over 1994. Approximately one-half of the increases in 1996 were due to the purchase of CSB. The remaining increase in interest bearing assets and liabilities was the result of increases in banking operations as more fully explained below.


AVERAGE BALANCE SHEET / NET INTEREST INCOME ANALYSIS                    TABLE 4
(DOLLARS IN THOUSANDS)

                                               1996                               1995                               1994
                               AVERAGE                 YIELD/     AVERAGE                 YIELD/     AVERAGE                 YIELD/
                               BALANCE  INTEREST (1)  RATE (1)    BALANCE  INTEREST (1)  RATE (1)    BALANCE  INTEREST (1)  RATE (1)
ASSETS
Loans(2)
  Taxable.................. $2,650,425 $    235,153      8.87% $2,397,405 $    217,034      9.05% $2,202,716 $    189,040      8.58%
  Tax-exempt...............     43,740        4,328      9.89      33,977        3,774     11.11      34,430        3,618     10.51
   Total loans.............  2,694,165      239,481      8.89   2,431,382      220,808      9.08   2,237,146      192,658      8.61
  Less: Allowance for
    losses.................     41,348                             38,810                             37,460
   Total loans-net.........  2,652,817                   9.03   2,392,572                   9.23   2,199,686                   8.76
Investment securities
  Taxable..................    948,239       62,447      6.59     810,089       50,693      6.26     874,901       48,881      5.59
  Tax-exempt...............    204,742       17,040      8.32     187,180       15,941      8.52     176,079       15,497      8.80
   Total securities........  1,152,981       79,487      6.89     997,269       66,634      6.68   1,050,980       64,378      6.13
Federal funds sold &
  other....................     16,815          664      3.95      32,595        1,830      5.61      27,363        1,037      3.79
   Total earning
     assets................  3,822,613      319,632      8.36   3,422,436      289,272      8.45   3,278,029      258,073      7.87
Other assets...............    281,907                            266,775                            262,422
   Total assets............ $4,104,520                         $3,689,211                         $3,540,451

LIABILITIES AND EQUITY
Interest bearing
  liabilities:
  Interest bearing
    demand
   deposits................ $  488,256        9,717      1.99  $  480,528       11,018      2.29  $  451,718       10,832      2.40
  Savings deposits.........    668,836       18,407      2.75     695,603       19,349      2.78     816,739       22,021      2.70
  Time deposits............  1,729,066       91,741      5.31   1,449,779       76,126      5.25   1,250,082       52,368      4.19
   Total interest
     bearing
      deposits.............  2,886,158      119,865      4.15   2,625,910      106,493      4.06   2,518,539       85,221      3.38
  Short-term
    borrowings.............    382,821       18,276      4.77     289,103       13,899      4.81     242,304        8,491      3.50
  Long-term
    borrowings.............     18,602        1,144      6.15      11,416          688      6.03      22,931        1,185      5.17
   Total interest
     bearing
     liabilities...........  3,287,581      139,285      4.24   2,926,429      121,080      4.14   2,783,774       94,897      3.41
Demand deposits............    384,817                            380,996                            412,016
Other liabilities..........     42,417                             33,513                             28,937
Shareholders' equity.......    389,705                            348,273                            315,724
   Total liabilities
     and equity............ $4,104,520                         $3,689,211                         $3,540,451
Net interest earnings......            $    180,347                       $    168,192                       $    163,176
Net yield on earning
  assets...................                              4.72%                              4.91%                              4.98%

(1) Fully tax-equivalent using the rate of 35%.
(2) Non-accrual loans are included in average balances.


     Additional information on each of the components of earning assets and interest bearing liabilities is contained in the following sections of this report.

LOAN PORTFOLIO
     One Valley's loan portfolio is its largest and most profitable component of average earning assets, totaling 69.4% of average earning assets during 1996. One Valley continued to emphasize increasing its loan portfolio in 1996. Average net loans increased by $260.2 million or 10.9% in 1996, following an 8.8% or $192.9 million increase in 1995. Approximately 40% of the growth in loans resulted from the CSB acquisition. The remaining increase in 1996 average loans was fueled primarily by increases in residential and commercial real estate loans. The increase in 1995 average loans was also due to increases in residential and commercial real estate loans, as well as consumer installment loans. As a result of these increases in loan activity, average net loans have increased as a percentage of average earning assets, from 67.1% in 1994 to 69.4% in 1996. Similarly, One Valley's loan-to-deposit ratio maintained its upward trend in 1996, ending the year at 81.3%. This ratio compares to 81.1% at December 31, 1995 and 79.8% at December 31, 1994. Internal growth, as well as One Valley's carefully planned acquisition activity, have resulted in the increase in the loan portfolio.
     Total loans at December 31, 1996, increased by $298.3 million or 11.9% over the total at December 31, 1995. This increase compares to a $139.0 million or 5.9% increase in 1995 over total loans at December 31, 1994. As mentioned above, $164.4 million in loans was acquired through the CSB acquisition. The remaining increase in lending was primarily from internal growth focused in real estate loans. Residential real estate loans including revolving home equity loans increased by $245.7 million or 21.4% during 1996, compared to a $95.9 million or 9.1% increase in 1995. Approximately one-half of the 1996 increase in residential real estate loans was acquired through the CSB purchase. Commercial real estate loans, including apartment buildings and complexes, increased by $64.7 million or 15.8% in 1996, following a $60.6 million or 17.3% increase in 1995 from year-end 1994. Approximately 25% of the 1996 increase in that category was acquired through the CSB acquisition. Commercial real estate loans have historically averaged less than one-sixth of the total loan portfolio. This low concentration of such loans has limited One Valley's exposure to swings in commercial real estate values and the potential for related credit losses. Loans for commercial purposes increased slightly in 1996 by $2.6 million or 0.8%. This follows a decline during 1995 of $49.3 million or 12.4%. These fluctuations partially reflect levels of credit line usage by large commercial customers. Consumer installment loans decreased by $21.6 million or 3.9% in 1996 primarily due to declines in automobile and student loans. This decrease follows a $28.5 million or 5.4% increase during 1995.
     Table 5, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations which exceed 10% of total loans. Additionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have a material volume of highly leveraged transaction lending. Over the past four years, total loans have increased $812 million, a result of acquisitions and internal growth. While loan growth has been substantial, One Valley imposes underwriting and credit standards which are designed to maintain a quality loan portfolio.
     Loans secured by real estate, which in total constituted approximately 68% of One Valley's loan portfolio at December 31, 1996, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans is secured by property located within West Virginia, where real estate values have remained relatively stable over the past ten years. One Valley also originates residential real estate loans to be sold in the secondary market. In 1996, $62.9 million of loans were originated to be sold in the secondary market. This compares to $52.4 million of new loan volume originated for sale in the secondary market in 1995 and $50.8 million in 1994. This activity generates considerable processing and servicing fee income for One Valley, as discussed further in the "Income Statement Analysis" section of this report. Volumes of loans originated for sale fluctuate inversely with mortgage interest rates. Due to a lower interest rate environment in 1996, a higher volume of mortgage activity was realized when compared to 1995 and 1994.


                             AVERAGE EARNING ASSETS
                              Dollars in millions

(Bar graph appears here with the following plot points.)

                         1991      1992      1993      1994      1995      1996
Loans                    1557      1927      2027      2200      2393      2653
Taxable Investments       888      1086      1074       902       843       965
Tax-exempt Investments     94        83       101       176       187       205
Combined                 2539      3096      3201      3278      3422      3823


                                  TOTAL LOANS
                              Dollars in millions

(Bar graph appears here with the following plot points.)

                               1991    1992    1993    1994    1995    1996
Commercial Financial & Other    339     345     370     442     396     405
Commercial Real Estate          290     329     362     349     410     474
Residential Real Estate         872     871     972   1,050   1,146   1,391
Consumer                        433     454     465     532     561     539
Total                         1,934   1,998   2,169   2,373   2,512   2,810

MANAGEMENT'S DISCUSSION AND ANALYSIS



LOAN SUMMARY                                                            TABLE 5
(DOLLARS IN THOUSANDS)

                                                                          AS OF DECEMBER 31
                                                     1996          1995          1994             1993          1992
SUMMARY OF LOANS BY TYPE
  Commercial, financial,
    agricultural, and other loans............... $  351,409     $  348,761     $  398,105     $  334,068     $  301,155
  Real estate:
   Construction loans...........................     53,815         46,967         42,746         33,682         43,108
   Revolving home equity........................    152,006        128,754        113,142        102,648         93,092
   Single family residentials...................  1,239,406      1,016,983        936,698        869,502        777,428
   Apartment buildings and complexes............     55,764         44,830         37,475         41,465         45,798
   Commercial...................................    418,668        364,913        311,691        320,668        282,728
  Bankers' acceptances..........................          0              0            849          2,123            560
  Consumer installment loans....................    539,144        560,754        532,251        465,216        454,032
   Subtotal.....................................  2,810,212      2,511,962      2,372,957      2,169,372      1,997,901
  Less:  Allowance for loan losses..............     41,745         39,534         37,438         36,484         35,679
   Net loans.................................... $2,768,467     $2,472,428     $2,335,519     $2,132,888     $1,962,222

PERCENT OF LOANS BY CATEGORY
  Commercial, financial,
   agricultural, and other......................      12.50%         13.88%         16.78%         15.40%         15.07%
  Real estate:
   Construction loans...........................       1.92           1.87           1.80           1.55           2.16
   Revolving home equity........................       5.41           5.13           4.77           4.73           4.66
   Single family residentials...................      44.10          40.49          39.46          40.09          38.91
   Apartment buildings and complexes............       1.98           1.78           1.58           1.91           2.29
   Commercial...................................      14.90          14.53          13.14          14.78          14.15
  Bankers' acceptances..........................       0.00           0.00           0.04           0.10           0.03
  Consumer installment loans....................      19.19          22.32          22.43          21.44          22.73
   Total........................................     100.00%        100.00%        100.00%        100.00%        100.00%

NON-PERFORMING ASSETS
  Non-accrual loans............................. $    8.528     $    7,174     $    7,664     $    8,819     $   14,125
  Other real estate owned.......................      1,791          1,565          1,436          3,124          8,853
  Restructured loans............................          0              0            552            597            131
   Total non-performing assets.................. $   10,319     $    8,739     $    9,652     $   12,540     $   23,109

  Non-performing assets as a % of total loans...       0.37%          0.35%          0.41%          0.58%          1.16%

LOANS PAST DUE OVER 90 DAYS..................... $    4,273     $    5,582     $    3,827     $    3,180     $    4,139
  As a % of total loans.........................       0.15%          0.22%          0.16%          0.15%          0.21%

ALLOCATION OF LOAN LOSS RESERVE
  BY LOAN TYPE
  Commercial, financial, and
   unallocated portion.......................... $   16,939     $   15,638     $   14,765     $   16,698     $   13,899
  Real estate construction loans................        285            250            220            180            224
  Real estate loans - other.....................      8,583          8,298          8,036          8,277          9,179
  Consumer installment loans....................     15,938         15,348         14,417         11,329         12,377
   Total........................................ $   41,745     $   39,534     $   37,438     $   36,484     $   35,679

    In addition to the loans reported in Table 5, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are included in the risk-based capital ratios used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note U to the consolidated financial statements.

    In spite of some deterioration in the consumer loan portfolio, overall asset quality for the year was sound. Reported in Table 5 is a five-year comparison of the level of non-performing assets and loans contractually past due over 90 days. Total non-performing assets, which consist of past-due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans with restructured terms to enable a delinquent borrower to repay, were $10.3 million or 0.37% of total loans at year-end 1996, a slight increase over the percentage at December 31, 1995. While levels of non-performing assets are susceptible to increases resulting from fluctuations in the economy, One Valley diligently works to keep its level of non-performing assets at a relatively low level as demonstrated in Table 5. The amount of loans contractually past due over 90 days, but which continue to accrue interest, declined in 1996. At year-end, these loans constituted 0.15% of total year-end loans, a slight decrease from the 0.22% at December 31, 1995 and the 0.16% at December 31, 1994.

    The consistently favorable ratio of problem loans to total loans has occurred while the loan portfolio has increased significantly over the last five years, and thus the favorable ratio is indicative of One Valley's commitment to a quality loan

COMPARATIVE LOAN LOSS INFORMATION                                       TABLE 6
(DOLLARS IN THOUSANDS)

                                        FOR THE YEAR ENDED DECEMBER 31
                                                                              1996     1995        1994        1993        1992
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF PERIOD........................ $   39,534 $   37,438  $   36,484  $   35,679  $   30,567
   Charge-offs:
      Commercial, financial, and agricultural loans...................      1,105        726       1,207       2,644       2,756
      Real estate construction loans..................................          0          0           0           0           0
      Real estate loans - other.......................................        652        574       1,118       1,320       1,525
      Consumer installment loans......................................      5,281      4,311       3,660       3,417       4,280
       Total charge-offs..............................................      7,038      5,611       5,985       7,381       8,561
   Recoveries:
       Commercial, financial, and agricultural loans..................        306        519         793         930         821
       Real estate construction loans.................................          0          0           0           0           0
       Real estate loans - other......................................        315        224         274         373         394
       Consumer installment loans.....................................      1,198      1,097       1,084       1,095       1,069
        Total recoveries..............................................      1,819      1,840       2,151       2,398       2,284
Net charge-offs.......................................................      5,219      3,771       3,834       4,983       6,277
Provision for loan losses.............................................      5,204      5,632       4,788       5,788      11,389
Balance of acquired subsidiaries......................................      2,226        235           0           0           0
ALLOWANCE FOR LOAN LOSSES, END OF PERIOD.............................. $   41,745 $   39,534  $   37,438  $   36,484  $   35,679

Average total loans................................................... $2,694,165 $2,431,382  $2,237,146  $2,063,680  $1,959,943
Total loans at year-end...............................................  2,810,212  2,511,962   2,372,957   2,169,372   1,997,901

AS A PERCENT OF AVERAGE
   TOTAL LOANS:
         Net charge-offs...............................................      0.19%      0.16%       0.17%       0.24%       0.32%
         Provision for loan losses.....................................      0.19       0.23        0.21        0.28        0.58
         Allowance for loan losses.....................................      1.55       1.63        1.67        1.77        1.82

AS A PERCENT OF TOTAL
    LOANS AT YEAR-END:
         Allowance for loan losses.....................................      1.49%      1.57%       1.58%       1.68%       1.79%

AS A MULTIPLE OF NET
    CHARGE-OFFS:
         Allowance for loan losses.....................................      8.00X     10.48X       9.76X       7.32X       5.68X
         Income before tax and provision for loan losses...............     16.33      21.02       19.02       12.46       10.30

MANAGEMENT'S DISCUSSION AND ANALYSIS

portfolio. Both the increase in the size and the credit quality of the loan portfolio have enabled One Valley to increase its net credit income by $12.0 million or 7.7% in 1996 and $4.0 million or 2.6% in 1995.
     It is One Valley's policy to place loans that are past due over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. For real estate loans, upon repossession, the balance of the loan is transferred to "Other Real Estate Owned" (OREO) and carried at the lower of the outstanding loan balance or the fair market value of the property based on current appraisals and other current market trends. If a writedown of the OREO property is necessary at the time of foreclosure, the amount is charged off against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value, additional writedowns of the property value are charged directly to operations. One Valley had no commitments to provide additional funds on non-accrual loans at December 31, 1996. During 1996, One Valley recognized less than $0.1 million of interest on non-accrual loans, while approximately $0.8 million would have been recognized on these loans had they been current throughout 1996 in accordance with their original terms. Similarly, during 1995, less than $0.1 million was recognized on non-accrual loans, while approximately $0.7 million would have been recognized in accordance with their original terms.
     Effective January 1, 1995, One Valley adopted Financial Accounting Standards Board (FASB) Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement No. 118. The Statement requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. In determining whether a loan is impaired, management considers such factors as past payment history, recent economic events, current and projected financial condition and other relevant information that is available. Impairment is determined on a loan-by-loan basis and generally consists of large commercial loans. A loan is categorized and reported as impaired when it is probable that the creditor will be unable to pay all of the principal and interest amounts according to the contractual terms of the loan agreement. The adoption of this standard did not have a material effect on One Valley's financial position, results of operations, accounting policies, or the determination of the adequacy of the allowance for loan losses. Additional information on impaired loans is contained in Note I to the consolidated financial statements.
     The allowance for loan losses is maintained to absorb probable losses associated with lending activities. Factors considered in determining the adequacy of the allowance include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing and impaired loans, and an evaluation of current economic conditions. As a part of the holding company structure, One Valley maintains a credit analysis and review department to evaluate large commercial credit requests and to complete loan follow-up procedures. One Valley also maintains a loan administration function to continually identify and monitor problem loans. At December 31, 1996, the allowance for loan losses was $41.7 million or 1.49% of total year-end loans. This ratio is a decrease from the prior year's 1.57% and the 1.58% at the end of 1994. In management's opinion, the allowance for loan losses is adequate to absorb the current estimated risk of loss in the existing loan portfolio. A summary of the allowance for loan losses allocated by loan type is also included in Table 5. Table 6, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years.
     The provision for loan losses in 1996 was $5.2 million, down slightly from the $5.6 million provision in 1995 but up from the $4.8 million provision in 1994. One Valley continually evaluates the adequacy of its allowance for loan losses and changes in the annual provision are based on the analyzed inherent risk of the loan portfolio. While One Valley experienced considerable loan growth during 1996, 1995 and 1994, the credit quality of the portfolio has improved significantly

                         NON-PERFORMING ASSETS
                       AND LOANS 90 DAYS PAST DUE
                         Dollars in millions

(Bar graph appears here with the following plot points.)

Non-performing Assets
Loans 90 Days Past Due

                     Non-         Loans 90
                  Performing        Days
                    Assets        Past Due
      1991          1.59%          0.19%
      1992          1.16%          0.21%
      1993          0.58%          0.15%
      1994          0.41%          0.16%
      1995          0.35%          0.22%
      1996          0.37%          0.15%


                      PROVISION FOR LOAN LOSSES
                         AND NET CHARGE-OFFS
                         Dollars in millions

(Bar graph appears here with the following plot points.)

Provision for Loan Losses and
      Net Charge-Offs

                     Net
                    Charge
                     Offs        Provision
      1991          0.35%          0.42%
      1992          0.32%          0.58%
      1993          0.24%          0.28%
      1994          0.17%          0.21%
      1995          0.16%          0.23%
      1996          0.19%          0.19%
over years prior to 1994, as evidenced by the low level of non-performing assets and the low level of net charge-offs during those years. Thus management was able to lower the provision for loan losses for those years, compared to earlier years, and still maintain a relatively high ratio of the allowance for loan losses to non-performing assets.

    Net charge-offs in 1996 increased by $1.4 million from 1995 net charge-offs, largely due to a $1.0 million increase in consumer loan charge-offs and a $0.4 million increase in commercial charge-offs. However, net charge-offs as a percentage of average total loans increased only slightly to 0.19%, compared to 0.16% in 1995 and 0.17% in 1994. In all three years, these ratios compare favorably to peer group banks across the country. The increase in 1996 charge-offs follows a slight decrease in 1995 from the level of 1994 net charge-offs. Although the dollar amount of net charge-offs has remained historically low, charge-offs could increase in the coming months due to the increase in the total dollar amount of loans and adverse changes in economic conditions. These factors are considered in determining the adequacy of the allowance for loan losses, which at December 31, 1996, was sufficient to absorb nearly eight times the amount of net charge-offs experienced during 1996.

INVESTMENT PORTFOLIO AND OTHER EARNING ASSETS

    Investment securities averaged $1,153.0 million in 1996, a $155.7 million or 15.6% increase over the $997.3 million averaged in 1995. This increase follows a 5.1% decrease from the $1,051.0 million averaged in 1994. Just over one-half of the increase in 1996 was a result of the CSB purchase. The decrease in the average balance during 1995 was primarily in response to the increased loan demand during the year, as One Valley was able to place maturing investments into its more profitable loan portfolio. The higher level in 1994 was due largely to increases in sources of funds and a decline in the average balance of federal funds sold, which are short-term investments with other banks.

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

                                                 BALANCE          PROJECTED MATURITIES*
                                               DECEMBER 31   ONE YEAR   ONE TO FIVE  OVER FIVE
                                                   1996       OR LESS      YEARS       YEARS
Commercial, financial, and agricultural loans... $323,146    $158,510    $119,875    $ 44,761
Real estate construction loans..................   93,815      67,639      14,816      11,360
Commercial real estate loans....................  474,432      94,399     238,024     142,009

Loans with:
 Floating rates................................. $426,082    $109,869    $226,326    $ 89,887
 Predetermined rates............................  425,311     170,679     146,389     108,243

*BASED ON SCHEDULED OR APPROXIMATE REPAYMENTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

    One Valley adopted the provisions of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of adopting this Statement as of January 1, 1994, was to increase the opening balance of shareholders' equity by $4.8 million (net of $3.2 million in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost. Securities designated as available-for-sale at January 1, 1994, approximated $630 million.

    At year-end 1994, approximately 55% of the total investment portfolio was classified as available-for-sale, while 45% was

SECURITIES MATURITY AND YIELD ANALYSIS                                  TABLE 8
(DOLLARS IN THOUSANDS)

                                                                     AS OF DECEMBER 31, 1996
                                                                              AVERAGE         TAXABLE
AVAILABLE-FOR-SALE                                          MARKET           MATURITY        EQUIVALENT
                                                             VALUE       (Years/ Months)        YIELD*
 U. S. TREASURY SECURITIES
  Within one year........................................ $112,834                                6.49%
  After one but within five years........................  132,677                                6.52
  After five but within ten years........................   15,811                                7.01
  Over ten years.........................................    5,903                                7.21
    Total U.S. Treasury Securities.......................  267,225             2/0                6.55

 U. S. GOVERNMENT AGENCIES SECURITIES
  Within one year........................................   45,029                                6.58
  After one but within five years........................  194,942                                6.17
  After five but within ten years........................  142,368                                6.75
  Over ten years.........................................   12,069                                7.17
    Total U.S. Government Agencies Securities............  394,408             4/9                6.46

 MORTGAGE-BACKED SECURITIES**
  Within one year........................................    1,659                                7.85
  After one but within five years........................   12,684                                7.45
  After five but within ten years........................   30,250                                7.15
  Over ten years.........................................  202,851                                7.22
    Total Mortgage-Backed Securities.....................  247,444             13/11              7.17

 OTHER SECURITIES........................................   43,831
 TOTAL SECURITIES AVAILABLE-FOR-SALE..................... $952,908             6/7                6.37%


                                                                     AS OF DECEMBER 31, 1996
                                                                              AVERAGE           TAXABLE
HELD-TO-MATURITY                                              BOOK           MATURITY        EQUIVALENT
                                                             VALUE        (Years/ Months)        YIELD*
 STATES AND POLITICAL SUBDIVISIONS SECURITIES
  Within one year........................................ $  3.073                                9.54%
  After one but within five years........................   18,255                                9.99
  After five but within ten years........................   71,385                                7.74
  Over ten years.........................................  124,161                                8.06
    Total States and Political Subdivisions
      Securities.........................................  216,874             10/0               8.14

 OTHER SECURITIES........................................      448
 TOTAL SECURITIES HELD-TO-MATURITY....................... $217,322             10/0               8.14%


*Fully tax-equivalent using the rate of 35%.
**Maturities for mortgage-backed securities are based on final maturity.

classified as held-to-maturity. On November 15, 1995, the FASB staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that Special Report, One Valley chose to reclassify certain securities from held-to-maturity to available-for-sale and thus increase the potential liquidity of the investment portfolio. At the date of transfer, the amortized cost of those securities was $264.8 million and the net unrealized holding gain on those securities was approximately $3.3 million. As a result, at year-end 1995 and 1996, approximately 81% of the total investment portfolio was classified as available-for-sale, while 19% was classified as held-to-maturity.
     As shown in Table 8, Securities Maturity and Yield Analysis, the average maturity period of securities available-for-sale at December 31, 1996 was 6 years 7 months, lengthened primarily by the 13 year 11 month average final maturity of the mortgage backed securities portfolio. Table 8 uses a final maturity method to report the average maturity of mortgage-backed securities, which excludes the effect of monthly payments and prepayments. Approximately 70% of the securities available-for-sale are U.S. Government agency or Treasury securities that have an average maturity of 2 years 10 months. The average maturity period of securities held-to-maturity was 10 years 0 months at the end of 1996. The average maturity of the investment portfolio is managed at a level to maintain a proper matching with interest rate risk guidelines. During 1996, One Valley sold a portion of the securities classified as available-for-sale as part of its management of interest rate risk, as shown in the Statements of Cash Flows. One Valley does not have any securities classified as trading and it has no plans to establish such classification at the present time. Other information regarding investment securities may be found in Table 8, and in Note G to the consolidated financial statements.
     Due to unfavorable laws relating to investments in tax-exempt assets and corporate minimum tax regulations, levels of tax-exempt securities held by One Valley, as well as their average maturity period, declined in the years from 1986 to 1993. However, due to the lower interest rate environment, overall yields on tax-exempt securities have become attractive once again. During 1996, One Valley increased its tax-exempt securities by $12.2 million, or 6.0%, over the level of tax-exempt securities held at December 31, 1995. This increase followed an increase in 1995 of $25.3 million, or 14.1%, over the level held at December 31, 1994. Future investments in tax-exempt securities will generally depend upon comparisons to taxable yields and the liquidity needs of One Valley.
     One Valley's average investment in federal funds sold and other short-term investments decreased 48.4% in 1996. This follows a 19.1% increase in 1995. Averaging $16.8 million in 1996, federal funds sold and other short-term investments decreased $15.8 million from the $32.6 million averaged in 1995, and was less than the $27.4 million averaged during 1994. Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/liability structure, as discussed in greater detail above and in other sections of this report.



                                AVERAGE DEPOSITS
                               Dollars in millions


             Demand       Time      Savings    Savings     Total
            Deposits    Deposits    Regular    Checking   Deposits

1991           296       1,265        511        271        2,343
1992           373       1,401        692        363        2,829
1993           397       1,247        800        451        2,895
1994           412       1,453        614        452        2,931
1995           381       1,613        532        481        3,007
1996           385       1,729        669        488        3,271



MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT                         TABLE 9
IN AMOUNTS OF $100,000 OR MORE
(DOLLARS IN THOUSANDS)


                                                                 AS OF DECEMBER 31, 1996                AS OF DECEMBER 31, 1995
                                                                 AMOUNT          PERCENT                AMOUNT           PERCENT
Three months or less...................................          $118,825          42.58%              $ 91,277            42.71%
Three through six months...............................            45,256          16.21                 29,405            13.76
Six through twelve months..............................            48,863          17.51                 45,922            21.49
Over twelve months.....................................            66,136          23.70                 47,102            22.04
  Total................................................          $279,080         100.00%              $213,706           100.00%

MANAGEMENT'S DISCUSSION AND ANALYSIS

FUNDING SOURCES


    In 1996, One Valley once again increased the rates paid on its interest bearing deposits. The average rate paid on interest bearing liabilities increased to 4.24% in 1996, up from the 4.14% average rate paid in 1995 and the 3.41% average rate paid in 1994. The increase in 1996 is largely due to a $279.3 million or 19.3% increase in longer term but more costly time deposits and a six basis point increase in the average rate paid on those deposits. A little less than half of the increase in average time deposits was a result of the CSB acquisition. Due to alternative sources of investment and an increasing sophistication of customers in funds management techniques to maximize return on their money, competition for funds has become more intense. One Valley has offered new core deposit products as well as periodic special rate products to attract additional deposits. One Valley's deposits, on average, increased by 8.8% or $264.1 million in 1996. Approximately $173.4 million of this increase was acquired through the CSB acquisition. The remaining 3.0% increase compares to a 2.6% or $76.4 million increase in 1995 and a 1.2% or $35.4 million increase in 1994. Excluding the CSB acquisition, during 1996, non-interest bearing deposits remained relatively flat on average when compared to 1995, while interest bearing deposits increased by 3.5% or $91.4 million over 1995. This compares to a 7.5% decrease in average non-interest bearing deposits in 1995 from 1994 and a 4.3% increase in average interest bearing deposits during the same period. These trends are reflective of customer trends to keep more funds in interest bearing accounts, thus reducing their balances in checking and other non-interest bearing deposit products, and the stiff competition for interest bearing investments in a lower interest rate environment. One Valley anticipates that similar trends will continue into the foreseeable future.



COMPARATIVE RATE SENSITIVITY SUMMARY                                   TABLE 10
(DOLLARS IN THOUSANDS)

DECEMBER 31, 1996                        0-3 MONTHS     3-6 MONTHS     6-12 MONTHS     OVER 1 YEAR       TOTAL
Earning Assets
  Loans................................. $  967,954     $  179,610     $   338,070     $ 1,324,578    $2,810,212
  Investments...........................     84,967         66,047          96,276         922,940     1,170,230
  Other earning assets..................     14,722              0               0               0        14,722
   Total earning assets.................  1,067,643        245,657         434,346       2,247,518     3,995,164
Interest Bearing Liabilities
  Interest bearing deposits.............    783,843        317,891         344,893       1,552,759     2,999,386
  Short-term borrowings.................    369,360          2,675           4,848           1,190       378,073
  Long-term borrowings..................          3              3           7,006          21,880        28,892
   Total interest bearing liabilities...  1,153,206        320,569         356,747       1,575,829     3,406,351
  Interest sensitivity gap for period...    (85,563)       (74,912)         77,599         671,689       588,813
  Cumulative interest sensitivity gap...    (85,563)      (160,475)        (82,876)        588,813
  Cumulative rate sensitivity ratio.....       0.93           0.89            0.95            1.17

DECEMBER 31, 1995
Earning Assets
  Loans................................. $  930,384     $  168,482     $   309,722     $ 1,103,374    $2,511,962
  Investments...........................     62,785         25,870         153,004         835,193     1,076,852
  Other earning assets..................     25,059              0               0               0        25,059
   Total earning assets.................  1,018,228        194,352         462,726       1,938,567     3,613,873
Interest Bearing Liabilities
  Interest bearing deposits.............    682,321        218,587         342,733       1,415,181     2,658,822
  Short-term borrowings.................    381,593          3,098           2,920           2,169       389,780
  Long-term borrowings..................        508          3,006           2,014           7,883        13,411
   Total interest bearing liabilities...  1,064,422        224,691         347,667       1,425,233     3,062,013
  Interest sensitivity gap for period...    (46,194)       (30,339)        115,059         513,334       551,860
  Cumulative interest sensitivity gap...    (46,194)       (76,533)         38,526         551,860
  Cumulative rate sensitivity ratio.....       0.96           0.94            1.02            1.18

Averages are used when period-end balances would produce distorted results.

This table includes various assumptions and estimates by management of maturity and repayment patterns.

     To supplement modest deposit growth, One Valley has increasingly turned to short-term borrowings. Short-term borrowings increased, on average, by $93.7 million or 32.4% from 1995, following a 19.3% or $46.8 million increase in 1995 over 1994. Only $3.4 million of the increase was the result of the CSB purchase. Repurchase agree-ments and other short-term borrowings increased, on average, by $91.7 million or 34.6% in 1996, primarily to fund loan and investment growth. This increase follows a $47.3 million or 21.8% increase in 1995. Increasingly, One Valley has turned to short-term borrowings in local and national markets as a resource to fund loan growth and investment strategies, as deposit growth has not kept pace with the growth in loans.
     Long-term borrowings, on average, increased by $7.2 million, or 62.9%, in 1996, following an $11.5 million or 50.2% decrease in 1995. The increase in 1996 was entirely the result of the CSB acquisition on April 30, 1996 and additional borrowings at that affiliate during the year, as One Valley integrated the acquisition into its existing asset/liability management strategy. As a result, One Valley now has $28.9 million of long-term debt, primarily Federal Home Loan Bank (FHLB) borrowings, with repayment schedules from one to seven years. Other information regarding short-and long-term borrowings is contained in Note L to the consolidated financial statements.

INTEREST SENSITIVITY AND LIQUIDITY
     Asset/liability management is a means of maximizing net interest income while minimizing interest rate risk by planning and controlling the mix and maturities of interest related assets and liabilities. One Valley has established an Asset/Liability Management Committee for the purpose of monitoring and managing interest rate risk.
Interest rate risk is the earnings variation that could occur due to changes in market interest rates.
     One commonly used measure of interest rate risk is the gap report. A gap report identifies the ratio of earning assets to interest bearing liabilities that will mature or reprice within a given time period. A sensitivity ratio greater than 1.00 (positive gap) indicates that more earning assets than interest bearing liabilities will be subject to interest rate repricing during a given period. Thus, an increase in interest rates would tend to have a positive impact on net interest income, while a decline in rates would tend to have the opposite effect. Table 10, Comparative Rate Sensitivity Summary, shows One Valley's gap position as of December 31, 1996. The information presented in the gap report represents a static view of One Valley and includes various assumptions and estimates by management regarding maturity and repayment patterns.
       In addition to the gap report, One Valley uses computer simulations of the next twelve months as a primary tool for analyzing interest rate risk and modeling business strategies in a dynamic framework. The simulations begin with the gap report information and use various assumptions, such as expected changes in the interest rate environment; the shape of the yield curve; pricing strategies for loans and deposits; the growth, volume and mix of interest sensitive assets and liabilities; and potential hedging strategies. These simulations assist management in minimizing risk and maintaining a conservative sensitivity position. Based on current simulations, One Valley anticipates that over the next twelve months a rising rate scenario would have a slight positive influence on net interest income whereas decreasing rates would have a slight negative influence on net interest income.
       One Valley's investments have been limited to traditional investment securities and it does not currently have any investments in derivative instruments. However, One Valley continually evaluates all investment alternatives in its management of interest rate risk and asset/liability structure.
       Liquidity is the ability to satisfy demands for deposit withdrawals, lending commitments, and other corporate needs. One Valley's liquidity is based on the stable nature of consumer core deposits held by the banking subsidiaries. Likewise, additional liquidity is available from holdings of investment securities and short-term investments which can be readily converted to cash. Furthermore, One Valley continues to have the ability to attract short-term sources of funds such as federal funds and repurchase agreements, and to arrange credit lines to meet its cash needs.


                            RETURN ON AVERAGE ASSETS

(Line graph appears here with the following plot points.)
                                    Return on
                                     Assets
                     1991             0.95%
                     1992             1.09%
                     1993             1.09%
                     1994             1.31%
                     1995             1.33%
                     1996             1.30%


                            RETURN ON AVERAGE EQUITY

(Line graph appears here with the following plot points.)

                                    Return on
                                      Equity
                     1991             12.26%
                     1992             13.62%
                     1993             12.88%
                     1994             14.64%
                     1995             14.10%
                     1996             13.64%

MANAGEMENT'S DISCUSSION AND ANALYSIS


    One Valley generated $73.6 million of cash from operations in 1996, which compares to $65.7 million in 1995 and $76.3 million in 1994. Additional cash of $24.3 million was generated through net financing activities in 1996, which compares to $57.9 million in 1995 and $120.3 million in 1994. These proceeds along with proceeds from the sale and maturity of securities were used to fund loans and purchase securities during the year. Net cash used in investing activities totaled $102.7 million in 1996, which compares to $166.0 million in 1995 and $168.9 million in 1994. Details on the sources and uses of cash can be found in the Consolidated Statements of Cash Flows in the consolidated financial statements.


CAPITAL RESOURCES

    One Valley's average equity-to-asset ratio increased to 9.49% during 1996, up from 9.44% during 1995 and 8.92% in 1994. The increase in 1996 primarily resulted from the record earnings performance of One Valley and the equity generated through the CSB acquisition. At year-end 1996, One Valley's primary capital ratio was 10.45% compared to 10.41% at year-end 1995. The Federal Reserve's risk-based capital guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by prescribed factors relative to credit risk, thus eliminating disincentives for holding low risk assets and requiring more capital for holding higher risk assets. At year-end 1996, One Valley's risk adjusted capital-to-assets ratio was 15.8% compared to 16.1% at December 31, 1995. Both of these ratios are well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One Valley's leverage ratio at December 31, 1996 was 9.1% compared to 9.1% at December 31, 1995. Both of these ratios are well above the minimum 3.0% and the recommended 4.0 to 5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's desire to maintain a strong capital position.
    The primary source of funds for dividends paid by One Valley to its shareholders is the dividends received from its subsidiary banks. Federal regulatory agencies impose certain restrictions on the payment of dividends and the transfer of assets from the banking subsidiaries to the holding company. Historically, these restrictions have not had an adverse impact on One Valley's dividend policy, and it is not anticipated that they will in the future. Additional information concerning dividend restrictions is discussed in Note D to the consolidated financial statements.
    Simultaneous with the January 1996 announced merger agreement between One Valley and CSB, the Board of Directors authorized management to purchase up to
2.2 million shares of One Valley Bancorp common stock in the open market.
During 1996, 1,599,610 shares (post 25% stock dividend) were repurchased under this program. Simultaneous with the Point Bancorp purchase in March 1995, the Board of Directors authorized management to purchase 411,600 shares of One Valley Bancorp common stock in the open market. During 1995, 420,700 shares were repurchased under this program and earlier authorizations. At December 31, 1996, One Valley held 2,792,360 shares in its treasury. Any additional purchases under this or previous authorizations will depend upon future market conditions.

                            INCOME STATEMENT ANALYSIS

NET INTEREST INCOME
       Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $180.3 million in 1996, up 7.2% over the 1995 level, following a 3.1% increase in 1995 over 1994. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were taxable at the statutory federal tax rate of 35%. The increase in net interest income in 1996 is largely due to the increase in the volume of earning assets, primarily loans. As shown in Table 11, Rate Volume Analysis, increases in the volume of earning assets in both 1996 and 1995 have provided a significant increase in net interest income. In 1996, the increase in the volume of earning assets increased interest income by $33.3 million. This increase was dampened somewhat by decreases in interest yields on loans due to the lower overall interest rate environment on average for the entire year. As a result, total interest income increased by $30.4 million in 1996 over 1995. Similarly in 1996, an increased volume of interest bearing liabilities boosted interest expense by $15.7 million, and the higher cost of interest bearing liabilities resulted in an overall increase in total interest expense of $18.2 million. However, the increase in total interest income exceeded the increase in overall interest expense by $12.2 million on a fully tax-equivalent basis in 1996 over 1995. In 1995, increases in volumes of interest sensitive assets and liabilities as well as higher interest rates increased total interest income and total interest expense over the previous year. However, as the increase in the volume of earning assets outpaced the increase in interest bearing liabilities, net interest income increased by $5.0 million in 1995 over 1994. During both years, the increase in loan volume was the most significant factor contributing to increased net interest income.
     In 1996, even though net interest income increased due to higher volumes of earning assets, the lower overall interest rate environment and increased competition for deposits and other funds had a dampening effect on the net interest margin percentage on a fully tax-equivalent basis. In 1996, a decrease in the yield on loans was only partially offset by an increase in the yield on the investment portfolio; thus the yield on all earning assets declined to 8.36% in 1996, down from the 8.45% realized during 1995. At the same time, the stiff competition for deposits and the use of short-term borrowings to fund loan and investment growth, pushed the cost of all funds up to 4.24% in 1996, from the 4.14% average cost in 1995. As a result, the net interest margin in 1996 declined to 4.72%, down from the 4.91% earned in 1995 and the 4.98% earned in 1994. As shown in the Net Interest Margin graph, One Valley's net interest margin has not fluctuated substantially, up or down, over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet Analysis."



                              NET INTEREST MARGIN
                           Percent of earning assets
                            Fully taxable equivalent

(Line graph appears here with the following plot points.)
        Yield on Earning Assets         Net Margin        Cost of Funds
1991          9.76                         4.60                5.16
1992          8.64                         4.77                3.87
1993          7.88                         4.77                3.11
1994          7.87                         4.98                2.89
1995          8.45                         4.91                3.54
1996          8.36                         4.72                3.64

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST INCOME AND EXPENSE
    Non-interest income has been and will continue to be an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. As shown in Table 12, non-interest income increased by $3.2 million or 8.6% in 1996 compared to 1995, which follows a 2.7% increase in 1995 over 1994. The increase is primarily due to an increase in trust income, real estate loan servicing revenue and service charges on deposit accounts. In 1996, trust income increased to $9.3 million, a $1.1 million or 13.6% increase over 1995. This increase follows a 3.9% increase in 1995 over 1994. Trust revenues are increasing primarily due to new business over the past several years and favorable results in the bond and equity markets. Approximately one-third of the increase in loan servicing revenue and deposit service charges is the result of increased operations from the CSB acquisition. Late in 1994, One Valley introduced a new fee structure for its deposit accounts. As a result, service charges increased $0.5 million (excluding
CSB) or 3.5% in 1996, and increased $2.4 million or 21.3% in 1995 over 1994. Also as a result, revenue from checkbook sales decreased 6.0% or $0.1 million in 1996 and by 20.4% or $0.6 million in 1995 over 1994.
    Real estate servicing fees increased by $0.8 million or 16.9% in 1996, which compares to a $0.4 million or 6.8% decrease in 1995 from the level earned in 1994. As mortgage loan activity and sales in the secondary market improved in 1996 due to lower mortgage interest rates, One Valley's processing and servicing fees also increased. Over the previous three years, mortgage loan activity had steadily declined, thus reducing servicing revenue. Credit/debit card fees increased by $0.5 million or 23.3% in 1996, as One Valley introduced a new debit card product late in the year. In 1996, One Valley realized $413,000 in losses on securities sales. This compares to $65,000 in losses realized in 1995 and $867,000 in losses realized in 1994. These securities were sold as part of a plan to reinvest the proceeds in higher yielding investments. Other operating income increased by $0.6 million or 11.4% in 1996 primarily due to increases in ATM usage and the sale of alternative investment products. This compares to a $1.8 million or $24.6% decrease in 1995 primarily due to a lower level of income recognized on the disposition of other real estate owned and other loan payoffs.
    Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. In 1996, additional efficiencies were achieved in the


RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE         TABLE 11
(DOLLARS IN THOUSANDS)

                                                        1996 VS 1995                            1995 VS 1994
                                                     INCREASE (DECREASE)                      INCREASE (DECREASE)
                                                    IN NET INTEREST INCOME                  IN NET INTEREST INCOME
                                            VOLUME          RATE          TOTAL      VOLUME           RATE         TOTAL
EARNING ASSETS
  Loans:
   Taxable................................ $ 22,521     $    (4,402)    $ 18,119     $ 17,274     $    10,720     $ 27,994
   Tax-exempt.............................      999            (445)         554          (48)            204          156
     Total loans..........................   23,520          (4,847)      18,673       17,226          10,924       28,150
  Investment Securities:
   Taxable................................    8,992           2,762       11,754       (3,787)          5,599        1,812
   Tax-exempt.............................    1,468            (369)       1,099          956            (512)         444
     Total investment securities..........   10,460           2,393       12,853       (2,831)          5,087        2,256
  Federal funds sold & other..............     (723)           (443)      (1,166)         225             568          793
     Total earning assets.................   33,257          (2,897)      30,360       14,620          16,579       31,199

INTEREST BEARING LIABILITIES
  Time and savings deposits...............   10,759           2,613       13,372        6,387          14,885       21,272
  Short-term borrowings...................    4,475             (98)       4,377        1,848           3,560        5,408
  Long-term borrowings....................      442              14          456         (599)            102         (497)
     Total interest bearing liabilities...   15,676           2,529       18,205        7,636          18,547       26,183
NET INTEREST EARNINGS..................... $ 17,581     $    (5,426)    $ 12,155     $  6,984     $    (1,968)    $  5,016
* Fully taxable equivalent using the rate of 35%.
Note - changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.

20
operations of One Valley's affiliates by realigning processes and reallocating resources. One Valley's 1996 net overhead ratio, or non-interest expense less non-interest income excluding securities transactions to average earning assets, was 2.28%, a decrease from the 2.39% realized in 1995, and down further still from the 2.52% ratio realized in 1994. For the year 1996, net overhead was $87.2 million, an increase of $5.3 million or 6.4% above the 1995 overhead of $82.0 million. A large portion of the increase in 1996 was due to a $3.8 million one-time assessment on certain financial institutions to recapitalize the Savings Association Insurance Fund (SAIF). Also included in the increase in net overhead was the cost of operations associated with the CSB purchase, which are included in the consolidated financial statements only from the date of acquisition. The current year increase follows a decrease in 1995 of 0.9% or $0.8 million from the 1994 overhead of $82.7 million. A lower net overhead ratio means more of the net interest margin flows through as net income. Over the past five years, net overhead has grown by a compound rate of 5.3% whereas net interest income has grown by 9.1%.
     Total non-interest expense increased by $8.8 million, or 7.4% from 1995. Approximately 70% of this increase was due to the operational costs of CSB. This compares to a $0.6 million or 0.5% decrease in 1995 versus 1994. Total staff costs increased by $2.5 million or 4.0% in 1996, compared to a 1.5% decrease in 1995. Staff costs increased in 1996 primarily due to the additional staff costs from the CSB acquisition. Staff costs decreased in 1995 primarily due to fewer employees and decreases in the cost of employee benefits due in large part to lower pension expense. Additional information on employee benefits is discussed in Note N to the consolidated financial statements.
     Advertising expense increased by $1.2 million or 57.0% in 1996 due to the launch of a new image campaign resulting from One Valley's expansion into Virginia. Advertising expense decreased by 5.8% in 1995 and 15.0% in 1994 compared to prior years, primarily due to operating efficiencies after the merger of Mountaineer Bankshares in 1994. FDIC insurance increased by $1.0 million or 25.6% in 1996 largely due to the $3.8 million one-time special assessment on thrift based deposits to replenish the Savings Association Insurance Fund. FDIC insurance decreased by 41.0% in 1995 as the rate assessed on banking deposits was decreased during the middle of 1995 from 23.5 cents per $100 of deposits to four cents. The lower rate on banking deposits continued through 1996 but was substantially offset by the special SAIF assessment.
     Net occupancy expense increased 9.2% in 1996. Approximately one-half of the increase was the result of the CSB purchase while the other half was due to increases in building depreciation expense resulting from improvements completed in 1996 and 1995. This increase follows a 4.8% increase in 1995 from 1994. Equipment expenses increased by 4.3% in 1996 primarily due to the CSB acquisition and increased equipment depreciation due to technology improvements. In 1995, equipment expense increased by 3.5%, primarily due to increases in equipment rental and property taxes. Outside data processing costs increased by 7.7% in 1996 which compares to a 0.4% decrease in 1995 compared to 1994. The increase in 1996 is largely due to the CSB acquisition and the cost associated with the increased ATM activity mentioned above. Taxes not on income increased by $0.5 million or 18.8% in 1996 compared to a $0.3 million or 12.6% increase in 1995, primarily due to increases in gross receipts and equity, which are taxed at the local level. Supplies and postage expense increased by 2.1% in 1996 following an increase of 2.9% in 1995. Other expenses increased by $2.0 million or 9.6% in 1996, primarily due to the CSB acquisition, increased collection costs associated with the higher level of consumer charge-offs, and increased amortization of mortgage servicing rights. This follows an increase of 11.1% in 1995, due to operating expenses associated with the new deposit products introduced late in 1994.
     An analysis of the allowance for loan losses and related provision for loan losses is included in the Loan Portfolio section of the Balance Sheet Analysis of this report.

APPLICABLE INCOME TAXES
     Income tax expense in 1996 was $26.9 million compared to $24.5 million in 1995 and $21.9 million in 1994. The increase in 1996 was primarily due to an increase in pretax earnings, which was compounded by an increase in non-deductible goodwill amortization. One Valley's effective tax rate was 33.6% in 1996, up from the 33.3% in 1995, and the 32.1% in 1994.


                               NET OVERHEAD RATIO
                 Net overhead as a % of average earning assets

(Line graph appears here with the following plot points.)

 1991      1992      1993      1994      1995      1996
2.67%     2.56%     2.68%     2.52%     2.39%     2.28%



                                EFFICIENCY RATIO
            Non-interest expense as a % of total adjusted revenues*

(Line graph appears here with the following plot points.)

 1991      1992      1993      1994      1995      1996
65.03%    62.66%    65.27%     59.89%    58.10%    57.96%

*Tax-equivalent net interest income plus other income

MANAGEMENT'S DISCUSSION AND ANALYSIS

    Additional information regarding income taxes is contained in Note M to the consolidated financial statements.

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



NON-INTEREST INCOME AND EXPENSE                                        TABLE 12
(DOLLARS IN THOUSANDS)

                                                               INCREASE (DECREASE) OVER PRIOR YEAR
                                 1996        1995    1994           1996                1995
                                                              AMOUNT   PERCENT    AMOUNT    PERCENT

SERVICE CHARGES AND OTHER
    OPERATING INCOME
     Trust income.............. $   9,322  $  8,203  $  7,892  $ 1,119     13.64  $     311     3.94
     Credit/debit card
       income..................     2,479     2,011     2,008      468     23.27          3     0.15
     Service charges on
       deposit accounts........    14,572    13,877    11,441      695      5.01      2,436    21.29
     Insurance service fees....       975       998       840      (23)    (2.30)       158    18.81
     Real estate loan
       processing & servicing
       fees....................     5,642     4,826     5,176      816     16.91       (350)   (6.76)
     Checkbook sales...........     2,095     2,228     2,798     (133)    (5.97)      (570)  (20.37)
     Securities
       transactions............      (413)      (65)     (867)    (348)  (535.38)       802    92.50
     Miscellaneous.............     6,120     5,496     7,290      624     11.35     (1,794)  (24.61)
      TOTAL NON-INTEREST
        INCOME................. $  40,792  $ 37,574  $ 36,578  $ 3,218      8.56  $     996     2.72

STAFF AND OTHER OPERATING
    EXPENSES
     Salaries & wages.......... $  49,951  $ 49,184  $ 49,149  $   767      1.56  $      35     0.07
     Employee benefits.........    14,680    12,942    13,893    1,738     13.43       (951)   (6.85)
       Total staff
        expenses...............    64,631    62,126    63,042    2,505      4.03       (916)   (1.45)
     Other Operating
       Expenses
       Advertising.............     3,389     2,159     2,293    1,230     56.97       (134)   (5.84)
       FDIC insurance.........      4,917     3,916     6,642    1,001     25.56     (2,726)  (41.04)
       Occupancy, net..........     6,887     6,305     6,014      582      9.23        291     4.84
       Equipment...............     9,137     8,761     8,468      376      4.29        293     3.46
       Outside data
         processing............     5,692     5,285     5,304      407      7.70        (19)   (0.36)
       Taxes not on
         income................     3,400     2,861     2,542      539     18.84        319    12.55
       Supplies and
         postage...............     6,919     6,778     6,588      141      2.08        190     2.88
       All other...............    23,443    21,400    19,263    2,043      9.55      2,137    11.09
       Total other
         operating expenses....    63,784    57,465    57,114    6,319     11.00        351     0.61
         TOTAL NON-
         INTEREST EXPENSE......  $128,415  $119,591  $120,156  $ 8,824      7.38  $    (565)   (0.47)

                         SUMMARY RESULTS OF OPERATIONS

                              FOURTH QUARTER 1996


    Net income for the three months ended December 31, 1996 was $14.5 million, an increase of 9.5% over the $13.2 million earned during the fourth quarter of 1995. On a per share basis, 1996 fourth quarter earnings were $0.65 compared to $0.62 in 1995, an increase of 4.8%.
    Net interest income increased by 8.4% when compared to the same three months of 1995. The provision for loan losses decreased by $0.3 million when compared to the fourth quarter of 1995. Non-interest income increased by $1.1 million or 12.0% as all categories of non-interest income increased, due to the April 1996 CSB acquisition plus growth in Trust, ATM and credit card income. Similarly, non-interest expense increased by 10.4% when compared to the same quarter last year. The increase was primarily due to higher overall costs due to the CSB acquisition and higher FDIC expense because the fourth quarter of 1995 included the reversal of a $1.4 million accrual for potential assessments on SAIF insured deposits. The expense was accrued during the third quarter of 1995 in anticipation of legislation requiring a one-time special assessment on SAIF insured deposits. The actual assessment occurred in 1996 as discussed above.
    Additional quarterly financial data is provided in Note V to the consolidated financial statements.

LONG-RANGE PLAN

    As part of achieving One Valley's mission "to establish mutually beneficial relationships with its customers by offering a complete range of services and products that meet or exceed their expectations; to share responsibility as employees for the success of our company and ourselves by committing to continuous improvement and self-development; and, to deliver long-term value on the investment made by our owners," One Valley has developed a long-range plan that outlines specific goals for the three years ending December 31, 1998. The long-range plan outlines goals for each of the constituencies outlined in One Valley's mission statement, namely its customers, employees and owners. Table 13 below lists the plan's owner objectives and how the 1996 financial results of One Valley compare to those objectives. The goals and owner objectives under the plan are forward-looking statements and are strategic goals One Valley hopes to achieve. They are not historical facts and involve risks and uncertainties, including, but not limited to, the demand for One Valley's products and services, the effect of economic conditions on borrowers' ability to repay loans, changes in the general level of interest rates, and the impact of continued competitive pressure from bank and non-bank providers of traditional banking services.


1996 TO 1998 LONG RANGE PLAN                                        TABLE 13

                                                PLAN GOALS         1996
OWNER OBJECTIVES
  PROFITABILITY:
   Return on average assets................    1.20% to 1.40%      1.30%
   Return on average equity................  13.00% to 15.00%     13.64%
   Earnings per share growth rate..........   6.00% to 10.00%      6.11%
  ASSET QUALITY:
   Loan delinquency ratio..................    1.25% to 2.00%      1.38%
   Non-performing assets to total assets...    0.50% to 0.90%      0.24%
   Net charge-off to average total loans... 0.20% to 0.40% 0.19% Allowance for loan losses as a % of
    non-performing assets..................      150% to 250%       405%
  RESOURCE UTILIZATION:
   Efficiency ratio........................     55% or lower      57.96%
   Net operating expenses to average assets    1.70% to 2.00%      2.12%
  CAPITAL:
   Average equity to total assets..........    7.50% to 9.50%      9.49%
  LIQUIDITY:
   Loan to deposit ratio...................        78% to 84%     81.10%
   Net loans to total assets...............        65% to 70%     64.63%
   Wholesale funds to total assets.........        15% to 25%     11.71%


CONSOLIDATED BALANCE SHEETS

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands)


                                                                    DECEMBER 31
                                                                1996            1995
ASSETS
  Cash and due from banks..................................... $  146,152     $  140,617
  Interest-bearing deposits in other banks....................      9,897          8,259
  Federal funds sold..........................................      4,825         16,800
   Cash and cash equivalents..................................    160,874        165,676

  Securities:
   Available-for-sale, at fair value..........................    952,908        871,699
   Held-to-maturity (fair value approximated $219,841 and
     $212,040 at December 31, 1996 and 1995)..................    217,322        205,153
  Loans, net..................................................  2,768,467      2,472,428
  Premises and equipment......................................     84,087         80,688
  Accrued interest receivable.................................     34,129         32,307
  Other assets................................................     49,516         30,345

      TOTAL ASSETS............................................ $4,267,303     $3,858,296

LIABILITIES
  Deposits:
   Non-interest bearing....................................... $  406,630     $  389,514
   Interest bearing...........................................  2,999,386      2,658,822
     Total deposits...........................................  3,406,016      3,048,336
  Short-term borrowings:
   Federal funds purchased....................................     17,278         54,005
   Securities sold under agreements to repurchase and
     other....................................................    360,796        335,775
     Total short-term borrowings..............................    378,074        389,780
  Long-term borrowings........................................     28,892         13,411
  Other liabilities...........................................     45,744         40,467
      TOTAL LIABILITIES.......................................  3,858,726      3,491,994

SHAREHOLDERS' EQUITY
  Preferred Stock-$10 par value; authorized 1,000,000
    shares; none issued
  Common Stock-$10 par value; authorized 40,000,000 shares;
   24,923,176 and 18,016,584 shares issued at December 31,
   1996 and 1995, respectively, including 2,792,360 and
   954,200 shares in treasury at December 31, 1996 and 1995....  249,232        180,166
  Capital surplus.............................................    73,834         34,603
  Retained earnings...........................................   152,006        168,625
  Unrealized gain on available-for-sale securities,
   net of deferred income taxes..............................        883          6,252
  Treasury stock.............................................    (67,378)       (23,344)
      TOTAL SHAREHOLDERS' EQUITY.............................    408,577        366,302

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............. $4,267,303     $3,858,296
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF INCOME

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)


                                                      YEAR ENDED DECEMBER 31
                                                     1996        1995       1994
INTEREST INCOME
    Interest and fees on loans:
      Taxable...................................... $235,153  $217,034  $189,040
      Tax-exempt...................................    2,813     2,453     2,352
          Total....................................  237,966   219,487   191,392
    Interest and dividends on securities:
      Taxable......................................   62,447    50,693    48,881
      Tax-exempt...................................   11,076    10,362    10,073
          Total....................................   73,523    61,055    58,954
    Other..........................................      664     1,830     1,037
          Total interest income....................  312,153   282,372   251,383

INTEREST EXPENSE
    Deposits.......................................  119,865   106,493    85,221
    Short-term borrowings..........................   18,276    13,899     8,491
    Long-term borrowings...........................    1,144       688     1,185
          Total interest expense...................  139,285   121,080    94,897
NET INTEREST INCOME................................  172,868   161,292   156,486
PROVISION FOR LOAN LOSSES..........................    5,204     5,632     4,788
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES...........................................  167,664   155,660   151,698

OTHER INCOME
    Trust Department...............................    9,322     8,203     7,892
    Service charges on deposit accounts............   14,572    13,877    11,441
    Real estate loan processing and servicing
      fees.........................................    5,642     4,826     5,176
    Other service charges and fees.................    5,599     5,013     4,745
    Securities losses..............................     (413)      (65)     (867)
    Other..........................................    6,070     5,720     8,191
          Total other income.......................   40,792    37,574    36,578

OTHER EXPENSES
    Salaries and employee benefits.................   64,631    62,126    63,042
    Net occupancy..................................    6,887     6,305     6,014
    Equipment......................................    9,137     8,761     8,468
    Federal deposit insurance assessments..........    4,917     3,916     6,642
    Outside data processing........................    5,692     5,285     5,304
    Other..........................................   37,151    33,198    30,686
          Total other expenses.....................  128,415   119,591   120,156

INCOME BEFORE INCOME TAXES.........................   80,041    73,643    68,120
APPLICABLE INCOME TAXES............................   26,886    24,537    21,909

NET INCOME......................................... $ 53,155  $ 49,106  $ 46,211

NET INCOME PER COMMON SHARE........................ $   2.43  $   2.29  $   2.16

Average common shares outstanding
  (in thousands)   ................................   21,896    21,468    21,415
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                             25


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)

                                                                                                                    UNREALIZED
                                                                                                                          GAIN
                                                                                                                     (LOSS) ON
                                                                                                                     AVAILABLE
                                                            COMMON        CAPITAL    RETAINED        TREASURY         FOR SALE
                                                             STOCK        SURPLUS    EARNINGS           STOCK       SECURITIES
BALANCES AT JANUARY 1, 1994..................................  $175,168    $ 25,830     $107,315       $  (3,129)     $       0

Adjustment at beginning of the year for change in accounting
 method, net of deferred income taxes of $(3,177)............                                                              4,765
Change in unrealized gains and losses, net of
   deferred income taxes of $7,533...........................                                                            (11,300)
Net income...................................................                             46,211
Purchase of treasury stock (263,500 shares) .................                                            (7,244)
  Stock options exercised (21,843 shares) and adjustment for
   fractional shares.........................................       216         124
Cash dividends ($.75 per share)..............................                            (16,089)

Balances at December 31, 1994................................   175,384      25,954      137,437        (10,373)          (6,535)

Change in unrealized gains and losses, net of
  deferred income taxes of $(8,524)..........................                                                              12,787
Net income    ...............................................                             49,106
Issuance of common stock (411,602 shares)....................     4,116       8,130
Purchase of treasury stock (420,700 shares)..................                                           (12,971)
Stock options exercised (66,614 shares) and
 adjustment for fractional shares............................       666         519
Cash dividends ($.83 per share)..............................                            (17,918)

Balances at December 31, 1995 ...............................   180,166      34,603      168,625        (23,344)           6,252

Change in unrealized gains and losses, net of
 deferred income taxes of $3,585............................                                                              (5,369)
Net income    ..............................................                              53,155
Issuance of common stock (1,789,000 shares) ................     17,890      37,817
Purchase of treasury stock (1,318,988 shares)...............                                            (44,034)
Five-for-four stock split in the form of a 25%
stock dividend..............................................     49,746                  (49,746)
Stock options exercised (144,958 shares) and
 adjustment for fractional shares...........................      1,430       1,414
Cash dividends ($.92 per share).............................                             (20,028)

BALANCES AT DECEMBER 31, 1996...............................   $249,232    $ 73,834     $152,006      $ (67,378)        $    883
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CASH FLOWS

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands)


                                                                    YEAR ENDED DECEMBER 31
                                                                 1996         1995          1994
OPERATING ACTIVITIES
 Net income................................................. $  53,155     $  49,106     $  46,211
 Adjustments to reconcile net income to
   net cash provided by operating activities:
    Provision for loan losses...............................     5,204         5,632         4,788
    Depreciation............................................     9,134         8,049         7,633
    Amortization, net of accretion..........................     2,368         3,544         2,776
    Deferred income tax expense (benefit)...................        35            (9)         (107)
    Net losses (gains) from sales of assets.................       362          (270)          585
    Loans originated for sale...............................   (62,870)      (52,440)      (50,806)
    Proceeds from loans sold................................    63,932        49,523        66,067
    Net change in accrued interest receivable...............       603        (3,727)       (1,504)
    Net change in accrued interest payable..................      (500)        4,738         1,497
    Net change in other assets and other
      liabilities...........................................     2,175         1,531          (852)
      Net cash provided by operating activities.............    73,598        65,677        76,288

INVESTING ACTIVITIES
 Proceeds from sales of available-for-sale securities.......   105,496       103,279       138,922
 Proceeds from maturities of available-for-sale
   securities...............................................   266,629       222,599       206,013
 Purchases of available-for-sale securities.................  (327,060)     (338,306)     (256,556)
 Proceeds from maturities of held-to-maturity securities....     8,574        30,141        61,742
 Purchases of held-to-maturity securities...................   (20,815)      (55,796)      (93,169)
 Purchase of subsidiary, net of cash received...............    10,866         4,454
 Net increase in loans......................................  (139,266)     (127,053)     (215,615)
 Purchases of premises and equipment........................    (7,173)       (5,301)      (10,253)
      Net cash used in investing activities.................  (102,749)     (165,983)     (168,916)

FINANCING ACTIVITIES
 Net change in deposits.....................................   100,548        79,712       (10,256)
 Net change in federal funds purchased......................   (36,727)          860        39,133
 Net change in other short-term borrowings..................    14,265        13,581       117,786
 Repayment of long-term borrowings..........................    (7,526)      (11,539)      (18,037)
 Proceeds from long-term borrowings.........................    15,007         5,000        14,699
 Proceeds from issuance of common stock.....................     2,844         1,185           340
 Purchase of treasury stock.................................   (44,034)      (12,971)       (7,244)
 Cash dividends.............................................   (20,028)      (17,918)      (16,089)
      Net cash provided by financing activities.............    24,349        57,910       120,332

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............    (4,802)      (42,396)       27,704
Cash and cash equivalents at beginning of year..............   165,676       208,072       180,368

CASH AND CASH EQUIVALENTS AT END OF YEAR.................... $ 160,874     $ 165,676     $ 208,072
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                     27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES                    DECEMBER  31, 1996
(Dollars in thousands, except per share data)

NAME CHANGE                                                              NOTE A

    Effective May 1, 1996, One Valley Bancorp of West Virginia, Inc. changed its legal name to One Valley Bancorp, Inc.

SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES                 NOTE B

    The accounting and reporting policies of One Valley Bancorp, Inc. and its subsidiaries (One Valley) conform to generally accepted accounting principles and to general practices within the banking industry. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a summary of the more significant accounting and reporting policies.


PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of One Valley Bancorp, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.


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


ALLOWANCE FOR LOAN LOSSES

    In determining the adequacy of the allowance for loan losses, as well as the appropriate provision for loan losses, management takes into consideration the results of internal review procedures, historical loan loss experience, an assessment of the effect of current and anticipated future economic conditions on the loan portfolio, the financial condition of the borrower and such other factors which, in management's judgment, deserve recognition. In management's judgment, the allowance for loan losses is maintained at a level adequate to provide for probable losses on loans.


    On January 1, 1995, One Valley adopted Financial Accounting Standards Board
(FASB) Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement No. 118. Under this standard, the 1996 and 1995 allowance for loan losses related to loans that were identified for evaluation in accordance with Statement No. 114 were based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The adoption of this standard did not have a material effect on One Valley's financial position, results of operations, accounting policies or the determination of the adequacy of the allowance for loan losses.

INCOME TAXES

    Income taxes have been provided using the liability method in which deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate.


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

SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES-CONTINUED      NOTE B
LOAN SERVICING

    On January 1, 1996, One Valley adopted FASB Statement No. 122, "Accounting for Mortgage Servicing Rights." This standard requires that mortgage servicing rights be capitalized, regardless of how those rights were acquired. The mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The adoption of this standard did not have a material effect on One Valley's financial statements.


    FASB Statement No. 122 was superseded by FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," however, the basic accounting principles of Statement No. 122 are included in Statement No. 125.


PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.


RECLASSIFICATIONS

    Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation. Such reclassifications had no impact on net income or shareholders' equity.

REVENUE RECOGNITION

    Interest income on loans, amortization of unearned income, and accretion of discounts are computed by methods which generally result in level rates of return on principal amounts outstanding.


    The accrual of interest income generally is discontinued when the contractual payment of principal or interest has become 90 days past due. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged against the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest, and the loan is in the process of collection. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of the remaining unpaid principal. Generally, a loan is restored to accrual status when it is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the collectibility of the total contractual principal and interest is no longer in doubt.


NET INCOME PER COMMON SHARE

    Net income per common share is computed by dividing net income by the average common shares outstanding during the year. Options under One Valley's stock option plans are considered common stock equivalents for the purpose of net income per common share data but are excluded from the computation because they are immaterial.



RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS                       NOTE C

    Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the years ended December 31, 1996, was approximately $25,500.


RESTRICTIONS ON SUBSIDIARY DIVIDENDS                                   NOTE D

    The primary source of funds for the dividends paid by One Valley Bancorp, Inc. is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. At December 31, 1996, the retained net profits available for distribution to One Valley Bancorp, Inc. as dividends without regulatory approval approximated $14,400, plus retained net profits for the interim periods through the date of declaration.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)


MERGERS AND ACQUISITIONS                                                 NOTE E

    On April 30, 1996, One Valley acquired all of the outstanding stock of CSB Financial Corporation, headquartered in Lynchburg, Virginia. Under terms of the agreement, One Valley exchanged 0.6774 shares of its common stock for each share of CSB Financial Corporation's common stock outstanding. This resulted in the issuance of approximately 1,789,000 shares valued at approximately $55.7 million. This transaction was accounted for under the purchase method of accounting. Accordingly, consolidated results include the operations of CSB Financial Corporation only from the date of acquisition. CSB had $336 million of total assets, $257 million in deposits, and $164 million in loans at April 30, 1996.


    On March 15, 1995, One Valley acquired all of the outstanding stock of Point Bancorp, Inc., the parent company of a $57 million Federal Savings Bank. Pursuant to the merger agreement, One Valley exchanged 0.6 shares of its common stock and $7.10 cash for each share of Point Bancorp common stock. A total of 411,602 shares were issued in this transaction. This combination was accounted for under the purchase method of accounting. Accordingly, consolidated results include the operations of Point Bancorp only from the date of acquisition.

    Pro forma financial information is not presented because the above transactions were immaterial to One Valley.


    In years prior to 1994, One Valley acquired several financial institutions accounted for using the purchase method of accounting. The purchase price of these acquisitions was allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten-year period. Deposit intangibles, included in other assets, approximated $3,800 and $2,100 at December 31, 1996 and 1995. Deposit intangible amortization approximated $900 in 1996, $600 in 1995, and $500 in 1994. The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $18,000 and $6,500 at December 31, 1996 and 1995. Goodwill amortization approximated $1,100 in 1996, $500 in 1995, and $300 in 1994.


SHAREHOLDER RIGHTS PLAN                                                  NOTE F

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

SECURITIES                                                               NOTE G


    The following is a summary of available-for-sale and held-to-maturity securities:


                                                  Available-for-Sale                            Held-to-Maturity
                                                                       Estimated                                       Estimated
                                   Amortized    Gross     Unrealized    Fair        Amortized   Gross     Unrealized      Fair
                                     Cost       Gains       Losses      Value         Cost      Gains        Losses       Value
December 31, 1996
  U.S. Treasury securities
    and obligations of
    U.S.  government agencies
    and corporations............... $662,302    $ 4,068    $ (4,738)    $661,632    $      0     $    0     $     0    $      0
  Obligations of states and
    political subdivisions                                                           216,874      3,596      (1,073)    219,397
  Mortgage-backed securities.......  245,734      3,117      (1,407)     247,444
  Other securities.................   43,400        508         (76)      43,832         448          0          (4)        444

Total securities................... $951,436    $ 7,693    $ (6,221)    $952,908    $217,322     $3,596     $(1,077)   $219,841

December 31, 1995
  U.S. Treasury securities
      and obligations of
      U.S.  government agencies
      and corporations............. $627,471    $ 8,254    $   (570)    $635,155    $      0     $    0     $     0    $      0
  Obligations of states and
      political subdivisions.......                                                  204,694      7,334        (447)     211,581
  Mortgage-backed securities.......  208,883      3,479        (940)     211,422
  Other securities.................   24,919        203                   25,122         459          1          (1)         459

      Total securities............. $861,273    $11,936    $ (1,510)    $871,699    $205,153     $7,335     $  (448)    $212,040

December 31, 1994
  U.S. Treasury securities
      and obligations of
      U.S. government agencies
      and corporations............. $501,001    $   409    $ (9,280)    $492,130    $126,442    $  206     $ (2,883)    $123,765
  Obligations of states and
      political subdivisions.......                                                  179,346     1,348       14,781)     165,913
  Mortgage-backed securities.......   36,881        195      (2,234)      34,842     138,931       656       (7,315)     132,272
  Other securities.................   14,210         19                   14,229         439        10          (18)         431

      Total securities............. $552,092    $   623    $(11,514)    $541,201    $445,158    $2,220    $ (24,997)    $422,381



    Gross realized gains and losses on available-for-sale securities approximated $83 and $496 in 1996, $87 and $152 in 1995, and $284 and $1,167 in
1994.


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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


SECURITIES-CONTINUED                                                     NOTE G

    On November 15, 1995, the FASB staff issued a Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. In accordance with provisions in that Special Report, One Valley chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $264,842 and the unrealized gain on those securities was $1,996 (net of $1,330 in deferred income taxes), which is included in shareholders' equity.


    The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                          Available-for-Sale        Held-to-Maturity
                                                    Estimated                Estimated
                                         Amortized     Fair       Amortized     Fair
                                             Cost      Value        Cost        Value

Due in one year or less.................. $157,214    $157,863    $  3,073    $  3,103
Due after one year through five years....  326,522     327,618      18,255      18,921
Due after five years through ten years...  160,632     158,179      71,385      72,359
Due after ten years......................   17,934      17,972     124,161     125,014
                                           662,302     661,632     216,874     219,397
Mortgage-backed securities...............  245,734     247,444           0           0
Other....................................   43,000      43,832         448         444

  Total securities....................... $951,436    $952,908    $217,322    $219,841

    At December 31, 1996 and 1995, securities carried at $600,400 and $450,200 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.


LOANS                                                                    NOTE H
Loans are summarized as follows:


                                                December 31
                                            1996           1995

Commercial, financial
    and agricultural................    $  323,146    $  319,432
Real estate:
    Revolving home equity...........       152,006       128,754
    Single family residential.......     1,239,406     1,016,983
    Apartment buildings
        and complexes...............        55,764        44,830
    Commercial......................       418,668       364,913
    Construction....................        53,815        46,967
Installment loans to individuals....       539,144       560,754
Other ..............................        28,263        29,329
    Total loans net of
        unearned income.............     2,810,212     2,511,962
Less allowance for loan losses......        41,745        39,534
Loans - net.........................    $2,768,467    $2,472,428

    One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.


    The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:

                            1996         1995
Balance, January 1..... $ 71,927     $ 73,493
Additions..............   61,639       24,562
Amount collected.......  (27,208)     (26,128)
Balance, December 31... $106,358     $ 71,927

LOANS-CONTINUED                                                          NOTE H

    One Valley originates and sells fixed rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1996, One Valley held loans for sale of approximately $10,000 and had commitments to originate and sell loans of approximately $10,500.


    The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $902,300, $967,700, and $896,500 at December 31, 1996, 1995,
and 1994. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $8,400 and $9,600 at December 31, 1996 and 1995.


    In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which is applicable to One Valley effective January 1, 1997. However, on October 30, 1996, the FASB agreed to defer the effective date for one year for the following transactions: securities lending, repurchase agreements, dollar rolls and other similar secured transactions. The delay in implementation was necessary to allow companies to overcome technological problems in their systems which would create control and accountability issues. Statement No. 125 establishes standards for determining whether certain transfers of financial assets should be considered sales of all or part of the assets or as secured borrowings. Statement No. 125 also establishes standards for settlements of liabilities through the transfer of assets to a creditor or obtaining an unconditional release and whether these settlements should prove the debt extinguished. The adoption of this standard is not expected to have a material effect on One Valley's financial statements.


ALLOWANCE FOR LOAN LOSSES                                                NOTE I

    Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1996, were as follows:


                                                     1996        1995        1994
Balance, January 1      .......................    $39,534     $37,438     $36,484
Charge-offs....................................     (7,038)     (5,611)     (5,985)
Recoveries      ...............................      1,819       1,840       2,151
Net charge-offs................................     (5,219)     (3,771)     (3,834)
Provision for loan losses......................      5,204       5,632       4,788
Balance of acquired subsidiary.................      2,226         235
Balance, December 31...........................    $41,745     $39,534     $37,438

    At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired under FASB No. 114 was $8,900 and $10,100 (of which $3,300 and $2,600 were on a nonaccrual basis). Included in these amounts are $5,900 and $8,100 of impaired loans for which the related allowance for loan losses is $500 and $200, and $3,000 and $2,000 of impaired loans that as a result of writedowns or being well-secured do not have an allowance for loan losses. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995, was approximately $9,000 and $9,500. For the years ended December 31, 1996 and 1995, One Valley recognized interest income on those impaired loans of $880 and $780. The amount of interest income recognized in 1996 and 1995 included less than $100 of interest income recognized using the cash basis method of income recognition.


DEPOSITS                                                                 NOTE J

    Included in interest-bearing deposits are various time deposit products. Time deposits outstanding at December 31, 1996, have scheduled maturities of $978,000 in 1997, $393,000 in 1998, $71,000 in 1999, $42,000 in 2000, $18,000
in 2001, and $2,000 thereafter.


    As of December 31, 1996 and 1995, One Valley had deposits from related parties of $72,600 and $53,300. Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $139,000 in 1996, $116,000 in 1995, and $93,000 in 1994.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


PREMISES AND EQUIPMENT                                                   NOTE K

    The major categories of premises and equipment and accumulated depreciation are summarized as follows:


                                         December 31
                                     1996           1995
Land.............................. $ 18,245     $ 15,655
Buildings and improvements........   83,686       76,993
Equipment.........................   58,971       56,193
Total.............................  160,902      148,841
  Less accumulated depreciation...  (76,815)     (68,153)

Premises and equipment-net........ $ 84,087     $ 80,688

    One Valley has entered into noncancelable lease agreements (operating leases) for certain premises and equipment and outside data processing services. The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is 1997-$4,700; 1998-$3,800; 1999-$3,100; 2000-$3,000; and 2001-$2,900, with $2,400 of commitments extending beyond 2001.


    Total expense under these lease agreements, including cancelable and noncancelable leases, was $3,500 in 1996, 1995, and 1994.


SHORT-TERM AND LONG-TERM BORROWINGS                                      NOTE L

    Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days. The securities underlying the repurchase agreements are under the control of One Valley. Additional details regarding short-term borrowings are set forth below:


                                                        Federal     Repurchase
                                                          Funds     Agreements
                                                      Purchased      and Other
1996
      Average amount outstanding during year....    $  26,612     $  359,667
      Maximum amount outstanding at any month-end      71,563        468,966
      Weighted average interest rate:
          During year...........................         5.38%          4.74%
          End of year...........................         5.40           4.67

1995
      Average amount outstanding during year....    $  24,642     $  264,461
      Maximum amount outstanding at any month-end      54,005        357,501
      Weighted average interest rate:
          During year...........................         5.89%          4.71%
          End of year...........................         5.76           4.71

1994
      Average amount outstanding during year....    $  25,114     $  217,190
      Maximum amount outstanding at any month-end      84,638        322,193
      Weighted average interest rate:
          During year...........................         4.26%          3.34%
          End of year...........................         5.02           3.97



    Several of One Valley's banking subsidiaries are members of the Federal Home Loan Bank (FHLB). A benefit of membership in the FHLB is the availability of short-term and long-term borrowings, in the form of collateralized advances. The advances are collateralized by U.S. Treasury and agency securities, residential mortgage loans, and multi-family mortgage loans with an aggregate book value approximating $57,000 at December 31, 1996. The available lines of credit for short-term and long-term borrowings, at prevailing market interest rates, as of December 31, 1996, approximate $895 million.


    Long-term borrowings of $28,892 and $13,411 at December 31, 1996 and 1995, primarily consist of FHLB advances. The advances mature as follows: 1997 - $7,000; 1998 - $12,000; 1999 - $2,000; 2001 - $5,000; and $2,900 thereafter. The weighted average interest rate of these advances at December 31, 1996, was 6.19%.

INCOME TAXES                                                             NOTE M

    The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:

                                               1996       1995        1994
Current:
      Federal.............................    $23,095    $20,822     $18,772
      State...............................      3,756      3,724       3,244
Deferred Federal and State................         35         (9)       (107)

          Total...........................    $26,886    $24,537     $21,909

    A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:



                                                        1996            1995           1994
Computed tax at statutory federal rate ........... $28,014   35.0% $25,775   35.0% $23,842   35.0%
Plus: State income taxes,
    net of federal tax benefits...................   2,465    3.1    2,450    3.3    1,986    2.9
                                                    30,479   38.1   28,225   38.3   25,828   37.9
Increase (decrease) in taxes resulting from:
    Tax-exempt interest... .......................  (4,861)  (6.1)  (4,484)  (6.1)  (4,348)  (6.4)
    Other-net.....................................   1,268    1.6      796    1.1      429     .6

        Actual tax expense........................ $26,886   33.6% $24,537   33.3% $21,909   32.1%


    Significant components of One Valley's deferred tax assets and liabilities are as follows:




                                              December 31
                                             1996       1995
Deferred tax assets:
    Allowance for loan losses...........    $15,484    $15,559
    Accrued employee benefits...........      3,840      3,355
    Other...............................      1,680      1,541
        Total deferred tax assets.......     21,004     20,455

Deferred tax liabilities:
    Loans...............................      6,026      5,909
    Available-for-sale securities.......        583      4,168
    Premises and equipment..............      3,032      3,239
    Other...............................          0         87
        Total deferred tax liabilities..      9,641     13,403

          Net deferred tax assets.......    $11,363    $ 7,052

    Income taxes (benefit) related to securities losses approximated $(165), $(26), and $(347) in 1996, 1995, and 1994. One Valley made tax payments of approximately $25,000 in 1996, $26,000 in 1995, and $21,000 in 1994.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


EMPLOYEE BENEFIT PLANS                                                   NOTE N

    One Valley has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The funding policy of One Valley is to contribute annually the maximum amount that can be deducted for income tax purposes. During 1996, the CSB Financial Corporation's defined benefit plan was merged into One Valley's defined benefit pension plan.


    The following table presents the funded status of the combined plans and amounts recognized in the consolidated balance sheets at December 31:

                                                                   1996            1995
Actuarial present value of accumulated benefit obligation,
  including vested benefits of
  $24,454 in 1996 and $23,921 in 1995....................... $   26,951     $    25,632

Actuarial present value of projected benefit obligation
  for services rendered to date............................. $  (36,573)    $   (34,944)
Plan assets at fair value, consisting primarily of cash,
  listed stocks, and U.S. bonds.............................     33,080          27,851
Projected benefit obligation in excess of plan assets.......     (3,493)         (7,093)
Unrecognized net asset at November 1, 1987, net of
  amortization..............................................     (1,873)         (2,117)
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions........      2,843           6,662
Unrecognized prior service cost.............................        624             694
Accrued pension cost included in other liabilities.......... $   (1,899)    $    (1,854)

    Following is a summary of the components of net periodic pension cost:


                                                     1996        1995        1994
Service cost-benefits earned during the period... $ 2,133     $ 1,529     $ 1,883
Interest cost on projected benefit obligation....   2,461       2,088       1,991
Actual (return) loss on plan assets..............  (2,674)     (4,332)      1,524
Net amortization and deferral....................     385       2,209      (3,249)

  Net periodic pension cost...................... $ 2,305     $ 1,494     $ 2,149

    The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 7.5% and 7% at December 31, 1996 and 1995. The rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations was 5.5% in 1996 and 1995. The expected long-term rate of return on plan assets was 8.5% in 1996, 1995, and 1994. The unrecognized net loss decreased in 1996 due to the change in the weighted-average discount rate.


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

EMPLOYEE BENEFIT PLANS-CONTINUED                                         NOTE N

    The following table presents the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                    1996            1995
Accumulated postretirement benefit obligation:
  Active plan participants fully eligible for benefits...... $         0     $         0
  Other active participants.................................      (3,147)         (3,064)
  Current retirees..........................................      (2,598)         (2,889)
                                                                  (5,745)         (5,953)
Plan assets.................................................           0               0
Accumulated postretirement benefit obligation in excess of
  plan assets...............................................      (5,745)         (5,953)
Unrecognized transition obligation..........................       3,496           3,714
Unrecognized prior service cost.............................         208             221
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions........        (239)            401

  Accrued postretirement benefit cost included in other
    liabilities............................................. $    (2,280)    $    (1,617)

    Net periodic postretirement benefit cost included the following components:

                                                        1996     1995     1994
Service cost.......................................... $ 230    $ 188    $ 260
Interest cost.........................................   421      403      377
Amortization of transition obligation over 20 years...   231      230      230

  Net periodic postretirement benefit cost............ $ 882    $ 821    $ 867

    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 9% for 1997 and is assumed to decrease gradually to 5.5% in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1996 by $351 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $58.


    The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7% at December 31, 1996 and 1995.


OTHER EXPENSES                                                           NOTE O

    Included in other expenses are supplies expense which approximated $3,459 in 1996, $3,619 in 1995, and $3,447 in 1994 and postage expense which approximated $3,460 in 1996, $3,162 in 1995, and $3,141 in 1994.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)


STOCK OPTION PLANS                                                       NOTE P

    One Valley has nonqualified and incentive stock option plans for certain key employees and directors. One Valley has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related Interpretations in accounting for its employee stock options instead of applying FASB Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, because the exercise price of One Valley's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.


    Pursuant to these plans, an aggregate maximum of 1,200,000 shares of common stock were reserved for issuance, although no more than 120,000 shares, plus any shares carried over from the prior year, may be issued in any calendar year. All options granted have 10 year terms and vest immediately.


    Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if One Valley had accounted for its employee stock options under the fair value method of that Statement. However, pro forma information has not been presented herein because the effect of applying Statement 123's fair value method to One Valley's stock-based awards in 1996 and 1995 results in net income and earnings per share that are not materially different from amounts reported.


    A summary of One Valley's stock option activity and related information for the years ended December 31 follows:


                                               1996                    1995
                                                   Weighted-                Weighted-
                                                   Average                  Average
                                                   Exercise                 Exercise
                                         Options     Price        Options     Price
Outstanding at beginning of year......   526,000     $18.86     489,000     $16.76
Balance of acquired subsidiary........   206,000      12.98           0       0.00
Granted...............................   122,000      24.82     124,000      24.24
Exercised.............................  (168,000)     16.04     (83,000)     14.23
Forfeited.............................         0       0.00      (4,000)     24.20

  Outstanding at end of year..........   686,000      18.57     526,000      18.86

  Exerciseable at end of year.........   686,000      18.57     526,000      18.86

Weighted-average fair value of options
  granted during the year............. $    4.20               $   3.75

    Exercise prices for options outstanding at December 31, 1996, ranged from $8.22 to $28.00. The weighted-average remaining contractual life of those options at December 31, 1996 was 7.5 years.


STOCK SPLITS AND STOCK DIVIDENDS                                         NOTE Q

    On September 18, 1996, One Valley's Board of Directors authorized a five-for-four stock split of common shares effected in the form of a 25% stock dividend to shareholders of record on September 30, 1996. Average shares outstanding and per share amounts included in the consolidated financial statements have been adjusted for the stock split.

REGULATORY MATTERS                                                       NOTE R

    One Valley and its banking subsidiaries are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on One Valley's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, One Valley and each of its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of One Valley and each of its banking subsidiaries' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. One Valley and each of its banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


    Quantitative measures established by regulation to ensure capital adequacy require One Valley and each of its banking subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). One Valley and each of its banking subsidiaries met all capital adequacy requirements to which they were subject at December 31, 1996.


    As of December 31, 1996, the most recent notifications from the banking regulatory agencies categorized One Valley and each of its banking subsidiaries as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, One Valley and each of its banking subsidiaries must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since these notifications that management believes have changed the institutions' category.


    One Valley's and its significant banking subsidiaries', One Valley Bank, National Association and One Valley Bank, Inc., actual capital amounts and ratios are also presented in the following table.


                                                                                             To Be Well
                                                                          Minimum         Capitalized Under
                                                                          Required        Prompt Corrective
                                                       Actual        Regulatory  Capital  Action Provisions
                                                  Amount    Ratio      Amount     Ratio    Amount    Ratio
As of December 31, 1996
    Total Capital (to Risk Weighted Assets)
        One Valley...........................    $419,400     16%    $212,500      8%    $265,600     10%
        One Valley Bank, National Association     150,100     14       84,200      8      105,300     10
        One Valley Bank, Inc.................      47,100     14       27,300      8       34,100     10
    Tier I Capital (to Risk Weighted Assets)
        One Valley...........................     486,100     15%     106,200      4%     159,300      6%
        One Valley Bank, National Association     136,900     13       42,100      4       63,200      6
        One Valley Bank, Inc.................      42,800     13       13,700      4       20,500      6
    Tier I Capital (to Average Assets)
        One Valley...........................     386,100      9%     169,000      4%     211,200      5%
        One Valley Bank, National Association     136,900      8       65,600      4       81,900      5
        One Valley Bank, Inc.................      42,800      8       22,300      4       27,900      5

As of December 31, 1995
    Total Capital (to Risk Weighted Assets)
        One Valley...........................    $380,100     16%    $189,000      8%    $236,200     10%
        One Valley Bank, National Association     145,000     14       81,400      8      101,800     10
        One Valley Bank, Inc.................      46,300     14       26,600      8       33,300     10
    Tier I Capital (to Risk Weighted Assets)
        One Valley...........................     350,600     15%      94,500      4%     141,700      6%
        One Valley Bank, National Association     132,300     13       40,700      4       61,100      6
        One Valley Bank, Inc.................      42,100     13       13,300      4       20,000      6
    Tier I Capital (to Average Assets)
        One Valley...........................     350,600     10%     147,600      4%     184,500      5%
        One Valley Bank, National Association     132,300      8       63,400      4       79,300      5
        One Valley Bank, Inc.................      42,100      8       21,100      4       26,300      5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)


PARENT COMPANY CONDENSED FINANCIAL INFORMATION                           NOTE S

CONDENSED BALANCE SHEETS

                                       December 31
Assets                               1996        1995
  Repurchase agreement with a
    subsidiary bank.............. $ 21,469     $ 26,130
  Securities:
    Available-for-sale...........    9,978       12,820
    Held-to-maturity.............        0          883
  Premises and equipment.........      893          750
  Investment in subsidiaries:
    Commercial and
      federal savings banks......  382,678      325,224
    Non-banks....................    6,391        6,027
  Other assets...................    4,922        4,865
    Total assets................. $426,331     $376,699

Liabilities
  Short-term borrowings.......... $  5,793     $      0
  Other liabilities..............   11,961       10,397
    Total liabilities............   17,754       10,397

Shareholders' Equity
  Common stock...................  249,232      180,166
  Capital surplus................   73,834       34,603
  Retained earnings..............  152,006      168,625
  Unrealized gain................      883        6,252
  Treasury stock.................  (67,378)     (23,344)
    Total shareholders' equity...  408,577      366,302
    Total liabilities and
      shareholders' equity....... $426,331     $376,699

CONDENSED STATEMENTS OF INCOME

                                         Year Ended December 31
                                        1996       1995        1994
Income:
  Dividends from subsidiaries........ $51,258     $47,290     $35,426
  Other income.......................   4,222       3,788       3,078
    Total income.....................  55,480      51,078      38,504

Expenses:
  Salaries and employee benefits.....   8,108       6,749       7,200
  Other expenses.....................   4,804       5,028       3,268
  Interest expense...................     280          18          14
    Total expenses...................  13,192      11,795      10,482
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries....................  42,288      39,283      28,022
Applicable income tax (benefit)......  (3,403)     (3,034)     (2,927)
Income before equity in undistributed
  earnings of subsidiaries...........  45,691      42,317      30,949
Equity in undistributed earnings
  of subsidiaries....................   7,464       6,789      15,262
    Net income....................... $53,155     $49,106     $46,211


CONDENSED STATEMENTS OF CASH FLOWS
                                          Year Ended December 31
                                        1996         1995        1994
Operating Activities:
  Net income........................ $ 53,155     $ 49,106     $ 46,211
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Depreciation & amortization.....      245          238          220
    Equity in undistributed
      earnings of subsidiaries......   (7,464)      (6,789)     (15,262)
    Net change in other assets
      and other liabilities.........    1,441        3,396       (3,531)
      Net cash provided by
        operating activities........   47,377       45,951       27,638

Investing Activities:
  Purchase of securities:
    Available-for-sale..............   (8,028)      (6,210)      (5,108)
    Held-to-maturity................                               (912)
  Proceeds from maturities and sales
    of securities:
    Available-for-sale..............   10,982          196
    Held-to-maturity................      860
  Investment in subsidiaries........                (5,139)      (2,500)
  Purchase of equipment.............     (427)        (292)        (638)
    Net cash provided by (used in)
      investing activities..........    3,387      (11,445)      (9,158)

Financing Activities:
  Net change in short-term
    borrowings......................    5,793
  Proceeds from issuance of
    common stock....................    2,844        1,185          340
  Purchase of treasury stock........  (44,034)     (12,971)      (7,244)
  Cash dividends paid...............  (20,028)     (17,918)     (16,089)
    Net cash used in
      financing activities..........  (55,425)     (29,704)     (22,993)

(Decrease) increase in
  cash and cash equivalents.........   (4,661)       4,802       (4,513)

Cash and cash equivalents at
  beginning of year.................   26,130       21,328       25,841

Cash and cash equivalents at
  end of year....................... $ 21,469     $ 26,130     $ 21,328

FAIR VALUE OF FINANCIAL INSTRUMENTS                                      NOTE T

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


LOANS

    The fair values of fixed-rate commercial, mortgage, and consumer loans are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.


ACCRUED INTEREST

    The carrying value of accrued interest approximates its fair value.


DEPOSITS

    The fair values of demand deposits (i.e. interest and non-interest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying values. Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. FASB Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the estimated fair value of total deposits at December 31, 1996 and 1995.


SHORT-TERM BORROWINGS

    The carrying values of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.


LONG-TERM BORROWINGS

    The fair values of long-term borrowings are estimated using discounted cash flow analyses based on One Valley's current incremental borrowing rates for similar types of borrowing arrangements.


COMMITMENTS

    The fair values of commitments (standby letters of credit and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1996 and 1995, approximate their carrying value.

    The fair values of One Valley's financial instruments are summarized below:


                                December 31, 1996         December 31, 1995
                              Carrying       Fair        Carrying       Fair
                                Amount       Value        Amount       Value
Cash and cash equivalents..... $  160,874    $  160,874    $  165,676    $  165,676
Securities....................  1,170,230     1,172,749     1,076,852     1,083,739
Loans.........................  2,768,467     2,780,519     2,472,428     2,502,771
Accrued interest receivable...     34,129        34,129        32,307        32,307
Deposits......................  3,406,016     3,408,753     3,048,336     3,053,777
Short-term borrowings.........    378,074       378,074       389,780       389,780
Long-term borrowings..........     28,892        28,802        13,411        13,449
Accrued interest payable......     15,639        15,639        15,332        15,332

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)


COMMITMENTS AND CONTINGENT LIABILITIES                                   NOTE U


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


STANDBY LETTERS OF CREDIT

    These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of approximately $44,000 as of December 31, 1996. Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.


LOAN COMMITMENTS

    As of December 31, 1996, the Bank had commitments outstanding to extend credit at prevailing market rates approximating $479,000. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.


LOANS SOLD WITH RECOURSE

    One Valley is contingently liable on certain loans previously sold by an acquired company. At December 31, 1996, there was approximately $29,900 in outstanding loans sold with recourse. Pursuant to the terms of an Indemnity Agreement with the Federal Deposit Insurance Corporation (FDIC), successor to the obligations of the Resolution Trust Corporation, the FDIC is obligated to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.

QUARTERLY FINANCIAL DATA (UNAUDITED)                                     NOTE V

 Quarterly financial data for 1996 and 1995 is summarized below:


                                                                      1996                                     1995
                                                                Three Months Ended                      Three Months Ended
                                                      March 31  June 30    Sept 30   Dec 31   March 31   June 30   Sept 30    Dec 31

Interest income .....................................  $72,860   $77,874   $80,463   $80,956   $67,301   $70,742   $71,817   $72,512
Interest expense ....................................   32,022    34,361    36,306    36,596    27,995    30,422    31,057    31,606
 Net interest income.................................   40,838    43,513    44,157    44,360    39,306    40,320    40,760    40,906
Provision for loan losses ...........................    1,149     1,334     1,353     1,368     1,113     1,113     1,762     1,644
Net interest income after provision for loan losses .   39,689    42,179    42,804    42,992    38,193    39,207    38,998    39,262
Other income, excluding securities gains.............    9,778    10,381    10,408    10,638     8,796     9,676     9,666     9,501
Securities transactions .............................     (294)       28      (147)        0         7        13       (86)        1
Other expenses ......................................   30,217    31,378    35,143    31,677    30,364    30,462    30,061    28,704
Income before income taxes...........................   18,956    21,210    17,922    21,953    16,632    18,434    18,517    20,060
Applicable income taxes..............................    6,308     7,170     5,902     7,506     5,344     6,137     6,187     6,869
   Net income........................................  $12,648   $14,040   $12,020   $14,447   $11,288   $12,297   $12,330   $13,191

Per Share Data:
 Average shares outstanding (in thousands)...........   20,992    21,985    22,360    22,238    21,349    21,693    21,449    21,326
 Net income per share ..............................   $   .60   $   .64   $   .54   $   .65   $   .53   $   .57   $   .57   $   .62
 Dividends per share ................................      .22       .22       .24       .24       .20       .20       .22       .22
 High bid/share .....................................    26.20     27.80     31.60     37.75     24.80     24.90     26.80     27.70
 Low bid/share ......................................    24.70     24.50     27.00     31.25     22.40     23.00     24.40     24.90

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




The Board of Directors and Shareholders
One Valley Bancorp, Inc.

    We have audited the accompanying consolidated balance sheets of One Valley Bancorp, Inc. and subsidiaries (One Valley) as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of One Valley's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Charleston, West Virginia
January 21, 1997


                                                     /s/  Ernst & Young LLP


SIX-YEAR AVERAGE BALANCE SHEET SUMMARY

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands)



                                     1996           1995            1994            1993             1992            1991
                                          % OF           % OF            % OF            % OF             % OF            % OF
                               $          TOTAL $        TOTAL  $        TOTAL  $        TOTAL  $         TOTAL $        TOTAL
ASSETS
Loans:
  Taxable...................... 2,650,425   65  2,397,405   65  2,202,716   62  2,032,527   58  1,929,592   57  1,549,386   56
  Tax-exempt...................    43,740    1     33,977    1     34,430    1     31,153    1     30,351    1     32,443    1
   Total loans................. 2,694,165   66  2,431,382   66  2,237,146   63  2,063,680   59  1,959,943   58  1,581,829   57
  Less: Allowance for losses...    41,348    1     38,810    1     37,460    1     36,932    1     33,170    1     24,599    1
   Total loans-net............. 2,652,817   65  2,392,572   65  2,199,686   62  2,026,748   58  1,926,773   57  1,557,230   56
Investment Securities:
  Taxable......................   948,239   23    810,089   22    874,901   25    973,890   28    966,198   29    740,927   27
  Tax-exempt...................   204,742    5    187,180    5    176,079    5    100,577    3     83,261    2     93,893    3
   Total securities............ 1,152,981   28    997,269   27  1,050,980   30  1,074,467   31  1,049,459   31    834,820   30
Federal funds sold & other.....    16,815    0     32,595    1     27,363    1    100,270    3    119,696    4    146,612    5
   Total earning assets........ 3,822,613   93  3,422,436   93  3,278,029   93  3,201,485   92  3,095,928   92  2,538,662   91
Other assets...................   281,907    7    266,775    7    262,422    7    265,776    8    277,317    8    233,239    9
     Total assets.............. 4,104,520  100  3,689,211  100  3,540,451  100  3,467,261  100  3,373,245  100  2,771,901  100

       LIABILITIES &
    SHAREHOLDERS' EQUITY
Interest Bearing Liabilities:
  Time & savings deposits...... 2,886,158   70  2,625,910   71  2,518,539   71  2,498,420   72  2,455,775   73  2,047,057   74
  Short-term borrowings........   382,821    9    289,103    8    242,304    6    214,460    6    221,601    6    168,061    6
  Long-term borrowings.........    18,602    0     11,416    0     22,931    1     36,088    1     25,703    1     15,653    0
   Total interest bearing
     liabilities............... 3,287,581   79  2,926,429   79  2,783,774   78  2,748,968   79  2,703,079   80  2,230,771   80
Demand deposits................   384,817    9    380,996   10    412,016   12    396,711   11    373,488   11    296,347   11
Other liabilities..............    42,417    1     33,513    1     28,937    1     26,849    1     27,671    1     29,510    1
   Total liabilities........... 3,714,815   89  3,340,938   90  3,224,727   91  3,172,528   91  3,104,238   92  2,556,628   92
Shareholders' equity...........   389,705   11    348,273   10    315,724    9    294,733    9    269,007    8    215,273    8
   Total liabilities &
     shareholders' equity...... 4,104,520  100  3,689,211  100  3,540,451  100  3,467,261  100  3,373,245  100  2,771,901  100


SIX-YEAR NET INTEREST INCOME SUMMARY

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands)





                                         1996            1995            1994            1993          1992           1991
                                              % OF            % OF            % OF            % OF          % OF            % OF
                                              TOTAL          TOTAL           TOTAL           TOTAL         TOTAL           TOTAL
                                           INTEREST       INTEREST        INTEREST        INTEREST      INTEREST        INTEREST
                                    $        INCOME  $      INCOME  $       INCOME  $       INCOME  $     INCOME  $       INCOME


Interest Income*:
 Loans:
   Taxable ........................   235,153  73.6  217,034  75.0  189,040   73.2  179,971   71.3  186,681  69.7  165,539   66.8
   Tax-exempt .....................     4,328   1.3    3,774   1.3    3,618    1.4    3,255    1.3    3,133   1.2    3,866    1.6
     Total loans ..................   239,481  74.9  220,808  76.3  192,658   74.6  183,226   72.6  189,814  70.9  169,405   68.4
 Securities
   Taxable .......................     62,447  19.5   50,693  17.6   48,881   19.0   55,868   22.2   64,466  24.1   58,483   23.6
   Tax-exempt ....................     17,040   5.4   15,941   5.5   15,497    6.0   10,146    4.0    9,059   3.4   10,721    4.3
    Total securities .............     79,487  24.9   66,634  23.1   64,378   25.0   66,014   26.2   73,525  27.5   69,204   27.9
 Funds sold & other ..............        664   0.2    1,830   0.6    1,037    0.4    3,104    1.2    4,290   1.6    9,142    3.7
     Total interest income........    319,632  00.0  289,272 100.0  258,073  100.0  252,344  100.0  267,629 100.0  247,751  100.0

Interest Expense:
  Deposits .......................    119,865  37.5  106,493  36.8   85,221   33.0   90,807   36.0  109,713  41.0  120,437   48.6
  Short-term borrowings ...........    18,276   5.7   13,899   4.8    8,491    3.3    6,270    2.5    8,203   3.1    8,947    3.6
  Long-term borrowings.............     1,144   0.4      688   0.3    1,185    0.5    2,709    1.1    2,123   0.8    1,529    0.6
   Total interest expense ........    139,285  43.6  121,080  41.9   94,897   36.8   99,786   39.6  120,039  44.9  130,913   52.8
Tax equivalent
  net interest income.............    180,347  56.4  168,192  58.1  163,176   63.2  152,558   60.4  147,590  55.1  116,838   47.2
Tax equivalent adjustment ........      7,479   2.3    6,900   2.4    6,690    2.6    4,645    1.8    4,145   1.5    4,959    2.0

Net interest income...............    172,868  54.1  161,292  55.7  156,486   60.6  147,913    58.6 143,445  53.6  111,879   45.2

SUMMARY OF AVERAGE RATES
 EARNED & PAID*

Taxable loans ...................        8.87%          9.05%          8.58%           8.85%           9.67%        10.68%
Tax-exempt loans ................        9.89          11.11          10.51           10.45           10.32         11.92
 Net loans .......................       9.03           9.23           8.76            9.04            9.85         10.88
Taxable securities ..............        6.59           6.26           5.59            5.74            6.67          7.89
Tax-exempt securities............        8.32           8.52           8.80           10.09           10.88         11.42
 Total securities................        6.89           6.68           6.13            6.14            7.01          8.29
Funds sold & deposits ...........        3.95           5.61           3.79            3.10            3.58          6.24

 Total earning assets ...........              8.36%          8.45%           7.87%            7.88%         8.64%           9.76%

Time & savings deposits .........        4.15           4.06           3.38            3.63            4.47          5.88
Short-term borrowings ...........        4.77           4.81           3.50            2.92            3.70          5.32
Long-term borrowings.............        6.15           6.03           5.17            7.51            8.26          9.77
 Total interest cost ............        4.24           4.14           3.41            3.63            4.44          5.87

 Total cost of all funds ........              3.64           3.54            2.89             3.11          3.87            5.16
  Net interest margin............              4.72%          4.91%           4.98%            4.77%         4.77%           4.60%
* INTEREST INCOME AND YIELDS ARE COMPUTED ON A FULLY TAXABLE EQUIVALENT BASIS
USING THE RATES OF 35% FOR 1996 THROUGH 1993 AND 34% FOR 1992 AND 1991.


SIX-YEAR OPERATING INCOME SUMMARY

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands)






                                            1996            1995           1994           1993           1992           1991
                                                 % OF            % OF           % OF           % OF           % OF           % OF
                                             ADJUSTED        ADJUSTED       ADJUSTED       ADJUSTED       ADJUSTED       ADJUSTED
                                            OPERATING       OPERATING      OPERATING      OPERATING      OPERATING      OPERATING
                                        $      INCOME   $      INCOME  $      INCOME  $      INCOME  $      INCOME $       INCOME
Interest income.......................  312,153  88.5   282,372  88.3  251,383  87.3  247,699  86.3  263,484  87.7  242,792  91.0

Interest expense .....................  139,285  39.5   121,080  37.8   94,897  33.0   99,786  34.8  120,039  39.9  130,913  49.1

Net interest income...................  172,868  49.0   161,292  50.5  156,486  54.3  147,913  51.5  143,445  47.8  111,879  41.9
Provision for loan losses.............    5,204   1.5     5,632   1.8    4,788   1.7    5,788   2.0   11,389   3.8    6,671   2.5

Net interest income after
  provision for loan losses ..........  167,664  47.5   155,660  48.7  151,698  52.6  142,125  49.5  132,056  44.0  105,208  39.4

Other Income:
 Trust Department income .............    9,322   2.7     8,203   2.5    7,892   2.7    7,272   2.5    6,041   2.0    5,327   2.0
 Service charges on
  deposit accounts ...................   14,572   4.1    13,877   4.3   11,441   4.0   11,963   4.2   11,281   3.7    8,981   3.4
 Other service
  charges and fees....................   11,241   3.2     9,839   3.1    9,921   3.4   12,163   4.2   12,689   4.2    5,954   2.2
 Other operating income ..............    6,070   1.7     5,720   1.8    8,191   2.8    7,794   2.8    6,790   2.3    4,441   1.7
 Securities transactions .............     (413) (0.1)      (65) (0.0)    (867) (0.3)     113   0.0      (35) (0.0)    (730) (0.3)
   Total other income.................   40,792  11.6    37,574  11.7   36,578  12.6   39,305  13.7   36,766  12.2   23,973   9.0

Operating Expenses:
 Salaries & benefits .................   64,631  18.3    62,126  19.4    63,042  21.8  61,511  21.4   55,457  18.4   46,236  17.3
 Occupancy expense....................    6,887   2.0     6,305   2.0     6,014   2.1   6,206   2.2    6,199   2.1    4,315   1.6
 Equipment expense....................    9,137   2.6     8,761   2.7     8,468   2.9  10,604   3.7   10,503   3.5    8,759   3.3
 External computer costs..............    5,692   1.6     5,285   1.6     5,304   1.8   5,041   1.8    2,962   1.0    2,126   0.8
 Other expense .......................   42,068  11.9    37,114  11.6    37,328  13.1  41,788  14.5   40,417  13.5   30,610  11.5
   Total operating expenses ..........  128,415  36.4   119,591  37.3   120,156  41.7 125,150  43.6  115,538  38.5   92,046  34.5

Income before tax ....................   80,041  22.7   73,643   23.1    68,120  23.5  56,280  19.6   53,284  17.7   37,135  13.9
Applicable income taxes ..............   26,886   7.6   24,537    7.7    21,909   7.6  18,326   6.4   16,646   5.5   10,743   4.0

Net income ...........................   53,155  15.1   49,106   15.4    46,211  15.9  37,954  13.2   36,638  12.2   26,392   9.9


* ADJUSTED OPERATING INCOME EQUALS INTEREST INCOME PLUS OTHER INCOME.



Per Share Summary
 (in dollars, except average shares)       1996             1995            1994            1993             1992            1991
Net income..........................           2.43             2.29            2.16            1.76             1.70          1.37
Cash dividends......................           0.92             0.83            0.75            0.67             0.56          0.50
Stock dividends.....................             25%               0               0          50%/20%               0             0
Average shares......................     21,896,000       21,468,000      21,415,000      21,546,000       21,514,000    19,201,000

DIRECTORS OF ONE VALLEY BANCORP

Phyllis H. Arnold
EXECUTIVE VICE PRESIDENT,
ONE VALLEY BANCORP, INC.
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK, N.A.

Charles M. Avampato
PRESIDENT, CLAY FOUNDATION, INC.

Robert F. Baronner
CHAIRMAN OF THE BOARD,
ONE VALLEY BANCORP, INC.

C. Michael Blair
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK - NORTH

James K. Brown
ATTORNEY, JACKSON & KELLY

Nelle Ratrie Chilton
VICE PRESIDENT AND DIRECTOR, DICKINSON
FUEL COMPANY, INC. AND TERRA CO., INC.

Ray Marshall Evans, Jr.
PRESIDENT, DICKINSON COMPANY,
CHESAPEAKE MINING COMPANY AND
HUBBARD PROPERTIES, INC.,
VICE PRESIDENT, GEARY SECURITIES

James Gabriel
PRESIDENT & CEO, GABRIEL BROTHERS, INC.

Phillip H. Goodwin
PRESIDENT, CAMCARE AND
CHARLESTON AREA MEDICAL CENTER

Thomas E. Goodwin
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK OF RONCEVERTE, N.A.

Cecil B. Highland, Jr.
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK OF CLARKSBURG, N.A.,
PRESIDENT, CLARKSBURG PUBLISHING CO.

Bob M. Johnson
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK - CENTRAL VIRGINIA

Robert E. Kamm, Jr.
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK OF SUMMERSVILLE, INC.

David E. Lowe
EXECUTIVE VICE PRESIDENT,
CHARLES RYAN & ASSOCIATES

John D. Lynch
VICE PRESIDENT, DAVIS LYNCH GLASS CO.

Edward H. Maier
PRESIDENT, GENERAL CORPORATION

J. Holmes Morrison
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANCORP, INC.
CHAIRMAN OF THE BOARD,
ONE VALLEY BANK, N.A.

Charles R. Neighborgall, III
PRESIDENT, THE NEIGHBORGALL CONSTRUCTION CO.

Robert O. Orders, Sr.
CHIEF EXECUTIVE OFFICER,
ORDERS CONSTRUCTION COMPANY

John L. D. Payne
PRESIDENT, PAYNE-GALLATIN MINING CO.

Angus E. Peyton
ATTORNEY, BROWN & PEYTON

Lacy I. Rice, Jr.
VICE CHAIRMAN OF THE BOARD,
ONE VALLEY BANCORP, INC.,
ATTORNEY, BOWLES, RICE, MCDAVID
GRAFF & LOVE

Brent D. Robinson
PRESIDENT & CHIEF EXECUTIVE OFFICER,
ONE VALLEY BANK OF HUNTINGTON

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

Richard B. Walker
CHAIRMAN OF THE BOARD AND CEO,
CECIL I. WALKER MACHINERY CO.

H. Bernard Wehrle, III
PRESIDENT, MCJUNKIN CORPORATION

John Henry Wick, III
VICE PRESIDENT,
DICKINSON FUEL COMPANY, INC.

Thomas D. Wilkerson
SENIOR AGENT,
NORTHWESTERN MUTUAL LIFE INSURANCE CO.

HONORARY MEMBERS
John T. Chambers





ONE VALLEY BANCORP SENIOR MANAGEMENT

J. Holmes Morrison
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Phyllis H. Arnold
EXECUTIVE VICE PRESIDENT

Frederick H. Belden, Jr.
EXECUTIVE VICE PRESIDENT AND ASSISTANT CORPORATE SECRETARY

Laurance G. Jones
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Robert E. Kamm, Jr.
SENIOR VICE PRESIDENT

William M. Kidd
SENIOR VICE PRESIDENT - CREDIT POLICY AND LOAN ADMINISTRATION

Merrell S. McIlwain II
SENIOR VICE PRESIDENT - GENERAL COUNSEL AND CORPORATE SECRETARY

Terry T. Puster
SENIOR VICE PRESIDENT

Kenneth R. Summers
SENIOR VICE PRESIDENT

AFFILIATE DIRECTORS


ONE VALLEY BANK,
NATIONAL ASSOCIATION
ONE VALLEY SQUARE
CHARLESTON, WV  25326

    Phyllis H. Arnold*
    Charles M. Avampato
    Robert F. Baronner
    James K. Brown
    Nelle Ratrie Chilton
    Ray Marshall Evans, Jr.
    Robert F. Goldsmith
    Phillip H. Goodwin
    O. Nelson Jones
    Carl E. Little
    David E. Lowe
    Edward H. Maier
    J. Holmes Morrison
    Robert O. Orders, Sr.
    John L. D. Payne
    Angus E. Peyton
    William A. Rice, Jr.
    K. Richard C. Sinclair
    James C. Smith
    James R. Thomas, II
    Edwin H. Welch
    John Henry Wick, III
    Thomas D. Wilkerson
    James D. Williams

HONORARY MEMBERS
    John T. Chambers

ONE VALLEY BANK OF
SUMMERSVILLE
811 MAIN STREET
SUMMERSVILLE, WV  26651

    Roy V. Groves
    W. H. Henderson, Jr.
    Charles H. Hinkle
    Robert E. Kamm, Jr.*
    David Lackey
    Glenn H. McMillion
    Robert C. Rader

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

    Marcia Allen Broughton
    Earl N. Flowers
    John C. Hart
    J. Cecil Jarvis
    Cecil B. Highland, Jr.
    C. William Johnson
    William M. Kidd
    Larry F. Mazza*
    Ronald E. Ohl
    Kenneth R. Summers
    Leonard J. Timms, Jr.

ONE VALLEY BANK, FSB
610 VIAND STREET
POINT PLEASANT, WV  25550

    Phyllis H. Arnold
    Gary L. Brown*
    Brian J. Fox
    Laurance G. Jones
    William M. Kidd
    Bryan F. Stepp



ONE VALLEY BANK OF
OAK HILL
100 MAIN STREET
OAK HILL, WV  25901

    John M. Frazier*
    George W. Jones, III
    James E. Lively
    William E. Meador
    Marilyn T. Montgomery
    Donald C. Newell, Jr.
    Roy Shrewsbury, II
    N. M. Steen

HONORARY MEMBERS
    Elizabeth M. Lewis

ONE VALLEY BANK OF
RONCEVERTE, N.A.
100 MAPLEWOOD AVENUE
RONCEVERTE, WV  24970

    Gary M. Ambler
    Thomas E. Goodwin
    Norman O. Nutter
    Michael O'Brien
    Donald E. Parker, Jr.
    Henry E. Riffe
    John L. Robertson
    Paul G. Robinson*
    David Sebert
    Marion Shiflet

ONE VALLEY BANK
EAST, N.A.
148 SOUTH QUEEN STREET
MARTINSBURG, WV  25401

    Walter L. Butler
    James W. Dailey, II
    Deborah J. Dhayer
    Conrad C. Hammann
    Charles A. Hensell
    James B. Hutzler
    Robert A. McMillan
    John M. Miller, III
    Ellen M. Parsons
    Bonn A. Poland, III
    Lacy I. Rice, Jr.
    Douglas M. Roach
    William D. Stegall*
    John L. Van Metre, Jr.

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

    J. G. Call
    W. Dan Egnor
    Charlene Farrell
    Stephen G. Fox
    Henry M. Kayes
    Sara H. Lowe
    Charles R. Neighborgall, III
    Stephen G. Roberts
    Brent D. Robinson*
    David P. Reed
    J. Roger Smith
    Kevin D. Thompson

ONE VALLEY BANK
CENTRAL VIRGINIA
2120 LANGHORNE ROAD
LYNCHBURG, VA 24501

    Donald W. Britton
    William J. Conner
    Bob M. Johnson*
    Laurance G. Jones
    William M. Kidd
    Robert M. O'Brian
    William F. Overacre
    Edgar J.T. Perrow
    Jerry T. Price
    George P. Ramsey, III
    F. Rogers Vaden

* PRESIDENT AND CEO