Form 10-K, Exhibit 13
period 1997-12-31
ONE VALLEY BANCORP INC
filed 1998-03-16
CIK 351616

                                                                      EXHIBIT 13


            ONE VALLEY BANCORP, INC.'S ANNUAL REPORT TO SHAREHOLDERS

   -----------------------------------------------------------------------------
   ONE VALLEY BANCORP, INC.
   ANNUAL REPORT 1997
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   Contents
   -----------------------------------------------------------------------------

   Financial Highlights........................................................1
   Report to Customers, Employees, Owners......................................2
   Management's Discussion and Analysis........................................4
   Consolidated Financial Statements..........................................25
   Six-Year Financial Summaries...............................................43
   One Valley Bancorp Directors and Senior Management.........................46
   Additional Shareholder Information.........................................47
   Directors of Affiliate Banks...............................................48

--------------------------------------------------------------------------------
Financial Highlights
--------------------------------------------------------------------------------

(Dollars in thousands, except per share data)

                                                                                  1997                    1996         % CHANGE
For The Year
     Net interest income.................................................      $   179,186             $   172,868        3.65%
     Net income..........................................................           57,364                  53,155        7.92
     Average Balances
         Total loans - net...............................................        2,809,252               2,652,817        5.90
         Total assets....................................................        4,387,065               4,104,520        6.88
         Deposits........................................................        3,438,441               3,270,975        5.12
         Equity..........................................................          413,226                 389,705        6.04

At Year-End
     Year-end Balances
         Total loans - net...............................................      $ 2,926,992             $ 2,768,467        5.73%
         Total assets....................................................        4,582,264               4,267,303        7.38
         Deposits........................................................        3,517,562               3,406,016        3.27
         Equity..........................................................          424,275                 408,577        3.84

Per Share
     Net income:
         Basic...........................................................      $      2.10             $      1.94        8.25%
         Diluted.........................................................             2.07                    1.91        8.38
     Cash dividends......................................................             0.80                    0.74        8.11
     Book value..........................................................            15.61                   14.77        7.51

--------------------------------------------------------------------------------
REPORT TO CUSTOMERS EMPLOYEES OWNERS
--------------------------------------------------------------------------------


                         (Photo of J. Holmes Morrison)
                      J. Holmes Morrison, President and CEO

     One Valley Bancorp continued to perform well in 1997 as net income increased for the sixteenth consecutive year, and earnings per share increased for the eleventh consecutive year. The unwavering focus on its three main constituencies of customers, employees and owners, as well as the communities it serves, enabled One Valley to once again reach record levels in assets, loans, deposits and shareholders' equity, while maintaining its excellent asset quality. Likewise, concentration on the basic financial fundamentals of profitability, asset quality, operational efficiency, capital adequacy, liquidity and sound management of interest rate risk positioned One Valley to continue to enhance long-term shareholder value.

Net Income increased for the 16th consecutive year

     Net income per share increased 8.3% to $2.10 in 1997 compared to $1.94 in 1996, restated to reflect the August 19, 1997 25% stock dividend. Net income reached a record level of $57.4 million in 1997 versus the $53.2 million earned in 1996. Return on average assets rose slightly to 1.31% in 1997, while return on equity increased to 13.88% as average shareholders' equity grew 6.0% to $413.2 million. One Valley's capital ratios remained strong as equity to average assets was 9.42%, and the risk based capital ratio, a regulatory measure of capitalization, was 15.69% versus the regulatory requirement of 8.0%. Cash dividends per share increased 8.1% to a record $0.80 in 1997 and represented the sixteenth consecutive annual increase in cash dividends per share.
     Growth in net income was fueled by a 7.3% increase in average earning assets and a 12.7% increase in non-interest income, which offset a decline in the net interest margin of 4.56% in 1997 versus 4.72% in 1996. The narrowing in the net interest margin was attributable to higher rates paid on deposits and more competitive loan rates, due to the flattening of the yield curve throughout the year. As noted, growth in non-interest income, led by trust income and other fees, partially balanced the decline in the net interest margin. Additionally, good control of operating expenses enabled One Valley to continue to lower its efficiency ratio, which is a measure used to evaluate operational efficiency, to 56.6% in 1997, compared to a three-year long-range plan target of 55.0% by 1998.
     One Valley continued its tradition of sound asset quality in 1997 despite an increase in net charge-offs from .19% of loans in 1996 to .26%, which is still a relatively low level. Non performing assets declined at the end of 1997 to $9.2 million or 0.31% of total loans, which was more than adequately covered by the loan loss reserve of $41.7 million, or a 452% coverage ratio. The foregoing asset quality ratios have been recognized as among the best in the industry.
     On page 24 of this report is a definition of terms which should aid in the understanding of this report as well as the management discussion and analysis which follows. The "Management's Discussion and Analysis" section on pages 4 through 23 provides a comprehensive review of the financial condition and results of operations of One Valley for 1997 and prior years, and should be read in its entirety. Some of the highlights include:

     o Net income grew at a 9.4% compound annual growth rate over the last five years, while earnings per share grew at a 9.1% annual rate during the same period. Return on assets averaged 1.27% over the past five years, while return on equity averaged 13.83% over the same time.

     o Loans grew 7.8% per year while deposits grew 4.0% per year over the past five years.

     o One Valley's strong capital position has been maintained over the last five years due to a 9.0% compound growth rate in equity, thereby producing an average equity to assets ratio of 9.2% during this period.

     o Owners have benefited from One Valley's consistent growth as dividends per share grew at a 12.2% compound annual rate for the five-year period ended December 31, 1997.

     Other highlights during 1997 were as follows:
     o In May, U.S. Banker magazine ranked One Valley as the eighth best performing bank of the 100 largest banks in the country based upon a composite quality criteria of profitability, asset quality, operating efficiency and capital adequacy. This is the second year in a row One Valley has been ranked in the top ten.
     o One Valley was named to Keefe Bruyette and Woods' "1997 Honor Roll" of banks for being one of eleven banks in their universe of 127 banks to report ten consecutive years of increased earnings per share.
     o The third quarter five-for-four stock split effected in the form of a 25% stock dividend.
     o Owners realized a 33.7% total return on their investment in One Valley during 1997, and an 18.5% compound annual rate of return over the past five years.
     o One Valley's market capitalization exceeded $1 billion for the first time in 1997 and One Valley ranked as the 86th largest bank in the country in terms of market capitalization at year-end.
     o Announced in October the purchase of fifteen branches in Charlottesville, Virginia and surrounding counties from Wachovia Corporation. These branches included $290 million in deposits and $127 million in loans and the purchase was the result of Wachovia's divestiture in connection with its previously announced acquisition of Jefferson National Bank and Central Fidelity National Bank.
     o Signed a definitive agreement in December to merge with FFVA Financial Corporation, a $553 million thrift holding company headquartered in Lynchburg, Virginia.
     o Sold One Valley's corporate trust servicing business to the Bank of New York.
     o Expanded One Valley's ATM network to 235 locations as a result of new ATM's located at quality convenience stores.
     o Introduced the "Freedom" marketing campaign to highlight consumers' choice of expanded banking convenience and products through PC banking and bill payment together with telephone banking and bill payment -- One Valley customers can now bank anytime, anywhere.

     In reviewing the year 1997, One Valley experienced another year of growth and profitability, while providing comprehensive products and services that meet our customers' needs. In addition, progress was made on improving our operational efficiency through the use of technology and consolidating those functions that are transparent to the customer.
     As 1998 unfolds, One Valley must continue those initiatives begun in 1997 to enhance customer relationships by providing solutions to their needs and making operations appear seamless to the customer. Certainly 1998 presents many challenges to One Valley as the newly acquired Virginia offices, which will represent more than 20% of assets, are integrated into the company. Likewise, the continuation of the flat yield curve in 1998, in which the 30-year U. S. Treasury Bond yield is less than 1/2 of one percentage point higher than the overnight Federal Funds rate, will continue to put pressure on the net interest margin. Nevertheless by continuing to focus on the sound financial fundamentals referred to earlier in this report, One Valley should report another good year in 1998.

[Bar graph appears here with the following plot points]

Net Income and Dividends Per Share

Year           Net Income               Dividends
1992                $1.36                    $.45
1993                $1.41                    $.54
1994                $1.73                    $.60
1995                $1.83                    $.66
1996                $1.94                    $.74
1997                $2.10                    $.80



[Graph appears here with the following plot points]

Ten-Year Total Return To Shareholders*

                    1987      1989      1991      1993      1995      1997


(Need Plot Points here)

Assumes initial investment of $1,000 and reinvestment of all dividends. Graph presents past performance and is not indicative of future results.

     In accordance with One Valley's retirement policy, Robert O. Orders, Sr. will retire from the board in April 1998. Bob has had an outstanding career in building a very successful construction company. With this same entrepreneurial spirit, he has been a valuable member of One Valley's board for many years as well as having provided keen insight to its executive committee.
     In addition, C. Michael Blair has elected to take early retirement from his position as President and CEO of One Valley Bank - North and completes his term as a member of the board. He will continue to serve as Chairman of the Board of One Valley Bank - North.
     As we move towards the next century, One Valley will continue to focus on serving its three main constituencies of customers, employees and owners as well as the communities it serves.

Respectfully submitted,


J. Holmes Morrison
President and CEO

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTRODUCTION
     One Valley Bancorp, Inc. (One Valley) is a multi-bank holding company headquartered in Charleston, West Virginia. It operates eleven bank subsidiaries ranging in size from $120 million to $1.9 billion and includes five national banks. Through these banks, One Valley serves 56 cities and towns with a full range of banking services in 88 locations strategically located throughout West Virginia and central Virginia. One Valley is also the parent of a real estate management corporation that owns and operates a fifteen-floor office building in Charleston, West Virginia. This office building is the headquarters for One Valley Bancorp and the main office location of its lead bank. At December 31, 1997, One Valley had approximately $4.6 billion in total assets, $3.0 billion in total loans, and $3.5 billion in total deposits.
     The accompanying consolidated financial statements have been prepared by the management of One Valley in conformity with generally accepted accounting principles. The audit committee of the Board of Directors engaged Ernst & Young LLP, independent auditors, to audit the consolidated financial statements, and their report is included herein. Financial information appearing throughout this annual report is consistent with that reported in the consolidated financial statements. The following discussion is designed to assist readers of the consolidated financial statements in understanding significant changes in One Valley's financial condition and results of operations.
     Management's objective of a fair presentation of financial information is achieved through a system of strong internal accounting controls. The financial control system of One Valley is designed to provide reasonable assurance that assets are safeguarded from loss and that transactions are properly authorized and recorded in the financial records. As an integral part of that financial control system, One Valley maintains an internal audit staff at the parent company with audit responsibility for all of its subsidiaries. The activities of both the internal and external audit functions are reviewed by the audit committee of the Board of Directors.
     One Valley's Board of Directors declared a five-for-four stock split in the form a 25% stock dividend in August 1997. Since stock dividends increase the number of shares outstanding while leaving the total dollar amount of equity invested in the company unchanged, generally accepted accounting principles require that all historical per share information be restated to reflect the increase in the number of shares of common stock outstanding. This restatement enables the reader to compare all historical per share information with current operations and market price quotations. Accordingly, all per share information in this discussion and throughout this annual report reflects the increase in the number of shares outstanding as a result of the 25% stock dividend.

-----------------------------------------------------------------------------------------------------------------------------------
Summary Statement of Net Income                             Table 1
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)


                                                                                            Increase (Decrease) From Prior Year
                                                                                         ------------------------------------------
                                                                                                1997                    1996
                                                                                         ------------------      ------------------
                                               1997           1996          1995         AMOUNT     PERCENT      AMOUNT     PERCENT
                                              --------      --------      --------       --------   -------      -------    -------
Interest income *........................     $332,937      $312,153      $282,372        $20,784      6.66      $29,781      10.55
Interest expense.........................      153,751       139,285       121,080         14,466     10.39       18,205      15.04
                                              --------      --------      --------       --------   -------      -------    -------
Net interest income......................      179,186       172,868       161,292          6,318      3.65       11,576       7.18
Other operating income...................       46,453        41,205        37,639          5,248     12.74        3,566       9.47
Gross securities transactions............          709          (413)          (65)         1,122                   (348)    535.38
                                              --------      --------      --------       --------   -------      -------    -------
Total operating income ..................      226,348       213,660       198,866         12,688      5.94       14,794       7.44
Provision for loan losses................        7,381         5,204         5,632          2,177     41.83         (428)     (7.60)
Other operating expenses.................      132,349       128,415       119,591          3,934      3.06        8,824       7.38
                                              --------      --------      --------       --------   -------      -------    -------
Income before taxes......................       86,618        80,041        73,643          6,577      8.22        6,398       8.69
Income taxes ............................       29,254        26,886        24,537          2,368      8.81        2,349       9.57
                                              --------      --------      --------       --------   -------      -------    -------

Net income...............................    $  57,364     $  53,155     $  49,106       $  4,209      7.92     $  4,049       8.25
                                              ========      ========      ========       ========   =======      -------    -------

* FULLY TAX-EQUIVALENT INTEREST INCOME USING
THE RATE OF 35%..........................   $  341,010    $  319,632    $  289,272       $ 21,378      6.69   $   30,360      10.50

SUMMARY FINANCIAL RESULTS

Net Income grew at a 9.4% compound growth rate over the last five years

     One Valley earned $57.4 million in 1997, a 7.9% increase over the $53.2 million earned in 1996. The increase is primarily due to increased net interest income and non-interest income which more than offset increased operating costs. This increase in earnings follows an increase in 1996 of 8.3% over the $49.1 million earned in 1995. Earnings comparisons are impacted by the April 1996 acquisition of CSB Financial Corporation (CSB) discussed below. Basic earnings per share was $2.10 in 1997, an increase of 8.3% over the $1.94 earned in 1996, which compares to the 6.0% increase in 1996 over the $1.83 earned in 1995. As shown in Table 2, the five-year compound growth rate in earnings per share since 1992 has been 9.1%.
     Table 2, Six-Year Selected Financial Summary, presents summary financial data for the past six years, 1992 through 1997, along with a five-year compound growth rate. This table shows the expansion of One Valley due to its growth in banking operations and its acquisition activity. Particular attention should be paid to the growth rates in equity, net loans, net income and cash dividends. The management of One Valley believes balanced sustainable growth in its financial position enhances shareholder value. A solid capital base is a key strength of One Valley. As shown in Table 2, the average equity-to-assets ratio has remained consistently strong over the past six years. This is a result of record earnings performances and a judicious acquisition strategy. Table 1, Summary Statement of Net Income, presents three years of comparative income statement information.
     Table 3 comparatively illustrates the components of ROA and ROE over the previous five years. Return on average assets (ROA) measures how effectively One Valley utilizes


-----------------------------------------------------------------------------------------------------------------------------------
Six-Year Selected Financial Summary                                   Table 2
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                                                                             5-Year
                                                                                                                            Compound
                                                                                                                             Growth
                                           1997          1996           1995          1994          1993         1992         Rate
                                       -----------   -----------   -----------    -----------   -----------    ----------    -------
Summary of Operations
Interest income.....................   $   332,937   $   312,153   $   282,372    $   251,383   $   247,699   $   263,484      4.79%
Interest expense....................       153,751       139,285       121,080         94,897        99,786       120,039      5.07
Net interest income.................       179,186       172,868       161,292        156,486       147,913       143,445      4.55
Provision for loan losses...........         7,381         5,204         5,632          4,788         5,788        11,389     (8.31)
Non-interest income.................        46,453        41,205        37,639         37,445         39,192        36,801     4.77
Gross securities transactions.......           709          (413)          (65)          (867)          113           (35)
Non-interest expense................       132,349       128,415       119,591        120,156       125,150       115,538     2.75
Net income..........................        57,364        53,155        49,106         46,211        37,954        36,638      9.38

Per Share Data
Net income:
   Basic............................ $        2.10  $       1.94  $       1.83  $        1.73 $        1.41 $        1.36      9.08%
   Diluted..........................          2.07          1.91          1.82           1.72          1.40          1.35      8.92
Cash dividends......................          0.80          0.74          0.66           0.60          0.54          0.45     12.20
Book value..........................         15.61         14.77         13.74          12.11         11.33         10.42      8.41

Selected Average Balances
Net loans...........................    $2,809,252    $2,652,817    $2,392,572     $2,199,686    $2,026,748    $1,926,773      7.83%
Investment securities...............     1,261,887     1,152,981       997,269      1,050,980     1,074,467     1,049,459      3.76
Total assets........................     4,387,065     4,104,520     3,689,211      3,540,451     3,467,261     3,373,245      5.40
Deposits............................     3,438,441     3,270,975     3,006,906      2,930,555    2,895,131      2,829,263     3.98
Long-term borrowings ...............        28,610        18,602        11,416         22,931        36,088        25,703      2.17
Equity..............................       413,226       389,705       348,273        315,724       294,733       269,007      8.96

Selected Ratios
Average equity to assets............          9.42%         9.49%         9.44%          8.92%         8.50%         7.97%
Return on average assets............          1.31          1.30          1.33           1.31          1.09          1.09
Return on average equity............         13.88         13.64         14.10          14.64         12.88         13.62
Dividend payout ratio...............         38.10         38.14         36.07          34.68         38.30         33.09


[Graph appears here with the following plot points]

Net Income
Dollars in millions

                  Net
Year            Income
----            -------
1992            $36,638
1993            $37,954
1994            $46,211
1995            $49,106
1996            $53,155
1997            $57,364


its assets to produce net income. One Valley's 1997 ROA of 1.31% was a slight increase from the 1.30% ROA reported in 1996, down slightly from the 1.33% ROA in 1995. As shown in Table 3, the increase in ROA is attributed primarily to an increase in non-interest income and a decrease in non-interest expense. Non-interest expense as a percent of average earning assets has consistently declined in years 1993 through 1997 from their previous years' results. This is the result of increased operational efficiency and an increase in average earning assets. During 1997, non-interest income as a percent of average earning assets increased rather significantly as a result of fee income from new products and services. These two positive trends offset the decline in net credit income. The decline in net credit income (net interest income less the provision for loan losses) as a percent of average earning assets is due to two factors. The current low interest rate environment tends to decrease the yield on earning assets, while the increase in the competition for funds tends to increase the cost of funding earning assets. However, as One Valley's net overhead ratio (non-interest expense less non-interest income as a percent of average earning assets) has steadily declined to 2.08% in 1997, down from 2.28% in 1996 and 2.39% in 1995, ROA has remained consistent.
     Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One Valley's 1997 ROE was 13.88%, compared to the 13.64% earned in 1996 and 14.10% reported in 1995. ROE increased in 1997, primarily due to One Valley's strong earnings performance and a more efficient use of the equity generated from the CSB acquisition in 1996.

ACQUISITION ACTIVITY
     At the close of business on April 30, 1996, One Valley acquired CSB Financial Corporation, a $336 million Federal Savings Bank holding company headquartered in Lynchburg, Virginia. The acquisition of CSB expanded One Valley's presence into central Virginia, a growing market for financial services which provides additional geographical diversification for One Valley. Pursuant to the merger agreement, One Valley exchanged 0.6774 shares of One Valley common stock for each share of CSB common stock. At the date of acquisition, CSB had total loans of $164 million, investment securities of $136 million, and total deposits of $257 million. The combination was accounted for under the purchase method of accounting. Accordingly, consolidated results for 1996 include the operations of CSB only from the date of acquisition. Comparisons of average balances and income statement categories are all affected by the CSB acquisition.

---------------------------------------------------------------------------------------------------------------------------------
Analysis of Return on Assets and Equity                               Table 3
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                             1997            1996            1995           1994            1993
                                                            ------          -------         ------         ------          ------
As a percent of average earning assets:
   Fully taxable-equivalent net
     interest income *...........................             4.56%           4.72%          4.91%          4.98%           4.77%
   Provision for loan losses.....................            (0.18)          (0.14)         (0.16)         (0.15)          (0.18)
                                                            ------          -------         ------         ------          ------
     Net credit income...........................             4.38            4.58           4.75           4.83            4.59
   Non-interest income...........................             1.15            1.07           1.10           1.12            1.22
   Non-interest expense..........................            (3.23)          (3.35)         (3.49)         (3.67)          (3.91)
   Tax equivalent adjustment.....................            (0.19)          (0.20)         (0.20)         (0.20)          (0.15)
   Applicable income taxes.......................            (0.71)          (0.71)         (0.72)         (0.67)          (0.57)
                                                            ------          -------         ------         ------          ------
Return on average earning assets ................             1.40            1.39           1.44           1.41            1.18
   Multiplied by average earning assets
     to average total assets.....................            93.49           93.13          92.77          92.59           92.33
                                                            ------          -------         ------         ------          ------
Return on average assets ........................             1.31%           1.30%         1.33 %         1.31 %          1.09 %
   Multiplied by average assets
     to average equity...........................            10.62X          10.53X         10.59X         11.21X          11.76X
                                                            ------          -------         ------         ------          ------
Return on average equity ........................            13.88%          13.64%         14.10%         14.64%          12.88%
                                                            ======          =======         ======         ======          ======

*FULLY TAX-EQUIVALENT USING THE RATE OF 35%

BALANCE SHEET ANALYSIS
SUMMARY
     A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of these assets with interest bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's optimal profitability while maintaining a minimum amount of interest rate and credit risk. Information on rate-related sources and uses of funds for each of the three years in the period ended December 31, 1997, is provided in Table 4, Average Balance Sheet/Net Interest Income Analysis.
     In 1997, average earning assets grew by 7.3% or $278.7 million over 1996, following an 11.7% or $400.2 million increase in 1996 over 1995. Average interest bearing liabilities, the primary source of funds supporting earning assets, increased 7.0% or $231.0 million over 1996, which follows a $361.2 million or 12.3% increase in 1996 over 1995. Approximately one-third of the increase in 1997 and one-half of the increase in 1996 was due to the purchase of CSB. The remaining 1997 and 1996 increases in interest bearing assets and liabilities were the result of increases in banking operations as more fully explained below.
     Additional information on each of the components of earning assets and interest bearing liabilities is contained in the following sections of this report.


-----------------------------------------------------------------------------------------------------------------------------------
Average Balance Sheet/Net Interest Income Analysis                   Table 4
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                     1997                          1996                           1995
                                      -------------------------------  -----------------------------  -----------------------------
                                       Average                Yield/   Average              Yield/     Average              Yield/
                                       Balance  Interest (1) Rate (1)  Balance   Interest(1) Rate(1)   Balance  Interest(1) Rate(1)
                                      --------- ------------ --------  --------- ----------- -------  --------- ----------- -------
Assets
Loans(2)
   Taxable.........................    $2,805,019  $247,662   8.83%    $2,650,425  $235,153   8.87%   $2,397,405   $217,034   9.05%
   Tax-exempt......................        46,208     4,600   9.95         43,740     4,328   9.89        33,977      3,774  11.11
                                       ----------  --------   ----      ---------   -------   ----    ----------   --------
     Total loans...................     2,851,227   252,262   8.85      2,694,165   239,481   8.89     2,431,382    220,808   9.08
   Less: Allowance for losses......        41,975                          41,348                         38,810
                                       ----------  --------   ----      ---------   -------   ----    ----------   --------
     Total loans-net...............     2,809,252             8.98      2,652,817             9.03     2,392,572              9.23
Investment securities
   Taxable.........................     1,035,664    68,798   6.64        948,239    62,447   6.59       810,089     50,693   6.26
   Tax-exempt......................       226,223    18,466   8.16        204,742    17,040   8.32       187,180     15,941   8.52
                                       ----------  --------   ----      ---------   -------   ----    ----------   --------
     Total securities .............     1,261,887    87,264   6.92      1,152,981    79,487   6.89       997,269     66,634   6.68
Federal funds sold & other.........        30,140     1,484   4.92         16,815       664   3.95        32,595      1,830   5.61
                                       ----------  --------   ----      ---------   -------   ----    ----------   --------
     Total earning assets..........     4,101,279   341,010   8.31      3,822,613   319,632   8.36     3,422,436    289,272   8.45
Other assets ......................       285,786                         281,907                        266,775
                                       ----------                       ---------                     ----------
     Total assets..................    $4,387,065                      $4,104,520                     $3,689,211
                                       ==========                      ==========                     ==========

Liabilities and Equity
Interest bearing liabilities:
   Interest bearing demand
     deposits.....................    $   475,060     8,594   1.81    $   488,256     9,717   1.99    $  480,528     11,018   2.29
   Savings deposits................       710,022    21,238   2.99        668,836    18,407   2.75       695,603     19,349   2.78
   Time deposits...................     1,843,156    99,078   5.38      1,729,066    91,741   5.31     1,449,779     76,126   5.25
                                       ----------  --------   ----      ---------   -------   ----    ----------   --------
     Total interest bearing
        deposits..................      3,028,238   128,910   4.26      2,886,158   119,865   4.15     2,625,910    106,493   4.06
   Short-term borrowings..........        461,725    23,076   5.00        382,821    18,276   4.77       289,103     13,899   4.81
   Long-term borrowings ...........        28,610     1,765   6.17         18,602     1,144   6.15        11,416        688   6.03
                                       ----------  --------   ----      ---------   -------   ----    ----------   --------
     Total interest bearing
       liabilities.................     3,518,573   153,751   4.37      3,287,581   139,285   4.24     2,926,429    121,080   4.14
Demand deposits....................       410,203                         384,817                        380,996
Other liabilities..................        45,063                          42,417                         33,513
Shareholders' equity...............       413,226                         389,705                        348,273
                                       ----------                       ---------                     ----------
     Total liabilities and equity..    $4,387,065                      $4,104,520                     $3,689,211
                                       ==========                      ==========                     ==========
Net interest earnings..............                $187,259                        $180,347                        $168,192
                                                   ========                        ========                        ========
Net yield on earning assets........                           4.56%                           4.72%                           4.91%
                                                              =====                           =====

(1) FULLY TAX-EQUIVALENT USING THE RATE OF 35%.
(2) NON-ACCRUAL LOANS ARE INCLUDED IN AVERAGE BALANCES.

[Graph appears here with the following plot points)

Total Loans
Dollars in millions

                         1992      1993      1994      1995      1996      1997
--------------------------------------------------------------------------------
Commercial, Financial &
 Other                    345       370       442       396       405       448
Commerical Real Estate    329       362       349       410       474       505
Residential Real Estate   871       972     1,050     1,146     1,392     1,487
Consumer                  454       465       532       561       539       529

--------------------------------------------------------------------------------
                        1,998     2,169     2,373     2,512     2,810     2,969




LOAN PORTFOLIO

Total loans increased by $158 million in 1997

     One Valley's loan portfolio is its largest and most profitable component of average earning assets, totaling 68.5% of average earning assets during 1997. One Valley continued to emphasize increasing its loan portfolio in 1997. Average net loans increased by $156.4 million or 5.9% in 1997. $59.0 million of the increase was from the effect of the CSB acquisition and subsequent loan growth in the Virginia market. The remaining increase in 1997 average loans was fueled primarily by increases in residential and commercial real estate loans. The 1997 increase follows a 10.9% or $260.2 million increase in 1996. Approximately 40% of the 1996 increase resulted from the CSB acquisition. The remaining increase in 1996 average loans was also primarily in residential and commercial real estate loans. As a result of these increases in loan activity, One Valley's loan-to-deposit ratio maintained its upward trend in 1997, ending the year at 83.2%. This ratio compares to 81.3% at December 31, 1996 and 81.1% at December 31, 1995. Internal growth, as well as One Valley's carefully planned acquisition activity, has resulted in the increase in the loan portfolio.
     Total loans at December 31, 1997, increased by $158.5 million or 5.6% over the total at December 31, 1996. This increase compares to a $298.3 million or 11.9% increase in 1996 over total loans at December 31, 1995. As mentioned above, $164.4 million in loans was acquired in 1996 through the CSB acquisition. The increase in 1997 lending was primarily from internal growth focused in real estate loans. Residential real estate loans including revolving home equity loans increased by $94.3 million or 6.8% during 1997, compared to a $245.7 million or 21.4% increase in 1996. Approximately one-half of the 1996 increase in residential real estate loans was acquired through the CSB purchase. Commercial real estate loans increased by $26.7 million or 6.4% in 1997, following a $53.8 million or 14.7% increase in 1996 from year-end 1995. Approximately 25% of the 1996 increase in that category was acquired through the CSB acquisition. Commercial real estate loans have historically averaged about one-sixth of the total loan portfolio. This low concentration of such loans has limited One Valley's exposure to swings in commercial real estate values and the potential for related credit losses. Loans for commercial purposes not secured by real estate increased in 1997 by $45.1 million or 12.8%. This follows a slight increase during 1996 of $2.6 million or 0.8%. The increase in 1997 was primarily due to increases in the levels of credit line usage by large commercial customers. Consumer installment loans decreased by $9.7 million or 1.8% in 1997 primarily due to declines in automobile loans. This decrease follows a $21.6 million or 3.9% decrease during 1996.
     Table 5, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations which exceed 10% of total loans. Additionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have a material volume of highly leveraged transaction lending. Over the past four years, total loans have increased $799 million, a result of acquisitions and internal growth. While loan growth has been substantial, One Valley imposes underwriting and credit standards which are designed to maintain a quality loan portfolio.
     Loans secured by real estate, which in total constituted approximately 69% of One Valley's loan portfolio at December 31, 1997, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans is secured by property located within West Virginia, where real estate values have remained relatively stable over the past ten years. One Valley also originates residential real estate loans to be sold in the secondary market. In 1997, $95.4 million of loans were originated to be sold in the secondary market. This compares to $62.9 million of new loan volume originated for sale in the secondary market in 1996 and $52.4 million in 1995. This activity generates considerable processing and servicing fee income for One Valley, as discussed further in the "Income Statement Analysis" section of this report. Volumes of loans originated for sale fluctuate inversely with mortgage interest rates. Due to a lower interest rate environment in 1997, a higher volume of mortgage activity was realized when compared to 1996 and 1995.
     In addition to the loans reported in Table 5, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are included in the risk-based capital ratios

----------------------------------------------------------------------------------------------------------------------------------
Loan Summary                                                Table 5
----------------------------------------------------------------------------------------------------------------------------------
Dollars in Thousands


                                                              1997           1996           1995            1994           1993
                                                          -----------    -----------    -----------      ----------     ----------
Summary of Loans by Type
   Commercial, financial,
      agricultural, and other loans................       $   396,503    $   351,409    $   348,761      $  398,105     $  334,068
   Real estate:
     Construction loans............................            51,927         53,815         46,967          42,746         33,682
     Revolving home equity.........................           192,252        152,006        128,754         113,142        102,648
     Single family residentials....................         1,293,446      1,239,406      1,016,983         936,698        869,502
     Apartment buildings and complexes.............            59,656         55,764         44,830          37,475         41,465
     Commercial....................................           445,400        418,668        364,913         311,691        320,668
   Bankers' acceptances............................                 0              0              0             849          2,123
   Consumer installment loans......................           529,494        539,144        560,754         532,251        465,216
                                                          -----------    -----------    -----------      ----------     ----------
     Subtotal......................................         2,968,678      2,810,212      2,511,962       2,372,957      2,169,372
   Less:  Allowance for loan losses................            41,686         41,745         39,534          37,438         36,484
                                                          -----------    -----------    -----------      ----------     ----------
     Net loans.....................................        $2,926,992     $2,768,467     $2,472,428      $2,335,519     $2,132,888
                                                          ===========    ===========    ===========      ==========     ==========

Percent of Loans by Category
   Commercial, financial,
     agricultural, and other.......................             13.36%         12.50%         13.88%          16.78%         15.40%
   Real estate:
     Construction loans............................              1.75           1.92           1.87            1.80           1.55
     Revolving home equity.........................              6.48           5.41           5.13            4.77           4.73
     Single family residentials....................             43.57          44.10          40.49           39.46          40.09
     Apartment buildings and complexes.............              2.01           1.98           1.78            1.58           1.91
     Commercial....................................             15.00          14.90          14.53           13.14          14.78
   Bankers' acceptances............................              0.00           0.00           0.00            0.04           0.10
   Consumer installment loans......................             17.83          19.19          22.32           22.43          21.44
                                                          -----------    -----------    -----------      ----------     ----------
     Total.........................................            100.00%        100.00%        100.00%         100.00%        100.00%
                                                          ===========    ===========    ===========      ==========     ==========

Non-Performing Assets
   Non-accrual loans...............................     $       7,418   $      8,528   $      7,174    $      7,664   $      8,819
   Other real estate owned.........................             1,808          1,791          1,565           1,436          3,124
   Restructured loans..............................                 0              0              0             552            597
                                                          -----------    -----------    -----------      ----------     ----------
     Total non-performing assets...................     $       9,226    $    10,319   $      8,739    $      9,652    $    12,540
                                                          ===========    ===========    ===========      ==========     ==========

   Non-performing assets as a % of total loans.....              0.31%          0.37%          0.35%           0.41%          0.58%

Loans Past Due Over 90 Days .......................     $       5,641   $      4,273   $      5,582    $      3,827   $      3,180
   As a % of total loans...........................              0.19%          0.15%          0.22%           0.16%          0.15%

Allocation of Loan Loss Reserve
   by Loan Type
   Commercial, financial, and
     unallocated portion...........................      $     16,868    $    16,939    $    15,638     $    14,765    $    16,698
   Real estate construction loans..................               305            285            250             220            180
   Real estate loans - other.......................             8,270          8,583          8,298           8,036          8,277
   Consumer installment loans......................            16,243         15,938         15,348          14,417         11,329
                                                          -----------    -----------    -----------      ----------     ----------
     Total.........................................      $     41,686    $    41,745    $    39,534     $    37,438    $    36,484
                                                          ===========    ===========    ===========      ==========     ==========

used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note T to the consolidated financial statements.
    In spite of some increases in net charge-offs over the last two years, overall asset quality for the year was sound. Reported in Table 5 is a five-year comparison of the level of non-performing assets and loans contractually past due over 90 days. Total non-performing assets, which consist of past-due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans with restructured terms to enable a delinquent borrower to repay, were $9.2 million or 0.31% of total loans at year-end 1997, a decrease from the percentage at December 31, 1996. While levels of non-performing assets are susceptible to increases resulting from fluctuations in the economy, One Valley diligently works to keep its level of non-performing assets at a relatively low level as demonstrated in Table 5. The amount of loans contractually past due over 90 days, but which continue to accrue interest, increased in 1997. At year-end, these loans constituted 0.19% of total year-end loans, a slight increase from the 0.15% at December 31, 1996, but lower than the 0.22% at December 31, 1995.
     The consistently favorable ratio of problem loans to total loans has occurred while the loan portfolio has increased significantly over the

----------------------------------------------------------------------------------------------------------------------------------
Comparative Loan Loss Information                                Table 6
----------------------------------------------------------------------------------------------------------------------------------

                                                                                 For the Year Ended December 31
                                                                 1997          1996           1995          1994          1993
                                                             ------------   -----------   -----------    -----------   -----------
Allowance for Loan Losses, Beginning of Period ...........   $     41,745   $    39,534   $    37,438    $    36,484   $    35,679
Charge-offs
   Commercial, financial, and agricultural loans..........          2,098         1,105           726          1,207         2,644
   Real estate construction loans.........................             34             0            0              0             0
   Real estate loans - other..............................            809           652           574          1,118         1,320
   Consumer installment loans.............................          6,796         5,281         4,311          3,660         3,417
                                                             ------------   -----------   -----------    -----------   -----------
     Total charge-offs....................................          9,737         7,038         5,611          5,985         7,381
                                                             ------------   -----------   -----------    -----------   -----------

Recoveries:
   Commercial, financial, and agricultural loans..........            446           306           519            793           930
   Real estate construction loans.........................             0             0              0             0              0
   Real estate loans - other..............................            399           315           224            274           373
   Consumer installment loans.............................          1,452         1,198         1,097          1,084         1,095
                                                             ------------   -----------   -----------    -----------   -----------
     Total recoveries.....................................          2,297         1,819         1,840          2,151         2,398
                                                             ------------   -----------   -----------    -----------   -----------
Net charge-offs...........................................          7,440         5,219         3,771          3,834         4,983
Provision for loan losses.................................          7,381         5,204         5,632          4,788         5,788
Balance of acquired subsidiaries..........................              0         2,226           235              0             0
                                                             ------------   -----------   -----------    -----------   -----------
Allowance for Loan Losses, End of Period .................   $     41,686   $    41,745   $    39,534    $    37,438   $    36,484
                                                             ============   ===========   ===========    ===========   ===========

Average total loans.......................................     $2,851,227    $2,694,165    $2,431,382     $2,237,146    $2,063,680
Total loans at year-end...................................      2,968,678     2,810,212     2,511,962      2,372,957     2,169,372

As a Percent of Average Total Loans:
   Net charge-offs........................................           0.26%         0.19%         0.16%          0.17%         0.24%
   Provision for loan losses..............................           0.26          0.19          0.23           0.21          0.28
   Allowance for loan losses..............................           1.46          1.55          1.63           1.67          1.77

As a Percent of Total Loans at Year-end:
   Allowance for loan losses..............................           1.40%         1.49%         1.57%          1.58%         1.68%

As a Multiple of Net Charge-offs:
   Allowance for loan losses..............................           5.60X         8.00X        10.48X          9.76X         7.32X
   Income before tax and provision for loan losses........          12.63         16.33         21.02          19.02         12.46

last five years, and thus the favorable ratio is indicative of One Valley's commitment to a quality loan portfolio. Both the increase in the size and the credit quality of the loan portfolio have enabled One Valley to increase its net credit income by $4.1 million or 2.5% in 1997 and $12.0 million or 7.7% in 1996.
     It is One Valley's policy to place loans that are past due over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. For real estate loans, upon repossession, the balance of the loan is transferred to "Other Real Estate Owned" (OREO) and carried at the lower of the outstanding loan balance or the fair market value of the property less costs to dispose based on current appraisals and other current market trends. If a writedown of the OREO property is necessary at the time of foreclosure, the amount is charged off against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value less costs to dispose, additional writedowns of the property value are charged directly to operations. One Valley had no commitments to provide additional funds on non-accrual loans at December 31, 1997. During 1997, One Valley recognized less than $0.1 million of interest on non-accrual loans, while approximately $0.8 million would have been recognized on these loans had they been current throughout 1997 in accordance with their original terms. Similarly, during 1996, less than $0.1 million was recognized on non-accrual loans, while approximately $0.8 million would have been recognized in accordance with their original terms.
      A loan is categorized and reported as impaired when it is probable that the creditor will be unable to pay all of the principal and interest amounts according to the contractual terms of the loan agreement. In determining whether a loan is impaired, management considers such factors as past payment history, recent economic events, current and projected financial condition and other relevant information that is available. Impairment is determined on a loan-by-loan basis and generally consists of large commercial loans. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Additional information on impaired loans is contained in Note H to the consolidated financial statements.
     The allowance for loan losses is maintained to absorb probable losses associated with lending activities. Factors considered in determining the adequacy of the allowance include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing and impaired loans, and an evaluation of current economic conditions. As a part of the holding company structure, One Valley maintains a credit analysis and review department to evaluate large commercial credit requests and to complete loan follow-up procedures. One Valley also maintains a loan administration function to continually identify and monitor problem loans.
     At December 31, 1997, the allowance for loan losses was $41.7 million or 1.40% of total year-end loans. This ratio is a decrease from the prior year's 1.49% and the 1.57% at the end of 1995. In management's opinion, the allowance for loan losses is adequate to absorb the current estimated risk of loss in the existing loan portfolio. A summary of the allowance for loan losses allocated by loan type is also included in Table 5. Table 6, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years.
     The provision for loan losses in 1997 was $7.4 million, up from the $5.2 million provision in 1996 and the $5.6 million provision in 1995. The increase in 1997 was in response to a change in the risk profile of the consumer loan portfolio early in 1997 and to provide for the continued growth of the loan portfolio. One Valley continually evaluates the adequacy of its allowance for loan losses, and changes in the provision are based on the estimated inherent risk of the loan portfolio. While One Valley experienced considerable loan growth during 1997, 1996 and 1995, the overall credit quality of the portfolio has remained consistent

[Graph appears here with the following plot points)

Provision for Loan Losses and Net Charge-offs
As a percent of average total loans

           Net
         Charge-
          Offs    Provision
          ----    ---------
1992      0.32%     0.58%
1993      0.24%     0.28%
1994      0.17%     0.21%
1995      0.16%     0.23%
1996      0.19%     0.19%
1997      0.26%     0.26%


[Graph appears here with the following plot points)

Non-Performing Assets & Loans 90 Days Past Due
As a percent of average total loans

           Non     Loans 90
       Performing    Days
         Assets    Past Due
          ----    ---------
1992      1.16%     0.21%
1993      0.58%     0.15%
1994      0.41%     0.16%
1995      0.35%     0.22%
1996      0.37%     0.15%
1997      0.31%     0.19%

INVESTMENT
SECURITIES
INCREASED BY
$109 MILLION IN
1997

over those years, as evidenced by the low level of non-performing assets and the low level of net charge-offs during those years.

     While net charge-offs in 1997 increased by $2.2 million from 1996 net charge-offs, largely due to a $1.3 million increase in consumer loan net charge-offs and a $0.9 million increase in commercial net charge-offs, net charge-offs as a percentage of average total loans increased only slightly to 0.26%, compared to 0.19% in 1996 and 0.16% in 1995. In all three years, these ratios compare consistently with peer group banks across the country. The increase in 1997 charge-offs follows a $1.4 million increase in 1996 from the level of 1995 net charge-offs, primarily in consumer loans. Although the dollar amount of net charge-offs has remained historically low, charge-offs could increase in the coming months due to the increase in the total dollar amount of loans or adverse changes in economic conditions. These factors are considered in determining the adequacy of the allowance for loan losses, which at December 31, 1997, was sufficient to absorb over five and one-half times the amount of net charge-offs experienced during 1997.

INVESTMENT PORTFOLIO AND
OTHER EARNING ASSETS
     Investment securities averaged $1,261.9 million in 1997, a $108.9 million or 9.4% increase over the $1,153.0 million averaged in 1996. This increase follows a 15.6% increase over the $997.3 million averaged in 1995. Just over one-half of the increase in 1996 was a result of the CSB purchase. The increase in the average balance during 1997 was primarily the result of One Valley's asset/liability strategy to use borrowed funds to purchase higher yielding investments to mitigate the risk of a decline in interest rates.
     As sources of funds (deposits, federal funds purchased, and repurchase agreements with corporate customers) fluctuate, excess funds are initially invested in federal funds sold and other short-term investments. Based upon continual analyses of asset/liability repricing, interest rate forecasts, and liquidity requirements, funds are periodically reinvested in high-quality debt securities, which typically mature over a longer period of time (Table 8). At the time of purchase, management determines whether securities will be classified as available-for-sale or held-to-maturity. If classified as held-to-maturity, securities are


-----------------------------------------------------------------------------------------------------------------------------------
REMAINING MATURITIES OF LOANS                                            TABLE 7
-----------------------------------------------------------------------------------------------------------------------------------

                                                                       Balance                      Projected Maturities*
                                                                     December 31          One Year       One to Five      Over Five
                                                                        1997               or Less          Years           Years
                                                                     -----------         ----------      ----------      ----------
Commercial, financial, and agricultural loans.............              $373,651           $191,569        $135,657      $  46,425
Real estate construction loans............................                51,927             29,235          10,689         12,003
Commercial real estate loans..............................               505,056             94,920         250,906        159,230

Loans with:
   Floating rates.........................................              $419,328          $  95,628        $244,980      $  78,720
   Predetermined rates....................................               511,306            220,096         152,272        138,938

*BASED ON SCHEDULED OR APPROXIMATE REPAYMENTS.

recorded at historical cost and adjusted monthly over their remaining lives for the accretion or amortization of the difference between the cost and maturity value of the investments. Thus at the time of maturity, the proceeds from maturity and the book value of the investment are equivalent and no gain or loss is recognized. One Valley, through its size and the stable nature of its deposit base, is able to purchase securities with a wide variety of maturities.
     As shown in Table 8, Securities Maturity and Yield Analysis, the average maturity period of securities available-for-sale at December 31, 1997 was 6 years 8 months, lengthened primarily by the 14-year 7-month average final maturity of the mortgage-backed securities portfolio. Table 8 uses a final maturity method to report the average maturity of mortgage-backed securities, which excludes the effect of monthly payments and prepayments. Approximately 75% of the securities available-for-sale are U.S. Government agency or Treasury securities that have an average maturity of 3 years 5 months. The average maturity period of securities held-to-maturity was 9 years 7 months at the end of 1997. The


----------------------------------------------------------------------------------------------------------------------------
Securities Maturity and Yield Analysis                                   TABLE 8
----------------------------------------------------------------------------------------------------------------------------

                                                                                        As of December 31, 1997
                                                                                                Average            Taxable
Available-for-Sale                                                          Market             Maturity          Equivalent
                                                                             Value          (Years/ Months)        Yield*
                                                                       -----------          ---------------      ----------
  U. S. Treasury Securities
    Within one year.........................................            $     69,047                                 6.11%
    After one but within five years.........................                 180,182                                 6.40
    After five but within ten years.........................                  21,223                                 7.06
                                                                         -----------
     Total U.S. Treasury Securities ........................                 270,452             1/10                6.38

  U. S. Government Agencies Securities
    Within one year.........................................                  33,204                                 6.57
    After one but within five years.........................                 219,853                                 6.33
    After five but within ten years.........................                 254,810                                 6.65
    Over ten years..........................................                  45,549                                 7.10
                                                                         -----------
     Total U.S. Government Agencies Securities..............                 553,416             5/3                 6.56

  Mortgage-Backed Securities**
    Within one year ........................................                   1,656                                 6.81
    After one but within five years.........................                   9,820                                 6.75
    After five but within ten years.........................                  22,650                                 6.81
    Over ten years..........................................                 198,191                                 7.17
                                                                          ----------
     Total Mortgage-Backed Securities.......................                 232,317            14/7                 7.06

  Other Securities .........................................                  45,829
                                                                          ----------
  Total Securities Available-for-Sale ......................              $1,102,014             6/8                 6.35%
                                                                          ==========


                                                                                        As of December 31, 1997
                                                                                                Average            Taxable
Held-to-Maturity                                                             Book              Maturity          Equivalent
                                                                             Value          (Years/ Months)        Yield*
                                                                      -------------          ---------------     ----------
  States and Political Subdivisions Securities
    Within one year.........................................            $      6,299                                11.44%
    After one but within five years.........................                  21,062                                 8.61
    After five but within ten years.........................                 101,066                                 7.72
    Over ten years..........................................                 108,863                                 7.97
                                                                         -----------
     Total States and Political Subdivisions Securities ....                 237,290             9/7                 8.01

  Other Securities .........................................                     342
                                                                         -----------
  Total Securities Held-to-Maturity ........................             $   237,632             9/7                 8.01%
                                                                         ===========

*  FULLY TAX-EQUIVALENT USING THE RATE OF 35%.
** MATURITIES FOR MORTGAGE-BACKED SECURITIES ARE BASED ON FINAL MATURITY.

average maturity of the investment portfolio is managed at a level to maintain a proper matching with interest rate risk guidelines. During 1997, One Valley sold a portion of the securities classified as available-for-sale as part of its management of interest rate risk, as shown in the Statements of Cash Flows. One Valley does not have any securities classified as trading and it has no plans to establish such classification at the present time. Other information regarding investment securities may be found in Table 8, and in Note F to the consolidated financial statements.


DEPOSITS
INCREASED BY
5.1% IN 1997


     Due to unfavorable laws relating to investments in tax-exempt assets and corporate minimum tax regulations, levels of tax-exempt securities held by One Valley, as well as their average maturity period, declined in the years from 1986 to 1993. However, due to the lower interest rate environment, overall yields on tax-exempt securities have become attractive once again. During 1997, One Valley increased its tax-exempt securities by $20.4 million, or 9.4%, over the level of tax-exempt securities held at December 31, 1996. This increase followed an increase in 1996 of $12.2 million, or 6.0%, over the level held at December 31, 1995. Future investments in tax-exempt securities will generally depend upon comparisons to taxable yields and the liquidity needs of One Valley.
     One Valley's average investment in federal funds sold and other short-term investments increased 79.3% in 1997. This follows a 48.4% decrease in 1996. Averaging $30.1 million in 1997, federal funds sold and other short-term investments increased $13.3 million from the $16.8 million averaged in 1996, but was less than the $32.6 million averaged during 1995. Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/liability structure, as discussed in greater detail above and in other sections of this report.

FUNDING SOURCES
     In 1997, One Valley once again increased the rates paid on its interest bearing deposits. The average rate paid on interest bearing liabilities increased to 4.37% in 1997, up from the 4.24% average rate paid in 1996 and the 4.14% average rate paid in 1995. The increase in 1997 is largely due to a $114.1 million or 6.6% increase in longer term but more costly time deposits and a seven basis point increase in the average rate paid on those deposits. Due to alternative sources of investment and an increasing sophistication of customers in funds management techniques to maximize return on their money, competition for funds has become

----------------------------------------------------------------------------------------
Maturity Distribution of Certificates of Deposit                      Table 9
----------------------------------------------------------------------------------------
                                                                 As of December 31, 1997                As of December 31, 1996
                                                                 Amount          Percent                Amount           Percent
                                                                 ---------        -------                --------         -------
Three months or less...................................         $  89,545          31.42%               $118,825           42.58%
Three through six months...............................            48,886          17.16                  45,256           16.21
Six through twelve months..............................            76,303          26.78                  48,863           17.51
Over twelve months.....................................            70,217          24.64                  66,136           23.70
                                                                 --------        -------                --------         -------
  Total................................................          $284,951        100.00 %               $279,080          100.00 %
                                                                 ========        ======                 ========         =======

more intense. One Valley has offered new core deposit products as well as periodic special rate products to attract additional deposits.
     One Valley's deposits, on average, increased by 5.1% or $167.5 million in 1997. $93.0 million of this increase was the effect of the CSB acquisition and subsequent deposit growth in the Virginia market. The 1997 increase compares to an 8.8% or $264.1 million increase in 1996. Approximately $173.4 million of the 1996 increase was acquired through the CSB acquisition. The remaining 3.0% increase in 1996 compares to a 2.6% or $76.4 million increase in 1995. Non-interest bearing deposits increased by 6.6% or $25.4 million on average when compared to 1996, primarily due to increases in predominantly consumer based deposit accounts. Interest bearing deposits increased by 4.9% or $142.1 million over 1996, primarily in longer-term time deposits. Excluding the effect of the CSB acquisition, during 1996 non-interest bearing deposits remained relatively flat on average when compared to 1995, while interest bearing deposits increased by 3.5% or $91.4 million over 1995. These trends are reflective of customer trends to keep more funds in interest bearing accounts, thus reducing their balances in checking and other non-interest bearing deposit products, and the stiff competition for interest bearing investments in a lower interest rate environment. One Valley anticipates that similar trends will continue into the foreseeable future.
     To supplement modest deposit growth, One Valley has increasingly turned to short-term borrowings. Short-term borrowings increased, on average, by $78.9 million or 20.6% from 1996, following a 32.4% or $93.7 million increase in 1996 over 1995. Only $3.4 million of the increase in 1996 was the result of the CSB purchase. Repurchase agreements and other short-term borrowings increased, on average, by $71.7 million or 20.1% in 1997, primarily to fund loan and investment growth. This increase follows a $91.7 million or 34.6% increase in 1996. One Valley continues to evaluate the use of short-term borrowings in local and national markets as a resource to fund loan growth and investment strategies, as deposit growth has not kept pace with the growth in loans.
     Long-term borrowings, on average, increased by $10.0 million, or 53.8%, in 1997, following a $7.2 million or 62.9% increase in 1996. The increases in 1996 and 1997 were entirely the result of the CSB acquisition on April 30, 1996 and additional borrowings at that affiliate during the year, as One Valley integrated the acquisition into its existing asset/liability management strategy. As a result, One Valley now has $21.9 million of long-term debt, primarily Federal Home Loan Bank (FHLB) borrowings, with repayment schedules from one to six years. Other information regarding short- and long-term borrowings is contained in Note K to the consolidated financial statements.

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


[Chart appears on right side of page with the following plot points:]

AVERAGE DEPOSITS
(Dollars in millions)


         Demand      Time      Savings     Savings    Total
        Deposits   Deposits    Regular    Checking  Deposits
        --------   --------    -------    --------  --------
1992      373       1,401        692        363       2,829
1993      397       1,247        800        451       2,895
1994      412       1,453        614        452       2,931
1995      381       1,613        532        481       3,007
1996      385       1,729        669        488       3,271
1997      410       1,843        710        475       3,438

     A commonly used measure of interest rate risk is a gap report. A gap report identifies the ratio of earning assets to interest bearing liabilities that will mature or reprice within a given time period. In addition to the gap report, One Valley uses computer simulations of the next twelve months as a primary tool for analyzing interest rate risk and modeling business strategies in a dynamic framework. The simulations begin with the gap report information and use various assumptions, such as expected changes in the interest rate environment; the shape of the yield curve; pricing strategies for loans and deposits; the growth, volume and mix of interest sensitive assets and liabilities; and potential hedging strategies. These simulations assist management in minimizing risk and maintaining a conservative sensitivity position. Based on current simulations, One Valley anticipates that over the next twelve months a declining interest rate scenario would have a slight positive influence on net interest income whereas increasing rates would have a slight negative influence on net interest income.
     One Valley's investments have been limited to traditional investment securities and it does not currently have any investments in derivative instruments. However, One Valley continually evaluates all investment alternatives in its management of interest rate risk and asset/liability structure.
     Table 10, Interest Rate Sensitivity Summary, provides information about One Valley's financial instruments that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturity as well as One Valley's estimate of the impact of interest rate fluctuations on the

---------------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Summary                                     Table 10
---------------------------------------------------------------------------------------------------------------------------------

                                      1998        1999        2000        2001       2002     Thereafter     Total     Fair Value
                                      ----        ----        ----        ----       ----     ----------     -----     ----------
Rate Sensitive Assets
   Fixed interest rate loans..... $   426,166.   $298,991    $225,213   $183,646    $137,294   $281,088   $1,552,398   $1,561,147
     Average interest rate.......        9.32%.      9.22%       8.90%      8.60%       8.52%      7.60%        8.77%
   Variable interest rate loans..     359,300.    135,650      90,954     62,973      58,580    708,823    1,416,280    1,417,237
     Average interest rate.......        8.63%.      8.55%       8.66%      8.80%       9.09%      8.20%        8.41%
   Fixed interest rate securities     329,729.    288,998      69,273     73,183      47,482    530,981    1,339,646    1,336,223
     Average interest rate.......        6.35%.      6.49%       6.48%      6.52%       6.59%      6.04%        6.28%

Rate Sensitive Liabilities
   Non interest-bearing deposits. $   130,026.  $  74,301   $  55,726  $  51,546   $  36,222   $116,559  $   464,380  $   464,380
     Average interest rate.......-           .      -           -          -           -          -            -
   Savings and interest-
     bearing checking............     167,172.    162,454     130,907    111,209      95,615    574,638    1,241,995    1,241,995
     Average interest rate.......        2.67%.      2.67%       2.67%      2.67%       2.67%      2.67%        2.67%
   Fixed interest rate
     time deposits...............   1,034,564.    347,481      90,513     24,389      17,572      2,176    1,513,695    1,520,095
     Average interest rate.......        5.41%.      5.72%       5.98%      5.72%       5.89%      4.06%        5.52%
   Variable interest rate
     time deposits...............     297,492.      -           -          -           -          -          297,492      297,492
     Average interest rate.......        4.84%.      -           -          -           -          -            4.84%
   Fixed interest rate borrowings     137,474.    143,321       5,006          6           6      2,837      288,650      288,779
     Average interest rate.......        5.73%.      5.50%       5.73%      8.76%       8.76%      5.84%        5.62%
   Variable interest rate
     borrowings..................     301,705.      -           -          -           -          -          301,705      301,705
     Average interest rate.......       4.68%.      -           -          -           -          -             4.68%


THIS TABLE INCLUDES VARIOUS ASSUMPTIONS AND ESTIMATES BY MANAGEMENT OF MATURITY AND REPAYMENT PATTERNS.

prepayment of residential real estate loans, home equity loans and mortgage backed securities. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on historical experience, management's judgement, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.
     Liquidity is the ability to satisfy demands for deposit withdrawals, lending commitments, and other corporate needs. One Valley's liquidity is based on the stable nature of consumer core deposits held by the banking subsidiaries. Likewise, additional liquidity is available from holdings of investment securities and short-term investments which can be readily converted to cash. Furthermore, One Valley continues to have the ability to attract short-term sources of funds such as federal funds and repurchase agreements, and to arrange credit lines to meet its cash needs.
     One Valley generated $72.3 million of cash from operations in 1997, which compares to $73.6 million in 1996 and $65.7 million in 1995. Additional cash of $250.0 million was generated through net financing activities in 1997, which compares to $24.3 million in 1996 and $57.9 million in 1995. These proceeds along with proceeds from the sale and maturity of securities were used to fund loans and purchase securities during the year. Net cash used in investing activities totaled $339.5 million in 1997, which compares to $102.7 million in 1996 and $166.0 million in 1995. Details on the sources and uses of cash can be found in the Consolidated Statements of Cash Flows in the consolidated financial statements.

CAPITAL RESOURCES
     One Valley's average equity-to-asset ratio remained strong at 9.42% during 1997, down slightly from 9.49% during 1996 and 9.44% in 1995. The decrease in 1997 primarily resulted from a slight leveraging of the balance sheet to purchase investments prior to the anticipated decline in interest rates. At year-end 1997, One Valley's primary capital ratio was 10.08% compared to 10.45% at year-end 1996. The Federal Reserve's risk-based capital guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by prescribed factors relative to credit risk, thus eliminating disincentives for holding low risk assets and requiring more capital for holding higher risk assets. At year-end 1997, One Valley's risk adjusted capital-to-assets ratio was 15.7% compared to 15.8% at December 31, 1996. Both of these ratios are well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One Valley's leverage ratio at December 31, 1997 was 8.8% compared to 9.1% at December 31, 1996. Both of these ratios are well above the minimum 3.0% and the recommended 4.0 to 5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's desire to maintain a strong capital position.
     The primary source of funds for dividends paid by One Valley to its shareholders is the dividends received from its subsidiary banks. Federal regulatory agencies impose certain restrictions on the payment of dividends and the transfer of assets from the banking subsidiaries to the holding company. Historically, these restrictions have not had an adverse impact on One Valley's dividend policy, and it is not anticipated that they will in the future. Additional information concerning dividend restrictions is discussed in Note C to the consolidated financial statements.
     Simultaneous with the January 1996 announced merger agreement between One Valley and CSB, the Board of Directors authorized management to purchase up to
2.8 million shares of One Valley Bancorp common stock in the open market. During 1997, 820,403 shares (post 25% stock dividend) and 1,976,075 shares in 1996 (post two 25% stock dividends) were repurchased under this program. At December 31, 1997, One Valley held 4,346,846 shares in its treasury. Due to the pending FFVA merger in 1998, all remaining unfulfilled treasury stock authorizations have been cancelled.


(Two charts appear on right side of page with the following plot points:)

RETURN ON AVERAGE ASSETS

          Return on
           Assets
          ---------
1992        1.09%
1993        1.09%
1994        1.31%
1995        1.33%
1996        1.30%
1997        1.31%



RETURN ON AVERAGE EQUITY

          Return on
           Equity
          ---------
1992       13.62%
1993       12.88%
1994       14.64%
1995       14.10%
1996       13.64%
1997       13.88%

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

NET INTEREST
INCOME
INCREASED BY
$6.9 MILLION
IN 1997


     Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $187.3 million in 1997, up 3.8% over the 1996 level, following a 7.2% increase in 1996 over 1995. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were taxable at the statutory federal tax rate of 35%. The increase in net interest income in 1997 is largely due to the increase in the volume of earning assets, primarily loans. As shown in Table 11, Rate Volume Analysis, increases in the volume of earning assets in both 1997 and 1996 have provided a significant increase in net interest income. In 1997, the increase in the volume of earning assets increased interest income by $22.1 million. This increase was dampened somewhat by decreases in interest yields on loans due to the lower overall interest rate environment on average for the entire year. As a result, total interest income increased by $21.4 million in 1997 over 1996. Similarly in 1997, an increased volume of interest bearing liabilities boosted interest expense by $10.5 million, and the higher cost of interest bearing liabilities resulted in an overall increase in total interest expense of $14.5 million. However, the increase in total interest income exceeded the increase in overall interest expense by $6.9 million on a fully tax-equivalent basis in 1997 over 1996. In 1996, increases in volumes of interest sensitive assets and liabilities increased total interest income and total interest expense over the previous year. Yet, as in 1997, the decline in yields on loans partially reduced overall interest income while the increase in rates paid on deposits increased interest expense. As the increase in the volume of earning assets outpaced the increase in interest bearing liabilities in 1996, net interest income increased by $12.2 million in 1996 over 1995. During both years, the increase in loan volume was the most significant factor contributing to increased net interest income.


--------------------------------------------------------------------------------
RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE          TABLE 11
--------------------------------------------------------------------------------

                                                            1997 vs 1996                                1996 vs 1995
                                                         Increase (Decrease)                         Increase (Decrease)
                                                       In Net Interest Income                      In Net Interest Income
                                                 ----------------------------------          ----------------------------------
                                                  Volume        Rate          Total           Volume        Rate         Total
                                                  --------   ----------     --------         --------    ----------    ---------
Earning Assets
    Loans:
     Taxable................................      $ 13,655   $   (1,146)    $ 12,509         $ 22,521    $   (4,402)   $  18,119
     Tax-exempt.............................           246           26          272              999          (445)         554
                                                  --------   ----------     --------         --------    ----------    ---------
       Total loans..........................        13,901       (1,120)      12,781           23,520        (4,847)      18,673
   Investment Securities:
     Taxable................................         5,803          548        6,351            8,992         2,762       11,754
     Tax-exempt.............................         1,759         (333)       1,426            1,468          (369)       1,099
                                                  --------   ----------     --------         --------    ----------    ---------
       Total investment securities .........         7,562          215        7,777           10,460         2,393       12,853
   Federal funds sold & other...............           625          195          820             (723)         (443)      (1,166)
                                                  --------   ----------     --------         --------    ----------    ---------
       Total earning assets.................        22,088         (710)      21,378           33,257        (2,897)      30,360

Interest Bearing Liabilities
   Time and savings deposits ...............         5,999        3,046        9,045           10,759         2,613       13,372
   Short-term borrowings ...................         3,911          889        4,800            4,475           (98)       4,377
   Long-term borrowings ....................           617            4          621              442            14          456
                                                  --------   ----------     --------         --------    ----------    ---------
       Total interest bearing liabilities  .        10,527        3,939       14,466           15,676         2,529       18,205
                                                  --------   ----------     --------         --------    ----------    ---------
Net Interest Earnings ......................      $ 11,561   $   (4,649)   $   6,912         $ 17,581    $   (5,426)   $  12,155
                                                  ========   ==========    =========         ========    ==========    =========

* FULLY TAXABLE EQUIVALENT USING THE RATE OF 35%.
NOTE - CHANGES TO RATE/VOLUME ARE ALLOCATED TO BOTH RATE AND VOLUME ON A PROPORTIONATE DOLLAR BASIS.

     In 1997, even though net interest income increased due to higher volumes of earning assets, the lower overall interest rate environment and increased competition for deposits and other funds had a dampening effect on the net interest margin percentage on a fully tax-equivalent basis. In 1997, a decrease in the yield on loans was only partially offset by an increase in the yield on the investment portfolio; thus the yield on all earning assets declined to 8.31% in 1997, down from the 8.36% realized during 1996. At the same time, the stiff competition for deposits and the use of short-term borrowings to fund loan and investment growth pushed the cost of all funds up to 4.37% in 1997, from the 4.24% average cost in 1996. As a result, the net interest margin in 1997 declined to 4.56%, down from the 4.72% earned in 1996 and the 4.91% earned in 1995. The Net Interest Margin graph shows One Valley's yield on earning assets, cost of all funds and net interest margin over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet Analysis."

NON-INTEREST INCOME AND EXPENSE
     Non-interest income has been and will continue to be an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. As shown in Table 12, non-interest income increased by $6.4 million or 15.6% in 1997 compared to 1996, which follows an 8.6% increase in 1996 over 1995. The increase in 1997 was primarily due to an increase in trust income, credit/debit card fees and electronic banking. In 1997, trust income increased to $10.2 million, a 9.7% or $906,000 increase over 1996. This increase follows a 13.6% increase in 1996 over 1995. Trust revenues are increasing primarily due to new business over the past several years and favorable results in the bond and equity markets. Credit/debit card fees increased by $1.2 million or 48.6% in 1997, and by $468,000 or 23.3% in 1996, as One Valley introduced a new debit card product late in 1996. Electronic banking revenue increased by $1.1 million or 94.9% in 1997 largely due to increased ATM usage. In 1997, One Valley increased its number of ATM locations from 97 at the end of 1996 to 235 at the end of 1997 through arrangements reached with several retail convenience store chains. Deposit service charges increased by $471,000 or 3.2% in 1997, and increased $485,000 (excluding the CSB acquisition) or 3.5% in 1996, primarily due to an increase in customer activity.
     Real estate servicing fees remained unchanged in 1997, which compares to an $816,000 or 16.9% increase in 1996 from the level earned in 1995. As mortgage loan activity and sales in the secondary market improved in 1996 due to lower mortgage interest rates, One Valley's processing and servicing fees also increased. In 1997, mortgage loan activity increased again over the prior year. However, the increased revenue generated from the originations was offset by lower servicing revenue on loans serviced for others. Revenue from the sale of investment products, such as discount brokerage, mutual funds and annuities, increased by $143,000 or 15.1% in 1997. This compares to a $189,000 or 24.9% increase in 1996. One Valley began offering such products as part of its committment to provide integrated financial services to its customers.


(Graph appears on right side of page with the following plot points:)

NET INTEREST MARGIN
FULLY TAXABLE EQUIVALENT
% OF AVERAGE EARNING ASSETS


          Yield on     Net     Cost of
           Assets    Margin     Funds
           ------    ------    -------
1992        8.64      4.77      3.87
1993        7.88      4.77      3.11
1994        7.87      4.98      2.89
1995        8.45      4.91      3.54
1996        8.36      4.72      3.64
1997        8.31      4.56      3.75

(Two graphs appear on left side of page with the following plot points:)

NET OVERHEAD RATIO
NET OVERHEAD AS A % OF AVERAGE EARNING ASSETS

             Net
          Overhead
           ------
1992       2.56%
1993       2.68%
1994       2.52%
1995       2.39%
1996       2.28%
1997       2.09%


EFFICIENCY RATIO
NON-INTEREST EXPENSE AS A % OF TOTAL ADJUSTED REVENUES*

         Efficiency
           Ratio
           -----
1992       62.66%
1993       65.27%
1994       59.89%
1995       58.10%
1996       57.96%
1997       56.63%

     In 1997, One Valley realized $709,000 in gains on securities sales. This compares to $413,000 in losses realized in 1996 and $65,000 in losses realized in 1995. These securities were sold as part of One Valley's management of its asset/liability position. Other operating income increased by $1.3 million or 26.4% in 1997 partially due to the sale of One Valley's corporate trust business. This compares to a $271,000 or 5.8% increase in 1996 primarily due to increases in several miscellaneous banking services.
     Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. In 1997, additional efficiencies were achieved in the operations of One Valley's affiliates by realigning processes and reallocating resources. One Valley's 1997 net overhead ratio, or non-interest expense less non-interest income excluding securities transactions to average earning assets, was 2.09%, a decrease from the 2.28% realized in 1996, and down further still from the 2.39% ratio realized in 1995. For the year 1997, net overhead was $85.9 million, a decrease of $1.3 million or 1.5% below the 1996 overhead of $87.2 million. The current year decrease follows an increase in 1996 of 6.4% or $5.3 million from the 1995 overhead of $82.0 million. A large portion of the increase in 1996 was due to a $3.8 million one-time assessment on certain financial institutions to recapitalize the Savings Association Insurance Fund (SAIF). Also included in the 1996 increase was the cost of operations associated with the CSB purchase, which are included in the consolidated financial statements only from the date of acquisition. A lower net overhead ratio means more of the net interest margin flows through as net income. Over the past five years, net overhead has grown by a compound rate of only 1.8% whereas net interest income has grown by 4.6%.
     Total non-interest expense increased by $3.9 million, or 3.1% from 1996. During the fourth quarter of 1997, One Valley recognized non-recurring expenses of $1.8 million related to the consolidation and growth of its expanding banking operations in Virginia and West Virginia. This year's increase compares to an $8.8 million or 7.4% increase in 1996 versus 1995. Approximately 70% of the 1996 increase was due to the operational costs of CSB. Total staff costs increased by 3.2% in 1997, a result of normal salary increases and increased pension costs. Total staff costs increased by $2.5 million or 4.0% in 1996, compared to 1995. Staff costs increased in 1996 primarily due to the additional staff costs from the CSB acquisition. Additional information on employee benefits is discussed in Note M to the consolidated financial statements.
     Advertising expense increased by $405,000 in 1997 due to additional advertising related to the new debit card and electronic banking products. Advertising expense increased by $1.2 million or 57.0% in 1996 due to a new image campaign resulting from One Valley's expansion into Virginia. FDIC insurance decreased by $4.1 million or 83.6% in 1997 following a $1.0 million or 25.6% increase in 1996. Both changes are largely due to a $3.8 million one-time special assessment on thrift based deposits to replenish the Savings Association Insurance Fund in 1996. FDIC insurance also decreased in 1997 as the rate assessed on banking deposits was decreased.
     Net occupancy expense increased by $186,000 or 2.7% in 1997 compared to a 9.2% increase in 1996. Most of the increase in 1997 and approximately one-half of the increase in 1996 was the result of the CSB purchase. The remaining portion of the 1996 increase was due to additional building depreciation expense resulting from improvements completed in 1996 and 1995. In 1997, equipment expense decreased by $334,000 or 3.7%, largely due to lower equipment depreciation costs. Equipment expense increased by 4.3% in 1996 primarily due to the CSB acquisition and increased equipment depreciation due to technology improvements. Outside data processing costs increased by $2.6 million or 45.2% in 1997 due to conversion and data processing costs related to the Lynchburg affiliate and the upcoming Wachovia branch purchase, as well as the additional processing costs associated with the expansion of One Valley's ATM network. Outside data processing costs increased by 7.7% in 1996 largely due to the CSB acquisition and the cost associated with the increased electronic banking activity in 1996.
     Taxes not on income remained relatively unchanged in 1997 following a $539,000 or 18.8% increase in 1996. The increase in 1996 was primarily due to increases in local taxes on gross receipts and equity. Supplies and postage expense increased by $401,000 or 5.8% in 1997, primarily related to additional mailings, normal increases in supply costs, and courier service for One Valley's expanded Virginia operations. This increase compares to a 2.1% increase in 1996. Other expenses increased by $2.8 million or 11.8% in 1997 compared to a $2.0 million or 9.6% increase in 1996. The increase in 1997 was largely due to increased professional service costs, increased employee travel and intangible amortization resulting from the CSB acquisition, and a planned increase in employee training and development. The increase in 1996 was primarily due to the CSB acquisition, increased collection costs associated with the higher level of consumer charge-offs, and increased amortization of mortgage servicing rights.
     An analysis of the allowance for loan losses and related provision for loan losses is included in the Loan Portfolio section of the Balance Sheet Analysis of this report.

APPLICABLE INCOME TAXES
     Income tax expense in 1997 was $29.3 million compared to $26.9 million in 1996 and $24.5 million in 1995. The increase in 1997 was primarily due to an increase in pretax earnings, which was compounded by an increase in nondeductible goodwill amortization. One Valley's effective tax rate was 33.8% in 1997, up from the 33.6% in 1996, and the 33.3% in 1995. Additional information regarding income taxes is contained in Note L to the consolidated financial statements.


-----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME AND EXPENSES                                       TABLE 12
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                            Increase (Decrease) Over Prior Year
                                                       1997        1996       1995              1997                    1996
                                                     --------   --------   ---------     ------------------    ---------------------
                                                                                         Amount     Percent      Amount     Percent
                                                                                         ------     -------    ---------    --------
Service Charges and Other
   Operating Income
   Trust income..................................... $  10,228 $    9,322 $    8,203    $     906      9.72    $   1,119      13.64
                                                     --------- ---------- ----------    ---------   -------    ---------    --------
   Credit/debit card income.........................     3,684      2,479      2,011        1,205     48.61          468      23.27
   Service charges on deposit accounts..............    15,043     14,572     13,877          471      3.23          695       5.01
   Electronic banking...............................     2,350      1,206      1,065        1,144     94.86          141      13.24
   Investment services..............................     1,092        949        760          143     15.07          189      24.87
   Real estate loan processing & servicing fees.....     5,642      5,642      4,826            0      0.00          816      16.91
   Checkbook sales..................................     2,168      2,095      2,228           73      3.48         (133)     (5.97)
   Securities transactions..........................       709       (413)       (65)       1,122                   (348)   (535.38)

   Miscellaneous....................................     6,246      4,940      4,669        1,306     26.44          271       5.80
                                                     --------- ---------- ----------    ---------   -------    ---------    --------
     Total Non-Interest Income ..................... $  47,162  $  40,792  $  37,574     $  6,370     15.62    $   3,218       8.56
                                                     =========  =========  =========    =========   =======    =========    ========

Staff and Other Operating Expenses
   Salaries & wages................................. $  51,352  $  49,951  $  49,184     $  1,401      2.80   $      767       1.56
   Employee benefits................................    15,350     14,680     12,942          670      4.56        1,738      13.43
                                                     --------- ---------- ----------    ---------   -------    ---------    --------
     Total staff expenses...........................    66,702     64,631     62,126        2,071      3.20        2,505       4.03
   Other Operating Expenses
     Advertising....................................     3,794      3,389      2,159          405     11.95        1,230      56.97
     FDIC insurance.................................       808      4,917      3,916       (4,109)   (83.57)       1,001      25.56
     Occupancy, net.................................     7,073      6,887      6,305          186      2.70          582       9.23
     Equipment......................................     8,803      9,137      8,761         (334)    (3.66)         376       4.29
     Outside data processing........................     8,264      5,692      5,285        2,572     45.19          407       7.70
     Taxes not on income............................     3,382      3,400      2,861          (18)    (0.53)         539      18.84
     Supplies and postage...........................     7,320      6,919      6,778          401      5.80          141       2.08
     All other......................................    26,203     23,443     21,400        2,760     11.77        2,043       9.55
                                                     --------- ---------- ----------    ---------   -------    ---------    --------
     Total other operating expenses.................    65,647     63,784     57,465        1,863      2.92        6,319      11.00
                                                     --------- ---------- ----------    ---------   -------    ---------    --------
       Total Non-Interest Expense ..................  $132,349   $128,415   $119,591     $  3,934      3.06    $   8,824       7.38
                                                     =========  =========  =========    =========   =======    =========    ========

NET OVERHEAD
DECREASED TO
2.08% OF AVERAGE
EARNING ASSETS


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

SUMMARY RESULTS OF OPERATIONS
FOURTH QUARTER 1997
     Net income for the three months ended December 31, 1997 was $13.5 million, a decrease of 6.7% from the $14.5 million earned during the fourth quarter of 1996. On a per share basis, 1997 fourth quarter earnings were $0.50 compared to $0.52 in 1996, a decrease of 3.9%.
     Net interest income increased by 2.1% when compared to the same three months of 1996. The provision for loan losses increased by $722,000 when compared to the fourth quarter of 1996. Non-interest income excluding securities transactions increased by $1.2 million or 11.4% as all categories of non-interest income increased. One Valley also realized $633,000 in securities gains in the fourth quarter of 1997. Non-interest expense increased by 11.9% when compared to the same quarter last year. The increase is largely due to increased staff costs, costs related to One Valley's expanded ATM network and the non-recurring expenses related to the consolidation of its banking operations.
     Additional quarterly financial data is provided in Note U to the consolidated financial statements.
YEAR 2000 COMPLIANCE
     One Valley continually monitors the Year 2000 activity of its service organizations, significant suppliers, large customers and other financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their systems interface with One Valley's systems or otherwise impact its operations. One Valley's primary service organizations are among the nationally recognized leaders in the products and services they provide and have indicated their intention to fully remediate the Year 2000 issues.
     One Valley's comprehensive Year 2000 initiative is managed by a team of internal staff members and outside consultants, as needed. The team's activities are designed to ensure that there is no adverse effect on One Valley's core business operations and that transactions with customers, suppliers, and other financial institutions are fully supported. One Valley has assessed the extent to which its operations would be impacted should it and these organizations fail to remediate properly their computer systems. One Valley is well under way with these efforts and has established December 31, 1998, as the date to have all Year 2000 changes in place with extensive testing to take place in 1999.
     While One Valley believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which One Valley's systems and operations rely will be converted on a timely basis and will not have a material effect. However, at this stage of the process, there are no indications that those companies will not meet their Year 2000 goals and objectives to be compliant when the new millennium arrives. The cost of the Year 2000 initiatives is not expected to be material to One Valley's results of operations or financial position.

FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Act of 1995 indicates that the disclosure of forward-looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward-looking statements by corporate management. This Annual Report, including the Letter to Shareholders and the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the corporation notes that a variety of factors could cause One Valley's actual results and experience to differ materially from the anticipated results or other expectations expressed in those forward-looking statements.

PENDING ACQUISITIONS
     In October 1997, One Valley entered into an agreement with Wachovia Corporaton to purchase fifteen branches located in Virginia and their corresponding loans, assets and deposits. The transaction was completed on February 20, 1998. These branches included approximately $127 million in loans and $290 million in deposits.
     In December 1997, One Valley entered into a definitive agreement with FFVA Financial Corporation, headquartered in Lynchburg, Virginia, to merge. Under the terms of the agreement, One Valley will exchange 1.05 shares of its common stock for each share of FFVA Financial Corporation's common stock outstanding. The transaction, valued at approximately $204 million, is expected to be accounted for under the pooling-of-interests method and is subject to, among other things, approval by regulatory authorities and the stockholders of One Valley and FFVA Financial Corporation. FFVA had $580 million in total assets, $416 million in deposits and $327 million in loans at December 31, 1997.

LONG-RANGE PLAN
     As part of achieving One Valley's mission "to establish mutually beneficial relationships with its customers by offering a complete range of services and products that meet or exceed their expectations; to share responsibility as employees for the success of our company and ourselves by committing to continuous improvement and self-development; and, to deliver long-term value on the investment made by our owners," One Valley has developed a long-range plan that outlines specific goals for the three years ending December 31, 1998. The long-range plan outlines goals for each of the constituencies outlined in One Valley's mission statement, namely its customers, employees and owners. Table 13 below lists the plan's owner objectives and how the 1997 and 1996 financial results of One Valley compare to those objectives. The goals and owner objectives under the plan are forward-looking statements and are strategic goals One Valley hopes to achieve. They are not historical facts and involve risks and uncertainties, including, but not limited to, the demand for One Valley's products and services, the effect of economic conditions on borrowers' ability to repay loans, changes in the general level of interest rates, and the impact of continued competitive pressure from bank and non-bank providers of traditional banking services.


---------------------------------------------------------------------------------------------------------
1996 TO 1998 LONG RANGE PLAN                                            TABLE 13
---------------------------------------------------------------------------------------------------------


                                                          Plan Goals              1997             1996
                                                       ----------------          -------          ------
Owner Objectives
   Profitability:
     Return on average assets....................       1.20% to 1.40%             1.31%            1.30%
     Return on average equity....................      13.00% to 15.00%           13.88%           13.64%
     Earnings per share growth rate..............        6.00% to 10.00%           8.25%            6.01%
   Asset Quality:
     Loan delinquency ratio......................       1.25% to 2.00%             1.30%            1.38%
     Non-performing assets to total assets.......       0.50% to 0.90%             0.20%            0.24%
     Net charge-off to average total loans.......       0.20% to 0.40%             0.26%            0.19%
     Allowance for loan losses as a % of
       non-performing assets.....................        150% to 250%               452%             405%
   Resource Utilization:
     Efficiency ratio............................         55% or lower            56.63%           57.96%
     Net operating expenses to average assets....       1.70% to 2.00%             2.09%            2.12%
   Capital:
     Average equity to total assets..............       7.50% to 9.50%             9.42%            9.49%
   Liquidity:
     Loan to deposit ratio.......................         78% to 84%              83.21%           81.10%
     Net loans to total assets...................         65% to 70%              64.03%           64.63%
     Wholesale funds to total assets.............           up to 25%             14.67%           11.71%

-----------
GLOSSARY OF
TERMS
-----------


ALLOWANCE FOR LOAN LOSSES
     The cumulative reserve established to absorb losses on loans. Increases to the reserve are charged against earnings and are listed in the income statement as "provision for loan losses."

AVERAGE BALANCE SHEET
     A balance sheet showing the average of the daily ending balances of all assets, liabilities and shareholders' equity. An average is used to smooth the fluctuations in balances due to the timing of customer loan proceeds, loan payments, deposits and withdrawals. The average balance sheet is used to calculate the yield on earning assets and the rates paid on deposit accounts and other borrowed funds.

BASIC EARNINGS PER SHARE
     Net income divided by the average shares outstanding during the year or period.

COMPOUND ANNUAL GROWTH RATE
     The average annual increase of an item over a given period of time usually greater than a year. The growth rate is expressed as a percentage of the item's total at the beginning of the period.

COST OF ALL FUNDS
     The sum of all interest expense divided by the sum of average earning assets. This percentage shows the interest rate paid to fund interest earning assets and is compared to the Yield on Earning Assets. The Yield minus the Cost is referred to as the Net Interest Margin.

DILUTED EARNINGS PER SHARE
     Net income divided by the average possible shares outstanding during the year or other period assuming all options to buy stock had actually been exercised and the cash proceeds were used to redeem shares at an average market value.

DIVIDEND PAYOUT RATIO
     Dividends paid per share divided by net income earned per share, which shows the percentage of net income earned returned to the shareholder in the form of dividends.

EARNING ASSETS
     Assets such as loans and investment securities on which the company earns interest or dividend income.

EFFICIENCY RATIO
     Designed to show the operational efficiency of a organization. This ratio shows the percentage of each dollar earned that is expended to operate the business. It is calculated by dividing total operating expenses by the sum of fully tax-equivalent net interest income plus other operating income. As this ratio decreases, more of each dollar earned flows to Net Income.

FULLY TAXABLE EQUIVALENT
     Certain investments earn interest that is exempt from Federal income tax. Since they are exempt, the investments generally pay a lower percentage rate of interest. To compare this rate, or the dollars of income earned, to investments subject to income tax, an amount is added to the tax-exempt investment's income that represents the tax dollars saved. The total becomes a "fully taxable-equivalent" yield or income and enables a comparison of taxable and tax-exempt investments.

NET CHARGE-OFFS
     The amount of uncollectible loans written-off against the Allowance for Loan Losses net of any proceeds recovered on loans previously written-off.

NET CHARGE-OFF RATIO
     The amount of net charge-offs divided by the average total loans outstanding. This ratio helps to compare the dollar amounts of net charge-offs of differently sized loan portfolios.

NET INCOME
     The amount that total revenues exceed total expenses during a given time period. This amount increases total shareholders' equity.

NET INTEREST INCOME
     The sum of all interest income less all interest expense.

NET INTEREST MARGIN
     The sum of all interest income less all interest expense divided by the sum of average earning assets. This percentage shows the average interest rate earned on those assets less the interest cost paid to fund those assets.

NET OVERHEAD
     The amount operating expenses exceed other operating income. This amount shows the net dollar cost to conduct business operations.

NET OVERHEAD RATIO
     The amount of Net Overhead divided by average earning assets. This percentage is compared to the Net Interest Margin percentage to show how much of the margin is used to cover operating expenses. As this ratio decreases, more of the Net Interest Margin flows to Net Income.

SHAREHOLDER'S EQUITY
     The amount that the assets of a corporation exceed its liabilities. Also represents the book value owned by the shareholders of a corporation.

YIELD ON EARNING ASSETS
     The sum of all interest income divided by the sum of average earning assets. This percentage shows the average rate earned on those earning assets and is compared to the Cost of All Funds. The Yield minus the Cost is referred to as the Net Interest Margin.

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------


The Board of Directors and Shareholders
One Valley Bancorp, Inc.


We have audited the accompanying consolidated balance sheets of One Valley Bancorp, Inc. and subsidiaries (One Valley) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of One Valley's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




Charleston, West Virginia
January 21, 1998

CONSOLIDATED BALANCE SHEETS

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS)


                                                                                                        December 31
                                                                                               1997                    1996
                                                                                               ----                    ----
Assets
   Cash and due from banks                                                                $   122,615              $   146,152
   Interest-bearing deposits in other banks                                                     2,162                    9,897
   Federal funds sold                                                                          18,900                    4,825
                                                                                               ------                    -----
     Cash and cash equivalents                                                                143,677                  160,874
   Securities:
     Available-for-sale, at fair value                                                      1,102,014                  952,908
     Held-to-maturity (fair value approximated $244,062 and $219,841
       at December 31, 1997 and 1996)                                                         237,632                  217,322
   Loans, net                                                                               2,926,992                2,768,467
   Premises and equipment                                                                      84,451                   84,087
   Accrued interest receivable                                                                 34,145                   34,129
   Other assets                                                                                53,353                   49,516
                                                                                               ------                    -----
     Total assets                                                                          $4,582,264               $4,267,303
                                                                                           ==========               ==========

Liabilities
   Deposits:
     Non-interest bearing                                                                 $   464,380               $  406,630
     Interest bearing                                                                       3,053,182                2,999,386
                                                                                            ---------                ---------
       Total deposits                                                                       3,517,562                3,406,016
   Short-term borrowings:
     Federal funds purchased                                                                   22,581                   17,278
     Securities sold under agreements to repurchase and other                                 545,899                  360,796
                                                                                              -------                  -------
       Total short-term borrowings                                                            568,480                  378,074
   Long-term borrowings                                                                        21,875                   28,892
   Other liabilities                                                                           50,072                   45,744
                                                                                               ------                   ------
     Total liabilities                                                                      4,157,989                3,858,726

Shareholders' equity

   PREFERRED STOCK--$10 PAR VALUE; AUTHORIZED 1,000,000 SHARES; NONE
   ISSUED Common stock--$10 par value; authorized 40,000,000 shares;
     31,520,688 and 24,923,176 shares issued at December 31, 1997 and 1996, including 4,346,846 and 2,792,360 shares in treasury at
     December 31, 1997 and 1996                                                               315,207                  249,232
   Capital surplus                                                                             75,617                   73,834
   Retained earnings                                                                          124,401                  152,006
   Unrealized gain on available-for-sale securities, net of deferred income taxes               4,145                      883
   Treasury stock                                                                             (95,095)                 (67,378)
                                                                                              -------                  -------
     Total shareholders' equity                                                               424,275                  408,577
                                                                                              -------                  -------
     Total liabilities and shareholders' equity                                            $4,582,264               $4,267,303
                                                                                           ==========               ==========



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME


ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                Year Ended December 31
                                                                                      1997              1996              1995
                                                                                      ----              ----              ----
Interest Income Interest and fees on loans:
     Taxable                                                                         $247,662         $235,153          $217,034
     Tax-exempt                                                                         2,990            2,813             2,453
       Total                                                                          250,652          237,966           219,487
                                                                                      -------          -------           -------
   Interest and dividends on securities:
     Taxable                                                                           68,798           62,447            50,693
     Tax-exempt                                                                        12,003           11,076            10,362
                                                                                      -------          -------           -------
       Total                                                                           80,801           73,523            61,055
   Other                                                                                1,484              664             1,830
                                                                                      -------          -------           -------
       Total interest income                                                          332,937          312,153           282,372

Interest Expense
   Deposits                                                                           128,910          119,865           106,493
   Short-term borrowings                                                               23,076           18,276            13,899
   Long-term borrowings                                                                 1,765            1,144               688
                                                                                      -------          -------           -------
       Total interest expense                                                         153,751          139,285           121,080
                                                                                      -------          -------           -------
Net Interest Income                                                                   179,186          172,868           161,292
Provision For Loan Losses                                                               7,381            5,204             5,632
                                                                                      -------          -------           -------
Net Interest Income After Provision For Loan Losses                                   171,805          167,664           155,660

Other Income
   Trust Department                                                                    10,228            9,322             8,203
   Service charges on deposit accounts                                                 15,043           14,572            13,877
   Real estate loan processing and servicing fees                                       5,642            5,642             4,826
   Other service charges and fees                                                      10,732            8,078             7,025
   Securities gains (losses)                                                              709             (413)              (65)
   Other                                                                                4,808            3,591             3,708
                                                                                      -------          -------           -------
       Total other income                                                              47,162           40,792            37,574

Other Expenses
   Salaries and employee benefits                                                      66,702           64,631            62,126
   Net occupancy                                                                        7,073            6,887             6,305
   Equipment                                                                            8,803            9,137             8,761
   Federal deposit insurance assessments                                                  808            4,917             3,916
   Outside data processing                                                              8,264            5,692             5,285
   Other                                                                               40,699           37,151            33,198
                                                                                      -------          -------           -------
       Total other expenses                                                           132,349          128,415           119,591
                                                                                      -------          -------           -------

Income Before Income Taxes                                                             86,618           80,041            73,643
Applicable Income Taxes                                                                29,254           26,886            24,537
                                                                                      -------          -------           -------
Net Income                                                                          $  57,364        $  53,155         $  49,106
                                                                                    =========        =========         =========

Net income per common share:
   Basic                                                                          $      2.10       $     1.94        $     1.83
   Diluted                                                                        $      2.07       $     1.91        $     1.82

Average common shares outstanding (in thousands):
   Basic                                                                               27,354           27,370           26,835
   Diluted                                                                             27,760           27,814           27,039


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                      UNREALIZED
                                                                                                         GAIN
                                                                                                       (LOSS) ON
                                                                                                       AVAILABLE
                                                                  COMMON       CAPITAL    RETAINED     FOR SALE     TREASURY
                                                                   STOCK       SURPLUS    EARNINGS    SECURITIES      STOCK
                                                                   -----       -------    --------    ----------      -----

Balances at January 1, 1995                                     $ 175,384   $   25,954    $ 137,437 $    (6,535)  $  (10,373)

Change in unrealized gains and losses, net of
   deferred income taxes of $(8,524)                                                                     12,787
Net income                                                                                   49,106
Issuance of common stock (411,602 shares)                           4,116        8,130
Purchase of treasury stock (420,700 shares)                                                                          (12,971)
Stock options exercised (66,614 shares) and
   adjustment for fractional shares                                   666          519
Cash dividends ($.66 per share)                                                             (17,918)
                                                                  -------       ------      -------       -----      -------
Balances at December 31, 1995                                     180,166       34,603      168,625       6,252      (23,344)

Change in unrealized gains and losses, net of
   deferred income taxes of $3,585                                                                       (5,369)
Net income                                                                                   53,155
Issuance of common stock (1,789,000 shares)                        17,890       37,817
Purchase of treasury stock (1,318,988 shares)                                                                        (44,034)
Five-for-four stock split in the form of a 25%
   stock dividend                                                  49,746                   (49,746)
Stock options exercised (144,958 shares) and
   adjustment for fractional shares                                 1,430        1,414
Cash dividends ($.74 per share)                                                             (20,028)
                                                                  -------       ------      -------       -----      -------
Balances at December 31, 1996                                     249,232       73,834      152,006         883      (67,378)

Change in unrealized gains and losses, net of
   deferred income taxes of $2,175                                                                        3,262
Net income                                                                                   57,364
Purchase of treasury stock (856,396 shares)                                                                          (27,717)
Five-for-four stock split in the form of a 25%
   stock dividend                                                  62,960                   (62,960)
Stock options exercised (303,698 shares) and
   adjustment for fractional shares                                 3,015        1,783
Cash dividends ($.80 per share)                                                             (22,009)
                                                                  -------       ------      -------       -----      -------
Balances at December 31, 1997                                    $315,207    $  75,617     $124,401  $    4,145    $ (95,095)
                     === ====                                    ========    =========     ========  ==========    =========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS


ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS)


                                                                                           Year Ended December 31
                                                                                  1997              1996              1995
                                                                                  ----              ----              ----
Operating Activities
   Net income                                                                  $  57,364         $  53,155        $  49,106
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Provision for loan losses                                                   7,381             5,204            5,632
       Depreciation                                                                8,391             9,134            8,049
       Amortization, net of accretion                                              3,363             2,368            3,544
       Deferred income tax (benefit) expense                                        (278)               35               (9)
       Net (gains) losses from sales of assets                                      (688)              362             (270)
       Loans originated for sale                                                 (95,404)          (62,870)         (52,440)
       Proceeds from loans sold                                                   96,390            63,932           49,523
       Net change in accrued interest receivable                                     (16)              603           (3,727)
       Net change in accrued interest payable                                      2,546              (500)           4,738
       Net change in other assets and other liabilities                           (6,759)            2,175            1,531
                                                                                  ------            ------           ------
         Net cash provided by operating activities                                72,290            73,598           65,677

Investing Activities
   Proceeds from sales of available-for-sale securities                           49,855           105,496          103,279
   Proceeds from maturities of available-for-sale securities                     278,877           266,629          222,599
   Purchases of available-for-sale securities                                   (473,021)         (327,060)        (338,306)
   Proceeds from maturities of held-to-maturity securities                        10,027             8,574           30,141
   Purchases of held-to-maturity securities                                      (30,404)          (20,815)         (55,796)
   Purchase of subsidiary, net of cash received                                                     10,866            4,454
   Net increase in loans                                                        (166,052)         (139,266)        (127,053)
   Purchases of premises and equipment                                            (8,776)           (7,173)          (5,301)
                                                                                  ------            ------           ------
         Net cash used in investing activities                                  (339,494)         (102,749)        (165,983)

Financing Activities
   Net change in deposits                                                        111,546           100,548           79,712
   Net change in federal funds purchased                                           5,303           (36,727)             860
   Net change in other short-term borrowings                                     185,103            14,265           13,581
   Repayment of long-term borrowings                                              (7,017)           (7,526)         (11,539)
   Proceeds from long-term borrowings                                                               15,007            5,000
   Proceeds from issuance of common stock                                          4,798             2,844            1,185
   Purchase of treasury stock                                                    (27,717)          (44,034)         (12,971)
   Cash dividends                                                                (22,009)          (20,028)         (17,918)
                                                                                 -------            ------           ------
         Net cash provided by financing activities                               250,007            24,349           57,910
                                                                                 -------            ------           ------

Decrease in cash and cash equivalents                                            (17,197)           (4,802)         (42,396)
Cash and cash equivalents at beginning of year                                   160,874           165,676          208,072
                                                                                 -------            ------           ------
Cash and cash equivalents at end of year                                        $143,677          $160,874         $165,676
                                                                                ========          ========         ========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES                      DECEMBER 31, 1997
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


--------------------------------------------------------------------------------
NOTE A
------

SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

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

SECURITIES
     Management determines the appropriate classification of securities at the time of purchase. Debt securities are classified as held-to-maturity when One Valley has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.
     Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value with the unrealized gains and losses, net of deferred income taxes, reported in a separate component of shareholders' equity. Unrealized gains and losses represent the difference between the estimated fair value and amortized cost of available-for-sale securities.
     The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. The specific identification method is used to determine realized gains and losses on sales of securities.

LOANS HELD FOR SALE
     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.

ALLOWANCE FOR LOAN LOSSES
     In determining the adequacy of the allowance for loan losses, as well as the appropriate provision for loan losses, management takes into consideration the results of internal review procedures, historical loan loss experience, an assessment of the effect of current and anticipated future economic conditions on the loan portfolio, the financial condition of the borrower and such other factors which, in management's judgment, deserve recognition. Impaired loans, primarily consisting of non-accrual and restructured loans, are evaluated based on the discounted value of expected future cash flows or on the estimated fair value of the collateral if repayment of the loan is expected to be provided by the collateral. In management's judgment, the allowance for loan losses is maintained at a level adequate to absorb potential losses in the loan portfolio.

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

--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES


NOTE A - CONCLUDED
------------------

NET INCOME PER COMMON SHARE
     In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, "Earnings Per Share." Statement 128 requires the reporting of basic and diluted net income per common share. Basic net income per common share excludes any dilutive effects of stock options and is computed by dividing net income by the average common shares outstanding during the year. Diluted net income per common share is computed by dividing net income by the average common shares outstanding during the year adjusted for the dilutive effect of options under One Valley's stock option plans. The effect of dilutive stock options on average shares outstanding was 406,000, 444,000, and 204,000 in 1997, 1996, and 1995.
Net income per common share amounts for all periods presented have been restated to conform to Statement 128.

NEW ACCOUNTING PRONOUNCEMENTS
         In June 1996, the FASB issued statement no. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which was applicable to One Valley effective January 1, 1997. However, in late 1996, the FASB agreed to defer the effective date for one year for the following transactions: securities lending, repurchase agreements, dollar rolls and other similar secured transactions. The adoption of the 1997 provisions did not have a significant impact on the financial position or results of operations of one valley and management anticipates the same results for the provisions adopted on January 1, 1998.
     During 1997, the FASB issued several new statements which will also become effective in 1998. These pronouncements include Statement No. 129, "Disclosure of Information about Capital Structure;" Statement No. 130, "Reporting Comprehensive Income;" and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is in the process of fully evaluating these new pronouncements and will adopt them as required in 1998. The adoption of these new statements is not expected to have a significant impact on the financial position or results of operations of One Valley.

RECLASSIFICATIONS
     Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation. Such reclassifications had no impact on net income or shareholders' equity.

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



--------------------------------------------------------------------------------
RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

NOTE B
------


     Bank subsidiaries are required to maintain average balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1997, was approximately $11,000.


--------------------------------------------------------------------------------
RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

NOTE C
------


     The primary source of funds for the dividends paid by One Valley Bancorp, Inc. is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. At December 31, 1997, the retained net profits available for distribution to One Valley Bancorp, Inc. as dividends without regulatory approval approximated $13,400.

--------------------------------------------------------------------------------
NOTE D
------

MERGERS AND ACQUISITIONS


     On April 30, 1996, One Valley acquired all of the outstanding stock of CSB Financial Corporation, headquartered in Lynchburg, Virginia. Under terms of the agreement, One Valley exchanged 0.6774 shares of its common stock for each share of CSB Financial Corporation's common stock outstanding. This resulted in the issuance of approximately 1,789,000 shares valued at approximately $55.7 million. This transaction was accounted for under the purchase method of accounting. Accordingly, consolidated results include the operations of CSB Financial Corporation only from the date of acquisition. CSB had $336 million in total assets, $257 million in deposits, and $164 million in loans at April 30, 1996.
     Pro forma financial information is not presented because the above transaction was immaterial to One Valley. In October 1997, One Valley reached an agreement to acquire 15 branches in Virginia from Wachovia
     Corporation and expects to close the purchase of these branches in February 1998. In addition, in December 1997, One Valley entered into a definitive agreement to merge with FFVA Financial Corporation, also based in Lynchburg, Virginia. Under terms of the agreement, One Valley will exchange 1.05 shares of its common stock for each share of FFVA Financial Corporation's common stock outstanding, which will result in the issuance of approximately 5,500,000 shares valued at $206 million. It is anticipated that this transaction will be consummated in the second quarter of 1998 and be accounted for under the pooling of interests method. Once these two transactions are completed, One Valley's total assets will approximate $5.4 billion, with $4.1 billion in West Virginia and $1.3 billion in Virginia.
     In years prior to 1995, One Valley acquired several financial institutions accounted for using the purchase method of accounting. The purchase price of these acquisitions and those previously noted was allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten year period. Deposit intangibles, included in other assets, approximated $2,700 and $3,800 at December 31, 1997 and 1996. Deposit intangible amortization approximated $1,100 in 1997, $900 in 1996, and $600 in 1995. The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $15,900 and $18,000 at December 31, 1997 and 1996. Goodwill amortization approximated $1,300 in 1997, $1,100 in 1996, and $500 in 1995.



--------------------------------------------------------------------------------
NOTE E
------

SHAREHOLDER RIGHTS PLAN


     In 1995, the Board of Directors approved a Shareholder Protection Rights Plan (the Plan). The Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of One Valley's common stock, or after a person commences a tender offer for such stock. If a person or group acquires 10% or more of One Valley's common stock, holders of rights, other than the 10% holder, could acquire shares of One Valley's common stock at half price or the Board could exchange each such right for one share of common stock. In addition, under certain circumstances, holders of rights could acquire shares of common stock of the 10% holder at half price.

--------------------------------------------------------------------------------
SECURITIES

NOTE F
------


   The following is a summary of available-for-sale and held-to-maturity securities:

                                               Available-for-Sale                             Held-to-Maturity
                                  ------------------------------------------    ------------------------------------------
                                                                   Estimated                                     Estimated
                                  Amortized   Gross   Unrealized      Fair      Amortized   Gross    Unrealized    Fair
                                    Cost      Gains     Losses        Value       Cost      Gains      Losses      Value
                                  ------------------------------------------    ------------------------------------------
December 31, 1997
U.S. Treasury securities
   and obligations of
   U.S. government agencies
   and corporations             $   820,721  $ 3,933   $  (786)   $   823,868 $        0    $    0   $       0   $       0
Obligations of states and
   political subdivisions                                                        237,290     6,557        (127)    243,720
Mortgage-backed securities          228,660    3,952      (295)       232,317
Other securities                     45,724      126       (21)        45,829        342                               342
                                  ------------------------------------------    ------------------------------------------
   Total securities              $1,095,105  $ 8,011   $(1,102)    $1,102,014   $237,632    $6,557   $    (127)  $ 244,062
                                  ==========================================    ==========================================

December 31, 1996
U.S. Treasury securities
   and obligations of
   U.S. government agencies
   and corporations              $  662,302  $ 4,068   $(4,738)    $  661,632 $        0    $    0   $       0   $       0
Obligations of states and
   political subdivisions                                                        216,874     3,596      (1,073)    219,397
Mortgage-backed securities          245,734    3,117    (1,407)       247,444
Other securities                     43,400      508       (76)        43,832        448                    (4)        444
                                  ------------------------------------------    ------------------------------------------
   Total securities              $  951,436  $ 7,693   $(6,221)    $  952,908   $217,322    $3,596     $(1,077)   $219,841
                                  ==========================================    ==========================================

December 31, 1995
U.S. Treasury securities
   and obligations of
   U.S. government agencies
   and corporations              $  627,471  $ 8,254   $  (570)    $  635,155 $        0    $    0   $       0   $       0
Obligations of states and
   political subdivisions                                                        204,694     7,334        (447)    211,581
Mortgage-backed securities          208,883    3,479      (940)       211,422
Other securities                     24,919      203                   25,122        459         1          (1)        459
                                  ------------------------------------------    ------------------------------------------
   Total securities              $  861,273  $11,936   $(1,510)    $  871,699   $205,153    $7,335   $    (448)  $ 212,040
                                  ==========================================    ==========================================

     Gross realized gains and losses on available-for-sale securities approximated $814 and $105 in 1997, $83 and $496 in 1996, and $87 and $152 in
1995.
     The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Available-for-Sale               Held-to-Maturity
                                                ------------------               ----------------
                                                            Estimated                        Estimated
                                              Amortized       Fair            Amortized        Fair
                                                Cost          Value             Cost           Value
                                                ----          -----             ----           -----
Due in one year or less                    $   101,895    $   102,251        $   6,299    $    6,349
Due after one year through five years          397,634        400,036           21,062        21,636
Due after five years through ten years         275,861        276,033          101,066       103,578
Due after ten years                             45,331         45,548          108,863       112,157
                                                ------         ------          -------       -------
                                               820,721        823,868          237,290       243,720
Mortgage-backed securities                     228,660        232,317                0             0
Other                                           45,724         45,829              342           342
                                                ------         ------          -------       -------
   Total securities                         $1,095,105     $1,102,014         $237,632      $244,062
                                            ==========     ==========         ========      ========


     At December 31, 1997 and 1996, securities carried at approximately $676,000 and $600,000 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

--------------------------------------------------------------------------------
NOTE G
------

LOANS


     Loans are summarized as follows:
                                        December 31
                                      1997       1996
                                      ----       ----
Commercial, financial
   and agricultural                $ 372,933   $ 323,146
Real estate:
   Revolving home equity             192,252     152,006
Single family residential          1,293,446   1,239,406
Apartment buildings
     and complexes                    59,656      55,764
   Commercial                        445,400     418,668
Construction                          51,927      53,815
Installment loans to individuals     529,494     539,144
Other                                 23,570      28,263
                                      ------      ------
Total loans net of
     unearned income               2,968,678   2,810,212
Less allowance for loan losses        41,686      41,745
                                      ------      ------
Loans - net                       $2,926,992  $2,768,467
                                  ==========  ==========



     One Valley originates and sells fixed rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1997 and 1996, One Valley held loans for sale of approximately $11,500 and $10,000 and had commitments to originate and sell loans of approximately $11,000 and $10,500, respectively.
     The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $886,000, $902,000, and $968,000 at December 31, 1997, 1996,
and 1995. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $8,500 at December 31, 1997 and 1996.
     One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.
     The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:


                                 1997      1996
                                 ----      ----
Balance, January 1            $106,358 $  71,927
Additions                       27,985    61,639
Amount collected               (48,495)  (27,208)
                              --------  --------
Balance, December 31          $ 85,848  $106,358
                              ========  ========



--------------------------------------------------------------------------------
NOTE H
------

ALLOWANCE FOR LOAN LOSSES


     Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1997, were as follows:



                             1997     1996      1995
                             ----     ----      ----
Balance, January 1          41,745  $39,534   $37,438
Charge-offs                 (9,737)  (7,038)   (5,611)
Recoveries                   2,297    1,819     1,840
                             -----    -----     -----
   Net charge-offs          (7,440)  (5,219)   (3,771)
Provision for loan losses    7,381    5,204     5,632
Balance of acquired
   subsidary                          2,226       235
                             -----    -----     -----
Balance, December 31       $41,686  $41,745   $39,534
                           =======  =======   =======



         Impaired loans approximated $6,600 and $8,900 (of which $3,400 and $3,300 were on a nonaccrual basis) at december 31, 1997 and 1996. Included in these amounts are $4,900 and $5,900 of impaired loans for which the related allowance for loan losses is $830 and $500, and $1,700 and $3,000 of impaired loans that as a result of write-downs or being well secured do not have an allowance for loan losses. The average recorded investment in impaired loans during the years ended december 31, 1997, 1996 and 1995, was approximately $8,500, $9,000 and $9,500. For the years ended december 31, 1997, 1996 and 1995, one valley recognized interest income on those impaired loans of $560, $880 and $780. The amount of interest income recognized in 1997, 1996 and 1995 included less than $100 of interest income recognized using the cash basis method of income recognition.



--------------------------------------------------------------------------------
NOTE I
------

DEPOSITS


     Included in interest-bearing deposits are various time deposit products. Time deposits outstanding at December 31, 1997, have scheduled maturities of $1,030,000 in 1998, $347,000 in 1999, $91,000 in 2000, $24,000 in 2001, $18,000
in 2002, and $1,000 thereafter. The aggregate amount of time deposits exceeding $100 at December 31, 1997 approximated $285,000.
     As of December 31, 1997 and 1996, One Valley had deposits from related parties of approximately $76,000 and $73,000. Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $151,000 in 1997, $139,000 in 1996, and $116,000 in 1995.

--------------------------------------------------------------------------------
PREMISES AND EQUIPMENT

NOTE J
------


     The major categories of premises and equipment and accumulated depreciation are summarized as follows:



     One Valley has entered into noncancelable lease agreements (operating leases) for certain premises and equipment and outside data processing services. The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is: 1998-$5,000; 1999-$4,400; 2000-$3,900; 2001-$3,800; and 2002-$2,300; with $2,600 of commitments extending beyond 2002.
     Total expense under these lease agreements, including cancelable and noncancelable leases, was $8,200 in 1997, $7,000 in 1996, and $6,600 in 1995.



                                     December 31
                                  1997        1996
                                  ----        ----
Land                           $  18,093   $  18,245
Buildings and improvements        84,768      83,686
Equipment                         52,605      58,971
                                  ------      ------
   Total                         155,466     160,902
Less accumulated depreciation    (71,015)    (76,815)
                                  ------      ------
   Premises and equipment-net  $  84,451   $  84,087
                               =========   =========



--------------------------------------------------------------------------------
SHORT-TERM AND LONG-TERM BORROWINGS

NOTE K
------


     Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days. The securities underlying the repurchase agreements are under the control of One Valley. Additional details regarding short-term borrowings are set forth below:

     Several of One Valley's banking subsidiaries are members of the Federal Home Loan Bank (FHLB). A benefit of membership in the FHLB is the availability of short-term and long-term borrowings, in the form of collateralized advances. The advances are collateralized by U.S. Treasury and agency securities, residential mortgage loans, and multi-family mortgage loans with an aggregate book value approximating $133,000 at December 31, 1997. The available lines of credit for short-term and long-term borrowings, at prevailing market interest rates, as of December 31, 1997, approximated $1.1 billion.
     Long-term borrowings of $21,875 and $28,892 at December 31, 1997 and 1996, primarily consist of FHLB advances. The advances mature as follows:
1998-$12,000; 1999-$2,000; 2001-$5,000; and $2,900 thereafter. The weighted average interest rate of these advances at December 31, 1997, was 6.31%.




                                   Federal    Repurchase
                                    Funds     Agreements
                                  Purchased    and Other
                                  ---------    ---------
1997
   Average amount outstanding
     during year                  $33,806      $425,637
   Maximum amount outstanding
     at any month-end              69,801       527,426
   Weighted average interest rate:
     During year                     5.46%         4.95%
     End of year                     5.72%         5.05%
1996
   Average amount outstanding
     during year                  $26,612      $359,667
   Maximum amount outstanding
      at any month-end             71,563       468,966
   Weighted average interest rate:
     During year                     5.38%         4.74%
     End of year                     5.40%         4.67%
1995
   Average amount outstanding
     during year                  $24,642      $264,461
   Maximum amount outstanding
     at any month-end              54,005       357,501
   Weighted average interest rate:
     During year                     5.89%         4.71%
     End of year                     5.76%         4.71%

--------------------------------------------------------------------------------
NOTE L
------

INCOME TAXES


     The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:

                              1997     1996    1995
                              ----     ----    ----
Current:
   Federal                  $25,886  $23,095 $20,822
   State                      3,646    3,756   3,724
Deferred Federal and State     (278)      35      (9)
                               ----       --      --
   Total                    $29,254  $26,886 $24,537
                            =======  ======= =======

     Income taxes (benefit) related to securities gains (losses) approximated $284, $(165), and $(26) in 1997, 1996, and 1995.
     One Valley made tax payments of approximately $30,000 in 1997, $25,000 in 1996, and $26,000 in 1995.
     Significant components of One Valley's deferred tax assets and liabilities are as follows:

                                      December 31
                                    1997      1996
                                    ----      ----
Deferred tax assets:
   Allowance for loan losses      $16,048   $15,484
   ACCRUED EMPLOYEE BENEFITS        1,480     3,840
   Other                            4,581     1,680
                                    -----     -----
     Total deferred tax assets     22,109    21,004

Deferred tax liabilities:
   Loans                            6,804     6,026
   Available-for-sale securities    2,763       583
   Premises and equipment           2,831     3,032
   Other                              250         0
                                      ---         -
    Total deferred tax liabilities 12,648     9,641
                                   ------     -----
         Net deferred tax assets $  9,461   $11,363
                                 ========   =======
--------------------------------------------------------------------------------

     A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                             1997                1996                1995
                                                             ----                ----                ----
Computed tax at statutory federal rate                 $30,316   35.0%     $28,014   35.0%    $25,775    35.0%
Plus: State income taxes, net of federal tax benefits    2,479    2.9        2,465   3.12       2,450     3.3
                                                         -----    ---        -----   ----       -----     ---
                                                        32,795   37.9       30,479   38.1      28,225    38.3
Increase (decrease) in taxes resulting from:
   Tax-exempt interest                                 (4,535)   (5.2)      (4,861)  (6.1)     (4,484)   (6.1)
   Other--net                                             994     1.1        1,268    1.6         796     1.1
                                                          ---     ---        -----    ---         ---     ---
     Actual tax expense                               $29,254    33.8%     $26,886   33.6%    $24,537    33.3%
                                                      =======    ====      =======   ====     =======    ====


--------------------------------------------------------------------------------
NOTE M
------

EMPLOYEE BENEFIT PLANS

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

                                                                                            1997        1996
                                                                                            ----        ----
Actuarial present value of accumulated benefit obligation,
   including vested benefits of $32,820 in 1997 and $24,454 in 1996                       $ 38,372    $ 26,951
                                                                                          ========    ========
Actuarial present value of projected benefit obligation for services rendered to date     $(48,571)   $(36,573)
Plan assets at fair value, consisting primarily of cash, listed stocks, and
   U.S. Government and agency obligations                                                   48,234      33,080
                                                                                            ------      ------
Projected benefit obligation in excess of plan assets                                         (337)     (3,493)
Unrecognized transition asset, net of amortization                                          (1,629)     (1,873)
Unrecognized net loss from past experience different from that assumed and
   effects of changes in assumptions                                                         7,183       2,843
Unrecognized prior service cost                                                              2,025         624
                                                                                             -----         ---
Prepaid (accrued) pension cost included in other assets (other liabilities)              $   7,242   $ (1,899)
                                                                                         =========   ========

     Following is a summary of the components of net periodic pension cost:

                                                                       1997        1996        1995
                                                                       ----        ----        ----
Service cost--benefits earned during the period                      $ 2,071     $ 2,133     $ 1,529
Interest cost on projected benefit obligation                          3,122       2,461       2,088
Actual return on plan assets                                          (4,724)     (2,674)     (4,332)
Net amortization and deferral                                          2,114         385       2,209
                                                                       -----         ---       -----
   Net periodic pension cost                                         $ 2,583     $ 2,305     $ 1,494
                                                                     =======     =======     =======

--------------------------------------------------------------------------------
EMPLOYEE BENEFIT PLANS

NOTE M - CONCLUDED
------------------

     The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 7.0% and 7.5% at December 31, 1997 and 1996. The rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations was 5.0% and 5.5% in 1997 and 1996. The expected long-term rate of return on plan assets was 8.5% in 1997, 1996, and 1995. The unrecognized net loss increased in 1997 due to actual experience different from that assumed and the change in the weighted-average discount rate.
     One Valley has a defined benefit postretirement plan covering all employees who qualify for and elect to retire with a normal or early retirement benefit under the defined benefit pension plan. The plan provides medical and dental benefits. This plan is contributory and contains cost sharing features such as deductibles and co-insurance. One Valley's policy is to fund the cost of the plan in amounts determined at the discretion of management.
     The following table presents the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                                    1997        1996
                                                                                    ----        ----
Accumulated postretirement benefit obligation:
   Active plan participants fully eligible for benefits                      $         0  $        0
   Other active participants                                                      (3,463)     (3,147)
   Current retirees                                                               (2,859)     (2,598)
                                                                                  ------      ------
                                                                                  (6,322)     (5,745)
Plan assets                                                                            0           0
                                                                                  ------      ------
Accumulated postretirement benefit obligation in excess of plan assets            (6,322)     (5,745)
Unrecognized transition obligation                                                 3,277       3,496
Unrecognized prior service cost                                                      197         208
Unrecognized net gain from past experience different from that assumed and
   effects of changes in assumptions                                                 (84)       (239)
                                                                                  ------      ------
Accrued postretirement benefit cost included in other liabilities                $(2,932)    $(2,280)
                                                                                 =======     =======

     Net periodic postretirement benefit cost included the following components:

                                                                       1997         1996        1995
                                                                       ----         ----        ----
Service cost                                                        $    260    $    230    $    188
Interest cost                                                            440         421         403
Amortization of transition obligation over 20 years                      231         231         230
                                                                         ---         ---         ---
   Net periodic postretirement benefit cost                         $    931    $    882    $    821
                                                                    ========    ========    ========


     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 8% for 1998 and is assumed to decrease gradually to 5% in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1997 by $386 and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for 1997 by $60.
     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 7.5% at December 31, 1997 and 1996.

--------------------------------------------------------------------------------
OTHER EXPENSES

NOTE N
------

     Included in other expenses is supplies expense which approximated $3,600 in 1997, $3,500 in 1996, and $3,600 in 1995.

--------------------------------------------------------------------------------
NOTE O
------

STOCK OPTION PLANS

     One Valley has nonqualified and incentive stock option plans for certain key employees and directors. One Valley has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related Interpretations in accounting for its employee stock options instead of applying FASB Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, because the exercise price of One Valley's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
     Pursuant to these plans, at December 31, 1997 and 1996, an aggregate maximum of 1,500,000 shares of common stock were reserved for issuance, although no more than 150,000 shares, plus any shares carried over from the prior year, may be issued in any calendar year. All options granted have 10 year terms and vest immediately.
     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if One Valley had accounted for its employee stock options under the fair value method of that Statement. However, pro forma information has not been presented herein because the effect of applying Statement 123's fair value method to One Valley's stock-based awards in 1997, 1996 and 1995 results in net income and net income per common share that are not materially different from amounts reported.
     A summary of One Valley's stock option activity, and related information for the years ended December 31, follows:

                                                  1997                1996                1995
                                            -----------------  ------------------  ------------------
                                                    Weighted-           Weighted-           Weighted-
                                                     Average             Average             Average
                                                    Exercise            Exercise            Exercise
                                             Options  Price     Options   Price     Options   Price
                                            -----------------  ------------------  ------------------
Outstanding at beginning of year            857,500  $14.86     657,500  $15.09    611,250   $13.41
Balance of acquired subsidiary                                  257,500   10.38
Granted                                     167,500   30.60     152,500   19.85    155,000    19.39
Exercised                                  (369,000)  13.04    (210,000)  12.83   (103,750)   11.38
Forfeited                                                                           (5,000)   19.36
Outstanding at end of year                  656,000   19.90     857,500   14.86    657,500    15.09
Exercisable at end of year                  656,000   19.90     857,500   14.86    657,500    15.09
Weighted-average fair value of options
   granted during the year                    $4.96               $3.36              $3.00

     Exercise prices for options outstanding at December 31, 1997, ranged from $6.58 to $30.60. The weighted-average remaining contractual life of those options at December 31, 1997, was 7.5 years.


--------------------------------------------------------------------------------
NOTE P
------

STOCK SPLIT


     On August 19, 1997, One Valley's Board of Directors authorized a five-for-four stock split of common shares effected in the form of a 25% stock dividend to shareholders of record on August 29, 1997. Average shares outstanding and per share amounts included in the consolidated financial statements have been restated to give effect to the stock split.

--------------------------------------------------------------------------------
REGULATORY MATTERS


NOTE Q
------

     One Valley and its banking subsidiaries are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on One Valley's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, One Valley and each of its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of One Valley and each of its banking subsidiaries' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. One Valley and each of its banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require One Valley and each of its banking subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). One Valley and each of its banking subsidiaries met all capital adequacy requirements to which they were subject at December 31, 1997.
     As of December 31, 1997, the most recent notifications from the banking regulatory agencies categorized One Valley and each of its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, One Valley and each of its banking subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since these notifications that management believes have changed the institutions' category.
     The following table sets forth regulatory capital ratios for One Valley and its significant banking subsidiaries, One Valley Bank, National Association and One Valley Bank, Inc.

                                                                                               Well
                                                1997               1996                   Capitalized               Minimum
                                            Amount   Ratio    Amount   Ratio                  Ratio                  Ratio
                                            ------   -----    ------   -----                  -----                  -----
Total Capital (to Risk Weighted Assets)
   One Valley                             $436,200   16%     $419,400   16%     (greater than or equal to) 10%         8%
   One Valley Bank, National Association   150,000   13       150,100   14      (greater than or equal to) 10          8
   One Valley Bank, Inc.                    48,600   13        47,100   14      (greater than or equal to) 10          8
Tier I Capital (to Risk Weighted Assets)
   One Valley                             $401,300   14%     $386,100   15%     (greater than or equal to)  6%         4%
   One Valley Bank, National Association   135,500   12       136,900   13      (greater than or equal to)  6          4
   One Valley Bank, Inc.                    43,800   12        42,800   13      (greater than or equal to)  6          4
Tier I Capital (to Average Assets)
   One Valley                             $401,300    9%     $386,100    9%     (greater than or equal to)  5%         4%
   One Valley Bank, National Association   135,500    7       136,900    8      (greater than or equal to)  5          4
   One Valley Bank, Inc.                    43,800    7        42,800    8      (greater than or equal to)  5          4

--------------------------------------------------------------------------------
NOTE R
------


PARENT COMPANY CONDENSED FINANCIAL INFORMATION


CONDENSED BALANCE SHEETS

                                      December 31
Assets:                              1997      1996
                                     ----      ----
Repurchase agreement with a
   subsidiary bank                $ 26,696 $  21,469
AVAILABLE-FOR-SALE SECURITIES       12,959     9,978
Premises and equipment                 967       893
Investment in subsidiaries:
   Commercial and
     federal savings banks         391,501   382,678
   Non-banks                         6,925     6,391
Other assets                         6,794     4,922
                                     -----     -----
   Total assets                   $445,842  $426,331
                                  ========  ========

Liabilities and
   Shareholders' Equity:
Liabilities:
Short-term borrowings            $   6,105 $   5,793
Other liabilities                   15,462    11,961
                                    ------    ------
   Total liabilities                21,567    17,754
                                    ======    ======

Shareholders' equity               424,275   408,577
                                   -------   -------
   Total liabilities and
     shareholders' equity         $445,842  $426,331
                                  ========  ========


CONDENSED STATEMENTS OF INCOME

                          Year Ended December 31
                          1997     1996    1995
                        -------  ------- -------
Income:
Dividends from
   subsidiaries         $58,130  $51,258 $47,290
Other income              4,907    4,222   3,788
                        -------  ------- -------
   Total income          63,037   55,480  51,078
Expenses:
Salaries and
   EMPLOYEE BENEFITS      7,727    8,108   6,749
Other expenses            7,788    4,804   5,028
Interest expense            479      280      18
                        -------  ------- -------
   Total expenses        15,994   13,192  11,795
                        -------  ------- -------

Income before income
   taxes and equity in
   undistributed earnings
   of subsidiaries       47,043   42,288  39,283
Applicable income
   tax (benefit)         (4,116)  (3,403) (3,034)
                        -------  ------- -------
Income before equity in
   undistributed earnings
   of subsidiaries       51,159   45,691  42,317
Equity in undistributed
 earnings of
 subsidiaries             6,205    7,464   6,789
                        -------  ------- -------
     Net income         $57,364  $53,155 $49,106
                        =======  ======= =======



CONDENSED STATEMENTS OF CASH FLOWS

                               Year Ended December 31
                               1997     1996    1995
                             -------  ------- -------
Operating Activities:
Net income                   $57,364  $53,155 $49,106
Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
   Depreciation and
     amortization                325      245     238
   Equity in undistributed
     earnings of
     subsidiaries             (6,205)  (7,464) (6,789)
   Net change in other
     assets and other
     liabilities               1,800    1,441   3,396
                             -------  ------- -------
   Net cash provided by
     operating activities     53,284   47,377  45,951

INVESTING ACTIVITIES:
Purchase of securities
   available-for-sale         (6,715)  (8,028) (6,210)
Proceeds from maturities and
sales of securities:
   Available-for-sale          3,661   10,982     196
   Held-to-maturity              860
Investment in subsidiaries                     (5,139)
Purchase of equipment           (387)    (427)   (292)
                             -------  ------- -------
   Net cash (used in)
     provided by
     investing activities     (3,441)   3,387 (11,445)

Financing Activities:
Net change in short-term
   borrowings                    312    5,793
Proceeds from issuance of
   common stock                4,798    2,844   1,185
Purchase of treasury stock   (27,717) (44,034)(12,971)
Cash dividends paid          (22,009) (20,028)(17,918)
                             -------  ------- -------
   Net cash used in
     financing activities    (44,616) (55,425)(29,704)
                             -------  ------- -------

Increase (decrease)
     in cash                   5,227   (4,661)  4,802
Cash at beginning of year     21,469   26,130  21,328
                              ------   ------  ------
Cash at end of year          $26,696  $21,469 $26,130
                             =======  ======= =======

--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

NOTE S
------

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

DEPOSITS
     The fair values of demand deposits (i.e. interest and non-interest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying values. Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. FASB Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the estimated fair value of total deposits at December 31, 1997 and 1996.

SHORT-TERM BORROWINGS
     The carrying values of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.

LONG-TERM BORROWINGS
     The fair values of long-term borrowings are estimated using discounted cash flow analyses based on One Valley's current incremental borrowing rates for similar types of borrowing arrangements.

COMMITMENTS
     The fair values of commitments (standby letters of credit and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1997 and 1996, approximate their carrying value.


The fair values of One Valley's financial instruments are summarized below:

                                                 December 31, 1997              December 31, 1996
                                                 -----------------              -----------------
                                              Carrying        Fair            Carrying        Fair
                                               Amount         Value            Amount         Value
                                               ------         -----            ------         -----
Cash and cash equivalents...............   $   143,677    $   143,677      $   160,874   $   160,874
Securities..............................     1,339,646      1,336,223        1,170,230     1,172,749
Loans...................................     2,926,992      2,937,639        2,768,467     2,780,519
Accrued interest receivable.............        34,145         34,145           34,129        34,129
Deposits................................     3,517,562      3,523,962        3,406,016     3,408,753
Short-term borrowings...................       568,480        568,473          378,074       378,074
Long-term borrowings....................        21,875         22,011           28,892        28,802
Accrued interest payable................        18,185         18,185           15,639        15,639

--------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES

NOTE T
------

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

STANDBY LETTERS OF CREDIT
     These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of approximately $28,700 as of December 31, 1997. Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.

LOAN COMMITMENTS
     As of December 31, 1997, the Bank had commitments outstanding to extend credit at prevailing market rates approximating $514,000. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.

LOANS SOLD WITH RECOURSE
     One Valley is contingently liable on certain loans previously sold by an acquired company. At December 31, 1997, there was approximately $24,200 in outstanding loans sold with recourse. Pursuant to the terms of an Indemnity Agreement with the Federal Deposit Insurance Corporation (FDIC), successor to the obligations of the Resolution Trust Corporation, the FDIC is obligated to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.

--------------------------------------------------------------------------------
QUARTERLY FINANCIAL DATA (UNAUDITED)

NOTE U
------

     Quarterly financial data for 1997 and 1996 is summarized below:

                                             1997                                  1996
                                      Three Months Ended                    Three Months Ended
                             March 31  June 30  Sept 30  Dec 31     March 31  June 30 Sept 30  Dec 31
                             --------  -------  -------  ------     --------  ---------------  ------

Interest income.............. $80,979 $82,454  $84,249  $85,255     $72,860  $77,874  $80,463 $80,956
Interest expense.............  36,661  37,627   39,484   39,979      32,022   34,361   36,306  36,596
   Net interest income.......  44,318  44,827   44,765   45,276      40,838   43,513   44,157  44,360
Provision for loan losses....   1,458   1,834    1,999    2,090       1,149    1,334    1,353   1,368
Net interest income after
   provision for loan losses.  42,860  42,993   42,766   43,186      39,689   42,179   42,804  42,992
Other income, excluding
   securities gains .........  11,014  11,379   12,210   11,850       9,778   10,381   10,408  10,638
Securities transactions......     (84)    108       52      633        (294)      28     (147)      0
Other expenses...............  31,898  32,151   32,848   35,452      30,217   31,378   35,143  31,677
                               ------  ------   ------   ------      ------   ------   ------  ------
Income before income taxes...  21,892  22,329   22,180   20,217      18,956   21,210   17,922  21,953
Applicable income taxes......   7,421   7,579    7,523    6,731       6,308    7,170    5,902   7,506
                               ------  ------   ------   ------      ------   ------   ------  ------
   Net income................ $14,471 $14,750  $14,657  $13,486     $12,648  $14,040  $12,020 $14,447
                              ======= =======  =======  =======     =======  =======  ======= =======
Average shares outstanding:
   Basic.....................  27,563  27,384   27,261   27,212      26,240   27,481   27,950  27,798
   Diluted...................  27,977  27,726   27,569   27,542      26,403   27,765   28,290  28,214
Per Share Data:
   Net income:
     Basic................... $   .53 $   .53  $   .54  $   .50     $   .48  $   .51 $    .43 $   .52
     Diluted.................     .52     .53      .53      .49         .48      .50      .42     .51
   Dividends.................     .19     .19      .21      .21         .18      .18      .19     .19
   High .....................   32.20   33.60    37.00    40.94       20.96    22.24    25.28   30.20
   Low ......................   28.60   28.60    32.50    36.31       19.76    19.60    21.60   25.00

--------------------------------------------------------------------------------
SIX-YEAR AVERAGE BALANCE SHEET SUMMARY
--------------------------------------------------------------------------------
ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS)

                                     1997              1996            1995             1994             1993              1992
                                           % of             % of             % of             % of             % of             % of
                                $         Total  $         Total  $         Total  $         Total  $         Total  $         Total
                                ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
            Assets
Loans:
   Taxable....................   2,805,019   64   2,650,425   65   2,397,405   65   2,202,716   62   2,032,527   58   1,929,592   57
   Tax-exempt.................      46,208    1      43,740    1      33,977    1      34,430    1      31,153    1      30,351    1
                                    ------    -      ------    -      ------    -      ------    -      ------    -      ------    -
     Total loans .............   2,851,227   65   2,694,165   66   2,431,382   66   2,237,146   63   2,063,680   59   1,959,943   58
   Less: Allowance for losses.      41,975    1      41,348    1      38,810    1      37,460    1      36,932    1      33,170    1
                                    ------    -      ------    -      ------    -      ------    -      ------    -      ------    -
     Total loans-net .........   2,809,252   64   2,652,817   65   2,392,572   65   2,199,686   62   2,026,748   58   1,926,773   57
Investment Securities:
   Taxable  ..................   1,035,664   24     948,239   23     810,089   22     874,901   25     973,890   28     966,198   29
   Tax-exempt ................     226,223    5     204,742    5     187,180    5     176,079    5     100,577    3      83,261    2
                                    ------    -      ------    -      ------    -      ------    -      ------    -      ------    -
     Total securities ........   1,261,887   29   1,152,981   28     997,269   27   1,050,980   30   1,074,467   31  1,049,459    31
Federal funds sold & other...       30,140    1      16,815    0      32,595    1      27,363    1     100,270    3    119,696     4
                                    ------    -      ------    -      ------    -      ------    -      ------    -      ------    -
     Total earning assets.....   4,101,279   94   3,822,613   93   3,422,436   93   3,278,029   93  3,201,485    92  3,095,928    92
Other assets  ................     285,786    6     281,907    7     266,775    7     262,422    7     265,776    8     277,317    8
                                    ------    -      ------    -      ------    -      ------    -      ------    -      ------    -
       Total assets ..........   4,387,065  100   4,104,520  100   3,689,211  100   3,540,451  100   3,467,261  100   3,373,245  100

         Liabilities &
     Shareholders' Equity
Interest Bearing Liabilities:
   Time & savings deposits...    3,028,238   69   2,886,158   70   2,625,910   71   2,518,539   71   2,498,420   72   2,455,775   73
   Short-term borrowings.....      461,725   11     382,821    9     289,103    8     242,304    6     214,460    6     221,601    6
   Long-term borrowings.....        28,910    1      18,602    0      11,416    0      22,931    1      36,088    1      25,703    1
                                    ------    -      ------    -      ------    -      ------    -      ------    -      ------    -
     Total interest bearing
       liabilities ...........   3,518,573   81   3,287,581   79   2,926,429   79   2,783,774   78   2,748,968   79   2,703,079   80
Demand deposits ..............     410,203    9     384,817    9     380,996   10     412,016   12     396,711   11     373,488   11
Other liabilities.............      45,063    1      42,417    1      33,513    1      28,937    1      26,849    1      27,671    1
                                    ------    -      ------    -      ------    -      ------    -      ------    -      ------    -
     Total Liabilities.......    3,973,839   91   3,714,815   89   3,340,938   90   3,224,727   91   3,172,528   91   3,104,238   92
Shareholders' equity.........      413,226    9     389,705   11     348,273   10     315,724    9     294,733    9     269,007    8
                                    ------    -      ------    -      ------    -      ------    -      ------    -      ------    -
     Total liabilities &
       shareholders' equity..    4,387,065  100   4,104,520  100   3,689,211  100   3,540,451  100   3,467,261  100   3,373,245  100
                                 =========  ===   =========  ===   =========  ===   =========  ===   =========  ===   =========  ===

--------------------------------------------------------------------------------
SIX-YEAR NET INTEREST INCOME SUMMARY
--------------------------------------------------------------------------------
ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS)

                                      1997             1996            1995             1994            1993             1992
                                            % of            % of             % of            % of             % of            % of
                                           Total           Total            Total           Total            Total           Total
                                        Interest        Interest         Interest        Interest         Interest        Interest
                                 $        Income  $       Income  $        Income  $       Income  $        Income  $       Income
                                 ---------------  --------------  ---------------  --------------  ---------------  --------------
Interest Income*:
   Loans:
     Taxable..................    247,662   72.6   235,153  73.6   217,034   75.0  189,040   73.2   179,971   71.3  186,681   69.7
     Tax-exempt...............      4,600    1.4     4,328   1.3     3,774    1.3    3,618    1.4     3,255    1.3    3,133    1.2
                                    -----    ---     -----   ---     -----    ---    -----    ---     -----    ---    -----    ---
       Total loans............    252,262   74.0   239,481  74.9   220,808   76.3  192,658   74.6   183,226   72.6  189,814   70.9
   Securities
     Taxable .................     68,798   20.2    62,447  19.5    50,693   17.6   48,881   19.0    55,868   22.2   64,466   24.1
     Tax-exempt...............     18,466    5.4    17,040   5.4    15,941    5.5   15,497    6.0    10,146    4.0    9,059    3.4
                                   ------    ---    ------   ---    ------    ---   ------    ---    ------    ---    -----    ---
       Total securities ......     87,264   25.6    79,487  24.9    66,634   23.1   64,378   25.0    66,014   26.2   73,525   27.5
   Funds sold & other.........      1,484    0.4       664   0.2     1,830    0.6    1,037    0.4     3,104    1.2    4,290    1.6
                                   ------    ---    ------   ---    ------    ---   ------    ---    ------    ---    -----    ---
       Total interest income..    341,010  100.0   319,632 100.0   289,272  100.0  258,073  100.0   252,344  100.0  267,629  100.0

Interest Expense:
   Deposits...................    128,910   37.8   119,865  37.5   106,493   36.8   85,221   33.0    90,807   36.0  109,713   41.0
   Short-term borrowings.....      23,076    6.8    18,276   5.7    13,899    4.8    8,491    3.3     6,270    2.5    8,203    3.1
Long-term borrowings..........      1,765    0.5     1,144   0.4       688    0.3    1,185    0.5     2,709    1.1    2,123    0.8
                                   ------    ---    ------   ---    ------    ---   ------    ---    ------    ---    -----    ---
Total interest expense........    153,751   45.1   139,285  43.6   121,080   41.9   94,897   36.8    99,786   39.6  120,039   44.9
                                  -------   ----   -------  ----   -------   ----   ------   ----    ------   ----  -------   ----
Tax equivalent
   net interest income........    187,259   54.9   180,347  56.4   168,192   58.1  163,176   63.2   152,558   60.4  147,590   55.1
Tax equivalent adjustment.....      8,073    2.4     7,479   2.3     6,900    2.4    6,690    2.6     4,645    1.8    4,145    1.5
                                  -------   ----   -------  ----   -------   ----   ------   ----    ------   ----  -------   ----

Net interest income...........    179,186   52.5   172,868  54.1   161,292   55.7  156,486   60.6   147,913   58.6  143,445   53.6
                                  =======   ====   =======  ====   =======   ====  =======   ====   =======   ====  =======   ====

Summary of Average Rates
   Earned & Paid*
Taxable loans.................       8.83%            8.87%           9.05%           8.58%            8.85%           9.67%
Tax-exempt loans .............       9.95             9.89           11.11           10.51            10.45           10.32
   Net loans .................       8.98             9.03            9.23            8.76             9.04            9.85
Taxable securities  ..........       6.64             6.59            6.26            5.59             5.74            6.67
Tax-exempt securities .......        8.16             8.32            8.52            8.80            10.09           10.88
   Total securities...........       6.92             6.89            6.68            6.13             6.14            7.01
Funds sold & deposits  .......       4.92             3.95            5.61            3.79             3.10            3.58
   Total earning assets.......              8.31%           8.36%            8.45%           7.87%            7.88%           8.64%
Time & savings deposits......        4.26             4.15            4.06            3.38             3.63            4.47
Short-term borrowings ........       5.00             4.77            4.81            3.50             2.92            3.70
Long-term borrowings .........       6.17             6.15           6.03            5.17             7.51             8.26
   Total interest cost........       4.37             4.24           4.14            3.41             3.63             4.44
   Total cost of all funds....              3.75            3.64             3.54            2.89             3.11            3.87
     Net interest margin .....              4.56%           4.72%            4.91%           4.98%            4.77%           4.77%

* INTEREST INCOME AND YIELDS ARE COMPUTED ON A FULLY TAXABLE EQUIVALENT BASIS USING THE RATES OF 35% FOR 1997 THROUGH 1993 AND 34% FOR 1992.

--------------------------------------------------------------------------------
SIX-YEAR OPERATING INCOME SUMMARY
--------------------------------------------------------------------------------
ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      1997             1996            1995             1994            1993             1992
                                            % of            % of             % of            % of             % of            % of
                                        Adjusted        Adjusted         Adjusted        Adjusted         Adjusted        Adjusted
                                       Operating       Operating        Operating       Operating        Operating       Operating
                                 $        Income  $       Income  $        Income  $       Income  $        Income  $       Income
                                 ---------------  --------------  ---------------  --------------  ---------------  --------------
Interest income................   332,937   87.6   312,153  88.4   282,372   88.3  251,383   87.3   247,699   86.3  263,484   87.7

Interest expense...............   153,751   40.5   139,285  39.4   121,080   37.8   94,897   33.0    99,786   34.8  120,039   39.9
                                  -------   ----   -------  ----   -------   ----   ------   ----    ------   ----  -------   ----

Net interest income............   179,186   47.1   172,868  49.0   161,292   50.5  156,486   54.3   147,913   51.5  143,445   47.8
Provision for loan losses......     7,381    1.9     5,204   1.5     5,632    1.8    4,788    1.7     5,788    2.0   11,389    3.8
                                  -------   ----   -------  ----   -------   ----   ------   ----    ------   ----  -------   ----
Net interest income after
   provision for loan losses...   171,805   45.2   167,664  47.5   155,660   48.7  151,698   52.6   142,125   49.5  132,056   44.0

Other Income:
   Trust Department income.....    10,228    2.7     9,322   2.7     8,203    2.5    7,892    2.7     7,272    2.5    6,041    2.0
   Service charges on
     deposit accounts..........    15,043    3.9    14,572   4.1    13,877    4.3   11,441    4.0    11,963    4.2   11,281    3.7
   Other service
     charges and fees..........    16,374    4.3    13,720   3.9    11,851    3.7   13,175    4.5    14,912    5.2   14,744    4.9
   Other operating income......     4,808    1.3     3,591   1.0     3,708    1.2    4,937    1.7     5,045    1.8    4,735    1.6
   Securities transactions.....       709    0.2      (413) (0.1)      (65)  (0.0)    (867)  (0.3)      113    0.0      (35)  (0.0)
                                  -------   ----   -------  ----   -------   ----   ------   ----    ------   ----  -------   ----
     Total other income........    47,162   12.4    40,792  11.6    37,574   11.7   36,578   12.6    39,305   13.7   36,766   12.2

Operating Expenses:
   Salaries & benefits.........    66,702   17.5    64,631  18.3    62,126   19.4   63,042   21.8    61,511   21.4   55,457   18.4
   Occupancy expense...........     7,073    1.9     6,887   2.0     6,305    2.0    6,014    2.1     6,206    2.2    6,199    2.1
   Equipment expense...........     8.803    2.3     9,137   2.6     8,761    2.7    8,468    2.9    10,604    3.7  10,503     3.5
   External computer costs.....     8,264    2.2     5,692   1.6     5,285    1.6    5,304    1.8     5,041    1.8    2,962    1.0
   Other expense...............    41,507   10.9    42,068  11.9    37,114   11.6   37,328   13.1    41,788   14.5   40,417   13.5
                                  -------   ----   -------  ----   -------   ----   ------   ----    ------   ----  -------   ----
     Total operating expenses..   132,349   34.8   128,415  36.4   119,591   37.3  120,156   41.7   125,150   43.6  115,538   38.5
                                  -------   ----   -------  ----   -------   ----   ------   ----    ------   ----  -------   ----

Income before tax..............    86,618   22.8    80,041  22.7    73,643   23.1   68,120   23.5    56,280   19.6   53,284   17.7
Applicable income taxes........    29,254    7.7    26,886   7.6    24,537    7.7   21,909    7.6    18,326    6.4   16,646    5.5
                                  -------   ----   -------  ----   -------   ----   ------   ----    ------   ----  -------   ----
Net income.....................    57,364   15.1    53,155  15.1    49,106   15.4   46,211   15.9    37,954   13.2   36,638   12.2
                                   ======   ====    ======  ====    ======   ====   ======   ====    ======   ====   ======   ====

* ADJUSTED OPERATING INCOME EQUALS INTEREST INCOME PLUS OTHER INCOME.



Per Share Summary                         1997             1996            1995             1994            1993             1992
                                          ----             ----            ----             ----            ----             ----
Net income:
   Basic......................              2.10            1.94             1.83            1.73             1.41           1.36
   Diluted....................              2.07            1.91             1.82            1.72             1.40            1.35
Cash dividends................              0.80            0.74             0.66            0.60             0.54           0.45
Stock dividends...............               25%             25%                0               0          50%/20%               0
Average shares................        27,354,000      27,370,000       26,835,000      26,769,000       26,933,000      26,893,000

-------------
DIRECTORS OF
ONE VALLEY
BANCORP
-------------

PHYLLIS H. ARNOLD
Executive Vice President
One Valley Bancorp, Inc.
President & Chief Executive Officer
One Valley Bank, N.A.

CHARLES M. AVAMPATO
President, Clay Foundation, Inc.

ROBERT F. BARONNER
Chairman of the Board
One Valley Bancorp, Inc.

C. MICHAEL BLAIR
Chairman of the Board
President & Chief Executive Officer
One Valley Bank - North

DENNIS M. BONE
President & Chief Executive Officer
Bell Atlantic - West Virginia, Inc.

JAMES K. BROWN
Attorney, Jackson & Kelly

NELLE RATRIE CHILTON
Vice President and Director
Dickinson Fuel Company, Inc.
and Terra Co., Inc.

H. RODGIN COHEN
Attorney, Sullivan & Cromwell

RAY MARSHALL EVANS, JR.
President, Dickinson Company,
Chesapeake Mining Company and
Hubbard Properties, Inc.,
Vice President, Geary Securities

JAMES GABRIEL
President & Chief Executive Officer
Gabriel Brothers, Inc.


PHILLIP H. GOODWIN
President & Chief Executive Officer CAMCARE, Inc.

THOMAS E. GOODWIN
Chairman of the Board
One Valley Bank of Ronceverte, N.A.

BOB M. JOHNSON
Vice Chairman of the Board
One Valley Bank -
Central Virginia, NA

ROBERT E. KAMM, JR.
Senior Vice President
One Valley Bancorp, Inc.
President & Chief Executive Officer
One Valley Bank of Summersville

JOHN D. LYNCH
Vice President
Davis Lynch Glass Co.

EDWARD H. MAIER
President, General Corporation

J. HOLMES MORRISON
President & Chief Executive Officer
One Valley Bancorp, Inc.
Chairman of the Board
One Valley Bank, N.A.

CHARLES R. NEIGHBORGALL, III
President, The Neighborgall
Construction Company

ROBERT O. ORDERS, SR.
Chief Executive Officer
Orders Construction Company

JOHN L. D. PAYNE
President, Payne-Gallatin Mining Co.

ANGUS E. PEYTON
Attorney, Brown & Peyton

LACY I. RICE, JR.
Vice Chairman of the Board
One Valley Bancorp, Inc.
Attorney, Bowles, Rice, McDavid
Graff & Love

BRENT D. ROBINSON
President & Chief Executive Officer,
One Valley Bank - East, N.A.

JAMES W. THOMPSON
Chairman of the Board
One Valley Bank of Mercer County

JOHN L. VAN METRE, JR.
Attorney, Steptoe & Johnson

RICHARD B. WALKER
Chairman of the Board and CEO
Cecil I. Walker Machinery Co.

H. BERNARD WEHRLE, III
President, McJunkin Corporation

JOHN H. WICK, III
Vice President,
Dickinson Fuel Company, Inc.

THOMAS D. WILKERSON
Senior Agent
Northwestern Mutual Life
Insurance Co.

Honorary Members
John T. Chambers
Cecil B. Highlind, Jr.


-----------
ONE VALLEY
BANCORP
SENIOR
MANAGEMENT
-----------

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

LAURANCE G. JONES
Executive Vice President and
Chief Financial Officer

ROBERT E. KAMM, JR.
Senior Vice President

WILLIAM M. KIDD
Senior Vice President - Credit Policy
and Loan Administration

MERRELL S. MCILWAIN II
Senior Vice President - General
Counsel and Corporate Secretary

TERRY T. PUSTER
Senior Vice President

KENNETH R. SUMMERS
Senior Vice President

-----------
SHAREHOLDER
INFORMATION
-----------

MARKET REGISTRATION
     One Valley is registered on the New York Stock Exchange under the symbol "OV".

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

DIVIDEND REINVESTMENT PLAN
     One Valley Bancorp maintains a dividend reinvestment plan. Shareholders may increase their ownership in One Valley by automatically reinvesting their quarterly dividends into additional shares of common stock. There are no commission costs or administration charges to the shareholder. Shareholders can enroll in the Dividend Reinvestment Plan by contacting Linda S. Dugan, Shareholder Relations Representative, at (304) 348-7023.

CONTACTS
     Analysts, portfolio managers, and others seeking financial information about One Valley Bancorp should contact Laurance G. Jones, Executive Vice President and Chief Financial Officer, at (304) 348-7062.
     News media representatives and others seeking general information should contact Lloyd P. Calvert, Vice President - Corporate Affairs, at (304) 348-7207.
     Shareholders seeking assistance should contact Linda S. Dugan, Shareholder Relations Representative, at (304) 348-7023.

INDEPENDENT AUDITORS
     Ernst & Young LLP
     900 United Center
     Charleston, West Virginia  25301

STOCK TRANSFER AGENT
     Harris Trust & Savings Bank
     311 West Monroe Street
     Chicago, Illinois  60606

NUMBER OF SHAREHOLDERS
     There were approximately 8,225 share-holders of record of One Valley Common Stock at December 31, 1997.

---------
AFFILIATE
MARKETS
---------

[MAP OF VIRGINIA AND WEST VIRGINIA APPEARS HERE]

--------------------------------------------------------------------------------
AFFILIATE DIRECTORS
--------------------------------------------------------------------------------

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

HONORARY MEMBER
   John T. Chambers

ONE VALLEY BANK OF
SUMMERSVILLE
811 MAIN STREET
SUMMERSVILLE, WV  26651

   Roy V. Groves
   W. H. Henderson, Jr.
   Charles H. Hinkle
   Robert E. Kamm, Jr.*
   David Lackey
   Glenn H. McMillion
   Robert C. Rader

ONE VALLEY BANK
CENTRAL VIRGINIA, NA
2120 LANGHORNE ROAD
LYNCHBURG, VA 24501

   Donald W. Britton
   William J. Conner
   Bob M. Johnson
   Laurance G. Jones
   William M. Kidd
   Robert M. O'Brian
   William F. Overacre
   Edgar J.T. Perrow
   Jerry T. Price
   George P. Ramsey, III
   William D. Stegall*
   F. Rogers Vaden

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

HONORARY MEMBER
   Laurence S. DeLynn

ONE VALLEY BANK OF
RONCEVERTE, N.A.
100 MAPLEWOOD AVENUE
RONCEVERTE, WV  24970

   Gary M. Ambler
   Thomas E. Goodwin
   Michael O'Brien
   Donald E. Parker, Jr.
   Henry E. Riffe
   John L. Robertson
   Paul G. Robinson*
   David Sebert
   Marion Shiflet

HONORARY MEMBER
   Norman O. Nutter

ONE VALLEY BANK OF
OAK HILL
100 MAIN STREET
OAK HILL, WV  25901

   John M. Frazier*
   George W. Jones, III
   James E. Lively
   William E. Meador
   Marilyn T. Montgomery
   Donald C. Newell, Jr.
   Roy Shrewsbury, II
   N. M. Steen

HONORARY MEMBER
   Elizabeth M. Lewis

ONE VALLEY BANK
EAST, N.A.
148 SOUTH QUEEN STREET
MARTINSBURG, WV  25401

   Walter L. Butler
   James W. Dailey, II
   Deborah J. Dhayer
   David L. Dunlop
   Conrad C. Hammann
   Charles A. Hensell
   James B. Hutzler
   Robert A. McMillan
   John M. Miller, III
   Ellen M. Parsons
   Bonn A. Poland, III
   Brent D. Robinson*
   Lacy I. Rice, Jr.
   Douglas M. Roach
   John L. Van Metre, Jr.

HONORARY MEMBERS
   George E. Alter, Jr.
   Guy R. Avey, Jr.
   A. Elwood Butler
   Howard N. Carper, Jr.
   Robert G. Criswell
   Frank H. Fischer
   N. Blaine Groves
   T. Fred Hammond
   Otho S. Lewis
   Walter B. Ridenour
   Robert A. Sanders
   Philip T. Siebert
   Clyde E. Smith, Jr.
   Paul E. Tederick
   C. Vincent Townsend

ONE VALLEY BANK OF
MERCER COUNTY
COURTHOUSE SQUARE
PRINCETON, WV  24740

   Jerry L. Beasley
   Fred A. Bolton
   A. Glendon Hill
   M. D. Kirk, Jr.
   James L. Miller*
   Charles W. Pace
   Dewey W. Russell
   James W. Thompson
   Ted L. White
   H. Elwood Winfrey

HONORARY MEMBERS
   James W. Anderson
   W. R. Cooke
   Harry Finkelman
   H. Allen Griffith
   Richard V. Lilly
   Joseph F. Marsh
   Fred McKenzie
   Lawrence J. Pace
   Guy B. Scyphers
   Joseph C. Shaffer, Jr.

ONE VALLEY BANK OF
CLARKSBURG, N.A.
4TH AND MAIN STREETS
CLARKSBURG, WV  26302

   Ronald L. Adams
   Earl N. Flowers
   John C. Hart
   J. Cecil Jarvis
   Cecil B. Highland, Jr.
   C. William Johnson
   William M. Kidd
   Larry F. Mazza*
   Ronald E. Ohl
   Kenneth R. Summers
   Leonard J. Timms, Jr.

ONE VALLEY BANK OF
HUNTINGTON
SIXTH AVE. & FIRST ST.
HUNTINGTON, WV  25701

   J. G. Call
   W. Dan Egnor
   Charlene Farrell
   Stephen G. Fox
   Henry M. Kayes
   Sara H. Lowe
   Charles R. Neighborgall, III
   Stephen G. Roberts
   David P. Reed*
   J. Roger Smith
   Kevin D. Thompson

ONE VALLEY BANK
NORTH
414 JEFFERSON AVENUE
MOUNDSVILLE, WV  26041

   C. Michael Blair*
   Earl G. Downs
   Robert L. Fisher
   Loren Gene Gray
   Sidney E. Grisell
   Carlos C. Jimenez
   Jeffrey V. Kessler
   Helen E. Levenson
   William Medovic
   Shelley R. Moore
   James P. Ovies
   Charles E. Rexroad
   Clinton Rogerson
   Nick A. Sparachane
   Bernard P. Twigg
   Glenn Reed Whipkey
   Bruce W. Wilson

* PRESIDENT AND CEO