Form 10-K, Exhibit 13
period 1998-12-31
ONE VALLEY BANCORP INC
filed 1999-03-30
CIK 351616

-------------
ONE VALLEY
BANCORP, INC.
ANNUAL REPORT
1998
-------------

--------------------------------------------------------------------------------
================================================================================
Contents
================================================================================

  Financial Highlights ......................................................  1
  Report to Customers, Employees, Owners ....................................  2
  Management's Discussion and Analysis ......................................  4
  Glossary of Terms ......................................................... 27
  Consolidated Financial Statements ......................................... 28
  Six-Year Financial Summaries .............................................. 47
  One Valley Bancorp Directors and Senior Management ........................ 50
  Additional Shareholder Information ........................................ 52
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
================================================================================
Financial Highlights
================================================================================
(Dollars in thousands, except per share data)

                                              1998            1997       % CHANGE
                                              ----            ----       --------
For The Year
     Net interest income ...........      $  220,724      $  199,850      10.44%
     Net income ....................          73,045          63,800      14.49
     Average Balances
         Total loans - net .........       3,641,069       3,135,152      16.14
         Total assets ..............       5,648,166       4,945,505      14.21
         Deposits ..................       4,283,567       3,846,583      11.36
         Equity ....................         558,289         487,598      14.50

At Year-End
     Year-end Balances
         Total loans - net .........      $3,938,849      $3,257,488      20.92%
         Total assets ..............       5,963,580       5,161,486      15.54
         Deposits ..................       4,552,888       3,934,174      15.73
         Equity ....................         595,533         503,650      18.24

Per Share
     Net income:
         Basic .....................      $     2.19      $     2.00       9.50%
         Diluted ...................            2.15            1.95      10.26
     Cash dividends ................            0.90            0.80      12.50
     Book value ....................           17.14           15.75       8.83

----------
REPORT TO
CUSTOMERS,
EMPLOYEES,
OWNERS
----------

[PHOTO]

J. Holmes Morrison, President and CEO


Net income
increased for
the 17th consecutive
year
--------------------


     One Valley Bancorp recorded its seventeenth consecutive year of increased net income and dividends in 1998. In addition, earnings per share increased to $2.15, which is the twelfth consecutive year of increased earnings per share on an as reported basis. Very few banking companies among the 100 largest in the country have matched this level of consistent profitability.

     The 1998 year also represented one of significant growth and expansion for One Valley. With the affiliation of FFVA Financial Corporation in Lynchburg, Virginia, the purchase of the fifteen Jefferson National and Central Fidelity branches from Wachovia, and the acquisition of Summit Bankshares Inc. located in Rockbridge County Virginia, One Valley increased its total assets by over $1.1 billion. One Valley now has 48 offices and $1.5 billion in assets in the growing markets of Lynchburg, Charlottesville and Lexington, Virginia making One Valley the eighth largest bank in Virginia. The significant growth experienced in 1998 enabled One Valley to once again reach record levels in assets, loans, deposits and shareholders' equity. At the same time One Valley has maintained its focus on the sound financial fundamentals of profitability, asset quality, operational efficiency, capital adequacy, liquidity and management of interest rate risk.

     For the year, One Valley earned a record $73.0 million, which is a 14.5% increase over the $63.8 million earned in 1997. Fully diluted net income per share increased 10.3% to $2.15 from the $1.95 earned on a restated basis in 1997. One-time charges connected with the acquisition of FFVA Financial Corporation were incurred during the first quarter of 1998 and decreased earnings by approximately $0.03 per share. Return on average assets at 1.29% and return on equity at 13.08% remained steady in 1998 compared to prior years. Average shareholders' equity grew 14.5% to $558.3 million resulting in a strong capital ratio, as equity to average assets was 9.88%. Cash dividends per share increased 12.5% to a record $0.90 in 1998.

     Growth in net income in 1998 was primarily a result of a 10.4% increase in net interest income and a 23.6% increase in non-interest income, both of which were positively impacted by One Valley's acquisition activity in 1998. However, due to the continued flattening of the yield curve throughout 1998, One Valley's net interest margin declined to 4.33% in 1998 versus the 4.48% recorded in 1997. The growth in non-interest income, led by trust income, real estate loan processing and servicing, and other fees, helped to offset the decline in the net interest margin. In the face of the significant growth in assets in 1998, One Valley maintained adequate control of operating expenses resulting in lower operational efficiency ratios, as the efficiency and net overhead ratios declined to 56.2% and 1.95%, respectively.

     One Valley's long history of sound asset quality continued in 1998 as net charge-offs declined to 0.18% of loans, non-performing assets declined to 0.24% of total loans, and loans delinquent for 30 days or more declined to 1.16% of total loans. The loan loss reserve at year-end of $52.3 million adequately covered the $9.6 million in non-performing assets by 546%. The forgoing asset quality ratios, which were achieved while growing the loan to deposit ratio to 86.5%, remain among the best in the industry.

     On page 27 of this report is a glossary of terms, which should assist in the understanding of this report as well as the management discussion and analysis, which follows. The "Management's Discussion and Analysis" section on pages 4 through 26 provides a comprehensive review of the financial condition and results of operations of One Valley for 1998 and prior years, and should be read in its entirety. Some of the financial highlights include:

o Net income grew at an 11.0% compound annual growth rate over the last five years, while fully diluted earnings per share grew at a 6.1% rate during the same period. Return on average assets averaged 1.30% over the past five years, while return on equity averaged 13.08% over the same time frame.

o Average loans grew 9.7% per year while deposits grew 5.8% per year during the last five years.

o Equity has grown at an 11.7% compound annual rate over the last five years producing a strong average equity to assets ratio of 9.9% during this period.

o One Valley's consistent profitability has benefited its owners as dividends per share grew at a 10.8% compound annual rate for the five-year period ending December 31, 1998.

     Other highlights during 1998 were as follows:

o US Banker Magazine ranked One Valley as the 13th best performing bank of the 100 largest banks in the country based upon a composite quality criteria of profitability, asset quality, operating efficiency and capital adequacy. This is the third year in a row One Valley has been ranked in the top 15.

o For the second year in a row One Valley was named to Keefe Bruyette and Wood's "1998 Honor Roll" of banks for being one of 13 in their universe of 128 banks to report at least ten consecutive years of increased earnings per share.

o As of December 31, 1998, One Valley was ranked as the 78th largest provider of bank managed mutual funds in the country.

o With a market capitalization of over $1.1 billion One Valley ranked as the 73rd largest banking company in the country based upon market capitalization.

o In March, the One Valley Board of Directors approved a revised strategic Long Range Plan to implement a proactive, consultative sales culture supported by a new organizational model, to propel One Valley to greater customer acquisition and penetration thereby creating more attractive earnings growth.

     As we look towards the future, 1999 will be focused on the strategic plan as well as Year 2000 readiness. One Valley's Year 2000 project began in 1996. We have worked diligently, internally and with our vendors, to assure that we are ready for the millennium date change. We are on or ahead of the schedule for remediation and testing of our computer systems set by the banking regulators. Our systems readiness effort, including all testing, will be complete by the end of June 1999. We have undertaken comprehensive contingency planning. In the event there should be service disruptions by others outside our control, we will be prepared and open for business. We will continue efforts begun during 1998 to educate our employees and customers on the issue. We are prepared to respond to the media and to speak to civic and professional groups. We encourage you to review One Valley's Year 2000 readiness disclosures included in later sections of this report.

     The 1990's has been a decade marked by growth, success and change for One Valley Bancorp. As we move forward toward the millennium, a clear vision of the future becomes even more imperative to our continued success. In examining our goals for the future, we acknowledge that the relationship between our customers and employees is intertwined in all that we do.

     To reach the objectives set forth in this plan, we will continue to position One Valley Bank as a "Super Community Bank". This positioning is our best strategy to take advantage of our Retail and Business market opportunities as we continue to compete with both large and smaller financial service providers. Being a "Super Community Bank" means that we continue our commitment to local decision making which facilitates effective service to our customers.

     Our greatest opportunities for the future lie in the acquisition of new customers in our Virginia markets and the expansion of household relationships in our West Virginia markets. Our goal is to implement a proactive sales culture by utilizing consultative selling methods which are best suited to providing financial solutions for our customers.

     In looking to the future, we realize that the only way to successfully prevail is to continually change and grow to meet the demands of our three constituencies: our Customers, Employees and Owners, and grow to exceed their expectations while giving back to the communities that we serve. The foundation for this change is the constant in our work together--our Vision Statement, Mission Statement and Core Values. These remain fundamental to not only our long-range goals, but our daily actions as well.

     In accordance with One Valley's Board Retirement policy, five directors (see picture on page 51) meet the mandatory retirement age and will become Honorary Directors in 1999. The tenure and service of these Directors has been remarkable and their wisdom and counsel will be sorely missed in future years.

     Robert F. Baronner, who has served as President & CEO of One Valley and its predecessor Kanawha Valley Bank from 1975 to 1991 and as Chairman since 1991, has had an unparalleled distinguished career in banking. He leaves a legacy of capital strength and sound asset quality that has stood the test of numerous economic cycles.

     Angus E. Peyton has served on One Valley Boards since 1958 and has been a member at one time or another of every Board Committee of One Valley and its predecessor Kanawha Valley Bank. He will always be remembered for his artistic influence on One Valley, most notably as a co-creator of the "Cabriole" statue in front of the headquarters building.

     James W. Thompson and Thomas E. Goodwin joined One Valley's Board as a result of their bank's affiliation with One Valley. James Gabriel was elected to the Board in 1993. Each of these individuals represented their affiliate bank and region with a thoughtful insight that enabled the bank and One Valley to grow and prosper during their tenure on the Board.

     By continuing an unwavering focus on our customers, employees, owners and communities we serve, One Valley should enjoy another successful year in 1999.

Respectfully submitted,

/s/ J. Holmes Morrison
----------------------
J. Holmes Morrison
President and CEO



Net Income and
Dividends Per Share

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


                                          Net
                            Year         Income    Dividends
                        ---------------------------------------
                            1993             $1.61        $.54
                            1994             $1.54        $.60
                            1995             $1.69        $.67
                            1996             $1.80        $.74
                            1997             $2.00        $.80
                            1998             $2.19        $.90





Ten-Year Total Return
To Shareholders*

  [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

         1988              1990        1992       1994     1996      1998
         ----              ----        ----       ----     ----      ----

         1,000             913         2,224      2,914    4,350     5,779

*Assumes initial investment of $1,000 and reinvestment of all dividends. Graph presents past performance and is not indicative of future results.

-------------
MANAGEMENT'S
DISCUSSION
AND ANALYSIS
OF FINANCIAL
CONDITION
AND RESULTS
OF OPERATIONS
-------------

Introduction

     One Valley Bancorp, Inc. (One Valley) is a multi-bank holding company headquartered in Charleston, West Virginia. It operates nine bank subsidiaries ranging in size from $203 million to $2.1 billion and includes three national banks. Through these banks, One Valley serves 81 cities and towns with a full range of banking services in 125 locations strategically located throughout West Virginia and central Virginia. At December 31, 1998, One Valley had approximately $6.0 billion in total assets, $4.0 billion in total loans, and $4.6 billion in total deposits.

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

     On March 30, 1998, One Valley merged with FFVA Financial Corporation
(FFVA), a $604 million holding company in Lynchburg, Virginia. Since the transaction was accounted for as a pooling of interests, generally accepted accounting principles require that all historical financial information be restated to reflect the merger of the two companies from the earliest date presented in this annual report. Accordingly, all financial information in this discussion and throughout this annual report reflects the merger of One Valley and FFVA as if it occurred on January 1, 1993, (the earliest date presented in this annual report). Similarly, all prior period comparisons have been restated to present the significant changes in the financial condition and results of operations of the combined company.


------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Summary Statement of Net Income                                                                                              Table 1
====================================================================================================================================
(Dollars in thousands)
                                                                                               Increase (Decrease) From Prior Year
                                                            1998        1997        1996            1998                 1997
                                                         ---------   ---------   ---------   -----------------   -----------------
                                                                                                Amount  Percent    Amount    Percent
                                                                                                ------  -------    ------    -------
Interest income * .....................................  $ 420,019   $ 376,760   $ 353,146   $  43,259   11.48   $  23,614    6.69
Interest expense ......................................    199,295     176,910     160,467      22,385   12.65      16,443   10.25
                                                         ---------   ---------   ---------   ---------   -----   ---------   -----
Net interest income ...................................    220,724     199,850     192,679      20,874   10.44       7,171    3.72
Other operating income ................................     59,108      47,836      42,275      11,272   23.56       5,561   13.15
Gross securities transactions .........................      1,125       1,018        (162)        107   10.51       1,180
                                                         ---------   ---------   ---------   ---------   -----   ---------   -----
Total operating income ................................    280,957     248,704     234,792      32,253   12.97      13,912    5.93
Provision for loan losses .............................     10,063       7,531       5,264       2,532   33.62       2,267   43.07
Other operating expenses ..............................    161,944     144,319     140,984      17,625   12.21       3,335    2.37
                                                         ---------   ---------   ---------   ---------   -----   ---------   -----
Income before taxes ...................................    108,950      96,854      88,544      12,096   12.49       8,310    9.39
Income taxes ..........................................     35,905      33,054      29,926       2,851    8.63       3,128   10.45
                                                         ---------   ---------   ---------   ---------   -----   ---------   -----

Net income ............................................  $  73,045   $  63,800   $  58,618   $   9,245   14.49   $   5,182    8.84
                                                         =========   =========   =========   =========   =====   =========   =====

* Fully tax-equivalent interest income using
the rate of 35% .......................................  $ 428,151   $ 384,833   $ 360,625   $  43,318   11.26   $  24,208    6.71

Summary Financial Results

     One Valley earned $73.0 million in 1998, a 14.5% increase over the $63.8 million earned in 1997. Table 1, Summary Statement of Net Income, presents three years of comparative income statement information. As shown in Table 1, the increase is primarily due to increased net interest income and non-interest income which more than offset increased operating costs. This increase in earnings follows an increase in 1997 of 8.8% over the $58.6 million earned in 1996. Earnings comparisons are impacted by the February 1998 purchase of fifteen branches from Wachovia Corporation, the August 1998 acquisition of Summit Bankshares, Inc. (Summit) and the April 1996 acquisition of CSB Financial Corporation (CSB) discussed below. Diluted earnings per share was $2.15 in 1998, an increase of 10.3% over the $1.95 earned in 1997, which compares to the 10.8% increase in 1997 over the $1.76 earned in 1996. As shown in Table 2, the five-year compound growth rate in earnings per share since 1993 has been 6.1%.

     Table 2, Six-Year Selected Financial Summary, presents summary financial data for the past six years, 1993 through 1998, along

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Six-Year Selected Financial Summary                                                                                          Table 2
====================================================================================================================================
(Dollars in thousands)

                                                                                                                            5-Year
                                                                                                                           Compound
                                                                                                                            Growth
                                    1998           1997           1996            1995          1994            1993         Rate
                                -----------    -----------    -----------     -----------    -----------     -----------   ---------
Summary of Operations
Interest income .............   $   420,019    $   376,760    $   353,146     $   320,055    $   280,763     $   276,129     8.75%
Interest expense ............       199,295        176,910        160,467         140,292        109,680         114,512    11.72
Net interest income .........       220,724        199,850        192,679         179,763        171,083         161,617     6.43
Provision for loan losses ...        10,063          7,531          5,264           5,887          5,388           6,688     8.51
Non-interest income .........        59,108         47,836         42,275          38,484         38,323          40,739     7.73
Gross securities transactions         1,125          1,018           (162)            144           (849)            266
Non-interest expense ........       161,944        144,319        140,984         128,675        127,652         132,284     4.13
Net income ..................        73,045         63,800         58,618          55,580         50,914          43,301    11.02

Per Share Data
Net income:
   Basic ....................   $      2.19    $      2.00    $      1.80     $      1.69    $      1.54     $      1.61     6.35%
   Diluted ..................          2.15           1.95           1.76            1.67           1.53            1.60     6.09
Cash dividends ..............          0.90           0.80           0.74            0.66           0.60            0.54    10.76
Book value ..................         17.14          15.75          14.82           15.32          13.81           12.43     6.64

Selected Period-end Balances
Net loans ...................   $ 3,938,849    $ 3,257,488    $ 3,090,442     $ 2,763,643    $ 2,604,051     $ 2,394,357    10.47%
Total assets ................     5,963,580      5,161,486      4,801,113       4,355,586      4,113,844       3,892,461     8.91
Deposits ....................     4,552,888      3,934,174      3,804,369       3,426,311      3,263,735       3,272,711     6.83
Long-term borrowings ........        35,480         48,875         32,892          22,661         28,700          35,288     0.11
Equity ......................       595,533        503,650        356,587         454,361        412,726         334,937    12.20

Selected Average Balances
Net loans ...................   $ 3,641,069    $ 3,135,152    $ 2,958,161     $ 2,674,893    $ 2,462,509     $ 2,293,436     9.69%
Investment securities .......     1,163,607      1,467,907      1,345,501       1,174,001      1,164,445       1,162,499     6.78
Total assets ................     5,648,166      4,945,505      4,625,907       4,168,873      3,942,948       3,840,341     8.02
Deposits ....................     4,283,567      3,846,583      3,656,587       3,361,721      3,272,721       3,228,528     5.82
Long-term borrowings ........        42,814         52,315         21,951          19,026         22,931          36,088     3.48
Equity ......................       558,289        487,598        471,443         438,814        359,966         321,403    11.68

Selected Ratios
Average equity to assets ....          9.88%          9.86%         10.19%          10.53%          9.13%           8.37%
Return on average assets ....          1.29           1.29           1.27            1.33           1.29            1.13
Return on average equity ....         13.08          13.08          12.43           12.67          14.14           13.47
Dividend payout ratio .......         41.10          40.00          41.11           39.05          38.96           33.54

Net Income
Dollars in millions

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]



                                           Net
                             Year         Income
                         ---------------------------
                             1993            43.301
                             1994            50.914
                             1995            55.580
                             1996            58.618
                             1997            63.800
                             1998            73.045


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

     Table 3 comparatively illustrates the components of ROA and ROE over the previous five years. Return on average assets (ROA) measures how effectively One Valley utilizes its assets to produce net income. One Valley's 1998 ROA of 1.29% matched the 1.29% ROA reported in 1997 and was up slightly from the 1.27% ROA in 1996. As shown in Table 3, while One Valley's ROA has not significantly changed over the past three years, the income components that make-up ROA have changed. One Valley's net credit income as a percentage of average earning assets has declined over the past three years. The decline in net credit income (net interest income less the provision for loan losses) as a percent of average earning assets is due to two factors. The current low interest rate environment tends to decrease the yield on earning assets, while the increase in the competition for funds tends to increase the cost of funding earning assets. However, One Valley has been able to offset this decline by increasing its non-interest income and reducing its operating costs (as a percentage of average earning assets). Non-interest expense as a percent of average earning assets has consistently declined in years 1994 through 1998 from the previous years' results. This is the result of increased operational efficiency and an increase in average earning assets. During 1997 and 1998, non-interest income as a percent of average earning assets increased rather significantly as a result of fee increases and fee income from new products and services. These two positive trends offset the decline in net credit income. As a result, One Valley's net overhead ratio (non-interest expense less non-interest income as a percent of average earning assets) has steadily declined to 1.95% in 1998, down from 2.08% in 1997 and 2.28% in 1996, while ROA has remained consistent.

     Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One Valley's 1998 ROE was 13.08%, again matching the 13.08% earned in 1997 and up significantly from the 12.43% reported for 1996. ROE increased in 1997, primarily due to One Valley's strong earnings performance and the leveraging of equity through the CSB purchase in 1996.

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Analysis of Return on Assets and Equity                                                                                      Table 3
====================================================================================================================================
(Dollars in thousands)

                                                                  1998           1997           1996           1995           1994
                                                                 -----          -----          -----          -----          -----
As a percent of average earning assets:
   Fully taxable-equivalent net
     interest income * ..................................         4.33%          4.48%          4.63%          4.80%          4.85%
   Provision for loan losses ............................        (0.19)         (0.16)         (0.12)         (0.15)         (0.15)
                                                                 -----          -----          -----          -----          -----
     Net credit income ..................................         4.14           4.32           4.51           4.65           4.70
   Non-interest income ..................................         1.14           1.05           0.97           0.99           1.02
   Non-interest expense .................................        (3.06)         (3.11)         (3.25)         (3.31)         (3.48)
   Tax equivalent adjustment ............................        (0.15)         (0.17)         (0.17)         (0.18)         (0.18)
   Applicable income taxes ..............................        (0.69)         (0.71)         (0.70)         (0.73)         (0.67)
                                                                 -----          -----          -----          -----          -----
Return on average earning assets ........................         1.38           1.38           1.36           1.42           1.39
   Multiplied by average earning assets
     to average total assets ............................        93.56          93.81          93.49          93.25          93.00
                                                                 -----          -----          -----          -----          -----
Return on average assets ................................         1.29%          1.29%          1.27%          1.33%          1.29%
   Multiplied by average assets
     to average equity ..................................        10.12X         10.14X          9.81X          9.51X         10.95X
                                                                 -----          -----          -----          -----          -----
Return on average equity ................................        13.08%         13.08%         12.43%         12.67%         14.14%
                                                                 =====          =====          =====          =====          =====

*Fully tax-equivalent using the rate of 35%

Acquisition Activity

     At the close of business on March 30, 1998, One Valley merged with FFVA Financial Corporation, a $604 million Federal Savings Bank holding company headquartered in Lynchburg, Virginia. The acquisition of FFVA expanded One Valley's presence in Lynchburg and south central Virginia, a growing market for financial services providing additional geographical diversification for One Valley. Pursuant to the merger agreement, One Valley exchanged 1.05 shares of One Valley common stock for each share of FFVA common stock. At the date of acquisition, FFVA had total loans of $319 million, investment securities of $211 million, and total deposits of $418 million. The combination was accounted for as a pooling-of-interests. Accordingly, all prior period financial information has been restated to reflect the combined operations of One Valley and FFVA from the earliest period presented in this annual report.

     At the close of business on February 19, 1998, One Valley purchased fifteen branches from Wachovia Corporation, half of which were located in and around Charlottesville, Virginia. The purchase of these branches expanded One Valley's presence into central and north central Virginia, providing additional geographical diversification for One Valley. At the date of purchase, these fifteen branches had total loans of $125 million, total deposits of $283 million and cash equivalents of $112 million. Consolidated results for 1998 include the operations of the fifteen branches only from the date of purchase. Comparisons of average balances and income statement categories are all affected by the branch purchase.

     At the close of business on August 7, 1998, One Valley acquired Summit Bankshares, Inc., a $199 million bank holding company located in the Lexington, Virginia market with $149 million in loans and $181 million in deposits. Pursuant to the merger agreement, One Valley exchanged 1.36 shares of One Valley common stock for each share of Summit common stock. Operating now as One Valley Bank - Shenandoah, the consolidated results for 1998 include the operations of Summit only from the date of acquisition. Comparisons of average balances and income statement categories are all affected by the Summit acquisition.

     At the close of business on April 30, 1996, One Valley acquired CSB Financial Corporation, a $336 million Federal Savings Bank holding company headquartered in Lynchburg, Virginia. The acquisition of CSB was the first to expand One Valley's presence into central Virginia. Pursuant to the merger agreement, One Valley exchanged 0.6774 shares of One Valley common stock for each share of CSB common stock. At the date of acquisition, CSB had total loans of $164 million, investment securities of $136 million, and total deposits of $257 million. The combination was accounted for under the purchase method of accounting. Accordingly, consolidated results for 1996 include the operations of CSB only from the date of acquisition. Comparisons of average balances and income statement categories are all affected by the CSB acquisition.

Return on Average Assets

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


                                         Return on
                                           Assets
                                        -------------
                              1993             1.13%
                              1994             1.29%
                              1995             1.33%
                              1996             1.27%
                              1997             1.29%
                              1998             1.29%


Return on Average Equity


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


                                    Return on
                                      Equity
                                   -------------
                         1993            13.47%
                         1994            14.14%
                         1995            12.67%
                         1996            12.43%
                         1997            13.08%
                         1998            13.08%

Balance Sheet Analysis

Summary

     A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of these assets with interest bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's optimal profitability while maintaining a minimum amount of interest rate and credit risk. Information on rate-related sources and uses of funds for each of the three years in the period ended December 31, 1998, is provided in Table 4, Average Balance Sheet/Net Interest Income Analysis.

     In 1998, average earning assets grew by 13.9% or $645.1 million over 1997, following a 7.3% or $314.6 million increase in 1997 over 1996. Average interest bearing liabilities, the primary source of funds supporting earning assets, increased 13.3% or $530.9 million over 1997, which follows a $275.3 million or 7.4% increase in 1997 over 1996. Approximately 45% of the asset increase and 75% of the liability increase in 1998 was due to the branch purchase and the acquisition of Summit, while approximately 40% of the increase in average earning assets and liabilities in 1997 was due to the purchase of CSB. The remaining 1998 and 1997 increases in interest bearing assets and


--------------------------------------------------------------------------------------------------------------
==============================================================================================================
Average Balance Sheet/Net Interest Income Analysis                                                     Table 4
==============================================================================================================
(Dollars in thousands)

                                                        1998                                1997
                                        Average                   Yield/      Average                 Yield/
                                        Balance     Interest(1)   Rate(1)     Balance    Interest(1)  Rate(1)
                                      ----------    ----------    ------    ----------   ----------   ------
Assets
Loans(2)
   Taxable ........................   $3,648,141    $  315,172      8.64%   $3,134,255   $  276,520     8.82%
   Tax-exempt .....................       42,563         4,162      9.78        46,208        4,600     9.95
                                      ----------    ----------    ------    ----------   ----------   ------
     Total loans ..................    3,690,704       319,334      8.65     3,180,463      281,120     8.84
   Less: Allowance for losses .....       49,635                                45,311
                                      ----------                  ------    ----------                ------
     Total loans-net ..............    3,641,069                    8.77     3,135,152                  8.97
Investment securities
   Taxable ........................    1,374,913        88,136      6.41     1,241,684       83,458     6.72
   Tax-exempt .....................      238,694        19,071      7.99       226,223       18,466     8.16
                                      ----------    ----------    ------    ----------   ----------   ------
     Total securities .............    1,613,607       107,207      6.64     1,467,907      101,924     6.94
Federal funds sold & other ........       29,889         1,610      5.39        36,401        1,789     4.91
                                      ----------    ----------    ------    ----------   ----------   ------
     Total earning assets .........    5,284,565       428,151      8.10     4,639,460      384,833     8.29
Other assets ......................      363,601                               306,045
                                      ----------                            ----------
     Total assets .................   $5,648,166                            $4,945,505
                                      ==========                            ==========

Liabilities and Equity
Interest bearing liabilities:
   Interest bearing demand
     deposits .....................   $  580,052         9,773      1.68    $  561,331       10,894     1.94
   Savings deposits ...............    1,003,638        34,511      3.44       746,879       23,164     3.10
   Time deposits ..................    2,188,967       116,593      5.33     2,128,170      113,968     5.36
                                      ----------    ----------    ------    ----------   ----------   ------
     Total interest bearing
        deposits ..................    3,772,657       160,877      4.26     3,436,380      148,026     4.31
   Short-term borrowings ..........      714,088        35,841      5.02       510,014       25,466     4.99
   Long-term borrowings ...........       42,814         2,577      6.02        52,315        3,418     6.53
                                      ----------    ----------    ------    ----------   ----------   ------
     Total interest bearing
       liabilities ................    4,529,559       199,295      4.40     3,998,709      176,910     4.42
Demand deposits ...................      510,910                               410,203
Other liabilities .................       49,408                                48,995
Shareholders' equity ..............      558,289                               487,598
                                      ----------                            ----------
     Total liabilities and equity .   $5,648,166                            $4,945,505
                                      ==========                            ==========
Net interest earnings .............                 $  228,856                           $  207,923
                                                    ==========                           ==========
Net yield on earning assets .......                                 4.33%                               4.48%
                                                                  ======                              ======

                                                      1996
                                         Average                  Yield/
                                         Balance     Interest(1)  Rate(1)
                                        --------     ----------   ------
Assets
Loans(2)
   Taxable ........................     $2,959,033   $  262,354    8.87%
   Tax-exempt .....................         43,740        4,328    9.89
                                        ----------   ----------   -----
     Total loans ..................      3,002,773      266,682    8.88
   Less: Allowance for losses .....         44,612
                                        ----------                -----
     Total loans-net ..............      2,958,161                 9.02
Investment securities
   Taxable ........................      1,140,759       75,956    6.66
   Tax-exempt .....................        204,742       17,040    8.32
                                        ----------   ----------   -----
     Total securities .............      1,345,501       92,996    6.91
Federal funds sold & other ........         21,176          947    4.47
                                        ----------   ----------   -----
     Total earning assets .........      4,324,838      360,625    8.34
Other assets ......................        301,069
                                        ----------
     Total assets .................     $4,625,907
                                        ==========

Liabilities and Equity
Interest bearing liabilities:
   Interest bearing demand
     deposits .....................     $  570,783       12,036    2.11
   Savings deposits ...............        700,919       20,107    2.87
   Time deposits ..................      2,000,068      106,104    5.31
                                        ----------   ----------   -----
     Total interest bearing
        deposits ..................      3,271,770      138,247    4.23
   Short-term borrowings ..........        429,708       21,076    4.90
   Long-term borrowings ...........         21,951        1,144    5.21
                                        ----------   ----------   -----
     Total interest bearing
       liabilities ................      3,723,429      160,467    4.31
Demand deposits ...................        384,817
Other liabilities .................         46,218
Shareholders' equity ..............        471,443
                                        ----------
     Total liabilities and equity .     $4,625,907
                                        ===========
Net interest earnings .............                  $  200,158
                                                     ==========
Net yield on earning assets .......                                4.63%
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

Loan Portfolio

     One Valley's loan portfolio is its largest and most profitable component of average earning assets, totaling 69.8% of average earning assets during 1998. One Valley continued to emphasize increasing its loan portfolio in 1998. Average net loans increased by $505.9 million or 16.1% in 1998. A total of $171.1 million of the increase in average loans was from the effect of the purchase activity in the Virginia market during 1998. The remaining increase in 1998 average loans was fueled primarily by increases in commercial lending and residential and commercial real estate loans. The 1998 increase follows a 6.0% or $177.0 million increase in 1997. Approximately one-third of the 1997 increase resulted from the CSB acquisition. The remaining increase in 1997 average loans was also primarily in residential and commercial real estate loans. As a result of these increases in loan activity, One Valley's loan-to-deposit ratio maintained its upward trend in 1998, ending the year at 86.5%. This ratio compares to 82.8% at December 31, 1997 and 81.2% at December 31, 1996. Internal growth, as well as One Valley's carefully planned acquisition activity, has resulted in the increase in the loan portfolio.

     Total loans at December 31, 1998, increased by $688.6 million or 20.9% over the total at December 31, 1997. This increase compares to a $167.0 million or 5.3% increase in 1997 over total loans at December 31, 1996. Approximately $270.9 million in loans were obtained through acquisitions in 1998. Excluding the 1998 acquisitions, total loans increased by $417.7 million or 12.7% over December 31, 1997. The increase in 1998 lending was primarily from internal growth focused in commercial and residential real estate loans. Residential real estate loans including revolving home equity loans increased by $357.8 million or 20.8% during 1998, compared to a $96.4 million or 5.9% increase in 1997. Slightly more than one-third of the 1998 increase in residential real estate loans was the result of the branch purchase and the Summit acquisition. Commercial real estate loans increased by $141.9 million or 29.8% in 1998, following a $25.3 million or 5.6% increase in 1997 from year-end 1996. Approximately one-fourth of the 1998 increase in that category was obtained through acquisitions. Commercial real estate loans have historically averaged about one-sixth of the total loan portfolio. This low concentration of such loans has limited One Valley's exposure to swings in commercial real estate values and the potential for related credit losses. Loans for commercial purposes not secured by real estate increased in 1998 by $71.8 million or 18.1%. This follows an increase during 1997 of $45.1 million or 12.8%. Approximately one-third of the increase was obtained through acquisitions, while the remaining increase in 1998 was primarily due to increases in the levels of credit line usage by large commercial customers and increases in automobile dealer floorplan loans. The 1997 increase in commercial loans was primarily due to increases in the levels of credit line usage by large commercial customers. Consumer installment loans increased by $52.8 million or 9.2% in 1998. Nearly all of the increase was the result of acquisitions. This increase follows a slight increase in 1997 over 1996.

     Table 5, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations which exceed 10% of total loans. Additionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have a material volume of highly leveraged transaction lending. Over the past four years, total loans have increased $1.34 billion, a result of acquisitions and internal growth. While loan growth has been substantial, One Valley imposes underwriting and credit standards which are designed to maintain a quality loan portfolio.

     Loans secured by real estate, which in total constituted approximately 73% of One Valley's loan portfolio at December 31, 1998, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. About 75% of these loans are secured by property located within West Virginia where real estate values have remained relatively stable over the past ten years. Most of the remaining 25% are secured by property located in central Virginia where real estate values are increasing and slightly more volatile. One Valley also originates residential real estate loans to be sold in the secondary market. In 1998, $263.6 million of loans were originated to be sold in the secondary market. This compares to $111.8 million of new loan volume originated for sale in the secondary market in

Total Loans
Dollars in millions

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]




                                       1993      1994       1995       1996       1997       1998
                                ------------------------------------------------------------------
     Commercial, Financial & Other      370       448        405        418        457        565
     Commercial Real Estate             362       392        458        523        552        722
     Residental Real Estate             972     1,263      1,366      1,623      1,720      2,078
     Consumer                           465       544        581        572        573        626

                                      2,169     2,648      2,810      3,135      3,303      3,991




------------
Total loans
increased by
$689 million
in 1998

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Loan Summary                                                                                                                 Table 5
====================================================================================================================================
(Dollars in thousands)

                                                                                      As of December 31
                                                                1998           1997           1996           1995           1994
                                                             ----------     ----------     ----------     ----------     ----------
Summary of Loans by Type
   Commercial, financial,
      agricultural, and other loans .....................    $  468,307     $  396,503     $  351,409     $  348,761     $  398,105
   Real estate:
     Construction loans .................................        97,175         60,975         66,369         56,420         49,453
     Revolving home equity ..............................       226,216        192,252        152,006        128,754        113,142
     Single family residentials .........................     1,851,470      1,527,621      1,471,434      1,237,416      1,149,570
     Apartment buildings and complexes ..................       103,349         75,314         70,990         60,191         49,101
     Commercial .........................................       618,958        477,025        451,756        397,821        343,298
   Bankers' acceptances .................................             0              0              0              0            849
   Consumer installment loans ...........................       625,646        572,846        571,533        580,616        544,163
                                                             ----------     ----------     ----------     ----------     ----------
     Subtotal ...........................................     3,991,121      3,302,536      3,135,497      2,809,979      2,647,681
   Less:  Allowance for loan losses .....................        52,272         45,048         45,055         42,751         40,492
                                                             ----------     ----------     ----------     ----------     ----------
     Net loans ..........................................    $3,938,849     $3,257,488     $3,090,442     $2,767,228     $2,607,189
                                                             ==========     ==========     ==========     ==========     ==========

Percent of Loans by Category
   Commercial, financial,
     agricultural, and other ............................         11.73%         12.01%         11.21%         12.41%         15.04%
   Real estate:
     Construction loans .................................          2.43           1.85           2.13           2.01           1.87
     Revolving home equity ..............................          5.67           5.82           4.85           4.58           4.27
     Single family residentials .........................         46.39          46.26          46.91          44.04          43.42
     Apartment buildings and complexes ..................          2.59           2.28           2.26           2.14           1.85
     Commercial .........................................         15.51          14.44          14.41          14.16          12.97
   Bankers' acceptances .................................          0.00           0.00           0.00           0.00           0.03
   Consumer installment loans ...........................         15.68          17.34          18.23          20.66          20.55
                                                             ----------     ----------     ----------     ----------     ----------
     Total ..............................................        100.00%        100.00%        100.00%        100.00%        100.00%
                                                             ==========     ==========     ==========     ==========     ==========

Non-Performing Assets
   Non-accrual loans ....................................    $    8,477     $    8,052     $   10,288     $    9,627     $   11,134
   Other real estate owned ..............................         1,089          1,808          1,945          1,565          1,521
   Restructured loans ...................................             0              0              0              0            552
                                                             ----------     ----------     ----------     ----------     ----------
     Total non-performing assets ........................    $    9,566     $    9,860     $   12,233     $   11,192     $   13,207
                                                             ==========     ==========     ==========     ==========     ==========

   Non-performing assets as a % of total loans ..........          0.24%          0.30%          0.39%          0.40%          0.50%

Loans Past Due Over 90 Days .............................    $    7,467     $    6,275     $    4,959     $    8,180     $    6,386
   As a % of total loans ................................          0.19%          0.19%          0.16%          0.29%          0.24%

Allocation of Loan Loss Reserve
   by Loan Type
   Commercial, financial,
     agricultural, and other loans ......................    $   19,830     $   18,780     $   18,585     $   17,016     $   16,036
   Real estate construction loans .......................           455            344            367            318            254
   Real estate loans - other ............................        12,158          9,216          9,753          9,809          9,556
   Consumer installment loans ...........................        19,509         16,708         16,350         15,608         14,646
                                                             ----------     ----------     ----------     ----------     ----------
     Total ..............................................    $   52,272     $   45,048     $   45,055     $   42,751     $   40,492
                                                             ==========     ==========     ==========     ==========     ==========

1997 and $67.1 million in 1996. This activity generates considerable processing and servicing fee income for One Valley, as discussed further in the "Income Statement Analysis" section of this report. Volumes of loans originated for sale fluctuate inversely with mortgage interest rates. Due to a lower interest rate environment in 1997 and 1998, a higher volume of mortgage activity was realized when compared to 1996.

     In addition to the loans reported in Table 5, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are included in the risk-based capital ratios used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note R to the consolidated financial statements.

     In spite of some increases in net charge-offs in recent years, overall asset quality for those years has remained sound. Reported in Table 5 is a five-year comparison of the level of non-performing assets and loans contractually past due over 90 days. Total non-performing assets, which consist of past-due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans with restructured terms to enable a delinquent borrower to repay, were $9.6 million or 0.24% of total loans at year-end 1998, the lowest level over the past five year-ends. While levels of non-performing assets are susceptible to increases resulting from fluctuations in the economy, One Valley diligently works to keep its level of non-performing assets at a relatively low level as demonstrated in Table 5. The amount of loans contractually past due over 90 days, but which continue to accrue interest, increased in 1998 to $7.5 million. At year-end, these loans constituted 0.19% of total loans, unchanged from year-end 1997 but up slightly from the 0.16% at December 31, 1996.

     The consistently favorable ratio of problem loans to total loans has occurred while the loan portfolio has increased significantly over the last five years, and thus the favorable ratio is indicative of One Valley's commitment to a quality loan portfolio. Both the increase in the size and the credit quality of the loan portfolio have enabled One Valley to increase its interest income from loans by $38.2 million or 13.6% in 1998 and $14.4 million or 5.4% in 1997.

     It is One Valley's policy to place loans that are past due over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. For real estate loans, upon repossession, the balance of the loan is transferred to "Other Real Estate Owned" (OREO) and carried at the lower of the outstanding loan balance or the fair market value of the property less costs to dispose based on current appraisals and other current market trends. If a writedown of the OREO property is necessary at the time of foreclosure, the amount is charged off against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value less costs to dispose, additional writedowns of the property value are charged directly to operations. One Valley had no commitments to provide additional funds on non-accrual loans at December 31, 1998. During 1998, One Valley recognized less than $0.2 million of interest on non-accrual loans, while approximately $0.8 million would have been recognized on these loans had they been current throughout 1998 in accordance with their original terms. Similarly, during 1997, less than $0.1 million was recognized on non-accrual loans, while approximately $0.7 million would have been recognized in accordance with their original terms.

     A loan is categorized and reported as impaired when it is probable that the borrower will be unable to pay all of the principal and interest amounts according to the contractual terms of the loan agreement. In determining whether a loan is impaired, management considers such factors as past payment history, recent economic events, current and projected financial condition and other relevant information that is available. Impaired loans are determined on a loan-by-loan basis and generally consist of large commercial loans. Impaired loans are measured at the present value of expected future


Provision for Loan Losses
and Net Charge-offs
As a percent of average total loans

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


                                   Net
                                 Charge-
                                   Offs     Provision
                               -------------------------
                     1993             0.24%       0.28%
                     1994             0.16%       0.22%
                     1995             0.14%       0.22%
                     1996             0.17%       0.18%
                     1997             0.24%       0.24%
                     1998             0.18%       0.27%





Non-Performing Assets and
Loans 90 Days Past Due
As a percent of average total loans

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


                                    Non-      Loans 90
                                 Performing     Days
                                   Assets     Past Due
                                -------------------------
                      1993             0.58%       0.15%
                      1994             0.50%       0.24%
                      1995             0.40%       0.29%
                      1996             0.39%       0.16%
                      1997             0.30%       0.19%
                      1998             0.24%       0.19%
cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair realizable value of the collateral if the loan is collateral dependent. Additional information on impaired loans is contained in Note H to the consolidated financial statements.

     The allowance for loan losses is maintained to absorb probable losses associated with lending activities. Factors considered in determining the adequacy of the allowance include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing and impaired loans, and an evaluation of current economic conditions. Commercial, consumer, and mortgage loan portfolios are segregated for purposes of analysis in determining the amount of One Valley's loan loss provision. Specific loss estimates are derived for individual credits where applicable, while historical loss percentages are applied to various homogeneous loan pools. Commercial loans are evaluated individually, while the consumer and mortgage portfolio loans are considered as homogenous pools, within each category. The general allowance on graded loans is determined via a combination of historical loss percentages, duration of the portfolio, and inherent risk by grade. Differences between actual losses and estimated losses are reduced by careful monitoring of the loan portfolios via a continuous internal risk review process.


------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Comparative Loan Loss Information                                                                                            Table 6
====================================================================================================================================
(Dollars in thousands)

                                                                                  For the Year Ended December 31
                                                                 1998           1997           1996           1995           1994
                                                             ----------     ----------     ----------     ----------     ----------
Allowance for Loan Losses, Beginning of Period ..........    $   45,048     $   45,055     $   42,751     $   40,492     $   39,060
Charge-offs
   Commercial, financial, and agricultural loans ........         1,533          2,098          1,105            726          1,207
   Real estate construction loans .......................             0             34              0              0              0
   Real estate loans - other ............................           639            888            667            588          1,314
   Consumer installment loans ...........................         6,523          6,817          5,293          4,451          3,662
                                                             ----------     ----------     ----------     ----------     ----------
     Total charge-offs ..................................         8,695          9,837          7,065          5,765          6,183
                                                             ----------     ----------     ----------     ----------     ----------

Recoveries:
   Commercial, financial, and agricultural loans ........           398            446            306            519            793
   Real estate construction loans .......................             0              0              0              0              0
   Real estate loans - other ............................           196            399            321            232            326
   Consumer installment loans ...........................         1,433          1,454          1,252          1,151          1,108
                                                             ----------     ----------     ----------     ----------     ----------
     Total recoveries ...................................         2,027          2,299          1,879          1,902          2,227
                                                             ----------     ----------     ----------     ----------     ----------
Net charge-offs .........................................         6,668          7,538          5,186          3,863          3,956
Provision for loan losses ...............................        10,063          7,531          5,264          5,887          5,388
Balance of acquired subsidiaries ........................         3,829              0          2,226            235              0
                                                             ----------     ----------     ----------     ----------     ----------
Allowance for Loan Losses, End of Period ................    $   52,272     $   45,048     $   45,055     $   42,751     $   40,492
                                                             ==========     ==========     ==========     ==========     ==========

Average total loans .....................................    $3,690,704     $3,180,463     $3,002,773     $2,716,839     $2,502,784
Total loans at year-end .................................     3,991,121      3,302,536      3,135,497      2,809,979      2,647,681

As a Percent of Average Total Loans:
   Net charge-offs ......................................          0.18%          0.24%          0.17%          0.14%          0.16%
   Provision for loan losses ............................          0.27           0.24           0.18           0.22           0.22
   Allowance for loan losses ............................          1.42           1.42           1.50           1.57           1.62

As a Percent of Total Loans at Year-end:
   Allowance for loan losses ............................          1.31%          1.36%          1.44%          1.52%          1.53%

As a Multiple of Net Charge-offs:
   Allowance for loan losses ............................          7.84X          5.98X          8.69X         11.07X         10.24X
   Income before tax and provision for loan losses ......         17.85          13.85          18.09          13.22          20.45

     As a part of the holding company structure, One Valley maintains credit analysis and review departments. Changes in loan concentrations and quality are monitored and could result in adjustments to the allowance during the period of review. One Valley also maintains a loan administration function to continually identify and monitor problem loans.

     Management is mindful of the imprecision inherent in any estimation of credit losses used in analyzing loan loss adequacy. Changes in general economic conditions, as well as specific economic factors in the individual markets in which One Valley operates presents an inherent risk factor, which involves a higher degree of uncertainty regarding the allowance. Accordingly, One Valley has assigned each major loan category an additional unallocated portion of the allowance to mitigate these unknown risk factors.

     Based on the analysis performed, in management's opinion, the allowance for loan losses is adequate to absorb the current estimated risk of loss in the existing loan portfolio. A summary of the allowance for loan losses allocated by loan type is also included in Table 5. Table 6, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years. At December 31, 1998, the allowance for loan losses was $52.3 million or 1.31% of total year-end loans. This ratio is a decrease from the prior year's 1.36% and the 1.44% at the end of 1996.

     The provision for loan losses in 1998 was $10.1 million, up from the $7.5 million provision in 1997 and the $5.3 million provision in 1996. The increase in 1998 was to provide for the sharp growth in the loan portfolio, while the increase in 1997 was in response to a change in the risk profile of the consumer loan portfolio early in 1997 and to provide for the continued growth of the loan portfolio. One Valley continually evaluates the adequacy of its allowance for loan losses, and changes in the provision are based on the estimated inherent risk of the loan portfolio. While One Valley experienced considerable loan growth during 1998, 1997 and 1996, the overall credit quality of the portfolio has remained consistent over those years, as evidenced by the low level of non-performing assets and the low level of net charge-offs during those years.

     Net charge-offs in 1998 decreased by $0.9 million from 1997 net charge-offs, as loan loss experience improved in all categories of loans. This follows a $2.4 million increase in 1997 from 1996, largely due to a $1.3 million increase in consumer loan net charge-offs and a $0.9 million increase in commercial net charge-offs. Net charge-offs as a percentage of average total loans decreased to 0.18% in 1998, compared to 0.24% in 1997 and 0.17% in 1996. In all three years, these ratios compare favorably with peer group banks across the country. Although the dollar amount of net charge-offs has remained historically low, charge-offs could increase in the coming months due to the increase in the total dollar amount of loans, or adverse changes in economic conditions. These factors are considered in determining the adequacy of the allowance for loan losses, which at December 31, 1998, was sufficient to absorb over seven and one-half times the amount of net charge-offs experienced during 1998.

---------------
Loan loss
experience
improved in all
categories of
loans

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Remaining Maturities of Loans                                                                                                Table 7
====================================================================================================================================

                                                                       Balance                   Projected Maturities*
                                                                     December 31       One Year       One to Five       Over Five
                                                                        1998           or Less           Years             Years
                                                                      --------         --------         --------         --------
Commercial, financial, and agricultural loans ..................      $433,935         $226,245         $153,152         $ 54,538
Real estate construction loans .................................        97,175           60,056           14,163           22,956
Commercial real estate loans ...................................       722,307          116,294          300,808          305,205

Loans with:
   Floating rates ..............................................      $575,685         $136,094         $290,946         $148,645
   Predetermined rates .........................................       677,732          266,501          177,177          234,054

*Based on scheduled or approximate repayments.

Investment
securities
averaged
$1.6 billion
in 1998
---------------

Investment Portfolio and
Other Earning Assets

     Investment securities averaged $1,613.6 million in 1998, a $145.7 million or 9.9% increase over the $1,467.9 million averaged in 1997. This increase follows a 9.1% increase over the $1,345.5 million averaged in 1996. Nearly 80% of the increase in 1998 was the result of investments and investable funds obtained through the Summit acquisition and the branch purchase. The increase in the average balance during 1997 was primarily the result of One Valley's asset/liability strategy to use borrowed funds to purchase higher yielding investments to mitigate the risk of a decline in interest rates.

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

     As shown in Table 8, Securities Maturity and Yield Analysis, the average maturity period of securities available-for-sale at December 31, 1998 was 8 years 1 month, lengthened primarily by the 16-year 9-month average final maturity of the mortgage-backed securities portfolio. Table 8 uses a final maturity method to report the average maturity of mortgage-backed securities, which excludes the effect of monthly payments and prepayments. Approximately 65% of the securities available-for-sale are U.S. Government agency or Treasury securities that have an average maturity of 4 years 8 months. The average maturity period of securities held-to-maturity was 9 years 9 months at the end of 1998. The average maturity of the investment portfolio is managed at a level to maintain a proper matching with One Valley's interest rate risk guidelines. During 1998, One Valley sold a portion of the securities classified as available-for-sale as part of its management of interest rate risk, as shown in the Statements of Cash Flows. One Valley does not have any securities classified as trading and it has no plans to establish such classification at the present time. Other information regarding investment securities may be found in Table 8 and in Note F to the consolidated financial statements.

     During 1998, One Valley increased its tax-exempt securities by $26.8 million, or 11.3%, over the level of tax-exempt securities held at December 31, 1997. Approximately one-half of this increase was the result of the Summit acquisition. During 1997, tax-exempt securities increased by $20.4 million, or 9.4%, over the level held at December 31, 1996. Future investments in tax-exempt securities will generally depend upon comparisons to taxable yields and the liquidity needs of One Valley.

     One Valley's average investment in federal funds sold and other short-term investments decreased by 17.9% in 1998. This follows a 71.9% increase in 1997. Averaging $29.9 million in 1998, federal funds sold and other short-term investments decreased $6.5 million from the $36.4 million averaged in 1997, but was greater than the $21.2 million averaged during 1996. Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/liability structure, as discussed in greater detail above and in other sections of this report.

----------------------------------------------------------------------------------------------------------------------
======================================================================================================================
Securities Maturity and Yield Analysis                                                                        Table 8
======================================================================================================================

                                                                                  As of December 31, 1998
                                                                                          Average            Taxable
Available-for-Sale                                                     Market             Maturity          Equivalent
                                                                       Value          (Years/ Months)         Yield*
                                                                     ----------       ---------------       ----------
  U. S. Treasury Securities
    Within one year.........................................       $   168,052                                 6.26%
    After one but within five years.........................             9,775                                 6.42
    After five but within ten years.........................            21,239                                 7.01
                                                                    ----------
     Total U.S. Treasury Securities ........................           199,066             1/3                 6.35

  U. S. Government Agencies Securities
    Within one year.........................................            41,189                                 4.93
    After one but within five years.........................           269,711                                 5.78
    After five but within ten years.........................           314,341                                 6.07
    Over ten years..........................................            25,702                                 7.17
                                                                    ----------
     Total U.S. Government Agencies Securities..............           650,943             5/8                 5.92

  Mortgage-Backed Securities**
    Within one year ........................................             4,034                                 6.88
    After one but within five years.........................            13,763                                 6.89
    After five but within ten years.........................            35,541                                 7.11
    Over ten years..........................................           276,130                                 7.03
                                                                    ----------
     Total Mortgage-Backed Securities.......................           329,468            16/9                 7.03

  Other Debt Securities
    Within one year ........................................            25,281                                 5.85
    After one but within five years.........................            37,465                                 6.33
    After five but within ten years.........................            10,542                                 6.50
    Over ten years..........................................             7,927                                 7.38
                                                                    ----------
     Total Other Debt Securities............................            81,215             8/5                 6.31

  Other Securities .........................................            47,133
                                                                    ----------
  Total Securities Available-for-Sale ......................        $1,307,825             8/1                 6.08%
                                                                    ==========

                                                                                  As of December 31, 1998
                                                                                          Average            Taxable
Held-to-Maturity                                                       Book              Maturity           Equivalent
                                                                       Value          (Years/ Months)         Yield*
                                                                     ----------       ---------------       ----------
  States and Political Subdivisions Securities
    Within one year.........................................        $    2,687                                 8.39%
    After one but within five years.........................            32,273                                 7.06
    After five but within ten years.........................           117,587                                 7.62
    Over ten years..........................................           125,382                                 7.74
                                                                    ----------
     Total States and Political Subdivisions Securities ....           277,929             9/9                 7.62

  Other Securities .........................................               338
                                                                    ----------
  Total Securities Held-to-Maturity ........................        $  278,267             9/9                 7.61%
                                                                    ==========

*Fully tax-equivalent using the rate of 35%.
** Maturities for Mortgage-Backed Securities are based on final maturity.

Average Deposits
Dollars in millions


  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                  Demand       Time      Savings   Savings     Total
                 Deposits    Deposits    Regular   Checking   Deposits
               ---------------------------------------------------------
     1993               397       1,247       800        451      2,895
     1994               412       1,250       817        452      2,931
     1995               381       1,450       696        481      3,007
     1996               385       2,000       701        571      3,657
     1997               410       2,128       747        561      3,847
     1998               511       2,189      1004        580      4,284



Deposits
increased by
15.7% in 1998
-----------------

Funding Sources

     In 1998, rates paid on its interest bearing deposits declined slightly as market interest rates have remained low. The average rate paid on interest bearing liabilities decreased to 4.26% in 1998, down from the 4.31% average rate paid in 1997 but slightly higher than the 4.23% average rate paid in 1996. The decrease in 1998 is largely due to a $256.8 million or 34.4% increase in savings and money market deposits and a three basis point decrease in the average rate paid on time deposits. Due to alternative sources of investment and the increasing sophistication of customers in funds management techniques to maximize return on their money, competition for funds has become more intense. One Valley has offered new core deposit products as well as periodic special rate products to attract additional deposits. These core deposit products pay an indexed money market interest rate that adjusts monthly and account for a majority of the 1998 increase in savings deposits.

     One Valley's deposits, on average, increased by 11.4% or $437.0 million in 1998. Of this increase, $318.9 million resulted from the 1998 branch purchase and Summit acquisition. The 1998 increase compares to a 5.2% or $190.0 million increase in 1997. Approximately half of the 1997 increase was acquired through the CSB acquisition. Non-interest bearing deposits increased by 24.6% or $100.7 million on average when compared to 1997, primarily due to increases in predominantly consumer-based deposit accounts. Excluding the effect of the branch purchase and Summit acquisition, average non-interest bearing deposits increased by 14.8% or $60.6 million. Interest bearing deposits increased by 9.8% or $336.3 million over 1997, primarily in savings deposits. Excluding the effect of the 1998 acquisitions, interest bearing deposits increased by 1.8% or $61.8 million on average when compared to 1997. In 1997, non-interest bearing deposits increased by 6.6% or $25.4 million while interest bearing deposits increased by 5.0% or $164.6 million over 1996. In the past two years, One Valley has been able to attract non-interest bearing deposits by increasing customer service and convenience through increased electronic banking services and locations.

     To supplement its deposit growth, One Valley has increasingly turned to short-term borrowings to fund loan growth. Short-term borrowings increased, on average, by $208.0 million or 41.1% from 1997, following a $76.3 million or 17.8% increase in 1997 over 1996. Wholesale repurchase agreements increased, on average, by $146.3 million or 85.2% in 1998, primarily to fund loan growth, while repurchase agreements with commercial customers increased by $29.7 million or 12.9% in 1998. A repurchase agreement is a collateralized short-term debt instrument whereby One Valley agrees to repurchase the collateral at a specified price on a specified date. This 1998 increase in wholesale repurchase agreements follows a $49.1 million or 40.1% increase in 1997. One Valley continues to evaluate the use of short-term borrowings in local and national markets as a resource to fund loan growth and investment strategies, as deposit growth has not kept pace with the growth in loans.

     Long-term borrowings, on average, decreased by $13.5 million or 23.9% in 1998, following a $34.3 million increase in 1997. The decrease in 1998 was due to scheduled repayments that occurred during the year and late in 1997. The increase in 1997 was the result of the CSB acquisition in 1996 as well as a new $25.0 million long-term borrowing from the Federal Home Loan Bank (FHLB). As a result, One Valley now has $35.5 million of long-term debt, primarily FHLB borrowings, with repayment schedules from one to ten years. Other information regarding short- and long-term borrowings is contained in Note K to the consolidated financial statements.

---------------------------------------------------------------------------------------------------------------------
=====================================================================================================================
Maturity Distribution of Certificates of Deposit                                                              Table 9
=====================================================================================================================

                                                           As of December 31, 1998           As of December 31, 1997
                                                           Amount          Percent           Amount           Percent
                                                           ------          -------           ------           -------
Three months or less...............................      $  99,067          27.28%         $  99,980           30.47%
Three through six months...........................         60,582          16.69             54,363           16.57
Six through twelve months..........................        106,587          29.36             86,693           26.42
Over twelve months.................................         96,848          26.67             87,097           26.54
                                                         ---------         ------          ---------          ------
  Total............................................      $ 363,084         100.00%         $ 328,133          100.00%
                                                         =========         ======          =========          ======

Interest Sensitivity and Liquidity

     Asset/liability management is a means of optimizing net interest income while minimizing interest rate risk by planning and controlling the mix and maturities of interest related assets and liabilities. One Valley has established an Asset/Liability Management Committee for the purpose of monitoring and managing interest rate risk. Interest rate risk is the earnings variation that could occur due to changes in market interest rates.

     A commonly used measure of interest rate risk is a gap report. A gap report identifies the ratio of earning assets to interest bearing liabilities that will mature or reprice within a given time period. In addition to the gap report, One Valley uses computer simulations of the next twelve to thirty-six months as a primary tool for analyzing interest rate risk and modeling business strategies in a dynamic framework. The simulations begin with the gap report information and use various assumptions, such as potential changes in the interest rate environment; the shape of the yield curve; pricing strategies for loans and deposits; the growth, volume and mix of interest sensitive assets and liabilities; and potential hedging strategies. These simulations assist management in minimizing risk and maintaining a conservative sensitivity position. Based on current simulations, One Valley anticipates that over the next twelve months a declining interest rate scenario would have a slight negative influence on net interest income whereas increasing rates would have little significant impact on net interest income.

     To hedge against potential rising interest rates on its indexed money market core deposit accounts, One Valley entered into an interest rate swap agreement during 1998. Under this agreement, One Valley agreed to pay a fixed rate of interest and receive a variable rate of interest. In addition, One Valley purchased an interest rate cap. The intent of these off-balance sheet instruments is to limit the impact of rising interest rates on the cost of its indexed core


------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Interest Rate Sensitivity Summary at December 31, 1998                                                                      Table 10
====================================================================================================================================

                                        1999         2000        2001        2002       2003     Thereafter     Total    Fair Value
                                    ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Rate Sensitive Assets
   Fixed interest rate loans.....    $  692,131    $358,041    $281,049    $196,009    $174,148   $516,562   $2,217,940  $2,245,672
     Average interest rate.......         8.94%       8.95%       8.57%       8.37%       8.12%      7.16%        8.37%
   Variable interest rate loans..       545,446     190,937     133,057     113,397      99,877    690,467    1,773,181   1,775,098
     Average interest rate.......         7.92%       7.86%       7.88%       7.88%       7.83%      8.22%        8.02%
   Fixed interest rate securities       580,012     150,519     168,043      83,020      98,398    506,100    1,586,092   1,595,260
     Average interest rate.......         6.22%       6.34%       6.21%       6.27%       5.59%      5.67%        6.02%

Rate Sensitive Liabilities
   Non interest-bearing deposits.    $  159,786   $  91,306   $  68,480   $  63,344   $  44,512   $143,236  $   570,664  $  570,434
     Average interest rate.......            -           -           -           -           -          -            -
   Savings and interest-
     bearing checking............       237,997     251,057     198,234     163,416     141,760    825,164    1,817,628   1,817,628
     Average interest rate.......         2.74%       2.87%       2.84%       2.79%       2.81%      2.76%        2.79%
   Fixed interest rate time deposits  1,241,338     470,345      85,881      36,931      34,148      2,140    1,870,783   1,883,894
     Average interest rate.......         5.25%       5.49%       5.47%       5.79%       5.43%      4.07%        5.33%
   Variable interest rate
     time deposits...............       291,774          -           -           -           -          -       291,774     291,774
     Average interest rate.......         4.19%          -           -           -           -          -         4.19%
   Fixed interest rate borrowings       273,250     102,154      25,059          65       2,672     30,258      433,457     434,065
     Average interest rate.......         5.01%       5.51%       4.40%       7.50%       5.96%      4.95%        4.97%
   Variable interest rate borrowings    331,782                                                                 331,782     331,782
     Average interest rate.......         3.80%                                                                   3.80%

Rate Sensitive Derivative Financial Instruments
   Interest rate swap purchased..            -           -           -           -     $150,000         -   $   150,000  $   (1,433)
Average variable rate received...            -           -           -           -        5.29%         -            -
     Fixed rate paid.............            -           -           -           -        5.61%         -            -
   Interest rate cap purchased...            -           -    $  50,000          -           -          -        50,000         100
     Average strike rate.........            -           -        6.00%          -           -          -            -

This table includes various assumptions and estimates by management of maturity and repayment patterns.

deposit accounts in a rising interest rate environment. One Valley continually evaluates all investment alternatives in its management of interest rate risk and asset/liability structure.

     Tables 10 and 11, Interest Rate Sensitivity Summary, provides information about One Valley's financial instruments that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturity as well as One Valley's estimate of the impact of interest rate fluctuations on the prepayment of residential real estate loans, home equity loans and mortgage backed securities. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates. Those principal cash flows are based on historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. For derivative financial instruments, the table presents notional amounts and their contractual expiration dates.

     Liquidity is the ability to satisfy demands for deposit withdrawals, lending commitments, and other corporate needs. One Valley's liquidity is based on the stable nature of consumer core deposits held by the banking subsidiaries. Likewise, additional liquidity is available from holdings of available-for-sale securities and short-term investments which can be readily converted to cash. Furthermore, One Valley continues to have the ability to attract short-term sources of funds such as federal funds and repurchase agreements, and to arrange credit lines to meet its cash needs.

     One Valley generated $67.6 million of cash from operations in 1998, which compares to $74.8 million in 1997 and $79.7 million in 1996. Additional cash of $244.6 million was generated through net financing activities in 1998, which compares to $288.1 million in 1997 and $55.8 million in 1996. These proceeds along with proceeds from the sale and maturity of securities were used to fund loans and purchase securities during the year. Net cash used in investing activities totaled $253.3 million in 1998, which compares to $380.9 million in 1997 and $141.4 million in 1996. Details on the sources and uses of cash can be found in the Consolidated Statements of Cash Flows in the consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Interest Rate Sensitivity Summary at December 31, 1997                                                                      Table 11
====================================================================================================================================

                                        1998        1999        2000        2001       2002     Thereafter     Total    Fair Value
                                    ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Rate Sensitive Assets
   Fixed interest rate loans.....  $   436,952     $309,777    $235,999    $194,432    $148,080    $422,679  $1,747,919  $1,759,314
     Average interest rate.......        9.29%        9.19%       8.87%       8.57%       8.49%       7.80%       8.71%
   Variable interest rate loans..      370,649      146,999     102,303      74,322      69,929     790,415   1,554,617   1,556,297
     Average interest rate.......        8.62%        8.53%       8.61%       8.71%       8.95%       8.20%       8.39%
   Fixed interest rate securities      367,366      326,635     106,910     110,820      85,119     572,171   1,569,021   1,576,118
     Average interest rate.......        6.40%        6.54%       6.61%       6.63%       6.70%       6.09%       6.36%

Rate Sensitive Liabilities
   Non interest-bearing deposits.  $   130,873    $  74,301   $  55,726   $  51,546   $  36,222    $116,559  $  465,227  $  465,227
     Average interest rate.......           -            -           -          -            -           -           -
   Savings and interest-
     bearing checking............      253,519      168,678     137,131     117,433     101,839     580,862   1,359,462   1,359,328
     Average interest rate.......        2.79%        2.68%       2.68%       2.68%       2.68%       2.68%       2.70%
   Fixed interest rate
     time deposits...............   1,197,988      445,516      99,071      32,948      17,572       2,176   1,795,271   1,801,350
     Average interest rate.......        5.45%        5.72%       5.95%       5.14%       5.89%       4.06%       5.33%
   Variable interest rate
     time deposits...............      314,214           -           -           -           -           -      314,214     314,214
     Average interest rate.......        4.84%           -           -           -           -           -        4.84%
   Fixed interest rate borrowings      171,474      167,321      29,006           6           6       2,837     370,650     371,164
     Average interest rate.......        5.66%        5.49%       5.46%       8.76%       8.76%       5.84%       5.57%
   Variable interest rate borrowings   301,705                                                                  301,705     301,705
     Average interest rate.......        4.68%                                                                    4.68%

This table includes various assumptions and estimates by management of maturity and repayment patterns.

Capital Resources

     One Valley's average equity-to-asset ratio remained strong at 9.88% during 1998, relatively unchanged from 9.86% during 1997 but down from 10.19% in 1996. At year-end 1998, One Valley's primary capital ratio was 10.77% compared to 10.54% at year-end 1997. The Federal Reserve's risk-based capital guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by prescribed factors relative to credit risk, thus eliminating disincentives for holding low risk assets and requiring more capital for holding higher risk assets. At year-end 1998, One Valley's risk adjusted capital-to-assets ratio was 15.6% compared to 16.4% at December 31, 1997. Both of these ratios are well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One Valley's leverage ratio at December 31, 1998 was 9.0% compared to 9.2% at December 31, 1997. Both of these ratios are well above the minimum 3.0% and the 4.0 to 5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's desire to maintain a strong capital position.

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

     Simultaneous with the January 1996 announced merger agreement between One Valley and CSB, the Board of Directors authorized management to purchase up to
2.8 million shares of One Valley Bancorp common stock in the open market. During 1997, 820,403 shares and 1,976,075 shares in 1996 were repurchased under this program. At December 31, 1998, One Valley held 4,392,546 shares in its treasury. Due to the accounting treatment of the FFVA merger 708,600 FFVA treasury shares were reissued which raised $26.3 million in equity. Subsequent to December 31, 1998, One Valley announced a plan authorizing management to repurchase up to an aggregate of 1,500,000 shares of common stock. Any shares purchased under the plan will be available for a variety of corporate purposes.

Income Statement Analysis

Net Interest Income

     Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $228.9 million in 1998, up 10.1% over the 1997 level, following a 3.9% increase in 1997 over 1996. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were taxable at the statutory federal tax rate of 35%.

     The increase in net interest income in 1998 is largely due to the increase in the volume of earning assets, primarily loans. As shown in Table 12, Rate Volume Analysis, increases in the volume of earning assets in both 1998 and 1997 have provided a significant increase in net interest income. In 1998, the increase in the volume of earning assets increased interest income by $53.5 million. This increase was dampened somewhat by decreases in interest yields on loans and investments due to the lower overall interest rate environment on average for the entire year. As a result, total interest income increased by $43.3 million in 1998 over 1997.

     Similarly in 1998, an increased volume of interest bearing liabilities boosted interest expense by $24.0 million. However a slightly lower cost of interest bearing liabilities reduced the overall increase in total interest expense to $22.4 million. The increase in total interest income exceeded the increase in overall interest expense by $20.9 million on a fully tax-equivalent basis in 1998 over 1997. In 1997, increases in volumes of interest sensitive assets and liabilities increased total interest income and total interest expense over the previous year. Yet, a decline in yields on loans partially reduced overall interest income while an increase in rates paid on deposits increased interest expense. As the increase in the volume of earning assets outpaced the increase in interest bearing liabilities in 1997, net interest income still increased by $7.8 million in 1997 over 1996. During both

-----------------
Net interest
income
increased by
$20.9 million in
1998

Net Interest Margin
Fully taxable equivalent
% of average earning assets

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                      Yield on       Net      Cost of
                       Assets      Margin      Funds
          1993              7.88        4.67      3.21
          1994              7.84        4.85      2.99
          1995              8.41        4.80      3.61
          1996              8.34        4.63      3.71
          1997              8.29        4.48      3.81
          1998              8.10        4.33      3.77

years, the increase in loan volume was the most significant factor contributing to increased net interest income.

     In 1998, even though net interest income increased due to higher volumes of earning assets, the lower overall interest rate environment and increased competition for deposits and other funds had a dampening effect on the net interest margin percentage on a fully tax-equivalent basis. In 1998, the decrease in the yield on loans was accompanied by a decrease in the yield on the investment portfolio. Thus the yield on all earning assets declined to 8.10% in 1998, down from the 8.29% realized during 1997 and the 8.34% realized during 1996. At the same time, the stiff competition for deposits and the use of short-term borrowings to fund loan and investment growth prevented the cost of all funds from declining as significantly as the yield on earning assets. In 1998, the average cost of funds was 4.40% down only slightly from the 4.42% in 1997, but up from the 4.31% average cost in 1996. As a result, the net interest margin in 1998 declined to 4.33%, down from the 4.48% earned in 1997 and the 4.63% earned in 1996. The Net Interest Margin graph shows One Valley's yield on earning assets, cost of all funds and net interest margin over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet Analysis."

Non-interest Income and Expense

     Non-interest income has been and will continue to be an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. As shown in Table 13, non-interest income increased by $11.4 million or 23.3% in 1998 compared to 1997, which follows a 16.0% increase in 1997 over 1996. The increase in 1998 was primarily due to an increase in trust income, credit/debit card fees, service charges on deposit accounts and real estate fees. These areas increased, in part, due to the increased customer base in central Virginia resulting from the branch purchase and Summit acquisition. In 1998, trust income increased to $11.7 million, a 14.2% or $1.4 million increase over 1997. This increase follows a 9.7% increase in 1997 over 1996. Trust

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Rate Volume Analysis of Changes in Interest Income and Expense                                                              Table 12
====================================================================================================================================

                                                                     1998 vs 1997                            1997 vs 1996
                                                                  Increase (Decrease)                     Increase (Decrease)
                                                                 In Net Interest Income                 In Net Interest Income
                                                            ----------------------------------     ---------------------------------
                                                             Volume        Rate         Total       Volume       Rate         Total
                                                            --------     --------     --------     --------    --------     --------
Earning Assets
    Loans:
     Taxable ...........................................    $ 44,502     $ (5,850)    $ 38,652     $ 15,465    $ (1,299)    $ 14,166
     Tax-exempt ........................................        (358)         (80)        (438)         246          26          272
                                                            --------     --------     --------     --------    --------     --------
       Total loans .....................................      44,144       (5,930)      38,214       15,711      (1,273)      14,438
   Investment Securities:
     Taxable ...........................................       8,665       (3,987)       4,678        6,777         725        7,502
     Tax-exempt ........................................       1,002         (397)         605        1,759        (333)       1,426
                                                            --------     --------     --------     --------    --------     --------
       Total investment securities .....................       9,667       (4,384)       5,283        8,536         392        8,928
   Federal funds sold & other ..........................        (340)         161         (179)         740         102          842
                                                            --------     --------     --------     --------    --------     --------
       Total earning assets ............................      53,471      (10,153)      43,318       24,987        (779)      24,208
                                                            --------     --------     --------     --------    --------     --------
Interest Bearing Liabilities
   Time and savings deposits ...........................      14,353       (1,502)      12,851        7,053       2,726        9,779
   Short-term borrowings ...............................      10,442          (67)      10,375        4,004         386        4,390
   Long-term borrowings ................................        (811)         (30)        (841)       1,922         352        2,274
                                                            --------     --------     --------     --------    --------     --------
       Total interest bearing liabilities ..............      23,984       (1,599)      22,385       12,979       3,464       16,443
                                                            --------     --------     --------     --------    --------     --------
Net Interest Earnings ..................................    $ 29,487     $ (8,554)    $ 20,933     $ 12,008    $ (4,243)    $  7,765
                                                            ========     ========     ========     ========    ========     ========

* Fully taxable equivalent using the rate of 35%.
Note - Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.

revenues are increasing primarily due to new business over the past several years and favorable results in the financial markets. Credit/debit card fees increased by $1.6 million or 43.5% in 1998, and by $1.2 million or 48.6% in 1997. One Valley introduced a new debit card product late in 1996 and usage has steadily increased. Likewise, commercial purchase card and credit card usage also increased in 1998. Deposit service charges increased by $3.9 million or 25.1% in 1998, and increased $577,000 or 3.9% in 1997. In 1997 and 1998, One
Valley introduced new products and a new fee structure for deposit services. This new pricing structure, coupled with the increase in the customer base due to the 1998 acquisitions, led to the significant increase in service charge revenue. The 1997 increase was primarily due to an increase in customer activity. Electronic banking revenue increased by $494,000 or 21.0% in 1998 largely due to increased ATM usage. In 1997, One Valley increased its number of ATM locations from 97 at the end of 1996 to 235 at the end of 1997 through arrangements reached with several retail convenience store chains. At December 31, 1998, One Valley had 287 ATM locations.

     Real estate servicing fees increased by $2.5 million or 40.3% in 1998, which compares to a $93,000 or 1.5% increase in 1997 from the level earned in 1996. As mortgage loan activity and sales in the secondary market increased in 1998 due to lower mortgage interest rates, One Valley's processing and servicing fees also increased. In 1997, mortgage loan activity increased again over the prior year. However, the increased revenue generated from the originations was offset by lower servicing revenue on loans serviced for others. Revenue from the sale of investment products, such as discount brokerage, mutual funds and annuities, increased by $305,000 or 27.9% in 1998. This compares to a $143,000 or 15.1% increase in 1997. One Valley began offering such products as part of its commitment to provide integrated financial services to its customers.

     In 1998, One Valley realized $1.1 million in gains on securities sales. This compares to $1.0 million in gains realized in 1997 and $162,000 in losses realized in 1996. These securities were sold as part of One Valley's management of its asset/liability position. Other operating income increased by $941,000 or 14.2% in 1998 partially due to the sale of a portion of One Valley's student loan portfolio. This compares to a $1.4 million increase in 1997 primarily due to the sale of One Valley's corporate trust business.

     Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. In 1998, however, operating costs increased by 12.2% due to the cost of operating the fifteen branches purchased in February and the nine branches obtained through the Summit acquisition. Yet, due to the increase in average earning assets from those acquisitions and the increases in non-interest income, One Valley's net overhead ratio declined in 1998. One Valley's 1998 net overhead ratio, or non-interest expense less non-interest income excluding securities transactions to average earning assets, was 1.95%, a decrease from the 2.08% realized in 1997, and down further still from the 2.28% ratio realized in 1996. For the year 1998, net overhead was $102.8 million, an increase of $6.4 million or 6.6% above the 1997 overhead of $96.5 million. The current year increase follows a decrease in 1997 of 2.3% or $2.2 million from the 1996 overhead of $98.7 million. In 1997, additional efficiencies were achieved in the operations of One Valley's affiliates by realigning processes and reallocating resources. This process continued throughout 1998 and was partially responsible for the limited 6.6% increase in net overhead costs. A lower net overhead ratio means more of the net interest margin flows through as net income. Over the past five years, net overhead has grown by a compound rate of only 2.4% whereas net interest income has grown by 6.4%.

     Total non-interest expense increased by $17.6 million or 12.2% from 1997. This year's increase compares to a $3.3 million or 2.4% increase in 1997 versus 1996. One Valley recognized acquisition related expenses of $3.6 million in the fourth quarter of 1997 and $1.5 million in the first quarter of 1998 due to the consolidation and growth of its expanding banking operations in Virginia and West Virginia. Total staff costs increased by 8.0% in 1998, a result of normal salary increases and the additional staff from the operations of the twenty-four new branches. Total staff costs increased by $3.8 million or 5.4% in 1997, compared to 1996, largely due to normal salary and benefit increases and additional pension costs. Additional information on employee benefits is discussed in Note M to the consolidated financial statements.


Net Overhead Ratio
Net overhead as a % of
average earning assets


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                                       Net
                                     Overhead
                                   -------------
                         1993             2.57%
                         1994             2.44%
                         1995             2.32%
                         1996             2.28%
                         1997             2.08%
                         1998             1.95%




Efficiency Ratio
Non-interest expense as a % of
total adjusted revenues*

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


                                    Efficiency
                                      Ratio
                                   -------------
                         1993            63.91%
                         1994            59.07%
                         1995            57.15%
                         1996            58.15%
                         1997            56.43%
                         1998            56.24%








*Tax-equivalent net interest income plus other income

     Advertising expense remained virtually flat in 1998, increasing by only 2.2%. This follows a 1997 increase of $366,000 due to additional advertising related to the new debit card and electronic banking products. FDIC insurance decreased by $172,000 or 16.4% in 1998 as insurance rates were lowered. In 1997, FDIC insurance decreased by $6.9 million or 86.7%, largely due to a one-time special assessment on thrift-based deposits to replenish the Savings Association Insurance Fund in 1996.

     Net occupancy expense increased by $941,000 or 12.4% in 1997 compared to a 3.2% increase in 1997. Most of the increase in 1998 was the result of the new branch operations in 1998. The remaining portion of the 1998 increase was due to additional building depreciation expense resulting from improvements, higher utility costs, and increased real estate taxes. In 1998, equipment expense increased by $2.2 million or 23.8%, largely due to increased equipment depreciation and maintenance costs associated with the new branch operations, the imposition of personal property taxes on banks in West Virginia, and costs associated with technology improvements. Equipment expense decreased by 3.2% in 1997 primarily due to lower equipment depreciation costs. Outside data processing costs increased by $897,000 or 9.8% in 1998 due to processing costs related to the new branch operations as well as costs related to increased debit and credit card activity. This increase compares to a $2.5 million or 37.4% increase in 1997 due to conversion and data processing costs related to the expanded operations in Virginia, as well as the additional processing costs associated with the expansion of One Valley's ATM network.


------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Non-Interest Income and Expense                                                                                             Table 13
====================================================================================================================================

                                                                                              Increase (Decrease) Over Prior Year
                                                         1998        1997        1996             1998                   1997
                                                      ---------   ---------   ---------    ------------------    -------------------
                                                                                             Amount   Percent      Amount    Percent
                                                                                           ---------   ------    ---------    ------
Service Charges and Other
   Operating Income
   Trust income ...................................   $  11,675   $  10,228   $   9,322    $   1,447    14.15    $     906     9.72
   Credit/debit card income .......................       5,286       3,684       2,479        1,602    43.49        1,205    48.61
   Service charges on deposit accounts ............      19,408      15,511      14,934        3,897    25.12          577     3.86
   Electronic banking .............................       2,844       2,350       1,206          494    21.02        1,144    94.86
   Investment services ............................       1,397       1,092         949          305    27.93          143    15.07
   Real estate loan processing & servicing fees ...       8,686       6,191       6,098        2,495    40.30           93     1.53
   Checkbook sales ................................       2,259       2,168       2,095           91     4.20           73     3.48
   Securities transactions ........................       1,125       1,018        (162)         107    10.51        1,180
   Miscellaneous ..................................       7,553       6,612       5,192          941    14.23        1,420    27.35
                                                      ---------   ---------   ---------    ---------   ------    ---------   ------
     Total Non-Interest Income ....................   $  60,233   $  48,854   $  42,113    $  11,379    23.29    $   6,741    16.01
                                                      =========   =========   =========    =========   ======    =========   ======

Staff and Other Operating Expenses
   Salaries & wages ...............................   $  62,978   $  57,247   $  54,262    $   5,731    10.01    $   2,985     5.50
   Employee benefits ..............................      17,202      16,987      16,146          215     1.27          841     5.21
                                                      ---------   ---------   ---------    ---------   ------    ---------   ------
     Total staff expenses .........................      80,180      74,234      70,408        5,946     8.01        3,826     5.43
   Other Operating Expenses
     Advertising ..................................       4,175       4,083       3,717           92     2.25          366     9.85
     FDIC insurance ...............................         879       1,051       7,921         (172)  (16.37)      (6,870)  (86.73)
     Occupancy, net ...............................       8,555       7,614       7,380          941    12.36          234     3.17
     Equipment ....................................      11,606       9,377       9,683        2,229    23.77         (306)   (3.16)
     Outside data processing ......................      10,012       9,115       6,632          897     9.84        2,483    37.44
     Taxes not on income ..........................       4,151       3,382       3,400          769    22.74          (18)   (0.53)
     Supplies and postage .........................       8,842       7,404       7,013        1,438    19.42          391     5.58
     All other ....................................      33,544      28,059      24,830        5,485    19.55        3,229    13.00
                                                      ---------   ---------   ---------    ---------   ------    ---------   ------
     Total other operating expenses ...............      81,764      70,085      70,576       11,679    16.66         (491)   (0.70)
                                                      ---------   ---------   ---------    ---------   ------    ---------   ------
       Total Non-Interest Expense .................   $ 161,944   $ 144,319   $ 140,984    $  17,625    12.21    $   3,335     2.37
                                                      =========   =========   =========    =========   ======    =========   ======

     Taxes not on income increased by $769,000 or 22.7% in 1998, largely due to the Lynchburg affiliate's charter change to a national bank. In Virginia, banks are subject to an equity-based state franchise tax but are exempt from income tax. In 1997 and earlier years, the Lynchburg affiliate was a thrift institution and subject to state income tax. In 1997, taxes not on income were virtually unchanged from 1996. Supplies and postage expense increased by $1.4 million or 19.4% in 1998, primarily related to additional mailings, forms, supplies and courier services for the new branch operations. This increase compares to a 5.6% increase in 1997, primarily related to additional mailings, normal increases in supply costs, and courier service for One Valley's expanded Virginia operations. Other expenses increased by $5.5 million or 19.6% in 1998 compared to a $3.2 million or 13.0% increase in 1997. The increase in 1998 was primarily due to increased intangible amortization resulting from the Wachovia branch purchase, and a general increase in costs due to the expanding branch network. The increase in 1997 was largely due to increased professional service costs, increased employee travel and intangible amortization resulting from the CSB acquisition, and a planned increase in employee training and development.

     An analysis of the allowance for loan losses and related provision for loan losses is included in the Loan Portfolio section of the Balance Sheet Analysis of this report.

Applicable Income Taxes

     Income tax expense in 1998 was $35.9 million compared to $33.1 million in 1997 and $29.9 million in 1996. The increase in 1998 was primarily due to an increase in pretax earnings. One Valley's effective tax rate was 33.0% in 1998, down from the 34.1% in 1997, and the 33.8% in 1996, partially due to the elimination of state income taxes on the Lynchburg affiliate. Additional information regarding income taxes is contained in Note L to the consolidated financial statements.

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

Summary Results of Operations Fourth Quarter 1998

     Net income for the three months ended December 31, 1998 was $19.5 million, an increase of 39.3% from the $14.0 million earned during the fourth quarter of 1997. Earnings in 1997 were impacted by charges related to expanding One Valley's operations in Virginia. For the fourth quarter of 1998, diluted earnings per share rose to $0.55, a 27.9% increase from the $0.43 reported for the fourth quarter of 1997.

     Net interest income increased by 14.0% when compared to the same three months of 1997. Average earning assets increased by 15.9%, while average deposits increased by 15.4% versus the fourth quarter of 1997. The provision for loan losses increased by $342,000 when compared to the fourth quarter of 1997. Non-interest income excluding securities transactions increased by $3.3 million or 26.4% as all categories of non-interest income increased primarily due to the increased number of branches. One Valley also realized $136,000 in securities gains in the fourth quarter of 1998. Non-interest expense increased by 6.6% when compared to the same quarter last year. The increase is largely due to increased staff costs, occupancy and equipment costs, and other costs related to the increased number of branches.

     Additional quarterly financial data is provided in Note S to the consolidated financial statements.

----------------
Net overhead
decreased to
1.95% of average
earning assets

Year 2000 Readiness Disclosure

Introduction

     One Valley recognizes the significant potential risk associated with the Year 2000 or Y2K issue and the challenge its poses. The Y2K problem arose because many existing computer programs use only the last two digits to refer to a year. Consequently, these computer programs do not properly recognize a year that begins with 20XX instead of 19XX. Beginning January 1, 2000, computer applications that use dates for computations, comparisons and sorting may produce incorrect results or fail due to an invalid interpretation of the date. The potential risk is not limited to computers and related software applications, but extends to telephones, security systems, copiers, FAX machines or any apparatus that utilizes computer technology. The full extent of the potential impact of Y2K is not yet known, but it could adversely affect national or global economies.

     As a financial institution, the ability of One Valley to promptly and accurately capture, record, process and communicate its customers' financial transactions and related data is vital to its ongoing operations. The Y2K problem could impede One Valley's ability to do so in several significant respects. Recognizing this potential risk, One Valley has undertaken a comprehensive project to address the Year 2000 issues that may affect One Valley and its customers. One Valley's preparations began in late 1996 under the guidance of Management and with oversight by the Board of Directors.


Project Overview

     One Valley's project includes five phases: Awareness, Assessment, Renovation (or remediation), Validation (or testing), and Implementation. Each phase is described below. The phases indicate the order and method of One Valley's approach to Year 2000 concerns. Elements of different phases overlap, and different systems are at varying levels of completion within each phase. Systems that are mission critical have been addressed first.

     The Awareness Phase consisted of formal updates to One Valley management, employees and the Board of Directors about the issues relating to Y2K. In this stage management gathered information and attended conferences, appointed a project steering team and coordinators, began preliminary discussions with third party vendors, and distributed preliminary information to its employees and customers. This phase was completed in October, 1997, however One Valley continues on-going efforts to keep its customers and employees up to date.

     In the Assessment Phase, One Valley identified its critical information technology (IT) systems and performed a company-wide inventory of all systems, software, hardware, equipment and components that potentially could be affected by Y2K. During this phase, One Valley established project time lines, allocated resources and established the methodology to monitor the Y2K readiness of the IT Systems provided by third parties, as well as its non-IT Systems. One Valley also determined the Y2K readiness of its in-house IT Systems and components, and reported progress to senior management and the Board of Directors on a regular basis. During this phase, One Valley identified four general areas of potential susceptibility to Y2K issues: Major IT Systems provided by third parties, Internal IT Systems, Non-IT Systems, including communications infrastructure and physical facilities, and interruption to customers' business. One Valley also identified which systems were "mission critical" in terms of its operations and customer service. The Assessment Phase was completed in the fourth quarter of 1997.

     In the Renovation Phase, One Valley's third-party IT providers implemented program changes to accommodate the Y2K issues and conducted internal testing, which was completed for all systems defined as mission critical in 1998. In addition, during this phase One Valley began reprogramming its internal IT and non-IT Systems to accommodate Y2K. Most internal IT Systems and non-IT Systems have not been designated as mission critical to One Valley. Those that were deemed mission critical were renovated or replaced during 1998. During this phase, One Valley is also focusing on its customers' readiness for and susceptibility to Y2K concerns. One Valley anticipates that the remaining renovation of systems that are not mission critical will be completed by the end of the second quarter of 1999.

     In the Validation Phase, One Valley and its third party IT providers test the renovated applications and components to make sure they are Y2K ready. This phase has been very active during late 1998 and early 1999.

     The Implementation Phase began during the fourth quarter of 1998. During the first part of this phase, vendors completed upgrading of the applications, systems and other components, and Y2K ready programs for mission critical functions were put into production at One Valley. The balance of this final phase will be completed by the end of the second quarter of 1999.

Project Status

     One Valley's major IT Systems are provided by the companies which are among the largest service providers in the world and are recognized as among the leading firms in their respective lines of business. The major IT Systems provided by these third parties consist of those which process mortgage loans, credit cards, commercial and installment loans, deposits, investments, and trust services. One Valley uses its Internal IT Systems to collect and format data that is then sent to and processed by these third parties. The resulting information is then available to One Valley. The third party service providers, in some cases, also generate statements for mailing directly to customers.

     One Valley has continually monitored the Y2K progress of these third parties and has determined that progress to date is acceptable. These systems have each been renovated, tested by the vendor, are in use by One Valley now, and are running on the remediated Y2K software. The Y2K upgrading of all mission critical IT Systems provided by third parties is complete. Because most of One Valley's mission critical systems are supplied by third party vendors, validation by the vendors occurred first. The upgraded system was then put into production at One Valley and further testing by One Valley will continue throughout 1999. One Valley is in the process of conducting time dimension testing of these third-party IT Systems, and in doing so utilizes its own testing, proxy testing, logical partition testing, or the most appropriate combination thereof.

     One Valley's Internal IT Systems are primarily used to capture and prepare data to be transmitted to its third party IT Systems providers. One Valley is in various stages of renovating, validating and implementing these systems, with completion anticipated by the second quarter of 1999. As part of a planned upgrade of its systems, by the end of the second quarter of 1999, One Valley will have replaced all of its personal computers with models that are Y2K ready. In addition, One Valley has over 280 ATMs in its network, all of which have been validated by the vendor and are using Y2K compliant software. It is anticipated that testing of these ATMs by One Valley will be completed by the end of the second quarter of 1999. One Valley's IT Systems also include network servers, routers and related software. The upgrading or replacement of One Valley's servers and routers and related software is approximately 85% to 93% complete and is expected to be finished by the end of the first quarter of 1999.

     Another important part of One Valley's operations includes its non-IT Systems, primarily facilities and equipment. Basic utilities, such as telephone, gas and electrical service, as well as heating and cooling systems, could be adversely affected by the Y2K. One Valley has performed an inventory of its facilities and has tested or developed plans to test, to the extent possible, applicable equipment for Year 2000 compliance. One Valley has determined that all of its vaults are Y2K ready. Outside companies, primarily utilities, which provide these non-IT services, have indicated to One Valley that they plan to be Y2K ready by the end of 1999, and to date One Valley is not aware of any non-IT system provider with a Y2K issue that would materially impact One Valley's operations. However, beyond these assurances, One Valley has no means of insuring or verifying that these non-IT Systems will be Y2K ready, and the impact of a failure in these systems is not determinable.

     Another area that could potentially impact One Valley is interruption of its customers' business, which among other things could potentially affect the ability of its commercial loan and other customers to repay loans from One Valley, thus increasing One Valley's delinquency ratios, non-performing assets and loans losses. To help minimize these problems and heighten customer awareness, One Valley has established a Y2K Corporate Customer Action Plan. As part of this plan, One Valley has mailed Year 2000 brochures to all commercial customers, hosted Y2K information seminars featuring a nationally known expert for its customers, made FDIC Year 2000 brochures available in the lobby of all its branches, and published a Year 2000 questions and answer sheet.

     One Valley has also incorporated a Y2K readiness assessment in its credit risk evaluations of corporate borrowers falling within certain parameters. As of June 30, 1998, corporate borrowers were preliminarily assessed as to their level of Year 2000 risk based upon their line of business, their degree of reliance on computer hardware and software, and their historic response to strategic challenges. A full assessment of medium and high-risk customers and industries was undertaken, including a questionnaire and a site visit in some instances. In addition, the results of One Valley's evaluations have been analyzed by industry segment to provide Y2K risk profiles by industry. Corporate borrowers in those industries with a significant inherent Y2K risk receive greater scrutiny. One Valley plans to monitor closely customers and industries judged to be high risk, and credit analyses on new and existing credits include evaluation of Year 2000 readiness.

----------------
One Valley has
undertaken a
comprehensive
project to
address the Year
2000 issues

     Although One Valley has implemented and made significant progress toward completing its Y2K project, there are uncertainties which, due to their unprecedented nature, simply cannot be fully evaluated. For example, the extent of interplay between payment systems is unclear, and it is not known how the potential failure of one aspect of that complex system might adversely impact other elements. In addition, although testing will be completed for each significant system, it is not possible to independently verify each vendor's vendors. It is unknown how a problem at one discrete point in the chain of service could impact an entire system.

     Management believes it has an effective project in place to resolve the Y2K issues within One Valley in a timely manner. In the event of a vendor, governmental, utility, customer or other Y2K failure, the Company may be unable to perform some or all of the functions related to its customers' financial transactions. The impact and duration of such inability would depend upon the extent of the Y2K-related failure or failures. While One Valley believes that it is taking the steps appropriate to prevent a Y2K failure on its part, because One Valley's ability to perform is linked to the performance of others, certainty is not possible. In addition, the potential for disruptions in the economy generally resulting from Y2K issues remains unknown and could also materially adversely affect One Valley and its customers. If system failures occur for any reason, One Valley and its customers could also be subject to litigation. The likelihood of such events and their impact on One Valley cannot be reasonably estimated at this time.

     One Valley is in the process of contingency planning for the possibility of business disruption due to Y2K issues. The Y2K contingency planning will expand existing business continuity plans, contemplating specific Y2K scenarios. As part of that process One Valley has assessed the potential business impact of a failure of each of its important systems and determined the need for contingency planning on a system by system basis. One Valley's contingency plans focus upon IT Systems failures by its vendors, as well as widespread disruptions of telecommunications and electrical power, all of varying duration. Contingency plans for Y2K have been developed for mission critical applications and, as part of an on-going process, One Valley will continue to develop these plans and similar plans as it finalizes evaluation of remaining systems. There can be no assurance, however, that contingency planning will be adequate for all possible events.

Project Costs

     Expenses directly related to Y2K have been incurred, such as staff costs and informational conferences and seminars for employees and customers. These costs have been immaterial to date. Since third party vendors provide most of One Valley's IT Systems under the terms of fixed price contracts, One Valley has had to date, no material direct expense as a result of vendor's upgrades to those systems as a result of Y2K concerns. It is possible, however, that these vendors may attempt to recover some of their Y2K-related costs by way of future price increases upon renewal of their respective contracts.

     One Valley has been very aggressive in upgrading its internal IT Systems infrastructure, most of which are capital improvements attributed to planned upgrades in technology to modernize the way One Valley performs its day-to-day operations, and not solely the result of Y2K concerns.

     The total cost of the Y2K project, consisting primarily of computer upgrades for One Valley's IT Systems which were the result of or accelerated by Y2K concerns, is estimated to be approximately $5 million. To date, One Valley has incurred over $3.8 million of these total estimated expenditures. One Valley does not separately track the internal costs incurred for the Y2K project, which are principally payroll costs for its information technology employees and others involved in the Y2K project. Virtually all of the project costs are attributable to the purchase of new software and operations equipment, which will be capitalized.

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

Efficiency Ratio

     Designed to show the operational efficiency of an organization. This ratio shows the percentage of each dollar earned that is expended to operate the business. It is calculated by dividing total operating expenses by the sum of fully tax-equivalent net interest income plus other operating income. As this ratio decreases, more of each dollar earned flows to Net Income.

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

-----------------
GLOSSARY OF
TERMS
-----------------

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Consolidated Balance Sheets
====================================================================================================================================

One Valley Bancorp, Inc. and Subsidiaries
(Dollars in thousands)

                                                                                                              December 31
                                                                                                       1998                 1997
                                                                                                   -----------          -----------
Assets
   Cash and due from banks ...............................................................         $   155,226          $   127,012
   Interest-bearing deposits in other banks ..............................................               3,150                2,162
   Federal funds sold ....................................................................              50,000               20,310
                                                                                                   -----------          -----------
     Cash and cash equivalents ...........................................................             208,376              149,484
   Securities:
     Available-for-sale, at fair value ...................................................           1,307,825            1,216,749
     Held-to-maturity (fair value approximated $287,441 and $359,369
       at December 31, 1998 and 1997) ....................................................             278,267              352,272
   Loans, net ............................................................................           3,938,849            3,257,488
   Premises and equipment ................................................................             102,863               90,397
   Accrued interest receivable ...........................................................              40,916               38,764
   Other assets ..........................................................................              86,484               56,332
                                                                                                   -----------          -----------
     Total assets ........................................................................         $ 5,963,580          $ 5,161,486
                                                                                                   ===========          ===========
Liabilities
   Deposits:
     Non-interest bearing ................................................................         $   570,664          $   465,227
     Interest bearing ....................................................................           3,982,224            3,468,947
                                                                                                   -----------          -----------
       Total deposits ....................................................................           4,552,888            3,934,174
   Short-term borrowings:
     Federal funds purchased .............................................................              36,410               22,581
     Securities sold under agreements to repurchase and other ............................             693,349              600,899
                                                                                                   -----------          -----------
       Total short-term borrowings .......................................................             729,759              623,480
   Long-term borrowings ..................................................................              35,480               48,875
   Other liabilities .....................................................................              49,920               51,307
                                                                                                   -----------          -----------
     Total liabilities ...................................................................           5,368,047            4,657,836

Shareholders' Equity
   Preferred stock--$10 par value; authorized 1,000,000 shares; none issued
   Common stock--$10 par value; authorized 70,000,000 shares;
     39,135,180 and 36,330,605 shares issued at December 31, 1998 and 1997, including 4,392,546 and 4,346,846 shares in treasury at
     December 31, 1998 and 1997 ..........................................................             391,352              363,306
   Capital surplus .......................................................................              94,157               71,782
   Retained earnings .....................................................................             200,174              157,730
   Accumulated other comprehensive income ................................................               6,450                5,927
   Treasury stock ........................................................................             (96,600)             (95,095)
                                                                                                   -----------          -----------
     Total shareholders' equity ..........................................................             595,533              503,650
                                                                                                   -----------          -----------

     Total liabilities and shareholders' equity ..........................................         $ 5,963,580          $ 5,161,486
                                                                                                   ===========          ===========


See notes to consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Consolidated Statements of Income
====================================================================================================================================


One Valley Bancorp, Inc. and Subsidiaries
(Dollars in thousands, except per share data)

                                                                                               Year Ended December 31
                                                                                     1998                1997                1996
                                                                                  ---------           ---------           ---------
Interest Income Interest and fees on loans:
     Taxable ..........................................................           $ 315,172           $ 276,520           $ 262,354
     Tax-exempt .......................................................               2,705               2,990               2,813
                                                                                  ---------           ---------           ---------
       Total ..........................................................             317,877             279,510             265,167
   Interest and dividends on securities:
     Taxable ..........................................................              88,136              83,458              75,956
     Tax-exempt .......................................................              12,396              12,003              11,076
                                                                                  ---------           ---------           ---------
       Total ..........................................................             100,532              95,461              87,032
   Other ..............................................................               1,610               1,789                 947
                                                                                  ---------           ---------           ---------
       Total interest income ..........................................             420,019             376,760             353,146

Interest Expense
   Deposits ...........................................................             160,877             148,026             138,247
   Short-term borrowings ..............................................              35,841              25,466              21,076
   Long-term borrowings ...............................................               2,577               3,418               1,144
                                                                                  ---------           ---------           ---------
       Total interest expense .........................................             199,295             176,910             160,467
                                                                                  ---------           ---------           ---------
Net Interest Income ...................................................             220,724             199,850             192,679
Provision For Loan Losses .............................................              10,063               7,531               5,264
                                                                                  ---------           ---------           ---------
Net Interest Income After Provision For Loan Losses ...................             210,661             192,319             187,415

Other Income
   Trust Department ...................................................              11,675              10,228               9,322
   Service charges on deposit accounts ................................              19,408              15,511              14,934
   Real estate loan processing and servicing fees .....................               8,686               6,191               6,098
   Other service charges and fees .....................................              14,056              10,947               8,177
   Securities gains (losses) ..........................................               1,125               1,018                (162)
   Other ..............................................................               5,283               4,959               3,744
                                                                                  ---------           ---------           ---------
       Total other income .............................................              60,233              48,854              42,113

Other Expenses
   Salaries and employee benefits .....................................              80,180              74,234              70,408
   Net occupancy ......................................................               8,555               7,614               7,380
   Equipment ..........................................................              11,606               9,377               9,683
   Federal deposit insurance assessments ..............................                 878               1,051               7,921
   Outside data processing ............................................              10,012               9,115               6,632
   Other ..............................................................              50,713              42,928              38,960
                                                                                  ---------           ---------           ---------
       Total other expenses ...........................................             161,944             144,319             140,984
                                                                                  ---------           ---------           ---------

Income Before Income Taxes ............................................             108,950              96,854              88,544
Applicable Income Taxes ...............................................              35,905              33,054              29,926
                                                                                  ---------           ---------           ---------

Net Income ............................................................           $  73,045           $  63,800           $  58,618
                                                                                  =========           =========           =========

Net income per common share:
   Basic ..............................................................           $    2.19           $    2.00           $    1.80
   Diluted ............................................................           $    2.15           $    1.95           $    1.76

Average common shares outstanding (in thousands):
   Basic ..............................................................              33,356              31,921              32,600
   Diluted ............................................................              33,940              32,686              33,221

See notes to consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Consolidated Statements of Shareholders' Equity
====================================================================================================================================


One Valley Bancorp, Inc. and Subsidiaries
(Dollars in thousands, except per share data)

                                                                                               Accumulated
                                                                                                  Other
                                                         Common       Capital      Retained   Comprehensive  Treasury
                                                          Stock       Surplus      Earnings      Income        Stock        Total
                                                        ---------   ----------     ---------   ----------   ----------    ---------
Balances at January 1, 1996 ..........................  $ 210,110   $   55,386     $ 204,449   $    7,760   $  (23,344)   $ 454,361
  Comprehensive income:
   Net income.........................................                                58,618                                 58,618
   Other comprehensive income, net of deferred income
     taxes of $(3,733):
     Unrealized gains on securities of $5,598, net of
       reclassification adjustment for losses included
       in net income of $97...........................                                             (5,695)                   (5,695)
                                                                                                                          ---------
   Total comprehensive income.........................                                                                       52,923
  Issuance of common stock (1,789,000 shares).........     17,890       37,817                                               55,707
  Purchase of treasury stock (1,318,988 shares).......                                                         (44,034)     (44,034)
  Five-for-four stock split in the form of a 25%
   stock dividend ....................................     49,746                    (49,746)
  Stock options exercised (144,958 shares) and
   adjustment for fractional shares...................      1,430        1,414                                                2,844
  Cash dividends on One Valley shares ($.74 per share)                               (20,028)                               (20,028)
  Cash dividends on FFVA shares.......................                                (1,903)                                (1,903)
  FFVA repurchase of treasury stock...................     (9,185)        (637)       (8,164)                               (17,986)
  Two-for-one stock split of FFVA shares..............     28,484      (28,484)
  Allocated/earned FFVA ESOP and MSBP shares..........                   1,143                                                1,143
  Exercise of FFVA stock options......................         18           13                                                   31
                                                        ---------   ----------     ---------   ----------   ----------    ---------
Balances at December 31, 1996 ........................    298,493       66,652       183,226        2,065      (67,378)     483,058

  Comprehensive income:
   Net income.........................................                                63,800                                 63,800
   Other comprehensive income, net of deferred income
     taxes of $2,495:
     Unrealized gains on securities of $4,473, net of
       reclassification adjustment for gains included
       in net income of $611..........................                                              3,862                     3,862
                                                                                                                          ---------
   Total comprehensive income.........................                                                                       67,662
  Purchase of treasury stock (856,396 shares).........                                                         (27,717)     (27,717)
  Five-for-four stock split in the form of a 25%
   stock dividend ....................................     62,960                    (62,960)
  Stock options exercised (303,698 shares) and
   adjustment for fractional shares...................      3,015        1,783                                                4,798
  Cash dividends on One Valley shares ($.80 per share)                               (22,009)                               (22,009)
  Cash dividends of FFVA shares.......................                                (2,005)                                (2,005)
  FFVA repurchase of treasury stock...................     (1,807)         140        (2,322)                                (3,989)
  Allocated/earning FFVA ESOP and MSBP shares.........                   3,810                                                3,810
  Exercise of FFVA stock options......................         47           (5)                                                  42
  Issuance of common stock to FFVA MSBP plan..........        598         (598)
                                                        ---------   ----------     ---------   ----------   ----------    ---------
Balances at December 31, 1997 ........................    363,306       71,782       157,730        5,927      (95,095)     503,650

  Comprehensive income:
   Net income.........................................                                73,045                                 73,045
   Other comprehensive income, net of deferred income
     taxes of $225:
     Unrealized gains on securities of $1,198, net of
       reclassification adjustment for gains included
       in net income of $675..........................                                                523                       523
                                                                                                                          ---------
   Total comprehensive income.........................                                                                       73,568
  Purchase of treasury stock (45,700 shares)..........                                                          (1,505)      (1,505)
  Stock options exercised (269,519 shares) and
   adjustment for fractional shares...................      2,695          841                                                3,536
  Cash dividends on One Valley shares ($.90 per share)                               (30,601)                               (30,601)
  Issuance of common stock (1,826,600 shares).........     18,264        2,260                                               20,524
  FFVA treasury shares reissued (708,600 shares)......      7,087       19,274                                               26,361
                                                        ---------   ----------     ---------   ----------   ----------    ---------
Balances at December 31, 1998 ........................  $ 391,352    $  94,157     $ 200,174   $    6,450   $  (96,600)   $ 595,533
                                                        =========    =========     =========   ==========   ==========    =========


See notes to consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Consolidated Statements of Cash Flows
====================================================================================================================================

One Valley Bancorp, Inc. and Subsidiaries
(Dollars in thousands)

                                                                                                Year Ended December 31
                                                                                       1998               1997               1996
                                                                                    ---------          ---------          ---------
Operating Activities
   Net income .............................................................         $  73,045          $  63,800          $  58,618
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Provision for loan losses ..........................................            10,063              7,531              5,264
       Depreciation .......................................................            10,365              9,013              9,738
       Amortization, net of accretion .....................................             3,530              3,371              2,391
       Deferred income tax (benefit) expense ..............................            (2,372)               842                165
       Net (gains) losses from sales of assets ............................              (407)            (1,003)               112
       Loans originated for sale ..........................................          (261,199)          (111,837)           (67,105)
       Proceeds from loans sold ...........................................           231,333            112,823             68,167
       Net change in accrued interest receivable ..........................              (377)              (581)               641
       Net change in accrued interest payable .............................            (3,112)             3,182               (382)
       Net change in other assets and other liabilities ...................             6,714            (12,385)             2,137
                                                                                    ---------          ---------          ---------
         Net cash provided by operating activities ........................            67,583             74,756             79,746

Investing Activities
   Proceeds from sales of available-for-sale securities ...................            53,045             92,165            151,749
   Proceeds from maturities of available-for-sale securities ..............           616,627            278,877            266,629
   Purchases of available-for-sale securities .............................          (617,443)          (522,292)          (366,559)
   Proceeds from maturities of held-to-maturity securities ................            42,916             37,740             21,934
   Purchases of held-to-maturity securities ...............................           (62,431)           (86,621)           (47,968)
   Purchase of subsidiary, net of cash received ...........................           118,371                                10,866
   Net increase in loans ..................................................          (390,634)          (171,993)          (169,662)
   Purchases of premises and equipment ....................................           (13,732)            (8,781)            (8,430)
                                                                                    ---------          ---------          ---------
         Net cash used in investing activities ............................          (253,281)          (380,905)          (141,441)

Financing Activities
   Net change in deposits .................................................           154,144            129,805            120,008
   Net change in federal funds purchased ..................................            13,829              5,303            (36,727)
   Net change in other short-term borrowings ..............................            92,450            184,103             48,265
   Repayment of long-term borrowings ......................................           (13,622)            (9,017)           (10,776)
   Proceeds from long-term borrowings .....................................                               25,000             15,007
   Proceeds from issuance of common stock .................................            29,895              4,840              2,875
   Purchase of treasury stock .............................................            (1,505)           (27,717)           (44,034)
   Cash dividends .........................................................           (30,601)           (24,014)           (21,931)
   Allocation of FFVA ESOP and MSBP shares ................................                                3,810              1,143
   FFVA repurchase of treasury stock ......................................                               (3,988)           (17,986)
                                                                                    ---------          ---------          ---------
Net cash provided by financing activities .................................           244,590            288,125             55,844
                                                                                    ---------          ---------          ---------

Increase (decrease) in cash and cash equivalents ..........................            58,892            (18,024)            (5,851)
Cash and cash equivalents at beginning of year ............................           149,484            167,508            173,359
                                                                                    ---------          ---------          ---------
Cash and cash equivalents at end of year ..................................         $ 208,376          $ 149,484          $ 167,508
                                                                                    =========          =========          =========

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
================================================================================
Notes to Consolidated Financial Statements
================================================================================

One Valley Bancorp, Inc. and Subsidiaries                      December 31, 1998
(Dollars in thousands, except per share data)

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

Mortgage Servicing Rights

     The value of mortgage servicing rights, regardless of how obtained, are capitalized and amortized in proportion to and over the period of estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. To determine fair value, One Valley estimates the present value of future cash flows incorporating various assumptions including servicing income, cost of servicing, discount rates, prepayment speeds, and default rates. For purposes of determining impairment, the mortgage servicing rights are stratified based upon predominant risk characteristics of the underlying loans.

Derivative Financial Instruments

     As part of managing its interest rate risk, One Valley periodically uses financial instruments such as interest rate swaps, cap and floor contracts, and other off-balance sheet financial agreements frequently referred to as derivative financial instruments. These derivative instruments provide an off-balance sheet method of managing earnings fluctuations due to changes in interest rates. During 1998, One Valley entered into an interest rate swap agreement with a notional amount of $150 million. Based on the terms of the interest rate swap agreement, One Valley pays fixed and receives variable during the term of the swap. The net amount payable or receivable from the interest rate swap agreement is accrued as an adjustment to interest expense. The amount accrued during 1998 was not material. In addition, One Valley purchased a $50 million interest rate cap during 1998 to help protect its interest rate margin in periods of extremely high interest rates. The amount paid for the interest rate cap was capitalized and is amortized over the term of the agreement.

     As with any financial instrument, derivatives have inherent risks, primarily market and credit risk. Market risk includes the risk of gains and losses that result from changes in interest rates. Credit risk is the risk that a counterparty to a derivative

--------------------------------------------------------------------------------
Summary of Significant Accounting and Reporting Policies

NOTE A -
CONTINUED
---------

contract with an unrealized gain fails to perform according to the terms of the agreement. One Valley monitors these risks through its asset/liability committee policy whereby the outstanding amount of derivatives are limited and the counterparty is monitored.

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

     The accrual of interest income generally is discontinued when the contractual payment of principal or interest has become 90 days past due. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed and interest accrued in prior years is charged against the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest, and the loan is in the process of collection. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of the remaining unpaid principal. Generally, a loan is restored to accrual status when it is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the collectibility of the total contractual principal and interest is no longer in doubt.

Stock-Based Compensation

     One Valley has nonqualified and incentive stock option plans for certain key employees and directors. One Valley has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its employee stock options instead of applying Financial Accounting Standards Board (FASB) Statement No. 123 (FASB No. 123), "Accounting for Stock-Based Compensation." Under APB 25, because the exercise price of One Valley's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Net Income per Common Share

     Basic net income per common share excludes any dilutive effects of stock options and is computed by dividing net income by the average common shares outstanding adjusted for the ESOP shares which were not committed to release in the previous years presented (which represent 209,000 and 243,000 in 1997 and 1996.) Diluted net income per common share is computed by dividing net income by the average common shares outstanding during the year, net of the ESOP shares, adjusted for the dilutive effect of options under One Valley's stock option plans. The effect of dilutive stock options on average shares outstanding was 584,000, 765,000, and 621,000 in 1998, 1997, and 1996.

--------------------------------------------------------------------------------
Summary of Significant Accounting and Reporting Policies

NOTE A -
CONCLUDED
---------

Segment Reporting

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." The provisions of this statement require disclosure of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to shareholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available.

     One Valley's only defined business segment is community banking as One Valley primarily evaluates its performance and allocates resources based on the financial information of its community banking operations. As a community bank, One Valley offers its customers a full range of products through traditional and in-store branches, offices, ATMs, telephones, personal computers, and other delivery channels throughout various geographic areas. The financial information presented in the financial statements represents the financial information of One Valley's community banking segment and no additional disclosure is necessary.

New Accounting Pronouncements

     Certain provisions of FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," relating to repurchase agreements, securities lending and other similar transactions, and pledged collateral, were deferred for one year by FASB No. 127, and were adopted prospectively as of January 1, 1998. FASB No. 125 established new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing and also established new accounting requirements for pledged collateral. The adoption of these provisions did not have a material impact on financial position or results or operations.

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. One Valley adopted the provisions of this statement in 1998. These disclosure requirements had no impact on financial position or results of operations.

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet and allows hedge accounting when specific criteria are met. Any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2000. The impact of adopting the provisions of this statement on One Valley's financial position or results of operations subsequent to the effective date is not currently estimable and will depend on the financial position of One Valley and the nature and purpose of the derivative instruments in use by management at that time.

--------------------------------------------------------------------------------

NOTE B
------

Restrictions on Cash and Due From Bank Accounts

     Bank subsidiaries are required to maintain average balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1998, was approximately $16,764.

--------------------------------------------------------------------------------

NOTE C
------

Restrictions on Subsidiary Dividends

     The primary source of funds for the dividends paid by One Valley Bancorp, Inc. is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. At December 31, 1998, the retained net profits available for distribution to One Valley Bancorp, Inc. as dividends without regulatory approval approximated $17,248.

--------------------------------------------------------------------------------

NOTE D
------

Mergers and Acquisitions

     On August 7, 1998, One Valley acquired Summit Bankshares, Inc. (Summit), a bank holding company that operated nine branches in Virginia. Under terms of the agreement, One Valley exchanged 1.36 shares of its common stock for each share of Summit's common stock outstanding. This resulted in the issuance of approximately 1,827,000 shares valued at approximately $62 million. As of August 7, 1998, Summit had $199 million in total assets, $149 million in total loans, and $181 million in deposits. This transaction was accounted for as a pooling-of-interest. However, due to the immaterial impact on One Valley's financial statements, the balances and results of operations of Summit are included in One Valley's financial statements only from the date of acquisition.

     On March 30, 1998, One Valley acquired all stock of FFVA Financial Corporation (FFVA), headquartered in Lynchburg, Virginia. Under terms of the agreement, One Valley exchanged 1.05 shares of its common stock for each share of FFVA's common stock outstanding. This resulted in the issuance of approximately 5,519,000 shares valued at approximately $206 million. This combination was accounted for as a pooling of interests and, as a result, all prior financial results were restated and reported on a combined basis. Due to the immaterial impact on One Valley's financial statements, separate results of operations are not presented herein.

     On February 19, 1998, One Valley acquired 15 branches in Virginia from the Wachovia Corporation. Through this purchase, One Valley acquired $124.9 million in loans and $283.2 million in deposits. This transaction was accounted for as a purchase and, accordingly, the balances and results of the operations of the branches are included in the financial statements of One Valley only from the date of purchase.

     Prior to 1998 One Valley acquired other financial institutions accounted for using the purchase method of accounting. The purchase price of these acquisitions and those previously noted was allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten year period. Deposit intangibles, included in other assets, approximated $5,800 and $2,700 at December 31, 1998 and 1997. Deposit intangible amortization approximated $2,000 in 1998, $1,100 in 1997, and $900 in 1996. The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $49,000 and $17,500 at December 31, 1998 and 1997. Goodwill amortization approximated $3,400 in 1998, $1,400 in 1997, and $1,200 in 1996.

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

--------------------------------------------------------------------------------

NOTE F
------

Securities

   The following is a summary of available-for-sale and held-to-maturity securities:

                                                Available-for-Sale                                  Held-to-Maturity
                              --------------------------------------------------  --------------------------------------------------
                                                                       Estimated                                           Estimated
                               Amortized         Gross Unrealized        Fair      Amortized         Gross Unrealized        Fair
                                  Cost          Gains       Losses       Value        Cost          Gains       Losses       Value
                              --------------------------------------------------  --------------------------------------------------
December 31, 1998
U.S. Treasury securities
   and obligations of
   U.S. government agencies
   and corporations .......   $  845,155   $    6,541   $   (1,687)   $  850,009  $        0   $        0   $        0    $        0
Obligations of states and
   political subdivisions .                                                          277,929        9,537         (363)      287,103
Mortgage-backed securities       324,538        5,103         (173)      329,468
Other securities ..........      127,694          807         (153)      128,348         338                                     338
                              --------------------------------------------------  --------------------------------------------------
   Total securities .......   $1,297,387   $   12,451   $   (2,013)   $1,307,825  $  278,267   $    9,537   $     (363)   $  287,441
                              ==================================================  ==================================================
December 31, 1997
U.S. Treasury securities
   and obligations of
   U.S. government agencies
   and corporations .......   $  857,928   $    4,322   $     (793)   $  861,457  $   46,443   $      476   $      (28)   $   46,891
Obligations of states and
   political subdivisions .                                                          237,290        6,557         (127)      243,720
Mortgage-backed securities       298,231        5,984         (295)      303,920      62,756          389         (192)       62,953
Other securities ..........       50,899          494          (21)       51,372       5,783           22                      5,805
                              --------------------------------------------------  --------------------------------------------------
   Total securities .......   $1,207,058   $   10,800   $   (1,109)   $1,216,749  $  352,272   $    7,444   $     (347)   $  359,369
                              ==================================================  ==================================================
December 31, 1996
U.S. Treasury securities
   and obligations of
   U.S. government agencies
   and corporations .......   $  678,286   $    4,258   $   (4,741)   $  677,803  $   35,558   $      315   $     (117)   $   35,756
Obligations of states and
   political subdivisions .                                                          216,874        3,596       (1,073)      219,397
Mortgage-backed securities       328,958        4,873       (1,488)      332,343      46,570          484         (550)       46,504
Other securities ..........       48,881          508          (76)       49,313       4,448           10           (4)        4,454
                              --------------------------------------------------  --------------------------------------------------
   Total securities .......   $1,056,125   $    9,639   $   (6,305)   $1,059,459  $  303,450   $    4,405   $   (1,744)   $  306,111
                              ==================================================  ==================================================

     Gross realized gains and losses on available-for-sale securities approximated $1,125 and $0 in 1998, $1,130 and $112 in 1997, and $359 and $521
in 1996.

     Upon consummation of the acquisitions of Summit and FFVA, One Valley chose to reclassify $1,700 and $110,400 of securities acquired from Summit and FFVA, respectively, from held-to-maturity to available-for-sale. The related unrealized gain on the securities acquired from Summit and FFVA was $20 and $1,500, respectively. This transfer was made by One Valley to conform the securities acquired to One Valley's investment policies and guidelines.

     The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      Available-for-Sale                     Held-to-Maturity
                                                                 -----------------------------         -----------------------------
                                                                                    Estimated                              Estimated
                                                                  Amortized            Fair            Amortized             Fair
                                                                    Cost               Value              Cost               Value
                                                                 ----------         ----------         ----------         ----------
Due in one year or less ................................         $  236,808         $  238,556         $    2,687         $    3,491
Due after one year through five years ..................            328,613            330,714             32,273             33,152
Due after five years through ten years .................            378,957            381,663            117,587            121,758
Due after ten years ....................................            305,876            309,759            125,382            128,702
                                                                 ----------         ----------         ----------         ----------
                                                                  1,250,254          1,260,692            277,929            287,103
Other ..................................................             47,133             47,133                338                338
                                                                 ----------         ----------         ----------         ----------
   Total securities ....................................         $1,297,387         $1,307,825         $  278,267         $  287,441
                                                                 ==========         ==========         ==========         ==========


     At December 31, 1998 and 1997, securities carried at approximately $754,000 and $693,000 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

--------------------------------------------------------------------------------

NOTE G
------

Loans

     Loans are summarized as follows:

                                                             December 31
                                                        1998             1997
                                                     ----------       ----------
Commercial, financial
   and agricultural ..........................       $  433,935       $  372,933
Real estate:
   Revolving home equity .....................          226,216          192,252
Single family residential ....................        1,851,470        1,527,621
Apartment buildings
     and complexes ...........................          103,349           75,314
   Commercial ................................          618,958          477,025
Construction .................................           97,175           60,975
Installment loans to individuals .............          625,646          572,846
Other ........................................           34,372           23,570
                                                     ----------       ----------
   Total loans net of
     unearned income .........................        3,991,121        3,302,536
Less allowance for loan losses ...............           52,272           45,048
                                                     ----------       ----------
Loans - net ..................................       $3,938,849       $3,257,488
                                                     ==========       ==========

     One Valley originates and sells fixed rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1998 and 1997, One Valley held loans for sale of approximately $39,077 and $11,500 and had commitments to originate and sell loans of approximately $36,771 and $11,000, respectively.

     The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $863,457, $890,327, and $907,906 at December 31, 1998, 1997,
and 1996. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $8,862 and $8,540 at December 31, 1998 and 1997, respectively.

     One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.

     The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:

                                             1998            1997
                                          ---------       ---------
Balance, January 1 .................      $  86,140       $ 106,605
Additions ..........................         46,590          28,060
Amount collected ...................        (47,448)        (48,525)
                                          ---------       ---------
Balance, December 31 ...............      $  85,282       $  86,140
                                          =========       =========

--------------------------------------------------------------------------------

NOTE H
------

Allowance for Loan Losses

     Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1998, were as follows:

                                         1998            1997            1996
                                       --------        --------        --------
Balance, January 1 .............       $ 45,048        $ 45,055        $ 42,751
Charge-offs ....................         (8,695)         (9,837)         (7,065)
Recoveries .....................          2,027           2,299           1,879
                                       --------        --------        --------
   Net charge-offs .............         (6,668)         (7,538)         (5,186)
Provision for loan losses ......         10,063           7,531           5,264
Balance of acquired
   subsidary ...................          3,829                           2,226
                                       --------        --------        --------
Balance, December 31 ...........       $ 52,272        $ 45,048        $ 45,055
                                       ========        ========        ========

     Impaired loans approximated $3,700 and $6,600 (of which $2,100 and $3,400 were on a nonaccrual basis) at December 31, 1998 and 1997. Included in these amounts are $4,900 and $5,900 of impaired loans for which the related allowance for loan losses is $830 and $500, and $1,700 and $3,000 of impaired loans that as a result of write-downs or being well secured do not have an allowance for loan losses. The average recorded investment in impaired loans during the years ended December 31, 1998, 1997 and 1996, was approximately $4,600, $8,500 and $9,000. For the years ended December 31, 1998, 1997 and 1996, One Valley recognized interest income on those impaired loans of $340, $560 and $880. The amount of interest income recognized in 1998, 1997 and 1996 included less than $100 of interest income recognized using the cash basis method of income recognition.


--------------------------------------------------------------------------------

NOTE I
------

Deposits

     Included in interest-bearing deposits are various time deposit products. Time deposits outstanding at December 31, 1998, have scheduled maturities of $1,533,000 in 1999, $470,000 in 2000, $86,000 in 2001, $37,000 in 2002, $34,000
in 2003 and $2,000 thereafter. The aggregate amount of time deposits exceeding $100 at December 31, 1998 approximated $363,000.

     As of December 31, 1998 and 1997, One Valley had deposits from related parties of approximately $77,200 and $76,000. Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $200,012 in 1998, $172,511 in 1997, and $160,056 in 1996.

--------------------------------------------------------------------------------

NOTE J
------

Premises and Equipment

      The major categories of premises and equipment and accumulated depreciation are summarized as follows:

                                                           December 31
                                                     1998                1997
                                                  ---------           ---------
Land ...................................          $  22,559           $  19,567
Buildings and improvements .............            101,022              89,376
Equipment ..............................             64,939              56,300
                                                  ---------           ---------
   Total ...............................            188,520             165,243
Less accumulated depreciation ..........            (85,657)            (74,846)
                                                  ---------           ---------
   Premises and equipment-net ..........          $ 102,863           $  90,397
                                                  =========           =========

      One Valley has entered into noncancelable lease agreements (operating leases) for certain premises and equipment and outside data processing services. The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is: 1999-$5,000; 2000-$4,500; 2001-$4,300; 2002-$2,700; and 2003-$600 with $3,200 of commitments extending beyond 2003.

      Total expense under these lease agreements, including cancelable and noncancelable leases, was $10,588 in 1998, $8,300 in 1997, and $7,100 in 1996.

--------------------------------------------------------------------------------

NOTE K
------

Short-term and Long-term Borrowings

      Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days. The securities underlying the repurchase agreements are under the control of One Valley. Additional details regarding short-term borrowings are set forth below:

                                             Federal     Repurchase
                                              Funds      Agreements
                                            Purchased     and Other
                                            ---------    ----------
1998
   Average amount outstanding
      during year.......................     $47,912      $666,894
   Maximum amount outstanding
      at any month-end..................      91,781       875,880
   Weighted average interest rate:
      During year.......................       5.47%         4.99%
      End of year.......................       4.94%         4.45%
1997
   Average amount outstanding
      during year.......................     $33,806      $497,631
   Maximum amount outstanding
       at any month-end.................      69,801       609,426
   Weighted average interest rate:
      During year.......................       5.46%         4.97%
      End of year.......................       5.72%         5.06%
1996
   Average amount outstanding
      during year.......................     $26,612      $409,903
   Maximum amount outstanding
      at any month-end..................      71,563       528,966
   Weighted average interest rate:
      During year.......................       5.38%         4.88%
      End of year.......................       5.40%         4.80%


      Several of One Valley's banking subsidiaries are members of the Federal Home Loan Bank (FHLB). A benefit of membership in the FHLB is the availability of short-term and long-term borrowings, in the form of collateralized advances. The advances are collateralized by U.S. Treasury and agency securities, residential mortgage loans, and multi-family mortgage loans with an aggregate book value approximating $257,025 at December 31, 1998. The available lines of credit for short-term and long-term borrowings, at prevailing market interest rates, as of December 31, 1998, approximated $1.2 billion.

     Long-term borrowings of $35,480 and $48,875 at December 31, 1998 and 1997, primarily consist of FHLB advances. The advances mature as follows: 1999-$2,000; 2001-$5,000; 2002-$25,000; 2003-$2,600 and $880 thereafter. The weighted average interest rate of these advances at December 31, 1998, was 5.8%.

--------------------------------------------------------------------------------

NOTE L
------

Income Taxes

      The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:


                                           1998            1997           1996
                                         --------        --------       --------
Current:
   Federal .......................       $ 34,568        $ 28,282       $ 25,660
   State .........................          3,709           3,930          4,101
Deferred Federal and State .......         (2,372)            842            165
                                         --------        --------       --------
   Total .........................       $ 35,905        $ 33,054       $ 29,926
                                         ========        ========       ========


      Income taxes (benefit) related to securities gains (losses) approximated $450, $407, and $(65) in 1998, 1997, and 1996.

      One Valley made tax payments of approximately $32,874 in 1998, $34,193 in 1997, and $27,942 in 1996.

      Significant components of One Valley's deferred tax assets and liabilities are as follows:

                                                              December 31
                                                         1998              1997
                                                        -------          -------
Deferred tax assets:
   Allowance for loan losses .................          $20,078          $16,813
   Accrued employee benefits .................            2,224            1,480
   Other .....................................            4,472            4,697
                                                        -------          -------
      Total deferred tax assets ..............           26,774           22,990

Deferred tax liabilities:
   Loans .....................................            6,685            6,808
   Available-for-sale securities .............            3,988            3,763
   Premises and equipment ....................            3,059            3,140
   Other .....................................            1,936              320
                                                        -------          -------
     Total deferred tax liabilities ..........           15,668           14,031
                                                        -------          -------
     Net deferred tax assets .................          $11,106          $ 8,959
                                                        =======          =======

--------------------------------------------------------------------------------
     A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:


                                                                        1998                   1997                   1996
                                                                 ----------------       ----------------       ----------------
Computed tax at statutory federal rate......................     $38,133     35.0%      $33,796     35.0%      $30,905     35.0%
Plus: State income taxes, net of federal tax benefits.......       2,306      2.1         2,666      2.7         2,693      3.0
                                                                 -------     ----       -------     ----       -------     ----
                                                                  40,439     37.1        36,462     37.7        33,598     38.0
Increase (decrease) in taxes resulting from:
   Tax-exempt interest......................................      (4,554)    (4.2)       (4,535)    (4.7)       (4,861)    (5.5)
   Other--net................................................         20      0.1         1,127      1.1         1,189      1.3
                                                                 -------     ----       -------     ----       -------     ----
      Actual tax expense....................................     $35,905     33.0%      $33,054     34.1%      $29,926     33.8%
                                                                 =======     ====       =======     ====       =======     ====

--------------------------------------------------------------------------------

NOTE M
------

Employee Benefit Plans

     One Valley and FFVA have defined benefit pension plans covering substantially all of its employees. During 1998, the FFVA defined benefit pension plan was merged into One Valley's plan. One Valley also has a defined benefit postretirement plan covering all employees who qualify for and elect to retire with a normal or early retirement benefit under the defined benefit pension plan. This plan provides medical and dental benefits.

     The following table summarizes the benefit obligation and plan asset activity for each of the plans.

                                                                            Pension Benefits                  Other Benefits
                                                                          1998             1997            1998             1997
                                                                        --------         --------        --------         --------
Change in fair value of plan assets:
   Balance at beginning of measurement period ...................       $ 54,090         $ 38,158        $      0         $      0
   Actual return on plan assets .................................          7,891            5,137               0                0
   Employer contribution ........................................          1,702           12,163               0                0
   Benefits paid ................................................         (1,478)          (1,368)              0                0
   Settlement ...................................................         (1,125)                               0                0
                                                                        --------         --------        --------         --------
Balance at end of measurement period ............................         61,080           54,090               0                0

Change in benefit obligation:
   Balance at beginning of measurement period ...................         55,161           42,220           6,322            5,743
   Service cost .................................................          2,632            2,358             252              260
   Interest cost ................................................          3,904            3,543             342              440
   Actuarial loss (gain) ........................................          2,356            8,408          (1,492)             158
   Benefits paid ................................................         (1,478)          (1,368)           (248)            (279)
   Settlement ...................................................         (1,115)
   Acquisition ..................................................                                              22
                                                                        --------         --------        --------         --------
Balance at end of measurement period ............................         61,460           55,161           5,198            6,322
                                                                        --------         --------        --------         --------
Funded status ...................................................           (380)          (1,071)         (5,198)          (6,322)

Unamortized prior service cost ..................................          2,320            2,636             185              197
Unrecognized net actuarial loss (gain) ..........................          6,184            7,576          (1,493)             (84)
Unrecognized net obligation .....................................         (1,453)          (1,705)          3,059            3,277
                                                                        --------         --------        --------         --------
Prepaid (accrued) benefit cost ..................................       $  6,671         $  7,436        $ (3,447)        $ (2,932)
                                                                        ========         ========        ========         ========

Weighted-average assumptions as of December 31:
   Discount rate ................................................           6.75%        7.00%-7.25%         6.75%            7.00%
   Expected return on plan assets ...............................           8.50%        7.50%-8.50%
   Rate of compensation increase ................................           4.75%        5.00%-6.00%         4.75%            5.00%

     Plan assets of the defined benefit pension plan consist primarily of cash, listed stocks, and U.S. Government and agency obligations.

     The following table presents the components of net defined benefit pension and post-retirement benefit plans costs:

                                                                   Pension Benefits                        Other Benefits
                                                           1998          1997          1996          1998         1997         1996
                                                         -------       -------       -------       -------      -------      -------
Components of net periodic benefit cost:
   Service cost ...................................      $ 2,632       $ 2,358       $ 2,378       $   252      $   260      $   230
   Interest cost ..................................        3,904         3,543         2,836           342          440          421
   Expected return on plan assets .................       (4,533)       (3,275)       (3,001)
   Net amortization and deferral ..................          425            95           443           147          231          231
                                                         -------       -------       -------       -------      -------      -------
      Benefit cost ................................      $ 2,428       $ 2,721       $ 2,656       $   741      $   931      $   882
                                                         =======       =======       =======       =======      =======      =======

     For measurement purposes, a 6.75% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 4.75% for 2001 and remain at that level thereafter. The health care trend rate assumption does not have a significant effect on the medical plan, therefore, a one percentage point change in the trend rate is not material in the determination of the accumulated postretirement benefit obligation or the ongoing expense.

--------------------------------------------------------------------------------

NOTE M -
Concluded
---------

Employee Benefit Plans

     FFVA had an ESOP covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from FFVA to purchase 330,681 shares of common stock, the loan being collateralized by the common stock. Contributions by FFVA, along with dividends received on unallocated shares were used to repay the loan with shares being released from FFVA's lien proportional to the loan repayments. The plan was accounted for in accordance with Statement of Position 93-6 and the shares pledged as collateral are reported as a reduction of stockholder's equity in the consolidated statements of financial condition. The total amount charged to expense for the years ended December 31, 1997 and 1996, was $825 and $690, respectively. The ESOP was terminated on March 30, 1998.

     FFVA established a Management Stock Bonus Plan (MSBP) and Trust during 1995 to award directors, officers and employees in accordance with the provision of the plan. All shares which had been previously awarded became fully vested on December 16, 1997, the date of the signing of a definitive merger agreement with One Valley. For the years ended December 1997 and 1996, the amounts included in compensation expense were $2,077 and $628, respectively. The plan was terminated thereafter.
--------------------------------------------------------------------------------

NOTE N
------

Stock Option Plans

     Pursuant to its nonqualified and incentive stock option plans, One Valley has an aggregate maximum of 1,500,000 shares of common stock reserved for issuance at December 31, 1998 and 1997, although no more than 150,000 shares, plus any shares carried over from the prior year, may be issued in any calendar year. All options granted have 10 year terms and vest immediately.

     Pro forma information regarding net income and earnings per share is required by FASB No. 123, and has been determined as if One Valley had accounted for its employee stock options under the fair value method of that statement.

     The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                             1998          1997          1996
                                           --------      --------      --------
Risk-free interest rate ..............          4.5%          5.7%          6.2%
Dividend yields ......................          2.5%          3.4%          3.4%
Volatility factor ....................         0.193         0.187         0.186
Weighted-average life of options .....         3 yrs         4 yrs         4 yrs

     Pro forma information has not been presented herein because the effect of applying FASB No. 123's fair value method to One Valley's stock-based awards in 1998, 1997 and 1996 results in net income and net income per common share that are not materially different from amounts reported.

     A summary of One Valley's stock option activity and related information for the years ended December 31, follows:

                                                                1998                      1997                       1996
                                                     -------------------------  -------------------------  -------------------------
                                                                     Weighted-                  Weighted-                  Weighted-
                                                                     Average                    Average                    Average
                                                                     Exercise                   Exercise                   Exercise
                                                        Options       Price       Options        Price       Options        Price
                                                    --------------------------  -------------------------  -------------------------
Outstanding at beginning of year ..................   1,290,056      $16.12      1,495,055      $13.73      1,306,156      $13.51
Balance of acquired subsidiary ....................                                                           257,500       10.38
Granted ...........................................     157,900       38.22        167,500       30.60        152,500       19.85
Exercised .........................................    (269,282)      13.17       (372,499)      13.03       (216,699)      12.80
Forfeited .........................................                                                            (4,402)      11.91
                                                     ----------                 ----------                 ----------
Outstanding at end of year ........................   1,178,674       19.59      1,290,056       16.12      1,495,055       13.73
                                                     ==========                 ==========                 ==========

Exercisable at end of year ........................   1,178,674       19.59      1,290,056       16.12        980,533       14.49
Weighted-average fair value of options
   granted during the year ........................       $5.83                      $4.96                      $3.36

     Exercise prices for options outstanding at December 31, 1998, ranged from $6.58 to $38.22. The weighted-average remaining contractual life of those options at December 31, 1998, was seven years.

--------------------------------------------------------------------------------

NOTE O
----------

Regulatory Matters

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

     Quantitative measures established by regulation to ensure capital adequacy require One Valley and each of its banking subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). One Valley and each of its banking subsidiaries met all capital adequacy requirements to which they were subject at December 31, 1998.

     As of December 31, 1998, the most recent notifications from the banking regulatory agencies categorized One Valley and each of its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, One Valley and each of its banking subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since these notifications that management believes have changed the institutions' category.

     The following table sets forth regulatory capital ratios for One Valley and its significant banking subsidiaries, One Valley Bank, National Association and One Valley Bank-Central Virginia, NA.

                                                                                                                 Well
                                                                 1998                      1997               Capitalized    Minimum
                                                          Amount       Ratio        Amount      Ratio            Ratio        Ratio
                                                          ------------------       ------------------         ----------------------
Total Capital (to Risk Weighted Assets)
   One Valley.........................................    $580,900     16%         $498,800      16%             >=10%          8%
   One Valley Bank, National Association..............     158,600     12           150,000      13              >=10           8
   One Valley Bank-Central Virginia, NA...............      95,700     15           108,500      22              >=10           8

Tier I Capital (to Risk Weighted Assets)
   One Valley.........................................    $534,200     14%         $460,700      13%              >=6%          4%
   One Valley Bank, National Association..............     141,800     11           135,500      12               >=6           4
   One Valley Bank-Central Virginia, NA...............      87,900     14           102,700      21               >=6           4

Tier I Capital (to Average Assets)
   One Valley.........................................    $534,200      9%         $460,700       9%              >=5%          4%
   One Valley Bank, National Association..............     141,800      7           135,500       7               >=5           4
   One Valley Bank-Central Virginia, NA...............      87,900      7           102,700      11               >=5           4

--------------------------------------------------------------------------------

NOTE P
----------


Parent Company Condensed Financial Information

Condensed Balance Sheets

                                                               December 31
Assets:                                                   1998             1997
                                                       --------         --------
Cash .........................................         $    269         $    964
Repurchase agreement with a
   subsidiary bank ...........................           38,912           26,696
Securities:
   Available-for-sale ........................           83,990           15,329
   Held-to-maturity ..........................            6,754
Premises and equipment .......................            1,279              967
Investment in subsidiaries:
   Commercial and federal
      savings banks ..........................          479,768          452,297
   Non-banks .................................            7,243            6,925
Other assets .................................            6,155           22,112
                                                       --------         --------
   Total assets ..............................         $624,370         $525,290
                                                       ========         ========

Liabilities and
   Shareholders' Equity:
Liabilities:
Short-term borrowings ........................         $ 10,968         $  6,105
Other liabilities ............................           17,869           15,535
                                                       --------         --------
   Total liabilities .........................           28,837           21,640

Shareholders' equity .........................          595,533          503,650
                                                       --------         --------
   Total liabilities and
      shareholders' equity ...................         $624,370         $525,290
                                                       ========         ========

Condensed Statements of Income

                                                 Year Ended December 31
                                           1998           1997           1996
                                         --------       --------       --------
Income:
Dividends from
   subsidiaries ...................      $ 86,750       $ 58,130       $ 71,258
Other income ......................         7,856          6,134          5,031
                                         --------       --------       --------
   Total income ...................        94,606         64,264         76,289
Expenses:
Salaries and
   employee benefits ..............         9,387          7,727          8,108
Other expenses ....................         8,741          8,487          4,967
Interest expense ..................           501            479            280
                                         --------       --------       --------
   Total expenses .................        18,629         16,693         13,355
                                         --------       --------       --------

Income before income
   taxes and equity in
   undistributed earnings
   of subsidiaries ................        75,977         47,571         62,934
Applicable income
   tax (benefit) ..................        (5,016)        (3,716)        (3,157)
                                         --------       --------       --------
Income before equity in
   undistributed earnings
   of subsidiaries ................        80,993         51,287         66,091
(Excess dividends) equity
   in undistributed
   earnings of subsidiaries .......        (7,948)        12,513         12,527
Distribution of subsidiary
   retained earnings ..............                                     (20,000)
                                         --------       --------       --------
      Net income ..................      $ 73,045       $ 63,800       $ 58,618
                                         ========       ========       ========

Condensed Statements of Cash Flows

                                                  Year Ended December 31
                                           1998           1997           1996
                                         --------       --------       --------
Operating Activities:
Net income ........................      $ 73,045       $ 63,800       $ 58,618
Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
   Depreciation and
      amortization ................           458            324            245
   Dividend from
      subsidiary ..................                                      20,000
   Excess dividends (equity
      in undistributed
      earnings) of
      subsidiaries ................         7,948        (12,513)       (12,527)
   Net change in other
      assets and other
      liabilities .................         1,424          1,471          1,344
                                         --------       --------       --------
   Net cash provided by
      operating activities ........        82,875         53,082         67,680

Investing Activities:
Net decrease (increase)
   in loans receivable ............        14,750          6,250           (661)
Purchase of securities:
   Available-for-sale .............       (75,759)        (8,715)        (8,453)
   Held-to-maturity ...............        (6,756)
Proceeds from maturities
   and sales of securities:
   Available-for-sale .............         3,370          4,083         10,982
   Held-to-maturity ...............         3,779                           860
Investment in subsidiaries ........       (12,668)
Purchase of equipment .............          (722)          (387)          (427)
                                         --------       --------       --------
   Net cash (used in)
      provided by
      investing activities ........       (74,006)         1,231          2,301

Financing Activities:
Net change in short-term
   borrowings .....................         4,863            312          5,793
Proceeds from issuance of
   common stock ...................        29,895          4,840          2,875
Purchase of treasury stock ........        (1,505)       (27,717)       (44,034)
Issuances of MSBP shares ..........                        2,002
FFVA repurchase of
   treasury stock .................                       (3,988)       (17,986)
Cash dividends paid ...............       (30,601)       (24,014)       (21,931)
                                         --------       --------       --------
   Net cash provided by
      (used in) financing
      activities ..................         2,652        (48,565)       (75,283)
                                         --------       --------       --------

Increase (decrease)
   in cash ........................        11,521          5,748         (5,302)
Cash and cash equivalents
   at beginning of year ...........        27,660         21,912         27,214
                                         --------       --------       --------

Cash and cash equivalents
   at end of year .................      $ 39,181       $ 27,660       $ 21,912
                                         ========       ========       ========

--------------------------------------------------------------------------------

NOTE Q
----------

Fair Value of Financial Instruments

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

Deposits

     The fair values of demand deposits (i.e. interest and non-interest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying values. Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. FASB No. 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the estimated fair value of total deposits at December 31, 1998 and 1997.

Short-Term Borrowings

     The carrying values of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.

Long-Term Borrowings

     The fair values of long-term borrowings are estimated using discounted cash flow analyses based on One Valley's current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance Sheet
Derivative Financial Instruments

     The fair values for the derivative financial instruments were computed using discounted cash flows at current interest rates.

Commitments

     The fair values of commitments (standby letters of credit and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1998 and 1997, approximate their carrying value.

--------------------------------------------------------------------------------
The fair values of One Valley's financial instruments are summarized below:

                                                                 December 31, 1998                         December 31, 1997
                                                         --------------------------------           --------------------------------
                                                           Carrying              Fair                 Carrying              Fair
                                                            Amount               Value                 Amount               Value
                                                         -----------          -----------           -----------          -----------
Cash and cash equivalents .....................          $   208,376          $   208,376           $   149,484          $   149,484
Securities ....................................            1,586,092            1,595,266             1,569,021            1,576,118
Loans .........................................            3,938,849            3,969,731             3,257,488            3,271,796
Accrued interest receivable ...................               40,916               40,916                38,764               38,764
Deposits ......................................            4,552,888            4,563,730             3,934,174            3,940,099
Short-term borrowings .........................              729,759              730,041               623,480              625,858
Long-term borrowings ..........................               35,480               35,806                48,875               47,011
Accrued interest payable ......................               18,561               18,561                19,277               19,277
Off-balance sheet derivatives .................                  178               (1,333)

--------------------------------------------------------------------------------

NOTE R
---------

Commitments and Contingent Liabilities

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

Standby Letters of Credit

     These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of approximately $22,850 as of December 31, 1998. Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.

Loan Commitments

     As of December 31, 1998, the Bank had commitments outstanding to extend credit at prevailing market rates approximating $675,150. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.

Loans Sold with Recourse

     One Valley is contingently liable on certain loans previously sold by an acquired company. At December 31, 1998, there was approximately $18,249 in outstanding loans sold with recourse. Pursuant to the terms of an Indemnity Agreement with the Federal Deposit Insurance Corporation (FDIC), successor to the obligations of the Resolution Trust Corporation, the FDIC is obligated to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.

--------------------------------------------------------------------------------

NOTE S
----------

Quarterly Financial Data (Unaudited)

     Quarterly financial data for 1998 and 1997 is summarized below:

                                                                1998                                         1997
                                                         Three Months Ended                           Three Months Ended
                                              March 31   June 30    Sept 30     Dec 31    March 31    June 30    Sept 30     Dec 31
                                              --------   --------   --------   --------   --------    --------   --------   --------
Interest income ...........................   $100,086   $104,290   $108,237   $107,406   $ 91,611    $ 93,381   $ 95,299   $ 96,469
Interest expense ..........................     48,113     49,372     51,669     50,141     42,177      43,399     45,349     45,985
                                              --------   --------   --------   --------   --------    --------   --------   --------
   Net interest income ....................     51,973     54,918     56,568     57,265     49,434      49,982     49,950     50,484
Provision for loan losses .................      2,594      2,294      2,593      2,582      1,458       1,834      1,999      2,240
                                              --------   --------   --------   --------   --------    --------   --------   --------
Net interest income after
   provision for loan losses ..............     49,379     52,624     53,975     54,683     47,976      48,148     47,951     48,244
Other income, excluding
   securities gains .......................     13,807     14,417     15,061     15,823     11,318      11,685     12,581     12,252
Securities transactions ...................        537        186        266        136        (45)        192        230        641
Other expenses ............................     38,267     40,161     40,908     42,608     34,389      34,673     35,314     39,943
                                              --------   --------   --------   --------   --------    --------   --------   --------
Income before income taxes ................     25,456     27,066     28,394     28,034     24,860      25,352     25,448     21,194
Applicable income taxes ...................      8,945      9,047      9,409      8,504      8,495       8,672      8,709      7,178
                                              --------   --------   --------   --------   --------    --------   --------   --------
   Net income .............................   $ 16,511   $ 18,019   $ 18,985   $ 19,530   $ 16,365    $ 16,680   $ 16,739   $ 14,016
                                              ========   ========   ========   ========   ========    ========   ========   ========

Average shares outstanding:
   Basic ..................................     31,836     32,754     34,058     34,736     32,202      31,921     31,799     31,762
   Diluted ................................     32,553     33,434     34,635     35,252     32,895      32,609     32,504     32,738
Per Share Data:
   Net income:
      Basic ...............................   $    .52   $    .55   $    .56   $    .56   $    .51    $    .52   $    .53   $    .44
      Diluted .............................        .51        .54        .55        .55        .50         .51        .51        .43
   Dividends ..............................        .21        .21        .24        .24        .19         .19        .21        .21
   High ...................................      38.81      40.13      36.31      34.00      32.20       33.60      37.00      40.94
   Low ....................................      33.75      33.25      29.50      28.75      28.60       28.60      32.50      36.31

-----------
REPORT OF
INDEPENDENT
AUDITORS
-----------

The Board of Directors and Shareholders
One Valley Bancorp, Inc.


We have audited the accompanying consolidated balance sheets of One Valley Bancorp, Inc. and subsidiaries (One Valley) as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of One Valley's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of FFVA Financial Corporation and subsidiary (FFVA) which statements reflect total assets of $579 million as of December 31, 1997 and total interest income of $44 million and $41 million for the years ended December 31, 1997 and 1996. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to data included for FFVA, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                  /s/ Ernst & Young LLP

Charleston, West Virginia
January 19, 1999

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Six-Year Average Balance Sheet Summary
====================================================================================================================================

One Valley Bancorp, Inc. and Subsidiaries
(Dollars in thousands)

                                         1998               1997               1996              1995                1994
                                              % of               % of               % of               % of               % of
                                  $          Total   $          Total   $          Total   $          Total   $          Total
                                  ----------------   ----------------   ----------------   ----------------   ----------------
                  Assets
Loans:
   Taxable ....................   3,648,141     65   3,134,255     63   2,959,033     64   2,682,862     64   2,468,354     63
   Tax-exempt .................      42,563      1      46,208      1      43,740      1      33,977      1      34,430      1
                                  ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
      Total loans .............   3,690,704     66   3,180,463     64   3,002,773     65   2,716,839     65   2,502,784     64
   Less: Allowance for losses .      49,635      1      45,311      1      44,612      1      41,946      1      40,275      1
                                  ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
      Total loans-net .........   3,641,069     65   3,135,152     63   2,958,161     64   2,674,893     64   2,462,509     63
Investment Securities:
   Taxable ....................   1,374,913     24   1,241,684     25   1,140,759     25     986,821     24     988,366     25
   Tax-exempt .................     238,694      4     226,223      5     204,742      4     187,180      4     176,079      4
                                  ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
      Total securities ........   1,613,607     28   1,467,907     30   1,345,501     29   1,174,001     28   1,164,445     29
Federal funds sold & other ....      29,889      1      36,401      1      21,176      0      38,540      1      39,833      1
                                  ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
      Total earning assets ....   5,284,565     94   4,639,460     94   4,324,838     93   3,887,434     93   3,666,787     93
Other assets ..................     363,601      6     306,045      6     301,069      7     281,439      7     276,161      7
                                  ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
          Total assets ........   5,648,166    100   4,945,505    100   4,625,907    100   4,168,873    100   3,942,948    100
                                  =========  =====   =========  =====   =========  =====   =========  =====   =========  =====

             Liabilities &
           Shareholders' Equity
Interest Bearing Liabilities:
   Time & savings deposits ....   3,772,657     67   3,436,380     70   3,271,770     71   2,980,725     71   2,860,705     73
   Short-term borrowings ......     714,088     12     506,046     10     429,708      9     312,195      8     255,503      6
   Long-term borrowings .......      42,814      1      56,283      1      21,951      0      19,026      0      22,931      1
                                  ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
      Total interest bearing
          liabilities .........   4,529,559     80   3,998,709     81   3,723,429     80   3,311,946     79   3,139,139     80
Demand deposits ...............     510,910      9     410,203      8     384,817      8     380,996      9     412,016     10
Other liabilities .............      49,408      1      48,995      1      46,218      1      37,117      1      31,827      1
                                  ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
      Total Liabilities .......   5,089,877     90   4,457,907     90   4,154,464     89   3,730,059     89   3,582,982     91
Shareholders' equity ..........     558,289     10     487,598     10     471,443     11     438,814     11     359,966      9
                                  ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
      Total liabilities &
          shareholders' equity    5,648,166    100   4,945,505    100   4,625,907    100   4,168,873    100   3,942,948    100
                                  =========  =====   =========  =====   =========  =====   =========  =====   =========  =====

                                          1993
                                                % of
                                   $           Total
                                   -----------------
                  Assets
Loans:
   Taxable ....................    2,301,683      59
   Tax-exempt .................       31,153       1
                                   ---------   -----
      Total loans .............    2,332,836      60
   Less: Allowance for losses .       39,400       1
                                   ---------   -----
      Total loans-net .........    2,293,436      59
Investment Securities:
   Taxable ....................    1,061,922      28
   Tax-exempt .................      100,577       3
                                   ---------   -----
      Total securities ........    1,162,499      31
Federal funds sold & other ....      105,049       3
                                   ---------   -----
      Total earning assets ....    3,560,984      93
Other assets ..................      279,357       7
                                   ---------   -----
          Total assets ........    3,840,341     100
                                   =========   =====

             Liabilities &
           Shareholders' Equity
Interest Bearing Liabilities:
   Time & savings deposits ....    2,831,817      74
   Short-term borrowings ......      224,369       6
   Long-term borrowings .......       36,088       1
                                   ---------   -----
      Total interest bearing
          liabilities .........    3,092,274      81
Demand deposits ...............      396,711      10
Other liabilities .............       29,953       1
                                   ---------   -----
      Total Liabilities .......    3,518,938      92
Shareholders' equity ..........      321,403       8
                                   ---------   -----
      Total liabilities &
          shareholders' equity     3,840,341     100
                                   =========   =====

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Six-Year Net Interest Income Summary
====================================================================================================================================

One Valley Bancorp, Inc. and Subsidiaries
(Dollars in thousands)

                                           1998            1997            1996            1995            1994           1993
                                                % of            % of            % of            % of            % of            % of
                                               Total           Total           Total           Total           Total           Total
                                            Interest        Interest        Interest        Interest        Interest        Interest
                                      $       Income  $       Income  $       Income  $       Income  $       Income  $       Income
                                      --------------  --------------  --------------  --------------  --------------  --------------
Interest Income*:
   Loans:
      Taxable ......................  315,172   73.6  276,520   71.8  262,354   72.7  242,174   74.1  210,775   73.3  202,478  72.1
      Tax-exempt ...................    4,162    1.0    4,600    1.2    4,328    1.2    3,774    1.1    3,618    1.3    3,255   1.2
                                      -------  -----  -------  -----  -------  -----  -------  -----  -------  -----  ------- -----
         Total loans ...............  319,334   74.6  281,120   73.0  266,682   73.9  245,948   75.2  214,393   74.6  205,733  73.3
   Securities
      Taxable ......................   88,136   20.6   83,458   21.7   75,956   21.1   62,813   19.2   56,526   19.6   61,791  22.0
      Tax-exempt ...................   19,071    4.4   18,466    4.8   17,040    4.7   15,941    4.9   15,497    5.4   10,146   3.6
                                      -------  -----  -------  -----  -------  -----  -------  -----  -------  -----  ------- -----
         Total securities ..........  107,207   25.0  101,924   26.5   92,996   25.8   78,754   24.1   72,023   25.0   71,937  25.6
   Funds sold & other ..............    1,610    0.4    1,789    0.5      947    0.3    2,253    0.7    1,037    0.4    3,104   1.1
                                      -------  -----  -------  -----  -------  -----  -------  -----  -------  -----  ------- -----
         Total interest income .....  428,151  100.0  384,833  100.0  360,625  100.0  326,955  100.0  287,453  100.0  280,774 100.0

Interest Expense:
   Deposits ........................  160,877   37.5  148,026   38.5  138,247   38.3  123,753   37.9   99,115   34.5  104,785  37.3
   Short-term borrowings ...........   35,841    8.4   25,466    6.6   21,076    5.9   15,851    4.8    9,380    3.3    7,018   2.5
Long-term borrowings ...............    2,577    0.6    3,418    0.9    1,144    0.3      688    0.2    1,185    0.4    2,709   1.0
                                      -------  -----  -------  -----  -------  -----  -------  -----  -------  -----  ------- -----
Total interest expense .............  199,295   46.5  176,910   46.0  160,467   44.5  140,292   42.9  109,680   38.2  114,512  40.8
                                      -------  -----  -------  -----  -------  -----  -------  -----  -------  -----  ------- -----
Tax equivalent
   net interest income .............  228,856   53.5  207,923   54.0  200,158   55.5  186,663   57.1  177,773   61.8  166,262  59.2
Tax equivalent adjustment ..........    8,132    1.9    8,073    2.1    7,479    2.1    6,900    2.1    6,690    2.3    4,645   1.6
                                      -------  -----  -------  -----  -------  -----  -------  -----  -------  -----  ------- -----

Net interest income ................  220,724   51.6  199,850   51.9  192,679   53.4  179,763   55.0  171,083   59.5  161,617  57.6
                                      =======  =====  =======  =====  =======  =====  =======  =====  =======  =====  ======= =====

Summary of Average Rates
   Earned & Paid*
Taxable loans ......................     8.64%           8.82%           8.87%           9.03%           8.54%           8.80%
Tax-exempt loans ...................     9.78            9.95            9.89           11.11           10.51           10.45
   Net loans .......................     8.77            8.97            9.02            9.19            8.71            8.97
Taxable securities .................     6.41            6.72            6.66            6.37            5.72            5.82
Tax-exempt securities ..............     7.99            8.16            8.32            8.52            8.80           10.09
   Total securities ................     6.64            6.94            6.91            6.71            6.19            6.19
Funds sold & deposits ..............     5.39            4.91            4.47            5.85            2.60            2.95
   Total earning assets ............            8.10%           8.29%           8.34%           8.41%           7.84%          7.88%
Time & savings deposits ............     4.26            4.31            4.23            4.15            3.46            3.70
Short-term borrowings ..............     5.02            5.03            4.90            5.08            3.67            3.13
Long-term borrowings ...............     6.02            6.07            5.21            3.62            5.17            7.51
   Total interest cost .............     4.40            4.42            4.31            4.24            3.49            3.70
   Total cost of all funds .........            3.77            3.81            3.71            3.61            2.99           3.21
      Net interest margin ..........            4.33%           4.48%           4.63%           4.80%           4.85%          4.67%

* Interest income and yields are computed on a fully taxable equivalent basis using the rate of 35%.

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================
Six-Year Operating Income Summary
====================================================================================================================================

One Valley Bancorp, Inc. and Subsidiaries
(Dollars in thousands, except per share data)

                                       1998            1997             1996             1995             1994             1993
                                            % of            % of             % of             % of             % of             % of
                                        Adjusted        Adjusted         Adjusted         Adjusted         Adjusted         Adjusted
                                       Operating       Operating        Operating        Operating        Operating        Operating
                                  $       Income  $       Income  $        Income   $       Income  $        Income   $       Income
                                  --------------  --------------  ---------------   --------------  ---------------   --------------
Interest income ................   420,019  87.5   376,760  88.5   353,146   89.3    320,055  89.2   280,763   88.2    276,129  87.1

Interest expense ...............   199,295  41.5   176,910  41.6   160,467   40.5    140,292  39.1   109,680   34.5    114,512  36.1
                                  --------  ----  --------  ----  --------   ----   --------  ----  --------   ----   --------  ----

Net interest income ............   220,724  46.0   199,850  46.9   192,679   48.8    179,763  50.1   171,083   53.7    161,617  51.0
Provision for loan losses ......    10,063   2.1     7,531   1.8     5,264    1.3      5,887   1.6     5,388    1.7      6,688   2.1
                                  --------  ----  --------  ----  --------   ----   --------  ----  --------   ----   --------  ----

Net interest income after
   provision for loan losses ...   210,661  43.9   192,319  45.1   187,415   47.5    173,876  48.5   165,695   52.0    154,929  48.9

Other Income:
   Trust Department income .....    11,675   2.4    10,228   2.4     9,322    2.4      8,203   2.3     7,892    2.5      7,272   2.3
   Service charges on
      deposit accounts .........    19,408   4.0    15,511   3.7    14,934    3.8     14,109   3.9    11,441    3.6     11,963   3.7
   Other service
      charges and fees .........    22,742   4.8    17,138   4.0    14,275    3.6     12,346   3.5    13,671    4.3     16,079   5.1
   Other operating income ......     5,283   1.1     4,959   1.2     3,744    0.9      3,826   1.1     5,319    1.7      5,425   1.7
   Securities transactions .....     1,125   0.2     1,018   0.2      (162)  (0.0)       144   0.0      (849)  (0.3)       266   0.1
                                  --------  ----  --------  ----  --------   ----   --------  ----  --------   ----   --------  ----
      Total other income .......    60,233  12.5    48,854  11.5    42,113   10.7     38,628  10.8    37,474   11.8     41,005  12.9

Operating Expenses:
   Salaries & benefits .........    80,180  16.7    74,234  17.4    70,408   17.8     67,022  18.7    67,079   21.0     65,225  20.6
   Occupancy expense ...........     8,555   1.8     7,614   1.8     7,380    1.9      6,777   1.9     6,937    2.2      7,083   2.2
   Equipment expense ...........    11,606   2.4     9,377   2.2     9,683    2.4      9,233   2.6     8,468    2.7     10,604   3.3
   External computer costs .....    10,012   2.1     9,115   2.1     6,632    1.7      6,073   1.6     5,981    1.9      5,721   1.8
   Other expense ...............    51,591  10.7    43,979  10.3    46,881   11.9     39,570  11.0    39,187   12.4     43,651  13.7
                                  --------  ----  --------  ----  --------   ----   --------  ----  --------   ----   --------  ----
      Total operating expenses .   161,944  33.7   144,319  33.8   140,984   35.7    128,675  35.8   127,652   40.2    132,284  41.6
                                  --------  ----  --------  ----  --------   ----   --------  ----  --------   ----   --------  ----

Income before tax ..............   108,950  22.7    96,854  22.8    88,544   22.5     83,829  23.5    75,517   23.6     63,650  20.2
Applicable income taxes ........    35,905   7.5    33,054   7.8    29,926    7.6     28,249   7.9    24,603    7.7     20,349   6.4
                                  --------  ----  --------  ----  --------   ----   --------  ----  --------   ----   --------  ----

Net income .....................    73,045  15.2    63,800  15.0    58,618   14.9     55,580  15.6    50,914   15.9     43,301  13.8
                                  ========  ====  ========  ====  ========   ====   ========  ====  ========   ====   ========  ====

* Adjusted operating income equals interest income plus other income.

Per Share Summary                         1998            1997             1996             1995            1994            1993
                                     -------------   -------------    -------------    -------------   -------------   -------------
Net income:
   Basic .........................            2.19            2.00             1.80             1.69            1.54            1.61
   Diluted .......................            2.15            1.95             1.76             1.67            1.53            1.60
Cash dividends ...................            0.90            0.80             0.74             0.66            0.60            0.54
Stock dividends ..................               0              25%             25%               0               0         50%/20%
Basic average shares .............      33,356,000      31,921,000       32,600,000       32,934,000      33,059,000      26,933,000
Diluted average shares ...........      33,940,000      32,686,000       33,221,000       33,203,000      33,219,000      27,106,000

---------
DIRECTORS
OF ONE
VALLEY
BANCORP
---------

Phyllis H. Arnold
Executive Vice President
One Valley Bancorp, Inc.
President & Chief Executive Officer
One Valley Bank, N.A.

Charles M. Avampato
President, Clay Foundation, Inc.

Robert F. Baronner
Chairman of the Board
One Valley Bancorp, Inc.

Dennis M. Bone
President & Chief Executive Officer
Bell Atlantic - West Virginia, Inc.

James K. Brown
Attorney, Jackson & Kelly

James K. Candler
President, Candler Oil Company

Nelle Ratrie Chilton
Vice President and Director
Dickinson Fuel Company, Inc.
and Terra Co., Inc.

H. Rodgin Cohen
Attorney, Sullivan & Cromwell

James L. Davidson, Jr.
Chairman of the Board
One Valley Bank-Central Virginia, NA

Ray Marshall Evans, Jr.
President, Dickinson Company,
Chesapeake Mining Company and
Hubbard Properties, Inc.,
Vice President, Geary Securities

James Gabriel
President & Chief Executive Officer
Gabriel Brothers, Inc.

Thomas E. Goodwin
Retired Chairman of the Board
One Valley Bank of Ronceverte, N.A.

Bob M. Johnson
Vice Chairman of the Board
One Valley Bank-Central Virginia, NA

Robert E. Kamm, Jr.
Senior Vice President
One Valley Bancorp, Inc.
President & Chief Executive Officer
One Valley Bank-South, Inc.

John D. Lynch
Vice President
Davis Lynch Glass Co.

Edward H. Maier
President, General Corporation

J. Holmes Morrison
President & Chief Executive Officer
One Valley Bancorp, Inc.
Chairman of the Board
One Valley Bank, N.A.

Charles R. Neighborgall, III
President, The Neighborgall
Construction Company

John L. D. Payne
President, Payne-Gallatin Mining Co.

Angus E. Peyton
Attorney, Brown & Peyton

Lacy I. Rice, Jr.
Vice Chairman of the Board
One Valley Bancorp, Inc.,
Attorney, Bowles, Rice, McDavid,
Graff & Love

Brent D. Robinson
President & Chief Executive Officer,
One Valley Bank-East, N.A.

James W. Thompson
Chairman of the Board
One Valley Bank of Mercer County

W. Lowrie Tucker, III
President & Chief Executive Officer
One Valley Bank-Shenandoah

John L. Van Metre, Jr.
Attorney, Steptoe & Johnson

Richard B. Walker
Chairman of the Board and CEO
Cecil I. Walker Machinery Co.

H. Bernard Wehrle, III
President, McJunkin Corporation

John H. Wick, III
Vice President,
Dickinson Fuel Company, Inc.

Thomas D. Wilkerson
Senior Agent
Northwestern Mutual Life
Insurance Co.

Honorary Members
John T. Chambers
Cecil B. Highland, Jr.
Robert O. Orders, Sr.


----------
ONE VALLEY
BANCORP
SENIOR
MANAGEMENT
----------

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

Laurance G. Jones
Executive Vice President and
Chief Financial Officer

Robert E. Kamm, Jr.
Senior Vice President

William M. Kidd
Senior Vice President - Credit Policy
and Loan Administration

Merrell S. McIlwain II
Senior Vice President - General
Counsel and Corporate Secretary

Terry T. Puster
Senior Vice President

John F. Sapp
Senior Vice President

Kenneth R. Summers
Senior Vice President

                                    [PHOTO]

Directors of One Valley Bancorp - Standing Left to Right - John L. D. Payne, Robert E. Kamm, Jr., Ray Marshall Evans, Jr., John L. Van Metre, Jr., John D. Lynch, Edward H. Maier, James K. Brown, Richard B. Walker, Bob M. Johnson, Brent
D. Robinson, John H. Wick, III, W. Lowrie Tucker, III, James L. Davidson, Jr., James K. Candler, H. Bernard Wehrle, III, Dennis M. Bone, Charles R. Neighborgall, III

Seated Left to Right - James Gabriel, James W. Thompson, Angus E. Peyton, Lacy I Rice, Jr., J. Holmes Morrison, Robert F. Baronner, Phyllis H. Arnold, Thomas E. Goodwin, Nelle Ratrie Chilton, Thomas D. Wilkerson, Charles M. Avampato



                                    [PHOTO]



Left to Right - Robert F. Baronner, James Gabriel, Thomas E. Goodwin, Angus E. Peyton, James F. Thompson


-----------
ONE VALLEY
BANCORP
RETIRING
DIRECTORS
-----------

----------------
SHAREHOLDER

INFORMATION
----------------

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

     News media representatives and others seeking general information should contact Terry T. Puster, Senior Vice President, at (304) 348-1442.

     Shareholders seeking assistance should contact Linda S. Dugan, Shareholder Relations Representative, at (304) 348-7023.

Independent Auditors

     Ernst & Young LLP
     900 United Center
     Charleston, West Virginia  25301

Stock Transfer Agent

     Harris Trust & Savings Bank
     311 West Monroe Street
     Chicago, Illinois  60606

Number of Shareholders

     There were approximately 8,300 shareholders of record of One Valley Common Stock at December 31, 1998.

--------------
AFFILIATE
MARKETS
--------------


                                   [GRAPHIC]