Form 10-K, Exhibit 13
period 1999-12-31
ONE VALLEY BANCORP INC
filed 2000-03-24
CIK 351616

                                                                      Exhibit 13

                                                              1999 ANNUAL REPORT


                                   ONE VALLEY
                                  BANCORP, INC.

------------------------

ONE VALLEY BANCORP, INC.

  ANNUAL REPORT 1999

------------------------

          Contents
Financial Highlights. . . . . . . . . . . . . . . . . .1

Report to Customers, Employees, and Owners. . . . . . .2

Management's Discussion and Analysis  . . . . . . . . .8

Consolidated Financial Statements . . . . . . . . . . 28

Six-year Financial Summaries. . . . . . . . . . . . . 48

One Valley Bancorp Directors and Senior Management. . 51

Additional Shareholder Information. . . . . . . . . . 52


Financial Highlights

(Dollars in thousands, except per share data)

                                     1999                1998             % CHANGE
                                 -------------------------------------------------
FOR THE YEAR
   Net interest income ...       $  235,223          $  220,724              6.57%
   Net income ............           80,824              73,045             10.65
   Average balances
      Total loans - net...        4,132,173           3,641,069             13.48
      Total assets .......        6,218,008           5,648,166             10.09
      Deposits ...........        4,556,568           4,283,567              6.37
      Equity .............          571,026             558,289              2.28

AT YEAR-END
   Year-end balances
      Total loans - net...       $4,337,470          $3,938,849             10.12%
      Total assets .......        6,583,061           5,963,580             10.39
      Deposits ...........        4,573,435           4,552,888              0.45
      Equity .............          558,729             595,533             (6.18)

PER SHARE
   Net income:
      Basic ..............       $     2.39          $     2.19              9.13%
      Diluted ............             2.37                2.15             10.23
   Cash dividends ........             1.00                0.90             11.11
   Book value ............            16.72               17.14             (2.45)

Letter to the Shareholders


                            [List of Employee Names]


---------------

     THIS

 ANNUAL REPORT

 IS DEDICATED

  TO THE OVER

 2,300 CURRENT

  EMPLOYEES.

---------------

       Continuing a pattern of consistent growth and strong financial performance, One Valley Bancorp recorded its eighteenth consecutive year of increased net income and dividends in 1999, combined with its thirteenth consecutive year of record earnings per share. We are pleased to be one of the few banking companies among the 100 largest in the nation that has had such a record of uninterrupted profitability.

       Importantly, One Valley's history of year-after-year record performance has not come at the expense of sacrificing balance-sheet quality. We continue to emphasize the sound financial fundamentals of profitability, asset quality, operational efficiency, capital adequacy, liquidity and balanced management of interest rate risk. While achieving this level of performance, One Valley also reached record levels in assets, loans, and deposits in 1999.

       For the year, One Valley earned a record $80.8 million, representing a 10.7% increase over the $73.0 million earned in 1998. Fully diluted net income per share increased 10.2% to $2.37 from the $2.15 earned the previous year. Return on average equity for 1999 improved to 14.15%, up from the 13.08% reported in 1998, while return on average assets remained consistent at 1.30% compared to 1.29% the prior year. Average shareholders' equity grew 2.3% to $571.0 million resulting in a strong capital ratio as the equity to average assets ratio was 9.18%. Cash dividends per share increased 11.1% to a record $1.00 in 1999.

       Growth in net income was generated by a 6.6% increase in net interest income and a 15.2% increase in non-interest income. Strong loan volume was the major factor in the growth in net interest income. The growth in non-interest income was fueled by trust and investment income,


                            [List of Employee Names]

                            [List of Employee Names]


insurance revenues and other fees. Real estate loan fees returned to a more normal level in 1999, after an unusually high level of mortgage refinancing in 1998. Despite continued growth in assets during 1999, One Valley diligently maintained control of operating expenses resulting in improved operational efficiency ratios, as the efficiency and net overhead ratios declined to 55.7% and 1.82%, respectively.

       One Valley's strong tradition of sound asset quality continued in 1999 as net charge-offs declined to 0.17% of loans, and loans delinquent for 30 days or more declined to only 1.00% of total loans, compared to 1.16% in the previous year. While the non-performing assets ratio increased slightly to 0.27% of total loans in 1999 compared to 0.24% in 1998, the loan loss reserve at year-end of $54.2 million adequately covered the $11.6 million in non-performing assets by 466%. The asset quality ratios mentioned above are among the best in the industry and were achieved while growing the loan-to-deposit ratio at year-end from 86.5% in 1998 to 94.8% in 1999.

       The "Management's Discussion and Analysis" section on pages 8 through 27 provides a comprehensive review of the financial condition and results of operations of One Valley for 1999 and prior years, and should be read in its entirety. Some of the financial highlights include:

  o Net income grew at a 9.68% compound annual growth rate over the last five years, while fully diluted earnings per share grew at a 9.15% rate during the same period.

  o Return on average assets averaged 1.30% over the past five years, while return on equity averaged 13.08% over the same time frame.

  o Average loans grew 10.91% per year while deposits grew 6.84% per year during the last five years.


                            [List of Employee Names]


                                                  [Photo of Statue and Building]

                            [List of Employee Names]


NET INCOME AND DIVIDENDS PER SHARE

                 Net
  Year         Income          Dividends
------------------------------------------
  1994          $1.54            $ .60
  1995          $1.69            $ .67
  1996          $1.80            $ .74
  1997          $2.00            $ .80
  1998          $2.19            $ .90
  1999          $2.39            $1.00


  o Equity has grown at a 9.67% compound annual rate over the last five years producing a strong average equity to assets ratio of 9.18% during this period.

  o One Valley's consistent profitability has benefited its owners as dividends per share have grown at a 10.76% compound annual rate for the five-year period ending December 31, 1999.

Other highlights during 1999 were as follows:

  o US Banker magazine ranked One Valley as the 10th best performing bank of the 100 largest banks in the nation based upon a composite of profitability, asset quality, operating efficiency and capital adequacy. One Valley's tenth place national ranking is in sharp contrast to its asset size, which ranks 73rd in the country. This was the fourth consecutive year that One Valley has been ranked in the top 15. During the same four-year period our assets grew by 54 percent.

  o For the third year in a row, One Valley was named to Keefe Bruyette and Woods' "1999 Honor Roll" of banks that have continually reported increases in earnings per share over the last decade. Of the 134 banking companies currently in KBW's active research universe, only 10 have posted a 10-year record that merits selection to the Honor Roll.

  o Thanks to more than two years of deliberate, thoughtful planning on the part of a great many One Valley employees, all of our banks made it smoothly through the millennium weekend with virtually no Y2K problems.

  o One Valley's trust revenue increased 19.6% in 1999, while service charges on deposit accounts increased by 8.1%. Increased revenue from investment brokerage and insurance products and services also contributed to this growth.



                            [List of Employee Names]

                            [List of Employee Names]


-------------------

    ONE VALLEY'S

STRONG TRADITION OF

     SOUND ASSET

 QUALITY CONTINUED

      IN 1999.

-------------------

  o On January 7, 2000, One Valley acquired Carson Insurance Agency, headquartered in Charleston, West Virginia and recognized as one of the leading agencies in the United States. Founded in 1910, Carson is a full-service insurance agency with gross revenues totaling $5.4 million in fiscal 1999 and was the largest privately owned insurance agency in West Virginia.

       Late in 1999, Congress passed and President Clinton signed the most significant federal legislation affecting banking and financial services since the Depression. The Financial Services Modernization Act removes barriers to the common ownership of different types of financial service providers. Under this new law, financial holding companies can own insurance, securities and banking firms. Customers' needs can be satisfied more readily with expanded product offerings. Many archaic and cumbersome restrictions on banks' expansion into a broader range of financial products have been eased or eliminated. Competition will likely increase as new delivery channels become available. The Carson Insurance Agency affiliation with One Valley is an example of financial services companies joining together to offer a broader array of products to their customers.

       Internally, the Y2K effort put forth by a wide range of One Valley employees has further enhanced communication, collaboration and coordination among all of our staff. Y2K was the largest, longest and most laborious project ever undertaken by our company. The thoroughness, perseverance and professionalism displayed by our dedicated employees exemplify our vision of working together to exceed our customers' expectations.


                            [List of Employee Names]

                            [List of Employee Names]

TEN-YEAR TOTAL RETURN TO SHAREHOLDERS(*)

               Cumulative
  Date           Value
-------------------------
12/31/89        1,000.00
 1/15/90          989.37
 4/16/90          978.00
 7/16/90          955.91
10/15/90          886.90
 1/15/91          899.67
 4/15/91        1,201.00
 7/15/91        1,360.16
10/15/91        1,569.94
 1/15/92        1,806.30
 4/15/92        1,845.17
 7/15/92        2,143.40
10/15/92        2,159.34
 1/15/93        2,825.10
 4/15/93        2,716.71
 7/15/93        2,781.73
10/15/93        2,755.54
 1/14/94        2,682.06
 3/31/94        2,418.13
 6/30/94        2,678.62
 9/30/94        2,829.44
  1/3/95        2,823.36
 4/13/95        2,884.73
 7/14/95        3,070.44
10/13/95        3,446.89
 1/15/96        3,184.72
 4/15/96        3,167.72
 7/15/96        3,515.34
10/15/96        4,223.56
 1/15/97        4,677.11
 4/15/97        5,002.87
 7/15/97        5,683.49
10/15/97        6,064.73
 1/15/98        6,172.50
 4/15/98        6,730.74
 7/15/98        6,114.04
10/15/98        4,906.46
 1/15/99        5,587.40
 4/15/99        6,552.73
 7/15/99        6,691.57
10/15/99        6,160.16
12/31/99        5,370.96


       In accordance with the One Valley Board policy, two directors meet the mandatory retirement age and will become Honorary Directors in 2000. The service of these two gentlemen has been invaluable to our company and their experience and business acumen will be truly missed in the coming years.

       Lacy I. Rice, Jr. has served as Vice Chairman of One Valley since the 1994 affiliation of Mountaineer Bankshares. Lacy and his family have served the economic and banking interests of Martinsburg and the eastern panhandle of West Virginia with distinction for many years and his leadership will be missed.

       Thomas D. Wilkerson has served on One Valley's Board and its predecessor Kanawha Valley Bank since 1973. As the long time General Agent of Northwestern Mutual Life Insurance Company in Charleston, Tom brought invaluable insight to the Board and the many committees he served on over the years. His advice and counsel are irreplaceable.

       On February 7, 2000, One Valley Bancorp, Inc. and BB&T Corporation announced an agreement that will combine two of the country's highest performing bank holding companies. This transaction, which the parties anticipate completing in the third quarter of 2000, has an exchange ratio fixed at 1.28 BB&T shares for each One Valley share. Expected to be accounted for utilizing the pooling-of-interests method, the transaction is subject to, among other things, approval by regulatory authorities and the shareholders of One Valley.

       The cultural compatibility of One Valley and BB&T is best exemplified in the similarity of their mission statements. The mission statement of each company is based upon constituencies of customers,


                            [List of Employee Names]

                            [List of Employee Names]


employees, owners and the communities they serve. This common focus on these constituencies has contributed to the success of both companies; and, I believe will continue to be the foundation for future success of the combined companies.

       If the regulators and shareholders of One Valley approve the proposed merger with BB&T, this will be the final Annual Report to One Valley Shareholders. This 1999 Annual Report is dedicated to the thousands of employees of One Valley Bancorp and its subsidiaries that have made One Valley what it is today. More specifically, it is dedicated to the over 2,300 current employees of One Valley who, operating in One Valley's value-based environment, have been responsible for the recent growth and success of One Valley. It is through the excellence of our employees that our customers, owners and the communities we serve have benefited, and for that we are grateful.

Respectfully submitted,

/s/ J. HOLMES MORRISON
----------------------
J. Holmes Morrison
Chairman of the Board,
President and CEO


                                                   [Photo of J. Holmes Morrison]


                            [List of Employee Names]

---------------

  MANAGEMENT'S

   DISCUSSION

  AND ANALYSIS

  OF FINANCIAL

   CONDITION

  AND RESULTS

 OF OPERATIONS

---------------

FORWARD-LOOKING STATEMENTS

    The following discussion contains statements that refer to future expectations, contain projections of the results of operations or of financial condition, or state other information that is "forward-looking." "Forward-looking" statements are easily identified by the use of words such as "could," "anticipate," "estimate," "believe," and similar words that refer to a future outlook. There is always a degree of uncertainty associated with "forward-looking" statements. One Valley management believes that the expectations reflected in such statements are based upon reasonable assumptions and on the facts and circumstances existing at the time of these disclosures. Actual results could differ significantly from those anticipated.

    Many factors could cause One Valley's actual results to differ materially from the results contemplated by the forward-looking statements. Some factors, which could negatively affect the results, include:

    (1) general economic conditions, either nationally or within One Valley's markets, could be less favorable than expected;

    (2) changes in market interest rates could affect interest margins and profitability;

    (3) competitive pressures could be greater than anticipated;

    (4) legal or accounting changes could affect One Valley's results;

    (5) acquisition cost savings may not be realized or the anticipated income may not be achieved; and

    (6) adverse changes could occur in the securities and investments markets.

    In Management's Discussion and Analysis we review and explain the general financial condition and the results of operations for One Valley Bancorp, Inc. and its subsidiaries. The discussion is designed to assist you in understanding the significant changes in One Valley's financial condition and results of operations. Generally accepted accounting principles have been used to prepare the accompanying consolidated financial statements. Included is an independent audit report from Ernst & Young LLP, who were engaged to audit the consolidated financial statements.

INTRODUCTION

    One Valley Bancorp, Inc. is a multi-bank holding company headquartered in Charleston, West Virginia. It operates nine bank subsidiaries ranging in size from $220 million to $2.3 billion in assets. Through these banks, One Valley serves 81 communities with a full range of banking services in 123 locations conveniently located throughout West Virginia and Virginia. At December 31, 1999, One Valley had $6.6 billion in total assets, $4.4 billion in total loans, and $4.6 billion in total deposits.

RECENT DEVELOPMENTS

    On February 6, 2000, One Valley and BB&T Corporation executed an Agreement and Plan of Reorganization providing for the merger of BB&T and One Valley, with BB&T surviving the merger and thereby acquiring One Valley's bank and non-bank subsidiaries. One Valley shareholders will receive 1.28 shares of BB&T stock in exchange for each share of One Valley. Expected to be accounted for under the pooling-of-interests method of accounting, the transaction is subject to, among other things, approval by regulatory authorities and the shareholders of One Valley. The parties presently contemplate closing the acquisition early in the third quarter of 2000.

    In December 1999, One Valley Bancorp entered into a definitive agreement to acquire Carson Insurance Agency, Inc. On January 7, 2000, the transaction closed and Carson Insurance Agency, Inc. become a wholly owned subsidiary of One Valley Bank, N.A., the Charleston based affiliate of One Valley. Carson is a full-service insurance agency founded in 1910 with annual revenues of approximately $5.3 million. The acquisition includes Carson's two subsidiary agencies, Patterson, Bell & Crane Company in Charleston, West Virginia and Nicholas County Insurance Agency in Summersville, West Virginia. The acquisition provides individual and business customers of both Carson and One Valley access to a greater range of financial service solutions.

SUMMARY FINANCIAL RESULTS

    One Valley earned $80.8 million in 1999, a 10.7% increase over the $73.0 million earned in 1998. This follows a 14.5% increase in 1998 over the $63.8 million earned in 1997. Table 1, Summary Statement of Net Income, presents three years of comparative income and expense information. As shown in Table 1, the increase in net income is primarily due to increased net interest income and non-interest income, which more than offsets the increase in operating costs. The February 1998 purchase of fifteen branches from Wachovia Corporation and the August 1998 acquisition of Summit Bankshares, Inc. (Summit) are included only from the dates of acquisition.

    Diluted earnings per share were $2.37 in 1999, an increase of 10.2% over the $2.15 earned in 1998, which compares with the 10.3% increase over the $1.95 earned in 1997. As shown in Table 2, Six-Year Selected Financial Summary, the average annual growth rate in diluted earnings per share over the past six years (compound growth rate) has been 9.2%.

    Table 2, Six-Year Selected Financial Summary, reflects summary financial data for the past six years, 1994 through 1999, along with a five-year compound growth rate. This table depicts the expansion of One Valley due to its growth in banking operations and its acquisition activity. Noteworthy are the growth rates in equity, net loans, non-interest income, net income and cash dividends. A key strength of One Valley is our solid capital base as exemplified by the strong average equity-to-average assets ratio for the past six years as shown in Table
2. This is a result of record earnings performances and a sound acquisition strategy.

    Table 3 compares two basic measures of earnings performance, ROA and ROE, over the previous five years. Return on Average Assets (ROA) measures how effectively One Valley utilizes its assets to produce net income. One Valley's 1999 ROA of 1.30% was up slightly from the 1.29% ROA reported in both 1998 and 1997. As illustrated in Table 3, One Valley's ROA has changed little over the past five years, although the income components of ROA have changed.

NET INCOME

                    Net
    Year          Income
    ----------------------
    1994          50.914
    1995          55.580
    1996          58.618
    1997          63.800
    1998          73.045
    1999          80.824



Summary Statement of Net Income                                        Table 1

(Dollars in thousands)

                                                                                   INCREASE (DECREASE) FROM PRIOR YEAR
                                        1999         1998         1997                1999                      1998
                                      --------     --------     --------     ----------------------    ---------------------
                                                                              AMOUNT        PERCENT    AMOUNT        PERCENT
                                                                             --------       -------    -------       -------
Interest income (*) .............     $445,353     $420,019     $376,760     $ 25,334          6.03%   $43,259        11.48%
Interest expense ................      210,130      199,295      176,910       10,835          5.44     22,385        12.65
                                      --------     --------     --------     --------        ------    -------        -----
Net interest income .............      235,223      220,724      199,850       14,499          6.57     20,874        10.44
Other operating income ..........       68,078       59,108       47,836        8,970         15.18     11,272        23.56
Gross securities transactions ...          100        1,125        1,018       (1,025)       (91.11)       107        10.51
                                      --------     --------     --------     --------        ------    -------        -----
Total operating income ..........      303,401      280,957      248,704       22,444          7.99     32,253        12.97
Provision for loan losses .......        9,120       10,063        7,531         (943)        (9.37)     2,532        33.62
Other operating expenses ........      174,048      161,944      144,319       12,104          7.47     17,625        12.21
                                      --------     --------     --------     --------        ------    -------        -----
Income before income taxes ......      120,233      108,950       96,854       11,283         10.36     12,096        12.49
Income taxes ....................       39,409       35,905       33,054        3,504          9.76      2,851         8.63
                                      --------     --------     --------     --------        ------    -------        -----

Net income ......................     $ 80,824     $ 73,045     $ 63,800     $  7,779         10.65    $ 9,245        14.49
                                      ========     ========     ========     ========        ======    =======        =====

(*) Fully tax-equivalent interest
income using the rate of 35% ....     $454,395     $428,151     $384,833     $ 26,244          6.13%   $43,318        11.26%

    One Valley's net credit income (net interest income less the provision for loan losses) as a percentage of average earning assets has declined over the past four years. This decline is due to two factors. First, a low interest rate environment tends to decrease the yield on earning assets (assets such as loans and investment securities on which One Valley earns interest or dividend income). Secondly, the increase in the competition for funds tends to prevent the cost of funding earning assets from declining as quickly as asset yields. One Valley however, has been able to offset the decline in net credit income by increasing non-interest income and reducing operating costs (as a percentage of average earning assets).

    Non-interest expense as a percentage of average earning assets has declined on a year-to-year basis from 1995 through 1999. This consistency is the result of increased operational efficiency and an annual increase in average earning assets. During 1997 and 1998, non-interest income as a percent of average earning assets increased rather significantly as a result of fee increases and fee income from new products and services. As a result, One Valley's net overhead ratio (the amount that operating expenses

Six-Year Selected Financial Summary                                     Table 2

(Dollars in thousands)

                                                                                                                            5-Year
                                                                                                                           Compound
                                                                                                                            Growth
                                    1999          1998          1997          1996            1995           1994            Rate
                                 ----------    ----------    ----------    -----------     ----------     -----------      --------
SUMMARY OF OPERATIONS
Interest income .............    $  445,353    $  420,019    $  376,760    $   353,146     $  320,055     $   280,763        9.67%
Interest expense ............       210,130       199,295       176,910        160,467        140,292         109,680       13.89
Net interest income .........       235,223       220,724       199,850        192,679        179,763         171,083        6.57
Provision for loan losses ...         9,120        10,063         7,531          5,264          5,887           5,388       11.10
Non-interest income .........        68,078        59,108        47,836         42,275         38,484          38,323       12.18
Gross securities transactions           100         1,125         1,018           (162)           144            (849)
Non-interest expense ........       174,048       161,944       144,319        140,984        128,675         127,652        6.40
Net income ..................        80,824        73,045        63,800         58,618         55,580          50,914        9.68

PER SHARE DATA
Net income:
  Basic .....................    $     2.39    $     2.19    $     2.00    $      1.80     $     1.69     $      1.54        9.19%
  Diluted ...................          2.37          2.15          1.95           1.76           1.67            1.53        9.15
Cash dividends ..............          1.00          0.90          0.80           0.74           0.66            0.60       10.76
Book value ..................         16.72         17.14         15.75          14.82          15.32           13.81        3.90

SELECTED PERIOD-END BALANCES
Net loans ...................    $4,337,470    $3,938,849    $3,257,488    $ 3,090,442     $2,763,643     $ 2,604,051       10.74%
Total assets ................     6,583,061     5,963,580     5,161,486      4,801,113      4,355,586       4,113,844        9.86
Deposits ....................     4,573,435     4,552,888     3,934,174      3,804,369      3,426,311       3,263,735        6.98
Long-term borrowings ........       541,824        35,480        48,875         32,892         22,661          28,700       79.97
Equity ......................       558,729       595,533       503,650        483,058        454,361         412,726        6.24

SELECTED AVERAGE BALANCES
Net loans ...................    $4,132,173    $3,641,069    $3,135,152    $ 2,958,161     $2,674,893     $ 2,462,509       10.91%
Investment securities .......     1,657,681     1,163,607     1,467,907      1,345,501      1,174,001       1,164,445        7.32
Total assets ................     6,218,008     5,648,166     4,945,505      4,625,907      4,168,873       3,942,948        9.54
Deposits ....................     4,556,568     4,283,567     3,846,583      3,656,587      3,361,721       3,272,721        6.84
Long-term borrowings ........       306,636        42,814        52,315         21,951         19,026          22,931       67.97
Equity ......................       571,026       558,289       487,598        471,443        438,814         359,966        9.67

SELECTED RATIOS
Average equity to assets ....          9.18%         9.88%         9.86%         10.19%         10.53%           9.13%
Return on average assets ....          1.30          1.29          1.29           1.27           1.33            1.29
Return on average equity ....         14.15         13.08         13.08          12.43          12.67           14.14
Dividend payout ratio .......         41.84         41.10         40.00          41.11          39.05           38.96

exceed other operating income as a percentage of average earning assets) has steadily declined to 1.82% in 1999, an improvement from 1.95% in 1998, and 2.08% in 1997. This positive trend in the net overhead ratio has offset the decline in net credit income.

     Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One Valley's 1999 ROE was 14.15%, up significantly from the 13.08% ROE in 1998 and 1997, primarily due to One Valley's strong earnings performance and the purchase of $59 million in treasury stock during the first half of 1999.

ACQUISITION ACTIVITY

     Although no acquisitions occurred in 1999, One Valley's strategy in 1998 was to provide additional market diversification by targeting growth areas in Virginia for expansion. This led to three acquisitions during that year.

     At the close of business on February 19, 1998, One Valley purchased fifteen branches from Wachovia Corporation, half of which were located in and around Charlottesville, Virginia. The acquisition of these branches expanded One Valley's presence into central and north-central Virginia. At the date of purchase, these fifteen branches had total loans of $125 million, total deposits of $283 million and cash equivalents of $112 million. One Valley's consolidated results for 1998 include the operations of the fifteen branches only from the date of purchase. Comparisons of average balances and income statement categories are all affected by the branch purchase.

     At the close of business on March 30, 1998, One Valley merged with FFVA Financial Corporation (FFVA), a $604 million federal savings bank holding company headquartered in Lynchburg, Virginia. The acquisition of FFVA expanded One Valley's presence in Lynchburg and south-central Virginia, a growing market for financial services. At the date of the acquisition, FFVA had total loans of $319 million, investment securities of $211 million, and total deposits of $418 million. The combination was accounted for as a "pooling-of-interests." The "pooling-of-interests" method of accounting presents financial information as if the operations of One Valley and FFVA had always been combined.

     At the close of business on August 7, 1998, One Valley acquired Summit Bankshares, Inc., a $199 million bank holding company located in the Lexington, Virginia market with $149 million in loans and $181 million in deposits. One Valley's consolidated results for 1998 include the operations of Summit, operating now as One Valley Bank - Shenandoah, only from the date of acquisition.

RETURN ON AVERAGE ASSETS

          Return on
           Assets
          ---------
1994        1.29%
1995        1.33%
1996        1.27%
1997        1.29%
1998        1.29%
1999        1.30%


RETURN ON AVERAGE EQUITY

          Return on
            Equity
          ---------
1994        14.14%
1995        12.67%
1996        12.43%
1997        13.08%
1998        13.08%
1999        14.15%


Analysis of Return on Assets and Equity                                 Table 3

                                                    1999             1998             1997             1996             1995
                                                    -----            -----            -----            -----            -----
AS A PERCENT OF AVERAGE EARNING ASSETS:
  Fully taxable-equivalent net
    interest income (*) ...............              4.20%            4.33%            4.48%            4.63%            4.80%
  Provision for loan losses ...........             (0.16)           (0.19)           (0.16)           (0.12)           (0.15)
                                                    -----            -----            -----            -----            -----
    Net credit income .................              4.04             4.14             4.32             4.51             4.65
  Non-interest income .................              1.17             1.14             1.05             0.97             0.99
  Non-interest expense ................             (2.99)           (3.06)           (3.11)           (3.25)           (3.31)
  Tax equivalent adjustment ...........             (0.15)           (0.15)           (0.17)           (0.17)           (0.18)
  Applicable income taxes .............             (0.68)           (0.69)           (0.71)           (0.70)           (0.73)
                                                    -----            -----            -----            -----            -----
RETURN ON AVERAGE EARNING ASSETS ......              1.39             1.38             1.38             1.36             1.42
  Multiplied by average earning assets
    to average total assets ...........             93.61            93.56            93.81            93.49            93.25
                                                    -----            -----            -----            -----            -----
RETURN ON AVERAGE ASSETS ..............              1.30%            1.29%            1.29%            1.27%            1.33%
  Multiplied by average assets
    to average equity .................             10.89X           10.12X           10.14X            9.81X            9.51X
                                                    -----            -----            -----            -----            -----
RETURN ON AVERAGE EQUITY ..............             14.15%           13.08%           13.08%           12.43%           12.67%
                                                    =====            =====            =====            =====            =====

(*)Fully tax-equivalent using the rate of 35%.

BALANCE SHEET ANALYSIS

Summary

    Revenue for a financial institution is primarily generated by its earning assets, those assets which earn interest or dividend income. Its major expenses are produced by the funding of these assets with interest-bearing liabilities. Effective management of these sources and uses of funds is essential to maximizing profits while maintaining a minimum amount of interest rate and credit risk. Information on rate-related sources and uses of funds for years 1997, 1998 and 1999 is provided in Table 4, Average Balance Sheet/Net Interest Income Analysis.

    In 1999 average earning assets, primarily loans, grew by 10.1% or $536.4 million over 1998, following a 13.9% or $645.1 million increase in 1998 over 1997. Average interest-bearing liabilities, the major source of funds supporting earning assets, increased 11.3% or $510.6 million over 1998. This was due to a 6.4% increase in average deposits with the remainder from short- and long-term borrowings. The 1999 increase follows a $530.9 million or 13.3% increase in 1998 over 1997. Approximately 45% of the asset increase and 75% of the liability increase in 1998 was due to the purchase of the Wachovia branches and the acquisition of Summit.

Average Balance Sheet/Net Interest Income Analysis                      Table 4

(Dollars in thousands)

                                                 1999                             1998                              1997
                                                           YIELD/                           YIELD/                            YIELD/
                                    AVERAGE                 RATE      AVERAGE                RATE      AVERAGE                 RATE
                                    BALANCE   INTEREST (1)  (1)       BALANCE  INTEREST (1)  (1)       BALANCE   INTEREST (1)   (1)
                                  ----------  ------------ ------   ---------- ------------ ------   ----------  ------------ ------
ASSETS
Loans(2)
  Taxable ......................  $4,129,529    $340,635    8.25%   $3,648,141   $315,172    8.64%   $3,134,255    $276,520    8.82%
  Tax-exempt ...................      56,481       5,269    9.33        42,563      4,162    9.78        46,208       4,600    9.95
                                  ----------    --------    ----    ----------   --------    ----    ----------    --------    ----
    Total loans ................   4,186,010     345,904    8.26     3,690,704    319,334    8.65     3,180,463     281,120    8.84
  Less: Allowance for losses ...      53,837                            49,635                           45,311
                                  ----------                        ----------                       ----------
    Total loans-net ............   4,132,173                8.37     3,641,069               8.77     3,135,152                8.97
Investment securities
  Taxable ......................   1,399,457      86,408    6.17     1,374,913     88,136    6.41     1,241,684      83,458    6.72
  Tax-exempt ...................     258,224      20,565    7.96       238,694     19,071    7.99       226,223      18,466    8.16
                                  ----------    --------    ----    ----------   --------    ----    ----------    --------    ----
    Total securities ...........   1,657,681     106,973    6.45     1,613,607    107,207    6.64     1,467,907     101,924    6.94
Federal funds sold & other .....      31,078       1,518    4.88        29,889      1,610    5.39        36,401       1,789    4.91
                                  ----------    --------    ----    ----------   --------    ----    ----------    --------    ----
    Total earning assets .......   5,820,932     454,395    7.81     5,284,565    428,151    8.10     4,639,460     384,833    8.29
Other assets ...................     397,076                           363,601                          306,045
                                  ----------                        ----------                       ----------
    Total assets ...............  $6,218,008                        $5,648,166                       $4,945,505
                                  ==========                        ==========                       ==========
LIABILITIES AND EQUITY
Interest bearing liabilities:
  Interest bearing demand
    deposits ...................  $  594,178       8,094    1.36    $  580,052      9,773    1.68    $  561,331      10,894    1.94
  Savings deposits .............   1,266,094      42,992    3.40     1,003,638     34,511    3.44       746,879      23,164    3.10
  Time deposits ................   2,140,108     108,143    5.05     2,188,967    116,593    5.33     2,128,170     113,968    5.36
                                  ----------    --------    ----    ----------   --------    ----    ----------    --------    ----
    Total interest bearing
      deposits .................   4,000,380     159,229    3.98     3,772,657    160,877    4.26     3,436,380     148,026    4.31
  Short-term borrowings ........     733,180      34,357    4.69       714,088     35,841    5.02       510,014      25,466    4.99
  Long-term borrowings .........     306,636      16,544    5.40        42,814      2,577    6.02        52,315       3,418    6.53
                                  ----------    --------    ----    ----------   --------    ----    ----------    --------    ----
    Total interest bearing
      liabilities ..............   5,040,196     210,130    4.17     4,529,559    199,295    4.40     3,998,709     176,910    4.42
Demand deposits ................     556,188                           510,910                          410,203
Other liabilities ..............      50,598                            49,408                           48,995
Shareholders' equity ...........     571,026                           558,289                          487,598
                                  ----------                        ----------                       ----------
    Total liabilities and equity  $6,218,008                        $5,648,166                       $4,945,505
                                  ==========                        ==========                       ==========
Net interest earnings ..........                $244,265                         $228,856                          $207,923
                                                ========                         ========                          ========
Net yield on earning assets ....                            4.20%                            4.33%                             4.48%
                                                            ====                             ====                              ====

(1) Fully tax-equivalent using the rate of 35%.

(2) Non-accrual loans are included in average balances.

    Additional information on each of the components of earning assets and interest-bearing liabilities is contained in the following sections of this report.

Loan Portfolio

    One Valley's loan portfolio, the largest and most profitable component of its average earning assets, totaled 71.0% of average earning assets during 1999. Growth in the loan portfolio continued with an increase in average net loans of $491.1 million or 13.5% in 1999. The increase in 1999 average loans was fueled by balanced growth in commercial, consumer, and mortgage lending. The 1999 increase follows a 16.1% or $505.9 million increase in 1998. As a result of these increases in loan activity, One Valley's loan-to-deposit ratio maintained its upward trend in 1999, ending the year at 94.8%. This ratio compares to 86.5% at December 31, 1998 and 82.8% at December 31, 1997. Internal growth, as well as One Valley's carefully planned acquisition activity, has resulted in the increase in the loan portfolio.

    Total loans at December 31, 1999, increased by $400.5 million or 10.0% over the December 31, 1998 total. This increase compares to a $688.6 million or 20.9% increase in 1998 over total loans at December 31, 1997. The 1999 increase in loans was the result of loan volume generated internally, not by acquisition. All of One Valley's major loan classifications experienced growth in 1999, while commercial lending showed the greatest percentage increase compared to last year.

    Table 5, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations that exceed 10% of total loans. Additionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have a significant volume of highly leveraged transaction lending. Over the past four years, total loans have increased $1.58 billion, a result of acquisitions and internal growth. While loan growth has been substantial, One Valley imposes underwriting and credit standards that are designed to maintain a quality loan portfolio.

     Loans secured by real estate, about 72% of One Valley's loan portfolio at December 31, 1999, consist of a diverse mix of predominantly single family residential loans and loans for commercial purposes where real estate is collateral, but not viewed as the primary source of repayment. About 75% of these loans are secured by property located within West Virginia where real estate values have remained relatively stable. Most of the remaining 25% are secured by property located in central Virginia where real estate values have been increasing and are more volatile. Total residential real estate loans increased by $145.7 million or 7.9% since year-end 1998. In addition, during 1999, $80 million of mortgage loans were securitized with a government agency and retained in One Valley's investment portfolio.

    Commercial real estate loans increased by $91.6 million or 14.8% in 1999, following a $141.9 million or 29.8% increase in 1998 from year-end 1997. Commercial real estate loans have historically averaged about one-sixth of the total loan portfolio. This low concentration of such loans has limited One Valley's exposure to swings in commercial real estate values and the potential for related credit losses. Loans for commercial purposes not secured by real estate increased in 1999 by $105.5 million or 22.5%.

    One Valley also originates residential real estate loans to be sold in the secondary market. In 1999, $97.1 million in loans were originated to be sold in the secondary market. This figure compares to $261.2 million of new loans originated for sale in the secondary market in 1998 and $111.8 million in 1997. This activity generates considerable processing and servicing fee income for One Valley, as discussed further in the "Income Statement Analysis" section of this report. The number of loans originated for sale will increase if mortgage interest rates decline and, conversely, will decrease if mortgage interest rates rise. Due to a lower interest rate environment in 1998, a higher volume of mortgages were originated as compared to 1999 and 1997.

    In addition to the loans reported in Table 5, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are


TOTAL LOANS

                                  1994    1995    1996    1997    1998    1999
                             ---------------------------------------------------
Commercial, Financial & Oth        448     405     418     457     565     683
Commercial Real Estate             392     458     523     552     722     817
Residential Real Estate          1,263   1,366   1,623   1,720   2,078   2,233
Consumer                           544     581     572     573     626     659

                                 2,648   2,810   3,135   3,303   3,991   4,392


 -------------

  TOTAL LOANS

   INCREASED

    BY $401

   MILLION IN

      1999

 -------------

Loan Summary                                                            Table 5

(Dollars in thousands)

                                                                           AS OF DECEMBER 31
                                                    1999           1998           1997           1996           1995
                                                 ----------     ----------     ----------     ----------     ----------
SUMMARY OF LOANS BY TYPE
  Commercial, financial,
    agricultural, and other loans ...........    $  573,844     $  468,307     $  396,503     $  351,409     $  348,761
  Real estate:
    Construction loans ......................       108,813         97,175         60,975         66,369         56,420
    Revolving home equity ...................       235,641        226,216        192,252        152,006        128,754
    Single family residentials ..............     1,997,177      1,851,470      1,527,621      1,471,434      1,237,416
    Apartment buildings and complexes .......       106,854        103,349         75,314         70,990         60,191
    Commercial ..............................       710,514        618,958        477,025        451,756        397,821
  Consumer installment loans ................       658,783        625,646        572,846        571,533        580,616
                                                 ----------     ----------     ----------     ----------     ----------
    Subtotal ................................     4,391,626      3,991,121      3,302,536      3,135,497      2,809,979
  Less: Allowance for loan losses ...........        54,156         52,272         45,048         45,055         42,751
                                                 ----------     ----------     ----------     ----------     ----------
    Net loans ...............................    $4,337,470     $3,938,849     $3,257,488     $3,090,442     $2,767,228
                                                 ==========     ==========     ==========     ==========     ==========

PERCENT OF LOANS BY CATEGORY
  Commercial, financial,
    agricultural, and other .................         13.07%         11.73%         12.01%         11.21%         12.41%
  Real estate:
    Construction loans ......................          2.48           2.43           1.85           2.13           2.01
    Revolving home equity ...................          5.36           5.67           5.82           4.85           4.58
    Single family residentials ..............         45.48          46.39          46.26          46.91          44.04
    Apartment buildings and complexes .......          2.43           2.59           2.28           2.26           2.14
    Commercial ..............................         16.18          15.51          14.44          14.41          14.16
  Consumer installment loans ................         15.00          15.68          17.34          18.23          20.66
                                                 ----------     ----------     ----------     ----------     ----------
    Total ...................................        100.00%        100.00%        100.00%        100.00%        100.00%
                                                 ==========     ==========     ==========     ==========     ==========

NON-PERFORMING ASSETS
  Non-accrual loans .........................    $   10,259     $    8,477     $    8,052     $   10,288     $    9,627
  Other real estate owned ...................         1,381          1,089          1,808          1,945          1,565
  Restructured loans ........................             0              0              0              0              0
                                                 ----------     ----------     ----------     ----------     ----------
    Total non-performing assets .............    $   11,640     $    9,566     $    9,860     $   12,233     $   11,192
                                                 ==========     ==========     ==========     ==========     ==========

  Non-performing assets as a % of total loans          0.27%          0.24%          0.30%          0.39%          0.40%

LOANS PAST DUE OVER 90 DAYS .................    $    4,959     $    7,467     $    6,275     $    4,959     $    8,180
  As a % of total loans .....................          0.11%          0.19%          0.19%          0.16%          0.29%

ALLOCATION OF LOAN LOSS RESERVE BY LOAN TYPE
  Commercial, financial,
    agricultural, and other loans ...........    $   21,966     $   20,150     $   18,780     $   18,585     $   17,016
  Real estate construction loans ............           510            455            344            367            318
  Real estate loans - other .................        11,876         12,158          9,216          9,753          9,809
  Consumer installment loans ................        19,804         19,509         16,708         16,350         15,608
                                                 ----------     ----------     ----------     ----------     ----------
    Total ...................................    $   54,156     $   52,272     $   45,048     $   45,055     $   42,751
                                                 ==========     ==========     ==========     ==========     ==========

included in the risk-based capital ratios used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note S to the consolidated financial statements.

    Reported in Table 5 is a five-year comparison of the level of non-performing assets and loans contractually past due over 90 days. Total non-performing assets, which consist of past-due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans with restructured terms to enable a delinquent borrower to repay, were $11.6 million or 0.27% of total loans at year-end 1999. This compares to $9.6 million or 0.24% of total loans at year-end 1998. While levels of non-performing assets can be affected by borrowers experiencing difficulty resulting from fluctuations in the economy, One Valley diligently works to keep its level of non-performing assets at a relatively low level, as demonstrated in Table 5. The amount of loans contractually past due for over 90 days, but which continue to accrue interest, decreased in 1999 to $5.0 million as compared with $7.5 million in 1998. At year-end, these loans constituted 0.11% of total loans, down from 0.19% at year-end 1998 and 1997.

    One Valley's commitment to a quality loan portfolio is evidenced by the consistently favorable ratio of problem loans to total loans even while the size of the loan portfolio has increased significantly over the last five years. The increase in both the size and the credit quality of the loan portfolio has enabled One Valley to increase its interest income from loans by $26.6 million or 8.3% in 1999 and $38.2 million or 13.6% in 1998.

    It is One Valley's policy to place loans that are past due for over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. Upon repossession of a real estate loan, the balance of the loan is transferred to "Other Real Estate Owned" (OREO). The value is recorded at the lower of the outstanding loan balance or the fair market value of the property, less costs to sell the property, based on current appraisals and other market information. If a writedown of the OREO property is necessary at the time of foreclosure, the amount of the reduction is charged against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with a continuous internal risk review process. If market conditions indicate that the recorded value exceeds the fair market value less costs to dispose, additional writedowns of the property value are charged directly to operations.

    One Valley had no commitments to provide additional funds on non-accrual loans at December 1999. During 1999, One Valley recognized less than $0.4 million of interest on non-accrual loans, while approximately $0.8 million would have been recognized on these loans if they had been current throughout 1999 in accordance with their original terms. Similarly, during 1998, less than $0.2 million was recognized on non-accrual loans, while approximately $0.8 million would have been recognized in accordance with their original terms.

    A loan is categorized and reported as impaired when it is probable that the borrower will be unable to pay the principal and interest amounts according to the contractual terms of the loan agreement. In determining whether a loan is impaired, One Valley's management considers such factors as payment history, recent economic events, current and probable financial condition and other available information. Typically, this type of individual loan analysis occurs with large commercial loans. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical measure, at the loan's observable market price or realizable value of the collateral if the loan is collateral dependent. Additional information on impaired loans is contained in Note I to the consolidated financial statements.

    The allowance for loan losses is maintained to absorb losses inherent in the loan portfolio as of December 31, 1999. Factors considered in determining the adequacy of the allowance include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing and impaired loans, and an evaluation of current economic conditions. Commercial, consumer, and mortgage

PROVISION FOR LOAN LOSSES
AND NET CHARGE-OFFS

              Net
          Charge-Offs    Provision
          ------------------------
1994         0.16%         0.22%
1995         0.14%         0.22%
1996         0.17%         0.18%
1997         0.24%         0.24%
1998         0.18%         0.27%
1999         0.17%         0.22%


NON-PERFORMING ASSETS &
LOAN 90 DAYS PAST DUE


              Non-       Loans 90
          Performing       Days
            Assets       Past Due
          ------------------------
1994         0.50%         0.24%
1995         0.40%         0.29%
1996         0.39%         0.16%
1997         0.30%         0.19%
1998         0.24%         0.19%
1999         0.27%         0.11%
loan portfolios are separated for purposes of analysis in determining the adequacy of the allowance for loan losses. Specific loss estimates are derived for individual credits where applicable, while estimated loss factors are applied to pools of similar loans, within each category. Changes in loan concentrations and quality are monitored and could result in adjustments to the allowance during the period of review. The general allowance on graded loans, those loans rated according to associated risk, is determined through a combination of historical loss percentages, as well as inherent risk by grade. Through careful monitoring of the loan portfolios by an internal risk review process, differences between estimated and actual losses are reflected quarterly in the analysis of loan loss category. As part of the holding company structure, One Valley maintains credit analysis and loan review departments. One Valley also maintains a loan administration function to continually identify and monitor problem loans.

    Management is mindful of the difficulty in being precise in any estimation of credit losses used in analyzing loan loss adequacy. Changes in general economic conditions, as well as specific economic factors in the individual markets in which One Valley operates, present an inherent risk, which involves a higher degree of uncertainty regarding the allowance. Accordingly, One Valley has assigned

Comparative Loan Loss Information                                       Table 6

(Dollars in thousands)

                                                                                FOR THE YEAR ENDED DECEMBER 31
                                                             1999             1998           1997            1996           1995
                                                          ----------      ----------      ----------      ----------     ----------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF PERIOD ......     $   52,272      $   45,048      $   45,055      $   42,751     $   40,492
Charge-offs
  Commercial, financial, and agricultural loans .....          1,785           1,533           2,098           1,105            726
  Real estate construction loans ....................              0               0              34               0              0
  Real estate loans - other .........................            813             639             888             667            588
  Consumer installment loans ........................          6,794           6,523           6,817           5,293          4,451
                                                          ----------      ----------      ----------      ----------     ----------
    Total charge-offs ...............................          9,392           8,695           9,837           7,065          5,765
                                                          ----------      ----------      ----------      ----------     ----------

Recoveries:
  Commercial, financial, and agricultural loans .....            485             398             446             306            519
  Real estate mortgage loans ........................             88             196             399             321            232
  Consumer installment loans ........................          1,583           1,433           1,454           1,252          1,151
                                                          ----------      ----------      ----------      ----------     ----------
    Total recoveries ................................          2,156           2,027           2,299           1,879          1,902
                                                          ----------      ----------      ----------      ----------     ----------
Net charge-offs .....................................          7,236           6,668           7,538           5,186          3,863
Provision for loan losses ...........................          9,120          10,063           7,531           5,264          5,887
Balance of acquired subsidiaries ....................              0           3,829               0           2,226            235
                                                          ----------      ----------      ----------      ----------     ----------
ALLOWANCE FOR LOAN LOSSES, END OF PERIOD ............     $   54,156      $   52,272      $   45,048      $   45,055     $   42,751
                                                          ==========      ==========      ==========      ==========     ==========

Average total loans .................................     $4,186,010      $3,690,704      $3,180,463      $3,002,773     $2,716,839
Total loans at year-end .............................      4,391,626       3,991,121       3,302,536       3,135,497      2,809,979

AS A PERCENT OF AVERAGE TOTAL LOANS:
  Net charge-offs ...................................           0.17%           0.18%           0.24%           0.17%          0.14%
  Provision for loan losses .........................           0.22            0.27            0.24            0.18           0.22
  Allowance for loan losses .........................           1.29            1.42            1.42            1.50           1.57

AS A PERCENT OF TOTAL LOANS AT YEAR-END:
  Allowance for loan losses .........................           1.23%           1.31%           1.36%           1.44%          1.52%

AS A MULTIPLE OF NET CHARGE-OFFS:
  Allowance for loan losses .........................           7.48X           7.84X           5.98X           8.69X         11.07X
  Income before tax and provision for loan losses ...          17.88           17.85           13.85           18.09          23.22

each major loan category a portion of the allowance to address the risk associated with these factors.

    Based on the analysis performed, it is One Valley's management's opinion that the allowance for loan losses is adequate to absorb the current risk of probable loss in the existing loan portfolio. A summary of the allowance for loan losses allocated by loan type is also included in Table 5. Table 6, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years. At December 31, 1999, the allowance for loan losses was $54.2 million or 1.23% of loans outstanding compared to the December 31, 1998 level of $52.3 million or 1.31% of total year-end loans.

     The provision for loan losses in 1999 was $9.1 million, down from the $10.1 million in 1998, and up from the $7.5 million provision in 1997. During 1999, additional financial information on most of the commercial borrowers in the loan portfolios of institutions acquired in 1998 was obtained and the estimated credit losses on a significant number of loans adjusted. The increase in 1998 was to provide for the sharp growth in the loan portfolios. While One Valley experienced considerable loan growth during 1999, 1998, and 1997, the overall credit quality of the portfolio has remained consistent over those years, as evidenced by the low level of non-performing assets and the low level of net charge-offs during those years.

    One Valley's net charge-offs have remained consistently low over the past five years, a reflection of One Valley's overall asset quality for those years. Net charge-offs are the amount of uncollectible loans charged against the allowance for loan losses, net of any proceeds recovered on loans previously written off. Net charge-offs in 1999 increased $0.5 million to $7.2 million from the $6.7 million net charged off in 1998. However, net-charge offs as a percentage of average total loans declined to 0.17% in 1999, compared to 0.18% in 1998 and 0.24% in 1997. In all three years, these ratios compare favorably with those of peer group banks across the country. Although the dollar amount of net charge-offs has remained historically low, charge-offs could increase in the coming months due to the increase in the total dollar amount of loans, or adverse changes in economic conditions.

Investment Portfolio and Other Earning Assets

    Investment securities averaged $1,657.7 million in 1999, a $44.1 million or 2.7% increase over the $1,613.6 million averaged in 1998. This increase follows a 9.9% increase in 1998 over the $1,467.9 million averaged in 1997. The 1999 increase was due to contingency funding plans made in April 1999 to address the possible liquidity needs associated with customers' concerns with Y2K. Borrowings totaling $200 million were made in April and simultaneously, $200 million in securities were purchased with maturities prior to December 31,


--------------

  INVESTMENT

  SECURITIES

   AVERAGED

 $1.7 BILLION

   IN 1999

--------------


Remaining Maturities of Loans                                           Table 7

(Dollars in thousands)

                                                         BALANCE             PROJECTED MATURITIES(*)
                                                       DECEMBER 31,    ONE YEAR     ONE TO FIVE    OVER FIVE
                                                          1999         OR LESS         YEARS        YEARS
                                                       ------------    --------     -----------    ---------
Commercial, financial, and agricultural loans .....     $528,013       $267,148       $188,436     $ 72,429
Real estate construction loans ....................      108,813         49,274         19,721       39,818
Commercial real estate loans ......................      817,368        126,472        322,546      368,350

Loans with:
  Floating rates ..................................     $687,856       $163,924       $314,977     $208,955
  Predetermined rates .............................      766,338        278,970        215,726      271,642

(*)Based on scheduled or approximate repayments.

Securities Maturity and Yield Analysis                                  Table 8

(Dollars in thousands)

                                                                          AS OF DECEMBER 31, 1999

                                                                                  AVERAGE         TAXABLE
AVAILABLE-FOR-SALE                                                MARKET          MATURITY      EQUIVALENT
                                                                   VALUE      (YEARS/ MONTHS)     YIELD(*)
                                                                ----------    ---------------   ----------
 U. S. TREASURY SECURITIES
  Maturing within one year ..............................       $   17,966                         5.40%
  After one but within five years .......................           65,068                         5.59
  After five but within ten years .......................           20,311                         7.70
                                                                ----------
    Total U.S. Treasury Securities ......................          103,345           3/2           5.97

 U. S. GOVERNMENT AGENCIES SECURITIES
   Maturing within one year .............................          119,515                         7.09
   After one but within five years ......................          386,314                         6.07
   After five but within ten years ......................          140,860                         5.72
   After ten years ......................................            8,788                         4.75
                                                                ----------
     Total U.S. Government Agencies Securities ..........          655,477           5/1           6.16

 MORTGAGE-BACKED SECURITIES(**)
  Maturing within one year ..............................            8,507                         6.69
  After one but within five years .......................            2,668                         6.99
  After five but within ten years .......................          104,215                         6.54
  After ten years .......................................          254,968                         6.66
                                                                ----------
    Total Mortgage-Backed Securities ....................          370,358          14/10          6.63

 OTHER DEBT SECURITIES
  Maturing within one year ..............................           61,628                         6.22
  After one but within five years .......................           30,952                         5.99
  After five but within ten years .......................            8,736                         7.81
                                                                ----------
    Total Other Debt Securities .........................          101,316           3/7           6.29

 Other Securities .......................................           58,357
                                                                ----------
 Total Securities Available-for-Sale ....................       $1,288,853           7/5           6.01%
                                                                ==========

                                                                                  AVERAGE         TAXABLE
HELD-TO-MATURITY                                                  MARKET          MATURITY      EQUIVALENT
                                                                   VALUE      (YEARS/ MONTHS)     YIELD(*)
                                                                ----------    ---------------   ----------
 STATES AND POLITICAL SUBDIVISIONS SECURITIES
  Maturing within one year ..............................       $   31,507                        11.00%
  After one but within five years .......................          134,921                         8.08
  After five but within ten years .......................          117,296                         7.56
  After ten years .......................................            2,278                         7.08
                                                                ----------
    Total States and Political Subdivisions Securities ..          286,002           9/3           8.18

 Other Securities .......................................              328
                                                                ----------
 Total Securities Held-to-Maturity ......................       $  286,330           9/3           8.17%
                                                                ==========

*  Fully tax-equivalent using the rate of 35%.
** Maturities for Mortgage-Backed Securities are based on final maturity.

1999. If not for this contingency funding plan, securities would have declined due to the deployment of more assets into loans. Nearly 80% of the increase in 1998 was the result of investments and funds available for investment obtained through the Summit acquisition and the branch purchase.

    As sources of funds (deposits, federal funds purchased, and repurchase agreements with corporate customers) fluctuate, excess funds are initially invested in federal funds sold to other banks and other short-term investments. Based upon analyses of asset/liability repricing, interest rate forecasts, and liquidity requirements, funds are periodically reinvested in high-quality debt securities, which typically mature over a longer period of time. At the time of purchase, management determines whether securities will be classified as available-for-sale or held-to-maturity.

    As shown in Table 8, Securities Maturity and Yield Analysis, the average maturity period of securities available-for-sale at December 31, 1999 was 7 years 5 months. Table 8 uses a final maturity method to report the average maturity of mortgage-backed securities, which excludes the effect of monthly payments and prepayments. Approximately 59% of the securities available-for-sale at December 31, 1999 were U.S. Government Agency or Treasury securities that had an average maturity of 5 years 1 month and 3 years 2 months respectively. The average expected maturity period of securities held-to-maturity was 9 years 3 months at the end of 1999. The average expected maturity of the investment portfolio is managed at a level to maintain proper matching with One Valley's interest rate risk guidelines. One Valley does not have any securities held for trading and it has no plans to establish such classification at the present time. Other information regarding investment securities may be found in Table 8 and in Note G to the consolidated financial statements.

    One Valley's average federal funds sold and other short-term investments increased by 4.0% in 1999. This follows a decrease of 17.9% in 1998. Averaging $31.1 million in 1999, federal funds sold and other expected short-term investments increased $1.2 million from the $29.9 million averaged in 1998 as compared to a decrease of $6.5 million from the $36.4 million averaged in 1997. Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/ liability structure, as discussed in greater detail above and in other sections of this report.

Funding Sources

    Despite an increase in market rates in late 1999, the general level in market interest rates remained below the 1998 levels. As a result, the average rate paid on interest-bearing liabilities decreased to 4.17% in 1999, down from the 4.40% average paid in 1998 and the 4.42% average rate paid in 1997. The cost of deposit funds in 1999 also benefited from the lowering of rates paid on certain core deposit products.

    Due to alternative sources of investment and the increasing sophistication of customers in managing their investments, competition for funds has become more intense. Many customers have shifted balances from higher rate certificates of deposit into indexed money market accounts that currently pay slightly lower rates but have an adjustable rate feature. One Valley also offers periodic special rate products to attract additional deposits.

    On average, One Valley's deposits increased by 6.4% or $273.0 million in 1999. Slightly less than half of this increase was the result of the acquisitions in 1998. Excluding this effect, One Valley's 1999 average interest-bearing deposits increased by $114.0 million or 3.1%. The majority of the 1999 increase in time and savings deposits resulted from growth in the Valley Index Account, an insured deposit product paying an indexed money market interest rate. One Valley's average non-interest-bearing deposits increased by $45.3 million or 8.9% in 1999. In the past several years, One Valley has been able to attract non-interest-bearing deposits by increasing customer service and convenience through increased electronic banking services and locations. In 1998, One Valley's deposits, on average, increased 11.4% or $437.0 million. Of this increase, $318.9 million resulted from the 1998 Wachovia branch purchase and Summit acquisition.

AVERAGE DEPOSITS

           Demand         Time        Savings           Savings      Total
          Deposits      Deposits      Regular          Checking     Deposits
         ----------------------------------------------------------------------
1994        412           1,250          817              452         2,931
1995        381           1,450          696              481         3,007
1996        385           2,000          701              571         3,657
1997        410           2,128          747              561         3,847
1998        511           2,189        1,004              580         4,284
1999        556           2,140        1,266              595         4,557

------------

   AVERAGE

  DEPOSITS

  INCREASED

 BY 6.4% IN

    1999

------------


    To supplement its funding from deposit growth, One Valley has increasingly utilized borrowed funds to fund loan growth. Short-term borrowings in 1999 increased, on average, by $19.1 million or 2.7%. One Valley's daily overnight repurchase agreements, a collateralized cash management product offered to commercial customers increased $51.9 million or 19.9% allowing for curtailments of $32.8 million in other forms of short-term borrowings. In 1998, average short-term borrowings increased by $204.0 million or 40.0% including a 12.9% or $29.7 million increase in daily overnight repurchase agreements.

    Long-term borrowings, on average, increased $263.8 million or 616.2% in 1999 following a $9.5 million or 18.2% decrease in 1998. Long-term borrowings have increased by $506.3 million since December 31, 1998. Emphasis was placed on long-term borrowings as part of an interest rate risk management strategy. In addition, in April 1999, a total of $200.0 million was borrowed from the Federal Home Loan Bank (FHLB) to provide adequate liquidity for anticipated customers' year-end cash and liquidity needs related to Y2K concerns. The decrease in 1998 was due to scheduled repayments that occurred during the year. Other information regarding short and long-term borrowings is contained in Note L to the consolidated financial statements.

Interest Sensitivity and Liquidity

    Asset /liability management is a means of optimizing net interest income while minimizing interest rate risk by planning and controlling the mix and maturities of interest earning assets and interest bearing liabilities. This is accomplished through the strategic pricing of asset and liability accounts. The expected result of this process is the development of appropriate maturity and repricing opportunities in those accounts to produce consistent earnings during changing interest rate environments.

    Table 10 illustrates One Valley's rate-sensitive positions at December 31, 1999, and is not necessarily reflective of positions throughout the year. The carrying amounts of interest-rate-sensitive assets and liabilities and the notional amounts of swaps and other derivative financial instruments are presented in the periods in which they next reprice to market rates or mature and are combined to show the interest rate sensitivity gap. To reflect anticipated prepayments, certain asset and liability categories are included in the table based on estimated rather than contractual maturity dates.

    Management uses Net Interest Income Simulation Analysis ("Simulation") to measure the sensitivity of projected earnings to changes in interest rates. Simulation takes into account the current contractual agreements that One Valley has made with its customers for deposits, borrowings, loans, investments and any commitments to enter into those transactions. Management monitors One
Valley's interest sensitivity by means of a computer model that incorporates current volumes and rates, scheduled maturities and projected payments, repricing opportunities and anticipated growth. The model projects earnings based on current and projected portfolio balances and rates. This level of detail is needed to effectively simulate the effect that changes in interest rates and portfolio balances will have on the earnings of One Valley. This method is subject to the accuracy of the assumptions that underlie the process, but it provides a better illustration of the sensitivity of earnings to changes in interest rates than do other analyses such as static and dynamic gap.

Maturity Distribution of Certificates of Deposit                        Table 9

(Dollars in thousands)

                                           AS OF DECEMBER  31, 1999         AS OF DECEMBER  31, 1998
                                           AMOUNT           PERCENT          AMOUNT          PERCENT
                                          --------          -------         --------         -------
Three months or less ...........          $115,937           30.07%         $ 99,067          27.28%
Three through six months .......            52,907           13.72            60,582          16.69
Six through twelve months ......            93,086           24.14           106,587          29.36
Over twelve months .............           123,690           32.07            96,848          26.67
                                          --------          ------          --------         ------
  Total ........................          $385,620          100.00%         $363,084         100.00%
                                          ========          ======          ========         ======

    Table 11 represents the results of One Valley's interest sensitivity simulation analysis as of December 31, 1999 and 1998. Key assumptions in the preparation of the table include anticipated prepayment speeds on mortgage-related assets; cash flows and maturities of derivative financial instruments; changes in market conditions including interest rates, loan volumes, and pricing; deposit sensitivity; customer preferences; and capital plans. To attempt to quantify the potential change in net interest income, given a change in interest rates, various interest rate scenarios are applied to projected balances, maturities and repricing opportunities. The resulting change in net interest income reflects the level of sensitivity that net interest income has in relation to changing interest rates.

    As of year-end 1999, a sharp increase in interest rates of 300 basis points would have a negative impact on One Valley's net interest income in the year 2000. Modest changes in interest rates or an aggressive decrease in interest rates would not have a material impact on net interest earnings. As of year-end 1998, One Valley's interest sensitivity

Interest Rate Sensitivity Gap Analysis at December 31, 1999             Table 10

(Dollars in thousands)

                                                                               EXPECTED REPRICING OR MATURITY

                                                                                                       OVER FIVE
                                                        WITHIN ONE         ONE TO        THREE TO      YEARS/NON
                                                          YEAR          THREE YEARS     FIVE YEARS   RATE SENSITIVE      TOTAL
                                                       -----------      -----------     ----------   --------------    ----------
ASSETS
  Securities .....................................     $   152,479      $  241,804      $  338,533     $  848,087      $1,580,903
  Federal funds sold .............................         185,590                                                        185,590
  Loans and leases ...............................       1,854,207       1,058,617         820,421        604,225       4,337,470
  Other assets (non-earning) .....................                                                        479,098         479,098
                                                       -----------      ----------      ----------     ----------      ----------
      TOTAL ASSETS ...............................     $ 2,192,276      $1,300,421      $1,158,954     $1,931,410      $6,583,061
                                                       ===========      ==========      ==========     ==========      ==========

LIABILITIES
  Savings and interest checking ..................     $   820,564                                     $1,033,422      $1,853,986
  Other time deposits ............................       1,422,278      $  668,669      $   73,768          1,364       2,166,079
  Short-term borrowings ..........................         823,734          26,464              72                        850,270
  Long-term borrowings ...........................         308,340         202,274          10,746         20,464         541,824
  Demand deposits ................................                                                        553,370         553,370
  Other liabilities ..............................                                                         58,803          58,803
  Equity .........................................                                                        558,729         558,729
                                                       -----------      ----------      ----------     ----------      ----------
      TOTAL LIABILITIES ..........................     $ 3,374,916      $  897,407      $   84,586     $2,226,152      $6,583,061
                                                       ===========      ==========      ==========     ==========      ==========

ASSET-LIABILITY GAP ..............................     $(1,182,640)     $  403,014      $1,074,368     $ (294,742)

DERIVATIVES AFFECTING INTEREST RATE SENSITIVITY:
  Pay fixed interest rate swaps ..................         150,000        (150,000)
  Receive fixed interest rate swaps
  Caps, floors, and collars ......................          50,000         (50,000)
                                                       -----------      ----------
      TOTAL DERIVATIVES ..........................         200,000        (200,000)

INTEREST RATE SENSITIVITY GAP ....................     $  (982,640)     $  203,014      $1,074,368     $ (294,742)
                                                       ===========      ==========      ==========     ==========

CUMULATIVE INTEREST RATE SENSITIVITY GAP .........     $  (982,640)     $ (779,626)     $  294,742     $        0
                                                       ===========      ==========      ==========     ==========

simulation indicated a sharp decrease in interest rates of 275 basis points would have had a negative impact on net interest income while modest changes or an aggressive increase in interest rates would not have had a material impact on net interest earnings.

    Liquidity represents a bank's continuing ability to meet its funding needs, primarily deposit withdrawals, timely repayment of borrowings and other liabilities and funding of loan commitments. In addition to its level of liquid assets, many other factors affect a bank's ability to meet liquidity needs, including access to a variety of funding sources, capital position and general market conditions.

    Traditional sources of liquidity include proceeds from maturities of securities, repayment of loans and growth in core deposits. Federal funds purchased, repurchase agreements, FHLB advances and other short-term borrowed funds, as well as long-term debt instruments, supplement these traditional sources. Management believes funds obtainable from these sources is adequate to meet current liquidity requirements.

    One Valley generated $125.9 million of cash from operations in 1999, which compares to $67.6 million in 1998 and $74.8 million in 1997. Additional cash of $560.5 million was generated through net financing activities in 1999, which compares to $244.6 million in 1998 and $288.1 million in 1997. These proceeds, along with proceeds from the sale and maturity of securities, were used to fund loans and purchase securities during the year. Net cash used in investing activities totaled $489.0 million in 1999, which compares to $253.3 million in 1998 and $380.9 million in 1997. Details on the sources and uses of cash can be found in the Consolidated Statements of Cash Flows in the consolidated financial statements that follow this discussion.

Capital Resources

    One Valley's average equity-to-asset ratio was a strong 9.18% in 1999, down slightly from the 9.88% during 1998, and the 9.86% in 1997. At year-end 1999, One Valley's primary capital ratio was 9.23% compared to 10.77% at year-end 1998. The Federal Reserve's risk-based capital guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by credit risk factors, thus eliminating disincentives for holding low-risk assets and requiring more capital for holding higher risk assets. At year-end 1999, One Valley's risk-adjusted capital-to-assets ratio was 14.0% compared to 15.6% at December 31, 1998. Both of these ratios are well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One Valley's leverage ratio at December 31, 1999 was 8.2% compared to 9.0% at December 31, 1998. Both of these ratios are well above the minimum 3.0% and the

Interest Sensitivity Simulation Analysis                               Table 11

                            AS OF DECEMBER 31, 1999
                                                     ANNUALIZED HYPOTHETICAL %
      INTEREST RATE SCENARIO                       CHANGE IN NET INTEREST INCOME
      ----------------------                       -----------------------------
            Up 300BP                                          -4.39%
            Up 100BP                                          -2.25%
         Flat (No Change)                                      N/A
           Down 100BP                                          0.85%
           Down 250BP                                          1.18%


                            AS OF DECEMBER 31, 1998
                                                     ANNUALIZED HYPOTHETICAL %
      INTEREST RATE SCENARIO                       CHANGE IN NET INTEREST INCOME
      ----------------------                       -----------------------------
            Up 300BP                                          -1.21%
         Flat (No Change)                                      N/A
           Down -275BP                                        -3.72%

4.0% to 5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's decision to maintain a strong capital position.

    The primary source of funds for dividends paid by One Valley to its shareholders is the dividends received from its subsidiary banks. Federal regulatory agencies impose restrictions on the payment of dividends and the transfer of assets from the banking subsidiaries to the holding company. These regulatory restrictions have not had an adverse impact on One Valley's dividend policy. Additional information concerning dividend restrictions is discussed in Note D to the consolidated financial statements.

    In February 1999, One Valley's Board of Directors (the Board) authorized the repurchase of 1.5 million shares of One Valley common stock. This purchase was completed by the end of the second quarter at a cost of $56.5 million. In July 1999, the Board authorized the repurchase of another 1.5 million shares of One Valley common stock. At year end, 70,700 shares of the July authorization had been purchased at a cost of $2.6 million. The repurchases have been halted and the Board rescinded authorization to repurchase shares, pending acquisition by BB&T.

INCOME STATEMENT ANALYSIS

Net Interest Income

    Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $244.3 million in 1999, up 6.7% over the $228.9 million in 1998. This follows an increase of 10.1% in 1998 over the 1997 level. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were subject to the statutory federal tax rate of 35%.

    The increase in net interest income in 1999 is largely due to the 13.5% growth in average loans outstanding. One Valley's loan portfolio experienced growth in all major classifications during 1999, with commercial lending showing the greatest increase compared to last year. Funding of One Valley's loan growth came from a 6.4% increase in average deposits with the remainder from increased short and long-term borrowings. As shown in Table 12, Rate Volume Analysis, increases in the volume of earning assets in both 1999 and 1998 have provided a significant increase in net interest income. In 1999, the increase in the volume of earning assets increased interest income by $44.7 million. This increase was offset somewhat by decreases in interest yields on loans and investments due to the overall lower interest rate environment on average for the entire year. As a result, total interest income increased by $26.2 million in 1999 over 1998.

    Similarly in 1999, an increased volume of interest-bearing liabilities boosted interest expense by $24.6 million. However, a lower cost of interest-bearing liabilities reduced the overall increase in total interest expense to $10.8 million. The increase in total interest income exceeded the increase in overall interest expense by $15.4 million on a fully tax-equivalent basis in 1999 over 1998. In 1998, increases in volumes of interest sensitive assets and liabilities increased total interest income and total interest expense over the previous year. Yet a decline in yields in earning assets and interest-bearing liabilities partially reduced interest income and interest expense. As a result, net interest income grew by $20.9 million.

    Since 1997, even though net interest income increased due to higher volumes of earning assets, the lower overall interest rate environment and increased competition for deposits and other funds had a dampening effect on the net interest margin percentage on a fully tax-equivalent basis. The yield on all earning assets declined to 7.81% in 1999, down from the 8.10% realized in 1998, and the 8.29% realized during 1997. At the same time, the stiff competition for deposits and the use of borrowings to fund loan and investment growth prevented the cost of all funds from declining as significantly as the yield on earning assets. In 1999, the average cost of funds was 3.61%, down from the 3.77% in 1998, and the 3.81% in 1997. As a result, the net interest margin (net interest income divided by the sum of average earning


--------------

 NET INTEREST

    INCOME

   INCREASED

   BY $14.5

  MILLION IN

     1999

--------------

NET INTEREST MARGIN

             Yield on      Net       Cost of
              Assets      Margin      Funds
             -------------------------------
1994           7.84        4.85        2.99
1995           8.41        4.80        3.61
1996           8.34        4.63        3.71
1997           8.29        4.48        3.81
1998           8.10        4.33        3.77
1999           7.81        4.20        3.61


assets) in 1999 declined to 4.20%, down from the 4.33% and 4.48% earned in 1998 and 1997, respectively. It should be noted that the net interest margin percentage was negatively impacted in 1999 by the additional borrowings and cash levels maintained to meet potential customer cash and liquidity needs related to Y2K. If those factors were excluded from the calculation, the net interest margin percentage would have been 4.31%. The impact on net interest income from the preparations related to Y2K was immaterial.

    The Net Interest Margin graph shows One Valley's yield on earning assets, cost of all funds and net interest margin over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet Analysis."

Non-interest Income and Expense

    Non-interest income is an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. As shown in Table 13, non-interest income increased by $7.9 million or 13.2% in 1999 compared to 1998, which follows a 23.3% increase in 1998 over 1997. The increase in 1999 was primarily due to growth in trust income, credit/debit card fees, service charges on deposit accounts, investment and insurance services fees, and miscellaneous income. In 1999, trust income totaled $14.0 million, a 19.6% or $2.3 million increase over 1998. This increase follows a 14.2% increase in 1998 over 1997. Trust revenues are increasing primarily due to new business over the past several years and favorable growth trends in the financial markets. Credit/debit card fee income increased by $2.1 million or 40.4% in 1999 and by $1.6 million or 43.5% in 1998 due to increased card usage by customers, and an expanding network of businesses using One Valley to process their merchant transactions. Deposit service charges increased by $1.6 million or 8.1% in 1999 and $3.9 million or 25.1% in 1998. In 1999, the increase in deposit service charges was due primarily to an increase in customer activity. The 1998 increase was due to the introduction of new


Rate Volume Analysis of Changes in Interest Income and Expense         Table 12

(Dollars in thousands)

                                                             1999 VS 1998                           1998 VS 1997
                                                          INCREASE (DECREASE)                    INCREASE (DECREASE)
                                                       IN NET INTEREST INCOME(*)              IN NET INTEREST INCOME(*)
                                                       -------------------------              -------------------------
                                                   VOLUME       RATE          TOTAL       VOLUME         RATE         TOTAL
                                                   ------      -------       -------      ------       --------      -------
EARNING ASSETS
  Loans:
    Taxable ..................................     $40,188     $(14,725)     $25,463      $44,502      $ (5,850)     $38,652
    Tax-exempt ...............................       1,306         (199)       1,107         (358)          (80)        (438)
                                                   -------     --------      -------      -------      --------      -------
      Total loans ............................      41,494      (14,924)      26,570       44,144        (5,930)      38,214
  Investment Securities:
    Taxable ..................................       1,554       (3,282)      (1,728)       8,665        (3,987)       4,678
    Tax-exempt ...............................       1,556          (62)       1,494        1,002          (397)         605
                                                   -------     --------      -------      -------      --------      -------
      Total investment securities ............       3,110       (3,344)        (234)       9,667        (4,384)       5,283
  Federal funds sold & other .................          62         (154)         (92)        (340)          161         (179)
                                                   -------     --------      -------      -------      --------      -------
      Total earning assets ...................      44,666      (18,422)      26,244       53,471       (10,153)      43,318
                                                   -------     --------      -------      -------      --------      -------

INTEREST BEARING LIABILITIES
  Interest bearing deposits ..................       9,403      (11,051)      (1,648)      14,353        (1,502)      12,851
  Short-term borrowings ......................         940       (2,424)      (1,484)      10,242           133       10,375
  Long-term borrowings .......................      14,261         (294)      13,967         (587)         (254)        (841)
                                                   -------     --------      -------      -------      --------      -------
      Total interest bearing liabilities .....      24,604      (13,769)      10,835       24,008        (1,623)      22,385
                                                   -------     --------      -------      -------      --------      -------
NET INTEREST EARNINGS ........................     $20,062     $ (4,653)     $15,409      $29,463      $ (8,530)     $20,933
                                                   =======     ========      =======      =======      ========      =======


* Fully taxable equivalent using the rate of 35%.
Note - Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.

products and a new fee structure for deposits, coupled with an increase in the customer base due to the 1998 acquisitions. Electronic banking revenue increased by $866,000 or 30.5% in 1999, largely due to increased ATM usage and a change in the fee structure. At December 31, 1999, One Valley had 269 ATM locations.

    Revenue from the investment and insurance services increased by $2.1 million or 72.6% in 1999 compared to $544,000 or 23.8% in 1998. One Valley offers these products to fulfill its commitment to provide integrated financial services to its customers. Other operating income increased by $2.0 million or 32.3% in 1999. This increase resulted from fees generated by official check processing, an increase in checkbook sales, and gains resulting from prepayment of loans acquired at a discount. Other operating income increased by $648,000 in 1998 partially due to the sale of a portion of One Valley's student loan portfolio.

    Real estate fees decreased by $2.4 million or 28.2% in 1999, which compares to a $2.5 million or 43.0% increase in 1998. Real estate loan volume and secondary market sales were extraordinarily high in 1998 due to refinancing activity initiated by a lower interest rate environment. Volume in 1997 and 1999 reflect more typical real estate activity levels. In 1999, One Valley realized $0.1 million in gains on securities sales. This compares to $1.1 million in gains realized in 1998 and $1.0 million in gains realized in 1997. These securities were sold as part of One Valley's management of its asset/liability position.

Non-Interest Income and Expense                                        Table 13

(Dollars in thousands)

                                                                                              INCREASE (DECREASE) OVER PRIOR YEAR

                                                         1999        1998        1997             1999                 1998
                                                       --------    --------    --------    ------------------   -------------------
                                                                                            AMOUNT    PERCENT    AMOUNT     PERCENT
                                                                                           --------   -------   --------    -------
SERVICE CHARGES AND OTHER
  OPERATING INCOME
  Trust income ....................................    $ 13,957    $ 11,675    $ 10,228    $  2,282    19.55    $  1,447     14.15%
  Credit/debit card fees ..........................       7,422       5,286       3,684       2,136    40.41       1,602     43.49
  Service charges on deposit accounts .............      20,987      19,408      15,511       1,579     8.14       3,897     25.12
  Electronic banking ..............................       3,710       2,844       2,350         866    30.45         494     21.02
  Investment and insurance services ...............       4,885       2,831       2,287       2,054    72.55         544     23.79
  Real estate loan processing & servicing fees ....       6,078       8,471       5,922      (2,393)  (28.25)      2,549     43.04
  Checkbook sales .................................       2,657       2,259       2,168         398    17.62          91      4.20
  Securities transactions .........................         100       1,125       1,018      (1,025)  (91.11)        107     10.51
  Miscellaneous ...................................       8,382       6,334       5,686       2,048    32.33         648     11.40
                                                       --------    --------    --------    --------    -----    --------     -----
    TOTAL NON-INTEREST INCOME .....................    $ 68,178    $ 60,233    $ 48,854    $  7,945    13.19    $ 11,379     23.29%
                                                       ========    ========    ========    ========    =====    ========     =====

STAFF AND OTHER OPERATING EXPENSES
  Salaries & wages ................................    $ 62,434    $ 62,978    $ 57,247    $  6,456    10.25    $  5,731     10.01
  Employee benefits ...............................      17,473      17,202      16,987         271     1.58         215      1.27
                                                       --------    --------    --------    --------    -----    --------     -----
    Total staff expenses ..........................      86,907      80,180      74,234       6,727     8.39       5,946      8.01
  Other Operating Expenses
    Advertising ...................................       3,811       4,175       4,083        (364)   (8.72)         92      2.25
    FDIC insurance ................................       1,010         879       1,051         131    14.90        (172)   (16.37)
    Occupancy, net ................................      10,020       8,555       7,614       1,465    17.12         941     12.36
    Equipment .....................................      12,789      11,606       9,377       1,183    10.19       2,229     23.77
    Outside data processing .......................      10,810      10,012       9,115         798     7.97         897      9.84
    Taxes not on income ...........................       4,788       4,151       3,382         637    15.35         769     22.74
    Supplies and postage ..........................       9,774       8,842       7,404         932    10.54       1,438     19.42
    All other .....................................      34,139      33,544      28,059         595     1.77       5,485     19.55
                                                       --------    --------    --------    --------    -----    --------     -----
    Total other operating expenses ................      87,141      81,764      70,085       5,377     6.58      11,679     16.66
                                                       --------    --------    --------    --------    -----    --------     -----
      TOTAL NON-INTEREST EXPENSE ..................    $174,048    $161,944    $144,319    $ 12,104     7.47    $ 17,625     12.21%
                                                       ========    ========    ========    ========     ====    ========     =====

NET OVERHEAD RATIO

               Net
             Overhead
             --------
1994           2.44%
1995           2.32%
1996           2.28%
1997           2.08%
1998           1.95%
1999           1.82%


EFFICIENCY RATIO

             Efficiency
               Ratio
             ----------
1993           63.91%
1994           59.07%
1995           57.15%
1996           58.15%
1997           56.43%
1998           56.24%
1999           55.72%

    Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. In 1999, One Valley's efficiency continued to improve as demonstrated by its declining net overhead ratio. Operating costs increased 7.5% or $12.1 million to accommodate the growth of One Valley's financial services franchise. Yet, when coupled with increases in non-interest income and the growth in earning assets, One Valley's net overhead ratio (non-interest expense less non-interest income excluding securities transactions to average earning assets) improved considerably to 1.82% from 1.95% in 1998. A lower net overhead ratio means more of the net interest margin flows through as net income. Over the past five years, net overhead has grown by a compound rate of only 3.5% whereas net interest income has grown by 6.6%.

    Total non-interest expense increased by $12.1 million or 7.5% in 1999 from 1998, which compares to an increase of $17.6 million or 12.2% in 1998 versus 1997. The 1999 increase was impacted by the full year operation of Summit versus only five months in 1998. Total staff costs increased by 8.4% in 1999, the result of normal salary increases as well as a 5.4% increase in employees resulting from the growth of One Valley's financial services franchise. Additional information on employee benefits is discussed in Note N to the consolidated financial statements.

    Advertising expenses decreased by $364,000 or 8.7% in 1999 as compared to 1998, again related to the 1998 expansion in the Virginia market. This follows an increase in 1998 of 2.2%. FDIC insurance expense increased by $131,000 or 14.9% in 1999 resulting from One Valley's expanded deposit base, as compared to a $172,000 or 16.4% decrease in 1998 over 1997. The decrease in 1998 was due to the lowering of deposit insurance rates.

    Occupancy, equipment and data processing expenses have increased over the last two years largely due to facilities and equipment modernization and the expansion of One Valley's banking network. Net occupancy expense increased by $1.5 million or 17.1% in 1999 over 1998. This compares to a $941,000 or 12.4% increase in 1998 versus 1997. Equipment expense increased by $1.2 million or 10.2% over 1998 compared to a $2.2 million or 23.8% increase in 1998 over 1997. Outside data processing costs increased by $798,000 or 8.0% in 1999 due to expanding operations, versus an $897,000 or 9.8% increase in 1998 over 1997.

    Taxes not on income increased by $637,000 or 15.4% in 1999, which followed a 1998 increase of $769,000 or 22.7%. These increases are largely due to the central Virginia affiliate's charter change to a national bank and the addition of Summit in the second half of 1998. In Virginia, banks are subject to an equity-based state franchise tax but are exempt from state income tax. In 1997 and earlier years, the central Virginia affiliate was a thrift institution subject to state income tax. Supplies and postage expense increased $932,000 or 10.5% in 1999 as compared to $1.4 million or 19.4% in 1998, primarily related to additional mailings, forms, supplies and courier service for One Valley's expanded Virginia operations. Other expenses remained relatively flat with an increase of $595,000 or 1.8%. This compares to an increase of $5.5 million or 19.6% in 1998. The increase in 1998 was primarily due to increased intangible amortization resulting from the Wachovia branch purchase, and a general increase in costs due to the expanded branch network.

    An analysis of the allowance for loan losses and related provision for loan losses is included in the Loan Portfolio section of the Balance Sheet Analysis of the report.

Applicable Income Taxes

    Income tax expense in 1999 was $39.4 million compared to $35.9 million in 1998 and $33.1 million in 1997. The increase in 1999 was primarily due to an increase in pretax earnings. One Valley's effective tax rate was 32.8% in 1999 down from 33.0% in 1998 and 34.1% in 1997. Additional information regarding income taxes is contained in Note M to the consolidated financial statements.

Effects of Changing Prices

    The results of operations and financial condition presented in this report are based on historical cost, unadjusted for the effects of inflation. Inflation affects One Valley in two ways. One is that inflation can result in increased operating costs that must be absorbed or recovered through increased prices for services. The second effect is on the purchasing power of the corporation. Virtually all of a bank's assets and liabilities are monetary in nature. Regardless of changes in prices, most assets and liabilities of the banking subsidiaries will be converted into a fixed number of dollars. Non-earning assets, such as premises and equipment, do not constitute a major portion of One Valley's assets; therefore, most assets are subject to repricing on a more frequent basis than in other industries.

    One Valley's ability to offset the effects of inflation and potential reductions in future purchasing power depends primarily on its ability to maintain capital levels by adjusting pricing for its services and to improve net interest income by maintaining an effective asset/liability mix. Management's efforts to meet these goals are described in other sections of this report.

SUMMARY RESULTS OF OPERATIONS
FOURTH QUARTER 1999

    Net income for the three months ended December 31, 1999 was $19.7 million, a slight increase from the $19.5 million earned during the fourth quarter of 1998. For the fourth quarter of 1999, diluted earnings per share rose to $0.59, a 7.3% increase from the $0.55 reported for the fourth quarter of 1998.

    Net interest income rose by 2.0% to $58.4 million when compared to the same three months of 1998. Average earning assets increased 9.1%, primarily due to a 9.9% increase in average loans outstanding. At the same time, average interest-bearing liabilities increased 12.5% primarily due to a $451.0 million increase in long-term borrowings. In April, One Valley borrowed $200.0 million from the Federal Home Loan Bank to provide adequate liquidity for customers' potential year-end cash needs. During the fourth quarter additional cash was also kept available for these anticipated needs. The additional borrowing and liquidity lowered One Valley's net interest margin by 14 basis points in the fourth quarter and 11 basis points for the year.

    Average deposits increased 2.3% in fourth quarter 1999 versus an increase of 15.4% in fourth quarter 1998 over 1997. This higher growth rate in 1998 is a result of the acquisition activity discussed in earlier sections of this report.

    The fourth quarter provision for loan losses decreased by $242,000 in 1999 from 1998. This compares to an increase of $342,000 in 1998 when compared to fourth quarter of 1997. These fluctuations are consistent with the 9.4% decrease in loan loss provisions for the full year as computed under One Valley's loan loss reserve adequacy analysis methodology as fully described in previous sections of this report. Non-interest income increased 4.7% in fourth quarter 1999. One Valley's Trust income, service charges on deposits, and other service charges and fees combined for a 19.8% or $2.4 million increase. The increase was primarily due to increased market value of assets held in Trust, revenue from deposit accounts, brokerage and insurance commissions, and credit/debit card revenue. The increase was partially offset by a decline in real estate loan servicing income and other operating income. Non-interest expense increased by 3.0% during the same period as a result of One Valley's expanded branch network, technology upgrades, increased debit/credit card processing and other operating costs. Net overhead for the quarter increased by $371,000 or 1.4% compared to the same period one year ago.

    Additional quarterly financial data is provided in Note T to the consolidated financial statements.

YEAR 2000 COMPLIANCE

    One Valley completed its Year 2000 readiness project on schedule and within the estimated budget of $5.4 million (which did not include salaries of all personnel involved but did include estimates of the time and corresponding salary allocations of those with primary responsibility for the project). One Valley's systems and the systems of its third party service providers operated without interruption over the Year 2000 date change. One Valley is continuing to monitor and verify the continued operation of its and its vendors' systems through several key dates in the Year 2000, consistent with the guidance of the federal bank regulators.


---------------

      NET

   OVERHEAD

   DECREASED

  TO 1.82% OF

    AVERAGE

    EARNING

    ASSETS

---------------

Consolidated Balance Sheets

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands)

                                                                                               DECEMBER 31
                                                                                        1999                  1998
                                                                                    -----------           -----------
ASSETS
  Cash and due from banks ................................................          $   214,535           $   155,226
  Interest-bearing deposits in other banks ...............................                5,720                 3,150
  Federal funds sold .....................................................              185,590                50,000
                                                                                    -----------           -----------
    Cash and cash equivalents ............................................              405,845               208,376
  Securities:
    Available-for-sale, at fair value ....................................            1,288,853             1,307,825
    Held-to-maturity (fair value approximated
      $278,792 and $287,441
      at December 31, 1999 and 1998) .....................................              286,330               278,267

  Total loans ............................................................            4,391,626             3,991,121
  Allowance for loan losses ..............................................              (54,156)              (52,272)
                                                                                    -----------           -----------
    Net loans ............................................................            4,337,470             3,938,849

  Premises and equipment .................................................               99,661               102,863
  Accrued interest receivable ............................................               42,012                40,916
  Other assets ...........................................................              122,890                86,484
                                                                                    -----------           -----------

    Total assets .........................................................          $ 6,583,061           $ 5,963,580
                                                                                    ===========           ===========

LIABILITIES
  Deposits:
    Non-interest bearing .................................................          $   553,370           $   570,664
    Interest bearing .....................................................            4,020,065             3,982,224
                                                                                    -----------           -----------
      Total deposits .....................................................            4,573,435             4,552,888
  Short-term borrowings:
    Federal funds purchased ..............................................               12,662                36,410
    Securities sold under agreements to repurchase and other .............              837,608               693,349
                                                                                    -----------           -----------
      Total short-term borrowings ........................................              850,270               729,759
  Long-term borrowings ...................................................              541,824                35,480
  Other liabilities ......................................................               58,803                49,920
                                                                                    -----------           -----------
    Total liabilities ....................................................            6,024,332             5,368,047

SHAREHOLDERS' EQUITY
  Preferred stock - $10 par value; authorized 1,000,000 shares;
    none issued and outstanding
  Common stock - $10 par value; authorized 70,000,000 shares;
    39,449,061 and 39,135,180 shares issued at December 31, 1999 and 1998,
    including 6,022,746 and 4,392,546 shares in treasury .................              394,491               391,352
  Capital surplus ........................................................               96,817                94,157
  Retained earnings ......................................................              247,394               200,174
  Accumulated other comprehensive income, net of deferred income taxes ...              (24,274)                6,450
  Treasury stock .........................................................             (155,699)              (96,600)
                                                                                    -----------           -----------
    Total shareholders' equity ...........................................              558,729               595,533
                                                                                    -----------           -----------

    Total liabilities and shareholders' equity ...........................          $ 6,583,061           $ 5,963,580
                                                                                    ===========           ===========



See notes to consolidated financial statements.

Consolidated Statements of Income

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)

                                                                       YEAR ENDED DECEMBER 31
                                                                  1999          1998         1997
                                                                --------      --------      --------
INTEREST INCOME
  Interest and fees on loans:
    Taxable ..............................................      $340,635      $315,172      $276,520
    Tax-exempt ...........................................         3,425         2,705         2,990
                                                                --------      --------      --------
      Total ..............................................       344,060       317,877       279,510
  Interest and dividends on securities:
    Taxable ..............................................        86,408        88,136        83,458
    Tax-exempt ...........................................        13,367        12,396        12,003
                                                                --------      --------      --------
      Total ..............................................        99,775       100,532        95,461
  Other ..................................................         1,518         1,610         1,789
                                                                --------      --------      --------
      Total interest income ..............................       445,353       420,019       376,760

INTEREST EXPENSE
  Deposits ...............................................       159,229       160,877       148,026
  Short-term borrowings ..................................        34,357        35,841        25,466
  Long-term borrowings ...................................        16,544         2,577         3,418
                                                                --------      --------      --------
      Total interest expense .............................       210,130       199,295       176,910
                                                                --------      --------      --------
NET INTEREST INCOME ......................................       235,223       220,724       199,850
PROVISION FOR LOAN LOSSES ................................         9,120        10,063         7,531
                                                                --------      --------      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ......       226,103       210,661       192,319

OTHER INCOME
  Trust income ...........................................        13,957        11,675        10,228
  Service charges on deposit accounts ....................        20,987        19,408        15,511
  Real estate loan processing and servicing fees .........         6,078         8,471         6,191
  Other service charges and fees .........................        20,746        14,271        10,947
  Securities gains .......................................           100         1,125         1,018
  Other ..................................................         6,310         5,283         4,959
                                                                --------      --------      --------
      Total other income .................................        68,178        60,233        48,854

OTHER EXPENSES
  Salaries and employee benefits .........................        86,907        80,180        74,234
  Net occupancy ..........................................        10,020         8,555         7,614
  Equipment ..............................................        12,789        11,606         9,377
  Outside data processing ................................        10,810        10,012         9,115
  Other ..................................................        53,522        51,591        43,979
                                                                --------      --------      --------
      Total other expenses ...............................       174,048       161,944       144,319
                                                                --------      --------      --------

INCOME BEFORE INCOME TAXES ...............................       120,233       108,950        96,854
Applicable income taxes ..................................        39,409        35,905        33,054
                                                                --------      --------      --------

NET INCOME ...............................................      $ 80,824      $ 73,045      $ 63,800
                                                                ========      ========      ========

Net income per common share:
  Basic ..................................................      $   2.39      $   2.19      $   2.00
  Diluted ................................................      $   2.37      $   2.15      $   1.95

Average common shares outstanding (in thousands):
  Basic ..................................................        33,810        33,356        31,921
  Diluted ................................................        34,164        33,940        32,686


See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)

                                                                                                 ACCUMULATED
                                                                                                    OTHER
                                                                  COMMON     CAPITAL   RETAINED COMPREHENSIVE  TREASURY
                                                                   STOCK     SURPLUS   EARNINGS     INCOME       STOCK      TOTAL
                                                                 ---------   -------   --------    --------    ---------   --------
BALANCES AT JANUARY 1, 1997 ...................................  $ 298,493   $66,652   $183,226    $  2,065    $ (67,378)  $483,058
  Comprehensive income:
    Net income ................................................                          63,800                              63,800
    Other comprehensive income, net of deferred income
      taxes of $2,495:
      Unrealized gains on securities of $4,473, net of
        reclassification adjustment for gains included
        in net income of $611 .................................                                       3,862                   3,862
                                                                                                                            -------
    Total comprehensive income ................................                                                              67,662
  Purchase of treasury stock (856,396 shares) .................                                                  (27,717)   (27,717)
  Five-for-four stock split in the form of a
    25% stock dividend ........................................     62,960              (62,960)
  Stock options exercised (303,698 shares) and
    adjustment for fractional shares ..........................      3,015     1,783                                          4,798
  Cash dividends on One Valley shares ($.80 per share) ........                         (22,009)                            (22,009)
  Cash dividends on FFVA shares ...............................                          (2,005)                             (2,005)
  FFVA repurchase of treasury stock ...........................     (1,807)      140     (2,322)                             (3,989)
  Allocated/earned FFVA ESOP and MSBP shares ..................                3,810                                          3,810
  Exercise of FFVA stock options ..............................         47        (5)                                            42
  Issuance of common stock to FFVA MSBP plan ..................        598      (598)
                                                                 ---------   -------   --------    --------    ---------   --------
BALANCES AT DECEMBER 31, 1997 .................................    363,306    71,782    157,730       5,927      (95,095)   503,650
  Comprehensive income:
    Net income ................................................                          73,045                              73,045
    Other comprehensive income, net of deferred income
      taxes of $225:
      Unrealized gains on securities of $1,198, net of
        reclassification adjustment for gains included
        in net income of $675 .................................                                         523                     523
                                                                                                                           --------
    Total comprehensive income ................................                                                              73,568
  Purchase of treasury stock (45,700 shares) ..................                                                   (1,505)    (1,505)
  Stock options exercised (269,519 shares) and
    adjustment for fractional shares ..........................      2,695       841                                          3,536
  Cash dividends on One Valley shares ($.90 per share) ........                         (30,601)                            (30,601)
  Issuance of common stock (1,826,600 shares) .................     18,264     2,260                                         20,524
  FFVA treasury shares reissued (708,600 shares) ..............      7,087    19,274                                         26,361
                                                                 ---------   -------   --------    --------    ---------   --------
BALANCES AT DECEMBER 31, 1998 .................................    391,352    94,157    200,174       6,450      (96,600)   595,533
  Comprehensive income:
    Net income ................................................                          80,824                              80,824
    Other comprehensive income, net of deferred income
      taxes of $19,614:
      Unrealized losses on securities of $30,784, net of
        reclassification adjustment for gains included
        in net income of $60 ..................................                                     (30,724)                (30,724)
                                                                                                                           --------
    Total comprehensive income ................................                                                              50,100
  Purchase of treasury stock (1,630,200 shares) ...............                                                  (59,099)   (59,099)
  Stock options exercised (313,881 shares) and
    adjustment for fractional shares ..........................      3,139     2,660                                          5,799
  Cash dividends on One Valley shares ($1.00 per share) .......                         (33,604)                            (33,604)
                                                                 ---------   -------   --------    --------    ---------   --------
BALANCES AT DECEMBER 31, 1999 .................................  $ 394,491   $96,817   $247,394    $(24,274)   $(155,699)  $558,729
                                                                 =========   =======   ========    ========    =========   ========


See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands)

                                                                                              YEAR ENDED DECEMBER 31
                                                                                      1999             1998            1997
                                                                                    ---------       ---------       ---------
OPERATING ACTIVITIES
  Net income .................................................................      $  80,824       $  73,045       $  63,800
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Provision for loan losses ..............................................          9,120          10,063           7,531
      Depreciation ...........................................................         12,033          10,365           9,013
      Amortization, net of accretion .........................................            670           3,530           3,371
      Deferred income tax (benefit) expense ..................................           (836)         (2,372)            842
      Net gains from sales of assets .........................................            (65)           (407)         (1,003)
      Loans originated for sale ..............................................        (97,137)       (261,199)       (111,837)
      Proceeds from loans sold ...............................................        136,165         231,333         112,823
      Net change in accrued interest receivable ..............................         (1,096)           (377)           (581)
      Net change in accrued interest payable .................................          5,556          (3,112)          3,182
      Net change in other assets and other liabilities .......................        (19,290)          6,714         (12,385)
                                                                                    ---------       ---------       ---------
        Net cash provided by operating activities ............................        125,944          67,583          74,756

INVESTING ACTIVITIES
  Proceeds from sales of available-for-sale securities .......................         51,845          53,045          92,165
  Proceeds from maturities of available-for-sale securities ..................        711,233         616,627         278,877
  Purchases of available-for-sale securities .................................       (791,798)       (617,443)       (522,292)
  Proceeds from maturities of held-to-maturity securities ....................         23,990          42,916          37,740
  Purchases of held-to-maturity securities ...................................        (30,210)        (62,431)        (86,621)
  Net cash received in purchase of subsidiary ................................                        118,371
  Net increase in loans ......................................................       (445,167)       (390,634)       (171,993)
  Purchases of premises and equipment ........................................         (8,866)        (13,732)         (8,781)
                                                                                    ---------       ---------       ---------
    Net cash used in investing activities ....................................       (488,973)       (253,281)       (380,905)

FINANCING ACTIVITIES
  Net change in deposits .....................................................         20,547         154,144         129,805
  Net change in federal funds purchased ......................................        (23,748)         13,829           5,303
  Net change in other short-term borrowings ..................................        144,259          92,450         184,103
  Repayment of long-term borrowings ..........................................         (4,306)        (13,622)         (9,017)
  Proceeds from long-term borrowings .........................................        510,650                          25,000
  Proceeds from issuance of common stock .....................................          5,799          29,895           4,840
  Purchase of treasury stock .................................................        (59,099)         (1,505)        (27,895)
  Cash dividends .............................................................        (33,604)        (30,601)        (24,014)
                                                                                    ---------       ---------       ---------
    Net cash provided by financing activities ................................        560,498         244,590         288,125
                                                                                    ---------       ---------       ---------

Increase (decrease) in cash and cash equivalents .............................        197,469          58,892         (18,024)
Cash and cash equivalents at beginning of year ...............................        208,376         149,484         167,508
                                                                                    ---------       ---------       ---------

Cash and cash equivalents at end of year .....................................      $ 405,845       $ 208,376       $ 149,484
                                                                                    =========       =========       =========


See notes to consolidated financial statements.

Notes to Consolidated
Financial Statements

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES                      DECEMBER 31, 1999
(Dollars in thousands, except per share data)

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

The accounting and reporting policies of One Valley Bancorp, Inc. and its subsidiaries (One Valley) conform to accounting principles generally accepted in the United States and to general practices within the banking industry. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a summary of the more significant accounting and reporting policies.

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

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value with the unrealized gains and losses, net of deferred income taxes, reported in other comprehensive income. Unrealized gains and losses represent the difference between the estimated fair value and amortized cost of available-for-sale securities.

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

MORTGAGE SERVICING RIGHTS

The value of mortgage servicing rights, regardless of how obtained, is capitalized and amortized in proportion to and over the period of estimated net servicing revenues. Impairment of mortgage servicing rights is assessed quarterly based on the fair value of those rights. To determine fair value, One Valley estimates the present value of future cash flows incorporating various assumptions including servicing income, cost of servicing, discount rates, prepayment speeds, and default rates. For purposes of determining impairment, the mortgage servicing rights are stratified based upon predominant risk characteristics of the underlying loans.

DERIVATIVE FINANCIAL INSTRUMENTS

As part of managing its interest rate risk, One Valley periodically uses financial instruments such as interest rate swaps and cap contracts, frequently referred to as derivative financial instruments. These derivative instruments provide an off-balance sheet method of managing earnings fluctuations due to changes in interest rates.

As with any financial instrument, derivatives have inherent risks, primarily market and credit risk. Market risk includes the risk of gains and losses that result from changes in interest rates. Credit risk is the risk that a counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement. One Valley monitors these risks through its asset/liability committee policy.

ALLOWANCE FOR LOAN LOSSES

In determining the adequacy of the allowance for loan losses, as well as the appropriate provision for loan losses, management takes into consideration the results of internal review procedures, historical loan loss experience, an assessment of the effect of current economic conditions on the loan portfolio, the financial condition of the borrower and such other factors which, in management's judgment, deserve recognition. Impaired loans, primarily consisting of non-accrual

SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES               NOTE A -
                                                                       CONTINUED

and restructured loans, are evaluated based on the discounted value of expected future cash flows or on the estimated fair value of the collateral if repayment of the loan is expected to be provided by the collateral. In management's judgment, the allowance for loan losses is maintained at a level adequate to absorb losses in the loan portfolio.

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

INCOME TAXES

Income taxes are provided using the liability method in which deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate.

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

NET INCOME PER COMMON SHARE

Basic net income per common share excludes any dilutive effects of stock options and is computed by dividing net income by the average common shares outstanding. Diluted net income per common share is computed by dividing net income by the average common shares outstanding during the year, adjusted for the dilutive effect of options under One Valley's stock option plans. The effect of dilutive stock options on average shares outstanding was 354,000, 584,000, and 765,000 in 1999, 1998, and 1997.

SEGMENT REPORTING

One Valley's only defined business segment is community banking as One Valley primarily evaluates its performance and allocates resources based on the financial information of its community banking operations. As a community bank, One Valley offers its customers a full range of products through traditional and in-store branches, offices, ATMs, telephones, personal computers, and other delivery channels throughout various geographic areas. The consolidated financial information presented in the financial statements represents the consolidated financial information of One Valley's community banking segment.

NOTE A -  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
CONCLUDED

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet and allows hedge accounting when specific criteria are met. Any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2001. The impact of adopting the provisions of this statement on One Valley's financial position or results of operations, subsequent to the effective date, is not currently estimable and will depend on the financial position of One Valley and the nature and purpose of the derivative instruments in use by management at that time.

--------------------------------------------------------------------------------

NOTE B PENDING MERGER

On February 7, 2000, One Valley and BB&T Corp. (BB&T), based in Winston-Salem, North Carolina, announced an agreement whereby BB&T will acquire One Valley in a transaction that is expected to close during the third quarter of 2000. Under the terms of the agreement, One Valley shareholders will receive 1.28 shares of BB&T's common stock for each share of One Valley's common stock. This transaction is expected to be accounted for as a pooling-of-interests.

--------------------------------------------------------------------------------

NOTE C RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

Bank subsidiaries are required to maintain average balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1999, was approximately $16,103.

--------------------------------------------------------------------------------

NOTE D RESTRICTIONS ON SUBSIDIARY DIVIDENDS

The primary source of funds for the dividends paid by One Valley Bancorp, Inc. is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. At December 31, 1999, the retained net profits available for distribution to One Valley Bancorp, Inc. as dividends without regulatory approval approximated $44,350.

MERGERS AND ACQUISITIONS NOTE E

In 1998, One Valley acquired certain Virginia branches from the Wachovia Corporation in a purchase transaction and Summit Bankshares, Inc. in an immaterial pooling of interests. As a result of these transactions, One Valley acquired $274 million in loans and $464 million in deposits. The balances and operations of these acquisitions are included in the financial statements of One Valley from the dates of acquisition and did not materially impact One Valley's financial position, results of operations, or cash flows for any period.

Prior to 1998 One Valley acquired other financial institutions accounted for using the purchase method of accounting. The purchase price of these acquisitions and the branch acquisition noted above were allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten-year period. Deposit intangibles, included in other assets, approximated $3,900 and $5,800 at December 31, 1999 and 1998. Deposit intangible amortization approximated $1,900 in 1999, $2,000 in 1998, and $1,100 in 1997. The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $45,100 and $49,000 at December 31, 1999 and 1998. Goodwill amortization approximated $3,900 in 1999, $3,400 in 1998, and $1,400 in 1997.

--------------------------------------------------------------------------------

SHAREHOLDER RIGHTS PLAN NOTE F

One Valley has a Shareholder Protection Rights Plan (the Plan). The Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of One Valley's common stock, or after a person commences a tender offer for such stock. If a person or group acquires 10% or more of One Valley's common stock, holders of rights, other than the 10% holder, could acquire shares of One Valley's common stock at half price or the Board could exchange each such right for one share of common stock. In addition, under certain circumstances, holders of rights could acquire shares of common stock of the 10% holder at half price. However, these rights are not and will not become exercisable by the holders as a result of executing the merger agreement with BB&T or consummation of the merger with BB&T.

NOTE G SECURITIES

The following is a summary of available-for-sale and held-to-maturity securities:

                                                        Available-for-Sale
                                        ---------------------------------------------------
                                                         Gross Unrealized        Estimated
                                        Amortized                                  Fair
                                          Cost         Gains        Losses         Value
                                        ---------------------------------------------------
December 31, 1999
U.S. Treasury securities
  and obligations of
  U.S. government agencies
  and corporations ................     $  787,905     $   132     $(29,215)     $  758,822
Obligations of states and
  political subdivisions ..........
Mortgage-backed securities ........        379,576       1,159      (10,377)        370,358
Other securities ..................        160,981         396       (1,704)        159,673
                                        ----------     -------     --------      ----------
  Total securities ................     $1,328,462     $ 1,687     $(41,296)     $1,288,853
                                        ==========     =======     ========      ==========

December 31, 1998
U.S. Treasury securities
  and obligations of
  U.S. government agencies
  and corporations ................     $  845,155     $ 6,541     $ (1,687)     $  850,009
Obligations of states and
  political subdivisions ..........
Mortgage-backed securities ........        324,538       5,103         (173)        329,468
Other securities ..................        127,694         807         (153)        128,348
                                        ----------     -------     --------      ----------
  Total securities ................     $1,297,387     $12,451     $ (2,013)     $1,307,825
                                        ==========     =======     ========      ==========

December 31, 1997
U.S. Treasury securities
  and obligations of
  U.S. government agencies
  and corporations ................     $  857,928     $ 4,322     $   (793)     $  861,457
Obligations of states and
  political subdivisions ..........
Mortgage-backed securities ........        298,231       5,984         (295)        303,920
Other securities ..................         50,899         494          (21)         51,372
                                        ----------     -------     --------      ----------
  Total securities ................     $1,207,058     $10,800     $ (1,109)     $1,216,749
                                        ==========     =======     ========      ==========


                                                      Held-to-Maturity
                                        ---------------------------------------------------
                                                         Gross Unrealized        Estimated
                                        Amortized      --------------------        Fair
                                          Cost         Gains         Losses        Value
                                        ---------------------------------------------------
December 31, 1999
U.S. Treasury securities
  and obligations of
  U.S. government agencies
  and corporations ................
Obligations of states and
  political subdivisions ..........       $286,002      $1,286      $(8,824)       $278,464
Mortgage-backed securities ........
Other securities ..................            328                                      328
                                          --------      ------      -------        --------
  Total securities ................       $286,330      $1,286      $(8,824)       $278,792
                                          ========      ======      =======        ========

December 31, 1998
U.S. Treasury securities
  and obligations of
  U.S. government agencies
  and corporations ................
Obligations of states and
  political subdivisions ..........       $277,929      $9,537      $  (363)       $287,103
Mortgage-backed securities ........
Other securities ..................            338                                      338
                                          --------      ------      -------        --------
  Total securities ................       $278,267      $9,537      $  (363)       $287,441
                                          ========      ======      =======        ========

December 31, 1997
U.S. Treasury securities
  and obligations of
  U.S. government agencies
  and corporations ................       $ 46,443      $  476      $   (28)       $ 46,891
Obligations of states and
  political subdivisions ..........        237,290       6,557         (127)        243,720
Mortgage-backed securities ........         62,756         389         (192)         62,953
Other securities ..................          5,783          22                        5,805
                                          --------      ------      -------        --------
  Total securities ................       $352,272      $7,444      $  (347)       $359,369
                                          ========      ======      =======        ========

Gross realized gains and losses on available-for-sale securities approximated $412 and $312 in 1999, $1,125 and $0 in 1998, and $1,130 and $112 in 1997.

The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.





                                                      Available-for-Sale                    Held-to-Maturity
                                                ------------------------------         ----------------------------
                                                                    Estimated                             Estimated
                                                Amortized             Fair             Amortized            Fair
                                                  Cost                Value               Cost              Value
                                                ----------          ----------         ---------          ---------
Due in one year or less .................       $  209,468          $  207,616          $ 31,507          $ 31,474
Due after one year through five years ...          502,124             485,002           134,921           134,284
Due after five years through ten years ..          287,838             274,122           117,296           110,592
Due after ten years .....................          270,797             263,756             2,278             2,114
                                                ----------          ----------          --------          --------
                                                 1,270,227           1,230,496           286,002           278,464
Other ...................................           58,235              58,357               328               328
                                                ----------          ----------          --------          --------
  Total securities ......................       $1,328,462          $1,288,853          $286,330          $278,792
                                                ==========          ==========          ========          ========

At December 31, 1999 and 1998, securities carried at approximately $904,594 and $754,000 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

LOANS                                                                    NOTE H

Loans are summarized as follows:

                                                                       December 31
                                                                 1999                1998
                                                              ----------          ----------
Commercial, financial and agricultural .............          $  528,013          $  433,935
  Real estate:
  Revolving home equity ............................             235,641             226,216
  Single family residential ........................           1,997,177           1,851,470
  Apartment buildings and complexes ................             106,854             103,349
  Commercial .......................................             710,514             618,958
  Construction .....................................             108,813              97,175
Installment loans to individuals ...................             658,783             625,646
Other ..............................................              45,831              34,372
                                                              ----------          ----------
    Total loans net of unearned income .............           4,391,626           3,991,121
Less allowance for loan losses .....................              54,156              52,272
                                                              ----------          ----------
    Loans--net .....................................          $4,337,470          $3,938,849
                                                              ==========          ==========

One Valley originates and sells fixed rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1999 and 1998, One Valley held loans for sale of approximately $6,353 and $44,105 and had commitments to originate and sell loans of approximately $5,461 and $36,771, respectively.

The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $839,432, $863,457, and $890,327 at December 31, 1999, 1998, and
1997. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $7,992 and $8,862 at December 31, 1999 and 1998, respectively.

One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.

The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:

                                      1999                1998
                                    ---------           --------
Balance, January 1 .......          $  85,282           $ 86,140
Additions ................             30,595             24,455
Amount collected .........            (16,774)           (13,647)
Other changes ............              8,575            (11,666)
                                    ---------           --------
Balance, December 31 .....          $ 107,678           $ 85,282
                                    =========           ========

Other changes represent changes in the composition of related parties at the various affiliates.

--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES                                                NOTE I

Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1999, were as follows:

                                           1999              1998              1997
                                          -------           -------           -------
Balance, January 1 ................       $52,272           $45,048           $45,055
Charge-offs .......................        (9,392)           (8,695)           (9,837)
Recoveries ........................         2,156             2,027             2,299
                                          -------           -------           -------
  Net charge-offs .................        (7,236)           (6,668)           (7,538)
Provision for loan losses .........         9,120            10,063             7,531
Balance of acquired subsidiaries...                           3,829
                                          -------           -------           -------
Balance, December 31 ..............       $54,156           $52,272           $45,048
                                          =======           =======           =======

Impaired loans approximated $6,960 and $3,700 (of which $2,300 and $2,100 were on a nonaccrual basis) at December 31, 1999 and 1998. Included in these amounts are $3,190 and $780 of impaired loans for which the related allowance for loan losses is $510 and $310, and $3,770 and $2,920 of impaired loans that, as a result of write-downs or being well secured, do not have an allowance for loan losses. The average recorded investment in impaired loans during the years ended December 31, 1999, 1998 and 1997, was approximately $7,100, $4,600 and $8,500.
For the years ended December 31, 1999, 1998 and 1997, One Valley recognized interest income on those impaired loans of $790, $340, and $560. The amount of interest income recognized in 1999, 1998, and 1997 on those impaired loans using the cash basis method of income recognition was $310, $150, and $360.

NOTE J DEPOSITS

Included in interest-bearing deposits are various time deposit products of approximately $2,167,900 at December 31, 1999. The scheduled maturities are as follows: 2000 - $1,422,300; 2001 - $518,300; 2002 - $150,400; 2003 - $44,800;
2004 - $28,900; and $3,200 thereafter. The aggregate amount of time deposits exceeding $100 at December 31, 1999, approximated $385,600.

As of December 31, 1999 and 1998, One Valley had deposits from related parties of approximately $67,500 and $77,200. Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $204,574 in 1999, $200,012 in 1998, and $172,511 in 1997.

--------------------------------------------------------------------------------

NOTE K PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

                                                   December 31
                                             1999                1998
                                          ---------           ---------
Land ...........................          $  22,138           $  22,559
Buildings and improvements .....            102,721             101,022
Equipment ......................             67,826              64,939
                                          ---------           ---------
  Total ........................            192,685             188,520
Less accumulated depreciation ..            (93,024)            (85,657)
                                          ---------           ---------
  Premises and equipment--net ..          $  99,661           $ 102,863
                                          =========           =========

One Valley has entered into noncancelable lease agreements (operating leases) for certain premises and equipment and outside data processing services. The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is: 2000 - $6,580; 2001 - $4,970; 2002 - $2,250; 2003 - $890 and 2004 - $740 with $3,410 of commitments extending beyond 2004.

Total expense under these lease agreements, including cancelable and noncancelable leases, was $10,453 in 1999, $9,212 in 1998, and $8,300 in 1997.

--------------------------------------------------------------------------------

NOTE L SHORT-TERM AND LONG-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days. The securities underlying the repurchase agreements are under the control of One Valley. Additional details regarding short-term borrowings are set forth below:

                                            Federal             Repurchase
                                             Funds              Agreements
                                           Purchased             and Other
                                           ---------            ----------
1999
  Average amount outstanding
    during year .................          $ 50,133              $683,047
  Maximum amount outstanding
    at any month-end ............           119,281               837,608
  Weighted average interest rate:
    During year .................              5.01%                 4.66%
    End of year .................              5.99%                 5.00%

1998
  Average amount outstanding
    during year .................          $ 47,912              $666,894
  Maximum amount outstanding
    at any month-end ............            91,781               875,880
  Weighted average interest rate:
    During year .................              5.47%                 4.99%
    End of year .................              4.94%                 4.45%

1997
  Average amount outstanding
    during year .................          $ 33,806              $497,631
  Maximum amount outstanding
    at any month-end ............            69,801               609,426
  Weighted average interest rate:
    During year .................              5.46%                 4.97%
    End of year .................              5.72%                 5.06%

Short-term and Long-term Borrowings                             NOTE L-CONTINUED

Several of One Valley's banking subsidiaries are members of the Federal Home Loan Bank (FHLB). A benefit of membership in the FHLB is the availability of short-term and long-term borrowings, in the form of collateralized advances. The advances are collateralized by U.S. Treasury and agency securities, other debt securities, and residential and multi-family mortgage loans. At December 31, 1999, approximately $82,808 of U.S. Treasury and other debt securities were pledged as collateral. The available lines of credit for short-term and long-term borrowings, at prevailing market interest rates, as of December 31, 1999, approximated $1,037,000.

Long-term borrowings of $541,824 and $35,480 at December 31, 1999 and 1998, primarily consist of FHLB advances. The estimated maturities are as follows: 2000 - $308,341; 2001 - $111,034; 2002 - $91,240; 2003 -
$3,958; 2004 - $6,788 and $20,463 thereafter. The weighted average interest rate of these advances at December 31, 1999, was 5.46%.

--------------------------------------------------------------------------------
INCOME TAXES                                                              NOTE M

The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:

                                  1999         1998        1997
                                --------    --------    --------
Current:
  Federal ..................... $ 37,005    $ 34,568    $ 28,282
  State .......................    3,240       3,709       3,930
Deferred Federal and State ....     (836)     (2,372)        842
                                --------    --------    --------
Total ......................... $ 39,409    $ 35,905    $ 33,054
                                ========    ========    ========

Income taxes related to securities gains approximated $40, $450, and $407 in 1999, 1998, and 1997.

One Valley made income tax payments of approximately $38,020 in 1999, $32,874 in 1998, and $34,193 in 1997.

Significant components of One Valley's deferred tax assets and liabilities are as follows:

                                                December 31
                                               1999     1998
                                             -------   -------
Deferred tax assets:
  Allowance for loan losses ............     $20,877   $20,078
  Available-for-sale securities.........      15,626        --
  Accrued employee benefits ............       1,106     2,224
  Other ................................       4,566     4,472
                                             -------   -------
    Total deferred tax assets...........      42,175    26,774

Deferred tax liabilities:
  Loans.................................       6,460     6,685
  Available-for-sale securities.........          --     3,988
  Premises and equipment................       2,741     3,059
  Other.................................       1,418     1,936
                                             -------   -------
    Total deferred tax liabilities......      10,619    15,668
                                             -------   -------
      Net deferred tax assets...........     $31,556   $11,106
                                             =======   =======

--------------------------------------------------------------------------------

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                                1999                 1998                 1997
                                                          -----------------    -----------------    -----------------
                                                          Amount    Percent    Amount    Percent    Amount    Percent
                                                          -------   -------    ------    -------    ------    -------
Computed tax at statutory federal rate.................   $42,082    35.0%    $38,133     35.0%    $33,796     35.0%
Plus: State income taxes, net of federal tax benefits..     1,979     1.7       2,306      2.1       2,666      2.7
                                                          -------    ----     -------     ----     -------     ----
                                                           44,061    36.7      40,439     37.1      36,462     37.7
Increase (decrease) in taxes resulting from:
  Tax-exempt interest..................................    (5,018)   (4.2)     (4,554)    (4.2)     (4,535)    (4.7)
  Other--net...........................................       366      .3          20      0.1       1,127      1.1
                                                          -------    ----     -------     ----     -------     ----
    Actual tax expense.................................   $39,409    32.8%    $35,905     33.0%    $33,054     34.1%
                                                          =======    ====     =======     ====     =======     ====

NOTE N    EMPLOYEE BENEFIT PLANS

          One Valley has a defined benefit pension plan covering substantially all of its employees. One Valley also has a defined benefit postretirement plan covering all employees who qualify for and elect to retire with a normal or early retirement benefit under the defined benefit pension plan. This plan provides medical and dental benefits.

          The following table summarizes the benefit obligation and plan asset activity for each of the plans.

                                                            Pension Benefits        Other Benefits
                                                             1999      1998          1999      1998
                                                           -------   -------       -------   -------
Change in fair value of plan assets:
  Balance at beginning of measurement period.........      $61,080   $54,090
  Actual return on plan assets.......................        5.083     7,891
  Employer contribution..............................        5,593     1,702
  Benefits paid......................................       (3,951)   (1,478)
  Settlement.........................................                 (1,125)
Balance at end of measurement period.................       67,805    61,080

Change in benefit obligation:
  Balance at beginning of measurement period.........       61,460    55,161       $ 5,198   $ 6,322
  Service cost.......................................        2,708     2,632           315       252
  Interest cost......................................        4,158     3,904           377       342
  Actuarial (gain) loss..............................       (7,371)    2,356          (495)   (1,492)
  Benefits paid......................................       (3,951)   (1,478)         (252)     (248)
  Settlement.........................................                 (1,115)
  Plan change........................................         (636)                               22
                                                           -------   -------       -------   -------
Balance at end of measurement period.................       56,368    61,460         5,143     5,198
                                                           -------   -------       -------   -------
Funded status........................................       11,437      (380)       (5,143)   (5,198)

Unamortized prior service cost.......................        1,444     2,320           173       185
Unrecognized net actuarial (gain) loss...............       (1,088)    6,184        (1,921)   (1,493)
Unrecognized net (asset) obligation..................       (1,191)   (1,453)        2,840     3,059
                                                           -------   -------       -------   -------
Prepaid (accrued) benefit cost.......................      $10,602   $ 6,671       $(4,051)   (3,447)
                                                           =======   =======       =======   =======
Weighted-average assumptions as of  December 31:
  Discount rate......................................         7.75%     6.75%         7.75%     6.75%
  Expected return on plan assets.....................         8.50%     8.50%
  Rate of compensation increase......................         4.75%     4.75%         4.75%     4.75%

          Plan assets of the defined benefit pension plan consist primarily of cash, listed stocks, and U.S. government and agency obligations.

          The following table presents the components of net defined benefit pension and post-retirement benefit plans costs:

                                             Pension Benefits        Other Benefits
                                           1999    1998    1997   1999    1998    1997
                                          ------  ------  ------  ----    ----    ----
Components of net periodic benefit cost:
  Service cost........................    $2,708  $2,632  $2,358  $315    $252    $260
  Interest cost.......................     4,158   3,904   3,543   377     342     440
  Expected return on plan assets......    (5,359) (4,533) (3,275)
  Net amortization and deferral.......       153     425      95   178     147     231
                                          ------  ------  ------  ----    ----    ----
    Benefit cost......................    $1,660  $2,428  $2,721  $870    $741    $931
                                          ======  ======  ======  ====    ====    ====

          For measurement purposes, an 8.00% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.75% for 2002 and remain at that level thereafter. The health care trend rate assumption does not have a significant effect on the medical plan; therefore, a one percentage point change in the trend rate is not material in the determination of the accumulated postretirement benefit obligation or the ongoing expense.

          FFVA had an Employee Stock Option Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service, and a Management Stock Bonus Plan (MSBP). The ESOP and MSBP were terminated in 1998. The total amount charged to compensation expense related to the ESOP and MSBP for the year ended December 31, 1997, was $825 and $2,077, respectively.

STOCK OPTION PLANS                                                        NOTE O

Pursuant to its nonqualified and incentive stock option plans, One Valley has an aggregate maximum of 1,500,000 shares of common stock reserved for issuance at December 31, 1999 and 1998. All options granted have 10-year terms and vest immediately.

The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                              1999    1998    1997
                                              ----    ----    ----
Risk-free interest rate...................     5.2%    4.5%    5.7%
Dividend yields...........................     2.9%    2.5%    3.4%
Volatility factor.........................    0.196   0.193   0.187
Weighted-average life of options..........    3 yrs.  3 yrs.  4 yrs.

Pro forma information has not been presented herein because the effect of applying the fair value method to One Valley's stock-based awards in 1999, 1998 and 1997 results in net income and net income per common share that are not materially different from amounts reported herein.

A summary of One Valley's stock option activity and related information for the years ended December 31 follows:

                                                          1999                     1998                     1997
                                                 ----------------------    ---------------------    ---------------------
                                                              Weighted-                Weighted-                Weighted-
                                                               Average                   Average                  Average
                                                              Exercise                  Exercise                 Exercise
                                                  Options       Price       Options       Price     Options        Price
                                                 ----------------------    ---------------------    ---------------------
Outstanding at beginning of year.........        1,182,674     $19.59      1,290,056     $16.12     1,495,055     $13.73
Granted..................................          168,000      37.78        161,900      38.18       167,500      30.60
Exercised................................         (313,881)     13.26       (269,282)     13.17      (372,499)     13.03
                                                 ---------                 ---------                ---------
Outstanding at end of year...............        1,036,793      24.52      1,182,674      19.59     1,290,056      16.12
                                                 =========                 =========                =========

Exercisable at end of year...............        1,036,793      24.52      1,182,674      19.59     1,290,056      16.12
                                                 =========      =====      =========      =====     =========      =====
Weighted-average fair value of options
  granted during the year................            $5.66                     $5.83                    $4.96

Additional information regarding stock options outstanding and exercisable at December 31, 1999, is provided in the following table:

                                             Options Outstanding and Exercisable
                                             -----------------------------------
                                                          Weighted
                                                           Average                Weighted
                                                          Remaining               Average
                                                         Contractual              Exercise
Prices                             Shares                Life (Years)               Price
----------------                  --------------------------------------------------------
$7.47 to $9.45                       39,853                    3                    $ 8.90
$11.91 to $16.96                    321,210                    7                     12.89
$18.16 to $22.40                    193,766                    6                     19.33
$30.60 to $38.22                    481,964                    9                     35.65
----------------                  --------------------------------------------------------
$7.45 to $38.22                   1,036,793                    8                    $24.52
================                  ========================================================

NOTE P       REGULATORY MATTERS

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

             Quantitative measures established by regulation to ensure capital adequacy require One Valley and each of its banking subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). One Valley and each of its banking subsidiaries met all capital adequacy requirements to which they were subject at December 31, 1999.

             As of December 31, 1999, the most recent notifications from the banking regulatory agencies categorized One Valley and each of its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, One Valley and each of its banking subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since these notifications that management believes have changed the One Valley's category.

             The following table sets forth regulatory capital ratios for One Valley and its significant banking subsidiaries, One Valley Bank, National Association and One Valley Bank-Central Virginia, NA.

                                                                                                   Well
                                                            1999                    1998       Capitalized   Minimum
                                                    Amount        Ratio     Amount       Ratio     Ratio      Ratio
                                                   --------------------    ------------------- ---------------------
Total Capital (to Risk Weighted Assets)
  One Valley.................................      $586,400        14%     $580,900        16%      > 10%       8%
  One Valley Bank, National Association......       180,200        12       158,600        12       > 10        8
  One Valley Bank-Central Virginia, NA.......       101,700        14        95,700        15       > 10        8
Tier I Capital (to Risk Weighted Assets)
  One Valley.................................      $534,000        13%     $534,200        14%      > 6%        4%
  One Valley Bank, National Association......       161,200        10       141,800        11       > 6         4
  One Valley Bank-Central Virginia, NA.......        92,800        13        87,900        14       > 6         4
Tier I Capital (to Average Assets)
  One Valley.................................      $534,000        9%      $534,200        9%       > 5%        4%
  One Valley Bank, National Association......       161,200        7        141,800        7        > 5         4
  One Valley Bank-Central Virginia, NA.......        92,800        8         87,900        7        > 5         4

PARENT COMPANY CONDENSED FINANCIAL INFORMATION       NOTE Q

CONDENSED BALANCE SHEETS

                                                                December 31
                                                           1999              1998
                                                         --------          --------
Assets:
Cash.................................................    $     --          $    269
Repurchase agreement with a subsidiary bank..........      29,007            38,912
Securities:
  Available-for-sale.................................      41,790            83,990
  Held-to-maturity...................................       6,746             6,754
Premises and equipment...............................       1,285             1,279
Investment in subsidiaries:
  Banks..............................................     484,679           479,768
  Non banks..........................................       7,719             7,243
Other assets.........................................      14,565             6,155
                                                         --------          --------
  Total assets.......................................    $585,791          $624,370
                                                         ========          ========
Liabilities and Shareholders' equity:
Liabilities:
Short-term borrowings................................    $  8,459          $ 10,968
Other liabilities....................................      18,603            17,869
                                                         --------          --------
  Total liabilities..................................      27,062            28,837

Shareholders' equity.................................     558,729           595,533
                                                         --------          --------
  Total liabilities and shareholders' equity.........    $585,791          $624,370
                                                         ========          ========

CONDENSED STATEMENTS OF INCOME

                                                              Year Ended December 31
                                                          1999         1998        1997
                                                        -------      -------      -------
Income:
Dividends from bank subsidiaries......................  $50,360      $86,750      $58,130
Other income..........................................    8,304        7,856        6,134
                                                        -------      -------      -------
  Total income........................................   58,664       94,606       64,264

Expenses:
Salaries and employee benefits........................   10,509        9,387        7,727
Other expenses........................................    6,793        8,741        8,487
Interest expense......................................      712          501          479
                                                        -------      -------      -------
  Total expenses......................................   18,014       18,629       16,693
                                                        -------      -------      -------

Income before income taxes and equity in
  undistributed earnings of subsidiaries..............   40,650       75,977       47,571
Applicable income tax benefits........................   (4,688)      (5,016)      (3,716)
                                                        -------      -------      -------
Income before equity in undistributed earnings
  of subsidiaries.....................................   45,338       80,993       51,287
Equity in undistributed earnings (excess
  dividends) of subsidiaries..........................   35,486       (7,948)      12,513
                                                        -------      -------      -------
  Net income..........................................  $80,824      $73,045      $63,800
                                                        =======      =======      =======

CONDENSED STATEMENTS OF CASH FLOWS

                                                              Year Ended December 31
                                                         1999         1998        1997
                                                       --------     --------     --------
Operating Activities:
Net income............................................ $ 80,824     $ 73,045     $ 63,800
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.......................      148          458          324
  (Equity in undistributed earnings) excess
     dividends of subsidiaries........................  (35,486)       7,948      (12,513)
  Net change in other assets and other
     liabilities......................................   (1,926)       1,424        1,471
                                                       --------     --------     --------
  Net cash provided by operating activities...........   43,560       82,875       53,082

Investing Activities:
Net decrease in loans receivable......................                14,750        6,250
Purchase of securities:
  Available-for-sale..................................  (18,050)     (75,759)      (8,715)
  Held-to-maturity....................................                (6,756)
Proceeds from maturities and sale of securities:
  Available-for-sale..................................   59,216        3,370        4,083
  Held-to-maturity....................................                 3,779
Other investments.....................................   (5,000)
Investment in subsidiaries............................               (12,668)
Purchase of equipment.................................     (487)        (722)        (387)
                                                       --------     --------     --------
  Net cash provided by (used in)investing activities..   35,679      (74,006)       1,231

Financing Activities:
Net change in short-term borrowings...................   (2,509)       4,863          312
Proceeds from issuance of common stock................    5,799       29,895        4,840
Purchase of treasury stock............................  (59,099)      (1,505)     (27,895)
Cash dividends........................................  (33,604)     (30,601)     (24,014)
Other.................................................                             (1,808)
                                                       --------     --------     --------
  Net cash (used in) provided by
  financing activities................................  (89,413)       2,652      (48,565)
                                                       --------     --------     --------
(Decrease) increase in cash and cash equivalents......  (10,174)      11,521        5,748
Cash and cash equivalents at beginning of year........   39,181       27,660       21,912
                                                       --------     --------     --------
Cash and cash equivalents at end of year.............. $ 29,007     $ 39,181     $ 27,660
                                                       ========     ========     ========

NOTE R    FAIR VALUE OF FINANCIAL INSTRUMENTS

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

          DEPOSITS
          The fair values of demand deposits (i.e., interest and non-interest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying values. Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. FASB Statement No. 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the estimated fair value of total deposits at December 31, 1999 and 1998.

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

          OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS
          The fair values for the derivative financial instruments were computed using discounted cash flows at current interest rates. Unrealized gains and losses on derivative financial instruments at December 31, 1999 and 1998, were not material.

          COMMITMENTS
          The fair values of commitments (standby letters of credit and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1999 and 1998, approximates their carrying value.

          ---------------------------------------------------------------------

          The fair values of One Valley's financial instruments are summarized below:

                                                   December 31, 1999               December 31, 1998
                                               --------------------------       -------------------------
                                                Carrying          Fair          Carrying          Fair
                                                 Amount           Value          Amount           Value
                                               ----------      ----------       ---------      ----------
Cash and cash equivalents...............       $  405,845      $  405,845      $  208,376      $  208,376
Securities..............................        1,575,183       1,567,645       1,586,092       1,595,266
Loans...................................        4,337,470       4,290,605       3,938,849       3,969,731
Accrued interest receivable.............           42,012          42,012          40,916          40,916
Deposits................................        4,573,435       4,558,109       4,552,888       4,563,730
Short-term borrowings...................          850,270         849,453         729,759         730,041
Long-term borrowings....................          541,824         537,422          35,480          35,806
Accrued interest payable................           24,117          24,117          18,561          18,561

44

COMMITMENTS, CONTINGENT LIABILITIES, AND DERIVATIVES       NOTE S

In the normal course of business, One Valley offers certain financial products to its customers to aid them in meeting their requirements for liquidity and credit enhancement. Generally accepted accounting principles require that these products be accounted for as contingent liabilities and, accordingly, they are not reflected in the accompanying consolidated financial statements. One Valley's exposure to loss in the event of nonperformance by the counterparty for commitments to extend credit and standby letters of credit is the contract or notional amounts of these instruments. Management does not anticipate any material losses as a result of these commitments and contingent liabilities. Following is a discussion of these commitments and contingent liabilities.

STANDBY LETTERS OF CREDIT
These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of approximately $25,780 as of December 31, 1999. Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.

LOAN COMMITMENTS
As of December 31, 1999, One Valley had commitments outstanding to extend credit at prevailing market rates approximating $782,790. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.

LOANS SOLD WITH RECOURSE
One Valley is contingently liable on certain loans previously sold by an acquired company. At December 31, 1999, there was approximately $13,060 in outstanding loans sold with recourse. Pursuant to the terms of an Indemnity Agreement with the Federal Deposit Insurance Corporation (FDIC), successor to the obligations of the Resolution Trust Corporation, the FDIC is obligated to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.

DERIVATIVES

                                                                                      Remaining
                                       Notional    Pay Rate      Receive     Strike      Life
                                        Amounts       (1)        Rate (1)     Rate     (Months)
                                      ----------   --------      -------     ------   ---------
Interest Rate Swaps
Pay fixed rate swaps..............    $  150,000      5.61%        6.22%                  43
Receive fixed rate swaps..........       200,000      5.51         5.21                    3

Interest Rate Cap.................        50,000                              6.00%       19

(1) The weighted average rates are those in effect in the specified contracts at December 31, 1999. The contribution of derivatives to net interest income for the years ended December 31, 1999 and 1998, was not material.

NOTE T       QUARTERLY FINANCIAL DATA (UNAUDITED)

             Quarterly financial data for 1999 and 1998 is summarized below:

                                                     1999                                                  1998
                                              Three Months Ended                                    Three Months Ended
                                March 31     June 30      Sept 30       Dec 31       March 31      June 30      Sept 30      Dec 31
                                --------     --------     --------     --------      --------     --------     --------     --------
Interest income............     $105,966     $111,281     $113,089     $115,017      $100,086     $104,290     $108,237     $107,406
Interest expense...........       48,111       51,351       54,071       56,597        48,113       49,372       51,669       50,141
                                --------     --------     --------     --------      --------     --------     --------     --------
  Net interest income......       57,855       59,930       59,018       58,420        51,973       54,918       56,568       57,265
Provision for loan losses..        2,116        2,339        2,325        2,340         2,594        2,294        2,593        2,582
                                --------     --------     --------     --------      --------     --------     --------     --------
Net interest income after
  provision for loan losses       55,739       57,591       56,693       56,080        49,379       52,624       53,975       54,683
Other income, excluding
  securities gains.........       16,254       17,235       17,880       16,709        13,807       14,417       15,061       15,823
Securities transactions....          403           --         (303)          --           537          186          266          136
Other expenses.............       42,541       43,983       43,659       43,865        38,267       40,161       40,908       42,608
                                --------     --------     --------     --------      --------     --------     --------     --------
Income before income taxes.       29,855       30,843       30,611       28,924        25,456       27,066       28,394       28,034
Applicable income taxes....        9,912       10,214       10,091        9,192         8,945        9,047        9,409        8,504
                                --------     --------     --------     --------      --------     --------     --------     --------
  Net income...............     $ 19,943     $ 20,629     $ 20,520     $ 19,732      $ 16,511     $ 18,019     $ 18,985     $ 19,530
                                ========     ========     ========     ========      ========     ========     ========     ========

Average shares outstanding:
  Basic....................       34,569       33,876       33,429       33,399        31,836       32,754       34,058       34,736
  Diluted..................       34,940       34,248       33,736       33,688        32,553       33,434       34,635       35,252
Per share data:
  Net income:
    Basic..................     $    .58     $    .61     $    .61     $   .59     $      .52     $    .55     $    .56     $    .56
    Diluted................          .57          .60          .61         .59            .51          .54          .55          .55
  Dividends................          .24          .24          .26         .26            .21          .21          .24          .24
  Market Price:
    High...................        35.13        40.00        39.38       36.75          38.81        40.13        36.31        34.00
    Low....................        29.88        34.00        33.50       29.63          33.75        33.25        29.50        28.75

                                                                     -----------
                                                                      REPORT OF

                                                                     INDEPENDENT

                                                                       AUDITORS
                                                                     -----------

The Board of Directors and Shareholders
One Valley Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of One Valley Bancorp, Inc. and subsidiaries (One Valley) as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of One Valley's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 consolidated financial statements of FFVA Financial Corporation and subsidiary (FFVA) which statements reflect total income constituting 11% of the 1997 consolidated total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for FFVA, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 1997, the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



Charleston, West Virginia
January 18, 2000, except for
  Note B, the date as to which
  is February 7, 2000

Six-Year Net Interest Income Summary

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands)

                                   1999            1998            1997              1996              1995              1994
                                       % OF            % OF             % OF              % OF             % OF               % OF
                                      TOTAL           TOTAL            TOTAL             TOTAL            TOTAL              TOTAL
                                   INTEREST        INTEREST         INTEREST          INTEREST         INTEREST           INTEREST
                              $      INCOME   $      INCOME   $       INCOME     $      INCOME    $      INCOME    $        INCOME
                              -------------   -------------   --------------     -------------    -------------    ---------------
Interest Income(*):
  Loans:
    Taxable.................. 340,635   75.0   315,172   73.6   276,520   71.8    262,354   72.7   242,174   74.1   210,775    73.3
    Tax-exempt...............   5,269    1.1     4,162    1.0     4,600    1.2      4,328    1.2     3,774    1.1     3,618     1.3
                              -------  -----   -------  -----   -------  -----    -------  -----   -------  -----   -------   -----
      Total loans............ 345,904   76.1   319,334   74.6   281,120   73.0    266,682   73.9   245,948   75.2   214,393    74.6
  Securities
    Taxable..................  86,408   19.0    88,136   20.6    83,458   21.7     75,956   21.1    62,813   19.2    56,526    19.6
    Tax-exempt...............  20,565    4.6    19,071    4.4    18,466    4.8     17,040    4.7    15,941    4.9    15,497     5.4
                              -------  -----   -------  -----   -------  -----    -------  -----   -------  -----   -------   -----
      Total securities....... 106,973   23.6   107,207   25.0   101,924   26.5     92,996   25.8    78,754   24.1    72,023    25.0
  Funds sold & other.........   1,518    0.3     1,610    0.4     1,789    0.5        947    0.3     2,253    0.7     1,037     0.4
                              -------  -----   -------  -----   -------  -----    -------  -----   -------  -----   -------   -----
      Total interest income.. 454,395  100.0   428,151  100.0   384,833  100.0    360,625  100.0   326,955  100.0   287,453   100.0

Interest Expense:
  Deposits................... 159,229   35.0   160,877   37.5   148,026   38.5    138,247   38.3   123,753   37.9    99,115    34.5
  Short-term borrowings......  34,357    7.6    35,841    8.4    25,466    6.6     21,076    5.9    15,851    4.8     9,380     3.3
  Long-term borrowings.......  16,544    3.6     2,577    0.6     3,418    0.9      1,144    0.3       688    0.2     1,185     0.4
                              -------  -----   -------  -----   -------  -----    -------  -----   -------  -----   -------   -----
      Total interest expense. 210,130   46.2   199,295   46.5   176,910   46.0    160,467   44.5   140,292   42.9   109,680    38.2
                              -------  -----   -------  -----   -------  -----    -------  -----   -------  -----   -------   -----
Tax equivalent
  net interest income........ 244,265   53.8   228,856   53.5   207,923   54.0    200,158   55.5   186,663   57.1   177,773    61.8
Tax equivalent adjustment....   9,042    2.0     8,132    1.9     8,073    2.1      7,479    2.1     6,900    2.1     6,690     2.3
                              -------  -----   -------  -----   -------  -----    -------  -----   -------  -----   -------   -----

Net interest income.......... 235,223   51.8   220,724   51.6   199,850   51.9    192,679   53.4   179,763   55.0   171,083    59.5
                              =======  =====   =======  =====   =======  =====    =======  =====   =======  =====   =======   =====

SUMMARY OF AVERAGE RATES
  EARNED & PAID(*)
Taxable loans................    8.25%            8.64%            8.82%             8.87%           9.03%            8.54%
Tax-exempt loans.............    9.33             9.78             9.95              9.89           11.11            10.51
  Net loans..................    8.37             8.77             8.97              9.02            9.19             8.71
Taxable securities...........    6.17             6.41             6.72              6.66            6.37             5.72
Tax-exempt securities........    7.96             7.99             8.16              8.32            8.52             8.80
  Total securities...........    6.45             6.64             6.94              6.91            6.71             6.19
Funds sold & deposits........    4.88             5.39             4.91              4.47            5.85             2.60
  Total earning assets.......           7.81%           8.10%             8.29%             8.34%            8.41%             7.84%
Time & savings deposits......    3.98             4.26             4.31              4.23            4.15             3.46
Short-term borrowings........    4.69             5.02             4.99              4.90            5.08             3.67
Long-term borrowings.........    5.40             6.02             6.53              5.21            3.62             5.17
  Total interest cost........    4.17             4.40             4.42              4.31            4.24             3.49
  Total cost of all funds....           3.61            3.77              3.81              3.71             3.61              2.99
    Net interest margin......           4.20%           4.33%             4.48%             4.63%            4.80%             4.85%


(*) Interest income and yields are computed on a fully taxable equivalent basis using the rate of 35%.

Six-Year Operating Income Summary

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)

                                   1999            1998            1997              1996            1995            1994
                                       % OF            % OF             % OF             % OF            % OF            % OF
                                   ADJUSTED        ADJUSTED         ADJUSTED         ADJUSTED        ADJUSTED        ADJUSTED
                                  OPERATING       OPERATING        OPERATING        OPERATING       OPERATING       OPERATING
                              $      INCOME   $      INCOME   $       INCOME    $      INCOME   $      INCOME   $      INCOME
                              -------------   -------------   --------------    -------------   -------------   -------------

Interest income.............  445,353  86.7   420,019  87.5   376,760  88.5     353,146  89.3   320,055  89.2   280,763  88.2

Interest expense............  210,130  40.9   199,295  41.5   176,910  41.6     160,467  40.5   140,292  39.1   109,680  34.5
                              -------  ----   -------  ----   -------  ----     -------  ----   -------  ----   -------  ----

Net interest income.........  235,223  45.8   220,724  46.0   199,850  46.9     192,679  48.8   179,763  50.1   171,083  53.7
Provision for loan losses...    9,120   1.8    10,063   2.1     7,531   1.8       5,264   1.3     5,887   1.6     5,388   1.7
                              -------  ----   -------  ----   -------  ----     -------  ----   -------  ----   -------  ----

Net interest income after
  provision for loan losses.  226,103  44.0   210,661  43.9   192,319  45.1     187,415  47.5   173,876  48.5   165,695  52.0

Other Income:
  Trust Department income...   13,957   2.7    11,675   2.4    10,228   2.4       9,322   2.4      8,203   2.3    7,892   2.5
  Service charges on
    deposit accounts........   20,987   4.1    19,408   4.0    15,511   3.7      14,934   3.8     14,109   3.9   11,441   3.6
  Other service
    charges and fees........   26,824   5.2    22,742   4.8    17,138   4.0      14,275   3.6    12,346   3.5    13,671   4.3
  Other operating income....    6,310   1.3     5,283   1.1     4,959   1.2       3,744   0.9     3,826   1.1     5,319   1.7
  Securities transactions...      100   0.0     1,125   0.2     1,018   0.2        (162) (0.0)      144   0.0      (849  (0.3)
                              -------  ----   -------  ----   -------  ----     -------  ----   -------  ----   -------  ----
    Total other income......   68,178  13.3    60,233  12.5    48,854  11.5      42,113  10.7    38,628  10.8    37,474  11.8

Operating Expenses:
  Salaries & benefits.......   86,907  16.9    80,180  16.7    74,234  17.4      70,408  17.8    67,022  18.7    67,079  21.0
  Occupancy expense.........   10,020   2.0     8,555   1.8     7,614   1.8       7,380   1.9     6,777   1.9     6,937   2.2
  Equipment expense.........   12,789   2.5    11,606   2.4     9,377   2.2       9,683   2.4     9,233   2.6     8,468   2.7
  External computer.........   10,810   2.1    10,012   2.1     9,115   2.1       6,632   1.7     6,073   1.6     5,981   1.9
  Other expense.............   53,522  10.4    51,591  10.7    43,979  10.3      46,881  11.9    39,570  11.0    39,187  12.4
                              -------  ----   -------  ----   -------  ----     -------  ----   -------  ----   -------  ----
    Total operating expenses  174,048  33.9   161,944  33.7   144,319  33.8     140,984  35.7   128,675  35.8   127,652  40.2
                              -------  ----   -------  ----   -------  ----     -------  ----   -------  ----   -------  ----
Income before tax...........  120,233  23.4   108,950  22.7    96,854  22.8      88,544  22.5    83,829  23.5    75,517  23.6
Applicable income taxes.....   39,409   7.7    35,905   7.5    33,054   7.8      29,926   7.6    28,249   7.9    24,603   7.7
                              -------  ----   -------  ----   -------  ----     -------  ----   -------  ----   -------  ----

Net income..................   80,824  15.7    73,045  15.2    63,800  15.0      58,618  14.9    55,580  15.6    50,914  15.9
                              =======  ====   =======  ====   =======  ====     =======  ====   =======  ====   =======  ====

(*) Adjusted operating income equals interest income plus other income.

PER SHARE SUMMARY               1999            1998             1997            1996           1995             1994
                            --------------------------------------------------------------------------------------------
Net income:
  Basic..................         2.39            2.19             2.00             1.80           1.69             1.54
  Diluted................         2.37            2.15             1.95             1.76           1.67             1.53
Cash dividends...........         1.00            0.90             0.80             0.74           0.66             0.60
Stock dividends..........            0               0              25%              25%              0                0
Basic average shares.....   33,810,000      33,356,000       31,921,000       32,600,000     32,934,000       33,059,000
Diluted average shares...   34,164,000      33,940,000       32,686,000       33,221,000     33,203,000       33,219,000

Six-Year Average Balance Sheet Summary

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Daily averages in thousands)

                                   1999             1998             1997               1996             1995            1994
                                        % OF             % OF             % OF               % OF             % OF            % OF
                              $        TOTAL   $        TOTAL   $        TOTAL     $        TOTAL   $        TOTAL  $        TOTAL
                              --------------   --------------   --------------     --------------   --------------   --------------
           ASSETS
Loans:
  Taxable.................... 4,129,529   66   3,648,141   65   3,134,255   63     2,959,033   64   2,682,862   64   2,468,354   63
  Tax-exempt.................    56,481    1      42,563    1      46,208    1        43,740    1      33,977    1      34,430    1
                              ---------  ---   ---------  ---   ---------  ---     ---------  ---   ---------  ---   ---------  ---
    Total loans.............. 4,186,010   67   3,690,704   66   3,180,463   64     3,002,773   65   2,716,839   65   2,502,784   64
  Less: Allowance for
    losses...................    53,837    1      49,635    1      45,311    1        44,612    1      41,946    1      40,275    1
                              ---------  ---   ---------  ---   ---------  ---     ---------  ---   ---------  ---   ---------  ---
    Total loans-net.......... 4,132,173   66   3,641,069   65   3,135,152   63     2,958,161   64   2,674,893   64   2,462,509   63
Investment Securities:
  Taxable.................... 1,399,457   23   1,374,913   24   1,241,684   25     1,140,759   25     986,821   24     988,366   25
  Tax-exempt.................   258,224    4     238,694    4     226,223    5       204,742    4     187,180    4     176,079    4
                              ---------  ---   ---------  ---   ---------  ---     ---------  ---   ---------  ---   ---------  ---
    Total securities......... 1,657,681   27   1,613,607   28   1,467,907   30     1,345,501   29   1,174,001   28   1,164,445   29
Federal funds sold & other...    31,078    1      29,889    1      36,401    1        21,176    0      38,540    1      39,833    1
                              ---------  ---   ---------  ---   ---------  ---     ---------  ---   ---------  ---   ---------  ---
    Total earning assets..... 5,820,932   94   5,284,565   94   4,639,460   94     4,324,838   93   3,887,434   93   3,666,787   93
Other assets.................   397,076    6     363,601    6     306,045    6       301,069    7     281,439    7     276,161    7
                              ---------  ---   ---------  ---   ---------  ---     ---------  ---   ---------  ---   ---------  ---
    Total assets............. 6,218,008  100   5,648,166  100   4,945,505  100     4,625,907  100   4,168,873  100   3,942,948  100
                              =========  ===   =========  ===   =========  ===     =========  ===   =========  ===   =========  ===
        LIABILITIES &
   SHAREHOLDERS' EQUITY

Interest Bearing Liabilities:
  Time & savings deposits.... 4,000,380   64   3,772,657   67   3,436,380   70     3,271,770   71   2,980,725   71   2,860,705   73
  Short-term borrowings......   733,180   12     714,088   12     510,014   10       429,708    9     312,195    8     255,503    6
  Long-term borrowings.......   306,636    5      42,814    1      52,315    1        21,951    0      19,026    0      22,931    1
                              ---------  ---   ---------  ---   ---------  ---     ---------  ---   ---------  ---   ---------  ---
    Total interest bearing
      liabilities............ 5,040,196   81   4,529,559   80   3,998,709   81     3,723,429   80   3,311,946   79   3,139,139   80
Demand deposits..............   556,188    9     510,910    9     410,203    8       384,817    8     380,996    9     412,016   10
Other liabilities............    50,598    1      49,408    1      48,995    1        46,218    1      37,117    1      31,827    1
                              ---------  ---   ---------  ---   ---------  ---     ---------  ---   ---------  ---   ---------  ---
    Total Liabilities........ 5,646,982   91   5,089,877   90   4,457,907   90     4,154,464   89   3,730,059   89   3,582,982   91
Shareholders' equity.........   571,026    9     558,289   10     487,598   10       471,443   11     438,814   11     359,966    9
                              ---------  ---   ---------  ---   ---------  ---     ---------  ---   ---------  ---   ---------  ---
    Total liabilities &
      shareholders' equity... 6,218,008  100   5,648,166  100   4,945,505  100     4,625,907  100   4,168,873  100   3,942,948  100
                              =========  ===   =========  ===   =========  ===     =========  ===   =========  ===   =========  ===

PHYLLIS H. ARNOLD                                           ------------
Senior Executive Vice President                             DIRECTORS OF
Chief Operating Officer
One Valley Bancorp, Inc.                                     ONE VALLEY
President & Chief Executive Officer
One Valley Bank, N.A.                                         BANCORP
                                                            ------------
CHARLES M. AVAMPATO
President
Clay Foundation, Inc.

DENNIS M. BONE
President & Chief Executive Officer
Bell Atlantic - West Virginia, Inc.

JAMES K. BROWN
Attorney
Jackson & Kelly PLLC

JAMES K. CANDLER
President
Candler Oil Company, Inc.

NELLE RATRIE CHILTON
Vice President and Director
Dickinson Fuel Company, Inc.
and TerraCo., Inc.

H. RODGIN COHEN
Attorney
Sullivan & Cromwell

JAMES L. DAVIDSON, JR.
Chairman of the Board
One Valley Bank-Central
Virginia, N.A.

RAY MARSHALL EVANS, JR.
President,
Dickinson Company, LLC
Chesapeake Mining Company
and Hubbard Properties, Inc.
Vice President, Geary Securities

BOB M. JOHNSON
Vice Chairman of the Board
One Valley Bank-Central Virginia,
N.A.

ROBERT E. KAMM, JR.
Senior Vice President
One Valley Bancorp, Inc.
President & Chief Executive Officer
One Valley Bank-South, Inc.

JOHN D. LYNCH
Vice President
Davis Lynch Glass Co.

EDWARD H. MAIER
President
General Corporation

JOHN F. MORK
President, Chief Executive Officer
& Director Energy Corporation
of America

J. HOLMES MORRISON
Chairman of the Board
President & Chief Executive Officer
One Valley Bancorp, Inc.
Chairman of the Board
One Valley Bank, N.A.

CHARLES R. NEIGHBORGALL, III
President
The Neighborgall Construction
Company

JOHN L. D. PAYNE
President
Payne-Gallatin Mining Co.

LACY I. RICE, JR.
Vice Chairman of the Board
One Valley Bancorp, Inc.
Attorney Bowles, Rice, McDavid,
Graff & Love PLLC

WILLIAM A. RICE, JR.
President Airgas, Inc.

BRENT D. ROBINSON
Senior Vice President
One Valley Bancorp, Inc.
President & Chief Executive Officer
One Valley Bank-East, NA.

W. LOWRIE TUCKER, III
President & Chief Executive Officer
One Valley Bank-Shenandoah

J. LEE VAN METRE, JR.
Attorney
Steptoe & Johnson

RICHARD B. WALKER
Chairman of the Board and CEO
Cecil I. Walker Machinery Co.

EDWIN H. WELCH
President
University of Charleston

JOHN H. WICK, III
Vice President
Dickinson Fuel Company, Inc.

THOMAS D. WILKERSON
Senior Agent
Northwestern Mutual Life
Insurance Co.

HONORARY MEMBERS
Robert F. Baronner
James Gabriel
Thomas E. Goodwin
Cecil B. Highland, Jr.
Robert O. Orders, Sr.
Angus E. Peyton
James W. Thompson



J. HOLMES MORRISON                                              ---------------
Chairman of the Board, President                                   ONE VALLEY
and Chief Executive Officer
                                                                     BANCORP
PHYLLIS H. ARNOLD
Senior Executive Vice President and                                   SENIOR
Chief Operating Officer
                                                                   MANAGEMENT
FREDERICK H. BELDEN, JR.                                        ---------------
Executive Vice President and
Assistant Secretary

LAURANCE G. JONES
Executive Vice President and
Chief Financial Officer

ROY EON
Senior Vice President and
Chief Operations Officer

BRIAN J. FOX
Senior Vice President and
Chief Technology Officer

ROBERT E. KAMM, JR.
Senior Vice President

WILLIAM M. KIDD
Senior Vice President - Credit Policy
and Loan Administration

MERRELL S. MCILWAIN II
Senior Vice President,
General Counsel and Secretary

HAROLD E. NEELY, JR.
Senior Vice President

TERRY T. PUSTER
Senior Vice President

BRENT D. ROBINSON
Senior Vice President

JOHN F. SAPP
Senior Vice President

W. DAN STEGALL
Senior Vice President

KENNETH R. SUMMERS
Senior Vice President

JOHN RANDY VALENTINE
Senior Vice President

JAMES A. WINTER
Senior Vice President and
Chief Accounting Officer

JACK B. YOUNG
Senior Vice President

ANTHONY N. CILIBERTI
General Auditor

-----------
SHAREHOLDER

INFORMATION
-----------

MARKET REGISTRATION

    One Valley is registered on the New York Stock Exchange under the symbol
"OV".

CORPORATE HEADQUARTERS

    One Valley Bancorp, Inc.
    One Valley Square
    P.O. Box 1793
    Charleston, WV  25326

INTERNET ADDRESS:
    www.onevalley.com

FINANCIAL STATEMENTS

    During the year, One Valley distributes four interim quarterly financial reports and an annual report. Additionally, One Valley files an annual report with the Securities and Exchange Commission on Form 10-K and quarterly reports on Form 10-Q. A copy of the reports may be obtained without charge upon written request to:

    Rebecca W. Prokity,
    Investor Relations Manager
    One Valley Bancorp
    P.O. Box 1793
    Charleston, WV  25326

NUMBER OF SHAREHOLDERS

    There were approximately 8,500 shareholders of record of One Valley Common Stock at December 31, 1999.

STOCK TRANSFER AGENT

    Registrar and Transfer Company
    10 Commerce Drive
    Cranford, New Jersey  07016

DIVIDEND REINVESTMENT PLAN

    One Valley Bancorp maintains a dividend reinvestment plan. Shareholders may increase their ownership in One Valley by automatically reinvesting their quarterly dividends into additional shares of common stock. There are no commission costs or administration charges to the shareholder. Shareholders can enroll in the Dividend Reinvestment Plan by contacting :

    Linda S. Dugan,
    Shareholder Relations Representative,
    at (304) 348-7023.

CONTACTS

    Analysts, portfolio managers, and others seeking financial information about One Valley Bancorp, Inc. should contact:

    Laurance G. Jones,
    Executive Vice President and Chief Financial Officer, at (304) 348-7062 or
    Rebecca W. Prokity,
    Investor Relations Manager,
    at (304) 348-7207.

    News media representatives and others seeking general information should contact:

    Terry Puster,
    Senior Vice President,
    at (304) 348-1442.

    Shareholders seeking assistance should contact:

    Linda S. Dugan,
    Shareholder Relations Representative,
    at (304) 348-7023.

INDEPENDENT AUDITORS

    Ernst & Young LLP
    900 United Center
    Charleston, West Virginia  25301

---------
AFFILIATE

MARKETS
---------

[MAP GRAPHIC]

                           {ONE VALLEY BANCORP LOGO}

        P.O. Box 1793 o Charleston, West Virginia 25326 o (304)348-7000