Form 10-K/A, Exhibit 13
period 1999-12-31
ONE VALLEY BANCORP INC
filed 2000-04-03
CIK 351616

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


    In December 1999, One Valley Bancorp entered into a definitive agreement to acquire Carson Insurance Agency, Inc. On January 7, 2000, the transaction closed and Carson Insurance Agency, Inc. become a wholly owned subsidiary of One Valley Bank, N.A., the Charleston based affiliate of One Valley. Carson is a full-service insurance agency founded in 1910 with annual revenues of approximately $5.4 million. The acquisition includes Carson's two subsidiary agencies, Patterson, Bell & Crane Company in Charleston, West Virginia and Nicholas County Insurance Agency in Summersville, West Virginia. The acquisition provides individual and business customers of both Carson and One Valley access to a greater range of financial service solutions.

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

NET INCOME

                    Net
    Year          Income
    ----------------------
    1994          50.914
    1995          55.580
    1996          58.618
    1997          63.800
    1998          73.045
    1999          80.824



Summary Statement of Net Income                                        Table 1


(Dollars in thousands)

                                                                                   INCREASE (DECREASE) FROM PRIOR YEAR
                                        1999         1998         1997                1999                      1998
                                      --------     --------     --------     ----------------------    ---------------------
                                                                              AMOUNT        PERCENT    AMOUNT        PERCENT
                                                                             --------       -------    -------       -------
Interest income (*) .............     $445,353     $420,019     $376,760     $ 25,334          6.03    $43,259        11.48
Interest expense ................      210,130      199,295      176,910       10,835          5.44     22,385        12.65
                                      --------     --------     --------     --------        ------    -------        -----
Net interest income .............      235,223      220,724      199,850       14,499          6.57     20,874        10.44
Other operating income ..........       68,078       59,108       47,836        8,970         15.18     11,272        23.56
Gross securities transactions ...          100        1,125        1,018       (1,025)       (91.11)       107        10.51
                                      --------     --------     --------     --------        ------    -------        -----
Total operating income ..........      303,401      280,957      248,704       22,444          7.99     32,253        12.97
Provision for loan losses .......        9,120       10,063        7,531         (943)        (9.37)     2,532        33.62
Other operating expenses ........      174,048      161,944      144,319       12,104          7.47     17,625        12.21
                                      --------     --------     --------     --------        ------    -------        -----
Income before income taxes ......      120,233      108,950       96,854       11,283         10.36     12,096        12.49
Income taxes ....................       39,409       35,905       33,054        3,504          9.76      2,851         8.63
                                      --------     --------     --------     --------        ------    -------        -----

Net income ......................     $ 80,824     $ 73,045     $ 63,800     $  7,779         10.65    $ 9,245        14.49
                                      ========     ========     ========     ========        ======    =======        =====

(*) Fully tax-equivalent interest
income using the rate of 35% ....     $454,395     $428,151     $384,833     $ 26,244          6.13    $43,318        11.26

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



NON-PERFORMING ASSETS &
LOANS 90 DAYS PAST DUE


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

Non-Interest Income and Expense                                        Table 13


(Dollars in thousands)

                                                                                              INCREASE (DECREASE) OVER PRIOR YEAR

                                                         1999        1998        1997             1999                 1998
                                                       --------    --------    --------    ------------------   -------------------
                                                                                            AMOUNT    PERCENT    AMOUNT     PERCENT
                                                                                           --------   -------   --------    -------
SERVICE CHARGES AND OTHER
  OPERATING INCOME
  Trust income ....................................    $ 13,957    $ 11,675    $ 10,228    $  2,282    19.55    $  1,447     14.15
  Credit/debit card fees ..........................       7,422       5,286       3,684       2,136    40.41       1,602     43.49
  Service charges on deposit accounts .............      20,987      19,408      15,511       1,579     8.14       3,897     25.12
  Electronic banking ..............................       3,710       2,844       2,350         866    30.45         494     21.02
  Investment and insurance services ...............       4,885       2,831       2,287       2,054    72.55         544     23.79
  Real estate loan processing & servicing fees ....       6,078       8,471       5,922      (2,393)  (28.25)      2,549     43.04
  Checkbook sales .................................       2,657       2,259       2,168         398    17.62          91      4.20
  Securities transactions .........................         100       1,125       1,018      (1,025)  (91.11)        107     10.51
  Miscellaneous ...................................       8,382       6,334       5,686       2,048    32.33         648     11.40
                                                       --------    --------    --------    --------    -----    --------     -----
      TOTAL NON-INTEREST INCOME ...................    $ 68,178    $ 60,233    $ 48,854    $  7,945    13.19    $ 11,379     23.29
                                                       ========    ========    ========    ========    =====    ========     =====

STAFF AND OTHER OPERATING EXPENSES
  Salaries & wages ................................    $ 69,434    $ 62,978    $ 57,247    $  6,456    10.25    $  5,731     10.01
  Employee benefits ...............................      17,473      17,202      16,987         271     1.58         215      1.27
                                                       --------    --------    --------    --------    -----    --------     -----
    Total staff expenses ..........................      86,907      80,180      74,234       6,727     8.39       5,946      8.01
  Other Operating Expenses
    Advertising ...................................       3,811       4,175       4,083        (364)   (8.72)         92      2.25
    FDIC insurance ................................       1,010         879       1,051         131    14.90        (172)   (16.37)
    Occupancy, net ................................      10,020       8,555       7,614       1,465    17.12         941     12.36
    Equipment .....................................      12,789      11,606       9,377       1,183    10.19       2,229     23.77
    Outside data processing .......................      10,810      10,012       9,115         798     7.97         897      9.84
    Taxes not on income ...........................       4,788       4,151       3,382         637    15.35         769     22.74
    Supplies and postage ..........................       9,774       8,842       7,404         932    10.54       1,438     19.42
    All other .....................................      34,139      33,544      28,059         595     1.77       5,485     19.55
                                                       --------    --------    --------    --------    -----    --------     -----
    Total other operating expenses ................      87,141      81,764      70,085       5,377     6.58      11,679     16.66
                                                       --------    --------    --------    --------    -----    --------     -----
      TOTAL NON-INTEREST EXPENSE ..................    $174,048    $161,944    $144,319    $ 12,104     7.47    $ 17,625     12.21
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

Consolidated Statements of Income

ONE VALLEY BANCORP, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share data)


                                                                       YEAR ENDED DECEMBER 31
                                                                  1999          1998         1997
                                                                --------      --------      --------
INTEREST INCOME
  Interest and fees on loans:
    Taxable ..............................................      $340,635      $315,172      $276,520
    Tax-exempt ...........................................         3,425         2,705         2,990
                                                                --------      --------      --------
      Total ..............................................       344,060       317,877       279,510
  Interest and dividends on securities:
    Taxable ..............................................        86,408        88,136        83,458
    Tax-exempt ...........................................        13,367        12,396        12,003
                                                                --------      --------      --------
      Total ..............................................        99,775       100,532        95,461
  Other ..................................................         1,518         1,610         1,789
                                                                --------      --------      --------
      Total interest income ..............................       445,353       420,019       376,760

INTEREST EXPENSE
  Deposits ...............................................       159,229       160,877       148,026
  Short-term borrowings ..................................        34,357        35,841        25,466
  Long-term borrowings ...................................        16,544         2,577         3,418
                                                                --------      --------      --------
      Total interest expense .............................       210,130       199,295       176,910
                                                                --------      --------      --------
NET INTEREST INCOME ......................................       235,223       220,724       199,850
PROVISION FOR LOAN LOSSES ................................         9,120        10,063         7,531
                                                                --------      --------      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ......       226,103       210,661       192,319

OTHER INCOME
  Trust income ...........................................        13,957        11,675        10,228
  Service charges on deposit accounts ....................        20,987        19,408        15,511
  Real estate loan processing and servicing fees .........         6,078         8,471         5,922
  Other service charges and fees .........................        20,746        14,271        11,216
  Securities gains .......................................           100         1,125         1,018
  Other ..................................................         6,310         5,283         4,959
                                                                --------      --------      --------
      Total other income .................................        68,178        60,233        48,854

OTHER EXPENSES
  Salaries and employee benefits .........................        86,907        80,180        74,234
  Net occupancy ..........................................        10,020         8,555         7,614
  Equipment ..............................................        12,789        11,606         9,377
  Outside data processing ................................        10,810        10,012         9,115
  Other ..................................................        53,522        51,591        43,979
                                                                --------      --------      --------
      Total other expenses ...............................       174,048       161,944       144,319
                                                                --------      --------      --------

INCOME BEFORE INCOME TAXES ...............................       120,233       108,950        96,854
Applicable income taxes ..................................        39,409        35,905        33,054
                                                                --------      --------      --------

NET INCOME ...............................................      $ 80,824      $ 73,045      $ 63,800
                                                                ========      ========      ========

Net income per common share:
  Basic ..................................................      $   2.39      $   2.19      $   2.00
  Diluted ................................................      $   2.37      $   2.15      $   1.95

Average common shares outstanding (in thousands):
  Basic ..................................................        33,810        33,356        31,921
  Diluted ................................................        34,164        33,940        32,686



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